As filed with the Securities and Exchange Commission on July 20, 2022
Registration No. 333-259743

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 9
to
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TH International Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	5812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2501 Central Plaza
227 Huangpi North Road
Shanghai, People’s Republic of China, 200003
+86-021-6136-6616
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jesse Sheley Joseph Raymond Casey Ram Narayan Kirkland & Ellis International LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Tel: +852-3761-3300	Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No.1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300	John Owen Omar Pringle Morrison & Foerster LLP 250 W. 55th Street New York, NY 10019 Tel: +1-212-468-8036	Marcia Ellis Ruomu Li Morrison & Foerster LLP 33th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong, China Tel: +852-2585-0888
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. †☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The registrant may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
PRELIMINARY, SUBJECT TO COMPLETION, DATED JULY 20, 2022
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
SILVER CREST ACQUISITION CORPORATION

PROSPECTUS FOR UP TO
43,125,000 ORDINARY SHARES,
26,150,000 WARRANTS AND
26,150,000 ORDINARY SHARES UNDERLYING WARRANTS OF
TH INTERNATIONAL LIMITED
The board of directors of Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), has unanimously approved the Agreement and Plan of Merger (“Original Merger Agreement”), dated as of August 13, 2021, by and among Silver Crest, TH International Limited, a Cayman Islands exempted company (“THIL”), and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022 (“Amendment No. 1 to the Merger Agreement”) and Amendment No. 2 to the Agreement and Plan of Merger, dated March 9, 2022 ( “Amendment No. 2 to the Merger Agreement”), in each case by and among Silver Crest, THIL and Merger Sub. The Original Merger Agreement as so amended and as may be further amended from time to time is referred to as the “Merger Agreement.” Pursuant to the Merger Agreement, Merger Sub will merge with and into Silver Crest (such merger, the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (Silver Crest as the surviving entity of the First Merger, the “Surviving Entity”). Immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Entity will merge with and into THIL (such merger, the “Second Merger” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (such transactions, collectively, the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (such transactions, collectively, the “Transactions”), the shareholders of Silver Crest will become shareholders of THIL.
Pursuant to the Merger Agreement, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class B ordinary share of Silver Crest, par value $0.0001 per share (“Silver Crest Class B Shares”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A ordinary share of Silver Crest, par value $0.0001 per share (“Silver Crest Class A Shares” and together with the Silver Crest Class B Shares, the “Silver Crest Ordinary Shares”) and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each Silver Crest Class A Share outstanding immediately prior to the First Effective Time will automatically be converted into the right of the holder thereof to receive one ordinary share of THIL, with a par value per share to be calculated pursuant to the methodology set forth in the Merger Agreement (“THIL Ordinary Shares”), after giving effect to the Share Split (as defined below), and (ii) each issued and outstanding warrant to purchase Silver Crest Class A Shares (“Silver Crest Warrants”) will be assumed by THIL and converted into a corresponding warrant to purchase THIL Ordinary Shares (“THIL Warrants”). Immediately prior to the First Effective Time, the Silver Crest Class A Shares and the public Silver Crest Warrants comprising each issued and outstanding Silver Crest Unit (as defined below), consisting of one Silver Crest Class A Share and one-half of one public Silver Crest Warrant, will be automatically separated and the holder thereof will be deemed to hold one Silver Crest Class A Share and one-half of one public Silver Crest Warrant. Accordingly, there will be no THIL units nor any Nasdaq listing of THIL units following the consummation of the Business Combination. No fractional public Silver Crest Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional public Silver Crest Warrant upon such separation, the number of public Silver Crest Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of public Silver Crest Warrants and no cash will be paid in lieu of such fractional public Silver Crest Warrants.
Immediately prior to the First Effective Time, THIL will effect a share split of each THIL Ordinary Share into such number of THIL Ordinary Shares, calculated in accordance with the terms of the Merger
Agreement, such that each THIL Ordinary Share will have a deemed value of $10.00 per share on a fully diluted basis, based on THIL’s implied valuation immediately prior to the consummation of the Business Combination, after giving effect to such share split (the “Share Split”). Unless otherwise indicated, this proxy statement/prospectus does not reflect the Share Split.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of Silver Crest shareholders scheduled to be held on August 18, 2022 at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and in virtual format.

Silver Crest’s securities, namely the Units (as defined below) (trading symbol “SLCRU”), Silver Crest Class A Shares (trading symbol “SLCR”) and Public Warrants (as defined below) (trading symbol
“SLCRW”), are currently listed on Nasdaq. The Units, Silver Crest Class A Shares and Public Warrants will cease trading upon consummation of the Business Combination and will be delisted from Nasdaq and deregistered under the Exchange Act.

Although THIL is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination (the “Closing”), THIL will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). THIL intends to apply for listing of THIL Ordinary Shares on the Nasdaq Stock Market (“Nasdaq”) under the proposed symbol “THCH” and listing of THIL Warrants on Nasdaq under the proposed symbol “THCHW” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that THIL Ordinary Shares and THIL Warrants are approved for listing on Nasdaq (subject only to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that THIL Ordinary Shares and THIL Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related to THIL’s Securities” for more information.
THIL is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

THIL is also a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, THIL’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, THIL will not be required to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. THIL is not a Chinese operating company and does not directly own any substantive business operations in mainland China. The securities registered herein are securities of THIL, not those of its operating companies. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, PRC regulatory authorities could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to the operating companies or list on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. In addition, THIL and its subsidiaries incorporated under the laws of the People’s Republic of China (the “PRC Subsidiaries”) face various legal and operational risks associated with doing business in China. For a detailed description of the risks related to THIL’s holding company structure and doing business in China, see “Risk Factors — Risks Related to Doing Business in China.” These risks arise from, among other things, PRC governmental authorities’ significant oversight and discretion over the business and financing activities of its PRC Subsidiaries, the complex and evolving PRC legal system, frequent changes in laws, regulations and government policies, uncertainties and inconsistencies regarding the interpretation and enforcement of laws and regulations, difficulties or delays in obtaining regulatory approvals for listing on a foreign stock exchange or conducting certain business activities and increasing oversight on cybersecurity and data privacy and potential anti-monopoly actions related to the PRC government’s recently issued statements and instituted regulatory actions. These risks could result in a material change in the post-combination operations of THIL’s PRC Subsidiaries and significantly limit or completely hinder THIL’s ability to list on a U.S. or other foreign stock exchange, to accept foreign investments and to offer or continue to offer securities to foreign investors. THIL and its PRC Subsidiaries are also subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. For example, THIL’s PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC Subsidiaries upon dividend remittance; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies; loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (the “SAFE”); and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC government authorities. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons (China) Holdings Co., Ltd. (“Tim Hortons China”) and Tim Hortons (Shanghai) Food and Beverage Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. For a detailed description of the restrictions and related risks, see “Summary — The Parties to the Business Combination — TH International — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.” Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by TH Hong Kong International Limited (“THHK”), a wholly-owned subsidiary of THIL incorporated under the laws of the Hong Kong Special Administrative Region (the “HKSAR”), is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. As of the date of this proxy statement/prospectus, neither THIL nor any of its subsidiaries have made any dividends or distributions to their parent companies or any investor, and there has been no transfer of capital expenses among THIL and its subsidiaries. As of the date of this proxy statement/prospectus, THIL has transferred an aggregate of US$180.0 million in cash to THHK as capital injections and shareholder loans, and THHK has transferred an aggregate of US$134.0 million in cash to Tim Hortons China, a wholly-owned PRC subsidiary of THHK, and US$25.0 million in cash to Tim Hortons (Shanghai) Food and Beverage Co., Ltd., a wholly-owned PRC subsidiary of Tim Hortons China, as capital injections. THIL currently does not have a specific timetable on when to settle the amounts owed within the company and plans to distribute cash dividends after it becomes profitable. See page F-11 of THIL’s audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on the amount of cash balances held at financial institutions in mainland China, Hong Kong and the Cayman Islands as of December 31, 2020 and 2021. Any determination to pay dividends in the future will be at the discretion of THIL’s board of directors. THIL does not currently have any cash management policy that dictates how funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries. In addition, on December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by local authorities. THIL’s auditors, who are headquartered in mainland China, are subject to the determinations announced by the PCAOB. As a result, the PCAOB has been and currently is unable to inspect THIL’s auditors. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the Holding Foreign Companies Accountable Act (the “HFCAA”), pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of the position taken by the authority in the foreign jurisdiction and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Accelerating Holding Foreign Companies Accountable Act, which was passed by the U.S. Senate in June 2021, (the “AHFCAA”), if enacted, would shorten the three-consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduce the time before the potential trading prohibition against or delisting of THIL’s securities. The fact that the PCAOB has been and currently is unable to inspect THIL’s auditors could deprive investors of the benefits of such inspections and cause THIL’s securities to be delisted under the HFCAA and the AHFCAA. The delisting of THIL’s securities, or the threat of such securities being delisted, may materially and adversely affect the value of your investment. For a detailed description of the related risks, see “Risk Factors — Risks Related to Doing Business in China — The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.”

Assuming that none of the holders of Silver Crest Class A Shares (the “Silver Crest Public Shareholders”) demand redemption and there are no Dissenting Silver Crest Shareholders (as defined below) (the “No
Redemptions Scenario”) and the PIPE Investment (as defined below) is fully funded at the Closing and excluding (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting, (ii) shares subject to certain earn-out provisions (the “Earn-out Shares”), (iii) shares issuable at THIL’s discretion upon the Closing under an Equity Support Agreement (the “Equity Support Shares”), the maximum amount of which depends on the level of redemptions and the actual size of the PIPE Investment, and shares issuable after the Closing under a committed equity facility, the amount of which either depends on the fair market value of our shares or is to be determined at our discretion and (iv) shares underlying the warrants issued in Silver Crest’s initial public offering and THIL’s outstanding convertible notes, it is anticipated that, immediately after the Closing, the existing shareholders of THIL will own approximately 74.67% of the outstanding THIL Ordinary Shares (and Peter Yu, our Chairman and the Managing Partner of Cartesian Capital Group, LLC (“Cartesian”), will indirectly own approximately 43.55% of the outstanding THIL Ordinary Shares through Pangaea Two Acquisition Holdings XXIIA Limited, an existing shareholder of THIL that is controlled by him, and another affiliate of Cartesian that is participating in the PIPE Investment), Silver Crest Public Shareholders will own approximately 20.10% of the outstanding THIL Ordinary Shares, and Silver Crest Management LLC (the “Sponsor”) will own approximately 2.80% of the outstanding THIL Ordinary Shares. Assuming maximum redemption by Silver Crest Public Shareholders and excluding shares reserved for THIL’s granted share options and restricted share units subject to vesting (the “Maximum Redemptions Scenario”), it is anticipated that, immediately after the Closing, the existing shareholders of THIL will own approximately 90.97% of the outstanding THIL Ordinary Shares (and Mr. Yu will indirectly own approximately 53.05% of the outstanding THIL Ordinary Shares), Silver Crest Public Shareholders will own approximately 2.84% of the outstanding THIL Ordinary Shares, and the Sponsor will own approximately 3.42% of the outstanding THIL Ordinary Shares. In addition, under the same assumptions, Mr. Yu is anticipated to own over 50% of the equity interest and voting power of the combined company immediately following the Closing if Silver Crest Public Shareholders holding 22,135,130 or more Silver Crest Class A Shares decide to exercise their redemption rights, which would give Peter Yu the ability to control the outcome of matters submitted to shareholders for approval, including the appointment or removal of directors (subject to the certain limitations described elsewhere in this registration statement/proxy statement). As a result, the combined company may qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards and will have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. In the event that the combined company qualifies as a “controlled company,” THIL does not intend to take advantage of these exemptions. However, THIL cannot guarantee that this may not change going forward. In addition, it is expected that four out of the nine members of THIL’s board of directors after the Closing, including Peter Yu, will be executives of Cartesian.

The accompanying proxy statement/prospectus provides Silver Crest shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Silver Crest. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2022, and is first being mailed to Silver Crest shareholders on or about            , 2022.

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about THIL and Silver Crest that is not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:
Silver Crest Acquisition Corporation
Suite 3501, 35/F, Jardine House,
1 Connaught Place, Central, Hong Kong
Telephone: +852-2165-9000
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than August 11, 2022.
For additional information, see “Where You Can Find More Information” on page 242.

Notice of Extraordinary General Meeting of Shareholders
of Silver Crest Acquisition Corporation
To Be Held on August 18, 2022
TO THE SHAREHOLDERS OF SILVER CREST ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Silver Crest Acquisition Corporation (“Silver Crest”), a Cayman Islands exempted company, will be held at 9:30 a.m. Eastern Time, on August 18, 2022 at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and virtually over the Internet by means of a live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “extraordinary general meeting”). Due tohealth concerns stemming from the COVID-19 pandemic, and to support the health and wellbeingof our shareholders, we encourage shareholders to attend the extraordinary general meeting virtually via the live webcast. You are cordially invited to attend and participate in the extraordinary general meeting online by visiting https://www.virtualshareholdermeeting.com/SLCRU2022SM and entering the 16-digit control number found on your proxy card. The extraordinary general meeting will be held for the following purposes:
1.
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Agreement and Plan of Merger, dated as of August 13, 2021, by and among Silver Crest, TH International Limited, a Cayman Islands exempted company (“THIL”), and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”) (such agreement as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022 (the “Amendment No. 1 to the Merger Agreement”), Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2022 (the “Amendment No. 2 to the Merger Agreement”), and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022 (the “Amendment No. 3 to the Merger Agreement”), in each case by and among Silver Crest, THIL and Merger Sub, and as may be further amended from time to time, the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub will merge with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL, and immediately thereafter and as part of the same overall transaction, Silver Crest (as the surviving entity of the First Merger) will merge with and into THIL, with THIL surviving the merger (the “Business Combination Proposal”);

2.
Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Merger and the Plan of Merger by and among Silver Crest, Merger Sub and THIL, substantially in the form attached to this proxy statement/prospectus as Annex C (the “Merger Proposal”); and

3.
Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the extraordinary general meeting or any adjournment or postponement thereof.
The full text of the resolutions to be voted on at the extraordinary general meeting is as follows:
Resolution No. 1 — The Business Combination Proposal
“RESOLVED, as an ordinary resolution, that Silver Crest’s entry into the Agreement and Plan of Merger, dated as of August 13, 2021, by and among Silver Crest Acquisition Corporation (“Silver Crest”), TH International Limited (“THIL”) and Miami Swan Ltd (“Merger Sub”) (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2022, and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022, in each case by and among Silver Crest, THIL and Merger Sub, and as may be further amended from time to time, the “Merger Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into Silver Crest, with Silver Crest surviving the merger, and immediately thereafter and as part of the same overall transaction, Silver Crest will merge with and into THIL, with THIL surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement, and the transactions contemplated by the Merger Agreement each be and are hereby authorized, approved, ratified and confirmed in all respects.”
Resolution No. 2 — The Merger Proposal
“RESOLVED, as a special resolution, that the Plan of Merger, by and among Silver Crest Acquisition Corporation (“Silver Crest”), Miami Swan Ltd (“Merger Sub”) and TH International Limited (“THIL”), substantially in the form attached to the accompanying proxy statement/prospectus as Annex C (including the annexures thereto, the “Plan of Merger”) be and is hereby authorized, approved and confirmed in all respects, that the merger of Merger Sub with and into Silver Crest with Silver Crest surviving the merger as a wholly owned subsidiary of THIL be and is hereby authorized, approved and confirmed in all respects, and that Silver Crest be and is hereby authorized to enter into the Plan of Merger.”
Resolution No. 3 — The Adjournment Proposal
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, be and is hereby approved.”
The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”
Only holders of record of Silver Crest Ordinary Shares at the close of business on June 6, 2022 (the“record date”) are entitled to notice of the extraordinary general meeting and to vote and have their votescounted at the extraordinary general meeting and any adjournments or postponements of the extraordinarygeneral meeting.
After careful consideration, Silver Crest’s board of directors has determined that each of the proposals listed is fair to and in the best interests of Silver Crest and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of Silver Crest’s board of directors, you should keep in mind that Silver Crest’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a shareholder of Silver Crest. See the section in the proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Merger Proposal. If either of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, then Silver Crest will not consummate the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal listed above.
All Silver Crest shareholders at the close of business on the record date are cordially invited to attend the extraordinary general meeting, which will be held at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and virtually over the Internet by means of a live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM. To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the postage-paid return envelope provided and, in any event so as to be received by Silver Crest no later than at 9:30 a.m. Eastern Time, on August 16, 2022, being 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). In the case of joint shareholders, where more than one of the joint shareholder purports to appoint a proxy, only the appointment submitted by the most senior holder (being the first named holder in respect of the shares in Silver Crest’s register of members) will be accepted. If you are a holder of record of Silver Crest Ordinary Shares at the close of business on the record date, you may also attend and cast your vote at the extraordinary general meeting in person, including virtually over the Internet by joining the live audio webcast and entering the 16-digit control number included on your proxy card. If you hold your Silver Crest Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must instruct your broker or bank on how to vote the shares you beneficially own or, if you wish to attend and vote at the extraordinary general meeting, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a legal proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast.
A complete list of Silver Crest shareholders of record entitled to vote at the extraordinary general meeting will be available for ten days before the extraordinary general meeting at the principal executive offices of Silver Crest for inspection by shareholders during business hours for any purpose germane to the extraordinary general meeting.
Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll rather than on a show of hands. On a poll, votes are counted according to the number of Silver Crest Ordinary Shares registered in each shareholder’s name which are voted, with each Silver Crest Ordinary Share carrying one vote.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the extraordinary general meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted.
If you have any questions or need assistance voting your Silver Crest Ordinary Shares, please contact D.F. King & Co., Inc. at +1-800-967-7635. Questions can also be sent by email to SLCR@dfking.com. This notice of extraordinary general meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://central.proxyvote.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Leon Meng
Chairman of the Board of Directors
      , 2022
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
ALL HOLDERS (“SILVER CREST PUBLIC SHAREHOLDERS”) OF SILVER CREST CLASS A SHARES ISSUED IN SILVER CREST’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. SILVER CREST PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT

ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH.
THIS MEANS THAT ANY SILVER CREST PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, SILVER CREST PUBLIC SHAREHOLDERS MUST DEMAND THAT SILVER CREST REDEEM THEIR PUBLIC SHARES AND EITHER TENDER THEIR SHARE CERTIFICATES (IF ANY) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, SILVER CREST’S TRANSFER AGENT, OR DELIVER THEIR PUBLIC SHARES TO THE TRANSFER AGENT ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM, IN EACH CASE NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. ANY HOLDER THAT HOLDS PUBLIC SHARES BENEFICIALLY THROUGH A NOMINEE MUST IDENTIFY ITSELF BY LEGAL NAME, PHONE NUMBER AND ADDRESS TO SILVER CREST IN CONNECTION WITH ANY REDEMPTION ELECTION IN ORDER TO VALIDLY REDEEM SUCH PUBLIC SHARES. SEE “EXTRAORDINARY GENERAL MEETING OF SILVER CREST SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by THIL, constitutes a prospectus of THIL under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the THIL Ordinary Shares and THIL Warrants to be issued to Silver Crest securityholders in connection with the Business Combination. This document also constitutes a proxy statement of Silver Crest under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of Silver Crest shareholders to consider and vote upon the proposals to adopt the Business Combination Proposal (as described below) , to adopt the Merger Proposal (as described below) and, if necessary, to adopt the Adjournment Proposal (as described below):

1.
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Agreement and Plan of Merger, dated as of August 13, 2021, by and among Silver Crest, TH International Limited (“THIL”) and Miami Swan Ltd, a Cayman Islands exempted company and a wholly-owned subsidiary of THIL (“Merger Sub”) (such agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2022 (the “Amendment No. 2 to the Merger Agreement”), and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022 (the “Amendment No. 3 to the Merger Agreement”), in each case by and among Silver Crest, THIL and Merger Sub, and as may be further amended from time to time, the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the business combination whereby Merger Sub will merge with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL, and immediately thereafter and as part of the same overall transaction, Silver Crest (as the surviving entity of the First Merger) will merge with and into THIL, with THIL surviving the merger (the “Business Combination Proposal”);

2.
Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Merger and the Plan of Merger by and among Silver Crest, Merger Sub and THIL, substantially in the form attached to this proxy statement/prospectus as Annex C (the “Merger Proposal”); and

3.
Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote (the “Adjournment Proposal”).

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to “THIL” refer to TH International Limited together with its subsidiaries. All references in this proxy statement/prospectus to “Silver Crest” refer to Silver Crest Acquisition Corporation.

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus contains estimates, projections and other information concerning the industry in which THIL’s subsidiaries operate, including market size and growth of the markets in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, THIL does not expressly refer to the sources from which these estimates and information are derived. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. THIL has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which THIL’s subsidiaries operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The sources of certain statistical data, estimates, and forecasts contained in this proxy statement/prospectus include independent industry reports from Global Market Trajectory & Analytics and the Department of Agriculture Foreign Agricultural Service.
Certain estimates of market opportunity, including internal estimates of the addressable market for THIL’s subsidiaries and forecasts of market growth, included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of THIL’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market THIL estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, THIL could fail to successfully address or compete in such markets, if at all.
Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

STATEMENT REGARDING TIM HORTONS
TIM HORTONS® is a registered trademark of Tim Hortons Restaurants International GmbH (“THRI”), a subsidiary of Restaurant Brands International Inc. (“RBI”). The offering of securities pursuant to the transaction has not been endorsed by RBI or any its subsidiaries, affiliates, officers, directors, agents, employees or advisors; other than in their capacity, as applicable, as a director of THIL. The grant of a “Tim Hortons” franchise to THIL in mainland China, Hong Kong and Macau by THRI should not be construed as an express or implied approval or endorsement of any statement regarding performance of THIL and/or its subsidiaries (financial or otherwise) in this proxy statement/prospectus. In making an investment decision, an investor must rely on its own examination of THIL and the terms of the Transactions.
The enforcement or waiver of any obligation of THIL under the applicable franchise agreements is generally a matter of the franchisor’s sole discretion. No investor should rely on any representation, assumption or belief that THRI will enforce or waive particular obligations of THIL under those agreements.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
THIL has proprietary rights to trademarks used in this proxy statement/prospectus that are important to its business, many of which are registered under applicable intellectual property laws. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that THIL will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. THIL does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of THIL by, any other parties.
IMPORTANT INFORMATION ABOUT EXCHANGE RATES
Certain information presented in this proxy statement/prospectus has been converted from Renminbi to U.S. dollars at a rate of RMB6.3521 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2021. Exchange rates fluctuate, and such fluctuation can be significant.

SELECTED DEFINITIONS
“Ancillary Documents”	means the Sponsor Voting and Support Agreement, the Registration Rights Agreement, the Plan of Merger, the Second Plan of Merger, THIL’s equity incentive plan, as modified pursuant to the Merger Agreement, the THIL Shareholder Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement and each other agreement, document, instrument and/or certificate entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.
“Board”	means the board of directors of THIL after the closing of the Business Combination.
“BofA Securities”	means Merrill Lynch (Asia Pacific) Limited.
“Cayman Companies Law”	means the Companies Act (as amended) of the Cayman Islands.
“Dissent Rights”	means the right of each holder of record of Silver Crest Ordinary Shares to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Companies Law.
“Dissenting Silver Crest Shareholders”	means holders of Dissenting Silver Crest Shares.
“Dissenting Silver Crest Shares”	means Silver Crest Ordinary Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by Silver Crest shareholders who have validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“First Effective Time”	means the effective time of the First Merger.
“Founder Shares”	means the 8,625,000 Silver Crest Class B Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Silver Crest IPO.
“Hong Kong Subsidiaries”	means TH Hong Kong International Limited and any other Hong Kong-incorporated subsidiary that THIL may have in the future.
“PCAOB”	means the Public Company Accounting Oversight Board.
“Plan of Merger”	means the plan of merger for the First Merger pursuant to which Merger Sub will be merged with and into Silver Crest, following which the separate corporate existence of Merger Sub shall cease and Silver Crest shall continue as the surviving entity.
“PRC”	means the People’s Republic of China.
“PRC Subsidiaries”	means Tim Hortons (China) Holdings Co., Ltd., Shanghai Donuts Enterprise Management Co., Ltd., Tim Hortons (Shanghai) Food and Beverage

v

Co., Ltd., Tim Hortons (Beijing) Food and Beverage Co., Ltd., Tim Coffee (Shenzhen) Co., Ltd. and/or any other PRC-incorporated subsidiary that THIL may have in the future.
“Private Warrants”	means the warrants sold to Sponsor in the private placement consummated concurrently with Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment.
“Public Shares”	means all Silver Crest Class A Shares issued in the Silver Crest IPO.
“Public Warrants”	means the redeemable warrants issued in the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment.
“Same-store sales growth”	means the percentage change in the sales of stores that have been operating for 12 months or longer during a certain period compared to the same period from the prior year. The same-store sales growth for any period of more than a month equals to the arithmetic average of the same-store sales growth of each month covered in the period. If a store was closed for seven days or more during any given month, its sales during that month and the same month in the comparison period are excluded for purposes of measuring same-store sales growth.
“Securities Act”	means the Securities Act of 1933, as amended.
“Silver Crest Articles”	means Silver Crest’s amended and restated memorandum and articles of association adopted by special resolution dated January 8, 2021.
“Silver Crest Class A Share”	means a Class A ordinary share of Silver Crest, par value $0.0001 per share.
“Silver Crest Class B Share”	means a Class B ordinary share of Silver Crest, par value $0.0001 per share.
“Silver Crest IPO”	means the initial public offering of Silver Crest, which was consummated on January 19, 2021.
“Silver Crest Public Shareholders”	means all holders of the Public Shares.
“Silver Crest Warrants”	means the Public Warrants and the Private Warrants.
“Sponsor”	means Silver Crest Management LLC.
“Share Split”	means the share split to cause the deemed value of the outstanding THIL Ordinary Shares immediately prior to the First Effective Time to equal $10.00 per share on a fully diluted basis, based on THIL’s implied valuation immediately prior to the consummation of the Business Combination (which will be based on a base enterprise valuation of THIL of $1,400,000,000 and certain adjustments thereto as set forth in the Merger Agreement).

Unless otherwise indicated, the information disclosed in this proxy statement/prospectus does not reflect the Share Split.
“system-wide stores”	means stores owned and operated by THIL and franchise stores.
“THIL”	means TH International Limited and/or its subsidiaries. All references to “THIL” with respect to business operations shall mean THIL’s PRC Subsidiaries, unless otherwise indicated.
“THIL Articles”	means the second amended and restated memorandum and articles of association of THIL, substantially in the form attached to this proxy statement/prospectus as Annex B, to be adopted immediately prior to the First Effective Time.
“THIL Existing Articles”	means the amended and restated memorandum and articles of association of THIL adopted by special resolution dated February 26, 2021.
“THIL Ordinary Share”	means an ordinary share of THIL, with a par value per share to be calculated pursuant to the methodology set forth in the Merger Agreement.
“THIL Warrants”	means the warrants into which the Silver Crest Warrants convert at the First Effective Time, each entitling its holder to purchase one THIL Ordinary Share at a price of $11.50 per share, subject to adjustment.
“UBS”	means UBS Securities LLC.
“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.
“Units”	means the units issued in the Silver Crest IPO, each consisting of one Silver Crest Class A Share and one-half of one Public Warrant.
“U.S. dollars”, “U.S.$” or“$”	means the legal currency of the United States.
“U.S. GAAP”	means accounting principles generally accepted in the United States of America.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE EXTRAORDINARY GENERAL MEETING
The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Silver Crest shareholders. Silver Crest shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q: Why am I receiving this proxy statement/prospectus?
A: Silver Crest and THIL have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Silver Crest encourages its shareholders to read it in its entirety. Silver Crest’s shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for Merger Sub to be merged with and into Silver Crest with Silver Crest surviving the merger as a wholly-owned subsidiary of THIL, and immediately thereafter and as part of the same overall transaction, Silver Crest (as the surviving entity of the First Merger) merging with and into THIL, which will become the parent/public company following the Business Combination, and the other Transactions contemplated by the Merger Agreement. See “Proposal One — The Business Combination Proposal.”
Q: Are there any other matters being presented to shareholders at the meeting?
A: In addition to voting on the Business Combination Proposal, the shareholders of Silver Crest will vote on the following proposals:

•
To authorize the First Merger and the Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”

•
To consider and vote upon a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote. See the section of this proxy statement/prospectus titled “Proposal Three — The Adjournment Proposal.”

Silver Crest will hold the extraordinary general meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.
The vote of shareholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q: Why is Silver Crest providing shareholders with the opportunity to vote on the Business Combination?
A: Pursuant to the Silver Crest Articles, Silver Crest is required to provide Silver Crest Public Shareholders with an opportunity to have their Public Shares redeemed for cash upon the consummation of its initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Transactions, Silver Crest is providing this opportunity in conjunction with a shareholder vote.
Q: What will happen to Silver Crest’s securities upon consummation of the Business Combination?
A: Silver Crest’s securities, namely the Units (trading symbol “SLCRU”), Silver Crest Class A Shares (trading symbol “SLCR”) and Public Warrants (trading symbol “SLCRW”), are currently listed on Nasdaq. The Units, Silver Crest Class A Shares and Public Warrants will cease trading upon consummation of the

Business Combination and will be delisted from Nasdaq and deregistered under the Exchange Act. THIL intends to apply for listing of THIL Ordinary Shares on Nasdaq under the proposed symbol “THCH” and THIL Warrants under the proposed symbol “THCHW”, each to be effective upon the consummation of the Business Combination. While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that THIL Ordinary Shares and THIL Warrants will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related to THIL’s Securities” for more information.
Q: Why is Silver Crest proposing the Business Combination?
A: Silver Crest was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.
On January 19, 2021, Silver Crest consummated the Silver Crest IPO of 34,500,000 Units (inclusive of the exercise by the underwriters of the over-allotment in full) at an offering price of $10.00 per Unit, generating total gross proceeds of $345,000,000. Following the closing of the Silver Crest IPO, an amount equal to $345,000,000 from the net proceeds of the sale of the Units in the Silver Crest IPO and the sale of the Private Warrants was placed into a trust account (the “Trust Account”). Since the Silver Crest IPO, Silver Crest’s activity has been limited to the evaluation of business combination candidates.
Silver Crest believes THIL is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, Silver Crest believes that the Business Combination will provide Silver Crest shareholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One — The Business Combination Proposal — Silver Crest’s Board of Directors’ Reasons for the Business Combination.”
Q: Did Silver Crest’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: No. Silver Crest’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of Silver Crest’s board of directors, its management team and its advisors in valuing THIL and will be assuming the risk that Silver Crest’s board of directors may not have properly valued the business. However, Silver Crest’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combination, Silver Crest’s board of directors conducted significant due diligence on THIL. Based on the foregoing, Silver Crest’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of Silver Crest’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its shareholders and that THIL’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions, which were subsequently waived, and taxes payable on interest earned on the Trust Account) at the time the Merger Agreement was entered into with respect to the Business Combination. There can be no assurance, however, that Silver Crest’s board of directors was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by Silver Crest’s board of directors in approving the Business Combination, see the section entitled “Proposal One — The Business Combination Proposal.”
Q: Do I have redemption rights?
A: If you are a Silver Crest Public Shareholder, you have the right to demand that Silver Crest redeem your Public Shares for a pro rata portion of the cash held in Silver Crest’s Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination in accordance with the Silver Crest Articles. In this proxy statement/prospectus, these rights to demand redemption of the Public Shares are sometimes referred to as “redemption rights.”
Notwithstanding the foregoing, a Silver Crest Public Shareholder, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3)

of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Silver Crest Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed and converted into cash.
Under the Silver Crest Articles, the Business Combination may not be consummated if Silver Crest has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.
Q: Will how I vote on the Business Combination affect my ability to exercise my redemption rights?
A: No. A Silver Crest Public Shareholder may exercise redemption rights regardless of whether he, she or it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if he, she or it is a Silver Crest Public Shareholder on the record date. This means that any Silver Crest Public Shareholder holding Public Shares may exercise redemptions rights regardless of whether they are even entitled to vote on the Business Combination Proposal.
Q: How do I exercise my redemption rights?
A: If you are a Silver Crest Public Shareholder and wish to exercise your redemption rights, you must:

•
submit a written request to Continental Stock Transfer & Trust Company, Silver Crest's transfer agent, in which you (i) request that Silver Crest redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

•
either tender your share certificates (if any) to Continental Stock Transfer & Trust Company, Silver Crest's transfer agent, or deliver your Public Shares to the transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) System.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to on August 16, 2022, two (2) business days prior to the extraordinary general meeting, in order for their Public Shares to be redeemed. If you hold the shares in “street name,” you will have to coordinate with your broker, bank or nominee to have the Public Shares you beneficially own certificated and delivered electronically.”
Any Silver Crest Public Shareholder satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $345,373,657.02, or $10.01 per share, as of the record date) calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds in the Trust Account and not previously released to Silver Crest to pay income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.
There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a Silver Crest Public Shareholder, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting. If you tender your share certificates (if any) to Silver Crest’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Silver Crest’s transfer agent return your share certificates (physically or electronically). You may make such request by contacting Silver Crest’s transfer agent at the address listed below.
No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the transfer agent in the manner described above no later than two (2) business days prior to the extraordinary general meeting.

x

Silver Crest’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, New York 10004
Attn: Compliance Department
Email: Compliance@continentalstock.com
Q: Can I exercise redemption rights and dissenter rights under the Cayman Companies Law?
A: No. Any Silver Crest Public Shareholder who elects to exercise Dissent Rights (which dissenter rights are discussed in the section titled “Do I have appraisal rights if I object to the proposed Business Combination?”) will lose their right to have their Public Shares redeemed in accordance with the Silver Crest Articles. The certainty provided by the redemption process may be preferable for Silver Crest Public Shareholders wishing to exchange their Public Shares for cash. This is because Dissent Rights may be lost or extinguished, including where Silver Crest and the other parties to the Merger Agreement determine to delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law, in which case any Silver Crest Public Shareholder who has sought to exercise Dissent Rights would only be entitled to receive the merger consideration comprising one THIL Ordinary Share for each of their Public Shares.
Q: If I am a holder of Silver Crest Units, can I exercise redemption rights with respect to my Units?
A: No. Holders of outstanding Units must first separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to Public Shares.
If you hold Units registered in your own name, you must deliver the certificate for such Units (if any) to Continental Stock Transfer & Trust Company, Silver Crest's transfer agent, with written instructions to separate such Units into Public Shares and Silver Crest Public Warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units.
If you hold the Units in “street name,” you will need to instruct your broker, bank or nominee to separate the Units you beneficially own. Your nominee must send written instructions to Silver Crest's transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) System, a withdrawal of the relevant Units and a deposit of the number of Public Shares and Public Warrants represented by such Units. This must be completed far enough in advance to permit your nominee to exercise redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you shall likely not be able to exercise your redemption rights.
Q: If I am a holder of Silver Crest Warrants, can I exercise redemption rights with respect to my warrants?
A: No. The holders of Silver Crest Warrants have no redemption rights with respect to such securities.
Q: What are the U.S. federal income tax consequences to me if I exercise my redemption rights?
A: A U.S. Holder (as defined below) who exercises its redemption rights will receive cash in exchange for the tendered shares, and either will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a nontaxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Taxation — Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to Silver Crest Ordinary Shares.”

Q: What are the U.S. federal income tax consequences of the Business Combination to me?
A: It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) with respect to U.S. Holders of the Silver Crest Ordinary Shares and/or Silver Crest Warrants. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify as a reorganization within the meaning of Section 368(a) of the Code. If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Silver Crest Ordinary Shares and/or Silver Crest Warrants generally would recognize gain or loss in an amount equal to the difference, if any, between the fair value of THIL Ordinary Shares and/or THIL Warrants, as applicable, received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding Silver Crest Ordinary Shares and/or Silver Crest Warrants surrendered by such U.S. Holder in the Business Combination. Even if the Business Combination otherwise qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. Holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “Taxation — Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Application of the PFIC Rules to the Business Combination.”
U.S. Holders of Silver Crest Ordinary Shares and/or Silver Crest Warrants should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the application of the PFIC rules to their specific situation in connection with the Business Combination.
Q: Do I have appraisal rights if I object to the proposed Business Combination?
A: Holders of record of Silver Crest Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. Holders of record of Silver Crest Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Silver Crest Ordinary Shares must give written objection to the First Merger to Silver Crest prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Law, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Law which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. Silver Crest believes that such fair value would equal the amount that Silver Crest shareholders would obtain if they exercised their redemption rights as described herein. A Silver Crest shareholder which elects to exercise appraisal rights must do so in respect of all of the Silver Crest Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Silver Crest Shareholders — Appraisal Rights under the Cayman Companies Law.”
Silver Crest shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Law.
Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A: The net proceeds of the Silver Crest IPO, together with a portion of the proceeds from the sale of the Private Warrants in a private placement to the Sponsor, equal in the aggregate to $345,000,000, was placed in the Trust Account immediately following the Silver Crest IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, Silver Crest Public Shareholders who exercise redemption rights and to pay fees and expenses incurred in connection with the Business Combination. Any remaining cash will be used for THIL’s working capital and general corporate purposes.

Q: What happens if a substantial number of public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A: Silver Crest Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Silver Crest Public Shareholders are substantially reduced as a result of redemptions by Silver Crest Public Shareholders.
If a Silver Crest Public Shareholder exercises his, her or its redemption rights, such exercise will not result in the loss of any warrants that such Silver Crest Public Shareholder may hold. Even if Silver Crest Public Shareholders holding 30,735,966 Public Shares exercise their redemption rights, which is the maximum number of Public Shares that could be redeemed by Silver Crest Public Shareholders that allows the consummation of the Business Combination, 17,250,000 Public Warrants (representing the right to purchase 17,250,000 THIL Ordinary Shares upon their exercise) will remain outstanding. Accordingly, if a substantial number of, but not all, Silver Crest Public Shareholders exercise their redemption rights, any non-redeeming Silver Crest Public Shareholders would experience dilution to the extent such Public Warrants are exercised and additional THIL Ordinary Shares are issued.
However, the Business Combination will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Silver Crest would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. To the extent that there are fewer public shares and public shareholders, the trading market for THIL Ordinary Shares may be less liquid than the market was for Silver Crest Class A Shares prior to the Transactions, and THIL may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to THIL to be used in its business following the consummation of the Business Combination.
The sensitivity table below shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming Silver Crest Public Shareholders in the No Redemptions, 50% Redemption (which assumes that 50% of Silver Crest Class A Shares held by Silver Crest Public Shareholders are redeemed), and Maximum Redemptions Scenario, taking into account certain potential sources of dilution, namely, 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, THIL Ordinary Shares to be issued to the PIPE Investors, 300,000 Commitment Shares issuable under the CEF Purchase Agreement (as defined below) (assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share), 5,000,000 Equity Support Shares (the maximum number of THIL Ordinary Shares that could be issued under the ESA (as defined below), assuming that the existing PIPE Investment (as defined below) is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed) and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes. The table below does not take into account the CEF Shares, which may be issued by THIL from time to time at its option after the CEF Initial Resale Registration Statement (as defined below) becomes effective under the Securities Act and other conditions under the CEF Purchase Agreement are met. See “Summary — Recent Development — Committed Equity Facility” and “Summary — Recent Development —  Equity Support Agreement” for more details on the CEF Purchase Agreement, the Commitment Shares (as defined below), the Commitment Shares Determination Date (as defined below), the Equity Support Shares (as defined below), the ESA, the CEF Shares and related definitions.
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
Holders of THIL Ordinary Shares without reflecting potential sources of dilution:(2)
Existing Silver Crest shareholders(3)	34,500,000	20.86%	19,132,017	12.75%	3,764,034	2.80%
The Sponsor(4)	4,312,500	2.61%	4,312,500	2.88%	4,312,500	3.20%

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
Existing THIL shareholders(5)(6)	126,555,003	76.53%	126,555,003	84.37%	126,555,003	94.00%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	100.00%	149,999,520	100.00%	134,631,537	100.00%
Total THIL Ordinary Shares outstanding at Closing not reflecting potential sources of dilution	165,367,503	73.15%	149,999,520	71.19%	134,631,537	68.93%
Potential sources of dilution:
Shares underlying granted option shares and restricted shares	7,405,464	3.29%	7,405,464	3.51%	7,405,464	3.79%
Earn-out shares(6)	14,000,000	6.19%	14,000,000	6.64%	14,000,000	7.17%
Shares underlying Public Warrants(7)	17,250,000	7.63%	17,250,000	8.19%	17,250,000	8.83%
Shares underlying Private Warrants(8)	4,450,000	1.97%	4,450,000	2.12%	4,450,000	2.28%
Shares underlying the Notes(9)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
Shares underlying PIPE Investment(10)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
Sponsor PIPE Shares(15)	500,000	0.22%	500,000	0.24%	500,000	0.26%
Equity Support Shares(16)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Commitment Shares(17)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Total THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)	226,062,500	100.00%	210,694,517	100.00%	195,326,534	100.00%
Holders of THIL Ordinary Shares reflecting potential sources of dilution:
Existing Silver Crest shareholders(11)	51,750,000	22.89%	36,382,017	17.27%	21,014,034	10.76%
The Sponsor(12)	9,262,500	4.10%	9,262,500	4.40%	9,262,500	4.75%
Existing THIL shareholders(5)	147,960,467	65.46%	147,960,467	70.22%	147,960,467	75.75%
Holders of the Notes(9)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
PIPE Investors(10)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
ESA Investors(16)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Cantor(17)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Total Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, shares underlying warrants and shares underlying the Notes)(13)	$2,260,625,000		$2,106,945,170		$1,953,265,340

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(13)	10.00		10.00		10.00
Per Share Pro Forma Book Value of THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)(14)	$1.98		$1.40		$0.72

(1)
Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

(2)
Excluding 14,000,000 Earn-out Shares, THIL Ordinary Shares underlying the Public Warrants and THIL Ordinary Shares underlying the Private Warrants. Pursuant to the Merger Agreement, if certain price milestones are achieved on or before the 5th anniversary of the Closing, existing THIL shareholders will receive 14,000,000 Earn-Out Shares. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(3)
Excluding the Sponsor.

(4)
Including 1,400,000 THIL Ordinary Shares subject to earn-in provisions that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events (the ‘‘Earn-in Shares’’). Pursuant to the Sponsor Lock-Up Agreement, of the 4,312,500 THIL Ordinary Shares to be issued to Sponsor upon the consummation of the Mergers (as a result of the automatic conversion of 4,312,500 Silver Crest Class B Shares held by the Sponsor into Silver Crest Class A Shares in accordance with Silver Crest Articles and the automatic conversion of each such Silver Crest Class A Share into the right of the holder thereof to receive one THIL Ordinary Share upon the effectiveness of First Merger), 1,400,000 THIL Ordinary Shares will become unvested and subject to forfeiture, only to be vested if certain price milestones are achieved on or before the 5th anniversary of the Closing. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(5)
Excluding 7,405,464 shares underlying THIL’s granted share options and restricted share units and 6,039,533 shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and nonassessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(6)
After the completion of the Business Combination, existing THIL shareholders prior to the completion of the Business Combination will receive the right to receive, in the aggregate, 14,000,000 additional THIL Ordinary Shares, contingent upon the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(7)
The Public Warrants are redeemable warrants issued in the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022, the value of the total outstanding Public Warrants would be $2,760,000.

(8)
The Private Warrants are warrants sold to Sponsor in the private placement consummated concurrently with the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000. In the event that, following consummation of the Business Combination, the Sponsor exercises the Private Warrants, the ownership of non-redeeming Silver Crest Public Shareholders in THIL would be diluted due to the issuance of THIL Ordinary Shares underlying such Private Warrants to the Sponsor.

(9)
Representing THIL Ordinary Shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(10)
Representing the aggregate of 4,550,000 THIL Ordinary Shares and 1,200,000 THIL Warrants to be issued to certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC and a holder of the Notes (as defined below), of which 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants will be issued for no consideration to the investors that agree to pay a purchase price of at least $10,000,000, and excluding 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(11)
Excluding the Sponsor and including 17,250,000 THIL Ordinary Shares underlying Public Warrants.

(12)
Including 4,450,000 THIL Ordinary Shares underlying Private Warrants, 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL, and 1.4 million Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(13)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

(14)
The per share pro forma book value of THIL Ordinary Shares is based on the pro forma book value of THIL at Closing. See the row entitled “Total Equity Attributable to Shareholders of the Company” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Unaudited Pro Forma Combined Statement of Financial Position.”

(15)
Representing the 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(16)
Representing the maximum amount of THIL Ordinary Shares that could be issued to certain third-party investors under the ESA upon the Closing, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed. See “Summary — Recent Development — Equity Support Agreement” for additional details.

(17)
Representing the amount of THIL Ordinary Shares issuable to CF Principal Investments LLC under the CEF Purchase Agreement after the Closing and before the filing of the CEF Initial Resale Registration Statement, assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share. See “Summary — Recent Development — Committed Equity Facility” for additional details.

Q: What happens if the Business Combination is not consummated?
A: If Silver Crest does not complete the Business Combination with THIL for whatever reason, Silver Crest would search for another target business with which to complete a business combination. If Silver Crest does not complete the Business Combination with THIL or another business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares and, following such redemption, Silver Crest will liquidate and dissolve. The Sponsor and Silver Crest’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless.
Q: How do the Sponsor and the officers and directors of Silver Crest intend to vote on the proposals?
The Sponsor, as well as Silver Crest’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding Silver Crest Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. In addition to the Silver Crest Ordinary Shares held by the Sponsor and Silver Crest’s officers and directors, Silver Crest would need 12,937,501 Silver Crest Class A Shares, or approximately 37.5%, of the 34,500,000 Public Shares to be voted in favor of the Business Combination Proposal and 20,125,000 Silver Crest Class A Shares, or approximately 58.3%, of the 34,500,000 Public Shares to be voted in favor of the Merger Proposal in order for them to be approved (assuming all outstanding shares are voted on each proposal). The Sponsor and officers and directors of Silver Crest have agreed, prior to Silver Crest IPO, to waive their redemption rights.

Q: Can the Sponsor and officers and directors of Silver Crest redeem their Founder Shares in connection with consummation of the Business Combination?
A: No. The Sponsor and Silver Crest’s officers and directors have agreed to waive, for no consideration and for the sole purpose of facilitating the Business Combination, their redemption rights with respect to their Founder Shares in connection with the consummation of the Business Combination.
Q: What interests do the Sponsor and the current officers and directors of Silver Crest have in the Business Combination?
A: In considering the recommendation of Silver Crest’s board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Silver Crest’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Silver Crest’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:
•
If the Business Combination with THIL or another business combination is not consummated by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Silver Crest’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Silver Crest IPO, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Silver Crest Ordinary Share will be converted into one THIL Ordinary Share, subject to adjustment described herein.

•
If Silver Crest is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Silver Crest for services rendered to, or contracted for or for products sold to Silver Crest. If Silver Crest consummates a business combination, on the other hand, Silver Crest will be liable for all such claims.

•
The Sponsor acquired the Founder Shares, which will be converted into THIL Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of $25,000 prior to the Silver Crest IPO. Based on the average of the high (US$9.91) and low (US$9.90) prices for Silver Crest Class A Shares on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Founder Shares outstanding upon the Closing would be $42,693,750.

•
The Sponsor acquired the Private Warrants, which will be converted into THIL Warrants in connection with the Business Combination, for an aggregate purchase price of $8.9 million in the Silver Crest IPO. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000.

•
As a result of the prices at which the Sponsor acquired the Founder Shares and the Private Warrants, and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if Silver Crest Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

•
An affiliate of the Sponsor entered into a PIPE Subscription Agreement to commit to subscribe for and purchase 500,000 THIL Ordinary Shares for $10 per share. See the section of this proxy statement/

prospectus titled “Agreements Entered Into in Connection with the Business Combination — PIPE Subscription Agreement” for additional details regarding the PIPE Investment and PIPE Subscription Agreements.
•
The Sponsor and Silver Crest’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Silver Crest’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Silver Crest fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Silver Crest may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles). As of the record date, the Sponsor and Silver Crest’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses.

•
If Silver Crest is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $86.9 million, reflecting the market value of Founder Shares, the market value of Private Warrants and out-of-pocket unpaid reimbursable expenses.

•
Silver Crest has provisions in the Silver Crest Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that Silver Crest’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Silver Crest.

•
The Merger Agreement provides for the continued indemnification of Silver Crest’s current directors and officers and the continuation of directors and officers liability insurance covering Silver Crest’s current directors and officers.

•
Silver Crest’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Silver Crest to fund certain capital requirements. On September 28, 2020, the Sponsor agreed to loan Silver Crest an aggregate of up to $300,000 to cover expenses related to the Silver Crest IPO pursuant to a promissory note that was repaid in full on January 22, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to Silver Crest outside of the Trust Account.

•
Silver Crest entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services.

•
Derek Cheung, currently the Chief Executive Officer and a Director of Silver Crest, will be a member of the board of directors of THIL following the closing of the Business Combination and, therefore, in the future Mr. Cheung will receive cash fees, share options or share-based awards that the board of directors of THIL determines to pay to its non-executive directors.

Q: What equity stake will current THIL shareholders and current Silver Crest shareholders hold in the combined company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?
A: The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:
•
Assuming No Redemptions:   This presentation assumes that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares.

•
Assuming 50% Redemptions:    This presentation assumes that Silver Crest Public Shareholders holding 15,367,983 Public Shares will exercise their redemption rights for approximately $153.7 million of the $345 million of funds in the Trust Account.

•
Assuming Maximum Redemptions:    This presentation assumes that Silver Crest Public Shareholders holding 30,735,966 Public Shares will exercise their redemption rights for approximately $307 million of the $345 million of funds in the Trust Account, which is the maximum number of Public Shares that could be redeemed by Silver Crest Public Shareholders that allows the consummation of the Business Combination, which will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Silver Crest would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
THIL Ordinary Shares:(2)
Existing Silver Crest shareholders(3)	34,500,000	20.86%	19,132,017	12.75%	3,764,034	2.80%
The Sponsor(4)	4,312,500	2.61%	4,312,500	2.88%	4,312,500	3.20%
Existing THIL shareholders(5)	126,555,003	76.53%	126,555,003	84.37%	126,555,003	94.00%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	100.00%	149,999,520	100.00%	134,631,537	100.00%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(6)	10.00		10.00		10.00

(1)
Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

(2)
Excluding 14,000,000 Earn-out Shares, THIL Ordinary Shares underlying the Public Warrants and THIL Ordinary Shares underlying the Private Warrants. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(3)
Excluding the Sponsor.

(4)
Including 1,400,000 Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(5)
Excluding 7,405,464 shares underlying THIL’s granted share options and restricted share units and 6,039,533 shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(6)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

However, if the actual facts are different than the assumptions laid out above, the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination will be different. THIL shareholders would experience dilution to the extent THIL issues additional shares after Closing, including to any PIPE investors. In addition, the table above excludes certain potential sources of dilution, namely, 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, THIL Ordinary Shares to be issued to the PIPE Investors, the Equity Support Shares, the Commitment Shares, the CEF Shares and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes.
The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination assuming the issuance of 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, THIL Ordinary Shares to be issued to the PIPE Investors, 300,000 Commitment Shares issuable under the CEF Purchase Agreement (assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share), 5,000,000 Equity Support Shares (the maximum number of THIL Ordinary Shares that could be issued under the ESA, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed) and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes (but not the CEF Shares, which may be issued by THIL from time to time at its option after the CEF Initial Resale Registration Statement becomes effective under the Securities Act and other conditions under the CEF Purchase Agreement are met), assuming that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%

Total THIL Ordinary Shares outstanding at Closing	165,367,503	73.15%	149,999,520	71.19%	134,631,537	68.93%
Potential sources of dilution:
Shares underlying granted option shares and restricted shares	7,405,464	3.29%	7,405,464	3.51%	7,405,464	3.79%
Earn-out shares(1)	14,000,000	6.19%	14,000,000	6.64%	14,000,000	7.17%
Shares underlying Public Warrants(2)	17,250,000	7.63%	17,250,000	8.19%	17,250,000	8.83%
Shares underlying Private Warrants(3)	4,450,000	1.97%	4,450,000	2.12%	4,450,000	2.28%
Shares underlying the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
Shares underlying PIPE Investment(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
Sponsor PIPE Shares(10)	500,000	0.22%	500,000	0.24%	500,000	0.26%
Equity Support Shares(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Commitment Shares(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Total THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)	226,062,500	100.00%	210,694,517	100.00%	195,326,534	100.00%
Holders of THIL Ordinary Shares reflecting potential sources of dilution:
Existing Silver Crest shareholders(6)	51,750,000	22.89%	36,382,017	17.27%	21,014,034	10.76%
The Sponsor(7)	9,262,500	4.10%	9,262,500	4.40%	9,262,500	4.75%
Existing THIL shareholders(8)	147,960,467	65.46%	147,960,467	70.22%	147,960,467	75.75%
Holders of the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
PIPE Investors(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
ESA Investors(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Cantor(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%

(1)
After the completion of the Business Combination, existing THIL shareholders prior to the completion of the Business Combination will receive the right to receive, in the aggregate, 14,000,000 additional THIL Ordinary Shares, contingent upon the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(2)
The Public Warrants are redeemable warrants issued in the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022, the value of the total outstanding Public Warrants would be $2,760,000.

(3)
The Private Warrants are warrants sold to Sponsor in the private placement consummated concurrently with the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000. In the event that, following consummation of the Business Combination, the Sponsor exercises the Private Warrants, the ownership of non-redeeming Silver Crest Public Shareholders in THIL would be diluted due to the issuance of THIL Ordinary Shares underlying such Private Warrants to the Sponsor.

(4)
Representing THIL Ordinary Shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(5)
Representing the aggregate of 4,550,000 THIL Ordinary Shares and 1,200,000 THIL Warrants to be issued to certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC and a holder of the Notes (as defined below), of which 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants will be issued for no consideration to the investors that agree to pay a purchase price of at least $10,000,000, and excluding 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(6)
Excluding the Sponsor and including 17,250,000 THIL Ordinary Shares underlying Public Warrants.

(7)
Including 4,450,000 THIL Ordinary Shares underlying Private Warrants, 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL, and 1.4 million Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(8)
Including 7,405,464 shares underlying THIL’s granted share options and restricted share units and 14,000,000 Earn-out Shares and excluding 6,039,533 shares underlying THIL’s outstanding convertible notes.

(9)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

(10)
Representing the 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(11)
Representing the maximum amount of THIL Ordinary Shares that could be issued to certain third-party investors under the ESA upon the Closing, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed. See “Summary — Recent Development — Equity Support Agreement” for additional details.

(12)
Representing the amount of THIL Ordinary Shares issuable to CF Principal Investments LLC under the CEF Purchase Agreement after the Closing and before the filing of the CEF Initial Resale Registration Statement, assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share. See “Summary — Recent Development — Committed Equity Facility” for additional details.

This information should be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Q: Why did Silver Crest and THIL agree to a change to the base enterprise valuation of THIL and how does such agreement affect Silver Crest Public Shareholders and the Sponsor?
A: On March 9, 2022, Silver Crest, THIL and Merger Sub entered into Amendment No. 2 to the Merger Agreement, which amended the terms of the Merger Agreement to, among other things, reduce the base enterprise valuation of THIL from $1,688,000,000 to $1,400,000,000 in light of the recent market development (during the period following the execution of the Merger Agreement, equity markets have weakened globally and market receptivity for mergers of special purpose acquisition companies, or SPACs, also weakened, as shown by the increase in redemption rates).
On the Closing Date, THIL will, among other things, effect a share split of each THIL Pre-Split Ordinary Share into such number of THIL Ordinary Shares based on the equity value of THIL (which will be based on a base enterprise valuation of THIL of $1,400,000,000 and certain adjustments thereto as set forth in the Merger Agreement) and calculated in accordance with the terms of the Merger Agreement. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Merger Consideration.”
In accordance with the terms of the Merger Agreement, the reduction of the base enterprise valuation of THIL from $1,688,000,000 to $1,400,000,000 reduces the number of THIL Ordinary Shares that will result from and be outstanding following the share split described above, which consequently decreases the anticipated share ownership attributable to existing THIL shareholders upon the Closing and increases the anticipated share ownership attributable to Silver Crest Public Shareholders and the Sponsor upon the completion of the Business Combination.
For illustration purposes, the following table compares the anticipated share ownership of Silver Crest Public Shareholders, the Sponsor and existing THIL shareholders after the completion of the Business Combination under two base enterprise valuations of THIL, the original base enterprise valuation of $1,688,000,000 and the amended base enterprise valuation of $1,400,000,000, in each case based on certain assumptions as described below.
	Anticipated Share Ownership After Completion of the Business Combination(1)
Base Enterprise Valuation of THIL	$1,688,000,000 (Original)		$1,400,000,000 (Amended)
THIL Ordinary Shares:(2)
Silver Crest Public Shareholders	34,500,000	16.62%	34,500,000	19.29%
The Sponsor(3)	4,312,500	2.08%	4,312,500	2.41%
Existing THIL shareholders(4)	168,800,000	81.30%	140,000,000	78.30%
Total THIL Ordinary Shares outstanding at Closing	207,612,500	100.00%	178,812,500	100.00%

(1)
Assuming that no additional equity securities of THIL will be issued at or prior to Closing (including to any PIPE investors), no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares, no share is underlying THIL’s granted share options and restricted share units, no share is underlying THIL’s outstanding convertible notes, and that there are no Dissenting Silver Crest Shareholders.

(2)
Excluding 14,000,000 Earn-out Shares, THIL Ordinary Shares underlying the Public Warrants, THIL Ordinary Shares underlying the Private Warrants and any THIL Ordinary Share to be issued in connection with the PIPE Investment. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(3)
Including 1,400,000 Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(4)
Assuming that no share is underlying THIL’s granted share options and restricted share units and no share is underlying THIL’s outstanding convertible notes (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

Q: What is the effective underwriting fee that will be received by the underwriter for the Silver Crest IPO?
A: UBS acted as the underwriter in the Silver Crest IPO consummated on January 19, 2021. UBS has received an initial underwriting commission of $6,900,000 and has performed all of its obligations to receive a deferred underwriting commission of $12,075,000 from Silver Crest for the Silver Crest IPO if the Business Combination is consummated, pursuant and subject to the terms of its engagement. In a letter sent by representatives of UBS to Silver Crest on June 9, 2022, UBS gratuitously, and without any consideration from Silver Crest, waived its claim to the deferred underwriting commission that it would have been entitled to receive. UBS did not communicate to Silver Crest its reasons for waiving the deferred underwriting commission, and Silver Crest did not correspond with UBS about the reasons for the waiver. While such a fee waiver for services already rendered is unusual, it has not impacted Silver Crest’s evaluation of the Business Combination. See “Proposal One — The Business Combination Proposal — Termination of UBS’s Engagements” and “Risk Factors — Risks Related to the Business Combination — UBS’s engagements as a joint placement agent to THIL and capital markets advisor to Silver Crest have been mutually terminated, and UBS has gratuitously waived its deferred underwriting commission. UBS is unwilling to be associated with the disclosure in this proxy statement/ prospectus or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that UBS agrees with such disclosure or analysis and no inference can be drawn to this effect” for additional details.
Q: When do you expect the Business Combination to be completed?
A: It is currently anticipated that the Business Combination will be consummated promptly following the Silver Crest extraordinary general meeting, which is set for August 18, 2022; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement and Ancillary Documents — Conditions to Closing.”
Q: What do I need to do now?
A: Silver Crest urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of Silver Crest. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q: When and where will the extraordinary general meeting take place?
A: The extraordinary general meeting will be held on August 18, 2022, at 9:30 a.m., Eastern Time, at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and virtually over the Internet by means of a live audio webcast, or such other date, time and place to which such meeting may be postponed or adjourned. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.virtualshareholdermeeting.com/SLCRU2022SM and following the instructions set forth below. We encourage shareholders to attend the extraordinary general meeting virtually via the live webcast. In order to maintain the interactive nature of the extraordinary general meeting, virtual attendees who entered a valid 16-digit control number will be able to:
•
vote via the web portal during the extraordinary general meeting webcast; and

•
submit questions to the chairman during the extraordinary general meeting.

A separate conference line to allow participants to communicate with each other during the extraordinary general meeting will also be made available.
Q: How do I attend the extraordinary general meeting?
A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of Silver Crest’s shareholders, you are encouraged to attend the extraordinary general meeting virtually. To attend and participate in the extraordinary general meeting virtually via the live audio webcast, you must have the 16-digit control number that is shown on your proxy card. You may access the meeting webcast by visiting https://www.virtualshareholdermeeting.com/SLCRU2022SM.
If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and you wish to attend the extraordinary general meeting in person, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy.
Q: How do I vote?
A: If you are a holder of record of Silver Crest Ordinary Shares at the close of business on the record date, you may vote by (a) attending the extraordinary general meeting and voting in person, including virtually over the Internet by joining the live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM using the 16-digit control number that is shown on your proxy card and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast or (b) by submitting a proxy for the extraordinary general meeting.

You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). By signing the proxy card and returning it, you are authorizing the individuals named on the proxy card to vote your shares at the extraordinary general meeting in the manner you indicate.
If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend and vote at the extraordinary general meeting in person, obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM.
Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
The Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. Shareholders of record may send a later-dated, signed proxy card to Silver Crest so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting) or attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast. Shareholders of record also may revoke their proxy by sending a notice of revocation to Silver Crest’s board of directors, which must be received prior to the vote at the extraordinary general meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to attend the extraordinary general meeting and vote in person, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy.
Q: What constitutes a quorum for the extraordinary general meeting?
A: A quorum is the minimum number of Silver Crest Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Silver Crest extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding Silver Crest Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date, 21,562,501 Silver Crest Ordinary Shares would be required to achieve a quorum.
Q: What shareholder vote thresholds are required for the approval of each proposal brought before the extraordinary general meeting?
•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. The Transactions will not be consummated if Silver Crest has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.
•
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding at least two thirds of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which quorum is present.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.

The Silver Crest Class A Shares and Silver Crest Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. Shareholders will have one vote for each Silver Crest Ordinary Share owned at the close of business on the record date.
Brokers are not entitled to vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q: What happens if I fail to take any action with respect to the extraordinary general meeting?
A: If you fail to take any action with respect to the extraordinary general meeting and fail to redeem your Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the Silver Crest shareholders and consummated, you will become a shareholder of THIL.
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will continue to be a shareholder of Silver Crest, as applicable, and Silver Crest will continue to search for another target business with which to complete an initial business combination. If Silver Crest does not complete an initial business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of Silver Crest’s remaining shareholders and its board of directors, dissolve and liquidate.
Q: What should I do with my share certificates?
A: Shareholders who do not elect to have their Silver Crest Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Silver Crest’s transfer agent regarding what to do with their certificates.
Silver Crest Public Shareholders who elect to exercise their redemption rights must either tender their share certificates (if any) to Silver Crest’s transfer agent or deliver their Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting as described above.
Q: What should I do if I receive more than one set of voting materials?
A: Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Silver Crest Ordinary Shares.
Q: Who can help answer my questions?
A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Silver Crest’s proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Shareholders may call toll free: (800) 967-7635
SLCR@dfking.com
You may also obtain additional information about Silver Crest from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a Silver Crest Public Shareholder and you intend to seek redemption of your shares, you will need to either tender your share certificates (if any) to Silver Crest’s transfer agent at the address below or deliver your Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case at least two (2) business days prior to the extraordinary general meeting. If you have questions regarding the certification of your position or delivery of your share certificates and redemption request, please contact:
Continental Stock Transfer & Trust Company
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Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Business Combination and the other matters being considered at the extraordinary general meeting of Silver Crest shareholders. For additional information, see “Where You Can Find More Information” on page 242. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Parties to the Business Combination
TH International Limited
THIL’s Business
THIL is an emerging coffee champion in China. THIL’s vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian Capital Group, LLC (“Cartesian”) and Tim Hortons Restaurants International GmbH, the owner of the Tim Hortons brand, THIL is the parent company of the master franchisee of, and holds the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. THIL opened its first coffee shop in China in February 2019 and has grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through both company owned and operated stores and franchised stores. As of December 31, 2021, THIL had 390 system-wide stores across 21 cities in mainland China. As of the date of this proxy statement/prospectus, THIL does not have any stores outside of mainland China. In addition to its physical store network, THIL has built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of its business. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of THIL’s revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. It also has a popular loyalty program. As of December 31, 2021, THIL had registered members of approximately 6.0 million, representing an increase of 154.7% from 2.3 million as of December 31, 2020. In February 2022, Tim Hortons China transferred control and possession of the personal data of THIL’s customers to Pangaea Data Tech (Shanghai) Co., Ltd. (the “DataCo”), a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see the section of this proxy statement/prospectus titled “THIL’s Business — Digital Technology and Information Systems.”
THIL provides customers with a distinctive value proposition, combining freshly prepared, high-quality and locally relevant food and beverages, priced attractively and served to its guests with an inviting customer experience. THIL’s business philosophy is anchored by four fundamental cornerstones: true local relevance, continuous innovation, genuine community, and absolute convenience, and THIL seeks to deliver these through world-class execution and data-driven decision making.
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True local relevance:   As a global brand, THIL strives to understand and embrace what its guests like, want and need. True localization is evident in its menu, store designs and digital identity, allowing it to create familiarity and grow rapidly in the Chinese market.

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Continuous innovation:   In China’s dynamic and demanding consumer market, THIL bolsters its strong core menu offering by continually updating its product offerings and innovating on its digital systems from customer facing elements like ordering to back-of-the-house systems like training and supply chain.

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Genuine community:   THIL is not just about caffeine but also connections. THIL’s physical and digital spaces allow its community to interact around its products, and its loyalty club offers incentives and discounts to build the community and drive sales.

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Absolute convenience:   THIL strives to make buying its products as simple and convenient as possible for guests. Towards this goal, THIL (i) strategically deploys three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, (ii) leverages mobile ordering to streamline the customer experience, and (iii) utilizes delivery to increase its reach and efficiency.
Building on these four cornerstones, THIL’s revenue has grown rapidly since its inception, and THIL has maintained positive adjusted store EBITDA for its company owned and operated stores for 2020 and 2021. The fully-burdened gross profit of THIL’s company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, for 2020 and 2021 was negative RMB46.3 million and negative RMB157.4 million (US$24.8 million), respectively. During the same periods, THIL’s adjusted store EBITDA was RMB13.5 million and RMB27.5 million (US$4.3 million), respectively. For more details regarding adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by THIL’s management and board of directors in evaluating THIL’s operating performance and making strategic decisions regarding capital allocation, see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.” THIL’s revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$101.3 million) in 2021. Its total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$160.2 million) in 2021. Its net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$60.3 million) in 2021.
Impact of COVID-19
THIL has demonstrated resilience and agility throughout the COVID-19 pandemic, but serious challenges endure. The COVID-19 pandemic has adversely affected THIL’s store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic. In late January and February 2020, its total sales dropped by approximately 20%-30% compared to pre-COVID levels. Its total sales began to gradually recover in March 2020, almost reaching pre-COVID levels by the end of June 2020. During the first half of 2020, home delivery of its products was very strong, which partially offset the impact from COVID-19. In late 2020, THIL’s dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which THIL’s PRC subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to the operations of THIL’s PRC Subsidiaries in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. During this period, THIL continued to offer home-delivery services through group buying and e-commerce sales to the extent permitted, which mitigated the impact of the disruptions to some extent and enabled us to further expand our customer base. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. For a more detailed discussion, see “— Inflation and Supply Chain Impacts.” Despite the challenges posed by COVID-19, its disruptive impact on other retail groups also provided an opportunity to access many attractive sites and expand rapidly. Overall, THIL believes that the impact of COVID-19 on its business is manageable. The revenues of THIL’s company owned and operated stores have continued to grow on a year-over-year basis since 2020, and the same-store sales growth of its company owned and operated stores was 7.4%, 15.7%, and 3.4% in 2020, 2021 and the first quarter of 2022, respectively. As the pandemic continues to rapidly evolve in China around the world, with several new COVID-19 variants continuing to be discovered, THIL is continuously assessing the impact of COVID-19 on its business operations and financial condition. While the rate of THIL’s same-store sales growth may continue to be adversely impacted by the COVID-19 pandemic and related public health measures, such as lock-downs, until such measures are largely relaxed or lifted, it cannot anticipate with certainty the length or severity of such impact. As of the date of this proxy statement/prospectus, the lock-downs in Shanghai and certain other cities in mainland China have eased to some extent.
Inflation and Supply Chain Impacts
In addition to the COVID-19 pandemic and related control measures, rising inflation, geopolitical conflicts, including the recent war in Ukraine, and the related supply chain disruptions have also had a direct or indirect impact on THIL’s business, customer base, results of operations, profit margins and outlook.

Increases in the inflation rate of prices of commodities that are inputs to THIL’s products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of THIL’s regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of THIL’s coffee beans has continued to increase since its inception and was approximately 16.6% higher in January 2022 than January 2021. THIL has also enjoyed favorable discounts as its store network and procurement volume continue to grow. THIL anticipates that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure its margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect THIL’s ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of THIL’s customers does not increase at a similar rate as inflation does, its sales could suffer, which could materially and adversely affect its business and financial condition and cause it to have additional working capital needs. However, THIL cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face risks related to the fluctuations in the cost, availability and quality of our raw materials and other products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”
In addition, although THIL does not have any operations outside of mainland China or any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, its business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Risk Factors — Risks Related to THIL’s Business and Industry — We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”
The impact on THIL’s supply chains from rising inflation and geopolitical tensions primarily consists of: (i) higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. Specifically, (i) the COVID-19 pandemic has resulted in disruptions to the operations of the supplier of THIL’s coffee beans, all of which are imported from the United States, and delays in the transportation of coffee beans from the United States to China; (ii) measures taken by the PRC government to contain the spread of COVID-19, such as lock-downs and travel restrictions, have caused temporary supply shortages or unstable supplies of certain raw materials and other products, longer lead times, and increased transportation, freight and warehousing costs during the implementation of these measures. As many of THIL’s coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet THIL’s or THRI’s quality standards or timing requirements could have a material adverse impact on its business, financial condition and results of operations. The magnitude of such impact is difficult to predict, in part because it closely hinges on the outbreaks of COVID-19 and related measures, which are highly unpredictable. Future interruptions or friction in THIL’s supply chains, as well as anticipation of interruptions or friction, may cause it to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if THIL is affected more than its competitors, could materially and adversely affect its business, adversely impact its prices and/or margins, and cause it to have additional working capital needs.

The increases in THIL’s costs and expenses described above have been mitigated to some extent by its growing economies of scale and operating efficiency as it continues to expand its store network and grow its business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for THIL’s food products have remained relatively stable.
Towards the goal of further mitigating the pressure on THIL’s overall cost structure as a result of price inflation, geopolitical tensions and additional costs and expenses associated with supply chain disruptions, since January 2022, THIL has raised the list price of its beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of its promotional discounts by 3-5%. As a result of these mitigation efforts, THIL’s profit margins for these beverage products also have remained relatively stable. However, if the costs and expenses described above continue to increase, there can be no assurance that THIL can continue to increase prices to maintain its margins. Lower margins could adversely impact the profitability of THIL’s business and adversely impact its share price and prospects. If the amounts THIL charges its customers increase at a rate that is either unaffordable to its customers or insufficient to compensate for the rise in its material costs and operational expenses, its business may be materially and adversely affected, its product margin may deteriorate and it may have additional working capital needs. THIL does not believe that such mitigation efforts have introduced any other new material risks, including but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — If we are unable to maintain or increase prices, we may fail to maintain a positive margin.” In order to mitigate the potential adverse impact of price increases on its financial condition and results of operations, THIL plans to continue to improve its operating efficiency and further strengthen its bargaining power with its suppliers through the continued expansion of its store network.
Corporate Structure
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries and does not directly own any substantive business operations in mainland China. Therefore, investors in THIL will not directly hold any equity interests in its operating companies. This holding company structure involves unique risks to investors. For example, PRC regulatory authorities could disallow this operating structure and limit or hinder THIL’s ability to conduct its business through, receive dividends from or transfer funds to its operating subsidiaries or list on a U.S. or other foreign exchange, which could cause the value of THIL’s securities to significantly decline or become worthless. See “Risk Factors — Risks Related to Doing Business in China” for more details.
The following diagram illustrates THIL’s corporate structure immediately after the completion of the Business Combination, assuming the PIPE Investment (as defined below) is fully funded at the Closing and excluding (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting,

(ii) the “Earn-out” Shares, (iii) the Equity Support Shares, CEF Shares and Commitment Shares (as defined below) and (iv) shares underlying the warrants issued in Silver Crest’s initial public offering and THIL’s outstanding convertible notes:
On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, the terms of which are set forth below:
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Tim Hortons China will assign, convey and transfer, and shall cause its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;

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Data Co will provide Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;

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In consideration for the Services, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and

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DataCo will grant to Tim Hortons China a non-exclusive, non-assignable, generally non- sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.
Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the Cyberspace Administration of China (the “CAC”) under the applicable PRC cybersecurity laws and regulations with respect to the offering of its securities or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations.
In addition, because THIL and its PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of its loyalty program, any failure by DataCo to provide these services to THIL’s satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on the business, financial condition and results of operations of THIL and its PRC Subsidiaries. Should Data Co fail to meet THIL’s expectations or unreasonably charge THIL for the services, THIL may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.
THIL and its PRC Subsidiaries are subject to various restrictions on intercompany fund transfers and foreign exchange control under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Due to the existing and/or potential interventions in or the imposition of restrictions and limitations detailed below by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by its PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Co., Ltd., may not be available to fund THIL’s foreign currency needs or any foreign operations that THIL may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor does THIL believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. THIL does not currently have any cash management policy that dictates show funds shall be transferred between THIL and its subsidiaries, including its PRC Subsidiaries, THHK and any other non-PRC subsidiaries that it may have in the future, or among its subsidiaries.

Dividends.   Dividends from its subsidiaries is an important source of financing for THIL. Restrictions on THIL’s PRC Subsidiaries’ ability to pay dividends to an offshore entity primarily include: (i) the PRC Subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; (ii) each of the PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; (iii) the PRC Subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; and (iv) a withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiary upon dividend remittance. Such restrictions under current PRC laws and regulations, or any new restrictions that could be imposed by new PRC laws and regulations that may come into effect in the future, could have a material and adverse effect on THIL’s ability to distribute profits to its shareholders. As of the date of this proxy statement/prospectus, neither THIL nor any of its subsidiaries have made any dividends or distributions to their parent companies or any U.S. investor. THIL is not subject to any restrictions under Cayman Islands law on dividend distribution to its shareholders and currently intends to distribute cash dividends after it becomes profitable. Any determination to pay dividends in the future will be at the discretion of the Board.
Capital expenses.   Approval from or registration with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, THIL’s PRC Subsidiaries are required to obtain approval from the State Administration of Foreign Exchange (the “SAFE”) or complete certain registration process in order to use cash generated from their operations to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. As of the date of this proxy statement/prospectus, there has been no transfer of capital expenses among THIL and its subsidiaries.
Shareholder loans and capital contributions.    THIL’s subsidiaries may only access the proceeds from the Business Combination through loans or capital contributions from THIL. Loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. As of the date of this proxy statement/prospectus, THIL has transferred an aggregate of US$180.0 million in cash to TH Hong Kong International Limited (“THHK”) as capital injections and shareholder loans, and THHK has transferred an aggregate of US$134.0 million in cash to Tim Hortons China and US$25.0 million in cash to Tim Hortons (Shanghai) Food and Beverage Co., Ltd. as capital injections. See page F-11 of THIL’s audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information on the amount of cash balances held at financial institutions in mainland China, Hong Kong and the Cayman Islands as of December 31, 2020 and 2021.
THIL’s registered address is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The mailing address of THIL’s principal executive office is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China and its telephone number is +86-021-6136-6616.
Silver Crest Acquisition Corporation
Silver Crest is a blank check company incorporated on September 3, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Prior to executing the Merger Agreement, Silver Crest’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Silver Crest’s objective is to identify global or regional businesses with differentiated products and services in one or more high growth consumer and consumer technology sectors, which can benefit from the expertise and strategic advice of Silver Crest’s management team, directors and strategic advisors, as well as a realigned ownership and management structure, to create long-term shareholder value. Silver Crest believes that the following trends will result in potentially attractive business combination targets for Silver

Crest: increasing adoption of new technology in consumption activities and fulfilment; changing consumer behaviors accelerated by the COVID-19 pandemic; continued strategic reshuffling of attractive consumer assets both regionally and globally; and rapidly evolving consumption patterns of a growing Chinese middle class, serving as a harbinger of change elsewhere in the world.
Silver Crest’s registered address is at the offices of Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands. The mailing address of Silver Crest’s principal executive office is Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong, and its telephone number is +852-2165-9000.
Merger Sub
Merger Sub is a newly formed Cayman Islands exempted company and a wholly owned subsidiary of THIL. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for THIL.
The Merger Agreement (page 87)
The terms and conditions of the merger of Merger Sub with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and the merger of the Surviving Entity with and into THIL (the “Second Merger,” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (such company, as the surviving entity of the Second Merger, the “Surviving Company”) (collectively, the “Business Combination”) are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.
Pro Forma Capitalization
The pro forma equity valuation of THIL upon consummation of the Transactions is estimated to be approximately $1.819 billion. We estimate that, immediately after the Closing, assuming none of the Silver Crest Public Shareholders demand redemption pursuant to the Silver Crest Articles and that there are no Dissenting Silver Crest Shareholders and the PIPE Investment is fully funded at the Closing and excluding (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting, (ii) the Earn-out Shares, (iii) the Equity Support Shares, CEF Shares and Commitment Shares (as defined below) and (iv) shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes, the existing shareholders of THIL will own approximately 74.67% of the outstanding THIL Ordinary Shares (and Peter Yu, our Chairman and the Managing Partner of Cartesian, will indirectly own approximately 43.55% of the outstanding THIL Ordinary Shares through Pangaea Two Acquisition Holdings XXIIA Limited, an existing shareholder of THIL that is controlled by him, and another affiliate of Cartesian that is participating in the PIPE Investment), Silver Crest Public Shareholders will own approximately 20.10% of the outstanding THIL Ordinary Shares, and the Sponsor will own approximately 2.80% of the outstanding THIL Ordinary Shares. Assuming maximum redemption by Silver Crest Public Shareholders and excluding shares reserved for THIL’s granted share options and restricted share units subject to vesting, it is anticipated that the existing shareholders of THIL will own approximately 90.97% of the outstanding THIL Ordinary Shares (Mr. Yu will indirectly own approximately 53.05% of the outstanding THIL Ordinary Shares), Silver Crest Public Shareholders will own approximately 2.84% of the outstanding THIL Ordinary Shares, and the Sponsor will own approximately 3.42% of the outstanding THIL Ordinary Shares.
Merger Consideration
On the Closing Date (as defined below) and immediately prior to the First Effective Time (i) the THIL Existing Articles will be replaced with the THIL Articles, (ii) each outstanding Redeemable Share (as defined in the THIL Existing Articles), par value $0.01 per share, will be re-designated as an Ordinary Share (as defined in the THIL Existing Articles), par value $0.01 per share (each, a “THIL Pre-Split Ordinary Share”) in accordance with THIL’s organizational documents to rank pari passu with all other then-authorized and outstanding THIL Pre-Split Ordinary Shares, (iii) the authorized share capital of THIL will be reduced from $50,000 divided into 5,000,000 THIL Pre-Split Ordinary Shares to $5,000 divided into 500,000 THIL Pre-Split Ordinary Shares and (iv) immediately following such re-designation and reduction but prior to the First Effective Time, THIL will effect a share split of each THIL Pre-Split Ordinary Share into such number of ordinary shares of THIL based on the equity value of THIL (which will be based on a base enterprise valuation of THIL of $1,400,000,000 and certain adjustments thereto as set forth in the Merger Agreement), with such par value, calculated in accordance with the terms of the Merger Agreement (each a “THIL Ordinary Share”) (such share split, the “Share Split”, and together with the re-designation described in (ii) and the reduction described in (iii), the “Recapitalization”).
Pursuant to the Merger Agreement (i) immediately prior to the First Effective Time, each Silver Crest Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Silver Crest Class A Share in accordance with the Silver Crest Articles, and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Silver Crest Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one THIL Ordinary Share (after giving effect to the Share Split) to be issued at the First Effective Time upon exchange of Silver Crest Class A Share in accordance with the terms of the Merger Agreement and (ii) each issued and outstanding warrant of Silver Crest sold to the public in the Silver Crest IPO (“Public Warrants”) and to Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement in connection with Silver Crest’s initial public offering (“Private Warrants”, and together with Public Warrants, “Silver Crest Warrants”) will automatically and irrevocably be assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Immediately prior to the First Effective Time, the Silver Crest Class A Shares and Public Warrants comprising the issued and outstanding units (the “Silver Crest Units”), each consisting of one Silver Crest Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Silver Crest Class A Share and one-half of one Public Warrant, subject to the following. No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.
Pursuant to the Merger Agreement, at the effective time of the Second Merger (the “Second Effective Time”) and as a result of the Second Merger, (i) each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time (all such ordinary shares being held by THIL) will be automatically cancelled and extinguished without any conversion thereof or payment therefor; and (ii) each THIL Ordinary Share outstanding immediately prior to the Second Effective Time shall remain outstanding as a THIL Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.
At the First Effective Time and as a result of the First Merger, the Silver Crest Articles will be replaced with the amended and restated memorandum and articles of association in the form annexed to the Plan of Merger and the authorized share capital of Silver Crest will be altered to $50,000.00 divided into 50,000 shares with a nominal or par value of $1.00 each, to reflect Silver Crest’s becoming a wholly owned subsidiary of THIL pursuant to the Merger Agreement.
Agreements Entered Into in Connection with the Business Combination (page 98)
Sponsor Voting and Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL, Silver Crest and Sponsor entered into a Voting and Support Agreement (as amended by Amendment No. 1 to the Voting and Support Agreement, dated March 9, 2022 (“Amendment No. 1 to the Sponsor Voting and Support Agreement”), by and among Silver Crest, THIL and Sponsor, and as may be further amended from time to time, the “Sponsor Voting and Support Agreement”), pursuant to which Sponsor agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby and contribute to the capital of Silver Crest for no consideration (i) 4,312,500 Silver Crest Class B Shares and (ii) 4,450,000

Private Placement Warrants, on the terms and subject to the conditions of the Sponsor Voting and Support Agreement. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Sponsor Voting and Support Agreement.”
Sponsor Lock-Up Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL and Sponsor entered into a Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which Sponsor agreed, among other things, (i) to certain transfer restrictions with respect to the THIL Ordinary Shares to be issued to Sponsor upon the consummation of the Mergers, and (ii) that 1,400,000 of the THIL Ordinary Shares to be issued to Sponsor upon the consummation of the Mergers shall become unvested and subject to forfeiture, only to be vested again if certain price milestones are achieved, in the case of each of clause (i) and (ii), subject to the terms and conditions contemplated by the Sponsor Lock-Up Agreement. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Sponsor Lock-Up Agreement.”
THIL Shareholder Lock-Up and Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL, Silver Crest and the THIL shareholders entered into a Lock-Up and Support Agreement (the “THIL Shareholder Lock-Up and Support Agreement”), pursuant to which the THIL shareholders, among other things, (i) agreed to not revoke (in whole or in part), or seek to revoke (in whole or in part), the written resolution pursuant to which the THIL shareholders, among other things, approved the Business Combination, (ii) agreed to the same lock-up restrictions as imposed on Sponsor in the Sponsor Lock-Up Agreement and (iii) received the right to receive, in the aggregate, 14,000,000 additional THIL Ordinary Shares, which right is contingent upon certain price milestones being achieved, in the case of each of clause (i), (ii) and (iii), subject to the terms and conditions contemplated by the THIL Shareholder Lock-Up and Support Agreement. The approvals, agreements and consents described above are subject to certain additional conditions. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination —  THIL Shareholder Lock-Up and Support Agreement.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Sponsor and certain of THIL shareholders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), to be effective as of the Closing, pursuant to which THIL agrees to file a registration statement as soon as practicable upon receipt of a request from certain shareholders of THIL to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other parties thereto. THIL has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”
PIPE Subscription Agreements
On March 9, 2022, THIL entered into subscription agreements (the “PIPE Subscription Agreements” with certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC, an affiliate of the Sponsor and a holder of the Notes (as defined below) (the “PIPE Investors”), pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 4,450,000 THIL Ordinary Shares for $10 per share, for an aggregate purchase price equal to $44,500,000 at the Closing (the “PIPE Investment”) on the same terms. Pursuant the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (iii) the accuracy of representations and warranties in all material respects and (iv) material compliance with covenants. Under the PIPE Subscription Agreements, THIL will issue to each PIPE Investor who agrees to pay a purchase price of at least $10,000,000 an aggregate of additional 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants upon the closing of the PIPE Investment for no consideration. As of the date of this proxy statement/prospectus, THRI, Tencent Mobility Limited and the affiliate of Cartesian have each agreed to invest $10,000,000 in the PIPE Investment and will each receive an additional 200,000 THIL Ordinary Shares and 400,000 THIL Warrants upon the closing of the PIPE Investment for no consideration.
The THIL Ordinary Shares to be issued in connection with the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The PIPE Subscription Agreements provide that THIL will, within 45 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a registration statement registering the resale of such THIL Ordinary Shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Each PIPE Subscription Agreement will terminate and be void and of no further force and effect upon the earlier of: (i) the termination of the Merger Agreement; (ii) upon mutual written agreement of THIL, Silver Crest and the PIPE Investor; (iii) 30 days after August 30, 2022 if the Business Combination has not been consummated by such date (other than as a result of a breach of obligations of such PIPE Investor); or (iv) if any of the conditions therein are not satisfied or waived prior to the closing of the PIPE Investment on or prior to closing of the PIPE Investment and, as result thereof, the subscription contemplated by such PIPE Subscription Agreement is not consummated. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — PIPE Subscription Agreement.”
The Merger Proposal
The Silver Crest shareholders will vote on a separate proposal to authorize the First Merger and the Plan of Merger. See the section of this proxy statement/prospectus titled “Proposal Two — The Merger Proposal.”
The Adjournment Proposal
If, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote, the chairman presiding over the extraordinary general meeting may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three — The Adjournment Proposal.”
Date, Time and Place of Extraordinary General Meeting of Silver Crest’s Shareholders
The extraordinary general meeting will be held at 9:30 a.m., Eastern time, on August 18, 2022, at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and virtually over the Internet by means of a live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM, or such other date, time and place to which such meeting may be postponed or adjourned, to consider and vote upon the proposals. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and wellbeing of its shareholders, Silver Crest encourages shareholders to attend the extraordinary general meeting virtually via the live webcast.
Voting Power; Record Date
Silver Crest shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Silver Crest Ordinary Shares at the close of business on June 6, 2022, which is the record date for the extraordinary general meeting. Silver Crest shareholders will have one vote for each Silver Crest Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 34,500,000 Silver

Crest Class A Shares outstanding, of which 34,500,000 were Public Shares with the rest being held by the initial shareholders and their respective affiliates (including the Sponsor) and 8,625,000 Silver Crest Class B Shares.
Redemption Rights
Pursuant to the Silver Crest Articles, a Silver Crest Public Shareholder may demand that Silver Crest redeems its Public Shares for cash if the Business Combination is consummated, subject to the conditions described in this proxy statement/prospectus, including that Silver Crest may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Silver Crest Public Shareholders who wish to exercise their redemption rights must demand that Silver Crest redeem their Public Shares and either tender their share certificates (if any) to Silver Crest’s transfer agent or deliver their Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting. If you hold the shares in “street name,” you will have to coordinate with your broker or bank to have your shares certificated and delivered electronically. Any holder that holds Public Shares beneficially through a nominee must identify itself to Silver Crest in connection with any redemption election in order to validly redeem such Public Shares. Any Silver Crest Public Shareholder satisfying the requirements for exercising redemption rights will be entitled to a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $345,373,657.02, or $10.01 per share, as of the record date), calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds in the Trust Account and not previously released to Silver Crest to pay income taxes. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. If a Silver Crest Public Shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Silver Crest Class A Shares for cash and will not become a shareholder of THIL. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Silver Crest Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.
If Silver Crest Public Shareholders fail to take any action with respect to the extraordinary general meeting and fail to redeem their Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the Silver Crest shareholders and consummated, such Silver Crest Public Shareholders will become shareholders of THIL.
The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:
•
Assuming No Redemptions: This presentation assumes that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares.

•
Assuming 50% Redemptions: This presentation assumes that Silver Crest Public Shareholders holding 15,367,983 Public Shares will exercise their redemption rights for approximately $153.7 million of the $345 million of funds in the Trust Account.

•
Assuming Maximum Redemptions: This presentation assumes that Silver Crest Public Shareholders holding 30,735,966 Public Shares will exercise their redemption rights for approximately $307 million of the $345 million of funds in the Trust Account, which is the maximum number of Public Shares that could be redeemed by Silver Crest Public Shareholders that allows the consummation of the Business Combination, which will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Silver Crest would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
THIL Ordinary Shares:(2)
Existing Silver Crest shareholders(3)	34,500,000	20.86%	19,132,017	12.75%	3,764,034	2.80%
The Sponsor(4)	4,312,500	2.61%	4,312,500	2.88%	4,312,500	3.20%
Existing THIL shareholders(5)	126,555,003	76.53%	126,555,003	84.37%	126,555,003	94.00%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	100.00%	149,999,520	100.00%	134,631,537	100.00%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(6)	10.00		10.00		10.00

(1)
Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

(2)
Excluding 14,000,000 Earn-out Shares, THIL Ordinary Shares underlying the Public Warrants and THIL Ordinary Shares underlying the Private Warrants. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(3)
Excluding the Sponsor.

(4)
Including 1,400,000 Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(5)
Excluding 7,405,464 shares underlying THIL’s granted share options and restricted share units and 6,039,533 shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(6)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

However, if the actual facts are different than the assumptions laid out above, the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination will be different. THIL shareholders would experience dilution to the extent THIL issues additional shares after Closing, including to any PIPE investors. In addition, the table above excludes certain potential sources of dilution, namely, 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, THIL Ordinary Shares to be issued to the PIPE Investors, the Equity Support Shares, the Commitment Shares, the CEF Shares and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes. The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination assuming the issuance of 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, the THIL Ordinary Shares to be issued to the PIPE Investors, 300,000 Commitment Shares issuable under the CEF Purchase Agreement (assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share), 5,000,000 Equity Support Shares (the maximum number of THIL Ordinary Shares that could be issued under the ESA, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed) and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes (but not the CEF Shares, which may be issued by THIL from time to time at its option after the CEF Initial Resale Registration Statement becomes effective under the Securities Act and other conditions under the CEF Purchase Agreement are met), assuming that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	73.15%	149,999,520	71.19%	134,631,537	68.93%
Potential sources of dilution:
Shares underlying granted option shares and restricted shares	7,405,464	3.29%	7,405,464	3.51%	7,405,464	3.79%
Earn-out shares(1)	14,000,000	6.19%	14,000,000	6.64%	14,000,000	7.17%
Shares underlying Public Warrants(2)	17,250,000	7.63%	17,250,000	8.19%	17,250,000	8.83%
Shares underlying Private Warrants(3)	4,450,000	1.97%	4,450,000	2.12%	4,450,000	2.28%
Shares underlying the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
Shares underlying PIPE Investment(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
Sponsor PIPE Shares(10)	500,000	0.22%	500,000	0.24%	500,000	0.26%
Equity Support Shares(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Commitment Shares(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Total THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)	226,062,500	100.00%	210,694,517	100.00%	195,326,534	100.00%
Holders of THIL Ordinary Shares reflecting potential sources of dilution:
Existing Silver Crest shareholders(6)	51,750,000	22.89%	36,382,017	17.27%	21,014,034	10.76%
The Sponsor(7)	9,262,500	4.10%	9,262,500	4.40%	9,262,500	4.75%
Existing THIL shareholders(8)	147,960,467	65.46%	147,960,467	70.22%	147,960,467	75.75%
Holders of the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
PIPE Investors(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
ESA Investors(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Cantor(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(9)	10.00		10.00		10.00

(1)
After the completion of the Business Combination, existing THIL shareholders prior to the completion of the Business Combination will receive the right to receive, in the aggregate, 14,000,000 additional THIL Ordinary Shares, contingent upon the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(2)
The Public Warrants are redeemable warrants issued in the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022, the value of the total outstanding Public Warrants would be $2,760,000.

(3)
The Private Warrants are warrants sold to Sponsor in the private placement consummated concurrently with the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000. In the event that, following consummation of the Business Combination, the Sponsor exercises the Private Warrants, the ownership of non-redeeming Silver Crest Public Shareholders in THIL would be diluted due to the issuance of THIL Ordinary Shares underlying such Private Warrants to the Sponsor.

(4)
Representing THIL Ordinary Shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(5)
Representing the aggregate of 4,550,000 THIL Ordinary Shares and 1,200,000 THIL Warrants to be issued to certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC and a holder of the Notes (as defined below), of which 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants will be issued for no consideration to the investors that agree to pay a purchase price of at least $10,000,000, and excluding 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(6)
Excluding the Sponsor and including 17,250,000 THIL Ordinary Shares underlying Public Warrants.

(7)
Including 4,450,000 THIL Ordinary Shares underlying Private Warrants, 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL, and 1.4 million Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(8)
Including 7,405,464 shares underlying THIL’s granted share options and restricted share units and 14,000,000 Earn-out Shares and excluding 6,039,533 shares underlying THIL’s outstanding convertible notes.

(9)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

(10)
Representing the 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(11)
Representing the maximum amount of THIL Ordinary Shares that could be issued to certain third-party investors under the ESA upon the Closing, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed. See “Summary — Recent Development — Equity Support Agreement” for additional details.

(12)
Representing the amount of THIL Ordinary Shares issuable to CF Principal Investments LLC under the CEF Purchase Agreement after the Closing and before the filing of the CEF Initial Resale Registration Statement, assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share. See “Summary — Recent Development — Committed Equity Facility” for additional details.

This information should be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Appraisal Rights under the Cayman Companies Law
Holders of record of Silver Crest Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. Holders of record of Silver Crest Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Silver Crest Ordinary Shares must give written objection to the First Merger to Silver Crest prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Law, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Law which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. Silver Crest believes that such fair value would equal the amount that Silver Crest shareholders would obtain if they exercised their redemption rights as described herein. A Silver Crest shareholder which elects to exercise appraisal rights must do so in respect of all of the Silver Crest Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Silver Crest Shareholders — Appraisal Rights under the Cayman Companies Law.”
Silver Crest shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Law.
Silver Crest’s Board of Directors’ Reasons for the Business Combination
Silver Crest’s board of directors, in evaluating the Business Combination, consulted with Silver Crest’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Silver Crest and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Silver Crest’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Silver Crest’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Silver Crest’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Silver Crest’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Market, Industry and Other Data.”
In approving the Business Combination, Silver Crest’s board of directors determined not to obtain a fairness opinion. The officers and directors of Silver Crest have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Silver Crest’s officers and directors have substantial experience with mergers and acquisitions.
Silver Crest’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby. Silver Crest’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.
Silver Crest’s board of directors concluded that the potential benefits that it expected Silver Crest and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, Silver Crest’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of Silver Crest and its shareholders. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Silver Crest’s Board of Directors’ Reasons for the Business Combination.”
Interests of Silver Crest’s Directors and Officers in the Business Combination
In considering the recommendation of Silver Crest’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Silver Crest’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Silver Crest’s shareholders generally. If Silver Crest does not complete the Business Combination with THIL or another business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest must redeem 100% of the outstanding Public Shares and liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Silver Crest. In particular:

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If the Business Combination with THIL or another business combination is not consummated by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Silver Crest’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Silver Crest IPO, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Silver Crest Ordinary Share will be converted into one THIL Ordinary Share, subject to adjustment described herein.

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If Silver Crest is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Silver Crest for services rendered to, or contracted for or for products sold to Silver Crest. If Silver Crest consummates a business combination, on the other hand, Silver Crest will be liable for all such claims.

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The Sponsor acquired the Founder Shares, which will be converted into THIL Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of $25,000 prior to the Silver Crest IPO. Based on the average of the high (US$9.91) and low (US$9.90) prices for Silver Crest Class A Shares on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Founder Shares outstanding upon the Closing would be $42,693,750.

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The Sponsor acquired the Private Warrants, which will be converted into THIL Warrants in connection with the Business Combination, for an aggregate purchase price of $8.9 million in the Silver Crest IPO. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000.

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As a result of the prices at which the Sponsor acquired the Founder Shares and the Private Warrants, and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if Silver Crest Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

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An affiliate of the Sponsor entered into a PIPE Subscription Agreement to commit to subscribe for and purchase 500,000 THIL Ordinary Shares for $10 per share. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — PIPE Subscription Agreement” for additional details regarding the PIPE Investment and PIPE Subscription Agreements.

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The Sponsor and Silver Crest’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Silver Crest’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Silver Crest fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Silver Crest may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles). As of the record date, the Sponsor and Silver Crest’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses.

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If Silver Crest is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $86.9 million, reflecting the market value of Founder Shares, the market value of Private Warrants and out-of-pocket unpaid reimbursable expenses.

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Silver Crest has provisions in the Silver Crest Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that Silver Crest’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Silver Crest.

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The Merger Agreement provides for the continued indemnification of Silver Crest’s current directors and officers and the continuation of directors and officers liability insurance covering Silver Crest’s current directors and officers.

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Silver Crest’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Silver Crest to fund certain capital requirements. On September 28, 2020, the Sponsor agreed to loan Silver Crest an aggregate of up to $300,000 to cover expenses related to the Silver Crest IPO pursuant to a promissory note that was repaid in full on January 22, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to Silver Crest outside of the Trust Account.

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Silver Crest entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services.

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Derek Cheung, currently the Chief Executive Officer and a Director of Silver Crest, will be a member of the board of directors of THIL following the closing of the Business Combination and, therefore, in the future Mr. Cheung will receive cash fees, share options or share-based awards that the board of directors of THIL determines to pay to its non-executive directors.

Recommendation to Silver Crest Shareholders
Silver Crest’s board of directors has determined that each of the proposals outlined herein is fair to and in the best interests of Silver Crest and its shareholders and recommended that Silver Crest shareholders vote “FOR” the Business Combination proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Material U.S. Federal Income Tax Considerations (page 198)
For a description of the material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Silver Crest Ordinary Shares and the ownership and disposition of THIL Ordinary Shares, please see “Taxation — Material U.S. Federal Income Tax Considerations” beginning on page 198.
Material PRC Tax Considerations (page 208)
For a description of the material PRC tax consequences of the ownership and disposition of THIL Ordinary Shares, please see “Taxation — Material PRC Tax Considerations” beginning on page 208.
Anticipated Accounting Treatment
THIL prepares its financial statements in accordance with U.S. GAAP. In determining the accounting treatment of the merger, management has evaluated all pertinent facts and circumstances, including whether Silver Crest, which is a special purpose acquisition company, meets the definition of a business. Silver Crest has raised significant capital through the issuance of shares and warrants and was formed to effect a merger, capital, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. THIL has concluded that although Silver Crest has substantial activities related to its formation, capital raise and search for is a business combination, it does not meet the definition of a business.
Although Silver Crest did not meet the definition of a business, the determination of the accounting acquirer was performed to determine whether Silver Crest was the accounting acquirer. The accounting acquirer is the entity that obtains control of the acquiree. The determination of the accounting acquirer considers many factors, including the relative voting rights in the combined entity after the business combination, the existence of a large minority interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the governing body of the combined entity, the composition of the senior management of the combined entity, the terms of the exchange of equity securities, the relative size of the combining entities and which of the combining entities initiated the combination. There is no hierarchical guidance on determining the accounting acquirer in a business combination effected through an exchange of equity interests.
THIL has concluded that THIL is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist THIL with the refinancing and recapitalization of its business. THIL is the larger of the two entities and is the operating company within the combining companies. THIL will have control of the board as it will hold a majority of the seats on the THIL board of directors and Silver Crest shareholders will not have any continuing board appointment rights after the initial consent to one board member appointed to serve after the merger. THIL’ senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing THIL shareholders. Additionally, the Silver Crest shareholders are expected to represent a diverse group of shareholders at completion of the merger and we are not aware of any voting or other agreements that suggest that they can act as one party.
As THIL was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Silver Crest is the cash and cash equivalents. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of THIL issuing shares of common stock for the net monetary assets of Silver Crest.
Comparison of Rights of THIL Shareholders and Silver Crest Shareholder (page 224)
If the Business Combination is successfully completed, holders of Silver Crest Ordinary Shares will become holders of THIL Ordinary Shares and their rights as shareholders will be governed by THIL’s organizational documents. Please see “THIL Shareholders and Silver Crest Shareholder” beginning on page 224 for more information.
Emerging Growth Company
Each of Silver Crest and THIL is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Silver Crest IPO, (b) in which THIL has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer
THIL is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, THIL is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, THIL is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. THIL intends to continue to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, THIL’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, THIL is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.
Controlled Company
Immediately following the Closing, Peter Yu, our Chairman and the Managing Partner of Cartesian, is anticipated to own over 50% of the equity interest and voting power of the combined company through Pangaea Two Acquisition Holdings XXIIA Limited, a shareholder of Pangaea Two Acquisition Holdings XXIIB Limited (an existing shareholder of THIL) and an entity controlled by Mr. Yu, assuming the PIPE Investment is fully funded at the Closing and not taking into account (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting, (ii) the Earn-out Shares, (iii) the Equity Support Shares, CEF Shares and Commitment Shares (as defined below) and (iv) shares underlying the Public Warrants, Private Warrants and THIL’s outstanding convertible notes, if Silver Crest Public Shareholders holding 22,135,130 or more Public Shares decide to exercise their redemption rights. Under the No Redemptions Scenario and the Maximum Redemptions Scenario, such percentage will be 43.55% and 53.05%, respectively. As a result of Peter Yu’s majority ownership and voting power, which would give him the ability to control the outcome of certain matters submitted to the combined company’s shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this registration statement/proxy statement), the combined company may qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. For more details on the nomination rights of existing THIL shareholders, see “Comparison of Rights of THIL Shareholders and Silver Crest Shareholders — Comparison of Shareholders’ Rights — Nomination Rights.” If the combined company qualifies as a “controlled company,” it will have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. In the event that the combined company qualifies as a “controlled company,” THIL does not intend to take advantage of these exemptions. However, THIL cannot guarantee that this may not change going forward. For more details on related risks, see “Risk Factors —Risks Related to the Business Combination — Peter Yu, the Chairman and Managing Partner of Cartesian, will have over 50% equity interest and voting power in the combined company if Silver Crest Public Shareholders holding more than 22,135,130 Public Shares exercise their redemption rights, and THIL may qualify as a “controlled company” within the meaning of Nasdaq corporate governance rules after the Closing, which could exempt THIL from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.”
Going Concern
THIL has concluded that its recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about its ability to continue as a going concern. THIL’s independent registered public accounting firm has included an explanatory paragraph in its report on THIL’s consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 with respect to this uncertainty. In order to reduce liquidity risks and risks related to its ability to continue as a going concern, THIL has evaluated plans to slow down the pace of its store network expansion, which, if implemented, could adversely affect the growth of its revenue and customer base.
Based upon THIL’s current operating plan and assumptions, THIL believes that its existing sources of liquidity, together with the cash that it expects to receive from the Business Combination, will be sufficient to fund its operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, the assumptions underlying this estimate may prove to be wrong, and changes may occur beyond its control and cause THIL to consume its available capital sooner than expected. See “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details.
Recent Development
Convertible Notes
On December 9, 2021, THIL and Pangaea Two Acquisition Holdings XXIIA Limited entered into a Convertible Note Purchase Agreement with each of two institutional accredited investors. On December 10, 2021, THIL issued $50 million aggregate principal amount of convertible notes (the “Private Notes”) to the investors for a purchase price of 98% of the principal amount thereof.
On December 30, 2021, THIL issued $50 million aggregate principal amount of convertible notes (the “Notes”) under an indenture dated as of such date with Wilmington Savings Fund Society, FSB, as trustee (the “Indenture”). The Notes were issued in exchange for the Private Notes, which were cancelled upon such exchange. The Notes mature on December 10, 2026 (the “Maturity Date”) and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. THIL has the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by capitalizing such accrued and unpaid interest (such capitalized interest, “PIK Interest”). Interest on the Notes accrues at the following rates: (i) until September 30, 2022, 7% per annum if paid in cash or 9% per annum if paid in the form of PIK Interest, and (ii) if the Business Combination is not consummated prior to September 30, 2022, on or after September 30, 2022, 10% per annum if paid in cash or 12% per annum if paid in the form of PIK Interest.
Each holder of a Note has the right, after June 10, 2025, to require THIL to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. THIL has the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Each Note is convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares (the “Conversion Shares”) at a conversion price equal to $11.50 per share, subject to certain resets and adjustments as described in the Indenture (the “Conversion Price”). Each holder of a Note has the right to convert all of such holder’s Notes at any time on or after the earlier of September 30, 2022 and the Closing, until the Maturity Date. Subject to the terms and conditions in the Convertible Note Purchase Agreement, THIL has agreed to file with the SEC a shelf registration statement registering the resale of the Conversion Shares within 45 calendar days after the Closing and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable. The Convertible Note Purchase Agreement also contains customary piggyback registration rights.

After the Closing, THIL will have the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of a registration statement filed by THIL with the SEC registering the resale of the THIL Ordinary Shares issuable upon conversion of the Notes, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per THIL Ordinary Share is equal to or greater than 130% of the Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date THIL provides notice of such conversion, and (ii) the average daily trading volume in dollars of the THIL Ordinary Shares is more than $5 million.
The Indenture contains covenants that, subject to significant exceptions, restrict the ability of THIL and its subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem their capital stock, incur liens, sell assets, amend or terminate its Amended and Restated Master Development Agreement (the “A&R MDA”), and amended and restated company franchise agreements with THRI, amend their charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default and acceleration that are customary for transactions of this nature. On May 26, 2022, a waiver was executed to relieve THIL from the obligation to provide copies of its unaudited financial statements for the fiscal quarter ended March 31, 2022 to the holders of the Notes.
The Notes are listed on the Singapore Exchange Securities Trading Limited.
Equity Support Agreement
On March 8, 2022, THIL entered into an Equity Support Agreement (the “ESA”) with Shaolin Capital Management LLC (“Shaolin”), pursuant to which Shaolin committed to purchase, substantially concurrently with the Closing, THIL Ordinary Shares (the “Equity Support Shares”) in a private placement for a purchase price of $10.00 per share. On May 25, 2022, Shaolin assigned all of its rights and obligations under the Equity Support Agreement to Shaolin Capital Master Fund, Ltd and certain other third-party investors (the “ESA Investors”). The aggregate number of the Equity Support Shares that may be purchased by the ESA Investors under the ESA shall be determined by THIL, not to exceed the lesser of (1) 5,000,000 and (2) the sum of (x) the number of THIL Ordinary Shares subscribed in the PIPE Investment actually purchased or funded for purchase pursuant to the PIPE Subscription Agreements, and (y) 50% of any Public Shares in respect of which the applicable holder has not validly exercised his, her or its redemption right, provided that such shares are not the result of any non-redemption or investment agreement, arrangement, contract or similar that (i) does not provide cash proceeds that are immediately available upon the Closing; (ii) includes a share buyback obligation or (iii) provides a valuation period that would precede, overlap with or follow, in whole or in part, any Reference Periods (as defined below). Subject to the terms and conditions set forth in the ESA, by the earlier of (A) five business days after the redemption election deadline and (B) two business days before the Closing, THIL will notify the ESA Investors of the number of the Equity Support Shares that it requires the ESA Investors to purchase immediately prior to the Closing.
On the closing date of the Equity Support Shares purchase, the ESA Investors are required to deliver to a custody account of THIL established and maintained by U.S. Bank, National Association and pledged to each ESA Investor (the “Collateral Account”) an amount of cash equal to the number of its Equity Support Shares multiplied by $10.00 (the “Subscription Amount”). As a condition to the ESA Investors’ obligation to deliver the Subscription Amount to the Collateral Account, THIL is required to (i) deposit or cause to be deposited directly into an amount of cash equal to (1) the sum of (x) $10.40 multiplied by one-third of the number of Equity Support Shares, (y) $10.60 multiplied by one-third of the number of Equity Support Shares, plus (z) $10.90 multiplied by one-third of the number of Equity Support Shares, minus (2) the Subscription Amount; and (ii) have paid or caused to be paid to the ESA Investors an option premium in the amount of $500,000 (the “Option Premium”).
There are three reference periods under the ESA:
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the First Reference Period: the 25 consecutive VWAP Trading Days (as defined in the ESA) beginning on, and including, the 85th calendar day immediately following the date of the Closing;

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the Second Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 145th calendar day immediately following the date of the Closing; and

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the Third Reference Period: the 25 consecutive VWAP Trading Days beginning on, and including, the 235th calendar day immediately following the date of the Closing.

On or prior to 5 p.m. U.S. Eastern Time on the business day immediately following the final VWAP Trading Day of each Reference Period, THIL shall pay to the ESA Investors the applicable Reference Period Payment (as defined below), and the ESA Investors shall cause the applicable Issuer Release Amount (as defined below) to be released to THIL from the Collateral Account.
“Reference Period Payment” means one-third of the Equity Support Shares multiplied by (i) $10.40 (in the case of the First Reference Period), $10.60 (in the case of the Second Reference Period) or $10.90 (in the case of the Third Reference Period) minus the arithmetic averages of the volume-weighted average price for each VWAP Trading Day during the applicable Reference Period (as adjusted, the “Reference Price”), if the Reference Price is less than $10.40 (in the case of the First Reference Period), $10.60 (in the case of the Second Reference Period) or $10.90 (in the case of the Third Reference Period); or (ii) zero, if the Reference Price is greater than or equal to $10.40 (in the case of the First Reference Period), $10.60 (in the case of the Second Reference Period) or $10.90 (in the case of the Third Reference Period). “Issuer Release Amount” means an amount equal to (i) one-third of the Equity Support Shares multiplied by (ii) the lesser of (x) $10.40 (in the case of the First Reference Period), $10.60 (in the case of the Second Reference Period) or $10.90 (in the case of the Third Reference Period) and (y) the Reference Price; provided that in no event shall the Issuer Release Amount cause the principal balance of the Collateral Account to be less than the maximum possible amount of the remaining Reference Period Payments.
Following the conclusion of, as applicable, the Third Reference Period or the final accelerated Reference Period (as defined below) and the payment or release of the Reference Period Payment for the Third Reference Period or for the final accelerated Reference Period, the ESA Investors shall cause the outstanding balance of the Collateral Account to be released to THIL.
The ESA also provides that THIL is obligated to, within 15 calendar days after the Closing, file with the SEC a registration statement to register the resale of the Equity Support Shares.
The ESA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of the ESA, were solely for the benefit of the parties to such agreements and are subject to certain limitations.
The ESA shall terminate (a) upon the termination of the Business Combination, (b) upon the mutual written agreement of each of the parties, (c) if the closing conditions are not satisfied, or capable of being satisfied, on or prior to the Closing, or (d) if the Closing has not occurred by the earlier of August 31, 2022 or five calendar days from the termination date of the Merger Agreement. Immediately upon the termination of the ESA, (x) any monies paid by the ESA Investors in connection therewith shall be returned to it and (y) THIL shall be obligated to pay the Option Premium to the ESA Investors, notwithstanding such termination.
In order to secure the payment and the performance of all obligations of THIL to each ESA Investor pursuant to the ESA, THIL and the ESA Investors entered into a Pledge and Security Agreement on May 25, 2022, pursuant to which THIL granted to each ESA Investor a first priority security interest in and lien on, and a right of set-off against, (i) the Collateral Account; (ii) THIL’s rights, title and interest in and to the ESA and the Pledge and Security Agreement; and (iii) all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, or other disposition of, or other realization upon, (i) and (ii). Shaolin serves as a collateral agent on behalf of the ESA Investors under the Pledge and Security Agreement.
Committed Equity Facility
On March 11, 2022, THIL entered into an Ordinary Share Purchase Agreement (the “CEF Purchase Agreement”) with CF Principal Investments LLC (“Cantor”) relating to a committed equity facility. Pursuant to the CEF Purchase Agreement, THIL has the right, after the Closing and from time to time at its option, to sell to Cantor up to $100.0 million of THIL Ordinary Shares (the “CEF Shares”) subject to certain conditions and limitations set forth in the CEF Purchase Agreement, including that the CEF Initial Resale Registration Statement (as defined below), which shall be filed by THIL as soon as practicable after the Closing, shall have become effective under the Securities Act. In addition, in connection with the execution of the CEF Purchase Agreement and as consideration for its irrevocable commitment to purchase the CEF Shares, THIL has agreed to issue a certain amount of THIL Ordinary Shares of an aggregate value of $3,000,000 to Cantor after the Closing and before the trading day prior to the filing of the CEF Initial Resale Registration Statement, subject to the satisfaction of the conditions set forth in the CEF Purchase Agreement (the “Commitment Shares”). The number of Commitment Shares to be issued will equal to $3,000,000 divided by the fair market value of the THIL Ordinary shares on a date that is the earlier to occur of (i) the second trading day prior to the filing of the CEF Initial Resale Registration Statement and (ii) the trading day prior to Cantor sending an invoice to THIL for the Commitment Shares (the “Commitment Shares Determination Date”). Sales of the CEF Shares to Cantor under the CEF Purchase Agreement, and the timing of any sales, will be determined by THIL from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the CEF Shares and determinations by THIL regarding the use of proceeds of such CEF Shares. The net proceeds from any sales under the CEF Purchase Agreement will depend on the frequency with, and prices at, which the CEF Shares are sold to Cantor. THIL expects to use the proceeds from any sales under the CEF Purchase Agreement for working capital and general corporate purposes.
In addition, THIL and Cantor simultaneously entered into a registration rights agreement (the “CEF Registration Rights Agreement”), pursuant to which, following the Closing, THIL is obligated to file a registration statement (the “CEF Initial Resale Registration Statement”) with the SEC to register under the Securities Act the resale by Cantor of the CEF Shares and the Commitment Shares.
Upon the initial satisfaction of the conditions to Cantor’s obligation to purchase the CEF Shares set forth in the CEF Purchase Agreement (the “Commencement”), including that the CEF Initial Resale Registration Statement is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, THIL will have the right, but not the obligation, from time to time at its sole discretion until the first day of the month next following the 36-month period from and after Commencement, to direct Cantor to purchase up to a specified maximum amount of CEF Shares as set forth in the CEF Purchase Agreement by delivering written notice to Cantor prior to the commencement of trading on any trading day. The purchase price of the CEF Shares that THIL elects to sell to Cantor pursuant to the CEF Purchase Agreement will be 97% of the volume weighted average price of the THIL Ordinary Shares during the applicable purchase date on which THIL has timely delivered written notice to Cantor directing it to purchase CEF Shares under the CEF Purchase Agreement.
The CEF Purchase Agreement and the CEF Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain limitations.
THIL has the right to terminate the CEF Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice. Additionally, Cantor has the right to terminate the CEF Purchase Agreement on the seventh trading day following the Closing if the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405 under the Securities Act) of THIL is less than $100 million as of such date. No termination of the CEF Purchase Agreement will affect the registration rights provisions contained in the CEF Registration Rights Agreement.
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Cayman Islands Registrar of Companies necessary to effectuate the Business Combination.
Substantially all of THIL’s revenue is derived from the operations of its PRC Subsidiaries in mainland China. THIL and its PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that the issuance of THIL’s securities to foreign investors in connection with the Business Combination, or in the future, does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the China Securities Regulatory Commission (the “CSRC”), the CAC and their enforcement agencies, to require THIL to obtain permission or approval in order to issue securities to foreign investors in connection with the Business Combination or offer securities to foreign investors. Based on the experience of THIL’s management team, THIL does not believe that any permission or approval is required under any laws or regulations of the HKSAR for it to issue securities to non-PRC investors in connection with the Business Combination or offer securities to non-PRC investors or for any of its PRC Subsidiaries to conduct their business operations in mainland China. However, there is no assurance that such approval or permission will not be required under HKSAR laws, regulations or policies if the relevant HKSAR governmental authorities take a contrary position, nor can THIL predict whether or how long it will take to obtain such approval.
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the Ministry of Commerce of the PRC (the “MOFCOM”), the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. While the application of the M&A Rules remains unclear, THIL believes, based on the advice of its PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of the Business Combination because (i) our PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as THIL’s PRC legal counsel.
On December 24, 2021, the CSRC released the draft Administrative Provisions on the Offshore Listing and Securities Issuance of PRC-Based Companies and the draft Administrative Measures on the Filing of Offshore Listing and Securities Issuance of PRC-Based Companies for public comments through January 23, 2022 (collectively, the “CSRC Draft Rules”), which seek to impose certain filing requirements on issuers that intend to list or offer securities on foreign stock exchanges through direct or indirect offshore listings. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL does not believe there will be any substantial obstacle in making the filings if it is deemed to be subject to the filing requirements, unless the relevant government authorities fail to issue any required regulatory opinions or approvals, including cybersecurity assessment review opinions. Failure to comply with the filing requirements or any other requirements under the CSRC

Draft Rules (if enacted) could result in warnings, a fine ranging from RMB 1 million to RMB 10 million, suspension of certain business operations, orders of rectification and revocation of business license. If THIL fails to receive or maintain any requisite permission or approval from the CSRC for the Business Combination or future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines and penalties (the details of which are unknown at this point), limitations on its business activities in mainland China, delay or restrictions on the contribution of the proceeds from the Business Combination into the PRC, or other sanctions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects. In addition, the CSRC may also take actions requiring THIL, or making it advisable for THIL, to halt the Business Combination or future offerings. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with the Business Combination under PRC laws, regulations or policies.”
Furthermore, in April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors (i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion) that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where a data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of its securities or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. If THIL or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations. For a more detailed analysis, see “Risk Factors — Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”
In addition, with respect to their business operations, THIL’s PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company owned and operated stores and engage in commercial franchising activities in accordance with relevant PRC laws and regulations. In the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, THIL’s PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of THIL’s company owned and operated stores: (i) business licenses issued by the local PRC State Administration for Market Regulation (the “SAMR”), (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. These approvals, licenses and permits can be obtained upon satisfactory compliance with, among other things, the applicable laws and regulations. Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change.
As of May 31, 2022, out of the 418 company owned and operated stores operated by THIL’s PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of THIL’s total revenues in 2021. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that THIL believes, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by THIL, five of THIL’s company owned and operated stores have not obtained those fire safety inspection permits that THIL believes are required under the applicable laws and regulations. THIL’s PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits, and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. Failure to obtain the necessary licenses, permits and approvals could subject THIL’s PRC Subsidiaries to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB100,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food and beverage products, raw materials and equipment and impose fines based on the value of the food and beverage products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. None of THIL’s PRC Subsidiaries have been denied of any of such approvals, licenses and permits for the company owned and operated stores that they operate, nor have they been subject to any fines or penalties with respect to the lack of such approvals, licenses and permits.
Tim Hortons China, the only PRC Subsidiary of THIL that is, or has been, engaged in commercial franchising, has received the requisite governmental approval to be registered as a commercial franchisor and has fulfilled its annual and ongoing reporting obligations up until March 2022, when the government reporting system was shut down due to the COVID-19 outbreak in Shanghai. In general, if a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to rectify the non-compliance and be subject to a fine ranging from RMB10,000 to RMB50,000. However, based on its discussions with local government officials, Tim Hortons China does not believe that it will be subject to any administrative penalty, including fines, as a result of its failure to timely file the 2021 annual report because the reporting system was closed to all local filers before the filing deadline.
THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of its management team, THIL does not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, THIL’s business and results of operations could be materially and adversely affected. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.”
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 29. Such risks include, but are not limited to:
•
THIL has a limited operating history in China, which makes it difficult to predict its business, financial performance and prospects, and THIL may not be able to maintain its historical growth rates in future periods.

•
THIL may not be able to successfully execute its strategies, sustain its growth or manage the increasing complexity of its business.

•
Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact THIL’s business, financial condition and results of operations.

•
Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect THIL’s results of operations and business prospects.

•
Food safety concerns and concerns about the health risk of THIL’s products may have an adverse effect on its business.

•
The COVID-19 pandemic has adversely affected and may from time to time adversely affect THIL’s financial condition and results of operations in the future.

•
If relations between China and the United States or China and Canada deteriorate, THIL’s business, results of operations and financial condition could be adversely affected.

•
If we are unable to maintain or increase prices, we may fail to maintain a positive margin.

In addition, THIL and its PRC Subsidiaries face various other legal and operational risks associated with doing business in China, which could result in a material change in the post-combination operations of THIL’s PRC Subsidiaries, cause the value of THIL’s securities to significantly decline or become worthless, and significantly limit or completely hinder its ability to accept foreign investments and offer or continue to offer securities to foreign investors. These risks include:
•
The offering of THIL securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase THIL’s compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings. See “Risk Factors — Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase its compliance costs, subject it to additional disclosure requirements, and/or suspend or terminate its future securities offerings, making capital-raising more difficult.”
•
Regulatory developments in mainland China, in particular with respect to restrictions on companies based in mainland China raising capital offshore and the government-led cybersecurity reviews of certain companies, may lead to additional PRC regulatory review over THIL’s financing and capital raising activities in the United States. The approval and/or other requirements of PRC governmental authorities, such as the CSRC and the CAC, may be required in connection with the Business Combination under PRC laws, regulations or policies. See “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with the Business Combination under PRC laws, regulations or policies.”

•
PRC governmental authorities have significant oversight and discretion over the business operations of THIL’s PRC Subsidiaries and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals. In addition, the PRC governmental authorities may also exert more control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in China — PRC governmental authorities’ significant oversight and discretion over our business operation could result in a material adverse change in our operations following the combination and the value of our securities.”

•
THIL’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. See “Risk Factors — Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”

•
THIL is subject to significant uncertainty and inconsistency regarding the interpretation and enforcement of many PRC laws and regulations, and these laws and regulations can change quickly with limited advance notice. See “Risk Factors — Risks Related to Doing Business in China — The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.”

•
Due to the existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of THIL or its PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, THIL’s cash and/or non-cash assets located in mainland China or held by THIL’s PRC Subsidiaries, such as Tim Hortons China and Tim Hortons (Shanghai) Food and Beverage Co., Ltd., may not be available to fund its foreign currency needs or any foreign operations that it may have in the future or for other uses outside of mainland China, and THIL may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of its PRC Subsidiaries. For example, payment of dividends by THIL's PRC Subsidiaries is subject to various restrictions, loans by THIL to its PRC Subsidiaries to finance their operations are subject to certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Based on the experience of its management team, THIL does not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR. To the extent that THIL’s cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by its Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to THIL, to fund the operations of THIL’s subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes. See “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.”
•
THIL’s auditors are headquartered in mainland China and are subject to the determinations announced by the PCAOB on December 16, 2021, which set out a list of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong that the PCAOB is unable to inspect or investigate completely because of positions taken by local authorities. As such, the PCAOB has been and currently is unable to inspect THIL’s auditors, which may cause THIL’s securities to be delisted under the HFCAA and the AHFCAA. See “Risk Factors — Risks Related to Doing Business in China — The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.”

•
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. Following the Closing, a majority of THIL’s assets, its entire management team and at least two of its directors will be based in mainland China, and one of its directors will be based in Hong Kong. Therefore, it may be difficult or costly for you to effect service of process within the U.S., enforce judgments of U.S. courts against THIL, its officers or these directors based upon the civil liability provisions of the U.S. Federal securities laws or bring an original action in an appropriate foreign court to enforce liabilities against THIL, its officers or these directors or any person based upon the U.S. federal securities laws. See “Risk Factors — Risks Related to Doing Business in China — Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and addition costs may be required” and “Risk Factors — Risks Related to the Business Combination — Because Silver Crest and THIL are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF THIL
The following tables present the summary consolidated financial data of THIL. THIL prepares its consolidated financial statements in accordance with U.S. GAAP. Except for numbers in U.S. dollars, the summary consolidated statement of operations data for the years ended December 31, 2021, 2020 and 2019, the summary consolidated balance sheet data as of December 31, 2021 and 2020 and the summary consolidated statement of cash flows data for the years ended December 31, 2021, 2020 and 2019 have been derived from THIL’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. THIL’s historical results for any prior period are not necessarily indicative of results expected in any future period.
The financial data set forth below should be read in conjunction with, and is qualified by reference to “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
Summary Consolidated Statements of Operations Data
	Year ended December 31,
	2019	2020	2021
	(in thousands except per share data)
	RMB	RMB	RMB	US$
Total revenues	57,257	212,085	643,372	101,285
Company owned and operated store costs and expenses	76,614	243,731	755,818	118,987
Costs of other revenues	7,842	5,208	16,731	2,634
Marketing expenses	8,020	16,986	50,317	7,921
General and administrative expenses	51,067	79,366	174,963	27,544
Franchise and royalty expenses	4,727	8,592	18,800	2,960
Other operating costs and expenses	439	2,713	2,135	336
Loss on disposal of property and equipment	—	—	1,546	243
Impairment losses of long-lived assets	—	—	1,002	158
Other income	(196)	(3,339)	(3,476)	(547)
Total costs and expenses, net	148,513	353,257	1,017,836	160,236
Operating loss	(91,256)	(141,172)	(374,464)	(58,951)
Interest income	2,272	511	316	50
Interest expenses	—	—	(1,902)	(299)
Foreign currency transaction gain / (loss)	1,156	(2,399)	(1,302)	(205)
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	—	—	(5,577)	(878)
Loss before income taxes	(87,828)	(143,060)	(382,929)	(60,283)
Income tax expenses	—	—	—	—
Net loss	(87,828)	(143,060)	(382,929)	(60,283)
Less: Net Loss attributable to non-controlling interests	(174)	(1,060)	(1,208)	(190)
Net Loss attributable to shareholders of THIL	(87,654)	(142,000)	(381,721)	(60,094)
Basic and diluted loss per ordinary share	(877)	(1,416)	(3,340)	(526)

Summary Consolidated Balance Sheet Data
	As of December 31,
	2020	2021
	(in thousands)
	RMB	RMB	US$
Total current assets	250,893	585,973	92,248
Total non-current assets	329,467	698,920	110,030
Total assets	580,360	1,284,893	202,278
Total current liabilities	128,244	567,290	89,307
Total non-current liabilities	19,064	378,508	59,588
Total liabilities	147,308	945,798	148,895
Total shareholders’ equity	433,052	339,095	53,383
Total liabilities and shareholders’ equity	580,360	1,284,893	202,278
Summary Consolidated Statements of Cash Flow Data
	Year ended December 31,
	2019	2020	2021
	(in thousands)
	RMB	RMB	RMB	US$
Net cash used in operating activities	(77,121)	(145,773)	(244,966)	(38,565)
Net cash used in investing activities	(56,095)	(144,747)	(335,277)	(55,931)
Net cash provided by financing activities	212,802	221,125	797,997	125,627
Effect of foreign currency exchange rate changes on cash	4,730	(16,173)	(1,791)	(282)
Net increase/ (decrease) in cash	84,316	(85,568)	215,963	33,999
Cash at beginning of year	176,126	260,442	174,874	27,530
Cash at end of year	260,442	174,874	390,837	61,529
Non-GAAP Financial Measure
In this proxy statement/prospectus, THIL has included adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by THIL’s management and board of directors in evaluating its operating performance and making strategic decisions regarding capital allocation.
Adjusted store EBITDA is a measure that results from the removal of certain items to reflect what THIL’s management and board of directors believe presents a clearer picture of store-level performance.
THIL believes that the exclusion of certain items in calculating adjusted store EBITDA facilitates store-level operating performance comparisons on a period-to-period basis. Accordingly, THIL believes that adjusted store EBITDA provides useful information to investors and others in understanding and evaluating THIL’s operating results in the same manner as its management and board of directors.
Adjusted store EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. See “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.”
The following table reflects the reconciliation of revenues of company owned and operated stores to adjusted store EBITDA for the period indicated.

	Year ended December 31,
	2020	2021
	(in thousands)
	RMB	RMB	US$
Revenues – company owned and operated stores	206,036	617,226	97,169
Food and packaging costs – company owned and operated stores	(74,402)	(207,948)	(32,737)
Rental expenses – company owned and operated stores	(54,719)	(148,152)	(23,323)
Payroll and employee benefits – company owned and operated stores	(50,314)	(199,330)	(31,380)
Delivery costs – company owned and operated stores	(12,233)	(38,605)	(6,078)
Other operating expenses – company owned and operated stores	(52,063)	(161,783)	(25,469)
Franchise and royalty expenses – company owned and operated stores	(8,592)	(18,800)	(2,960)
Fully-burdened gross profit – company owned and operated stores	(46,287)	(157,392)	(24,778)
Depreciation and amortization(1)	27,838	74,276	11,693
Pre-opening material and labor costs(2)	19,850	81,109	12,769
Pre-opening rental expenses(3)	12,118	29,474	4,640
Adjusted Store EBITDA	13,519	27,467	4,324

Notes:

(1)
Primarily consists of depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)
Primarily consists of material costs and labor costs incurred for training purposes during the store pre-opening period.

(3)
Primarily consists of rental expenses recognized under U.S. GAAP, using straight-line recognition, during the store pre-opening period.

SUMMARY FINANCIAL INFORMATION OF SILVER CREST
Silver Crest is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. Silver Crest’s balance sheet data as of December 31, 2021 and statement of operations data for the year ended December 31, 2021 are derived from Silver Crest’s audited financial statements included elsewhere in this proxy statement/prospectus. Silver Crest’s balance sheet data as of December 31, 2020 and statement of operations data for the year ended December 31, 2020 are derived from Silver Crest’s audited financial statements included elsewhere in this proxy statement/prospectus. Silver Crest’s balance sheet data as of March 31, 2022 and statement of operations data for the three months ended March 31, 2022 and March 31, 2021 are derived from Silver Crest’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Silver Crest’s financial statements have been prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. The information in this section is only a summary and should be read in conjunction with Silver Crest’s financial statements and related notes and “Silver Crest’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Silver Crest.
Income Statement Data:	Year Ended December, 31 2021	Year Ended December, 31 2020
Loss from operations	$(6,887,012)	$(5,000)
Interest earned on marketable securities held in Trust Account	104,459	—
Interest earned – Bank	66	—
Change in fair value of warrant liabilities	5,721,620	—
Net loss	(1,060,867)	(5,000)
Basic and diluted net income per share, Class A ordinary shares .	(0.03)	—
Weighted average shares outstanding of Class A ordinary shares	32,614,754	—
Basic and diluted net loss per share, Class B ordinary shares .	(0.03)	—
Weighted average shares outstanding, Class B ordinary shares	8,563,525	7,500,000(1)
Balance Sheet Data:	December, 31 2021	December 31, 2020
Cash	$375,993	$—
Prepaid expenses	43,336	—
Deferred offering costs	—	249,671
Investments held in Trust Account	345,104,459	—
Total Assets	345,523,788	249,671
Total Liabilities	33,059,669	229,671
Class A ordinary shares subject to possible redemption, $0.0001 par value, 34,500,000 and no shares at $10.00 per share redemption value as of December 31, 2021 and 2020, respectively	345,000,000	—
Total Shareholders’ Equity (Deficit)	(32,535,881)	20,000

(1)
Excluded an aggregate of up to 1,125,000 Silver Crest Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5 to the audited financial statements contained elsewhere herein). On January 13, 2021, Silver Crest effected a share dividend, resulting in 8,625,000 Silver Crest Class B ordinary shares outstanding (see Note 5 to the audited financial statements contained elsewhere herein). All share and per-share amounts have been retroactively restated to reflect the share dividend.

Income Statement Data (Unaudited):	Three Months Ended March 31, 2022 (Unaudited)	Three Months Ended March 31, 2021 (Unaudited)
Loss from operations	$(1,344,526)	$(1,019,567)
Interest earned on marketable securities held in Trust Account	28,873	49,769
Interest earned – Bank	8	12
Change in fair value of warrant liabilities	4,215,380	8,368,000
Net Income	2,899,735	7,398,214
Basic and diluted net income per share, Class A ordinary shares	0.07	0.19
Weighted average shares outstanding of Class A ordinary shares	34,500,000	29,871,951
Basic and diluted net income per share, Class B ordinary shares	0.07	0.19
Weighted average shares outstanding, Class B ordinary shares	8,625,000	8,474,085
Balance Sheet Data (Unaudited):	Three Months Ended March 31, 2022 (Unaudited)
Cash	$135,472
Prepaid expenses	69,083
Deferred offering costs	—
Investments held in Trust Account	345,133,332
Total Assets	345,337,887
Total Liabilities	29,974,033
Class A ordinary shares subject to possible redemption, $0.0001 par value, 34,500,000 and no shares at $10.00 per share redemption value as of December 31, 2021 and 2020, respectively	345,000,000
Total Shareholders’ Equity (Deficit)	(29,636,146)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND COMPARATIVE PER SHARE DATA
The following tables set forth the per share data of each of THIL and Silver Crest on a stand-alone basis and the unaudited pro forma combined per share data for the year ended December 31, 2021 after giving effect to the Business Combination, prepared using the assumptions below:

•
Assuming No Redemptions:   This presentation assumes that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares and there are no Dissenting Silver Crest Shareholders.

•
Assuming Maximum Redemptions:   This presentation assumes that Silver Crest Public Shareholders holding 30,735,966 Public Shares will exercise their redemption rights for approximately $307 million of the $345 million of funds in the Trust Account. Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule 3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

In each case, the per share data assume that the Recapitalization (as defined herein) is effective on January 1, 2021.
You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of THIL and Silver Crest and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited THIL and Silver Crest pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro forma Condensed Combined Financial Information.”
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of THIL and Silver Crest would have been had the companies been combined during the periods presented.
	Year Ended December 31, 2021 RMB
	THIL	Silver Crest	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
Basic and diluted loss per ordinary share	(3,340.36)	—	(2.37)	(2.88)
Weighted average number of ordinary shares	114,279	—	174,954,962	144,218,996
Basic and diluted loss per Silver Crest
Class A ordinary shares		(0.19)
Class B ordinary shares		(0.19)
Weighted average number of Silver Crest
Class A ordinary shares		32,614,754
Class B ordinary shares		8,563,525

RISK FACTORS
If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties that are not presently known to THIL and Silver Crest or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of THIL Ordinary Shares or, if the Business Combination is not consummated, Silver Crest Class A Shares could decline, and you may lose part or all of the value of any THIL Ordinary Shares or Silver Crest Class A Share that you hold. In this section, unless otherwise indicated, “we,” “us” and “our” refer to TH International Limited and/or its subsidiaries, and all references to “we,” “us,” and “our” with respect to business operations shall mean THIL’s PRC Subsidiaries.
Risks Related to THIL’s Business and Industry
We have a limited operating history in China, which makes it difficult to predict our business, financial performance and prospects, and we may not be able to maintain our historical growth rates in future periods.
We opened our first coffee shop in China in February 2019. Although, as of December 31, 2021, we had grown to 390 system-wide stores across 21 cities in mainland China, our limited operating history may not be indicative of our future growth or financial results. Our growth rates may decline for any number of possible reasons, some of which are beyond our control. This includes changes to the general and specific market conditions, such as decreased customer spending, increased competition, declining growth in China’s coffee industry or China’s food and beverage sector in general, the emergence of alternative business models, COVID-19 outbreaks and the related control measures or changes in government policies or general economic conditions. We plan to continue to expand our store network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, we may decide to slow down the pace of our store network expansion, the execution of our expansion plan is subject to uncertainty and the number of orders and items sold may not grow at the rate we expect for the reasons stated above and the other reasons disclosed in this section. In addition, under our Amended and Restated Master Development Agreement with THRI, a subsidiary of RBI, dated August 13, 2021, the monthly royalty rate for stores owned and operated by THIL’s PRC Subsidiaries (the “company owned and operated stores”) and franchise stores opened from January 1, 2021 to August 30, 2021 will be higher than the monthly royalty rate for stores opened before January 1, 2021, and the monthly royalty rate for stores opened from September 2022 to August 2023, from September 2023 to August 2024 and from September 2024 to August 2025 will be higher than the monthly royalty rate for stores opened in the immediately prior 12-month period. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected, and the market price of our securities could decline.
We may not be able to successfully execute our strategies, sustain our growth or manage the increasing complexity of our business.
To maintain our growth, our business strategies must be effective in maintaining and strengthening customer appeal and delivering sustainable growth in guest traffic and spending. Whether these strategies can be successful depends mainly on our ability to:

•
capitalize on the Tim Hortons brand and localization expertise to enhance our ability to attract and retain customers;

•
contribute to the overall cultural acceptance of coffee as a daily consumption;

•
continue to innovate and differentiate our products and services;

•
continue to identify strong prospective sites for new store development and efficiently build stores in such areas;

•
integrate and augment our technology and digital initiatives, including mobile ordering and delivery;

•
continue to operate stores with high service levels, while creating efficiencies from greater scale and through innovative use of technology;

•
leverage our strategic partnerships and support from investors;

•
accelerate our existing strategies, including through organic growth opportunities and partnerships; and

•
continue to effectively hire, train, manage and integrate new employees.

If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact our business, financial condition and results of operations.
We believe that our store sales, guest traffic and profitability are strongly correlated to consumer discretionary spending on food and beverage in general and freshly-brewed coffee in particular, which is mainly influenced by general economic conditions, unemployment levels, the availability of discretionary income and, ultimately, consumer confidence. A protracted economic slowdown, increased unemployment and underemployment of our customer base, decreased salaries and wage rates, inflation, rising interest rates or other industry-wide cost pressures adversely affect consumer behavior by weakening consumer confidence and decreasing consumer discretionary spending. For instance, economic growth in China has been slowing in the past few years and China’s GDP growth dropped to 2.3% in 2020 due to the COVID-19 outbreak before recovering to 8.1% in 2021. Governmental or other responses to economic challenges may be unable to restore or maintain consumer confidence. As a result of these factors, we may experience reduced sales and profitability, which may cause our business, financial condition and results of operations to suffer.
We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.
The U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported, which has since caused significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.
Although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. If the price of our products and services increases at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our costs and expenses, our business, financial condition, results of operations and prospects could be materially and adversely affected. In addition, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to increased instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds.
The extent and duration of the military action, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.

Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect our results of operations and business prospects.
The demand for our products and our future results of operations will depend on numerous factors affecting the development of China’s coffee industry and the food and beverage sector in general, many of which are beyond our control. These factors include governmental regulations and policies, investments in these industries, and the popularity and perception of coffee and foreign food in China. A decline in the popularity of coffee, especially freshly-brewed coffee, or any failure by us to adapt our strategies in response to trends in China’s coffee industry and food and beverage sector in general may adversely affect our results of operations and business prospects.
Food safety concerns and concerns about the health risk of our products may have an adverse effect on our business.
Food safety is a top priority for us, and we dedicate substantial resources to ensure that our customers enjoy safe and high-quality food products. However, foodborne illnesses and other food safety issues have occurred in the food industry in the past and could occur in the future. Also, our reliance on third-party food suppliers, distributors and food delivery aggregators increases the risk that foodborne illness incidents could be caused by factors outside of our control and that multiple locations would be affected rather than a single restaurant. Any report or publicity, including through social media, linking us or one of our sub-franchisees or suppliers to instances of foodborne illness or other food safety issues, including food tampering, adulteration or contamination, could adversely affect our image and reputation as well as our sales and profits. Such occurrences at restaurants of competitors could adversely affect sales as a result of negative publicity about the industry generally. The occurrence of foodborne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain, significantly increase costs and/or lower margins for us and our sub-franchisees.
In addition, there is increasing consumer awareness of, and increased media coverage on, the alleged adverse health impacts of consumption of various food products in China. Some of our products contain caffeine, dairy products, fats, sugar and other compounds and allergens, the health effects of which are the subject of public scrutiny, including the suggestion that excessive consumption of caffeine, dairy products, sugar and other compounds can lead to a variety of adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in our products, or negative publicity or litigation arising from other health risks such as obesity, could significantly reduce the demand for our beverages and food products. Additionally, there may be new laws and regulations that could impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings. A decrease in customer traffic as a result of these health concerns or negative publicity could materially and adversely affect our image and our business.
The COVID-19 pandemic has adversely affected and may from time to time adversely affect our financial condition and results of operations in the future.
A novel coronavirus, known as SARS-CoV-2, causes COVID-19. COVID-19 was first reported in December 2019 and was subsequently declared a pandemic by the World Health Organization in March 2020. In recent months, the pandemic continues to rapidly evolve around the world, with several new COVID-19 variants discovered. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic. In late January and February 2020, our total sales dropped by approximately 20% – 30% compared to pre-COVID levels. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. See “— We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.” Concerns about the transmission of COVID-19 and mandates or orders from government authorities could continue to affect consumer behaviors, such as less time spent commuting or outside the home, leading to fewer store visits and more food and beverage prepared and consumed at home. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain, including the availability and costs of certain raw materials, such as imported coffee beans.
We expect that our operations will continue to be impacted by the effects of the COVID-19 pandemic, including lock-downs in the cities in which our PRC Subsidiaries operate, the disruption of customer routines, changes to employer “work-from-home” policies, reduced business and recreational travel, and changes in consumer behavior and the ability or willingness to spend discretionary income on our products. The COVID-19 pandemic could fundamentally impact the way our PRC Subsidiaries work and the products and services that they provide. The extent to which our operations continue to be impacted by the COVID-19 pandemic will depend largely on future developments, including, but not limited to, the resurgence and further spread of COVID-19 cases, the actions taken by government authorities to mitigate the spread, the effectiveness of those efforts, and the availability and effectiveness of vaccines, which are highly uncertain and cannot be accurately predicted. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
If we fail to grow our customer base or are unable to encourage customers to make repeat purchases in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.
Our continued success depends on our ability to cost-effectively attract and retain customers. We have invested, and plan to continue to invest, significantly in branding, sales and marketing to acquire and retain customers since our inception. There can be no assurance that customers will stay with us or that the revenues from first-time customers will ultimately exceed the cost of acquiring these customers. In addition, if we reduce or discontinue our current promotions, if our existing customers no longer find our products appealing or if our competitors offer more attractive products, prices or discounts or better customer service, our sales could suffer. If we are unable to grow our customer base or encourage customers to make repeat purchases in a cost-effective manner, our revenues may decrease, and our results of operations will be adversely affected.
If we do not successfully develop new products or product extensions or otherwise enhance customer experience, our business could suffer.
New product development is a key driver of our long-term success. Our revenues are heavily influenced by our ability to develop and launch new and innovative products that are well received by consumers. We have devoted significant resources to launching and promoting new products from time to time, such as new coffee flavors and localized non-coffee beverages and food items, to serve a broader customer base and adapt to changes in market trends and shifts in customer tastes and preferences. However, our PRC Subsidiaries may not be successful in developing innovative new products, and our new products may not be favored by customers or commercially successful. To the extent that our PRC Subsidiaries are not able to respond to changes in consumer taste and preferences in a timely manner and successfully identify, develop and promote new or improved products, our business, financial condition and results of operations may be materially and adversely affected.
Our PRC Subsidiaries may not be able to operate our stores in the manner consistent with the procedures, requirements or standards set by our franchise agreements with Tim Hortons Restaurants International GmbH (“THRI”), which in turn could materially and adversely affect our business, financial condition and results of operations.
The A&R MDA and our amended and restated company franchise agreement with THRI, among other things, set forth the procedures, requirements or standards for our store operations, including food safety, sanitation and workplace safety standards, and the obligations of THIL, its subsidiaries and all entities controlled by THIL. Our PRC Subsidiaries may not be able to successfully operate each of our stores in a manner consistent with such procedures, requirements or standards, or fulfill our obligations under such agreements, including with respect to store opening targets and quality control, and we may not be able to timely identify and rectify such issues, if at all. We also cannot assure you that we will be able to extend the term of the A&R MDA after the current term expires or that THRI will not unilaterally terminate the A&R MDA pursuant to its terms before the current term expires. If any of the foregoing were to occur, our business, financial condition and results of operations could be materially and adversely affected.
A failure by THRI, or us to assist THRI, in protecting the intellectual property rights critical to our success could adversely affect our business, financial condition and results of operations.
Our business depends in part on consumers’ perception of the strength of the Tim Hortons brand. Under the terms of the A&R MDA, we are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. Nevertheless, any failure by THRI, or us to assist THRI, in protecting its intellectual property rights in the territories in which we operate or elsewhere could harm the brand image of Tim Hortons, which could adversely affect our competitive position, our business, financial condition and our results of operations.
Third parties may knowingly or unknowingly infringe, misappropriate or otherwise violate intellectual property rights critical to our success and competitive position despite efforts to prevent such infringement and may challenge such intellectual property rights before a judicial or administrative body. Litigation, which could result in substantial costs and diversion of our resources, may be necessary to enforce such intellectual property rights and protect our proprietary information. However, the interpretation and implementation of laws and regulations governing intellectual property rights in mainland China are still evolving and involve a significant degree of uncertainty. If litigation were to be pursued to assert or demand intellectual property or proprietary rights, an adverse decision could limit the value of such intellectual property or proprietary rights, while a favorable decision may not necessarily be successfully enforced or award adequate damages. As such, it may not be possible for THRI or us to timely and adequately protect the intellectual property rights critical to our success and competitive position, if at all, which could weaken our competitive advantage, harm our image and materially and adversely impact our business, financial condition and results of operations.
Our franchise business model presents a number of risks. Our results are affected by the success of independent sub-franchisees, over which we have limited control.
We have 17 franchise stores as of December 31, 2021, all of which are operated by independent operators with whom Tim Hortons China entered into franchise agreements. Under these franchise agreements, Tim Hortons China will receive monthly payments from the sub-franchisees, which are a percentage of the sub-franchised restaurant’s gross sales. In 2019, 2020 and 2021, revenue attributable to such sub-franchisees accounted for approximately 0.7%, 0.4% and 0.3% of our total revenues, respectively. Our future prospects depend on (i) our ability to attract new sub-franchisees that meet our criteria and (ii) the willingness and ability of sub-franchisees to open stores in existing and new markets. We may be unable to identify sub-franchisees who meet our criteria, or if we identify such sub-franchisees, they may not successfully implement their expansion plans. Furthermore, sub-franchisees may not be willing or able to renew their franchise agreements with us due to low sales volumes, high real estate costs or regulatory issues. If our sub-franchisees fail to renew their franchise agreements, our revenues attributable to such sub-franchisees may decrease, which in turn could materially and adversely affect our business and operating results.
We have limited influence over sub-franchisees and the enforcement of sub-franchise obligations under our agreements with them may be limited due to bankruptcy or insolvency proceedings. While Tim Hortons China has the right to mandate certain strategic initiatives under the franchise agreements, we will need the active support of our sub-franchisees if the implementation of these initiatives is to be successful. The failure of these sub-franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition. In addition, our sub-franchisees are contractually obliged to operate restaurants in accordance with certain operating procedures and transact only with approved suppliers, distributors and products. However, sub-franchisees may not successfully operate stores in a manner consistent with THRI’s and our standards and requirements or standards set by applicable laws and regulations, including food handling procedures, product quality, sanitation and pest control standards. Any operational shortcoming of a sub-franchise store is likely to be attributed by guests to us, thus damaging our reputation and potentially affecting our revenues and profitability. Any lack of requisite approvals, licenses or permits applicable to our sub-franchisees’ business, while will not subject us to additional legal or administrative liabilities by law, could adversely affect our reputation and results of operations. We may not be able to identify problems and take effective action quickly enough, and as a result, our image and reputation may suffer, and our franchise revenues and results of operations could decline. Challenges in obtaining specific financial and operational results from our sub-franchisees in a consistent and timely manner could also negatively impact our business, financial condition and results of operations.
Our PRC Subsidiaries or sub-franchisees may not be able to secure desirable store locations to maintain and effectively grow our store portfolios.
The success of any quick-service restaurant depends in substantial part on its location. The current locations of any of our system-wide stores may not continue to be attractive as demographic patterns change. Neighborhood or economic conditions where any of our company owned and operated stores or franchised stores are currently located could decline in the future, resulting in potentially reduced sales in those locations. Competition for restaurant locations can also be intense, and there may be delay or cancellation of new site developments by developers and landlords, which may be exacerbated by factors related to the commercial real estate or credit markets. If our PRC Subsidiaries or sub-franchisees are unable to obtain desirable locations for our restaurants at reasonable prices due to, among other things, higher-than-anticipated construction and/or development costs, difficulty negotiating leases with acceptable terms, onerous land-use restrictions, or challenges in securing required governmental permits, then our ability to execute our growth strategies may be adversely affected. In addition, the competition for retail premises is intense in China. Based on their size advantage and/or their greater financial resources, some of our competitors may have the ability to negotiate more favorable lease terms than we can, and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations. Failure to secure desirable store locations on commercially reasonable terms, or at all, could have a material adverse effect on our business, results of operations and ability to implement our growth strategy.
Opening new stores in existing markets may negatively affect sales at our existing stores.
The target customer base of our stores varies by location, depending on a number of factors, including population density, the presence of other stores and local demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have stores could adversely affect the restaurant sales of those existing stores. Cannibalization of restaurant sales within our system may become significant in the future as we continue to expand our operations, which could adversely affect our business, financial condition or results of operations.
We face risks related to the fluctuations in the cost, availability and quality of our raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations.
The cost, availability and quality of our principal raw materials, such as imported coffee beans, locally-sourced dairy products, and pre-made food and beverage items, are critical to the operations of our stores. The market for high-quality coffee beans is particularly volatile, both in terms of price changes and available supply. In particular, the COVID-19 pandemic, rising inflation and geopolitical tensions, including the recent war in Ukraine, have had, and could continue to have, an adverse impact on the global supply chain, including the availability and costs of certain raw materials, such as imported coffee beans. For example, the unit price of coffee beans has continued to increase since our inception and was approximately 16.6% higher in January 2022 than January 2021. If the cost of raw materials and pre-made products continues to increase due to seasonal shifts, climate conditions, industry demand, changes in international commodity markets or freight and logistics market, adverse trade policies, supply or labor shortages, rising transportation costs, higher inflation and other factors, we may not be able to fully offset such higher costs through price increases, and our inability or failure to do so could harm our business, financial condition and results of operations. In addition, as many of our coffee condiments and pre-made products have a relatively short shelf life, frequent and timely supply of these products is essential to our operations. Lack of availability of these products that meet our or THRI’s quality standards or timing requirements, whether due to shortages in supply, delays or interruptions in processing or transportation, failure of timely delivery or otherwise, could interrupt our operations and adversely affect our financial results.
In addition, we and our PRC Subsidiaries rely, and expect to continue to rely, significantly on DataCo to provide data maintenance and management services, technical support and consulting services in support of the operation of our loyalty program. For a more detailed description, see the section of this proxy statement/ prospectus titled “THIL’s Business — Digital Technology and Information Systems.” Any failure by DataCo to provide these services to our satisfaction, whether in terms of quality or timeliness, could have a material adverse effect on our business, financial condition and results of operations. Under our Business Combination Agreement with DataCo, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the services, (ii) the seniority of and time consumed by the employees of DataCo providing the services; (iii) the specific content, scope and value of the services; and (iv) the market price for similar services. Should Data Co fail to meet our expectations or unreasonably charge us for the services, we may be unable to find an alternative service provider in a timely manner, or at all, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.
We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.
The coffee industry and food and beverage sector in China are intensely competitive, including with respect to product quality, innovation, service, convenience and price, and we face significant and increasing competition in all these areas from both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Some of our competitors have substantially greater financial resources, higher revenues and greater economies of scale than we do. These advantages may allow them to implement their operational strategies or benefit from changes in technologies more quickly or effectively than we can. Continued competition from existing competitors or potential competition from new entrants could hinder growth and adversely affect our sales and results of operations. If we are unable to maintain our competitive position, we could experience decreased demand for products, downward pressure on prices and reduced margins, and we may not be able to take advantage of new business opportunities to grow our market share.
If we are unable to maintain or increase prices, we may fail to maintain a positive margin.
We rely in part on price increases to offset cost increases and improve the profitability of our business. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including raw material market price fluctuation, competition, effectiveness of our marketing programs, the continuing strength of our brand, market demand and general economic conditions, including inflationary pressures. In particular, in response to increased promotional activity by our competitors, we may have to increase our promotional spending, which may adversely impact our gross margins. If we are unable to maintain or increase prices for our products or must increase promotional activity, our margins could be adversely affected. Furthermore, price increases generally result in volume losses, as consumers make fewer purchases. If such losses are greater than expected or if we lose sales due to price increases, our business, financial condition and results of operations may be materially and adversely affected. In January 2022, we raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of our promotional discounts by 3-5%. However, there can be no assurance that such price increases will be able to offset increased costs and expenses resulting from rising inflation, geopolitical tensions, COVID-19 outbreaks and related control measures, and supply chain disruptions.
Our e-commerce business and use of social media may expose us to new challenges and risks and may adversely affect our business, results of operations and financial condition.
Recognizing the rise of the digital economy in China, we have built a network of e-commerce partnerships that encompass online ordering, delivery and merchandise. Customers may place takeout orders for our products through online food ordering and delivery platforms or our Weixin mini programs. In addition, we have opened a store on the Alibaba Group’s Tmall online marketplace. These third-party online platforms have significant influence over how our products are displayed, reviewed and promoted and may provide our competitors with more favorable terms. As our business continues to grow, we expect to deepen our collaboration with e-commerce business partners and increase our investment in marketing, advertising and additional promotional activities in the e-commerce space. However, these relationships may expose us to new challenges and risks, divert management attention and adversely affect our business, financial condition and results of operations. If we fail to maintain or renew our agreements with third party aggregators or third party-mobile payment processors on acceptable terms, this may adversely affect our business, financial condition and results of operations. Moreover, damages, interruptions or failures in delivery services, which may be caused by unforeseen events that are beyond our control or the control of third-party aggregators and outsourced riders, could prevent the timely or successful delivery of our products. In addition, the usage of mobile internet and adoption of mobile payment may not continue to grow as quickly as we estimate.
We also rely heavily on social media to grow our business. As we expand our product offerings, we expect to make additional investment in advertising and promotional activities through social media. If consumer sentiment towards social media changes or a new medium of communication becomes more mainstream, we may be required to fundamentally change our current marketing strategies, which could require us to incur significantly more costs. Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about the Tim Hortons brand, exposure of personally identifiable information, fraud, hoaxes or malicious distribution of false information. The inappropriate use of social media by our customers, employees or former employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations. Additionally, our competitors may spend significantly more on social media marketing and advertising than we are able to at this time, and our efforts to grow our social media presence may not be as effective as we expect. If the expenses that we incur in developing our social media presence do not deliver the expected returns, our business, results of operations and financial condition may be materially and adversely affected.
Our success is dependent on the strengths and market perception of the Tim Hortons brand, and any failure to maintain, protect and strengthen the Tim Hortons brand and its reputation would hurt our business and prospects.
Our success is dependent on the strengths and market perception of the Tim Hortons brand, which is owned by THRI. We have no control over the management or operations of THRI’s business or the businesses of THRI’s other franchisees. If THRI were to allocate resources away from the Tim Hortons brand or were not to succeed in preserving the value and relevance of the Tim Hortons brand, or if any other THRI’s franchisee acts in a way that harms the Tim Hortons brand, our business and prospects could be materially and adversely affected. Our ability to maintain, protect and strengthen the Tim Hortons brand in China also depends on a number of other factors, many of which are outside our control, including those set forth below:

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complaints or negative publicity about us, the features, safety and quality of our products, our senior management, our business partners or our business practices, even if factually incorrect or based on isolated incidents;

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negative reviews of our products or customer service on social media and crowdsourced review platforms;

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campaigns against the nutrition and health effects of coffee, tea, or sweets or negative perceptions of quick-service restaurants in general;

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illegal, negligent, reckless or otherwise inappropriate behavior by our employees, former employees, service providers or business partners;

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litigation over, or regulatory investigations into, our business; and

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any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of our industry as a whole.

Consumer demand for our products could diminish as a result of any of the foregoing, which could have a material adverse effect on our business, financial condition and results of operations.
Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business.
Recent international trade disputes and political tensions, including those between China and the United States and China and Canada, and the uncertainties created by such disputes may disrupt the transnational flow of goods, harming the Chinese economy and our business. International trade and political disputes could result in tariffs and other protectionist measures that could increase our operating costs as well as the cost of goods and products, which could affect our customer’s discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, financial condition and results of operations.
If relations between China and the United States or China and Canada deteriorate, our business, results of operations and financial condition could be adversely affected.
At various times during recent years, the United States and China and Canada and China have had significant disagreements over monetary, economic, political and social issues and future relations between the United States and China and/or Canada and China may deteriorate. Changes in political conditions and changes in the state of geopolitical relations are difficult to predict and could adversely affect our business, results of operations and financial condition. In addition, because of our extensive operations in the Chinese market and because the Tim Hortons brand has roots in, and continues to be tied to, Canada, any deterioration in political or trade relations might cause a public perception that might cause our products to become less attractive. We cannot predict the extent to which adverse changes in China-U.S. or China-Canada relations will impact our ability to access capital or effectively do business in China. See “Risks Related to Doing Business in China — Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult” for more information.
If our PRC Subsidiaries fail to manage inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.
Our inventories are mostly coffee beans, coffee condiments, tea leaves, tea powder and pre-made food and beverage items with short shelf life, which require our PRC Subsidiaries to manage inventory effectively. Our PRC Subsidiaries depend on demand forecasts for various kinds of raw materials and pre-made products to make purchase decisions and to manage inventory. Such demand, however, can change significantly between the time inventory is ordered and the date by which our PRC Subsidiaries hope to sell it. Demand may be affected by seasonality, new product launches, pricing and discounts, product defects, changes in customer spending patterns, changes in customer tastes and other factors, and our customers may not order products in the quantities that our PRC Subsidiaries expect. In addition, when our PRC Subsidiaries begin selling a new product, it may be difficult to establish supplier relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead time and prepayment and they may not be returnable.
Furthermore, as we plan to continue expanding our product offerings, we expect to include a wider variety of products and raw materials in our inventory, which will make it more challenging for our PRC Subsidiaries to manage inventory and logistics effectively. We cannot guarantee that our inventory levels will be able to meet the demands of customers, which may adversely affect our sales. We also cannot guarantee that all of our inventories can be consumed within their shelf lives. If our PRC Subsidiaries fail to manage inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory value, and significant inventory write-downs or write-offs. Any of the above may materially and adversely affect our results of operations and financial condition. On the other hand, if our PRC Subsidiaries underestimate demand for the products and services they offer, or if their suppliers fail to supply quality raw materials and pre-made products in a timely manner, they may experience inventory shortages, which might result in diminished brand loyalty and lost revenues, any of which could harm our business and reputation.
Our business is subject to seasonal fluctuations and unexpected interruptions.
We experience seasonality in our business. Our PRC Subsidiaries generally experience fewer purchase orders during holiday seasons, such as the Chinese New Year holidays. Our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our securities may fluctuate from time to time due to seasonality.
In addition, we are vulnerable to natural disasters, health epidemics, and other calamities. Any of such occurrences could cause severe disruption to the business operations of us, and may even require a temporary closure of facilities and logistics delivery networks, which may disrupt the business operations of our PRC Subsidiaries and adversely affect our results of operations.
We may be subject to customer complaints, litigation, and regulatory investigations and proceedings from time to time.
We have been and expect to continue to be subject to legal and other disputes in the ordinary courses of our business, including, among others, intellectual property infringement claims, allegations against us regarding food safety or personal injury issues and lawsuits involving our marketing practices and labor-related disputes. In particular, due to several high-profile incidents involving food safety and consumer complaints that have occurred in China in recent years, the PRC government, media outlets and public advocacy groups are increasingly focused on consumer protection. If claims are brought against us under consumer protection laws, including health and safety claims and product liability claims, or on other grounds, we could be subject to damages and reputational damage as well as action by regulators, which could lead to investigations and administrative proceedings, cause us to the rights to offer certain products, or require us to make changes to our store operations. Any claims against us, with or without merit, could be time-consuming and costly to defend or litigate, divert our management’s attention and resources or harm our image, and even unsuccessful claims could result in the expenditure of funds and the diversion of management’s time and resources and cause consumers to lose confidence in us. All of the above could have a material adverse effect on our business, financial condition and results of operations.
Illegal actions or misconduct, or any failure by our third-party suppliers, service providers and retail partners to provide satisfactory products or services could materially and adversely affect our business, reputation, financial condition and results of operations.
Satisfactory performance by our third-party suppliers, service providers and retail partners are critical to the business operations of our PRC Subsidiaries. For example, the failure of our raw material suppliers to ensure product quality, speedy delivery or compliance with applicable laws and regulations could interrupt the operations of our stores and result in supply shortfalls, impaired product quality and potential claims against us. Our PRC Subsidiaries also rely on third-party delivery services and retail partners to deliver our products to customers, which increases the risk of food tampering while in transit. Failure in providing timely and high-quality delivery services may result in customer dissatisfaction, which could also result in reduction in sales, loss of customers and damage to our image. Furthermore, guidelines issued by the SAMR and other regulatory authorities impose heightened regulatory requirements on food delivery platforms that our PRC Subsidiaries partner with, which could increase their operating costs and pricing and exacerbate the shortage of delivery drivers, especially during peak hours. In addition, under the Business Combination Agreement between Tim Hortons China and DataCo, DataCo is obligated to use, and require its subcontractors to use, reasonable efforts to maintain procedures designed to protect the confidentiality of the personal data of our customers and store the collected personal data in compliance with applicable PRC laws and regulations. However, given the complexity of the applicable PRC laws and regulations and the significant uncertainty with respect to their interpretation and enforcement, we cannot assure you that DataCo or its subcontractors will be able to maintain compliance with these laws and regulations at all times.

In the event that we become subject to claims arising from actions taken by our suppliers or service providers, we may attempt to seek compensation from these parties. However, the amount of such compensation may be limited. If no claim can be asserted against a supplier, service provider or retail partner, or if the amount that we claim cannot be fully recovered, we may have to bear such losses on our own, which could have a material adverse effect on our business, financial condition and results of operations.
Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.
In accordance with relevant PRC laws and regulations, our PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate our company owned and operating stores and engage in commercial franchising activities. In the opinion of Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, our PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of our company owned and operated stores: (i) business licenses issued by the local SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. Failure to obtain the necessary licenses, permits and approvals could subject such PRC Subsidiary to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB100,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food and beverage products, raw materials and equipment and impose fines based on the value of the food and beverage products of such store; and (iii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. As of May 31, 2022, out of the 418 company owned and operated stores operated by our PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of our total revenues in 2021. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that we believe, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by us, five of our company owned and operated stores have not obtained those fire safety inspection permits that we believe are required under the applicable laws and regulations. Our PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. There can be no assurance that our PRC Subsidiaries will be able to obtain, renew and/or convert all of the approvals, licenses and permits required for our existing business operations upon their expiration in a timely manner, and our PRC Subsidiaries may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new stores, which could adversely affect the business operations, financial condition and prospects of our PRC Subsidiaries, subject us to negative publicity and delay our store opening and expansion.
Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change. Failure to complete the registration in time could cause the PRC Subsidiary to be ordered by the in-charge authority to complete such registration within a designated timeframe and a fine ranging from RMB10,000 to RMB50,000 could be imposed, provided that it is able to complete the registration within the designated timeframe. If the PRC Subsidiary is unable to complete the registration within the designated timeframe, a fine ranging from RMB50,000 to RMB100,000 could be imposed and the violation could be publicly announced. If a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to complete such filing within a designated timeframe and be subject to a fine ranging from RMB10,000 to RMB50,000. Among the PRC Subsidiaries, only Tim Hortons China is, or has been, engaged in commercial franchising. Tim Hortons China has received the requisite governmental approval to be registered as a commercial franchisor. However, Tim Hortons China was not able to file its annual report for the year ended December 31, 2021 before the March 31, 2022 deadline because the reporting system was closed to all local filers due to the COVID-19 outbreak in Shanghai. Based on its discussions with local government officials, Tim Hortons China does not believe that it will be subject to any administrative penalty, including fines, as a result of its failure to timely file the report. However, such discussions are informal, and there can be no guarantee that no penalty would be imposed, in which case our reputation and results of operations could be adversely affected.
THHK, a wholly-owned subsidiary of ours that is incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of our management team, we do not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, our business and results of operations could be materially and adversely affected.
Any significant disruption in our technology infrastructure or our failure to maintain the satisfactory performance, security and integrity of our technology infrastructure could materially and adversely affect our business, reputation, financial condition and results of operations.
As our reliance on technology has increased, so have the risks posed to our systems. Our PRC Subsidiaries rely heavily on computer systems and network infrastructure across operations. Despite our implementation of security measures, all of our technology systems are vulnerable to damage, disruption or failures due to physical theft, fire, power loss, telecommunications failure or other catastrophic events, as well as from problems with transitioning to upgraded or replacement systems, internal and external security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers.
If someone is able to circumvent our data security measures or that of third parties with whom we do business, including our sub-franchisees, he or she could destroy or steal valuable information or disrupt our operations. If any of our technology systems or those of our sub-franchisees or business partners were to fail or be compromised, and we were unable to recover from such incidents in a timely manner, we could also be exposed to risks of litigation, liability, negative publicity and reputational harm. The occurrence of any of these incidents could have a material adverse effect on our future financial condition and results of operations.
We rely on a limited number of third-party suppliers and service providers to provide products and services to us or to our customers, and the loss of any of these suppliers or service providers or a significant interruption in the operations of these suppliers or service providers could negatively impact our business.
We work with a limited number of raw material suppliers, delivery service providers and warehouse and fulfillment service providers in the daily operations of our stores. As we continue to expand our product offerings and customer base, our existing suppliers and service providers may not be able to adequately accommodate the growth of our business, and we may not be able to find additional suppliers and service providers who can meet our requirements, standards and expectations. Any significant interruption in the businesses of our suppliers and service providers could have a material adverse effect on the availability, quality and cost of our supplies, our customer relationships and store operations. For example, during the recent outbreak of COVID-19 in certain regions in mainland China, our logistics operations in these regions have been adversely impacted by related lockdown measures and travel restrictions, which further led to temporary increases in staffing, warehousing and freight costs. In addition, our agreements with suppliers and service providers generally do not prohibit them from working with our competitors, and these parties may be more incentivized to prioritize the orders of our competitors in case of short supply. Any deterioration of our cooperative relationships with our suppliers and service providers, any adverse change in our contractual terms with them, or the suspension or termination of our agreements with them could have a material adverse effect on our business, financial condition and results of operations. There is no assurance that we will be able to find suitable replacements in time, or at all, in the event that our agreements with certain of our suppliers or service providers expire or terminate, or that our contractual terms with any new supplier or service provider will be as favorable as our exiting arrangements.
Grant of share-based awards could result in increased share-based compensation expenses.
We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key and qualified employees. We are required to account for share-based compensation in accordance with U.S. GAAP, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of the equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations and profitability. See “Note 17 — Share-based Compensation” of our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.
Our success depends on the continuing efforts of our key management and experienced and capable personnel, as well as our ability to recruit new talent.
Our future success depends on the continued availability and service of our key management and experienced and capable personnel. If we lose the services of any member of our key management, we may not be able to locate suitable or qualified replacements and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. If any of our key management joins a competitor or forms a competing business, we may lose customers, know-how and key professionals and staff members.
Our rapid growth also requires us to hire, train and retain a wide range of personnel who can adapt to a dynamic, competitive and challenging business environment and are capable of helping us conduct effective marketing, innovate new products, and develop technological capabilities. We will need to continue to attract, train and retain personnel at all levels, such as skillful baristas, as we expand our business and operations. We may also need to offer attractive compensation and other benefits packages, including share-based compensation, to attract and retain employees and provide our employees with sufficient training to help them to realize their career development and grow with us. Following the outbreak of COVID-19, we may also face challenges in recruiting and retaining talents due to higher talent mobility. Any failure to attract, train, retain or motivate key management and experienced and capable personnel could severely disrupt our business and growth.
If we are unable to protect our customers’ credit card data and other personal information, we could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.
Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of other personal information expose us to increased risk of privacy and/or security breaches as well as other risks. In connection with credit or debit card or mobile payment transactions in-restaurant, our company owned and operated stores and sub-franchisees collect and transmit confidential information by way of secure private retail networks. In February 2022, Tim Hortons China transferred control and possession of the personal data of THIL’s customers to DataCo, pursuant to a Business Cooperation Agreement. For a more detailed description, see the section of this proxy statement/prospectus titled “THIL’s Business — Digital Technology and Information Systems.”
We or our service providers, including DataCo, may experience or be affected by with security breaches in which our customers’ personal information is stolen. Also, security and information systems that we use or rely on may be compromised as a result of data corruption or loss, cyberattack or a network security incident or the independent third-party service provider may fail to comply with applicable laws and regulations. Although private networks are used to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted in connection with credit and debit card sales, and the security measures employed may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. Further, the systems currently used for transmission and approval of electronic payment transactions, and the technology utilized in electronic payment themselves, all of which can put electronic payment at risk, are determined and controlled by the payment card industry, not by us. In addition, our sub-franchisees, contractors, or third parties with whom we do business or to whom we outsource business operations may be subject to cyberattack or a network security incident that may lead to loss of our customers’ data or may attempt to circumvent our security measures in order to misappropriate such information, and may purposefully or inadvertently cause a breach involving such information. If a person is able to circumvent our security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the unlawful access or exfiltration of personal data, or actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits, administrative fines or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition and results of operations. Further, adverse publicity resulting from such claims or proceedings could significantly harm our reputation which, in turn, may have an adverse effect on our business, financial condition and results of operations.
We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.
The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We and our PRC Subsidiaries are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services, or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress of the PRC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not collect users’ personal information without their consent and may only collect users’ personal information necessary to the provision of services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations. The Civil Code of the PRC (issued by the National People’s Congress of the PRC on May 28, 2020 and effective from January 1, 2021) provides the main legal basis for privacy and personal information infringement claims under PRC civil law.
PRC regulators, including the CAC, the Ministry of Industry and Information Technology, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In addition, certain internet platforms in mainland China have reportedly been subject to heightened regulatory scrutiny in relation to cybersecurity matters.
In April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. In July 2021, the CAC and other related authorities released a draft amendment to the 2020 Cybersecurity Review Measures for public comments. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020

Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Under the Regulation on Protecting the Security of Critical Information Infrastructure promulgated by the State Council on July 30, 2021, effective September 1, 2021, “critical information infrastructure” is defined as important network facilities and information systems in important industries and fields, such as public telecommunication and information services, energy, transportation, water conservancy, finance, public services, e-government and national defense, science, technology and industry, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may severely damage national security, the national economy and the people's livelihood and public interests. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator. As of the date of this proxy statement/prospectus, neither we nor any of our PRC Subsidiaries has been informed by any PRC governmental authority that we or any of our PRC Subsidiaries is a “critical information infrastructure operator.”
Compared with the 2020 Cybersecurity Review Measures, the 2022 Cybersecurity Review Measures contain the following key changes: (i) internet platform operators who are engaged in data processing are also subject to the regulatory scope; (ii) the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review mechanism; (iii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office; (iv) the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or illegally transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously by foreign governments and any cybersecurity risk after a company’s listing on a stock exchange shall be collectively taken into consideration during the cybersecurity review process; and (v) critical information infrastructure operators and internet platform operators covered by the 2022 Cybersecurity Review Measures shall take measures to prevent and mitigate cybersecurity risks in accordance with the requirements therein. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.
As of the date of this proxy statement/prospectus, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have we or any of our PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or the business operations of our PRC Subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.
On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the collection of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible; and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.
On October 29, 2021, the CAC released the Draft Measures on Data Export Security Assessment for public comments through November 28, 2021, which provides for the scope of data that will be subject to security assessment when being exported, including (i) personal information and important data collected and generated by a critical information infrastructure operator; (ii) any important data that is to be exported; (iii) personal information from a data processor that has processed personal information of one million individuals or more; (iv) information from a data processor that in aggregate has exported personal information of over 100,000 individuals or sensitive personal information of over 10,000 individuals; and (v) such other information prescribed by the CAC. Given the nature of our business and as advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe that we or any of our PRC Subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Draft Measures on Data Export Security Assessment. As of the date of this proxy statement/prospectus, the Draft Measures on Data Export Security Assessment has not materially affected our business or results of operations. However, as its provisions and anticipated adoption or effective date are subject to change, and the interpretation and implementation measures remain uncertain, we cannot assure you that the final rules will be consistent with our interpretation. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.
As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we or our PRC Subsidiaries will be able to comply with such regulations in all respects, and we or our PRC Subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. In addition, while our PRC Subsidiaries take various measures to comply with all applicable data privacy and protection laws and regulations and the control and possession of our customer data has been transferred to DataCo, there is no guarantee that our current security measures, operation and those of our third-party service providers may always be adequate for the protection of our customers, employee or company data against security breaches, cyberattacks or other unauthorized access, which could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust and impairment of our technology infrastructure and harm our reputation and business, resulting in fines, penalties and potential lawsuits.
Unexpected termination of leases, failure to renew the leases of our existing premises or to renew such leases at acceptable terms could materially and adversely affect our business.
Our PRC Subsidiaries lease the premises for all of our stores. Our PRC Subsidiaries generally seek to enter into long-term leases of more than five years with an option to renew for our stores, though are not always able to secure either a term of that duration or the right to renew. Rent for our leases is typically stated as the higher of a fixed amount, which is usually subject to periodic incremental increases as stipulated in the lease agreements, and a variable amount, which is usually stated as a percentage of the revenue generated by the store situated on the leased premise. We cannot assure you that our PRC Subsidiaries would be able to renew the relevant lease agreements at the same rate, on similar terms or without substantial additional costs. If a lease agreement is renewed at a substantially higher rate or less favorable terms, our business and results of operations may be materially and adversely affected. If any of our PRC Subsidiaries is unable to renew the lease for a store site, it will have to close or relocate the store, which could result in additional costs and risks, loss of customers and decreased sales. Furthermore, we cannot assure you that the lessors are entitled to lease the relevant real properties to us. If the lessor is not entitled to lease the real properties and the owner of such real properties declines to ratify the lease agreement with the respective lessor, our PRC Subsidiaries may not be able to enforce their rights to lease such properties under the respective lease agreement against the owner. As of the date of this proxy statement/prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without proper ownership proof. If a lease agreement is claimed as null and void by a third party who is the right owner of such leased real properties, we could be required to vacate the properties and we cannot assure you that suitable alternative locations will be readily available on commercially reasonable terms, or at all.
In addition, the PRC government has the statutory power to acquire any land in mainland China. As a result, we may be subject to compulsory acquisition, closure or demolition of any of the properties on which our stores are situated. Although we may receive liquidated damages or compensation if our leases are terminated unexpectedly, we may be forced to suspend operations of the relevant store, which could materially and adversely affect our business and results of operations.
We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.
Historically, we have financed our operations primarily with operating cash flows, shareholder contributions and issuance of convertible notes. As part of our growth strategies, we expect to continue to require substantial capital through additional debt or equity financing in the future to cover our costs and expenses. However, we may be unable to obtain additional capital in a timely manner or on commercially acceptable terms, or at all. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to:

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our market position and competitiveness in China’s coffee industry;

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our future profitability, overall financial condition, operating results and cash flows;

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the general market conditions for financing activities; and

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the macro-economic and other conditions in China and elsewhere.

To the extent we engage in debt financing, the incurrence of indebtedness would result in increased debt servicing obligations and could result in operating and financing covenants that may, among other things, restrict our operational flexibility or our ability to pay dividends to our shareholders. For example, the Indenture pursuant to which the Notes were issued contains covenants that, subject to significant exceptions, restrict the ability of our company and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate our A&R MDA and amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default, such as failure to make timely payment or meet certain conversion obligations. If we fail to service our debt obligations or are unable to comply with our debt covenants, we could be in default under the relevant debt obligations, and our liquidity and financial condition may be materially and adversely affected. To the extent that we raise additional financing by issuance of additional equity or equity-linked securities, our shareholders may experience dilution. In the event that financing is not available or is not available on terms commercially acceptable to us, our business, operating results and growth prospects may be adversely affected.
Our history of recurring losses and need for additional financing raises substantial doubt about our ability to continue as a going concern.
We have incurred significant operating losses since our inception. While our consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared assuming that we will continue as a going concern, our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern, and our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 with respect to this uncertainty. Based upon our current operating plan and assumptions, we believe our existing sources of liquidity, together with the cash we expect to receive from the Business Combination, will be sufficient to fund our operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, the assumptions underlying this estimate may prove to be wrong, and changes may occur beyond our control and cause us to consume our available capital sooner than we expect. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have evaluated plans to slow down the pace of our store network expansion, which, if implemented, could adversely affect the growth of our revenue and customer base. Failure to continue as a going concern could significantly harm our business, operating results and financial position and cause our shares to decline substantially in value or become worthless.
Our insurance may not be sufficient to cover certain losses.
We face the risk of loss or damage to our properties, machinery and inventories due to fire, theft and natural disasters such as earthquakes and floods. While our insurance policies cover some losses in respect of damage or loss of our properties, machinery and inventories, our insurance may not be sufficient to cover all such potential losses. In the event that such loss exceeds our insurance coverage or is not covered by our insurance policies, we will be liable for the excess in losses. In addition, even if such losses are fully covered by our insurance policies, such fire, theft or natural disaster may cause disruptions or cessations in our operations and adversely affect our business, financial condition and results of operations.
Industry data, projections and estimates contained in this proxy statement/prospectus are inherently uncertain, subject to interpretation and may not have been independently verified.
Industry data and projections are inherently uncertain and subject to change. There can be no assurance that China’s coffee industry or food and beverage sector will be as large as we anticipate or that projected growth will occur or continue. In addition, underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control. Our projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects our current estimates of future performance. We employ models to, among other uses, price products, value assets, make investment decisions and generate projections. These models rely on estimates and projections that are inherently uncertain, may use data and/or assumptions that do not adequately reflect recent experience and relevant industry data, and may not operate as intended. As our assumptions are based on historical experiences and expectations of future performance, which are highly dependent on modeling assumptions as to long-term macroeconomic conditions, we may discover errors or other deficiencies in existing models, assumptions and/or methodologies. Moreover, we may use additional, more granular and detailed information or we may employ more simplified approaches in the future, either of which may cause us to refine or otherwise change existing assumptions and/or methodologies. If the changes to our models indicate a decline in growth rate or unfavorable projections, this could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Doing Business in China
Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.
On July 30, 2021, in response to the regulatory developments in mainland China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult. We may also be required to adjust, modify, or completely change the business operations of our PRC Subsidiaries in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.
The approval and/or other requirements of Chinese governmental authorities may be required in connection with the Business Combination or our future issuance of securities to foreign investors under PRC laws, regulations or policies.
As all of our operations are based in mainland China through our PRC Subsidiaries, we are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to foreign investors, and cause the value of our securities to significantly decline or be worthless. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that the issuance of our securities to foreign investors in connection with the Business Combination, or in the future, does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on the experience of our management team, we do not believe that any permission or approval is required under any laws or regulations of the HKSAR for us to issue securities to non-PRC investors in connection with the Business Combination or offer securities to non-PRC investors or for any of our PRC Subsidiaries to conduct their business operations in mainland China. We cannot assure you that such approval or permission will not be required under PRC or HKSAR laws, regulations or policies if the relevant PRC or HKSAR governmental authorities take a contrary position, nor can we predict whether or how long it will take to obtain such approval. Any failure to obtain or delay in obtaining the requisite governmental approval for the Business Combination, or a rescission of such approval, would subject us to sanctions imposed by the relevant PRC regulatory authority. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in-charge PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies to require us to obtain permission or approval in order to issue securities to foreign investors in connection with the Business Combination or offer securities to foreign investors.
The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, currently known as the SAMR, the CSRC, and the SAFE in 2006 and amended in 2009, as well as some other regulations and rules concerning mergers and acquisitions (collectively, the “M&A Rules”) include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.
While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of the Business Combination because (i) our PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel.
On August 1, 2021, the CSRC stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. For details of risks relating to cybersecurity review, see “— Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”
Furthermore, on December 24, 2021, the CSRC released the draft Administrative Provisions on the Offshore Listing and Securities Issuance of PRC-Based Companies and the draft Administrative Measures on the Filing of Offshore Listing and Securities Issuance of PRC-Based Companies for public comments through January 23, 2022 (collectively, the “CSRC Draft Rules”). Under the CSRC Draft Rules, issuers that intend to list or offer securities on foreign stock exchanges through direct offshore listing (i.e., the listing of a PRC-incorporated company) or indirect offshore listing (i.e., the listing of an overseas company that meets the following conditions: (a) more than 50% of the revenue, profit, gross assets or net assets of the issuer in the last fiscal year originated from a PRC-incorporated company or companies, and (b) a majority of the issuer’s senior executives in charge of its business operations are PRC citizens or habitually reside in mainland China and the issuer’s business operations are mainly conducted or located in mainland China) shall complete a filing with the CSRC within three business days upon the issuer’s initial filing of its listing application documents with the foreign stock exchange. The relevant filing materials include but are not limited to: (i) the filing report and relevant undertakings; (ii) regulatory opinions issued by, filings with or approvals from competent authorities of our industry, if applicable; (iii) cybersecurity assessment review opinions issued by competent authorities, if applicable; (iv) opinions issued by a PRC legal counsel; and (iv) the prospectus used for the overseas listing. If the filing documents submitted to the CSRC are complete and in compliance with the applicable requirements, the CSRC will issue a notice of record within 20 business days. According to questions and answers published by the CSRC on December 24, 2021 (the “Q&A”), the CSRC Draft Rules, as drafted, would not be applied retrospectively and would only be applied to new listings and refinancing by existing overseas-listed Chinese companies. It is uncertain whether, when and in what form the CSRC Draft Rules will be enacted. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that, even though the Business Combination falls within the definition of “indirect offshore listing,” the Business Combination is not subject to filing requirement under the CSRC Draft Rules (if enacted), because (i) the Q&A explicitly states that the CSRC Draft Rules, including the requirement to complete a filing with the CSRC within three business days upon the issuer’s initial filing of its listing application documents with a foreign stock exchange, would not be applied retrospectively and (ii) our initial filing of the registration statement/proxy statement in connection with the Business Combination was completed on September 23, 2021 and submitted the initial draft of our listing application to Nasdaq on December 8, 2021, which was before the Q&A was issued. However, we cannot assure you that the CSRC will not interpret the Q&A differently and nonetheless require us to make such filing after our listing on Nasdaq. Given that (i) it is uncertain whether the CSRC Draft Rules will take effect as currently drafted and whether an issuer who applied for the listing on foreign stock exchange prior to the enactment of the CSRC Draft Rules but completed the listing after the enactment of the CSRC Draft Rules will be subject to the filing requirements therein, despite what the Q&A may indicate otherwise; and (ii) PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of the CSRC Draft Rules, we cannot assure you that we will not be required to comply with the filing requirements under the CSRC Draft Rules if the CSRC Draft Rules are adopted into law in the future or if the PRC regulatory authorities take a position contrary to ours. If we are required to comply with the filing requirements under the CSRC Draft Rules (if enacted), it is uncertain whether we can, or how long it will take us to, complete such filing procedures. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we do not believe there will be any substantial obstacle in making these filings if we were deemed to be subject to the filing requirements, unless the relevant government authorities fail to issue any required regulatory opinions or approvals, including cybersecurity assessment review opinions. Failure to comply with the filing requirements or any other requirements under the CSRC Draft Rules (if enacted) could result in warnings, a fine ranging from RMB 1 million to RMB 10 million, suspension of certain business operations, orders of rectification and revocation of business license.
If we fail to receive or maintain any requisite permission or approval from the CSRC for the Business Combination or future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we may be subject to fines and penalties (the details of which are unknown at this point), limitations on our business activities in mainland China, delay or restrictions on the contribution of the proceeds from the Business Combination into the PRC, or other sanctions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects. The CSRC may also take actions requiring us, or making it advisable for us, to halt the Business Combination or future offerings. Such uncertainties and/or negative publicity regarding such approval requirements could cause our securities to decline significantly in value or become worthless.
Moreover, on November 14, 2021, the CAC released the Draft Administrative Regulation. Under the Draft Administrative Regulation, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. The public comment period for the Draft Administrative Regulation ended on December 13, 2021, and the Draft Administrative Regulation has not come into effect as of the date of this proxy statement/prospectus. On December 28, 2021, the PRC government promulgated the 2022 Cybersecurity Review Measures, which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this proxy statement/prospectus, neither we nor any of our PRC Subsidiaries has been required by any PRC governmental authority to apply for cybersecurity review, nor have we or any of our PRC Subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. Based on the opinion of our PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, we believe that neither we nor any of our PRC Subsidiaries is subject to the cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of our securities or the business operations of our PRC Subsidiaries, because neither we nor any of our PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that we or any of our PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Administrative Regulations (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million users, nor can we assure you that we or our PRC Subsidiaries would be able to pass such review. If we or any of our PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or the business operations of our PRC Subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently conclude that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition,we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.
PRC governmental authorities’ significant oversight and discretion over our business operation could result in a material adverse change in our operations following the Business Combination and the value of our securities.
PRC governmental authorities have significant oversight and discretion over the business operations of our PRC Subsidiaries in mainland China and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals, which could result in a material adverse change in our operations and/or the value of our securities. In addition, the PRC governmental authorities may also exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. Any such action could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. Furthermore, the implementation of industry-wide regulations directly targeting our operations could cause the value of our securities to significantly decline.
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.
With substantially all of our assets and operations located in mainland China, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented various changes, a significant portion of the productive assets in China are owned by the government, and the PRC government continues to play a significant role in regulating industry development by setting industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing different treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, the policies of the PRC government or PRC laws and regulations could have a material adverse effect on the overall economic growth of China. Such developments may lead to a reduction in demand for our products and materially and adversely affect our business, financial condition and results of operations.
In addition, stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. According to the National Bureau of Statistics of China, the year-over-year percent increases in the consumer price index for the years ended December 31, 2019, 2020 and 2021 and the month of April 2022 were 2.9%, 2.5%, 3.1% and 2.1%, respectively. If prices of our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other actions, which could inhibit economic activity in the PRC and thereby harm the market for our services and products.
The business operations of our PRC Subsidiaries are subject to various PRC laws and regulations, the interpretation and enforcement of which involve significant uncertainties as the PRC legal system is evolving rapidly.
The PRC legal system is a civil-law system based on written statutes. Unlike the common-law system, prior court decisions under the civil-law system may be cited for reference but have limited precedential value, which has led to uncertainty and inconsistency in the interpretation and enforcement of many laws. Uncertainties also exist with respect to new legislation or proposed changes in the PRC regulatory requirements as the PRC legal system is evolving rapidly. The interpretations of many laws and regulations may contain inconsistencies, and the enforcement of these laws, regulations and rules involves uncertainties. In addition, laws and regulations can change quickly with limited advance notice. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Because PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Such uncertainty towards our contractual, property and procedural rights and legal obligations could adversely affect our business and impede our ability to grow our business. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.
We may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.
PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that (i) violates PRC laws and regulations, (ii) impairs the national dignity of the PRC, (iii) involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, (iv) is considered reactionary, obscene, superstitious or absurd, (v) is fraudulent, or (vi) disparages similar products. We may be subject to claims by customers misled by information on our mobile ordering system, website or other portals where we put our advertisements. We may not be able to recover our losses from advertisers by enforcing the indemnification provisions in the contracts, which may result in the diversion of management’s time and other resources from our business and operations to defending against these claims. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Our employment practices may be adversely impacted under the Labor Law of the PRC, the PRC Labor Contract Law and related regulations.
The Labor Law of the PRC, effective on July 5, 1994, and last amended on December 29, 2018, and the PRC Labor Contract Law (including the implementing rules), effective on January 1, 2008, and amended on December 28, 2012, and related regulations impose requirements concerning, among other things, the execution of written contracts between employers and employees, the time limit for probationary periods, the length of employment contracts, the working hour system, and the social insurance and welfare. The interpretation and implementation of related laws and regulations are still evolving. Therefore, our employment practices may violate the Labor Law of the PRC, the PRC Labor Contract Law and related regulations, and we could be subject to penalties, fines or legal fees as a result. If we are subject to severe penalties or incur significant legal fees in connection with labor-law disputes or investigations, our business, financial condition and results of operations may be materially and adversely affected.
Our PRC Subsidiaries may be subject to fines relating to our leased properties.
Under the relevant PRC laws and regulations, our PRC Subsidiaries are required to register and file executed leases with the relevant government authority. However, the lease agreements for most of our leased properties have not been registered with the PRC government authorities as required due to property owners’ refusal to cooperate with the registration process, despite our efforts. Although the failure to do so does not in itself invalidate the leases, our PRC Subsidiaries may be ordered by the PRC government authorities to rectify such noncompliance, and if such noncompliance is not rectified within a given period of time, the PRC Subsidiaries may be subject to fines imposed by PRC government authorities ranging from RMB1,000 to RMB10,000 for each unregistered lease agreement. While our PRC Subsidiaries intend to continue to seek the property owner’s cooperation with the registration process, we cannot assure you that we will be able to successfully obtain such cooperation.
PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident shareholders, beneficial owners and PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC Subsidiaries, limit our PRC Subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise adversely affect us.
In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles (“SAFE Circular 37”). SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities, as well as foreign individuals that are deemed PRC residents for foreign exchange administration purposes) to register with the SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires the SAFE registrations be updated in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as a change in its name, operation term and PRC resident shareholder, an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions.
In September 2014, the MOFCOM promulgated the Measures for the Administration of Overseas Investment, and the National Development Reform Committee (the “NDRC”) promulgated the Administrative Measures for the Approval and Filing of Overseas Investment Projects. In December 2017, the NDRC further promulgated the Administrative Measures of Overseas Investment of Enterprises, which became effective in March 2018. Pursuant to these regulations, any outbound investment of PRC enterprises in a non-sensitive area or industry is required to be filed with the MOFCOM and the NDRC or their local branches.
We have requested that all of our current shareholders and beneficial owners who, to our knowledge, are PRC residents complete the foreign exchange registrations and that those who, to our knowledge, are PRC enterprises comply with outbound investment related regulations. However, we may not be informed of the identities of all the PRC residents and PRC enterprises holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents and PRC enterprises will comply with our request to make or obtain the applicable registrations or continuously comply with all the requirements under SAFE Circular 37 or other related rules and the outbound investment related regulations. Failure by such shareholders or beneficial owners to comply with SAFE and outbound investment related regulations, or failure by us to amend the foreign exchange registrations of our PRC Subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC Subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.
Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation have been constantly evolving, it is uncertain how these regulations, and any future regulations concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. Due to the complexity and constantly changing nature of the regulations related to foreign exchange and outbound investment, as well as the uncertainties involved, we cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.
Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements.
We are a holding company incorporated in the Cayman Islands, and payment of dividends by our subsidiaries is an important source of support for us to meet our financing needs.
Dividend payments from our PRC Subsidiaries are subject to various restrictions under current PRC laws and regulations and could be subject to additional, more onerous restrictions under new PRC laws and regulations that may come into effect in the future. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that withholding tax at the rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Furthermore, if our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China.
Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, an intermediary holding company with no current business operations, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.

Fluctuations in exchange rates could have a material and adverse effect on the value of your investment and our results of operations.
The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the political and economic conditions in China and PRC foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right (the “SDR”) and decided that, from October 1, 2016, Renminbi would be determined to be a freely usable currency and will be included in the SDR basket. Since June 2010, the Renminbi has fluctuated significantly against the U.S. dollar. It is difficult to predict how market forces or policies by the PRC or U.S. government may impact the exchange rate between the Renminbi and the U.S. dollar in the future. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future.
Significant revaluation of the Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value and trading price of, and any dividends payable on, our securities in U.S. dollars. The appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion to the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our securities and have a negative effect on the U.S. dollar amount available to us for the purpose of making payments for dividends on THIL Ordinary Shares, royalties, strategic acquisitions or investments or for other business purposes.
Very limited hedging options are available in mainland China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.
PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may restrict or delay us from using the proceeds of the Business Combination to make loans or additional capital contributions to our PRC Subsidiaries, which could adversely affect our liquidity and our ability to fund and expand our business.
Under PRC laws and regulations, loans by THIL to its PRC Subsidiaries to finance their operations shall not exceed certain statutory limits and must be registered with the local counterpart of the SAFE, and any capital contribution from THIL to its PRC Subsidiaries is required to be registered with the competent PRC governmental authorities. Currently, there is no statutory limit to the amount of funding that we can provide to our PRC Subsidiaries through capital contributions, because there is no statutory limit on the amount of registered capital for our PRC Subsidiaries and we are allowed to make capital contributions to our PRC Subsidiaries by subscribing for their registered capital, provided that the PRC Subsidiaries complete the relevant filing and registration procedures. According to relevant PRC regulations on foreign-invested enterprises, capital contributions to our PRC Subsidiaries are required to be registered with SAMR or its local counterpart and a local bank authorized by the SAFE.
Foreign exchange controls may limit our ability to effectively utilize our revenues and the proceeds from the Business Combination and related financings and adversely affect the value of your investment.
The PRC government imposes foreign exchange controls on the convertibility of the Renminbi and, in certain cases, the remittance of currency out of mainland China. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC Subsidiaries to fund any cash and financing requirements we may have. We do not currently have any cash management policy that dictates how funds shall be transferred between our holding company and subsidiaries, including our PRC Subsidiaries, THHK and any other non-PRC subsidiaries that we may have in the future, or among our subsidiaries. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions (such as purchase of imported coffee beans with foreign currencies), can be made in foreign currencies without prior approval of the SAFE provided that certain procedural requirements are met. Specifically, under the existing exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC Subsidiaries in mainland China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration to use cash generated from the operations of our PRC Subsidiaries to pay off their respective debt in a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends to our shareholders or fulfill other payment obligations in foreign currencies or fund any future operations that we may have outside of mainland China with foreign currencies.
In addition, under the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises (“FIEs”) and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, FIEs are prohibited from using Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes or using such Renminbi funds to provide loans to persons other than their affiliates, unless within their business scope.
Any foreign loan procured by our PRC Subsidiaries is also required to be registered with the SAFE or its local branches or be filed with the SAFE in its information system, and each of our PRC Subsidiaries may not procure loans which exceed either (i) the amount of the difference between their respective registered total investment amount and registered capital or (ii) two and a half times, or the then-applicable statutory multiple, the amount of their respective audited net assets, calculated in accordance with PRC GAAP (the “Net Assets Limit”), at our election. Increasing the amount of the difference between their respective registered total investment amount and registered capital of our PRC Subsidiaries is subject to governmental approval and may require such subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount that we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of the calculation. As of the date of this proxy statement/prospectus, all of our PRC Subsidiaries have negative or very limited net assets, which prevents us from providing loans to them using the Net Assets Limit. Any medium- or long-term loan to be provided by us to our PRC Subsidiaries must also be registered by and filed with the NDRC.
On October 23, 2019, SAFE further issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment (“Circular 28”), which took effect on the same day. Circular 28 allows non-investment FIEs to use their capital funds to make equity investments in mainland China as long as such investments do not violate the then effective negative list for foreign investments and the target investment projects are genuine and in compliance with laws. In addition, Circular 28 stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange-related rules. Violations of these circulars could result in severe monetary or other penalties.
These PRC laws and regulations and any new PRC laws and regulations that may come into effect in the future may significantly limit our ability to use Renminbi converted from the net proceeds of the Business Combination and related financings to fund the establishment of new entities in mainland China by our PRC Subsidiaries, and to invest in or acquire any other PRC companies through our PRC Subsidiaries.

Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC Subsidiaries, or future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals or comply with any new registration or approval requirements under laws and regulations that may come into effect in the future, or if we are found to be in violation of any applicable laws with respect to foreign currency exchange, our ability to use the proceeds we received or expect to receive from our offshore offerings may be negatively affected and we may be subject to penalties, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Due to these existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on our ability or the ability of our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations, cash and/or non-cash assets located in mainland China or held by our PRC Subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of mainland China, and we may not be able to effectively utilize the proceeds from the Business Combination and related financings to fund the operations or liquidity needs of our PRC Subsidiaries.
Based on the experience of our management team, we do not believe that remittance of cash and/or non-cash assets from Hong Kong, including cash and/or non-cash assets held by THHK, is subject to the aforementioned interventions, restrictions and limitations by the PRC government or similar interventions, restrictions or limitations from the government of the HKSAR, nor do we believe such interventions, restrictions and limitations will be imposed on THHK or any future Hong Kong subsidiary that THIL may have in the foreseeable future. To the extent that our cash and/or non-cash assets in Hong Kong or any cash and/or non-cash assets held by our Hong Kong Subsidiaries are subject to the aforementioned interventions, restrictions and limitations by the PRC government or the government of the HKSAR, then, as a result of such interventions, restrictions and limitations, such cash/assets may not be available to pay dividends to us, to fund the operations of our subsidiaries outside Hong Kong or to be used outside of Hong Kong for other purposes.
The M&A Rules and certain other PRC regulations could make it more difficult for us to pursue growth through acquisitions in mainland China.
The M&A Rules established additional procedures and requirements that could make merger and acquisition activities involving mainland China companies by foreign investors more time-consuming and complex, including requirements in some instances that the in-charge government authority be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-monopoly Law of the PRC requires that the in-charge government authority be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the Anti-monopoly Law, we cannot assure you that the in-charge Anti- monopoly Law enforcement agency will not deem our past acquisition or investments to have triggered the filing requirement for anti-trust review. If we or any of our PRC Subsidiaries is found to have violated the Anti-monopoly Law for failing to file the notification of concentration and request for review, a fine of up to RMB500,000 could be imposed, and the parts of the transaction causing the prohibited concentration could be ordered to be unwound, which may materially and adversely affect our business, financial condition and results of operations. In addition, under applicable laws, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement, are prohibited.
In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, promulgated by the SAFE in 2012, grantees of our incentive share awards who are PRC citizens or who are non-PRC residents continuously residing in mainland China for a continuous period of no less than a year shall, subject to limited exceptions, be required to register with the SAFE and complete certain other procedures through a domestic qualified agent and collectively retain an overseas entrusted institution to handle matters related to the exercise of stock options and the purchase and disposition of related equity interests after our company becomes an overseas listed company upon the completion of the Business Combination. Failure to comply with these SAFE requirements may subject these individuals to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC Subsidiaries and limit our PRC Subsidiaries’ ability to distribute dividends to us.
The PRC State Taxation Administration, or SAT, has also issued certain circulars concerning equity incentive awards. Under these circulars, our employees working in mainland China who exercise share options or are granted restricted share units will be subject to PRC individual income tax. If our employees fail to pay or if we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.
If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could fail to timely file future financial statements in compliance with the requirements of the Exchange Act.
Starting in 2011, the “big four” PRC-based accounting firms, including THIL’s independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the PRC accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under PRC law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.
In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the PRC accounting firms, including THIL’s independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all the affiliates of the “big four.” If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including THIL’s independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, THIL could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in mainland China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based U.S.-listed companies, and the market price of our securities may be adversely affected.
If THIL’s independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and THIL is unable to timely find another registered public accounting firm to audit and issue an opinion on its financial statements, its financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of THIL’s shares or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the shares in the United States.
The PCAOB has been and currently is unable to inspect our auditor. Our securities may be delisted under the HFCAA if the PCAOB is unable to inspect our auditors for three consecutive years after we are identified by the SEC as a Commission-Identified Issuer, or two consecutive years if the AHFCAA is enacted. The delisting of our securities, or the threat of our securities being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives investors of the benefits of such inspections.
On December 18, 2020, the HFCAA was enacted. In essence, the HFCAA requires the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA, pursuant to which the SEC will (i) identify an issuer as a “Commission-Identified Issuer” if the issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by the authority in the foreign jurisdiction, and (ii) impose a trading prohibition on the issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The AHFCAA, which was passed by the U.S. Senate in June 2021, if enacted, would shorten the three -consecutive-year compliance period under the HFCAA to two consecutive years and, as a result, reduce the time before the potential trading prohibition against or delisting of the issuer’s securities. THIL’s independent registered public accounting firm is located in and organized under the laws of the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC regulatory authorities, and therefore THIL’s auditors are not currently inspected by the PCAOB.
On March 24, 2021, the SEC adopted interim final amendments, which will become effective 30 days after publication in the Federal Register, relating to the implementation of certain disclosure and documentation requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. Before any registrant will be required to comply with the interim final amendments, the SEC must implement a process for identifying such registrants. Consistent with the HFCAA, the amendments will require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in that jurisdiction, and will also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrant. In May 2021, the PCAOB issued a proposed Rule 6100, Board Determinations Under the HFCAA, for public comment. The proposed rule is related to the PCAOB’s responsibilities under the HFCAA, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. On September 22, 2021, the PCAOB adopted Rule 6100, which was subsequently approved by the SEC on

November 5, 2021. On December 16, 2021, the PCAOB issued a report on its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong because of positions taken by local authorities.
The SEC may propose additional rules or guidance that could impact THIL if its auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets (the “PWG”) issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then-President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022. It is unclear when the SEC will complete its rulemaking, when such rules will become effective and what, if any, of the PWG recommendations will be adopted.
THIL’s auditors, who are headquartered in mainland China, are subject to the determinations announced by the PCAOB, and the PCAOB has been and currently is unable to inspect THIL’s auditors. The enactment of the HFCAA and AHFCAA and the implications of any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected SEC registrants, including THIL, and the market price of our securities could be materially adversely affected. Additionally, whether the PCAOB will be able to conduct inspections of THIL’s auditors in the next three, or two, consecutive years, or at all, is subject to substantial uncertainty and depends on a number of factors out of THIL’s control. If THIL is unable to meet the PCAOB inspection requirement in time, it could be delisted and THIL’s securities will not be permitted for trading “over-the-counter” either. Such a delisting would substantially impair your ability to sell or purchase THIL’s securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our securities. Also, such a delisting would significantly affect THIL’s ability to raise capital on acceptable terms, or at all, which would have a material adverse effect on THIL’s business, financial condition and prospects.
The PCAOB’s inability to conduct inspections prevents it from fully evaluating the audits and quality control procedures of THIL’s independent registered public accounting firm. As a result, THIL and investors in THIL’s securities are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of THIL’s independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of THIL’s financial statements.
Your ability to effect service of legal process, enforce judgments or bring actions against us or certain of our officers and directors outside the U.S. will be limited and addition costs may be required.
We are a Cayman Islands holding company that conducts our operations in mainland China through our PRC Subsidiaries. Following the Closing, a majority of our assets, our entire management team and at least two of our directors will be based in mainland China. Therefore, it may be difficult or costly for you to effect service of process against us or these officers and directors within the U.S. In addition, we have been advised by our PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that it is uncertain (i) whether and on what basis a PRC court would enforce judgment rendered by a court in the U.S. based upon the civil liability provisions of U.S. federal securities laws; and (ii) whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws. See “Enforceability of Civil Liability” for more details. As such, you may not be able to or may experience difficulties or incur additional costs in order to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in mainland China or bring original actions in mainland China based on U.S. federal securities laws. In addition, while we don’t have any business operations in Hong Kong, one of our directors following the Business Combination will be based in Hong Kong. Similarly, it may be difficult or costly for you to effect service of process against this director within the U.S., and enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws in Hong Kong or bring original actions in Hong Kong based on U.S. federal securities laws. Furthermore, any judgment obtained in the U.S. against THIL and these individuals may not be collectible within the U.S.
Risks Related to THIL’s Securities
The price of our securities may be volatile, and the value of our securities may decline.
We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to the market price at which our securities will trade after the Transactions or to any other established criteria of the value of our business and prospects, and the market price of our securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by Silver Crest and THIL in connection with the Transactions. In addition, the trading price of our securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you paid in the Transactions. Factors that could cause fluctuations in the trading price of our securities include the following:

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actual or anticipated fluctuations in our financial condition or results of operations;

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variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results;

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changes in laws or regulations applicable to our business;

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announcements by us or our competitors of significant business developments, acquisitions or new offerings;

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sales of our securities by us, our shareholders or our warrant holders, as well as the anticipation of lockup releases;

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significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

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our involvement in litigation;

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conditions or developments affecting the coffee industry in China;

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changes in senior management or key personnel;

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the trading volume of our securities;

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changes in the anticipated future size and growth rate of our markets;

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publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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general economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for our unaffiliated investors.
An IPO involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company (“SPAC”), such as Silver Crest, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.
In addition, going public via a business combination with a SPAC does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for THIL’s securities after closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.
Outstanding Silver Crest Warrants will be assumed by THIL and converted into corresponding warrants to purchase THIL Ordinary Shares, which will increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Outstanding Silver Crest Warrants will be assumed by THIL and converted into corresponding warrants to purchase an aggregate of 26,150,000 THIL Ordinary Shares. The THIL Warrants will become exercisable on the later of 30 days after the Closing or 12 months from the consummation of the Silver Crest IPO. Each THIL Warrant will entitle the holder thereof to purchase one THIL Ordinary Share at a price of $11.50 per whole share, subject to adjustment. The THIL Warrants may be exercised only for a whole number of THIL Ordinary Shares. To the extent such warrants are exercised, additional THIL Ordinary Shares will be issued, which will result in dilution to the then-existing holders of THIL Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of THIL Ordinary Shares.
The warrant agreement relating to the THIL Warrants will provide that we agree that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision could limit THIL Warrant Holders’ ability to obtain what they believe to be a favorable judicial forum for disputes related to the A&R Warrant Agreement.
In connection with the Business Combination, we will enter into the A&R Warrant Agreement, which relates to the THIL Warrants. The A&R Warrant Agreement will provide that any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, which will be the exclusive forum for any such action, proceeding or claim. This provision will apply to claims under the Securities Act but, as discussed below, will not apply to claims under the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the A&R Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the A&R Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in THIL Ordinary Shares.
The exclusive forum provision in the A&R Warrant Agreement may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes related to the A&R Warrant Agreement, which may discourage such lawsuits against us and our directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
We may redeem your unexpired public THIL Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your THIL Warrants worthless.
After the Closing, we will have the ability to redeem outstanding public THIL Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of THIL Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and there is an effective registration statement covering the issuance of the THIL Ordinary Shares issuable upon exercise of the THIL Warrants. In addition, after the Closing, we will have the ability to redeem outstanding public THIL Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last reported sales price of THIL Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and if such last reported price is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). Redemption of the outstanding THIL Warrants could force you (i) to exercise your THIL Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your THIL Warrants at the then-current market price when you might otherwise wish to hold your THIL Warrants, or (iii) to accept the nominal redemption price, which, at the time the outstanding THIL Warrants are called for redemption, is likely to be substantially less than the market value of your THIL Warrants.
The THIL Warrants will consist of the Public Warrants and the Private Warrants. See “Description of THIL’s Share Capital and Articles of Association — Warrants.” Although the Private Warrants generally have terms and provisions that are identical to the Public Warrants, unlike the Public Warrants, the Private Warrants, including the underlying shares, will not be transferable, assignable or salable until 30 days after the Closing, except pursuant to limited exceptions, and they will not be redeemable by us (except when the price per THIL Ordinary Share equals or exceeds $10.00 for any 20 trading days within a 30-trading day period and if the closing price of THIL Ordinary Shares for any 20 trading days within such 30-trading day period is less than $18.00 per share) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. Furthermore, any amendment to the terms of the Private Warrants or any provision of the A&R Warrant Agreement with respect to the Private Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Warrants. Such characteristics may make it more difficult, as compared to the Public Warrants, for us to redeem the Private Warrants at our desired timing or at all.
A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.
Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. A substantial amount of our shares will be subject to transfer restrictions following the Business Combination. An active trading market for our securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Business Combination may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if the combined company’s securities are not listed on Nasdaq and are quoted on the

OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.
The trading market for our securities will rely in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.
Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.
We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of THIL Ordinary Shares to decline.
We do not intend to pay dividends before we become profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of THIL Ordinary Shares.
We do not intend to pay any cash dividends before we become profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, you may need to rely on sales of THIL Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Silver Crest IPO, (b) in which THIL has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
We cannot predict if investors will find our securities less attractive if we choose to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities, and the price of our securities may be more volatile.
We will be a foreign private issuer, and as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the closing of the Transactions, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the U.S. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our securities.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”
Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources, and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.
We have identified material weaknesses in our internal controls over financial reporting, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.
In connection with the audit of our consolidated balance sheets as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the years ended December 31, 2021, 2020 and 2019, we and our independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting, which we have begun to address and have a plan to further address. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our company’s lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.
Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal controls under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal controls over financial reporting. Had we performed a formal assessment of our internal controls over financial reporting, or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses or internal control deficiencies may have been identified.
To remediate our identified material weakness, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal controls over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
We do not intend to make any determinations on whether we or our subsidiaries are CFCs for U.S. federal income tax purposes.
We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder of THIL Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. Holder of THIL Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of THIL Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.
If we or any of our subsidiaries are characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, U.S. Holders (as defined below) may suffer adverse U.S. federal income tax consequences.
A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the 2020 composition of the income, assets and operations of us and our subsidiaries, we do not believe we will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that we will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.
Whether we or any of our subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of our income and assets, our market value and the market value of our subsidiaries’ shares and assets. Changes in our composition, the composition of our income or the composition of any of our subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether we are treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.
If we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Taxation — Material U.S. Federal Income Tax Considerations — Ownership and Disposition of THIL Ordinary Shares and THIL Warrants by U.S. Holders — Passive Foreign Investment Company Rules.” U.S. Holders of our ordinary shares are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.
Risks Related to the Business Combination
Silver Crest may not have sufficient funds to consummate the Business Combination.
As of December 31, 2021, Silver Crest had cash of $0.4 million held outside of the Trust Account to fund its working capital requirements. If Silver Crest is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties, or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Silver Crest in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Silver Crest upon completion of the Business Combination. If Silver Crest is unable to consummate the Business Combination because it does not have sufficient funds available, Silver Crest will be forced to cease operations and liquidate the Trust Account. The proceeds deposited in the Trust Account could become subject to the claims of Silver Crest’s creditors which would have higher priority than the claims of Silver Crest Public Shareholders. Consequently, Silver Crest Public Shareholders may receive less than $10 per share.
If Silver Crest Public Shareholders fail to properly demand redemption rights, they will not be entitled to convert their Public Shares into a pro rata portion of the Trust Account.
Silver Crest Public Shareholders may demand that Silver Crest redeem their Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination in accordance with the Silver Crest Articles. To demand redemption rights, Silver Crest Public Shareholders must either tender their share certificates (if any) to Silver Crest’s transfer agent or deliver their Public Shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, in each case no later than two (2) business days prior to the extraordinary general meeting. Any Silver Crest Public Shareholder who fails to properly demand redemption rights by delivering his, her or its Public Shares in the manner described in this proxy statement/prospectus will not be entitled to convert his, her or its Public Shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Silver Crest Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.
The Business Combination remains subject to conditions that Silver Crest cannot control, and if such conditions are not satisfied or otherwise waived, the Business Combination may not be consummated.
The Business Combination is subject to a number of conditions, including the conditions that Silver Crest have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there be no legal prohibition against consummation of the Business Combination, that THIL Ordinary Shares and THIL Warrants be approved for listing on Nasdaq subject only to official notice of issuance thereof, receipt of shareholder approval, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of Silver Crest’s and THIL’s representations and warranties made in the Merger Agreement, the non-termination of the Merger Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to the Business Combination are not met (and are not waived, to the extent available), either Silver Crest or THIL may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement and Ancillary Documents — Termination.”
The exercise of Silver Crest’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Silver Crest’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require Silver Crest to agree to amend the Merger Agreement, to consent to certain actions taken by THIL or to waive rights that Silver Crest is entitled to under the Merger Agreement. Waivers may arise because of changes in THIL’s business, a request by THIL to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on THIL’s business and would entitle Silver Crest to terminate the Merger Agreement in accordance to its terms. In any of such circumstances, it would be at Silver Crest’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he, she or they may believe is best for Silver Crest and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Silver Crest does not believe there will be any changes or waivers that Silver Crest’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Silver Crest will circulate a new or amended proxy statement/prospectus and resolicit Silver Crest’s shareholders if there are changes to the terms of the Business Combination that would have a material impact on its shareholders or that represent a fundamental change in the proposals being voted upon.
Because Silver Crest and THIL are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.
Both Silver Crest and THIL are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Silver Crest’s and/or THIL’s directors or officers, or to enforce judgments obtained in the United States courts against Silver Crest’s and/or THIL’s directors or officers.
The corporate affairs of both Silver Crest and THIL are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Silver Crest is also subject to the federal securities laws of the United States. The rights of Silver Crest shareholders to take action against Silver Crest’s directors, actions by minority Silver Crest shareholders and the fiduciary responsibilities of Silver Crest’s directors to Silver Crest shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of Silver Crest shareholders and the fiduciary responsibilities of Silver Crest’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Silver Crest has been advised by Appleby, Silver Crest’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against it judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, Silver Crest shareholders and shareholders of THIL may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.
Future resales of the THIL Ordinary Shares issued in connection with the Business Combination may cause the market price of THIL Ordinary Shares to drop significantly, even if THIL’s business is doing well.
Certain shareholders of THIL and the Sponsor have entered into support agreements with THIL and Silver Crest. Pursuant to such support agreements, such THIL shareholders and Sponsor have agreed that,

during the applicable lock-up period, they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares, or any options or warrants to purchase any share or any securities convertible into, exchangeable for or that represent the right to receive shares, or any interest in any of the foregoing, whether now owned or hereinafter acquired, owned directly by such shareholder (including holding as a custodian) or with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the applicable agreement). See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Sponsor Voting and Support Agreement.”
Further, concurrently with the closing of the Transactions under the Merger Agreement, THIL, the Sponsor and certain THIL shareholders will enter into the Registration Rights Agreement, which will provide the Sponsor and the other parties thereto with customary demand registration rights and piggyback registration rights with respect to registration statements filed by THIL after the closing. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”
Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that THIL files pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the THIL shareholders may sell large amounts of THIL Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of THIL Ordinary Shares or putting significant downward pressure on the price of THIL Ordinary Shares. Further, sales of THIL Ordinary Shares upon expiration of the applicable lockup period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of THIL Ordinary Shares could have a tendency to depress the price of THIL Ordinary Shares, which could increase the potential for short sales.
We cannot predict the size of future issuances of THIL Ordinary Shares or the effect, if any, that future issuances and sales of shares of THIL Ordinary Shares will have on the market price of THIL Ordinary Shares. Sales of substantial amounts of THIL Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of THIL Ordinary Shares.
Silver Crest’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.
Silver Crest’s board of directors did not obtain a third-party fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Silver Crest’s board of directors and management conducted due diligence on THIL and researched the industry in which THIL’s PRC Subsidiaries operate and concluded that the Business Combination was fair to and in the best interest of Silver Crest and its shareholders. Accordingly, investors will be relying solely on the judgment of Silver Crest’s board of directors and management in valuing THIL’s business, and Silver Crest’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of Silver Crest shareholders to vote against the proposed Business Combination or demand redemption of their Public Shares for cash, which could potentially impact Silver Crest’s ability to consummate the Business Combination or materially and adversely affect THIL’s liquidity following the consummation of the Business Combination.
Silver Crest and THIL will incur significant transaction and transition costs in connection with the Business Combination.
Silver Crest and THIL have both incurred and expect to incur significant non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. THIL may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by THIL following the Closing.
Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructure its operations and incur impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s share price, which could cause you to lose some or all of your investment.
Although Silver Crest has conducted due diligence on THIL, Silver Crest cannot assure you that this diligence has identified all material issues that may be present in the business operations of THIL’s PRC Subsidiaries, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of THIL’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if Silver Crest’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Silver Crest’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.
The THIL Ordinary Shares to be received by Silver Crest’s shareholders as a result of the Business Combination will have different rights from Silver Crest Ordinary Shares.
Following completion of the Business Combination, Silver Crest’s shareholders will no longer be shareholders of Silver Crest but will instead be shareholders of THIL. There will be important differences between your current rights as a Silver Crest shareholder and your rights as a THIL shareholder. See “Comparison of Rights of THIL Shareholders and Silver Crest Shareholders” for a discussion of the different rights associated with THIL Ordinary Shares.
Silver Crest’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, Silver Crest’s shareholders will own a smaller percentage of the combined company than they currently own in Silver Crest.
Immediately after the Closing, assuming that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares and after taking into account potential sources of dilution (i.e., (i) 7,405,464 shares underlying THIL’s granted share options and restricted share units, (ii)14,000,000 Earn-out Shares, (iii) 4,450,000 THIL Ordinary Shares to be issued to the PIPE Investors for $10 per share and 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants to be issued to the PIPE Investors that have agreed to purchase $10,000,000 THIL Ordinary Shares in the PIPE Investment for no additional consideration, (iv) 21,700,000 THIL Ordinary Shares underlying the Public Warrants and Private Warrants, (v) 6,039,533 THIL Ordinary Shares underlying the Notes and (vi) 5,000,000 Equity Support Shares, which is the maximum number of THIL Ordinary Shares that could be issued under the ESA, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed), shares held by existing THIL shareholders before the Closing, Silver Crest Public Shareholders and the Sponsor (including 500,000 shares underlying the PIPE Investment by an affiliate of the Sponsor), shares underlying the PIPE Investment (excluding 500,000 shares underlying the PIPE Investment by an affiliate of the Sponsor), shares issuable upon the conversion of the Notes and the 5,000,000 Equity Support Shares will represent approximately 65.54%, 22.92%, 4.10%, 2.55%, 2.68% and 2.21%, respectively, of the issued and outstanding THIL Ordinary Shares. These ownership percentages and the ownership percentages in the paragraph below do not take into account the CEF Shares and Commitment Shares because they are not issuable immediately after the Closing. See “THIL’s Management’s Discussion and

Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details about the Notes and “Summary — Recent Development — Equity Support Agreement” and “Summary — Recent Development — Committed Equity Facility” for additional details about the Equity Support Shares, the CEF Shares and Commitment Shares. Consequently, existing Silver Crest shareholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Silver Crest.
In addition, pursuant to the Sponsor Lock-Up Agreement and Amendment No. 1 to the Sponsor Voting and Support Agreement, of the 4,312,500 THIL Ordinary Shares to be issued to Sponsor upon the consummation of the Mergers (as a result of the automatic conversion of 4,312,500 Silver Crest Class B Shares held by the Sponsor into Silver Crest Class A Shares in accordance with Silver Crest Articles and the automatic conversion of each such Silver Crest Class A Share into the right of the holder thereof to receive one THIL Ordinary Share upon the effectiveness of First Merger), 1,400,000 THIL Ordinary Shares will become unvested and subject to forfeiture, only to be vested if certain price milestones are achieved on or before the 5th anniversary of the Closing. Therefore, if these price milestones are not achieved before the 5th anniversary of the Closing, then, under the No Redemptions Scenario and after taking into account the potential sources of dilution described in the preceding paragraph, the ownership interest of existing THIL shareholders will decrease by 1.86 percentage point from 65.54% to 63.68%, while the ownership interest of the Sponsor (including 500,000 shares underlying the PIPE Investment by an affiliate of the Sponsor) will decrease by only 0.37 percentage point from 4.10% to 3.73%, and the ownership interest of Silver Crest Public Shareholders will increase to by 1.68 percentage point from 22.92% to 24.60%, assuming that no other THIL Ordinary Shares are issued or forfeited between the Closing and the 5th anniversary of the Closing. For more details on the Earn-In Shares and Earn-out Shares, see “Unaudited Pro Forma Consolidated Combined Financial Information — Description of the Transactions — Earn-in” and “Unaudited Pro Forma Consolidated Combined Financial Information — Description of the Transactions — Earn-out.”
However, if the actual facts are different than the assumptions laid out above, the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination will be different. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — What equity stake will current THIL shareholders and current Silver Crest shareholders hold in the combined company immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on the same?”
Peter Yu, THIL’s Chairman and the Managing Partner of Cartesian, will have over 50% equity interest and voting power in the combined company if Silver Crest Public Shareholders holding 22,135,130 or more Public Shares exercise their redemption rights, and THIL may qualify as a “controlled company” within the meaning of Nasdaq corporate governance rules after the Closing, which could exempt THIL from certain corporate governance requirements that provide protection to shareholders of companies that are not controlled companies.
Immediately following the Closing, Peter Yu, THIL's Chairman and Managing Partner of Cartesian, is anticipated to own over 50% of the equity interest and voting power of THIL after the Closing through Pangaea Two Acquisition Holdings XXIIA Limited, a shareholder of Pangaea Two Acquisition Holdings XXIIB Limited (an existing shareholder of THIL) and an entity controlled by Mr. Yu, and another affiliate of Cartesian participating in the PIPE Investment, assuming the PIPE Investment is fully funded at the Closing and not taking into account (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting, (ii) the Earn-out Shares, (iii) the Equity Support Shares (the maximum amount of which depends on the level of redemptions and the actual size of the PIPE Investment, both of which are beyond our control), the CEF Shares (which are issuable from time to time sometime after the Closing at our discretion) and the Commitment Shares (the amount of which depends on the fair market value of our shares after the Closing), and (iv) shares underlying the Public Warrants, Private Warrants and the Notes, if Silver Crest Public Shareholders holding 22,135,130 or more Public Shares decide to exercise their redemption rights. Under the No Redemptions Scenario and the Maximum Redemptions Scenario, such percentage will be 43.55% and 53.05%, respectively. In addition, Pangaea Two Acquisition Holdings XXIIB Limited is anticipated to own approximately 66.27% and 80.73% of the equity interest and voting power of the combined company under the No Redemptions Scenario and the Maximum Redemptions Scenario, respectively. The beneficial ownership of the THIL Ordinary Shares held by Pangaea Two Acquisition Holdings XXIIB Limited is split among Pangaea Two Acquisition Holdings XXIIA, Tencent

Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited, each of which has voting power over its respective shares. In the event that Silver Crest Public Shareholders holding 22,135,130 or more Public Shares decide to exercise their redemption rights, the combined company may still qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards after the Closing because of the majority ownership and voting power held by Peter Yu, which would give him the ability to control the outcome of certain matters submitted to the combined company’s shareholders for approval, including the appointment or removal of directors (subject to certain limitations described above). For more details on the nomination rights of existing THIL shareholders, see “Comparison of Rights of THIL Shareholders and Silver Crest Shareholders — Comparison of Shareholders’ Rights — Nomination Rights.” In addition, it is expected that four out of the nine members of the Board after the Closing, including Peter Yu, will be executives of Cartesian. If THIL were to qualify as a controlled company, it will have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nominating and corporate governance committee and compensation committee shall be composed entirely of independent directors. In the event that THIL qualifies as a “controlled company” and elects to rely on the exemptions, shareholders of THIL will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.
THIL may issue additional THIL Ordinary Shares or other equity securities without seeking approval of the THIL shareholders, which would dilute your ownership interests and may depress the market price of the THIL Ordinary Shares.
Prior to or following the consummation of the Business Combination, THIL may choose to seek third-party financing to provide additional working capital for the business operations of its PRC Subsidiaries, in which event THIL may issue additional equity securities. Following the consummation of the Business Combination, THIL may also issue additional THIL Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional THIL Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•
THIL’s existing shareholders’ proportionate ownership interest in THIL would decrease;

•
the amount of cash available per share, including for payment of dividends in the future, may decrease;

•
the relative voting strength of each previously outstanding THIL ordinary share may be diminished; and

•
the market price of THIL Ordinary Shares may decline.

The Sponsor, an affiliate of current directors and officers of Silver Crest, own Silver Crest Ordinary Shares that are expected to be worthless if a business combination is not consummated by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles). Such interests may have influenced their decision to approve the Business Combination.
If the Business Combination or another business combination is not consummated by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired prior to and concurrently with the Silver Crest IPO for an aggregate purchase price of $25,000, are expected to be worthless because the holders thereof are not entitled to participate in any redemption or liquidating distribution from the Trust Account with respect to such Founder Shares. The Founder Shares are therefore expected to become worthless if Silver Crest does not consummate a business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles). On the other hand, if the Business Combination is consummated, each outstanding Silver Crest Class B Share outstanding immediately prior to the Effective Time will be automatically converted into one Silver Crest Class A Share, and each Silver Crest Class A Share, including those issued upon the automatic conversion of Silver Crest Class B Shares described above, will convert into one THIL Ordinary Share, subject to adjustment described herein, at the closing. Such shares had an aggregate market value of $42,736,875, based upon the closing price of $9.91 per share on Nasdaq on July 18, 2022.
These financial interests may have influenced the decision of Silver Crest’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of Silver Crest’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The Sponsor, an affiliate of current officers and directors of Silver Crest, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced Silver Crest’s board of directors’ decision to pursue the Business Combination and Silver Crest’s board of directors’ decision to approve it.
If the Business Combination or another business combination is not consummated by Silver Crest on or before January 19, 2023, the Sponsor, an affiliate of current officers and directors of Silver Crest, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Silver Crest for services rendered to, or contracted for or for products sold to Silver Crest, but only if such a vendor or target business has not executed a waiver agreement. If Silver Crest consummates a business combination, on the other hand, THIL will be liable for all such claims. Silver Crest has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Silver Crest.
These obligations of the Sponsor may have influenced Silver Crest’s board of directors’ decision to pursue the Business Combination with THIL or Silver Crest’s board of directors’ decision to approve the Business Combination. In considering the recommendations of Silver Crest’s board of directors to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal —  Interests of Certain Persons in the Business Combination.”
Silver Crest’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Silver Crest Public Shareholders in the event a business combination is not consummated.
If proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Silver Crest’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Silver Crest currently expects that its independent directors would take legal action on Silver Crest’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Silver Crest’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Silver Crest’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Silver Crest Public Shareholders may be reduced below $10.00 per share.
Activities taken by existing Silver Crest shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Silver Crest Ordinary Shares.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Silver Crest or its securities, the Sponsor, Silver Crest’s officers and directors, THIL, THIL’s officers and directors and/or their respective affiliates may purchase Silver Crest Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Silver Crest Ordinary Shares or vote their Silver Crest Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal and other proposals and ensure that Silver Crest has in excess of $5,000,001 of net assets to consummate the Business Combination if it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Silver Crest Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Silver Crest Ordinary Shares at a price lower than market and may therefore be more likely to sell the Silver Crest Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.
In addition, if such purchases are made, the public “float” of THIL Ordinary Shares following the Business Combination and the number of beneficial holders of THIL Ordinary Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of THIL securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for THIL Ordinary Shares.
The Business Combination may be completed, even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either Silver Crest or THIL may refuse to complete the Business Combination if certain types of changes or conditions that constitute a failure of a representation to be true and correct exert a material adverse effect upon the other party between the signing date of the Merger Agreement and the planned closing. However, other types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on THIL or Silver Crest, including the following events (except, in certain cases where the change has a disproportionate effect on a party):
•
changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•
the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•
changes (including changes in law) or general conditions in the industry in which THIL’s PRC Subsidiaries operate;

•
changes in U.S. GAAP, or the authoritative interpretation of U.S. GAAP; or

•
changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Merger Agreement.

Furthermore, Silver Crest or THIL may waive the occurrence of a failure of a representation to be true and correct that constitutes a material adverse effect affecting the other party. If a failure of a representation to be true and correct that constitutes a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of our securities may suffer.
Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Silver Crest and THIL expect. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially and adversely affect the benefits that Silver Crest and THIL expect to achieve from the Business Combination.

THIL and Silver Crest have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of THIL’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate THIL and your investment decision.
THIL and Silver Crest have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Silver Crest and THIL and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue or financial condition of THIL following the Business Combination. Certain adjustments and assumptions have been made regarding Silver Crest after giving effect to the Business Combination. THIL and Silver Crest believe these assumptions are reasonable. However, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Silver Crest’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect THIL’s results of operations and financial condition, and the actual financial condition and results of operations of THIL following the Business Combination may not be consistent with, or evident from, this pro forma financial information.
The projections and forecasts presented in this proxy statement/prospectus are not indicative of the actual results of the Transactions or THIL’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by THIL. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or U.S. GAAP. The projections and forecasts were prepared based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of THIL and Silver Crest. Important factors that may affect actual results and THIL’s results of operations following the Business Combination, or that could lead to such projections and forecasts not being achieved, include, but are not limited to, customer demand for THIL’s products and services, the pace of THIL’s store network expansion, an evolving competitive landscape, margin shifts in the industry, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.
In particular, the unaudited prospective financial information of THIL set forth in the section of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Unaudited Prospective Financial Information of THIL” is not included to influence your decision on whether to vote in favor of any proposal. Although Silver Crest’s board of directors reviewed these forecasts as part of its overall evaluation of THIL and recommendation to Silver Crest shareholders to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, these forecasts do not take into account any circumstances or events occurred after the date on which the forecasts were initially prepared, which was in April 2021, and have not been updated to reflect such circumstances or events, such as the COVID-related lock-downs in China that accelerated in late March 2022, or the actual results that have been set forth in THIL’s consolidated financial statements included elsewhere in this proxy statement/prospectus. As such, the forecasts should not be relied on as “guidance” for your investment decision. For the year ended December 31, 2021, THIL’s actual results did not meet the 2021 projections set forth in the prospective financial information, which, in the view of THIL’s management, is primarily caused by temporary store closures required by COVID control measures, which was outside THIL's control and led to fewer store days. Specifically, the audited revenue of THIL’s company owned and operated stores for the year ended December 31, 2021 was RMB617.2 million (or US$95.3 million based on an exchange rate of $1.00 to RMB6.4749 as of April 30, 2021, the last day of the month in which the forecasts were prepared), while the projection was US$103.9 million (or RMB672.7 million based on the same exchange rate), which is approximately US$8.6 million higher than the actual result; and THIL’s actual adjusted store EBITDA for 2021 was RMB27.5 million (or US$4.2 million based on the same exchange rate), while the projection was US$5.7 million (or RMB36.9 million based on the same exchange rate), which is approximately US$1.5 million higher than the actual result. See “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Results of Operations” and “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure” for more details on THIL’s actual results. Silver Crest believes that THIL’s long-term earnings-generating potential will not be materially affected by the factors that led THIL’s actual results to not meet the 2021 projections. Accordingly, Silver Crest continues to believe that it was appropriate for its board of directors to take into account THIL’s financial projections as discussed in, and together with the other items described in, “Proposal One — The Business Combination Proposal — Silver Crest’s Board of Directors’ Reasons for the Business Combination”.
If Silver Crest is unable to complete the Business Combination or another business combination by January 19, 2023 (or such later date as approved by Silver Crest shareholders through approval of an amendment to the Silver Crest Articles), Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, Silver Crest Public Shareholders may only receive $10 per share (or less than such amount in certain circumstances).
If Silver Crest is unable to complete the Business Combination or another business combination within the required time period, Silver Crest will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Silver Crest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Silver Crest Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Silver Crest’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to Silver Crest’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, Silver Crest Public Shareholders may only receive $10 per share. In certain circumstances, Silver Crest Public Shareholders may receive less than $10 per share on the redemption of their shares.
If the Business Combination is not completed, potential target businesses may have leverage over Silver Crest in negotiating a business combination, Silver Crest’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for Silver Crest shareholders.
Any potential target business with which Silver Crest enters into negotiations concerning an initial business combination will be aware that, unless Silver Crest amends its existing articles of association to extend its life and amend certain other agreements it has entered into, then Silver Crest must complete its initial business combination by January 19, 2023. Consequently, if Silver Crest is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Silver Crest does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Silver Crest gets closer to the timeframe described above. In addition, Silver Crest may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Silver Crest may have insufficient working capital to continue efforts to pursue a business combination.
In the event of liquidation by Silver Crest, third parties may bring claims against Silver Crest and, as a result, the proceeds held in the Trust Account could be reduced, and the per-share liquidation price received by Silver Crest shareholders could be less than $10 per share.
Under the terms of the Silver Crest Articles, Silver Crest must complete the Business Combination or another business combination by January 19, 2023 (unless such date is extended by Silver Crest’s shareholders through approval of an amendment to the Silver Crest Articles), or Silver Crest must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Silver Crest. Although Silver Crest has obtained waiver agreements from certain vendors and service providers that it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Silver Crest Public Shareholders. If Silver Crest is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to Silver Crest if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Silver Crest’s indemnity of the underwriter of the Silver Crest IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Furthermore, the Sponsor will not be liable to Silver Crest Public Shareholders and instead will only have liability to Silver Crest. Silver Crest has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and has not asked the Sponsor to reserve for such eventuality. Therefore, the Sponsor may not be able to satisfy those obligations, and the per-share distribution from the Trust Account in such a situation may be less than the approximately $10.00 estimated to be in the Trust Account as of two (2) business days prior to the extraordinary general meeting date due to such claims.
Additionally, if Silver Crest is forced to file a bankruptcy case winding-up petition or an involuntary bankruptcy case winding-up petition is filed against it and is not dismissed, or if Silver Crest otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in its bankruptcy estate.
Silver Crest’s shareholders may be held liable for claims by third parties against Silver Crest to the extent of distributions received by them.
If Silver Crest is unable to complete the Business Combination or another business combination within the required time period, Silver Crest will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Silver Crest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Silver Crest Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Silver Crest’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case) to Silver Crest ‘s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Silver Crest cannot assure you that it will properly assess all claims that may be potentially brought against it. As a result, Silver Crest’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Silver Crest cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Silver Crest.
Additionally, if Silver Crest is forced to file a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Silver Crest’s shareholders. Because Silver Crest intends to distribute the proceeds held in the Trust Account to Silver Crest Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to Silver Crest Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Silver Crest’s board of directors may be viewed as having breached its fiduciary duties to Silver Crest’s creditors and/or as having acted in bad faith, and thereby exposing itself and Silver Crest to claims of punitive damages, by paying Silver Crest Public Shareholders from the Trust Account prior to addressing the claims of creditors. Silver Crest cannot assure you that claims will not be brought against it for these reasons.
Silver Crest may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Silver Crest’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, Silver Crest is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.
The Sponsor and certain members of Silver Crest’s board of directors have agreed to vote in favor of the Business Combination, regardless of how Silver Crest Public Shareholders vote.
The Sponsor and certain members of Silver Crest’s board of directors own and are entitled to vote an aggregate of approximately 20% on an as-converted basis of the outstanding Silver Crest Ordinary Shares. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if these holders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Silver Crest Public Shareholders.
The ongoing COVID-19 pandemic may materially and adversely affect Silver Crest’s and THIL’s ability to consummate the Transactions.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.
Silver Crest and THIL may be unable to complete the Transactions if concerns relating to COVID-19 continue to restrict the movement of people and cause further shutdowns or closures of businesses and other limitations. The extent to which COVID-19 impacts Silver Crest’s and THIL’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Silver Crest’s and THIL’s ability to consummate the Transactions may be materially and adversely affected.
The Business Combination may not qualify as a reorganization under Section 368(a) of the Code, in which case U.S. Holders of Silver Crest Ordinary Shares generally would recognize gain or loss for U.S. federal income tax purposes.
It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment.

Moreover, qualification of the Business Combination for the Intended Tax Treatment is based on certain facts that will not be known until or following the closing of the Business Combination, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination qualifies for the Intended Tax Treatment, and neither Silver Crest nor THIL intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination.
Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.
If any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of Silver Crest Ordinary Shares generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of THIL Ordinary Shares received in the Business Combination over such U.S. Holder’s aggregate tax basis in the corresponding Silver Crest Ordinary Shares surrendered by such U.S. Holder in the Business Combination.
Additionally, even if the Business Combination qualifies as a Reorganization within the meaning of Section 368(a) of the Code, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Silver Crest believes that it is likely currently classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Silver Crest Ordinary Shares to recognize gain under the PFIC rules on the exchange of Silver Crest Ordinary Shares for THIL Ordinary Shares pursuant to the Business Combination unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Silver Crest Ordinary Shares. Any gain recognized from the application of the PFIC rules would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Silver Crest. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
U.S. Holders of Silver Crest Ordinary Shares should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify for the Intended Tax Treatment and the application of the PFIC rules to their specific situations in connection with the Business Combination.
Changes in applicable laws or regulations, or a failure to comply with any applicable laws and regulations, may adversely affect Silver Crest’s business, including its ability to negotiate and complete its initial business combination and results of operations.
Silver Crest is subject to the federal securities laws, the SEC rules and regulations and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.
Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Silver Crest’s business and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Silver Crest’s business, including its ability to negotiate and complete its initial business combination and results of operations.
On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs such as Silver Crest, amending the scope of a safe harbor for financial projections, and increasing the potential liability of certain participants in proposed business combination transactions. These proposed rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect Silver Crest’s ability to negotiate and complete its initial business combination and may increase the costs and time related thereto.

BofA Securities’s engagements as a joint placement agent and financial advisor to THIL have been mutually terminated. BofA Securities is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that BofA Securities agrees with such disclosure or analysis and no inference can be drawn to this effect.
On May 8, 2022, Peter Yu, representing THIL, and BofA Securities mutually agreed to terminate BofA Securities’s engagements as a joint placement agent and financial advisor to THIL. On May 13, 2022, THIL and BofA Securities entered into a formal termination agreement, pursuant to which, effective May 9, 2022, (i) BofA Securities ceased to act and no longer acts in any capacity or relationship contemplated under its engagement letters or in which BofA Securities has otherwise been described in this proxy statement/prospectus as acting or agreeing to act with respect to the Business Combination; (ii) BofA Securities waived the fees and expenses to which it would have been entitled under the engagement letters, including a cash fee of $10 million contingent upon the consummation of the Business Combination (including any fee payable to BofA Securities for a closing of the Business Combination occurring after the termination of BofA Securities’s engagement) and out-of-pocket expenses (the exact amount of which was not provided by BofA Securities prior to the termination); (iii) BofA Securities will not be responsible for any portion of THIL’s registration statement on Form F-4 in connection with the Business Combination; and (iv) THIL will not have any ongoing obligations to BofA Securities or its affiliates, excluding existing indemnification obligations. On the same day, BofA Securities delivered a notice to the SEC pursuant to Section 11(b)(1) under the Securities Act. See “Proposal One — The Business Combination Proposal —Termination of BofA Securities’s Engagements” for more details on the termination and BofA Securities’s roles and responsibilities prior to the termination.
The services provided by BofA Securities and its affiliates related to its engagement as THIL’s financial advisor in connection with the Business Combination consisted primarily of (i) introducing Silver Crest to THIL and (ii) compiling publicly available information on publicly-traded companies selected by THIL’s board of directors on the basis of its professional judgment as comparable to THIL and appropriate for its relative valuation analysis regarding THIL. The publicly available information compiled by BofA Securities and the relative valuation analysis prepared by THIL’s board of directors were included in the management presentation deck prepared by THIL’s board of directors and presented to and reviewed by Silver Crest’s board of directors and management and PIPE investors. The companies in BofA Securities’s information compilation also overlapped significantly with the comparable publicly-traded companies that Silver Crest’s management selected based on its professional judgment of those companies for its relative valuation analysis regarding THIL, which analysis was reviewed by Silver Crest’s board of directors as part of its consideration of the value of THIL as a public company following the Business Combination. Other than this introduction and compilation of public information and being provided the opportunity to review this registration statement on Form F-4, BofA Securities was not involved in the preparation of any disclosure that is included in this registration statement on Form F-4 or any material underlying disclosure in the registration statement. BofA Securities has withdrawn its association with these materials and notified THIL of that disassociation. THIL promptly shared with Silver Crest BofA Securities’s mutual termination agreement and notified Silver Crest and the PIPE Investors of such withdrawal of association. BofA Securities has not notified Silver Crest directly of that disassociation. In addition, in connection with its engagement as a joint placement agent of THIL, BofA Securities conducted usual and customary placement agent services, including logistical coordination on investor outreach and data room management. However, no investor that was introduced by BofA Securities made any PIPE investment, and the PIPE Investment is not contingent upon any continued involvement of BofA Securities in the transaction.
The boards of THIL and Silver Crest determined that there was no reason to discount the work provided by BofA Securities on the basis that (i) such work primarily related to compiling publicly available information on publicly-traded companies selected by THIL’s board of directors on the basis of its professional judgment; (ii) such work was prepared by BofA Securities with due care and with the view that it could be relied upon; and (iii) when such work was prepared and delivered, BofA Securities had not indicated any intention to terminate its engagements or withdraw any association with such work.
Following the termination, BofA Securities claims no role in the Business Combination and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. Subsequent to the termination, THIL asked BofA Securities to provide a letter stating whether it agrees with the disclosure regarding the termination of the engagements. BofA Securities has declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to the termination. There can be no assurances that BofA Securities agrees with such disclosure or analysis, and no inference can be drawn to this effect. Shareholders of THIL and Silver Crest should not put any reliance on the fact that BofA Securities was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus.
UBS’s engagements as a joint placement agent to THIL and capital markets advisor to Silver Crest have been mutually terminated, and UBS has gratuitously waived its deferred underwriting commission. UBS is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that UBS agrees with such disclosure or analysis and no inference can be drawn to this effect.
On June 4, 2022, a representative of UBS sent Peter Yu, representing THIL, an e-mail indicating that UBS was resigning from its engagements as a joint placement agent to THIL and capital markets advisor to Silver Crest. On June 6, 2022, Silver Crest and UBS entered into a termination letter agreement, pursuant to which, effective as of the same day, (i) UBS ceased to act and no longer acts in any capacity or relationship both as contemplated under its engagement letter as a capital markets advisor to Silver Crest and in which UBS has otherwise been described in this proxy statement/prospectus as acting or agreeing to act with respect to the Business Combination; (ii) UBS will not be responsible for any portion of THIL’s registration statement on Form F-4 in connection with the Business Combination; (iii) UBS waived its fees for services as a joint placement agent to THIL; and (iv) notwithstanding the termination, the indemnification agreement between Silver Crest and UBS in connection with UBS’s engagement as a capital markets advisor to Silver Crest will remain operative and in full force and effect. UBS will not receive any fees or expense reimbursements under UBS’s engagement letter as a capital markets advisor to Silver Crest. On June 6, 2022, THIL and UBS entered into a termination letter agreement to terminate UBS’s engagement as a joint placement agent to THIL with the same effect as the termination letter agreement entered into between Silver Crest and UBS on the same day. On June 6, 2022, UBS delivered a notice to the SEC pursuant to Section 11(b)(1) under the Securities Act. UBS also acted as the underwriter in the Silver Crest IPO consummated on January 19, 2021. UBS has received an initial underwriting commission of $6,900,000 and has performed all of its obligations to receive a deferred underwriting commission of $12,075,000 from Silver Crest for the Silver Crest IPO if the Business Combination is consummated, pursuant and subject to the terms of its engagement. In a letter sent by representatives of UBS to Silver Crest on June 9, 2022, UBS gratuitously, and without any consideration from Silver Crest, waived its claim to the deferred underwriting commission that it would have been entitled to receive. UBS did not communicate to Silver Crest its reasons for waiving the deferred underwriting commission, and Silver Crest did not correspond with UBS about the reasons for the waiver. While such a fee waiver for services already rendered is unusual, it has not impacted Silver Crest’s evaluation of the Business Combination. See “Proposal One — The Business Combination Proposal —  Termination of UBS’s Engagements” for more details on the termination and UBS’s roles and responsibilities prior to the termination.
The services provided by UBS and its affiliates related to its engagement as Silver Crest’s capital markets advisor in connection with the Business Combination consisted primarily of providing views on the SPAC market, broader equity capital market conditions and relevant market trends, using its institutional platform to provide benchmarking and structuring guidance, reaching out to existing shareholders of Silver Crest in connection with the Business Combination and collecting investor feedback. The information compiled by UBS in connection with its benchmarking and structuring guidance was based on publicly available information on publicly-traded companies selected by Silver Crest’s management on the basis of its professional judgment as comparable to THIL and appropriate for the relative valuation analysis it prepared regarding THIL. The relative valuation analysis prepared by Silver Crest’s management was reviewed by Silver Crest’s board of directors as part of its consideration of the value of THIL as a public company following the Business Combination. Other than this compilation of public information and being provided the opportunity to review this registration statement on Form F-4, UBS was not involved in the preparation or review of any materials reviewed by the Silver Crest board of directors or management as part of their services to Silver Crest or in the preparation of any disclosure that is included in this registration statement on Form F-4 or any material underlying disclosure in the registration statement. UBS has withdrawn its association with these materials and notified Silver Crest of that disassociation. Silver Crest promptly shared with THIL UBS’s mutual termination agreement and notified THIL of such withdrawal of association.
In addition, in connection with its engagement as a joint placement agent of THIL, UBS conducted usual and customary placement agent services, including logistical coordination on investor outreach and data room management. UBS did not prepare materials for potential PIPE investors, and has withdrawn its association from materials presented to and reviewed by PIPE investors and notified THIL of that disassociation. Because UBS facilitated the introduction of one investor who has committed to invest $5 million in the PIPE in connection with the Convertible Notes Investment and another investor that also participated in the Convertible Notes Investment, under its engagement letter, UBS would have been entitled to a fee of $100,000 in connection with the $5 million PIPE investment and $1.0 million in connection with the Convertible Notes Investment, all of which has been waived upon its termination. The PIPE Investment is not contingent upon any continued involvement of UBS in the transaction. THIL has notified the PIPE Investors that UBS has withdrawn its association with these materials.
The boards of THIL and Silver Crest determined that there was no reason to discount the work or advice provided by UBS on the basis that (i) such work and advice primarily related to compiling publicly available information on publicly-traded companies selected by Silver Crest’s management on the basis of its professional judgment, providing benchmarking and structuring guidance based on such publicly available information, and providing views on the SPAC market, broader equity capital market conditions and relevant market trends in general; (ii) such work and advice were prepared by UBS with due care and with the view that they could be relied upon; and (iii) when such work and advice were prepared and delivered, UBS had not indicated any intention to terminate its engagements or withdraw any association with such work or advice.
Following the termination of UBS’s engagement as a capital markets advisor and a joint placement agent and the waiver of its claim to the deferred underwriting commissions, UBS claims no role in the Business Combination and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. Subsequent to the termination, Silver Crest asked UBS to provide a letter stating whether it agrees with the disclosure regarding the termination of the engagement. UBS has declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus related to the termination. There can be no assurances that UBS agrees with such disclosure or analysis, and no inference can be drawn to this effect. Shareholders of THIL and Silver Crest should not put any reliance on the fact that UBS was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus.
Risks Related to Redemptions
The ability of Silver Crest Public Shareholders to exercise redemption rights with respect to a large number of Silver Crest Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Silver Crest Ordinary Shares.
The obligations of THIL to consummate the Business Combination is conditioned upon, among other things, Silver Crest having at least $5,000,001 of net tangible assets immediately after giving effect to the redemptions of the Silver Crest Class A Shares by Silver Crest Public Shareholders of such shares prior to the First Effective Time. If the Business Combination is not consummated, Silver Crest Public Shareholders will not be entitled receive a pro rata portion of the Trust Account until the earliest of (i) the completion of an alternative business combination, and then only in connection with those Public Shares that such shareholders properly elected to redeem, subject to the limitations described herein, (ii) the redemption of Public Shares properly tendered in connection with a vote by Silver Crest to make certain amendments to the Silver Crest Articles, and (iii) the redemption of Public Shares upon liquidation of the Trust Account if Silver Crest has not consummated a business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles). If you are in need of immediate liquidity, you could attempt to sell your Silver Crest Ordinary Shares in the open market; however, at such time Silver Crest Ordinary Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Silver Crest’s redemption until Silver Crest liquidates or you are able to sell your Silver Crest Ordinary Shares in the open market.
Silver Crest Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares.
A Silver Crest Public Shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares. Accordingly, if you hold more than 15% of the Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. Silver Crest cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Silver Crest Shares will exceed the per-share redemption price.
We cannot be certain as to the number of Public Shares that will be redeemed and the potential impact to on Silver Crest Public Shareholders who do not elect to redeem their Public Shares. There is no guarantee that a Silver Crest Public Shareholder’s decision to redeem his, her or its Public Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
There is no assurance as to the price at which a Silver Crest Public Shareholder may be able to sell his, her or its THIL Ordinary Shares in the future following the completion of the Business Combination or his, her or its Public Shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions and redemption of Public Shares, may cause an increase or decrease in the share price and may result in a lower value realized now than a Silver Crest Public Shareholder might realize in the future had the shareholder not redeemed his, her or its shares. Similarly, if a Silver Crest Public Shareholder does not redeem his, her or its Public Shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell his, her or its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
On July 18, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Public Share on Nasdaq was $9.91. Silver Crest Public Shareholders should be aware that, while we are unable to predict the price per share of THIL Ordinary Share (as converted from Silver Crest Class A Shares in accordance with the terms of the Merger Agreement) following the consummation of the Business Combination (and accordingly, the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming Silver Crest Public Shareholders), we expect that more Public Shareholders may elect to redeem their Public Shares if the price of the Public Share is below the projected redemption price of $10.00 per share, and that more Public Shareholders may elect not to redeem their Public Shares if the price of the Public Share is above the projected redemption price of $10.00 per share. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to THIL from the Trust Account and (ii) a corresponding increase in each Silver Crest Public Shareholder’s pro rata ownership interest in THIL following the Closing. Based on an estimated per share redemption price of approximately $10.00 per share, which was calculated based on $345,000,000 in the Trust Account, a hypothetical 1% increase or decrease in the number of public shares redeemed would result in a decrease or increase, respectively, of $3,450,000 of cash available in the Trust Account. In addition, if a Silver Crest Public Shareholder does not redeem his, her or its Public Shares, but other Silver Crest Public Shareholders do elect to redeem, the non-redeeming Silver Crest Public Shareholders would own shares with different book value per share and different net loss per share depending on the level of redemption. See “Unaudited Pro Forma Condensed Combined Financial Information” for the per share pro forma book value and net loss of THIL Ordinary Shares at Closing.
Finally, if a Silver Crest Public Shareholder exercises his, her or its redemption rights, such exercise will not result in the loss of any warrants that such Silver Crest Public Shareholder may hold. Even if Silver Crest

Public Shareholders holding 30,735,966 Public Shares exercise their redemption rights, which is the maximum number of Public Shares that could be redeemed by Silver Crest Public Shareholders that allows the consummation of the Business Combination, 17,250,000 THIL Ordinary Shares underlying the Public Warrants will remain outstanding. Accordingly, if a substantial number of, but not all, Silver Crest Public Shareholders exercise their redemption rights, any non-redeeming Silver Crest Public Shareholders would experience dilution to the extent such Public Warrants are exercised and additional THIL Ordinary Shares are issued.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding THIL’s, Silver Crest’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, THIL’s or Silver Crest’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One — The Business Combination Proposal — Silver Crest’s Board of Directors’ Reasons for the Business Combination.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between THIL and Silver Crest.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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THIL’s markets are rapidly evolving and may decline or experience limited growth;

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THIL’s ability to retain and expand its customer base;

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THIL’s reliance on third-party suppliers;

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THIL’s ability to compete effectively in the markets in which it operates;

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THIL’s quarterly results of operations may fluctuate for a variety of reasons;

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failure to maintain and enhance the Tim Hortons brand;

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THIL’s ability to successfully and efficiently manage its current and potential future growth;

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THIL’s dependence upon the continued growth of e-commerce and usage of mobile devices;

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THIL’s ability to ensure foot safety and quality control;

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failure to prevent security breaches or unauthorized access to THIL’s or its third-party service providers’ data;

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the rapidly changing and increasingly stringent laws, contractual obligations and industry standards relating to privacy, data protection and data security;

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the effects of health epidemics, including the COVID-19 pandemic; and

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the other matters described in the section titled “Risk Factors” beginning on page 29.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for THIL.
THIL and Silver Crest caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither THIL nor Silver Crest undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that THIL or Silver Crest will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in Silver Crest’s public filings with the SEC or, upon and following the consummation of the Business Combination, in THIL’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 242.
Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on the good faith estimates of THIL’s management, which in turn are based upon THIL’s management’s review of internal surveys, independent industry surveys and publications, including reports by Global Market Trajectory & Analytics, the Department of Agriculture Foreign Agricultural Service, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While THIL is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

EXTRAORDINARY GENERAL MEETING OF SILVER CREST SHAREHOLDERS
General
Silver Crest is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of Silver Crest shareholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.
Date, Time and Place of Extraordinary General Meeting of Silver Crest’s Shareholders
The extraordinary general meeting will be held on August 18, 2022, at 9:30 a.m., Eastern Time, at the offices of Appleby at Suites 4201-03 & 12, 42/F, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong and virtually over the Internet by means of a live audio webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.virtualshareholdermeeting.com/SLCRU2022SM and entering the 16-digit control number found on your proxy card.
Purpose of the Silver Crest Extraordinary General Meeting
At the extraordinary general meeting, Silver Crest is asking its shareholders:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon, as an ordinary resolution, a proposal to approve and authorize the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination;
Proposal No. 2 — The Merger Proposal — to consider and vote upon, as a special resolution, a proposal to approve and authorize the First Merger and the Plan of Merger; and
Proposal No. 3 — The Adjournment Proposal — to consider and vote upon, as an ordinary resolution, a proposal to adjourn the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for a vote.
Recommendation of Silver Crest’s Board of Directors
Silver Crest’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of Silver Crest and its shareholders and recommended that Silver Crest shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Record Date; Persons Entitled to Vote
Silver Crest shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Silver Crest Ordinary Shares at the close of business on June 6, 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Silver Crest Ordinary Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 43,125,000 Silver Crest Ordinary Shares outstanding, of which 34,500,000 were Public Shares.
Quorum
A quorum is the minimum number of Silver Crest Ordinary Shares that must be present to hold a valid meeting. A quorum will be present at the Silver Crest extraordinary general meeting if one or more shareholders holding a majority of the issued and outstanding Silver Crest Ordinary Shares entitled to vote at the meeting are represented at the extraordinary general meeting in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Silver Crest Class A Shares and Silver Crest Class B Shares are entitled to vote together as a single class on all matters to be considered at the extraordinary general meeting. As of the record date, 21,562,501 Silver Crest Ordinary Shares would be required to achieve a quorum.
Vote Required
Voting on all resolutions at the extraordinary general meeting will be conducted by way of a poll vote. The proposals to be presented at the extraordinary general meeting will require the following votes:
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. The Transactions will not be consummated if Silver Crest has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.
Merger Proposal — The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding at least two thirds of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.
Brokers are not entitled to vote on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker nonvotes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Voting Your Shares — Shareholders of Record
If you are a holder of record of Silver Crest Ordinary Shares, there are two ways to vote your Silver Crest Ordinary Shares at the extraordinary general meeting:
By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope so that it is received by Silver Crest no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of Silver Crest’s board of directors. Proxy cards received after the time specified above will not be counted.
In Person. You may attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and voting electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast. You may attend the extraordinary general meeting webcast by accessing the web portal located at https://www.virtualshareholdermeeting.com/SLCRU2022SM and entering the 16-digit control number found on your proxy card. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — When and where will the extraordinary general meeting take place?” for more information.
Voting Your Shares — Beneficial Owners
If you hold your Silver Crest Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the Silver Crest Ordinary Shares you beneficially own are properly counted. If you hold your Silver Crest Ordinary Shares in “street name” and you wish to attend the extraordinary general meeting and vote in person, you must obtain a legal proxy from the shareholder of record. Holders should contact their broker, bank or nominee for instructions regarding obtaining a proxy. Beneficial owners with a valid 16-digit control number may also attend and vote at the extraordinary general meeting virtually over the Internet by joining the live audio webcast at https://www.virtualshareholdermeeting.com/SLCRU2022SM.
Revoking Your Proxy
If you are a holder of record of Silver Crest Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

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you may send another signed proxy card to Silver Crest so that it is received no later than 48 hours before the time appointed for the holding of the extraordinary general meeting (or, in the case of an adjournment, no later than 48 hours before the time appointed for the holding of the adjourned meeting);

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you may notify Silver Crest’s board of directors in writing, prior to the vote at the extraordinary general meeting, that you have revoked your proxy; or

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you may attend the extraordinary general meeting and vote in person, including virtually over the Internet by joining the live audio webcast and vote electronically by submitting a ballot through the web portal during the extraordinary general meeting webcast, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your Silver Crest Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or nominee.
Who Can Answer Your Questions About Voting Your Shares
If you are a Silver Crest shareholder and have any questions about how to vote or direct a vote in respect of your Silver Crest Ordinary Shares, you may contact D.F. King & Co., Inc., Silver Crest’s proxy solicitor, at +1-800-967-7635 or SLCR@dfking.com.
Redemption Rights
Silver Crest Public Shareholders may redeem their Public Shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any Silver Crest Public Shareholder may demand that Silver Crest redeem such Public Shares for a pro rata portion of the funds deposited in the Trust Account (which, for illustrative purposes, was $10.01 per share as of June 6, 2022, the extraordinary general meeting record date), calculated as of two (2) business days prior to the consummation of the Business Combination in accordance with the Silver Crest Articles. If a Silver Crest Public Shareholder properly seeks redemption as described in this section and the Business Combination is consummated, Silver Crest will redeem their Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Silver Crest Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Silver Crest Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
Holders of Founder Shares will not have redemption rights with respect to such shares.
If you are a Silver Crest Public Shareholder and wish to exercise your redemption rights, you must:
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submit a written request to Continental Stock Transfer & Trust Company, Silver Crest’s transfer agent, in which you (i) request that Silver Crest redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and
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either tender your share certificates (if any) to Continental Stock Transfer & Trust Company, Silver Crest’s transfer agent, or deliver your Public Shares to the transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (DWAC) System.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to on August 16, 2022, two (2) business days prior to the extraordinary general meeting, in order for their Public Shares to be redeemed. If you hold the shares in “street name,’’ you will have to coordinate with your broker, bank or nominee to have the Public Shares you beneficially own certificated and delivered electronically.
Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.
There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Silver Crest’s transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street — 30th Floor
New York, New York 10004
Attn: Compliance Department
Email: Proxy@continentalstock.com
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal at the extraordinary general meeting. Furthermore, if a Silver Crest Public Shareholder delivered his, her or its share certificate to the transfer agent and subsequently decides prior to the applicable date not to elect to exercise redemption rights, he, she or it may simply request that the transfer agent return his, her or its share certificates (physically or electronically). Such a request must be made by contacting Continental Stock Transfer & Trust Company, Silver Crest's transfer agent, at the phone number or address set out above.
If the Business Combination is not completed for any reason, then Silver Crest Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the funds deposited in the Trust Account. In such case, Silver Crest will promptly return any share certificates or Public Shares tendered for redemption by Silver Crest Public Shareholders. If Silver Crest would be left with less than $5,000,001 of net tangible assets as a result of the Silver Crest Public Shareholders properly demanding redemption of their shares for cash, Silver Crest will not be able to consummate the Business Combination.
The closing price of Silver Crest Class A Shares on June 6, 2022, the extraordinary general meeting record date, was $9.82. The cash held in the Trust Account on such date was approximately $345.4 million (US$10.01 per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of Silver Crest Class A Shares as they may receive higher proceeds from the sale of their Silver Crest Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Silver Crest cannot assure its shareholders that they will be able to sell their Silver Crest Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a Silver Crest Public Shareholder exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Silver Crest Class A Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if, prior to the deadline for submitting redemption requests, you properly demand redemption by following the procedure described above, and the Business Combination is consummated.
If a Silver Crest Public Shareholder exercises his, her or its redemption rights, it will not result in the loss of any Public Warrants that he, she or it may hold and, upon consummation of the Business Combination, each Silver Crest Warrant will become exercisable to purchase one THIL Ordinary Share in lieu of one Silver Crest Class A Share for a purchase price of $11.50 per share, subject to adjustment.
Any Silver Crest Public Shareholder who elects to exercise Dissent Rights (see “Extraordinary General Meeting of Silver Crest Shareholders — Appraisal Rights under the Cayman Companies Law.”) will lose their right to have their Public Shares redeemed in accordance with the Silver Crest Articles.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Taxation — Material U.S. Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you should consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
If Silver Crest Public Shareholders fail to take any action with respect to the extraordinary general meeting and fail to redeem their Public Shares following the procedure described in this proxy statement/prospectus and the Business Combination is approved by the Silver Crest shareholders and consummated, such Silver Crest Public Shareholders will become shareholders of THIL.
The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination, based on the assumption that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:
•
Assuming No Redemptions: This presentation assumes that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares.

•
Assuming 50% Redemptions: This presentation assumes that Silver Crest Public Shareholders holding 15,367,983 Public Shares will exercise their redemption rights for approximately $153.7 million of the $345 million of funds in the Trust Account.

•
Assuming Maximum Redemptions: This presentation assumes that Silver Crest Public Shareholders holding 30,735,966 Public Shares will exercise their redemption rights for approximately $307 million of the $345 million of funds in the Trust Account, which is the maximum number of Public Shares that could be redeemed by Silver Crest Public Shareholders that allows the consummation of the Business Combination, which will not be consummated if, either immediately prior to or upon consummation of the Business Combination, Silver Crest would have net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
THIL Ordinary Shares:(2)
Existing Silver Crest shareholders(3)	34,500,000	20.86%	19,132,017	12.75%	3,764,034	2.80%
The Sponsor(4)	4,312,500	2.61%	4,312,500	2.88%	4,312,500	3.20%
Existing THIL shareholders(5)	126,555,003	76.53%	126,555,003	84.37%	126,555,003	94.00%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	100.00%	149,999,520	100.00%	134,631,537	100.00%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(6)	10.00		10.00		10.00

(1)
Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

(2)
Excluding 14,000,000 Earn-out Shares, THIL Ordinary Shares underlying the Public Warrants and THIL Ordinary Shares underlying the Private Warrants. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions  — Earn-out.”

(3)
Excluding the Sponsor.

(4)
Including 1,400,000 Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(5)
Excluding 7,405,464 shares underlying THIL’s granted share options and restricted share units and 6,039,533 shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details). ”

(6)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

However, if the actual facts are different than the assumptions laid out above, the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination will be different. THIL shareholders would experience dilution to the extent THIL issues additional shares after Closing, including to any PIPE investors. In addition, the table above excludes certain potential sources of dilution, namely, 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, THIL Ordinary Shares to be issued to the PIPE Investors, the Equity Support Shares, the Commitment Shares, the CEF Shares and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and the Notes. The following table presents the anticipated share ownership of various holders of THIL Ordinary Shares after the completion of the Business Combination assuming the issuance of 7,405,464 shares underlying THIL’s granted share options and restricted share units, the Earn-out Shares, the THIL Ordinary Shares to be issued to the PIPE Investors, 300,000 Commitment Shares issuable under the CEF Purchase Agreement (assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share), 5,000,000 Equity Support Shares (the maximum number of THIL Ordinary Shares that could be issued under the ESA) and THIL Ordinary Shares underlying the Public Warrants, the Private Warrants and THIL’s outstanding convertible notes (but not the CEF Shares, which may be issued by THIL from time to time at its option after the CEF Initial Resale Registration Statement becomes effective under the Securities Act and other conditions under the CEF Purchase Agreement are met), assuming that no additional equity securities of THIL will be issued at or prior to Closing, including to any PIPE investors, and that there are no Dissenting Silver Crest Shareholders, under the following redemption scenarios:

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions(1)
	Shares	%	Shares	%	Shares	%
Total THIL Ordinary Shares outstanding at Closing	165,367,503	73.15%	149,999,520	71.19%	134,631,537	68.93%
Potential sources of dilution:
Shares underlying granted option shares and restricted shares	7,405,464	3.29%	7,405,464	3.51%	7,405,464	3.79%
Earn-out shares(1)	14,000,000	6.19%	14,000,000	6.64%	14,000,000	7.17%
Shares underlying Public Warrants(2)	17,250,000	7.63%	17,250,000	8.19%	17,250,000	8.83%
Shares underlying Private Warrants(3)	4,450,000	1.97%	4,450,000	2.12%	4,450,000	2.28%
Shares underlying the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
Shares underlying PIPE Investment(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
Sponsor PIPE Shares(10)	500,000	0.22%	500,000	0.24%	500,000	0.26%
Equity Support Shares(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Commitment Shares(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Total THIL Ordinary Shares outstanding at Closing (including shares underlying granted option shares and restricted shares, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)	226,062,500	100.00%	210,694,517	100.00%	195,326,534	100.00%
Holders of THIL Ordinary Shares reflecting potential sources of dilution:
Existing Silver Crest shareholders(6)	51,750,000	22.89%	36,382,017	17.27%	21,014,034	10.76%
The Sponsor(7)	9,262,500	4.10%	9,262,500	4.40%	9,262,500	4.75%
Existing THIL shareholders(8)	147,960,467	65.46%	147,960,467	70.22%	147,960,467	75.75%
Holders of the Notes(4)	6,039,533	2.67%	6,039,533	2.87%	6,039,533	3.09%
PIPE Investors(5)	5,750,000	2.54%	5,750,000	2.73%	5,750,000	2.94%
ESA Investors(11)	5,000,000	2.21%	5,000,000	2.37%	5,000,000	2.56%
Cantor(12)	300,000	0.13%	300,000	0.14%	300,000	0.15%
Per Share Pro Forma Equity Value of THIL Ordinary Shares outstanding at Closing(9)	10.00		10.00		10.00

(1)
After the completion of the Business Combination, existing THIL shareholders prior to the completion of the Business Combination will receive the right to receive, in the aggregate, 14,000,000 additional THIL Ordinary Shares, contingent upon the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-out.”

(2)
The Public Warrants are redeemable warrants issued in the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022, the value of the total outstanding Public Warrants would be $2,760,000.

(3)
The Private Warrants are warrants sold to Sponsor in the private placement consummated concurrently with the Silver Crest IPO, each entitling its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. In connection with the Business Combination, such warrants will be automatically and irrevocably assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000. In the event that, following consummation of the Business Combination, the Sponsor exercises the Private Warrants, the ownership of non-redeeming Silver Crest Public Shareholders in THIL would be diluted due to the issuance of THIL Ordinary Shares underlying such Private Warrants to the Sponsor.

(4)
Representing THIL Ordinary Shares underlying THIL’s outstanding convertible notes, which are convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share at any time on or after the earlier of September 30, 2022 and the Closing (see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional details).

(5)
Representing the aggregate of 4,550,000 THIL Ordinary Shares and 1,200,000 THIL Warrants to be issued to certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC and a holder of the Notes (as defined below), of which 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants will be issued for no consideration to the investors that agree to pay a purchase price of at least $10,000,000, and excluding 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(6)
Excluding the Sponsor and including 17,250,000 THIL Ordinary Shares underlying Public Warrants.

(7)
Including 4,450,000 THIL Ordinary Shares underlying Private Warrants, 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL, and 1.4 million Earn-in Shares that, after the completion of the Business Combination, will be subject to forfeiture relating to the occurrence of future events. See “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Transactions — Earn-in.”

(8)
Including 7,405,464 shares underlying THIL’s granted share options and restricted share units and 14,000,000 Earn-out Shares and excluding 6,039,533 shares underlying THIL’s outstanding convertible notes.

(9)
In each of the No Redemptions, 50% Redemptions and Maximum Redemptions scenarios, the per share pro forma equity value of THIL Ordinary Shares will be $10.00 at Closing in accordance with the terms of the Merger Agreement.

(10)
Representing the 500,000 THIL Ordinary Shares to be issued to an affiliate of the Sponsor pursuant to a PIPE Subscription Agreement between the affiliate of the Sponsor and THIL. See “Agreements Entered into in Connection with the Business Combination — PIPE Subscription Agreements” and “Beneficial Ownership of Securities” for additional details.

(11)
Representing the maximum amount of THIL Ordinary Shares that could be issued to certain third-party investors under the ESA upon the Closing, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed. See “Summary — Recent Development — Equity Support Agreement” for additional details.

(12)
Representing the amount of THIL Ordinary Shares issuable to CF Principal Investments LLC under the CEF Purchase Agreement after the Closing and before the filing of the CEF Initial Resale Registration Statement, assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share. See “Summary — Recent Development — Committed Equity Facility” for additional details.

This information should be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Appraisal Rights under the Cayman Companies Law
Holders of record of Silver Crest Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights”.
Holders of record of Silver Crest Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Silver Crest Ordinary Shares must give written objection to the First Merger to Silver Crest prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Law. These statutory appraisal rights are separate to and mutually exclusive of the right of Silver Crest Public Shareholder to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Silver Crest Articles. It is possible that if a Silver Crest shareholder exercises appraisal rights, the fair value of the Silver Crest Ordinary Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if they exercised their redemption rights as described herein. Silver Crest believes that such fair value would equal the amount that Silver Crest shareholders would obtain if they exercise their redemption rights as described herein.

Silver Crest shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Law. A Silver Crest shareholder which elects to exercise appraisal rights must do so in respect of all of the Silver Crest Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.
At the First Effective Time, the Dissenting Silver Crest Shares will automatically be cancelled by virtue of the First Merger, and each Dissenting Silver Crest Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting Silver Crest Shares under Section 238 of the Cayman Companies Law will cease, the shares will no longer be considered Dissenting Silver Crest Shares and such holder’s former Silver Crest Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one THIL Ordinary Share for each Silver Crest Ordinary Share, without any interest thereon. As a result, such Silver Crest shareholder would not receive any cash for their Silver Crest Ordinary Shares and would become a shareholder of THIL.
In the event that any Silver Crest shareholder delivers notice of their intention to exercise Dissent Rights, Silver Crest, THIL and Merger Sub may, in their sole discretion, elect to delay the consummation of the First Merger in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law. Section 239 of the Cayman Companies Law states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where the limitation under Section 239 of the Cayman Companies Law is invoked, no Dissent Rights would be available to Silver Crest shareholders, including those Silver Crest shareholders who previously delivered a written objection to the First Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Law in full up to such date, and such holder’s former Silver Crest Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one THIL Ordinary Share for each Silver Crest Ordinary Share, without any interest thereon. Accordingly, Silver Crest shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Silver Crest Ordinary Shares and the certainty provided by the redemption process may be preferable for Silver Crest Public Shareholders wishing to exchange their Public Shares for cash.
Proxy Solicitation Costs
Silver Crest is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Silver Crest and its directors, officers and agents may also solicit proxies online. Silver Crest will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Silver Crest will bear the cost of the solicitation.
Silver Crest has hired D.F. King & Co., Inc. to assist in the proxy solicitation process. Silver Crest will pay to D.F. King & Co., Inc. a fee of $25,000, plus disbursements.
Silver Crest will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Silver Crest will reimburse them for their reasonable expenses.
Other Matters
As of the date of this proxy statement/prospectus, Silver Crest’s board of directors does not know of any business to be presented at the extraordinary general meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the extraordinary general meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.
Interests of Silver Crest’s Officers and Directors in the Business Combination
In considering the recommendation of Silver Crest’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that the Sponsor and Silver Crest’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of Silver Crest shareholders generally. If Silver Crest does not complete the Business Combination with THIL or another business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest must redeem 100% of the outstanding Public Shares and liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Silver Crest. In particular:
If the Business Combination or another business combination is not consummated by January 19, 2023 or such later date as may be approved by Silver Crest shareholders in an amendment to the Silver Crest Articles, Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Silver Crest’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Silver Crest IPO, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Silver Crest Ordinary Share will be converted into one THIL Ordinary Share, subject to adjustment described herein.
If Silver Crest is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Silver Crest for services rendered to, or contracted for or for products sold to Silver Crest. If Silver Crest consummates a business combination, on the other hand, Silver Crest will be liable for all such claims.
The Sponsor acquired the Founder Shares, which will be converted into THIL Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of $25,000 prior to the Silver Crest IPO. Based on the average of the high (US$9.91) and low (US$9.90) prices for Silver Crest Class A Shares on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Founder Shares outstanding upon the Closing would be $42,693,750.
The Sponsor acquired the Private Warrants, which will be converted into THIL Warrants in connection with the Business Combination, for an aggregate purchase price of $8.9 million in the Silver Crest IPO. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000.
As a result of the prices at which the Sponsor acquired the Founder Shares and the Private Warrants, and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if Silver Crest Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.
An affiliate of the Sponsor entered into a PIPE Subscription Agreement to commit to subscribe for and purchase 500,000 THIL Ordinary Shares for $10 per share. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — PIPE Subscription Agreement” for additional details regarding the PIPE Investment and PIPE Subscription Agreements.

The Sponsor and Silver Crest’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Silver Crest’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Silver Crest fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Silver Crest may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023 (or such later date as may be approved by Silver Crest shareholders in an amendment to the Silver Crest Articles). As of the extraordinary general meeting record date, the Sponsor and Silver Crest’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses.
If Silver Crest is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $86.9 million, reflecting the market value of Founder Shares, the market value of Private Warrants and out-of-pocket unpaid reimbursable expenses. Silver Crest has provisions in the Silver Crest Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that Silver Crest’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Silver Crest.
The Merger Agreement provides for the continued indemnification of Silver Crest’s current directors and officers and the continuation of directors and officers liability insurance covering Silver Crest’s current directors and officers.
Silver Crest’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Silver Crest to fund certain capital requirements. On September 28, 2020, the Sponsor agreed to loan Silver Crest an aggregate of up to $300,000 to cover expenses related to the Silver Crest IPO pursuant to a promissory note that was repaid in full on January 22, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to Silver Crest outside of the Trust Account.
Silver Crest entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services.
Derek Cheung, currently the Chief Executive Officer and a Director of Silver Crest, will be a member of the board of directors of THIL following the closing of the Business Combination and, therefore, in the future Mr. Cheung will receive cash fees, share options or share-based awards that the board of directors of THIL determines to pay to its non-executive directors.
Purchases of Silver Crest Shares
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Silver Crest or its securities, the Sponsor, Silver Crest’s officers and directors, THIL, THIL shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Silver Crest Ordinary Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and, with THIL’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on Silver Crest Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Silver Crest officers and directors, THIL, THIL shareholders or any of their respective affiliates. Silver Crest will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL
The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. Silver Crest shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.
General
Transaction Structure
The Merger Agreement provides for (i) the merger of Merger Sub with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL (such company, as the surviving entity of the First Merger, the “Surviving Entity”), and (ii) the merger of the Surviving Entity with and into THIL (the “Second Merger,” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (such company, as the surviving entity of the Second Merger, the “Surviving Company”).
Pro Forma Capitalization
The pro forma equity valuation of THIL upon consummation of the Transactions is estimated to be approximately $1.819 billion. We estimate that, immediately after the Closing, assuming the PIPE Investment (as defined below) is fully funded at the Closing and excluding (i) shares reserved for THIL’s granted share options and restricted share units subject to vesting, (ii) the Earn‑out Shares, (iii) the Equity Support Shares, CEF Shares and Commitment Shares (as defined below) and (iv) shares underlying the Public Warrants, the Private Warrants and the Notes, the existing shareholders of THIL will own approximately 74.67% of the outstanding THIL Ordinary Shares (and Peter Yu, our Chairman and the Managing Partner of Cartesian, will indirectly own approximately 43.55% of the outstanding THIL Ordinary Shares through Pangaea Two Acquisition Holdings XXIIA Limited, an existing shareholder of THIL that is controlled by him, and another affiliate of Cartesian that is participating in the PIPE Investment), Silver Crest Public Shareholders will own approximately 20.10% of the outstanding THIL Ordinary Shares, and the Sponsor will own approximately 2.80% of the outstanding THIL Ordinary Shares in the No Redemptions Scenario. Assuming maximum redemption by Silver Crest Public Shareholders and excluding shares reserved for THIL’s granted share options and restricted share units subject to vesting, it is anticipated that the existing shareholders of THIL will own approximately 90.97% of the outstanding THIL Ordinary Shares (and Mr. Yu will indirectly own approximately 53.05% of the outstanding THIL Ordinary Shares), Silver Crest Public Shareholders will own approximately 2.84% of the outstanding THIL Ordinary Shares, and the Sponsor will own approximately 3.42% of the outstanding THIL Ordinary Shares.
Merger Consideration
On the Closing Date and immediately prior to the First Effective Time (i) the THIL Existing Articles will be replaced with the THIL Articles, (ii) each outstanding Redeemable Share (as defined in the THIL Existing Articles), par value $0.01 per share, will be re-designated as an Ordinary Share (as defined in the THIL Existing Articles), par value $0.01 per share (each, a “THIL Pre-Split Ordinary Share”) in accordance with THIL’s organizational documents to rank pari passu with all other than authorized and outstanding THIL Pre-Split Ordinary Shares, (iii) the authorized share capital of THIL will be reduced from $50,000 divided into 5,000,000 THIL Pre-Split Ordinary Shares to $5,000 divided into 500,000 THIL Pre-Split Ordinary Shares and (iv) immediately following such re-designation and reduction but prior to the First Effective Time, THIL will effect a share split of each THIL Pre-Split Ordinary Share into such number of ordinary shares of THIL based on the equity value of THIL (which will be based on a base enterprise valuation of THIL of $1,400,000,000 and certain adjustments thereto as set forth in the Merger Agreement) (each, a “THIL Ordinary Share”), with a par value to be calculated in accordance with the terms of the Merger Agreement (such share split, the “Share Split” and, together with the re-designation described in (ii) and reduction described in (iii), the “Recapitalization”).

Pursuant to the Merger Agreement (i) immediately prior to the First Effective Time, each Class B ordinary share of Silver Crest, par value $0.0001 per share (each, a “Silver Crest Class B Share”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A ordinary share of Silver Crest, par value $0.0001 per share (each, a “Silver Crest Class A Share”) in accordance with the Silver Crest Articles, and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Silver Crest Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one THIL Ordinary Share (after giving effect to the Share Split ) to be issued at the First Effective Time upon exchange of Silver Crest Class A Share in accordance with the terms of the Merger Agreement, and (ii) each issued and outstanding warrant of Silver Crest sold to the public in the Silver Crest IPO (“Public Warrant”) and to Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement in connection with the Silver Crest IPO (“Private Warrant”, and together with Public Warrants, “Silver Crest Warrants”) will automatically and irrevocably be assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares. Immediately prior to the First Effective Time, the Silver Crest Class A Shares and the Public Warrants comprising the issued and outstanding units (the “Silver Crest Units”), each consisting of one Silver Crest Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Silver Crest Class A Share and one-half of one Public Warrant, subject to the following sentence. No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.
Pursuant to the Merger Agreement, at the effective time of the Second Merger (the “Second Effective Time”) and as a result of the Second Merger, (i) each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time (all such ordinary shares being held by THIL) will be automatically cancelled and extinguished without any conversion thereof or payment therefor; and (ii) each THIL Ordinary Share outstanding immediately prior to the Second Effective Time shall remain outstanding as a THIL Ordinary Share of the Surviving Company (as defined below) and shall not be affected by the Second Merger.
At the First Effective Time and as a result of the First Merger, the Silver Crest Articles will be replaced with the amended and restated memorandum and articles of association in the form annexed to the Plan of Merger and the authorized share capital of Silver Crest will be altered at the First Effective Time to $50,000.00 divided into 50,000 shares with a nominal or par value of $1.00 each, to reflect Silver Crest’s becoming a wholly owned subsidiary of THIL pursuant to the Merger Agreement.
Background of the Business Combination
Silver Crest is a blank check company incorporated on September 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Business Combination with THIL is the result of a thorough search for a potential transaction utilizing the network, and the investing and transaction experience, of Silver Crest’s management team and board of directors. The terms of the Merger Agreement are the result of significant negotiations between representatives of THIL and Silver Crest over an extended period of time.
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation and correspondence among representatives of Silver Crest, THIL and their respective advisors. All dates referred to in the following chronology are China Standard Time unless otherwise indicated.
The registration statement for the Silver Crest IPO was declared effective on January 13, 2021. On January 19, 2021, Silver Crest consummated the Silver Crest IPO of 34,500,000 Units (inclusive of 4,500,000 Units that were issued as a result of full exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Unit, generating total gross proceeds of $345,000,000, and the sale of the Private Warrants. Each Unit (“Unit”) consisted of one Silver Crest Class A Share and one-half of one redeemable Public Warrant, with each whole Public Warrant entitling the holder to purchase one Silver Crest Class A Share at a price of $11.50 per share.
Simultaneously with the closing of the Silver Crest IPO, Silver Crest consummated the sale of 8,900,000 Private Warrants, with each whole Private Warrant entitling the holder to purchase one Silver Crest Class A Share at a price of $11.50 per share, at a price of $1.00 per Private Warrant in a private placement to the Sponsor, generating gross proceeds of $8,900,000. Following the closing of the Silver Crest IPO and the sale of the Private Warrants, an amount equal to $345,000,000 from the net proceeds of the sale of the Units in the Silver Crest IPO and the sale of the Private Warrants was placed into the Trust Account.
Prior to the consummation of the Silver Crest IPO, neither Silver Crest nor anyone on its behalf contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a business combination with Silver Crest.
From the date of the consummation of the Silver Crest IPO through April 5, 2021, representatives of Silver Crest, including Leon Meng (Chairman) (“Mr. Meng”), Christopher Lawrence (Vice Chairman) (“Mr. Lawrence”) and Derek Cheung (Chief Executive Officer) (“Mr. Cheung”), commenced an active search for prospective acquisition targets. Silver Crest’s business strategy was to identify and complete a business combination with a global or regional company in a high growth consumer sector with strong potential to become a category leader, focusing on sustainable growth, committed management, attractive valuation, and future transformational optionality, among other key criteria. During this period, these representatives of Silver Crest reviewed self-generated ideas and initiated contact with, and were contacted by, a number of individuals and entities (including financial advisors) with respect to business combination opportunities. Also during this period, on February 3, 2021, Silver Crest’s board of directors engaged Morrison & Foerster LLP (“MoFo”) to act as Silver Crest’s legal counsel in connection with Silver Crest’s review of business combination opportunities. In the process that led to identifying THIL as an attractive business combination opportunity, Silver Crest’s management team, with the assistance of MoFo, evaluated over 52 potential business combination targets, made contact with representatives of 22 such potential targets to discuss the potential for a business combination transaction, entered into non-disclosure agreements with 12 such potential targets, and participated in meetings with management of seven such potential targets. Silver Crest engaged in more expansive business and financial due diligence on four of such potential targets, which operated in the automotive components industry, the car-hailing technology industry, the financial technology industry and the fast-moving consumer goods industry, respectively. Silver Crest, Thomas Whayne (strategic advisor to Silver Crest) (“Mr. Whayne”) and Silver Crest’s other advisors conducted preliminary business and financial due diligence on such four potential targets and engaged in preliminary discussions with management and other individuals involved with these businesses. MoFo advised Silver Crest in respect of its discussions with all potential targets. Silver Crest discussed this information with representatives of UBS, capital markets advisor to Silver Crest until its resignation in June 2022 and the underwriter of the Silver Crest IPO.
On January 20, 2021, Mr. Meng had a call with the founder of one such potential target (“Company A”), which operated in the automotive components industry, to discuss the possibility of a business combination. After signing a non-disclosure agreement on January 25, 2021, Silver Crest and the management team of Company A had several calls to gain a better understanding of the business and its technological capabilities. Silver Crest, along with representatives of UBS, Mr. Whayne and Silver Crest’s other advisors, conducted business and financial due diligence from January 2021 to February 2021. On February 16, 2021, Silver Crest submitted a non-binding letter of intent to Company A through Company A’s financial advisor, and on February 19, 2021, Silver Crest submitted an updated non-binding letter of intent. Due to a failure to reach agreement on valuation and commercial terms, discussions between Silver Crest and Company A discontinued on or around February 22, 2021.
All discussions with representatives of potential targets other than THIL ceased on or before April 5, 2021, the date on which Silver Crest and THIL finalized the terms of a non-binding letter of intent.
The decision not to pursue any particular target business that Silver Crest evaluated generally was the result of one or more of: (i) Silver Crest’s determination that such business did not represent an attractive target due to a combination of business and growth prospects, strategic direction, management teams, structure and/or valuation; (ii) a difference in initial valuation expectations between Silver Crest, on the one hand, and the target and/or its owners, on the other hand; (iii) a target’s unwillingness to engage in substantive discussions with Silver Crest given the timing and uncertainty of closing due to the requirement for Silver Crest to obtain shareholder approval as a condition to consummating any business combination; (iv) a target’s desire to remain a privately held company; or (v) a target’s unwillingness to engage in substantive discussions with Silver Crest in light of conflicting business objectives.
On March 3, 2021, Mr. Cheung received an email from a representative of BofA Securities, introducing THIL as a potential business combination target. Mr. Cheung had a call with representatives of BofA Securities that same day in order to obtain further details regarding the opportunity, during which Mr. Cheung noted that THIL appeared to fit Silver Crest’s investment strategy and criteria. Later that day, a representative of Silver Crest sent a draft non-disclosure agreement for execution that would allow Silver Crest to start receiving due diligence materials and assist Silver Crest in evaluating a potential business combination with THIL.
On March 10, 2021, Cartesian, the indirect majority shareholder of THIL, and Silver Crest entered into the non-disclosure agreement.
On March 12, 2021, Mr. Meng, Mr. Lawrence, Mr. Cheung, Mr. Whayne and a representative of Silver Crest had a video conference with Peter Yu (Managing Partner of Cartesian and a director of THIL) (“Mr. Yu”), Gregory Armstrong (Senior Managing Director of Cartesian and a director of THIL) (“Mr. Armstrong”) and a representative of BofA Securities, during which (i) Mr. Yu and Mr. Armstrong provided information regarding the establishment of THIL and its relationship with the Tim Hortons brand owner and franchisor, Tim Hortons Restaurants International GmbH (“THRI”), and an overview of THIL’s business strategy, operating and financial performance, store-level economics, management capabilities, and future prospects in becoming a leading coffee shop chain in China, and (ii) representatives of Silver Crest discussed how THIL potentially fit within Silver Crest’s investment strategy and criteria for a business combination target.
On March 13, 2021, Mr. Yu sent an email to representatives of Silver Crest with responses to the various questions raised during the video conference on March 12, 2021.
In the following days, Mr. Cheung had numerous discussions with UBS regarding the food service industry in general, and the potential growth opportunities for the coffee market in China, as well as comparable companies and THIL’s direct competitors.
On March 15, 2021, Mr. Cheung emailed representatives of THIL to express further interest in pursuing a potential business combination with THIL and proposed to have a follow-up call to discuss next steps.
On March 16, 2021, representatives of Silver Crest had a video conference with representatives of THIL and a representative of BofA Securities, during which representatives of Silver Crest and THIL discussed their mutual interest in exploring a potential business combination, as well as an overall timeline, transaction process and due diligence. Later that day, Mr. Cheung emailed representatives of THIL an initial draft of a non-binding letter of intent with respect to a potential business combination transaction. The letter of intent contemplated a mutually binding 60-day exclusivity period, which could be automatically extended for 30 days if Silver Crest provided THIL with a written indication of interest from one or more PIPE investors. The letter of intent did not provide an indication of enterprise value for THIL and Mr. Cheung indicated in his email to representatives of THIL that Silver Crest was happy to engage in discussions around valuation with representatives of THIL.
On March 17, 2021, Mr. Yu emailed to representatives of Silver Crest a counterproposal on key terms of the potential transaction, including a revised draft of the non-binding letter of intent that modified certain of the proposed terms and contained, among other terms, (i) a pre-transaction equity valuation of $1.826 billion on a fully-diluted basis and (ii) certain other commercial terms, including a potential PIPE investment and a proposed lock-up period applicable to the Sponsor and THIL shareholders.
On March 17, 2021, a representative of THIL provided representatives of Silver Crest with additional financial information, including THIL’s five-year financial plan. On the same day, a representative of Silver

Crest provided representatives of THIL with a due diligence request list, covering industry, commercial, operational, franchise and financial due diligence requests.
On March 18, 2021, Mr. Cheung had a conference call with representatives of UBS again regarding the food service industry and the coffee market in China, as well as its potential for growth. They also discussed valuation and store opening trajectory of comparable companies in the public market and private market.
On March 21, 2021, representatives of THIL provided written responses to Silver Crest’s due diligence requests, including, among other things, responses in respect of market and competitive landscape, product positioning, business expansion plan, supply chain arrangements, brand promotion and marketing, product innovation and digitalization.
On March 23, 2021 (New York City time), Mr. Lawrence and Mr. Whayne had an in-person meeting with Mr. Yu in New York City to further discuss the benefits of a business combination between Silver Crest and THIL, including with respect to certain strategic and financial aspects of its business and future growth opportunities.
On March 25, 2021, representatives of THIL provided additional operational and financial information to Silver Crest, including key product categories, store-level details, store format differentiation, key performance metrics, human resources, and real estate strategy.
On March 30, 2021, representatives of Silver Crest, UBS and BofA Securities participated in a video conference with THIL’s Chief Executive Officer, Yongchen Lu (“Mr. Lu”), THIL’s Chief Consumer Officer, Bin He (“Ms. He”), and other representatives of THIL in which Mr. Lu and Ms. He conducted a management presentation that covered the history of THIL, their prior experience in the successful development of Burger King China, current business expansion plans for THIL, store-level economics, product positioning and value propositions, and differentiating factors that position THIL as a leading coffee shop chain in China. The discussion also covered other topics such as its capital requirements, product/brand extension, franchising strategy, cost optimization initiatives and potential acquisition ideas.
From March 17 to April 4, 2021, representatives of Silver Crest and representatives of THIL engaged in multiple discussions regarding transaction terms of the possible business combination and exchanged multiple drafts of the non-binding letter of intent. One of the main topics of these discussions was valuation, with representatives of THIL proposing an initial pre-transaction enterprise value of $1.826 billion. Representatives of Silver Crest counter-proposed a pre-transaction enterprise value of $1.550 billion because it represented a valuation on the mid-to lower-end of the valuation range resulting from Silver Crest’s due diligence and in light of their belief that a lower valuation would be better received by the market. On April 1, 2021, both sides agreed to include in the non-binding letter of intent a pre-transaction enterprise value range of $1.550 to $1.826 billion, with the mutual understanding that the final value would be determined based on due diligence, market conditions and PIPE investor feedback.
On April 4, 2021, Mr. Cheung updated Silver Crest’s board of directors on the status of negotiations with THIL, including the principal terms of the non-binding letter of intent. Mr. Cheung also discussed the positive assessment of THIL’s investment merits and the potential value creation from funding THIL’s business plan through a successful business combination with Silver Crest.
On April 5, 2021, Silver Crest and THIL finalized the terms of a non-binding letter of intent (the “Agreed LOI”). On April 6, 2021, Silver Crest received approval from its board of directors via unanimous written board resolutions to enter into the Agreed LOI with THIL and executed the Agreed LOI with THIL on the same day. The Agreed LOI included a mutual 60-day exclusivity period, which could be automatically extended for 30 days if Silver Crest provided THIL with a written indication of interest from one or more PIPE investors. The Agreed LOI also included a pre-transaction valuation of THIL in the range of $1.550 to $1.826 billion on a fully-diluted basis. Additional material terms in the Agreed LOI included (i) that the Sponsor agreed to waive any anti-dilution adjustment (the “Anti-Dilution Adjustment”) to the conversion ratio of its outstanding Silver Crest Class B Shares such that they would convert into Silver Crest Class A Shares on a 1-to-1 basis at the Closing, (ii) a potential PIPE investment, and (iii) a staggered lock-up period applicable to the Sponsor and THIL shareholders that would last up to 18 months for 50% of the locked-up shares, subject to early release based on the post-Closing trading price of Silver Crest Class A Shares.

On April 7, 2021, Mr. Cheung had a call with Mr. Armstrong to discuss transaction structuring, financial forecasts, due diligence process and investor/public relations in connection with the Business Combination. Mr. Cheung also held a call with representatives of MoFo to discuss the key terms of the Agreed LOI, transaction structuring and legal due diligence process.
On April 9, 2021, representatives of Silver Crest, THIL, MoFo, Kirkland & Ellis LLP (“K&E”), legal counsel to THIL, UBS and BofA Securities held a kick-off call in respect of the potential business combination, during which representatives of THIL provided an overview of THIL and participants discussed a tentative timetable for the transaction, due diligence and the drafting of a potential PIPE investor presentation.
On April 12, 2021, representatives of Silver Crest, THIL, MoFo and K&E held a conference call to discuss the business combination transaction, including transaction structure and other items.
On April 12, 2021 and April 15, 2021, Mr. Cheung and Mr. Armstrong held calls regarding the potential business combination, including transaction structure, financial forecasts, due diligence process and investor/public relations in connection with the potential business combination.
On April 16, 2021, MoFo and Zhong Lun Law Firm (“Zhong Lun”), PRC counsel to Silver Crest, were provided access to a virtual data room and a secured virtual share folder (with limited access granted to MoFo) prepared for sensitive data (the “Secured Folder”) and commenced confirmatory legal due diligence. On or around the same day, a representative of BofA Securities circulated the first draft of a potential PIPE investor presentation to representatives of THIL and UBS, and representatives of BofA Securities and UBS held calls to discuss marketing materials, timing and investor targeting for a potential PIPE financing. On April 21, 2021, Appleby, Cayman Islands counsel to Silver Crest, was provided access to the virtual data room and commenced confirmatory legal due diligence. Between April 16, 2021 and August 10, 2021, representatives of Silver Crest conducted further financial and operational due diligence review of THIL and, over the same period, Silver Crest’s legal, tax, financial and other advisors conducted additional due diligence review of THIL, in each case, based on information made available in the virtual data room and/or the Secured Folder, information provided by written Q&A and through due diligence calls with the management team and advisors of THIL.
From April 16, 2021 through August 13, 2021, representatives from Silver Crest, THIL, MoFo, K&E, UBS and BofA Securities, as well as certain other representatives and advisors thereof, held video conferences, scheduled weekly, to discuss, among other things, the status of the transaction, including the status of due diligence and documentation drafting.
On April 19, 2021, Silver Crest engaged FTI Consulting (Hong Kong) Limited (“FTI”) as financial due diligence advisor. From April 19, 2021 through June 23, 2021, representatives of Silver Crest conducted financial due diligence, attended by representatives of FTI and UBS, in respect of THIL, including, among other things, performing an analysis of the financial information received from THIL, assessing the composition of the finance and accounting team and evaluating the monthly reporting processes. Representatives of Silver Crest, together with representatives of THIL, analyzed THIL’s store expansion plan and financial projections, and the assumptions underlying such projections, as well as engaged in discussions with representatives of THIL in respect thereof.
On April 22, 2021, representatives of MoFo received copies of the Master Franchise Agreements and Joint Venture and Investment Agreement among RBI, THIL and certain of THIL’s shareholders and commenced legal and franchise due diligence in respect thereof. On June 17, 2021, representatives of Silver Crest received copies of the Master Franchise Agreements and, on July 13, 2021, representatives of Silver Crest received a copy of the Joint Venture and Investment Agreement.
On April 28, 2021, representatives of Silver Crest and UBS conducted site visits at THIL stores in Shanghai and met with THIL’s management team, including Mr. Lu and Ms. He. In addition, representatives of Silver Crest had a call to further discuss THIL’s 5-year financial plan with THIL’s management team. Representatives of UBS and BofA Securities also attended the call. Throughout the due diligence process, representatives of Silver Crest visited more than 20 of THIL’s coffee shops and many of its competitors’ coffee shops in Beijing, Shanghai and Suzhou.

From May 1, 2021 through May 17, 2021, representatives of Silver Crest and representatives of THIL, as well as certain of their advisors, held multiple calls with respect to, among other things, the business combination process, financial due diligence, the Chief Financial Officer recruitment process, communications with THIL shareholders, management incentive program, and investor outreach including in respect of a potential PIPE.
On May 5, 2021, Mr. Cheung had a video conference call with Mr. Armstrong, Ekrem Ozer, director of THIL and President of RBI Asia Pacific (“Mr. Ozer”), and David Shear, President of RBI International (“Mr. Shear”), to introduce Silver Crest and to discuss the business combination process, as well as for Mr. Ozer and Mr. Shear to elaborate on the long-standing relationship of RBI with the founding shareholder of THIL, and their vision and strategy for growing THIL into a leading coffee chain in China.
On May 10, 2021, MoFo distributed an initial draft of the Merger Agreement to K&E. Between May 10, 2021 and August 13, 2021, MoFo and K&E exchanged revised drafts of the Merger Agreement and the ancillary agreements (including support agreements, lock-up agreements and a registration rights agreement) related to the potential business combination, and engaged in negotiations of such documents and agreements. In the same period, representatives of Silver Crest and THIL, together with their respective outside legal counsels and financial advisors, held numerous conference calls and came to agreement on various outstanding terms regarding the potential business combination, including, among others: (i) closing conditions; (ii) calculation of the various economic terms in the Merger Agreement; (iii) limitations on THIL’s conduct of its business between the date of the Merger Agreement and the Closing; (iv) the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement; (v) registration rights for certain shareholders of Silver Crest; (vi) support and lock-up arrangement of certain THIL equity holders and the Sponsor; (vii) corporate governance matters (including board composition and management incentive program); and (viii) Silver Crest shareholders’ dissenters’ rights. For further information related to the final resolution of items (i) through (viii), please see the sections entitled “— Effects of the Transactions on Equity Interests of Silver Crest and THIL in the Business Combination,” “— Conditions to the Closing,” “— Representations and Warranties,” “— Covenants and Agreements” and “—Investors’ Rights Agreement.”
On May 19, 2021, representatives of MoFo received a revised draft of the Merger Agreement from a representative of K&E, which reflected numerous changes to provisions concerning, among other things, the calculation of share split factor and certain other economic terms in the Merger Agreement, Silver Crest shareholders’ dissenting rights, the obligation of Silver Crest’s board of directors to publicly affirm its recommendation of the Business Combination, recourse for excess transaction expenses by Silver Crest, THIL’s representations and warranties and various covenants.
On May 25, 2021, representatives of MoFo and K&E held a conference call to discuss points of disagreement in the Merger Agreement.
On May 25, 2021, representatives of Silver Crest, THIL, UBS and BofA Securities held a conference call to discuss pricing and related topics. On May 26, 2021, representatives of UBS and BofA Securities held a conference call to further discuss the same.
On May 26, 2021, representatives of MoFo, Appleby, K&E and Maples held a conference call to discuss Silver Crest’s shareholders’ dissenting rights.
On June 1, 2021, representatives of THIL and Silver Crest held a financial due diligence management discussion, during which representatives of THIL provided further information and details on THIL’s finance and accounting. Representatives of FTI, UBS and BofA Securities also attended.
On June 8, 2021, a representative of MoFo sent to representatives of K&E revised drafts of the Merger Agreement and certain ancillary documents. MoFo made various changes in the revised Merger Agreement, including, among other things, reinstating the definitions of certain economic terms, requiring the obtainment of THIL’s shareholders approval of the business combination prior to the signing of the Merger Agreement, requiring the entry into employment agreements with the key employees of THIL, reinstating Silver Crest shareholders’ dissenting rights and tightening certain representations and warranties and covenants of THIL.

On June 10, 2021, Mr. Meng and Mr. Yu had a call to discuss the valuation of THIL and the terms that could contribute to a positive reception of the Business Combination by the market and Silver Crest’s shareholders. In particular, Mr. Meng and Mr. Yu discussed whether a certain number of THIL Ordinary Shares should be subject to an earn-out right or forfeiture based on future THIL Ordinary Share trading prices and the Sponsor potentially donating some of its Silver Crest Warrants to a charitable foundation. On June 10, 2021 (New York City time), Mr. Lawrence and Mr. Whayne had a meeting with Mr. Yu in New York City to discuss similar topics.
On June 13, 2021 and June 15, 2021, representatives of Silver Crest and THIL had follow up video conference calls to discuss, among other things, the valuation of THIL, whether a certain number of THIL Ordinary Shares should be subject to an earn-out right or forfeiture based on future THIL Ordinary Share trading prices, management incentives and THIL shareholder support for the transaction. In these conversations, representatives of Silver Crest proposed a valuation of THIL at or near the lower end of the range set forth in the Agreed LOI. Representatives of THIL stated that they believed the valuation should be nearer to the higher end of the range.
On June 15, 2021, representatives of THIL and representatives of Silver Crest agreed to a $1.688 billion pre-transaction enterprise valuation for THIL, the midpoint of the range set forth in the Agreed LOI. In coming to this agreement, representatives of Silver Crest took into account the results of their business and financial due diligence, including the projected revenue, adjusted store EBITDA and adjusted company EBITDA to be generated by the business and the projected store count, in each case as projected by THIL’s management, THIL’s historical performance, the favorable positioning of THIL within its market and among comparable high-growth foodservice and retail/consumer products companies. In addition, it was agreed that THIL’s existing shareholders would receive an earn-out right for an additional 14.0 million newly-issued shares if certain price milestones were achieved during a 5-year period after the Closing, and 1.4 million of the Sponsor’s THIL Ordinary Shares received in the Business Combination would become subject to forfeiture (i.e., an earn-in) unless the same price milestones were achieved during such period. THIL proposed, and the Sponsor accepted, the earn-out and earn-in structure, which facilitated a bridging of the differences in valuation with what both parties believed to be an increasingly accepted mechanism. In addition, the Sponsor accepted the earn-in because it was confident in the future performance of THIL and was prepared to forfeit shares if the performance did not occur. Representatives of THIL and Silver Crest based the structure of the Earn-out Shares and Earn-in Shares on what they believed to be customary market terms for such structures.
On June 15, 2021, UBS and BofA Securities were engaged by THIL to act as joint placement agents in connection with a proposed PIPE transaction. THIL has subsequently consented in writing to BofA Securities acting as both financial advisor and placement agent, and Silver Crest subsequently engaged UBS as a capital markets advisor. Under the terms of THIL’s engagement letter with UBS and BofA Securities, each of UBS and BofA Securities will be paid a fee equal to 2.0% of the aggregate gross proceeds received by THIL in any PIPE transaction as provided in such engagement letter (subject to certain exceptions as provided in such engagement letter). This fee is contingent upon the closing of any such PIPE transaction. Under the terms of the engagement letter, UBS and BofA Securities are not entitled to receive fees in connection with any PIPE investment made by the PIPE investors who have preexisting relationships with Silver Crest or THIL. Except for one investor who has committed to invest $5 million in the PIPE in connection with the Convertible Notes Investment (as defined below) and another investor that also participated in the Convertible Notes Investment, for which UBS acted as the placement agent, all the investors that entered into the PIPE Subscription Agreements dated March 9, 2022, had preexisting relationships with THIL, the Sponsor or their respective affiliates. No investor that was introduced by BofA Securities made any PIPE investment. As such, pursuant to the terms of the engagement letter, UBS would have been entitled to a fee of $100,000 in connection with the $5 million PIPE investment and $1.0 million in connection with the Convertible Notes Investment, and BofA Securities would not have been entitled to any fee under the engagement letter. UBS has waived its entitlement under the engagement letter to any fees or reasonable out-of-pocket expenses incurred in its capacity as a joint placement agent for THIL, and BofA Securities has waived its entitlement under the engagement letter to reasonable out-of-pocket expenses incurred in its capacity as a joint placement agent for THIL. In addition to the foregoing potential fee, UBS would have been entitled to deferred underwriting commissions of $12,075,000 if the Business Combination is consummated pursuant and subject to the terms of its engagement, which have been waived by UBS. UBS is not entitled to any fee in connection with the services provided as capital markets advisor to Silver Crest. See “—Termination of UBS’ Engagements” and “— Termination of BofA Securities’s Engagements” for more details on the terminations.
On June 16, 2021, the board of directors of Silver Crest held a board meeting via video conference. In attendance were all members of the board (except for Mr. Edward Long), members of Silver Crest management, and representatives of MoFo. The board received an email update in advance of the meeting and a verbal report from Mr. Cheung regarding the due diligence status and the revised transaction terms, including the valuation and the earn-in/earn-out arrangements. Certain members of Silver Crest’s board of directors examined the valuation of THIL and asked Silver Crest management various questions about THIL and the Business Combination. All of the members of Silver Crest’s board of directors who attended the meeting expressed their support for proceeding with the revised terms, and its board member Mr. Edward Long thereafter reviewed the board meeting minutes and confirmed his support as well.
On June 17, 2021, representatives of UBS, BofA Securities, Silver Crest and THIL held the first of several conference calls to discuss a potential PIPE investment with a selected group of wall-crossed investors that agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to THIL and a potential PIPE investment. During the period from June 22, 2021 to June 30, 2021, representatives of Silver Crest joined members of THIL management to present and discuss the THIL opportunity with potential PIPE investors.
On June 22, 2021, a representative of K&E sent to representatives of MoFo a revised draft of the Merger Agreement reflecting changes to provisions concerning, among other things, the definition of certain economic terms, the scope and materiality qualifier of certain representations and warranties of THIL and a potential equity financing by THIL before consummation of the Business Combination.
On July 7, 2021, Silver Crest and THIL agreed to extend the exclusivity period until August 6, 2021.
On July 14, 2021, Mr. Meng and Mr. Yu held a call to discuss the status of the transaction process, current market conditions, and the recent regulatory pronouncements by the CAC and other PRC regulatory authorities in respect of the draft amendment to the 2020 Cybersecurity Review Measures, which proposed to, among other things, require operators holding personal information of more than one million users and seeking to have their securities listed on a stock exchange outside of the PRC to file for cybersecurity review with the Cybersecurity Review Office. On the same day, MoFo circulated a revised draft of the Merger Agreement that included, among other things, changes to the definitions of certain economic terms, Silver Crest’s transaction expenses and THIL’s interim operating covenants.
Between July 16, 2021 and July 24, 2021, representatives of Silver Crest and THIL held several follow up discussions via video conference where they further discussed market conditions, including the PIPE market and redemptions in other recent SPAC transactions, and the recent regulatory pronouncements by the CAC and other PRC regulatory authorities. During this period, representatives of Silver Crest and THIL determined that the uncertainty created by these recent regulatory pronouncements resulted in a cautious PIPE market for companies based in mainland China and that it would be more advantageous to seek PIPE financing after signing the Merger Agreement in order to provide more time for the market to digest this new information and the terms of the Business Combination. In particular, representatives of THIL and Silver Crest considered that the transfer of control and possession of THIL’s membership data to a separately owned DataCo would mitigate the risk that THIL is deemed to possess or control personal information of more than one million users, which would reduce THIL’s burden of compliance with certain PRC personal information protection and data security protection obligations, and further determined that, in light of the proposed amendment to the 2020 Cybersecurity Review Measures, THIL would, prior to the consummation of the Business Combination, transfer control and possession of the membership data of its customers to a separately owned DataCo to hold such membership data in mainland China.
On July 29, 2021, a representative of K&E sent to representatives of MoFo a revised draft of the Merger Agreement reflecting changes to provisions concerning, among other things, the calculation of certain economic terms, THIL’s interim operating covenants and the timing of PIPE financing.
On July 31, 2021, the board of directors of Silver Crest held a board meeting via video conference. In attendance were all members of the board except for Ms. Mei Tong (who was later briefed by Mr. Cheung of the board discussions), members of Silver Crest management and representatives of MoFo and Appleby. The board received a report from Mr. Cheung regarding business due diligence findings, business combination transaction terms, proceeding without committed PIPE financing at signing, the transfer of THIL’s membership data to the DataCo and the status of negotiations with THIL. The board also received a presentation from the representatives of MoFo regarding legal due diligence findings and the business combination transaction terms. In addition, the board received a presentation from a representative of Appleby regarding Silver Crest’s board of directors’ fiduciary duties under Cayman Islands law in the context of consideration of the proposed business combination transaction with THIL. Certain members of Silver Crest’s board of directors examined the valuation of THIL and asked Silver Crest management various questions about THIL and its financial projections and the Business Combination.
On August 2, 2021, a representative of MoFo sent a revised draft of the Merger Agreement to representatives of K&E. MoFo’s revised draft of the Merger Agreement, among other things, (i) provided various revisions to THIL’s interim operating covenants, (ii) revised the calculation of certain economic terms in the Merger Agreement, and (iii) added a covenant with respect to THIL’s and Silver Crest’s obligations to seek PIPE financing during the interim period between the execution of the Merger Agreement and the Closing.
Between August 3, 2021 and August 9, 2021, representatives of MoFo and K&E continued to exchange and negotiate drafts of the Merger Agreement and various ancillary agreements, including the disclosure schedules to the Merger Agreement, support agreements, lock-up agreements and a registration rights agreement.
On August 6, 2021, representatives of Silver Crest, THIL, UBS and BofA Securities participated in a video conference with THIL’s management team, including Mr. Lu and Ms. He, in which Mr. Lu provided a business update of THIL that covered store rollout plan, store-level economics, key performance indicators and financial performance. The discussion also covered other topics such as company outlook and business strategies of THIL.
On August 8, 2021, Silver Crest’s board of directors met via video conference. In attendance were all members of the board, members of Silver Crest management and representatives of MoFo and Appleby. Mr. Cheung provided an update on the transaction terms that had been agreed to and the transaction terms still being negotiated. A representative from Appleby reminded Silver Crest’s board of directors of their fiduciary duties under Cayman Islands law in the context of consideration of the proposed business combination transaction with THIL. A representative of MoFo presented the terms and conditions of the Merger Agreement and other key transaction documents, highlighting changes from the presentation at the prior board meeting held on July 31, 2021. After discussion and in consideration of all the factors discussed at prior meetings, Silver Crest’s board of directors directed Silver Crest’s management team to continue to negotiate the remaining open issues. Silver Crest’s board of directors unanimously adopted resolutions (i) determining that it is in the best interests of Silver Crest and its shareholders for Silver Crest to enter into the Merger Agreement and Business Combination, (ii) adopting the Merger Agreement and authorizing Silver Crest’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Merger Agreement and entry into the ancillary documents, (iii) approving the calling of an extraordinary shareholder meeting for Silver Crest shareholders to vote on the Business Combination, the Merger and related transactions, (iv) approving the filing of the proxy statement with the SEC and (v) approving certain ancillary matters, in each case subject to the resolution of the remaining open issues.
On August 9, 2021, representatives of Silver Crest and THIL held a call to discuss the remaining open terms on the Merger Agreement, particularly the minimum available cash condition to closing and any financing which THIL would be permitted to undertake in the period between signing of the Merger Agreement and the consummation of the Business Combination (which representatives of THIL had originally requested be capped at an amount equal to 10% the total outstanding voting securities of THIL).
On August 10, 2021, a representative of K&E sent a revised draft of the Merger Agreement to representatives of MoFo. K&E’s revised draft of the Merger Agreement, among other things, (i) added an exception to the covenant prohibiting THIL from soliciting alternative transactions during the interim period, which such exception would permit THIL to seek certain financing during that period (the “Permitted Financing”), (ii) revised the minimum available cash condition, and (iii) revised the calculation of available cash.

Also on August 10, 2021, representatives of Silver Crest had a video conference call with José Cil (Global CEO of RBI) (“Mr. Cil”), Mr. Ozer, Mr. Shear, Mr. Yu, Mr. Armstrong, Meizi Zhu (director of THIL) and Eric Wu (director of THIL), which covered RBI’s decades of experience in opening, operating and franchising quick service restaurants, its long-standing relationship with Cartesian and its vision for THIL, as well as discussions over the current business environment, macroeconomic trends, capital markets and regulatory landscape.
On August 11, 2021, representatives of Silver Crest had a video conference call with Mr. Cil, Mr. Ozer and Mr. Armstrong, which covered the relationship between RBI and Cartesian and THIL’s management team, THIL’s brand strategy and how the risks relating to COVID-19 are being addressed, as well as discussions over THIL’s supply chain, internal control and future business strategy.
Between August 11, 2021 and August 13, 2021, representatives of MoFo and K&E continued to exchange and negotiate drafts of the Merger Agreement, including each providing various revisions to the minimum available cash condition and the calculation of available cash.
On August 13, 2021, representatives of Silver Crest and THIL held a call and resolved all remaining open terms on the Merger Agreement, including agreeing that the minimum available cash condition would be satisfied if the funds contained in Silver Crest’s trust account (after giving effect to redemptions by the Silver Crest shareholders), together with the amount of any PIPE financing, and the amount of the Permitted Financing (but only if the amount received in any PIPE financing is equal to or exceeds $100,000,000), equal or exceed (x) $250,000,000, in the event that the amount from the PIPE financing equals or exceeds $100,000,000, or (y) $175,000,000, in the event that the amount from the PIPE financing is less than $100,000,000. The amount of the minimum available cash condition was the result of negotiation between representatives of Silver Crest and THIL and was based upon the expected cash needs of THIL in connection with its long-term growth plans. In addition, on that call, representatives of Silver Crest and THIL agreed that the amount of the Permitted Financing would be $30,000,000, which would provide an avenue for liquidity to THIL in the event the Business Combination was delayed or failed to close. The amount of the Permitted Financing was the result of negotiation between representatives of Silver Crest and THIL and was based upon the expected cash needs of THIL for supporting its growth in 2022 should the Closing be delayed or the Business Combination fail to close. In addition, on that call, at the request of representatives of THIL, the Sponsor agreed to donate 1,500,000 of its THIL Warrants (which the Private Warrants will have converted into as of the consummation of the Business Combination) after the Closing to a charitable foundation to be established, managed and operated mutually by THIL and Sponsor and which would use the THIL Warrant donation to fund operations for the benefit of the local communities in which THIL’s PRC Subsidiaries operate. THIL has agreed to consent to such donation under the Sponsor Lock-Up Agreement. Representatives of THIL and the Sponsor agreed that this donation be made as an act of goodwill to the communities in which THIL’s PRC Subsidiaries operate. After this call, Mr. Cheung updated Silver Crest’s board of directors regarding the resolution of the remaining open terms, noting that such resolution was within the parameters authorized by Silver Crest’s board of directors at the August 8, 2021 board meeting. On the same day, MoFo and K&E agreed on what became substantially the final form of the Merger Agreement. Between August 9, 2021 and August 13, 2021, MoFo and K&E negotiated and finalized various ancillary agreements, including the disclosure schedules to the Merger Agreement and the Sponsor Voting and Support Agreement (which, among other things, includes a provision in which the Sponsor agrees to waive the Anti-Dilution Adjustment).
On August 13, 2021, the parties executed the Merger Agreement and other related transaction agreements.
Before the market opened on August 16, 2021, Silver Crest filed a current report on Form 8-K regarding the entry into of the Merger Agreement and that included an investor presentation and transcripts of a webcast and investor presentation.
Subsequent to signing the Merger Agreement, representatives of Silver Crest and THIL and their advisors have worked together to prepare this proxy statement/prospectus and also reached out and participated in many meetings with potential PIPE investors that agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to THIL and a potential PIPE investment.

On November 20, 2021 (New York City time), representatives of THIL contacted representatives of Silver Crest regarding a potential investment in THIL by certain third-party investors in the form of convertible notes (the “Convertible Notes Investment”), including requesting Silver Crest’s consent to increase the amount of Permitted Financing from $30 million to $50 million. The request was made because (i) the amount of the potential investment was $50 million, which is greater than the original $30 million threshold stated in the Merger Agreement for Permitted Financing; (ii) the potential investment was in the form of convertible notes that allow for post-Closing conversion into THIL Ordinary Shares, while the Merger Agreement requires any such financing to convert into THIL Ordinary Shares at Closing, instead of post-Closing; and (iii) THIL considered it prudent to secure more cash to improve the liquidity of THIL in case the transaction process takes longer than expected to complete. During this meeting, the parties also discussed the potential PIPE financing more generally. As part of such discussion, representatives of THIL asked representatives of Silver Crest to consider transferring or assigning to PIPE investors 0.2 Silver Crest Class B Shares and 0.4 Private Warrants for each PIPE share purchased by such investors for no consideration, with the goal of attracting additional PIPE investment and thereby securing more cash for THIL’s near-term growth plans. Representatives of Silver Crest responded by asking that, in exchange for such concessions by Silver Crest, representatives of THIL consider lowering the valuation of THIL and lowering or waiving the minimum cash closing condition to present better value and higher deal certainty to Silver Crest shareholders, which could also potentially help lower the amount of redemptions by Silver Crest Public Shareholders. No agreement was reached between the parties during this discussion.
On November 23, 2021, representatives of THIL provided representatives of Silver Crest with a draft term sheet for the Convertible Notes Investment for which THIL had sought Silver Crest’s consent in the November 20 meeting. The term sheet contemplated the issuance of convertible notes in the amount of $50 million.
On December 4, 2021, representatives of THIL met with representatives of Silver Crest via video conference to further discuss the Convertible Notes Investment. During this meeting, the parties again discussed the potential PIPE financing more generally and agreed that, in order to encourage investors to invest larger amounts in the PIPE financing or to retain a large stake in Silver Crest to the extent they were existing shareholders, for any investor that committed to subscribe for and purchase at least $10 million in a PIPE investment or to retain at least $10 million as part of a non-redemption agreement, the Sponsor would transfer or assign to such investors 0.2 Silver Crest Class B Shares and 0.4 Private Warrants for each PIPE share purchased by (or agreed not to be redeemed by) such investors for no consideration. The parties agreed that such incentives should also be available to existing shareholders of THIL if any of them individually invested $10 million or more in the PIPE financing. The parties agreed that, because the investor(s) of the Convertible Notes Investment were only willing to commit to invest $5 million in the PIPE financing in connection with the Convertible Notes Investment, the Sponsor would not transfer or assign additional shares or warrants to such investors; rather, Pangaea Two Acquisition Holdings XXIIA Limited, an existing shareholder of THIL that is controlled by Peter Yu, would enter into an option agreement with the investor(s) to offer such investor(s) the right to acquire 200,000 THIL Ordinary Shares held by it with an exercise price of $11.50 per share in order to incentivize such investor(s) to participate in the PIPE financing. In exchange for such concessions by the Sponsor, the parties also discussed lowering the valuation of THIL by as much as 15% to 20%, in light of the recent market development (during the period following the execution of the Merger Agreement, equity markets have weakened globally and market receptivity for SPAC mergers also weakened, as shown by the increase in redemption rates), lowering or waiving the minimum cash requirement and increasing the cap for Silver Crest’s transaction expenses from $22 million to $30 million, but no resolution was reached on any of these matters.
Also on December 4, 2021, representatives of K&E provided representatives of MoFo with a draft of the consent to the Convertible Notes Investment. On December 5, 2021, representatives of K&E provided representatives of MoFo with drafts of the definitive documents of the Convertible Notes Investment for Silver Crest’s review in connection with providing its consent to the Convertible Notes Investment.
Between December 5, 2021, and December 9, 2021, Silver Crest reviewed the drafts of the definitive documents of the Convertible Notes Investment and the consent along with MoFo, and representatives of K&E and representatives of MoFo exchanged revised drafts of the consent.

On December 8, 2021 (New York City time), Silver Crest’s board of directors met via video conference. In attendance were all members of the board, members of Silver Crest management and representatives of MoFo and Appleby. The management members of Silver Crest’s board of directors provided an update on the status of the business combination transaction with THIL, the potential PIPE financing and the terms of the Convertible Notes Investment. After this discussion, Silver Crest’s board of directors unanimously approved Silver Crest consenting to the Convertible Notes Investment.
On December 9, 2021, Silver Crest and THIL agreed on the final form of the consent, Silver Crest provided THIL with its consent to the Convertible Notes Investment, and THIL executed the definitive documents for the Convertible Notes Investment, pursuant to which THIL issued $50 million of convertible notes convertible into THIL shares at a conversion price of $11.50 per share (for additional details on the terms of the convertible notes, please see “Summary — Recent Developments — Convertible Notes”).
Also on December 9, 2021, discussions with potential PIPE investors had progressed such that several current investors of THIL, including affiliates of Sequoia Capital China and Eastern Bell Capital, had committed to participate in the PIPE Investment subject to customary terms and final documentation.
On January 5, 2022, Mr. Yu and Mr. Armstrong met with Mr. Meng, Mr. Lawrence and Mr. Cheung via video conference to discuss the operating performance of THIL, the status of PIPE investor communications, and potential changes to the terms of the business combination transaction, some of which were raised in the November 20, 2021 and December 4, 2021 meetings. During the discussion, in response to Silver Crest’s earlier requests and considering that THIL had secured additional financing for its near-term growth plans through the Convertible Notes Investment, representatives of THIL expressed willingness to consider waiving the minimum cash closing condition (subject to securing a certain level of minimum PIPE investment) and lowering the valuation of THIL from $1,688,000,000 to $1,400,000,000, as a result of which THIL will receive approximately 28.88 million fewer shares and Silver Crest shareholders’ ownership stake in the post-Closing entity will correspondingly increase. In exchange for such concessions, THIL requested that the Sponsor, instead of transferring or assigning to potential PIPE investors 0.2 Silver Crest Class B Shares and 0.4 Private Warrants for each PIPE share purchased by such investors for no consideration (as previously mutually agreed to in the December 4, 2021 meeting), contribute a portion of its sponsor equity to the capital of Silver Crest for no consideration upon the Closing. The representatives of THIL proposed that the amount of equity to be contributed be calculated based on the amount of cash remaining in the Trust Account following redemptions and after taking into account the proceeds from PIPE financing and the Convertible Notes Investment, such that the percentage of the Sponsor’s shares and warrants to be contributed would increase directly as a result of higher redemptions but decrease if additional PIPE financing was raised. The representatives of THIL believe that such contributions would (i) reduce the dilution to Silver Crest Public Shareholders and potential PIPE investors and thereby discourage redemptions and attract additional PIPE investments and (ii) provide THIL with the flexibility to offer additional THIL Ordinary Shares and THIL Warrants as incentives to certain PIPE investors to encourage higher investment. In addition, the representatives of THIL proposed that both affiliates of Cartesian and Silver Crest commit to subscribe for THIL Ordinary Shares via PIPE financing in support of the Business Combination. In the ensuing weeks, both sides continued to discuss and negotiate over whether and the extent to which the Sponsor would contribute its sponsor equity to the capital of Silver Crest for no consideration upon the Closing, as well as the finer details of these proposed changes, with the mutual objective of improving the likelihood of a successful business combination and the long-term success of THIL.
On January 10, 2022, representatives of THIL met with affiliates of Shaolin Capital Management LLC (“Shaolin”) following an introduction by Alvarium MB (US) BD LLC (“Alvarium”). During this meeting, Shaolin introduced its proposed investment structure, consisting of an initial investment in the PIPE financing paid at $10 per share with a pricing adjustment mechanism resulting in a partial return of the subscription price to Shaolin at a later date based upon the volume-weighted average price of THIL post-Closing.
On January 12, 2022, representatives of THIL met with affiliates of Cantor Fitzgerald & Co (“Cantor Fitzgerald”) to discuss a committed equity facility pursuant to which an affiliate of Cantor Fitzgerald would commit to purchase, upon request of THIL’s board of directors post-Closing, newly issued shares of THIL to provide financing to THIL after it had begun trading as a public company.

On January 19, 2022, representatives of THIL reached back out to the affiliate of Cantor Fitzgerald to refine the potential terms of the committed equity facility, including by proposing to set the term of the facility available to 36 months from the Closing and to set the total size of the facility at $100 million.
On January 20, 2022, a form of the PIPE financing subscription agreement was provided to the prospective investors for the PIPE financing for their review.
On January 21, 2022, THIL and an affiliate of Cantor Fitzgerald entered into a non-binding term sheet for the committed equity facility consistent with THIL’s proposal on January 19, 2022. Subsequent to entry into the non-binding term sheet, representatives of THIL and the affiliate of Cantor Fitzgerald, and their respective counsel, held multiple diligence calls and drafting sessions to further refine the terms of the committed equity facility.
From January 25, 2022 through March 9, 2022, THIL and Silver Crest received comments from the prospective investors for the PIPE financing on the form of PIPE financing subscription agreement and, together with K&E and MoFo, negotiated the form of PIPE financing subscription agreement with the prospective investors, including with respect to closing conditions, funding timing and issuance of additional shares or warrants by THIL for no additional consideration to prospective investors that invest at least $10 million in the PIPE financing.
On January 27, 2022, representatives of Silver Crest and representatives of THIL held a call to discuss extending the Termination Date from January 31, 2022 to March 1, 2022 to provide for additional time both to respond to SEC comments. They also continued the on-going discussions regarding the potential PIPE financing (including participation in the PIPE financing by both Cartesian and the Sponsor), lowering the valuation of THIL to $1,400,000,000, removing the minimum cash closing condition (subject to the aggregate amount of PIPE financing exceeding $100 million), and the Sponsor contributing a portion (to be determined based upon further discussions between the parties) of its sponsor equity to the capital of Silver Crest for no consideration upon the Closing.
Also on January 27, 2022, representatives of THIL had a follow-on meeting with affiliates of Shaolin, during which Shaolin shared a detailed term sheet outlining its proposed investment structure and proposed an investment amount of $50 million and a price adjustment measure date that is four months from the Closing. Following this meeting and continuing through March 2, 2022, when a final term sheet was executed, representatives of THIL held multiple meetings with representatives of Shaolin to negotiate the terms of the proposed investment. In the course of these discussions, Shaolin and THIL finalized an investment structure with the following material features: (i) an investment by Shaolin in THIL of up to $50 million, in exchange for THIL Ordinary Shares at $10 per share, with the final amount of the investment to be decided by THIL in its sole discretion after knowing about the level of redemption by Silver Crest Public Shareholders; and (ii) a price adjustment mechanism, whereby the effective per share price for the Shaolin investment will be adjusted via periodical cash returns by THIL to Shaolin provided that certain conditions are met. For more details, see “Summary — Recent Development — Equity Support Agreement.” The effect of this structure is to place up to 5 million THIL Ordinary Shares with Shaolin, at a price to be determined at later dates after the Closing. THIL concluded that this arrangement was attractive given the certainty of the large-scale funding it provides to THIL at Closing to support its near-term growth plans. In order to limit Shaolin’s maximum holding as a percentage of tradeable shares, the number of THIL Ordinary Shares acquired by Shaolin shall not exceed the lesser of (1) 5,000,000 and (2) the sum of (x) the number of THIL Ordinary Shares subscribed in the PIPE Investment actually purchased or funded for purchase pursuant to the PIPE Subscription Agreements, and (y) 50% of any Public Shares in respect of which the applicable holder has not validly exercised his, her or its redemption right, provided that such shares are not the result of any non-redemption or investment agreement, arrangement, contract or similar that (A) does not provide cash proceeds that are immediately available upon the Closing; (B) includes a share buyback obligation or (C) provides a valuation period that would precede, overlap with or follow, in whole or in part, any reference periods in the Equity Support Agreement.
On January 29, 2022, Silver Crest’s board of directors met via video conference. In attendance were all members of the board, members of Silver Crest management and representatives of MoFo and Appleby. The management members of Silver Crest’s board of directors provided an update on the status of the business combination transaction with THIL, the on-going discussions regarding potential PIPE financing and potential changes to the terms of the transaction, and the proposed Amendment No. 1 to the Merger Agreement to extend the Termination Date from January 31, 2022 to March 1, 2022. After discussion, Silver Crest’s board of directors unanimously approved Amendment No. 1 to the Merger Agreement and the extension of the Termination Date from January 31, 2022 to March 1, 2022.
On January 30, 2022, Silver Crest and THIL executed Amendment No. 1 to the Merger Agreement to extend the Termination Date from January 31, 2022 to March 1, 2022.
Before the market opened on January 31, 2022, Silver Crest filed a current report on Form 8-K regarding the entry into of Amendment No. 1 to the Merger Agreement.
On February 10, 2022, a representative of BofA Securities reached out on behalf of THIL to Mr. Meng and had a call to discuss potential amendments to the terms of the transaction, including (i) reducing the valuation of THIL to $1,400,000,000, (ii) removing the minimum cash closing condition and (iii) Cartesian committing to invest in THIL via the PIPE financing in exchange for (A) the Sponsor contributing half of its Silver Crest Class B Shares (i.e., 4,312,500 shares, none of which would be Earn-In Shares) and half of its Private Warrants (i.e., 4,450,000 warrants) to the capital of Silver Crest for no consideration upon the Closing, which could help reduce the dilution to Silver Crest Public Shareholders and potential PIPE investors and thereby discourage redemptions, attract additional PIPE investments and secure more cash for THIL’s near-term growth plans; (B) the Sponsor committing to invest in THIL via the PIPE financing, which is consistent with the expectations of the evolving SPAC market that SPAC sponsors (or affiliates of sponsors) invest in the post-Closing entity via PIPE financing and would indicate to Silver Crest Public Shareholders that the Sponsor considers THIL as an attractive investment, thereby discouraging redemptions; and (C) Silver Crest consenting to the Equity Support Agreement with Shaolin and the Committed Equity Facility Agreements with an affiliate of Cantor Fitzgerald. This was the first time that Silver Crest first learned about THIL’s discussions with Shaolin and the affiliate of Cantor Fitzgerald. The BofA representative and Mr. Meng also discussed declassifying the post-Closing THIL board of directors and extending the termination date of the Merger Agreement.
Following the February 10, 2022 outreach and through March 9, 2022, representatives of Silver Crest and representatives of THIL had multiple calls regarding the Equity Support Agreement and the Committed Equity Facility Agreements in order to finalize the terms of these agreements.
On February 16, 2022, representatives of Silver Crest shared with representatives of THIL a written counterproposal regarding potential amendments to the terms of the Business Combination, including (i) reducing the valuation of THIL to $1,400,000,000; (ii) removing the minimum cash closing condition; (iii) the Sponsor contributing 3,528,000 Silver Crest Class B Shares, which equals to half of the sum of (A) the total number of Silver Crest Class B Shares outstanding, all of which are held by the Sponsor, minus (B) the 1,4000,000 Earn-in Shares and (C) Silver Crest Class B Shares attributable to the independent directors of Silver Crest, and half of its Private Warrants (i.e., 4,450,000 warrants) to the capital of Silver Crest for no consideration upon the Closing; (iv) a termination fee of $10 million payable by THIL if THIL breaches its covenants or fails to consummate the transaction when required to do so by the Merger Agreement; and (v) the Sponsor no longer being required to provide any warrants to a charitable foundation.
On February 17, representatives of Silver Crest and representatives of THIL discussed current potential investors in the PIPE Investment, including the Sponsor, Cartesian, other current shareholders of THIL and the investors of the Convertible Notes Investment, and the potential amendments to the terms of the Business Combination. During this meeting, it was agreed that (i) the valuation of THIL should be reduced to $1,400,000,000; (ii) the minimum cash condition would be removed to increase certainty of closing; (iii) the Sponsor should contribute half of its Silver Crest Class B Shares (i.e., 4,312,500 shares, none of which would be Earn-In Shares) and half of its Private Warrants (i.e., 4,450,000 warrants) to the capital of Silver Crest for no consideration upon the Closing; (iv) extending the termination date from March 1, 2022 to June 30, 2022, contingent upon agreement that there would be a mutual termination fee of $10 million payable by either THIL or Silver Crest, as applicable, in the event the Merger Agreement was terminated as a result of a breach by such party or because all of the conditions to consummate the Merger Agreement had been satisfied and such party did not facilitate such consummation; and (v) the Sponsor would no longer be required to provide any warrants to a charitable foundation. Silver Crest also requested that the cap on its transaction expenses be removed, which was not agreed to. The parties also discussed keeping Silver Crest informed of any potential future financings.
On February 22, 2022, representatives of K&E provided representatives of MoFo with further updated drafts of Amendment No. 2 to the Merger Agreement and Amendment No. 1 to the Sponsor Voting and Support Agreement. The updated drafts provide for amending the terms of the Business Combination, including by (i) reducing the valuation of THIL to $1,400,000,000; (ii) removing the minimum cash closing condition; (iii) the Sponsor contributing half of its Silver Crest Class B Shares (i.e., 4,312,500 shares, none of which would be Earn-In Shares) and half of its Private Warrants (i.e., 4,450,000 warrants) to the capital of Silver Crest for no consideration upon the Closing; (iv) declassifying the post-Closing THIL board of directors; (v) expanding the size of THIL’s board of directors from seven directors to nine directors; (vi) having the Sponsor’s director nominee serve on each of the compensation committee, the nominating and corporate governance committee and the audit committee; (vii) allowing for up to an additional $50,000,000 in pre-merger equity financing to facilitate future financing transactions in addition to the Convertible Notes Investment and the Equity Support Agreement so that an additional $50,000,000 in pre-merger equity financing would still remain available should suitable opportunities or the need for additional financing arise; (viii) extending the termination date from March 1, 2022 to June 30, 2022; and (ix) including a mutual termination fee of $10 million payable by either THIL or Silver Crest, as applicable, in the event the Merger Agreement was terminated as a result of a breach by such party or because all of the conditions to consummate the Merger Agreement had been satisfied and such party did not facilitate such consummation.
Also on February 22, 2022, the Sponsor committed to invest $5,000,000 in the PIPE investment.
On February 27, 2022, Silver Crest’s board of directors met via video conference. In attendance were all members of the board, members of Silver Crest management and representatives of MoFo and Appleby. The management members of Silver Crest’s board of directors provided an update on the terms of the proposed amendments to the Merger Agreement and the Sponsor Voting and Support Agreement and the terms of the Equity Support Agreement and the Committed Equity Facility Agreements, as well as the issues that remained outstanding with respect to the amendments and the agreements, i.e., whether and the terms under which Silver Crest would consent to an additional $50,000,000 in pre-merger equity financing by THIL in addition to the Convertible Notes Investment and the Equity Support Agreement, the extension of the termination date from March 1, 2022 to June 30, 2022, the extension of the date under which Silver Crest continued to be bound by exclusivity restrictions to May 1, 2022 and the timing of the execution of the Equity Support Agreement and the Committed Equity Facility Agreements. After this discussion, Silver Crest’s board of directors unanimously approved Silver Crest entering into the amendments and consenting to the Equity Support Agreement and the Committed Equity Facility Agreements, in each case subject to the finalization of the terms of the relevant documents. In addition, Silver Crest’s independent directors discussed a proposed PIPE investment of $5,000,000 at a purchase price of $10 per THIL Ordinary Share, which would be completed through an entity in which Mr. Meng, Mr. Lawrence and Mr. Cheung were members (the “SPV”). Mr. Meng, Mr. Lawrence and Mr. Cheung agreed to invest in THIL through the SPV’s proposed $5,000,000 PIPE investment because they determined that THIL was an attractive investment and that such investment was consistent with the expectations of the evolving SPAC market that SPAC sponsors (or affiliates of sponsors) invest in the post-Closing entity via PIPE financing. After discussion, Silver Crest’s independent directors approved the SPV making such PIPE investment.
Between February 22, 2022 and March 9, 2022, representatives of MoFo and representatives of K&E exchanged revised drafts of the amendments and engaged in negotiations with respect to the amendments. In the same period, representatives of Silver Crest and THIL participated in numerous discussions on various outstanding terms regarding the amendments and came to agreement to, among others, (i) reduce the valuation of THIL to $1,400,000,000 considering the recent market development (during the period following the execution of the Merger Agreement, equity markets have weakened globally and market receptivity for SPAC mergers also weakened, as shown by the increase in redemption rates); (ii) remove the minimum cash closing condition considering that, since the initial negotiation of the minimum cash closing condition, THIL had secured a significant amount of financing that it estimates would be sufficient cash for its expected cash needs and growth plans in the near term regardless of the number of redemptions in respect of the business combination (e.g., the Convertible Notes Investment, the PIPE investments, the Equity Support

Agreement and the Committed Equity Facility Agreements); (iii) declassify the post-Closing THIL board of directors, expand the size of THIL’s board of directors from seven directors to nine directors, and have the Sponsor’s director nominee serve on each of the compensation committee, the nominating and corporate governance committee and the audit committee; (iv) allow for up to an additional $50,000,000 in pre-merger equity financing to facilitate future financing transactions (on the condition that any such financing dilutes only THIL shareholders and converts to THIL Ordinary Shares at Closing) in addition to the Convertible Notes Investment and the Equity Support Agreement that Silver Crest consented to previously so that an additional $50,000,000 in pre-merger equity financing would still remain available should suitable opportunities or the need for additional financing arise; (v) extend the termination date from March 1, 2022 to June 30, 2022; and (vi) extend the date under which Silver Crest continued to be bound by exclusivity restrictions to May 1, 2022. THIL and Silver Crest also agreed to introduce a mutual termination fee of $10 million payable by either THIL or Silver Crest, as applicable, in the event the Merger Agreement was terminated as a result of a breach by such party or because all of the conditions to consummate the Merger Agreement had been satisfied and such party did not facilitate such consummation.
In response to THIL’s request and in exchange for THIL agreeing to reduce the valuation of THIL to $1,400,000,000 and waive the minimum cash closing condition and Cartesian committing to invest in THIL via the PIPE financing, the Sponsor also agreed to contribute half of its Silver Crest Class B Shares (i.e., 4,312,500 shares, none of which are Earn-In Shares) and half of its Private Warrants (i.e., 4,450,000 warrants) to the capital of Silver Crest for no consideration upon the Closing. The Sponsor believed that such contributions are consistent with the evolving SPAC market for similarly situated companies and are beneficial for Silver Crest Public Shareholders because the contributions will effectively reduce the dilution of their ownership interests in THIL post-Closing. It was also agreed that the Sponsor would no longer provide any warrants to a charitable foundation as a result of the Sponsor’s agreement to contribute half of its equity to the capital of Silver Crest.
On March 9, 2022, Silver Crest and THIL executed Amendment No. 2 to the Merger Agreement and Amendment No. 1 to the Sponsor Voting and Support Agreement, and Silver Crest provided its consent to the Equity Support Agreement and the Committed Equity Facility Agreements. On the same day, THIL entered into the Equity Support Agreement. THIL and the investors in the PIPE financing, including the SPV, also executed their respective PIPE financing subscription agreements, pursuant to which THIL would issue to any investor that committed to subscribe for and purchase at least $10 million in a PIPE financing 0.2 shares and 0.4 warrants for each PIPE share purchased by such investors for no consideration. THRI, TH China Partners, an affiliate of Cartesian that Peter Yu is the president and director of, and Tencent each committed to invest $10 million in the PIPE investment on these terms and THIL will issue to each of them an additional 200,000 shares and 400,000 warrants (i.e., an aggregate of 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants) upon the closing of the PIPE Investment for no consideration.
Also on March 9, 2022, before the market opened, Silver Crest filed a current report on Form 8-K regarding the entry into Amendment No. 2 the Merger Agreement, Amendment No. 1 to the Sponsor Voting and Support Agreement, the PIPE financing subscription agreements and the Equity Support Agreement. No valuation or other material information about THIL, Silver Crest or the ongoing business combination transaction was provided in connection with the PIPE financing to PIPE investors that has not been disclosed publicly.
On March 11, 2022, THIL entered into the Committed Equity Facility Agreements with an affiliate of Cantor Fitzgerald, under which THIL would have the option to sell THIL Ordinary Shares worth up to $100,000,000 to an affiliate of Cantor Fitzgerald over a 36-month period after the Closing at a price per share based upon the volume weight average price on the day of issuance of such shares less a 3% discount. In connection with the execution of the Committed Equity Facility Agreements, THIL has agreed to issue a certain amount of THIL Ordinary Shares of an aggregate value of $3,000,000 subject to the satisfaction of the conditions set forth in the Committed Equity Facility Agreements, the amount of which will be determined on the earlier to occur of (i) the second trading day prior to the filing of a resale registration statement and (ii) the trading day prior to the affiliate of Cantor Fitzgerald sending an invoice to THIL for such shares.
Also on March 11, 2022, Silver Crest filed a current report on Form 8-K regarding THIL’s entry into the Committed Equity Facility Agreements.

On June 27, 2022, Silver Crest and THIL executed Amendment No. 3 to the Merger Agreement to extend the Termination Date from June 30, 2022 to August 30, 2022. Before the market opened on June 27, 2022, Silver Crest filed a current report on Form 8-K regarding the entry into of Amendment No. 3 to the Merger Agreement.
Termination of BofA Securities’s Engagements
On May 8, 2022, Peter Yu, representing THIL, and BofA Securities mutually agreed to terminate BofA Securities’s engagements as a joint placement agent and financial advisor to THIL.
BofA Securities’s mutual termination is not the result of any dispute or disagreement with THIL or any matter relating to THIL’s operations, policies, procedures or practices.
On May 13, 2022, THIL and BofA Securities entered into a formal termination agreement, pursuant to which, effective May 9, 2022, (i) BofA Securities ceased to act and no longer acts in any capacity or relationship contemplated under its engagement letters or in which BofA Securities has otherwise been described in this proxy statement/prospectus as acting or agreeing to act with respect to the Business Combination; (ii) BofA Securities waived the fees and expenses to which it would have been entitled under the engagement letters, including a cash fee of $10 million contingent upon the consummation of the Business Combination (including any fee payable to BofA Securities for a closing of the Business Combination occurring after the termination of BofA Securities’s engagement) and out-of-pocket expenses (the exact amount of which was not provided by BofA Securities prior to the termination); (iii) BofA Securities will not be responsible for any portion of THIL’s registration statement on Form F-4 in connection with the Business Combination; and (iv) THIL will not have any ongoing obligations to BofA Securities or its affiliates, excluding existing indemnification obligations. On the same day, BofA Securities delivered a notice to the SEC pursuant to Section 11(b)(1) under the Securities Act.
The services provided by BofA Securities and its affiliates related to its engagement as THIL’s financial advisor in connection with the Business Combination consisted primarily of (i) introducing Silver Crest to THIL and (ii) compiling publicly available information on publicly-traded companies selected by THIL’s board of directors on the basis of its professional judgment as comparable to THIL and appropriate for its relative valuation analysis regarding THIL. The publicly available information compiled by BofA Securities and the relative valuation analysis prepared by THIL’s board of directors were included in the management presentation deck prepared by THIL’s board of directors and presented to and reviewed by Silver Crest’s board of directors and management and PIPE investors. The companies in BofA Securities’s information compilation also overlapped significantly with the comparable publicly-traded companies that Silver Crest’s management selected based on its professional judgment of those companies for its relative valuation analysis regarding THIL, which analysis was reviewed by Silver Crest’s board of directors as part of its consideration of the value of THIL as a public company following the Business Combination. Other than this introduction and compilation of public information and being provided the opportunity to review this registration statement on Form F-4, BofA Securities was not involved in the preparation of any disclosure that is included in this registration statement on Form F-4 or any material underlying disclosure in the registration statement. BofA Securities has withdrawn its association with these materials and notified THIL of that disassociation. THIL promptly shared with Silver Crest BofA Securities’s mutual termination agreement and notified Silver Crest and the PIPE Investors of such withdrawal of association. BofA Securities has not notified Silver Crest directly of that disassociation. In addition, in connection with its engagement as a joint placement agent of THIL, BofA Securities conducted usual and customary placement agent services, including logistical coordination on investor outreach and data room management. However, no investor that was introduced by BofA Securities made any PIPE investment, and the PIPE Investment is not contingent upon any continued involvement of BofA Securities in the transaction.
At no time prior to or after its termination did BofA Securities or any of its affiliates indicate that they had any specific concerns with the Business Combination, and they did not advise THIL that they were in any dispute or disagreement with THIL, any matter relating to the operations, policies, procedures or practices of THIL or the contents of this proxy statement/prospectus or the registration statement of which it forms a part.

As a result of the termination and the associated waiver of fees, the transaction fees payable by THIL at the consummation of the Business Combination will be reduced by at least $10 million. THIL does not believe the termination will adversely affect the Business Combination in any manner because: (i) the services being provided by BofA Securities prior to such termination were substantially complete at the time of such termination and THIL does not intend to engage additional financial advisors or placement agents; (ii) THIL did not expect that BofA Securities, or any of its affiliates, would facilitate additional financings before the Closing, play a role in the closing process, or otherwise participate in the Business Combination as a financial advisor and placement agent for THIL; and (iii) the availability of the PIPE Investment and any contemplated post-transaction financing arrangements is not impacted by the termination.
The boards of THIL and Silver Crest determined that there was no reason to discount the work provided by BofA Securities on the basis that (i) such work primarily related to compiling publicly available information on publicly-traded companies selected by THIL’s board of directors on the basis of its professional judgment; (ii) such work was prepared by BofA Securities with due care and with the view that it could be relied upon; and (iii) when such work was prepared and delivered, BofA Securities had not indicated any intention to terminate its engagements or withdraw any association with such work.
Following the termination, BofA Securities claims no role in the Business Combination and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. Subsequent to the termination, THIL asked BofA Securities to provide a letter stating whether it agrees with the disclosure regarding the termination of the engagements. BofA Securities has declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to the termination. There can be no assurances that BofA Securities agrees with such disclosure or analysis, and no inference can be drawn to this effect. Shareholders of THIL and Silver Crest should not put any reliance on the fact that BofA Securities was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus. See “Risk Factors — Risks Related to the Business Combination — BofA Securities’s engagements as a joint placement agent and financial advisor to THIL have been mutually terminated. BofA Securities is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that BofA Securities agrees with such disclosure or analysis and no inference can be drawn to this effect” for a more detailed discussion on the related risks.
Termination of UBS’s Engagements
Following a teleconference on May 31, 2022 between representatives of UBS and Silver Crest where UBS raised the possibility of resigning, on June 4, 2022, a representative of UBS sent Peter Yu, representing THIL, an e-mail indicating that UBS was resigning from its engagements as a joint placement agent to THIL and capital markets advisor to Silver Crest.
UBS’s resignation is not the result of any dispute or disagreement with Silver Crest or THIL or any matter relating to Silver Crest’s or THIL’s operations, policies, procedures or practices.
On June 6, 2022, Silver Crest and UBS entered into a termination letter agreement, pursuant to which, effective as of the same day, (i) UBS ceased to act and no longer acts in any capacity or relationship both as contemplated under its engagement letter as a capital markets advisor to Silver Crest and in which UBS has otherwise been described in this proxy statement/prospectus as acting or agreeing to act with respect to the Business Combination; (ii) UBS will not be responsible for any portion of THIL’s registration statement on Form F-4 in connection with the Business Combination; (iii) UBS waived its fees for services as a joint placement agent to THIL; and (iv) notwithstanding the termination, the indemnification agreement between Silver Crest and UBS in connection with UBS’s engagement as a capital markets advisor to Silver Crest will remain operative and in full force and effect. UBS will not receive any fees or expense reimbursements under UBS’s engagement letter as a capital markets advisor to Silver Crest. On June 6, 2022, THIL and UBS entered into a termination letter agreement to terminate UBS’s engagement as a joint placement agent to THIL with the same effect as the termination letter agreement entered into between Silver Crest and UBS on the same day. On June 6, 2022, UBS delivered a notice to the SEC pursuant to Section 11(b)(1) under the Securities Act. UBS also acted as the underwriter in the Silver Crest IPO consummated on January 19, 2021. UBS has received an initial underwriting commission of $6,900,000 and has performed all of its obligations to receive a deferred underwriting commission of $12,075,000 from Silver Crest for the Silver Crest IPO if the Business Combination is consummated, pursuant and subject to the terms of its engagement. In a letter sent by representatives of UBS to Silver Crest on June 9, 2022, UBS gratuitously, and without any consideration from Silver Crest, waived its claim to the deferred underwriting commission that it would have been entitled to receive. UBS did not communicate to Silver Crest its reasons for waiving the deferred underwriting commission, and Silver Crest did not correspond with UBS about the reasons for the waiver. While such a fee waiver for services already rendered is unusual, it has not impacted Silver Crest's evaluation of the Business Combination.
The services provided by UBS and its affiliates related to its engagement as Silver Crest’s capital markets advisor in connection with the Business Combination consisted primarily of providing views on the SPAC market, broader equity capital market conditions and relevant market trends, using its institutional platform to provide benchmarking and structuring guidance, reaching out to existing shareholders of Silver Crest in connection with the Business Combination and collecting investor feedback. The information compiled by UBS in connection with its benchmarking and structuring guidance was based on publicly available information on publicly-traded companies selected by Silver Crest’s management on the basis of its professional judgment as comparable to THIL and appropriate for the relative valuation analysis it prepared regarding THIL. The relative valuation analysis prepared by Silver Crest’s management was reviewed by Silver Crest’s board of directors as part of its consideration of the value of THIL as a public company following the Business Combination. Other than this compilation of public information and being provided the opportunity to review this registration statement on Form F-4, UBS was not involved in the preparation or review of any materials reviewed by the Silver Crest board of directors or management as part of their services to Silver Crest or in the preparation of any disclosure that is included in this registration statement on Form F-4 or any material underlying disclosure in the registration statement. UBS has withdrawn its association with these materials and notified Silver Crest of that disassociation. Silver Crest promptly shared with THIL UBS’s mutual termination agreement and notified THIL of such withdrawal of association.
In addition, in connection with its engagement as a joint placement agent of THIL, UBS conducted usual and customary placement agent services, including logistical coordination on investor outreach and data room management. UBS did not prepare materials for potential PIPE investors, and has withdrawn its association from materials presented to and reviewed by PIPE investors and notified THIL of that disassociation. Because UBS facilitated the introduction of one investor who has committed to invest $5 million in the PIPE in connection with the Convertible Notes Investment and another investor that also participated in the Convertible Notes Investment, under its engagement letter, UBS would have been entitled to a fee of $100,000 in connection with the $5 million PIPE investment and $1.0 million in connection with the Convertible Notes Investment, all of which has been waived upon its termination. The PIPE Investment is not contingent upon any continued involvement of UBS in the transaction. THIL has notified the PIPE Investors that UBS has withdrawn its association with these materials. The PIPE Investment is not contingent upon any continued involvement of UBS in the transaction. THIL has notified the PIPE Investors that UBS has withdrawn its association with these materials.
At no time prior to or after its termination did UBS indicate that they had any specific concerns with the Business Combination, and they did not advise THIL that they were in any dispute or disagreement with THIL, any matter relating to the operations, policies, procedures or practices of THIL or the contents of this proxy statement/prospectus or the registration statement of which it forms a part.
As a result of the termination and the associated waiver of fees, the transaction fees payable by THIL at the consummation of the Business Combination will be reduced by at least $1.1 million (composed of $100,000 in connection with the $5 million PIPE investment and $1.0 million in connection with the Convertible Notes Investment). Neither Silver Crest nor THIL believes the termination will adversely affect the Business Combination in any manner because: (i) the services being provided by UBS prior to such termination were substantially complete at the time of such termination and Silver Crest does not intend to engage additional capital markets advisors and THIL does not intend to engage additional placement agents; (ii) THIL did not expect that UBS, or any of its affiliates, would facilitate additional financings before the Closing, play a role in the closing process, or otherwise participate in the Business Combination as a placement agent for THIL; and (iii) the availability of the PIPE Investment and any contemplated post-transaction financing arrangements is not impacted by the termination.

The boards of THIL and Silver Crest determined that there was no reason to discount the work or advice provided by UBS on the basis that (i) such work and advice primarily related to compiling publicly available information on publicly-traded companies selected by Silver Crest’s management on the basis of its professional judgment, providing benchmarking and structuring guidance based on such publicly available information, and providing views on the SPAC market, broader equity capital market conditions and relevant market trends in general; (ii) such work and advice were prepared by UBS with due care and with the view that they could be relied upon; and (iii) when such work and advice were prepared and delivered, UBS had not indicated any intention to terminate its engagements or withdraw any association with such work or advice.
Following the termination of UBS's engagement as a capital markets advisor and a joint placement agent and the waiver of its claim to the deferred underwriting commissions, UBS claims no role in the Business Combination and is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. Subsequent to the termination, Silver Crest asked UBS to provide a letter stating whether it agrees with the disclosure regarding the termination of the engagement. UBS has declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus related to the termination. There can be no assurances that UBS agrees with such disclosure or analysis, and no inference can be drawn to this effect. Shareholders of THIL and Silver Crest should not put any reliance on the fact that UBS was previously involved with any aspect of the Business Combination described in this proxy statement/prospectus. See “Risk Factors — Risks Related to the Business Combination — UBS’s engagements as a joint placement agent to THIL and capital markets advisor to Silver Crest have been mutually terminated, and UBS has gratuitously waived its deferred underwriting commission. UBS is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination, and there can be no assurances that UBS agrees with such disclosure or analysis and no inference can be drawn to this effect” for a more detailed discussion on the related risks.
Silver Crest’s Board of Directors’ Reasons for the Business Combination
At a meeting of Silver Crest’s board of directors held on August 8, 2021, Silver Crest’s board of directors unanimously determined that the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, are in the best interests of Silver Crest, adopted and approved the Merger Agreement and the Transactions, determined to recommend to Silver Crest shareholders that they approve and adopt the Merger Agreement and approve the Business Combination and the other matters proposed in this proxy statement/prospectus and determined that the foregoing be submitted for consideration by Silver Crest shareholders at the meeting. When you consider the recommendation of Silver Crest’s board of directors, you should be aware that Silver Crest’s directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Silver Crest shareholders generally. These interests are described in the section entitled “— Interests of Certain Persons in the Business Combination.”
Silver Crest’s board of directors unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal if the Adjournment Proposal is presented to the meeting.
In evaluating the Business Combination, Silver Crest’s board of directors consulted with Silver Crest’s management, financial, legal and capital markets advisors and discussed with Silver Crest’s management various industry, commercial, operational and financial information of THIL. In addition, Silver Crest’s management, with the assistance of Silver Crest’s legal, commercial and financial advisors, conducted an extensive financial, operational, industry and legal due diligence review of THIL, including the following:
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participated in multiple meetings with THIL’s management team and representatives regarding operations, restaurant unit development, intellectual property, regulatory compliance and financial prospects, among other customary due diligence matters;

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reviewed industry-related financial information and consulted with industry experts;

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reviewed THIL’s business model and historical audited and unaudited financial statements, among other financial information;

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reviewed financial projections provided by THIL’s management, which were prepared by THIL’s directors and management, namely, Peter Yu, Gregory Armstrong and Yongchen Lu, without any involvement from third-party advisors, and the assumptions underlying those projections;

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reviewed THIL’s readiness to operate as a publicly-traded company, including THIL’s information technology systems;

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reviewed the material business contracts of THIL’s PRC Subsidiaries and certain other legal and commercial diligence, including the master development agreement with THRI and THIL’s franchise agreements;

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visited multiple restaurants and sampled coffee and food products from THIL’s PRC Subsidiaries and industry peers; and

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reviewed other financial aspects of THIL and the Business Combination.

Silver Crest’s management, including its directors and officers, has many years of experience in investment management, strategic advisory, financial analysis and operational management. In the opinion of Silver Crest’s board of directors, Silver Crest’s management, including its directors and officers, was suitably qualified to conduct the due diligence review and other investigations required in connection with the search for a business combination partner and to evaluate the operating and financial merits of companies like THIL. Silver Crest’s board of directors believed, based on the operational, investment and financial experience, and the background of its directors, that Silver Crest’s board of directors was qualified to conclude that the Business Combination was fair, from a financial point of view, to Silver Crest’s shareholders and to make other necessary assessments and determinations regarding the Business Combination. A detailed description of the experience of Silver Crest’s directors is included in the section of this proxy statement/prospectus entitled “Silver Crest’s Business — Directors and Executive Officers.”
In reaching its unanimous resolution as described above, Silver Crest’s board of directors considered a variety of factors, including, but not limited to, the following:
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Large and fast-growing market.   The potential size of PRC’s rapidly growing coffee market provides THIL the opportunity to grow its business;

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Strong product offering.   THIL offers high-quality coffee at compelling price points, provides freshly prepared and locally relevant food, and delivers strong value-for-money to customers;

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Robust local supply chain.   THIL’s PRC Subsidiaries have established relationships with multiple high-quality suppliers and adopts a rigorous food safety control standard that is based on digital inventory management systems;

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Digital capabilities.   THIL’s PRC Subsidiaries have digitalized various aspects of their businesses, from customer engagement to supply chain and food safety control, and increased their brand awareness and influence on various digital platforms;

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Financial performance.   THIL’s management has a track record of significantly scaling a similar business in a capital efficient manner, and has delivered significant aggregate revenue growth since THIL’s inception;

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Experienced Leadership Team.   THIL is led by an experienced management team that has had years of success in food and beverage sector in China and is supported by world-class brand owner and blue chip shareholders;

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Platform for Future Development and Expansion.   THIL’s potential public company status following the consummation of the Business Combination, together with the capital to be provided to THIL in connection with the Business Combination, is expected to provide THIL with an optimal platform and strong financial foundation for further developing and expanding its store opening and customer outreach in PRC;

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Attractive Valuation.   Silver Crest’s board of directors’ belief that THIL’s implied valuation and growth potentials following the Business Combination relative to certain selected publicly-traded companies in the food and beverage sector is favorable for Silver Crest and the analyses contained in the Investor Presentation dated June 2021 prepared by Silver Crest, a copy of which was filed with the SEC on a Current Report on Form 8-K dated August 16, 2021 as Exhibit 99.1, and described in more details in the paragraphs below;
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Due Diligence.   Silver Crest has conducted extensive due diligence review of THIL’s business, industry dynamics, financial results, projected growth, material contracts, regulatory compliance, among others, and held discussions with THIL’s management and financial and legal advisors;

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Other Alternatives.   Silver Crest’s board of directors’ belief, after a review of other business combination opportunities reasonably available to Silver Crest, that the Business Combination represents the best potential business combination reasonably available to Silver Crest and an attractive opportunity for Silver Crest’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and Silver Crest’s board of directors’ belief that such process has not presented a better alternative;

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Negotiated Transaction.   The financial and other terms of the Merger Agreement were the product of arm’s-length negotiations between Silver Crest and THIL; and

•
Shareholder Approval.   Silver Crest’s board of directors considered the fact that in connection with the Business Combination, shareholders have the option to (i) remain shareholders of the combined company, (ii) sell their shares on the open market or (iii) subject to certain shareholders that have agreed not to exercise redemption rights, redeem their shares for the per share amount held in the trust account.

A relative valuation analysis prepared by Silver Crest’s management was reviewed by Silver Crest’s board of directors as part of its consideration of the value of THIL as a public company following the Business Combination. The historical financial results and financial projections of THIL were benchmarked against a set of over ten comparable publicly-traded companies, selected based on the professional judgment of Silver Crest’s management. The analysis was based on publicly available information and market data as of June 10, 2021.
These comparable publicly-traded companies share certain characteristics with THIL, including high revenue growth profile, growing brand recognition and presence in China, leading international brand in the foodservice sector, operation in large markets, and adoption of master franchise business model. Such companies can be grouped into four categories as follows:
•
China high-growth foodservice.   These companies, namely Haidilao International Holding Ltd. and Jiumaojiu International Holdings Ltd., have demonstrated strong growth momentum in terms of revenue and store network in the Chinese foodservice space.

•
China high-growth consumer products & retail.   These companies are Pop Mart International Group Limited, Yatsen Holding Limited and Yihai International Holding Ltd. Similar to THIL, these companies are high-growth emerging brands in the broader consumer products and retail sector in China, even though they provide products and services that are different from THIL’s.

•
U.S. coffee chain & high-growth foodservice.   These companies, namely Chipotle Mexican Grill, Inc., Shake Shack Inc., Starbucks Corporation and Wingstop Inc., are U.S.-listed leading coffee or restaurant chains in the foodservice sector.

•
High-growth emerging markets quick-service restaurant.   These companies, namely Burger King India Limited, Jubilant FoodWorks Limited, Westlife Development Ltd. and Yum China Holdings, Inc., operate as master franchisees of established international restaurant brands in emerging markets, similar to THIL, which is the parent company of the master franchisee of Tim Hortons coffee shops in mainland China, Hong Kong and Macau.

Silver Crest's board of directors did not rely solely on the quantitative results of the analysis, primarily because such analysis does not take into account certain key differences in the financial and operating profiles of the selected companies and THIL. Thus, Silver Crest also made more complex qualitative judgments concerning the differences between the operational, business and/or financial characteristics of the selected companies and THIL to provide a context in which to consider the results of the quantitative analysis.

Silver Crest’s board of directors reviewed the following metrics of the selected comparable companies: (i) the estimated 2021-2023E revenue compound annual growth rate (“CAGR”), which indicated a median CAGR of 25%; (ii) the estimated enterprise value/2023E revenue, which indicated a median multiple of 3.6x; and (iii) the estimated growth-adjusted enterprise value/2023E revenue, which indicated a median multiple of 0.15.
Based on THIL’s projected 2021-2023E revenue CAGR and 2023E revenue, the base enterprise valuation of THIL of $1.688 billion implied a growth-adjusted enterprise value/2023E revenue of 0.04, representing a significant discount to the respective median multiple of the comparable publicly-traded companies selected. Considering that THIL and the comparable publicly-traded companies are at different stages of their respective growth trajectories, Silver Crest’s board of directors believes such growth-adjusted revenue multiple would be an important metric to assess the intrinsic valuations of fast-growing foodservice companies in the consumer sector. As another reference point, the implied enterprise value/2023E revenue of 3.9x, based on the base enterprise valuation of THIL, was broadly in line with the respective median multiple of the comparable publicly-traded companies selected.
A discounted future enterprise value methodology was also adopted to crosscheck the base enterprise valuation of THIL. Based on the median enterprise value/2021E revenue of the selected comparable companies of 5.8x, a range of 5.0x to 6.0x multiples was applied to THIL’s projected revenue for 2026E to arrive at an implied range of hypothetical future enterprise value. It was then discounted by 5 years at a discount rate of 15%, selected by Silver Crest’s management based on its understandings of the expected cost of capital for a high-growth consumer company in China similar to THIL, to arrive at an implied range of hypothetical discounted future enterprise value. The base enterprise valuation of THIL represented a discount of approximately 48% to the midpoint of such implied range of hypothetical discounted future enterprise value.
Silver Crest’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
Future Financial Performance.   The risk that future financial performance may not meet expectations due to factors in THIL’s control or out of THIL’s control, including due to economic cycles and macroeconomic factors and COVID-19;

•
Systems Enhancement.   The need to recruit additional finance and accounting personnel and complete the readiness of THIL’s financial systems and operations to the standard necessary for a public company;

•
Competition.   Competition in THIL’s industry is intense, which may cause reductions in the price that THIL can charge or the demand that it can generate for its products and services, thereby potentially lowering THIL’s profits;

•
Loss of Key Personnel.   Key personnel in the food and beverage industry is vital and competition for such personnel is intense. The loss of any key personnel could be detrimental to the operations of THIL’s PRC Subsidiaries;

•
Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on THIL’s revenues;

•
Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
Silver Crest Shareholders Holding Minority Position.   The fact that existing Silver Crest shareholders will hold a minority position in THIL following consummation of the Business Combination;

•
Closing Uncertainty.   The risk that the Business Combination might not be consummated in a timely manner or that consummation of the Business Combination might not occur despite Silver Crest’s efforts, including by reason of a failure to obtain requisite shareholder approval; and

•
Other Risks.   Various other risks associated with THIL’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, including consideration of the risks described in the section entitled “Risk Factors — Risks Related to Doing Business in China”.

While Silver Crest’s board of directors considered potentially positive and potentially negative factors, Silver Crest’s board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by Silver Crest’s board of directors in its consideration of the Business Combination, but includes the material positive factors and material negative factors considered by Silver Crest’s board of directors in that regard. In view of the number and variety of factors and the amount of information considered, Silver Crest’s board of directors did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of Silver Crest’s board of directors may have given different weights to different factors. Based on the totality of the information presented, Silver Crest’s board of directors collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of Silver Crest’s board of directors felt were appropriate. Portions of this explanation of Silver Crest’s board of directors’ reasons for the Business Combination and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Industry and Market Data.” Silver Crest’s board of directors does not believe that the waiver of corporate opportunities doctrine in the Silver Crest Articles impacted Silver Crest’s search for an acquisition target.
Unaudited Prospective Financial Information of THIL
Prior to Silver Crest’s board of directors approving the Business Combination and the execution of the Merger Agreement and related agreements, at the request of Silver Crest for management materials as part of its due diligence and evaluation process, THIL provided Silver Crest with internally prepared forecasts, including estimates for revenue, Adjusted Store EBITDA and Adjusted Company EBITDA for calendar years 2021 to 2026. The five-year period is consistent with the forecasts that THIL has been preparing for its management in the past and was selected based on the customary practice in the food and beverage industry. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, THIL does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were previously prepared and were solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.
This summary of the forecasts is not being included in this proxy statement/prospectus to influence your decision on whether to vote in favor of any proposal. Although Silver Crest’s board of directors reviewed the forecasts in connection with deciding to recommend to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, these forecasts do not take into account any circumstances or events occurred after the date on which the forecasts were initially prepared, which was in April 2021, and have not been updated to reflect such circumstances or events, such as the COVID-related shutdowns in China that accelerated in late March 2022, or the actual results that have been set forth in THIL’s consolidated financial statements included elsewhere in this proxy statement/prospectus. None of THIL, Silver Crest or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), such as changes in consumer behavior and global supply chain disruptions, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to THIL at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of THIL. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to THIL’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the forecasts also reflect assumptions as to certain business strategies or plans that are subject to change, and various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. Therefore, the high and sustained future growth forecasts may turn out to be unrealistic, actual results may be significantly higher or lower than projected in the forecasts , and the valuation conclusions may be inflated. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.
The prospective financial information included in this document has been prepared by, and is the responsibility of, THIL’s management. Neither THIL’s independent registered public accounting firm, KPMG Huazhen LLP, nor any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein. Accordingly, KPMG Huazhen LLP does not express an opinion or any other form of assurance with respect thereto. The audit report included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THIL DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF THIL, SILVER CREST NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY THIL SHAREHOLDER, SILVER CREST SHAREHOLDER OR ANY OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT THE PROJECTED FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
The following table presents the selected forecasted financial information that Silver Crest management reviewed with Silver Crest’s board of directors and which was used by Silver Crest in connection with the financial analysis summarized below:
	Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
	(US$, in millions)
Revenue from Company owned and operated stores	103.9	244.6	431.5	655.0	913.2	1,182.8
Adjusted Store EBITDA(1)	5.7	22.1	52.9	97.6	155.7	226.7
Adjusted Company EBITDA(2)	(14.7)	(6.1)	15.5	47.9	95.8	155.5

Notes:
(1)
THIL defines Adjusted Store EBITDA as Adjusted Store Contribution adjusted by deferred revenue related to our customer loyalty program.

(2)
THIL defines Adjusted Company EBITDA as Adjusted Store EBITDA adjusted by corporate marketing expenses, general and administrative expenses, other revenues and cost of other revenues.

For the year ended December 31, 2021, THIL’s actual results did not meet the 2021 projections set forth above, which, in the view of THIL’s management, is primarily caused by temporary store closures required by COVID control measures, which was outside THIL's control and led to fewer store days. Specifically, the audited revenue of THIL’s company owned and operated stores for the year ended

December 31, 2021 was RMB617.2 million (or US$95.3 million based on an exchange rate of $1.00 to RMB6.4749 as of April 30, 2021, the last day of the month in which the forecasts were prepared), while the projection was US$103.9 million (or RMB672.7 million based on the same exchange rate), which is approximately US$8.6 million higher than the actual result; and THIL’s actual adjusted store EBITDA for 2021 was RMB27.5 million (or US$4.2 million based on the same exchange rate), while the projection was US$5.7 million (or RMB36.9 million based on the same exchange rate), which is approximately US$1.5 million higher than the actual result.
Except for the year ended December 31, 2021, the forecasts above largely continue to reflect THIL management’s view on the future performance of THIL and are broadly consistent with THIL’s long-term outlook in the view of THIL’s management as of the date of this proxy statement/prospectus. Taken together with the broader performance of THIL, including exceeding its restaurant growth target for 2021 by two stores and delivering 15.7% same-store sales growth for 2021, THIL’s management does not believe these variances are material indicators of THIL’s long-term prospects. Similarly, Silver Crest believes that THIL’s long-term earnings-generating potential has not been materially affected by circumstances or events occurred after the date on which the forecasts were initially prepared.
THIL cautions investors that amounts presented in accordance with the definition of Adjusted Store EBITDA and Adjusted Company EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate Adjusted Store EBITDA or Adjusted Company EBITDA in the same manner. Adjusted Store EBITDA and Adjusted Company EBITDA should not be considered as an alternative to net profit or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of THIL’s liquidity.
The forecasts above are based on the following assumptions and THIL management’s assessment of, among other things:
•
THIL’s ability of site-selection and opening new stores within its planned capital expenditure level;

•
THIL’s ability to achieve successful nationwide ramp-up of new stores;

•
THIL’s ability to attract and retain customers;

•
THIL’s ability to continuously maintain stable revenue growth at the store level;

•
THIL’s ability to manage its operating costs and expenses;

•
THIL’s ability to attract and successfully manage sub-franchisees;

•
THIL’s ability to react to the fierce competition in China’s coffee industry in a timely and effective manner; and

•
THIL’s ability to obtain external financing to support its business development.

Other key assumptions impacting projections include marketing expenses, general and administrative expenses and capital expenditures, as well as assumptions with respect to general business, economic, legal and regulatory environment in China and abroad and various other factors that are difficult to predict and are beyond THIL’s control. While marketing expenses and general and administrative expenses are expected to increase in the absolute amount as THIL continues to grow, such expenses are expected to represent a smaller percentage of revenue as THIL scales, which will help increase Adjusted Company EBITDA over time.
The key risks and uncertainties that may affect THIL’s actual results and cause the forecasts not to materialize include, but are not limited to:
•
THIL may not be able to successfully execute its strategies, sustain its growth or manage the increasing complexity of its business;

•
THIL’s PRC Subsidiaries or sub-franchisees may not be able to secure desirable store locations to maintain and effectively grow store portfolios;

•
Unexpected termination of leases and failure to renew the leases of existing premises or to renew such leases at acceptable terms could materially and adversely affect its business;

•
If THIL fails to grow its customer base or encourage customers to make repeat purchases in a cost-effective manner, its business, financial condition and results of operations may be materially and adversely affected;

•
Opening new stores in existing markets may negatively affect sales at THIL’s existing stores;

•
THIL faces risks related to the fluctuations in the cost, availability and quality of its raw materials and pre-made products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect its results of operations;

•
If THIL’s PRC Subsidiaries fail to manage inventory effectively, THIL’s results of operations, financial condition and liquidity may be materially and adversely affected;

•
Any lack of requisite approvals, licenses or permits applicable to the business operations of THIL’s PRC Subsidiaries may have a material adverse effect on their business, financial condition and results of operations;

•
THIL’s franchise business model presents a number of risks, and its results are affected by the success of independent sub-franchisees, over which THIL has limited control;

•
Uncertainties relating to the growth of China’s coffee industry and food and beverage sector could adversely affect THIL’s results of operations and business prospects;

•
THIL faces intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower its revenues, margins and market share;

•
THIL may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all;

•
The COVID-19 pandemic has adversely affected and may from time to time adversely affect THIL’s financial condition and results of operations in the future;

•
Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on THIL’s business, results of operations and financial condition;

•
If relations between China and the United States or China and Canada deteriorate, THIL’s business, results of operations and financial condition could be adversely affected;

•
PRC governmental authorities have significant oversight and discretion over the business operations of THIL’s PRC Subsidiaries and may seek to intervene or influence such operations at any time that the government deems appropriate to further its regulatory, political and societal goals. In addition, the PRC governmental authorities may also exert more control over offerings that are conducted overseas and/or foreign investment in issuers based in mainland China. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless.

•
THIL’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China, including, among others, overall economic growth, level of urbanization and level of per capita disposable income. Economic conditions have adversely affected, and may continue to adversely affect, consumer discretionary spending, which could negatively impact THIL’s business, financial condition and results of operations;

•
THIL and its PRC Subsidiaries are subject to significant uncertainty and inconsistency regarding the interpretation and enforcement of many PRC laws and regulations, and these laws and regulations can change quickly with limited advance notice as the PRC legal system is evolving rapidly; and

•
Foreign exchange controls may limit utilize THIL’s ability to utilize capital effectively. For example, loans by THIL to its PRC Subsidiaries to finance their operations are subject to certain statutory limits and must be registered with the local counterpart of the SAFE. In addition, any capital contribution from THIL to its PRC Subsidiaries is also required to be registered with the competent PRC governmental authorities.

For a more detailed discussion about these risk and uncertainties, see “Risk Factors — Risks Related to THIL’s Business and Industry” and “Risk Factors — Risks Related to Doing Business in China.” For a more detailed discussion of the risks and uncertainties regarding projections and forecasts in general, see “Risk Factors — Risks Related to the Business Combination — The projections and forecasts presented in this proxy statement/prospectus are not indicative of the actual results of the Transactions or THIL’s future results.”
Satisfaction of 80% Test
It is a requirement under the Silver Crest Articles and Nasdaq rules that any business acquired by Silver Crest have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account, which were subsequently waived) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions, which were subsequently waived, and taxes payable on the income earned on the Trust Account) at the time of the execution of the Merger Agreement with THIL was approximately $333,000,364 and 80% thereof represents approximately $266,400,291. In determining whether the 80% requirement was met, rather than relying on any one factor, Silver Crest’s board of directors concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the section of this proxy statement entitled “Silver Crest’s Board of Directors’ Reasons for the Business Combination” as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $1.819 billion with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, Silver Crest’s board of directors determined that the foregoing 80% net asset requirement was met. Silver Crest’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net asset requirement.
Certain Engagements in Connection with the Business Combination and Related Transactions
UBS acted as a capital markets advisor to Silver Crest prior to the termination of its engagements in June 2022. See “— Termination of UBS’s Engagements” for more details. BofA Securities acted as a financial advisor to THIL in connection with the proposed Business Combination prior to the termination of its engagements in May 2022. See “— Termination of BofA Securities’s Engagements” for more details. Pursuant to the terms of UBS’s engagement letter as Silver Crest’s capital markets advisor, UBS would not have received any fees or expense reimbursements. Pursuant and subject to the terms of BofA Securities’s engagement letter as THIL’s financial advisor, BofA Securities would have received a cash fee of $10 million contingent upon the consummation of the Business Combination (including any fee payable to BofA Securities for a closing of the Business Combination occurring after the termination of BofA Securities’s engagement) and out-of-pocket expenses (the exact amount of which was not provided by BofA Securities prior to the termination). BofA Securities has waived the fees and expenses to which it would have been entitled under the engagement letter.
In addition, UBS and BofA Securities were engaged as joint placement agents to THIL in connection with potential PIPE transactions pursuant to an engagement letter dated June 15, 2021. UBS’s and BofA Securities’s engagements as joint placement agents for THIL were subsequently terminated. See “— Termination of BofA Securities’s Engagements” and “— Termination of UBS’s Engagements” for more details. Under the terms of the engagement letter, (i) a fee equal to 2.0% of the aggregate gross proceeds received by THIL in any private placement of securities to be issued by THIL (subject to certain exceptions as provided in the engagement letter, such as investments made by investors who have preexisting relationships with Silver Crest or THIL) would have been payable by THIL at and contingent upon the Closing, including when the private placement is consummated after the termination of the engagement by THIL; and (ii) reasonable out-of-pocket expenses of up to $100,000 in the aggregate are reimbursable by THIL upon request. Except for one investor who has committed to invest $5 million in the PIPE in connection with the Convertible Notes Investment and another investor that also participated in the Convertible Notes Investment, both of which were facilitated by UBS, all the investors that entered into the PIPE Subscription Agreements dated March 9, 2022, had preexisting relationships with THIL, the Sponsor or their respective affiliates. As such, under the agreement, UBS would have been entitled to a fee of $100,000 in connection with the $5 million PIPE investment and $1.0 million in connection with the Convertible Notes Investment, and

BofA Securities would not have been entitled to any fee under the engagement letter because no investor that was introduced by BofA Securities made any PIPE investment. UBS has waived its entitlement under the engagement letter to any fees or reasonable out-of-pocket expenses incurred in its capacity as a joint placement agent for THIL. BofA Securities has waived its entitlement under the engagement letter to reasonable out-of-pocket expenses incurred in its capacity as a joint placement agent for THIL. In connection with the terminations, BofA Securities and UBS Securities have withdrawn their association with the materials presented in the course of the PIPE process, and investors should not place any reliance that any third party has participated in the preparation or analysis of those materials.
UBS also acted as the underwriter in the Silver Crest IPO consummated on January 19, 2021, and would have been entitled to receive a deferred underwriting commission of $12,075,000 from Silver Crest for the Silver Crest IPO if the Business Combination is consummated pursuant and subject to the terms of its engagement. UBS has waived its claim to the deferred underwriting commissions.
On May 4, 2022, THIL engaged Alvarium as a non-exclusive placement agent for THIL in connection with potential PIPE transactions. Pursuant and subject to the terms of the engagement, THIL shall pay Alvarium: (i) a fee equal to 4% of the net proceeds received by THIL from the sale to any ESA Investor of the Equity Support Shares, promptly after each payment of an Issuer Release Amount from the Collateral Account to THIL; and (ii) a cash fee equal to 3% of the gross proceeds received by THIL from other PIPE investments, if any, facilitated by Alvarium promptly after the closing of such transactions.
Interests of Certain Persons in the Business Combination
In considering the recommendation of Silver Crest’s board of directors to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, shareholders should keep in mind that Silver Crest’s directors and executive officers, as well as certain directors and executive officers of THIL, have interests in such proposals that are different from, or in addition to, those of Silver Crest shareholders generally. If Silver Crest does not complete the Business Combination with THIL or another business combination by January 19, 2023 (or such later date as may be approved by Silver Crest’s shareholders in an amendment to the Silver Crest Articles), Silver Crest must redeem 100% of the outstanding Public Shares and liquidate and dissolve. As a result, and given the Sponsor’s interests in the Business Combination, the Sponsor may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination and be forced to liquidate and dissolve Silver Crest. In particular:
•
If the Business Combination with THIL or another business combination is not consummated by January 19, 2023 (or such later date as may be approved by Silver Crest shareholders in an amendment to the Silver Crest Articles), Silver Crest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Silver Crest’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Silver Crest IPO, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Silver Crest Ordinary Share will be converted into one THIL Ordinary Share subject to adjustment described herein.

•
If Silver Crest is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Silver Crest for services rendered to, or contracted for or products sold to Silver Crest. If Silver Crest consummates a business combination, on the other hand, THIL will be liable for all such claims.

•
The Sponsor acquired the Founder Shares, which will be converted into THIL Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of $25,000 prior to the Silver Crest IPO. Based on the average of the high (US$9.91) and low (US$9.90) prices for Silver Crest

Class A Shares on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Founder Shares outstanding upon the Closing would be $42,693,750.

•
The Sponsor acquired the Private Warrants, which will be converted into THIL Warrants in connection with the Business Combination, for an aggregate purchase price of $8.9 million in the Silver Crest IPO. Based on the US$0.16 price of the Public Warrants on Nasdaq on July 18, 2022 and pursuant to Amendment No. 1 to the Sponsor Voting and Support Agreement, the value of the Private Warrants outstanding upon the Closing would be $712,000.

•
As a result of the prices at which the Sponsor acquired the Founder Shares and the Private Warrants, and their current value, the Sponsor could make a substantial profit after the completion of the Business Combination even if Silver Crest Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

•
An affiliate of the Sponsor entered into a PIPE Subscription Agreement to commit to subscribe for and purchase 500,000 THIL Ordinary Shares for $10 per share. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination — PIPE Subscription Agreement” for additional details regarding the PIPE Investment and PIPE Subscription Agreements.

•
The Sponsor and Silver Crest’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Silver Crest’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Silver Crest fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Silver Crest may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 19, 2023 (or such later date as may be approved by Silver Crest shareholders in an amendment to the Silver Crest Articles). As of the record date, the Sponsor and Silver Crest’s officers and directors and their affiliates had incurred no unpaid reimbursable expenses.

•
If Silver Crest is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $86.9 million, reflecting the market value of Founder Shares, the market value of Private Warrants and out-of-pocket unpaid reimbursable expenses.

•
Silver Crest has provisions in the Silver Crest Articles waiving the corporate opportunities doctrine on an ongoing basis, which means that Silver Crest’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Silver Crest.

•
The Merger Agreement provides for the continued indemnification of Silver Crest’s current directors and officers and the continuation of directors and officers liability insurance covering Silver Crest’s current directors and officers.

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Silver Crest’s Sponsor, affiliates of the Sponsor, officers and directors may make loans from time to time to Silver Crest to fund certain capital requirements. On September 28, 2020, the Sponsor agreed to loan Silver Crest an aggregate of up to $300,000 to cover expenses related to the Silver Crest IPO pursuant to a promissory note that was repaid in full on January 22, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, any outstanding loans will not be repaid and will be forgiven except to the extent there are funds available to Silver Crest outside of the Trust Account.

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Silver Crest entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services.

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Derek Cheung, currently the Chief Executive Officer and a Director of Silver Crest, will be a member of the board of directors of THIL following the closing of the Business Combination and, therefore, in the future Mr. Cheung will receive cash fees, share options or share-based awards that the board of directors of THIL determines to pay to its non-executive directors.

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Certain of THIL’s directors and executive officers are expected to become directors and/or executive officers of the combined company and will enter into indemnification agreements with the combined company.

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THIL and its existing shareholders will have the ability to nominate a majority of the members of the board of directors of the combined company. For more details, see “Comparison of Rights of THIL Shareholders and Silver Crest Shareholders — Comparison of Shareholders’ Rights —  Nomination Rights.”

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Certain of THIL’s directors and executive officers beneficially own THIL Ordinary Shares and/or hold options to purchase THIL Ordinary Shares. See “Beneficial Ownership of Securities” and “Management Following the Business Combination — Share-based Compensation” for more details.

Anticipated Accounting Treatment
THIL prepares its financial statements in accordance with U.S. GAAP. In determining the accounting treatment of the merger, management has evaluated all pertinent facts and circumstances, including whether Silver Crest, which is a special purpose acquisition company, meets the definition of a business. Silver Crest has raised significant capital through the issuance of shares and warrants and was formed to effect a merger, capital, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses. THIL has concluded that although Silver Crest has substantial activities related to its formation, capital raise and search for is a business combination, it does not meet the definition of a business.
Although Silver Crest did not meet the definition of a business, the determination of the accounting acquirer was performed to determine whether Silver Crest was the accounting acquirer. The accounting acquirer is the entity that obtains control of the acquiree. The determination of the accounting acquirer considers many factors, including the relative voting rights in the combined entity after the business combination, the existence of a large minority interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the governing body of the combined entity, the composition of the senior management of the combined entity, the terms of the exchange of equity securities, the relative size of the combining entities and which of the combining entities initiated the combination. There is no hierarchical guidance on determining the accounting acquirer in a business combination effected through an exchange of equity interests.
THIL has concluded that THIL is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. The purpose of the merger was to assist THIL with the refinancing and recapitalization of its business. THIL is the larger of the two entities and is the operating company within the combining companies. THIL will have control of the board as it will hold a majority of the seats on the THIL board of directors and Silver Crest shareholders will not have any continuing board appointment rights after the initial consent to one board member appointed to serve after the merger. THIL’ senior management will be continuing as senior management of the combined company. In addition, a larger portion of the voting rights in the combined entity will be held by existing THIL shareholders. Additionally, the Silver Crest shareholders are expected to represent a diverse group of shareholders at completion of the merger and we are not aware of any voting or other agreements that suggest that they can act as one party.
As THIL was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Silver Crest is the cash and cash equivalents. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of THIL issuing shares of common stock for the net monetary assets of Silver Crest.
Regulatory Matters
The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Cayman Islands Registrar of Companies necessary to effectuate the Business Combination.

Substantially all of THIL’s revenue is derived from the operations of its PRC Subsidiaries in mainland China. THIL and its PRC Subsidiaries are subject to PRC laws relating to, among others, restrictions over foreign investments and data security. The PRC government has been seeking to exert more control and impose more restrictions on companies based in mainland China raising capital offshore and such efforts may continue or intensify in the future. The PRC government’s exertion of more control over offerings conducted overseas and/or foreign investment in issuers based in mainland China could result in a material change in the operations of THIL’s PRC Subsidiaries, significantly limit or completely hinder THIL’s ability to offer or continue to offer securities to investors, and cause the value of THIL’s securities to significantly decline or be worthless. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that the issuance of THIL’s securities to foreign investors in connection with the Business Combination, or in the future, does not require permission or approval from any PRC governmental authority. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions, there is no assurance that such approval or permission will not be required under existing PRC laws, regulations or policies if the relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Below is a summary of potential PRC laws and regulations that, in the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, could be interpreted by the in- charge PRC government authorities, namely, the CSRC, the CAC and their enforcement agencies, to require THIL to obtain permission or approval in order to issue securities to foreign investors in connection with the Business Combination or offer securities to foreign investors. Based on the experience of THIL’s management team, THIL does not believe that any permission or approval is required under any laws or regulations of the HKSAR for it to issue securities to non-PRC investors in connection with the Business Combination or offer securities to non-PRC investors or for any of its PRC Subsidiaries to conduct their business operations in mainland China. However, there is no assurance that such approval or permission will not be required under HKSAR laws, regulations or policies if the relevant HKSAR governmental authorities take a contrary position, nor can THIL predict whether or how long it will take to obtain such approval.
The M&A Rules include provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published its approval procedures for overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. While the application of the M&A Rules remains unclear, THIL believes, based on the advice of its PRC legal counsel and its understanding of the current PRC laws and regulations, that the CSRC approval is not required in the context of the Business Combination because (i) our PRC Subsidiaries were established by means of direct investment, rather than by merger or acquisition, directly or indirectly, of the equity interest or assets of any “domestic company,” as defined under the M&A Rules, and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether a transaction of the kind contemplated herein is subject to the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as THIL’s PRC legal counsel.
On December 24, 2021, the CSRC released the CSRC Draft Rules, which seek to impose certain filing requirements on issuers that intend to list or offer securities on foreign stock exchanges through direct or indirect offshore listings. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL does not believe there will be any substantial obstacle in making the filings if it is deemed to be subject to the filing requirements, unless the relevant government authorities fail to issue any required regulatory opinions or approvals, including cybersecurity assessment review opinions. Failure to comply with the filing requirements or any other requirements under the CSRC Draft Rules (if enacted) could result in warnings, a fine ranging from RMB 1 million to RMB 10 million, suspension of certain business operations, orders of rectification and revocation of business license. If THIL fails to receive or maintain any requisite permission or approval from the CSRC for the Business Combination or future offerings, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines and penalties (the details of which are unknown at this point), limitations on its business activities in mainland China, delay or restrictions on the contribution of the proceeds from the Business Combination into the PRC, or other sanctions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects. In addition, the CSRC may also take actions requiring THIL, or making it advisable for THIL, to halt the Business Combination or future offerings. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — The approval and/or other requirements of Chinese governmental authorities may be required in connection with the Business Combination under PRC laws, regulations or policies.”
Furthermore, in April 2020, the PRC government promulgated the Cybersecurity Review Measures (the “2020 Cybersecurity Review Measures”), which came into effect on June 1, 2020. On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Administrative Regulation”). Under the Draft Administrative Regulation, (i) data processors (i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion) that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign- listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where a data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level. On December 28, 2021, the PRC government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect and replaced the 2020 Cybersecurity Review Measures on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million users and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. Based on the opinion of THIL’s PRC counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, THIL believes that neither THIL nor any of its PRC Subsidiaries is subject to cybersecurity review, reporting or other permission requirements by the CAC under the applicable PRC cybersecurity laws and regulations with respect to the offering of its securities or the business operations of its PRC Subsidiaries, because neither THIL nor any of its PRC Subsidiaries qualifies as a critical information infrastructure operator or has conducted any data processing activities that affect or may affect national security or holds personal information of more than one million users. However, as PRC governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, there is no assurance that THIL or any of its PRC Subsidiaries will not be deemed to be subject to PRC cybersecurity review or that THIL or any of its PRC Subsidiaries will be able to pass such review. If THIL or any of its PRC Subsidiaries fails to receive any requisite permission or approval from the CAC for the Business Combination or its business operations, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate it to obtain such permission or approvals in the future, THIL or its PRC Subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on its business, financial condition or results of operations. In addition, THIL and its PRC Subsidiaries could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against THIL or its PRC Subsidiaries, which may have a material adverse effect on their business, financial condition or results of operations. For a more detailed analysis, see “Risk Factors — Risks Related to THIL’s Business and Industry — We and our PRC Subsidiaries are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition and results of operations.”

In addition, with respect to their business operations, THIL’s PRC Subsidiaries are required to maintain various approvals, licenses and permits to operate the company owned and operated stores and engage in commercial franchising activities in accordance with relevant PRC laws and regulations. In the opinion of Han Kun Law Offices according to its interpretation of the currently in-effect PRC laws and regulations, THIL’s PRC Subsidiaries are required to obtain and maintain the following approvals, licenses and permits for the operation of THIL’s company owned and operated stores: (i) business licenses issued by the local PRC SAMR, (ii) food operation licenses issued by the competent food safety supervision and administration department, and (iii) for some stores, fire safety inspection permits from the local fire department. These approvals, licenses and permits can be obtained upon satisfactory compliance with, among other things, the applicable laws and regulations. Any PRC Subsidiary that is engaged in commercial franchising is required to (i) register as a commercial franchisor with the commerce department of the local government within fifteen days after entering into a franchise agreement with a franchisee located in mainland China for the first time; (ii) file with the in-charge authority information regarding franchise agreements entered into, withdrawn, renewed or amended each year by March 31 of the following year; and (iii) report any changes to its previously filed registration information and information on its operational resources and the geographical distribution of its franchisees’ stores in mainland China within 30 calendar days following such change.
As of May 31, 2022, out of the 418 company owned and operated stores operated by THIL’s PRC Subsidiaries, seven stores had not obtained the requisite business licenses or the requisite food operation licenses, which stores represented less than 1% of THIL’s total revenues in 2021. Local governments have significant discretion in promulgating, interpreting and implementing fire safety rules and policies. As a result, there is no assurance that the fire safety inspection permit will not be required for certain company owned and operated stores that THIL believes, based on evaluations conducted by external fire safety specialists, are not required to obtain a fire safety inspection permit under existing PRC laws, regulations or policies if relevant PRC governmental authorities take a contrary position or adopt new interpretations, or under any new laws or regulations that may be promulgated in the future. Based on evaluations conducted by fire safety specialists engaged by THIL, five of THIL’s company owned and operated stores have not obtained those fire safety inspection permits that THIL believes are required under the applicable laws and regulations. THIL’s PRC Subsidiaries are still in the process of applying for these outstanding licenses and permits, and how soon these licenses and permits can be obtained is subject to regulatory approvals and certain other factors that are beyond their control. Failure to obtain the necessary licenses, permits and approvals could subject THIL’s PRC Subsidiaries to fines, confiscation of gains derived from the stores, or the suspension of operations of the stores. Specifically, (i) for stores without a business license, the in-charge government authorities may order such stores to rectify the non-compliance and impose a fine of up to RMB100,000 for each store; (ii) for stores without a food operation license, the in-charge government authorities may confiscate the income of such stores and their food and beverage products, raw materials and equipment and impose fines based on the value of the food and beverage products of such store; and (ii) for stores that operate without the requisite fire safety inspection permit, the in-charge government authorities may order such stores to rectify the non-compliance, suspend their operations and impose a fine ranging from RMB30,000 to RMB300,000 for each store. None of THIL’s PRC Subsidiaries have been denied of any of such approvals, licenses and permits for the company owned and operated stores that they operate, nor have they been subject to any fines or penalties with respect to the lack of such approvals, licenses and permits. Tim Hortons China, the only PRC Subsidiary of THIL that is, or has been, engaged in commercial franchising, has received the requisite governmental approval to be registered as a commercial franchisor and has fulfilled its annual and ongoing reporting obligations up until March 2022, when the government reporting system was shut down due to the COVID-19 outbreak in Shanghai. In general, if a commercial franchisor fails to comply with the annual filing requirement by the filing deadline, it could be ordered by the in-charge authority to rectify the non-compliance and be subject to a fine ranging from RMB10,000 to RMB50,000. However, based on its discussions with local government officials, Tim Hortons China does not believe that it will be subject to any administrative penalty, including fines, as a result of its failure to timely file the 2021 annual report because the reporting system was closed to all local filers before the filing deadline.
THHK, a wholly-owned subsidiary of THIL incorporated under the laws of the HKSAR, does not currently have any business operations. THHK holds the requisite business license and has not been required by the HKSAR government to hold any other license, permit or approval under the laws and regulations of the HKSAR. Based on the experience of its management team, THIL does not believe that THHK is required to obtain such license, permit or approval. However, there is no assurance that the relevant HKSAR governmental authorities will not take a contrary position or that THHK can obtain such license, permit or approval, if required. If THHK fails to obtain such license, permit or approval in a timely manner, or at all, THIL’s business and results of operations could be materially and adversely affected. For a more detailed analysis, see “Risk Factors — Risks Related to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business, financial condition and results of operations.”
Vote Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present. The Transactions will not be consummated if Silver Crest has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.
Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the Silver Crest shareholders for a vote.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Silver Crest’s entry into the Agreement and Plan of Merger, dated as of August 13, 2021, by and among Silver Crest Acquisition Corporation (“Silver Crest”), TH International Limited (“THIL”) and Miami Swan Ltd (“Merger Sub”) (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2022, Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2022, and Amendment No. 3 to the Agreement and Plan of Merger, dated as of June 27, 2022, in each case by and among Silver Crest, THIL and Merger Sub, and as may be further amended from time to time, the “Merger Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, pursuant to which, among other things, Merger Sub will merge with and into Silver Crest, with Silver Crest surviving the merger, and immediately thereafter and as part of the same overall transaction, Silver Crest will merge with and into THIL, with THIL surviving the merger, in accordance with the terms and subject to the conditions of the Merger Agreement, and the transactions contemplated by the Merger Agreement each be and are hereby authorized, approved, ratified and confirmed in all respects.”
Recommendation of Silver Crest’s Board of Directors
SILVER CREST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SILVER CREST SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
Appraisal Rights under the Cayman Companies Law
Holders of record of Silver Crest Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. Holders of record of Silver Crest Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Silver Crest Ordinary Shares must give written objection to the First Merger to Silver Crest prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Law, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Law which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. Silver Crest believes that such fair value would equal the amount that Silver Crest shareholders would obtain if they exercise their redemption rights as described herein. A Silver Crest shareholder which elects to exercise appraisal rights must do so in respect of all of the Silver Crest Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See the section of this proxy statement/prospectus titled “Extraordinary General Meeting of Silver Crest Shareholders — Appraisal Rights under the Cayman Companies Law.”
Silver Crest shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Law.
Resale of THIL Ordinary Shares
The THIL Ordinary Shares to be issued to shareholders of Silver Crest in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of Silver Crest immediately prior to the First Effective Time or an “affiliate” of THIL following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, THIL or Silver Crest (as appropriate) and may include the executive officers, directors and significant shareholders of THIL or Silver Crest (as appropriate).
Stock Exchange Listing of THIL Ordinary Shares and THIL Warrants
THIL will use reasonable best efforts to cause, prior to the First Effective Time, the THIL Ordinary Shares and THIL Warrants issuable pursuant to the Merger Agreement to be approved for listing on Nasdaq under the proposed symbols “THCH” and “THCHW”, respectively, each subject to official notice of issuance. Approval of the listing on Nasdaq of THIL Ordinary Shares and THIL Warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.
Delisting and Deregistration of Silver Crest Ordinary Shares
If the Business Combination is completed, the Units, Silver Crest Class A Shares and Public Warrants will be delisted from Nasdaq and will be deregistered under the Exchange Act.
Combined Company Status as a Foreign Private Issuer under the Exchange Act
THIL expects to remain a “foreign private issuer” (under SEC rules). Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in the Cayman Islands or that is distributed or required to be distributed by the combined company to its shareholders.
Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of THIL Ordinary Shares.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications
Each of Silver Crest and THIL is, and consequently, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Silver Crest IPO, (b) in which THIL has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO — THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the First Merger and the Plan of Merger.
Under the Merger Agreement, the approval of the Merger Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting.
A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex C.
Required Vote
The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding at least two thirds of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.
Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Plan of Merger, by and among Silver Crest Acquisition Corporation (“Silver Crest”), Miami Swan Ltd (“Merger Sub”) and TH International Limited (“THIL”), substantially in the form attached to the accompanying proxy statement/prospectus as Annex C (including the annexures thereto, the “Plan of Merger”) be and is hereby authorized, approved and confirmed in all respects, that the merger of Merger Sub with and into Silver Crest with Silver Crest surviving the merger as a wholly owned subsidiary of THIL be and is hereby authorized, approved and confirmed in all respects, and that Silver Crest be and is hereby authorized to enter into the Plan of Merger.”
Recommendation
SILVER CREST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SILVER CREST SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary. In no event will Silver Crest solicit proxies to adjourn the extraordinary general meeting or consummate the Transactions beyond the date by which it may properly do so under the Silver Crest Articles and the law of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, Silver Crest’s board of directors may not be able to adjourn the extraordinary general meeting to a later date or dates. In such event, the Transactions would not be completed.
Required Vote
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Silver Crest Articles, being the affirmative vote of shareholders holding a majority of the Silver Crest Ordinary Shares which are voted on such resolution in person or by proxy at the extraordinary general meeting at which a quorum is present.
Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates to be determined by the chairman of the extraordinary general meeting, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, be and is hereby approved.”
Recommendation
SILVER CREST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SILVER CREST SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT AND ANCILLARY DOCUMENTS
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure letters, which are referred to herein as the “THIL Disclosure Letter” and the “Silver Crest Disclosure Letter,” respective, and collectively as the “Disclosure Letters,” which are not filed publicly and which is subject to a contractual standard of materiality different from that generally applicable to shareholders and was used for the purpose of allocating risk among the parties to the Merger Agreement rather than for the purpose of establishing matters as facts. Silver Crest and THIL do not believe that the Disclosure Letters contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Silver Crest or THIL or any other matter.
Overview of the Transactions Contemplated by the Merger Agreement
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that Merger Sub will merge with and into Silver Crest (the “First Merger”), with Silver Crest continuing as the surviving entity after the First Merger and a wholly-owned subsidiary of THIL (such company, as the surviving entity of the First Merger, the “Surviving Entity”), followed by the merger of the Surviving Entity with and into THIL (the “Second Merger,” and together with the First Merger, the “Business Combination”), with THIL continuing as the surviving entity after the Second Merger (such company, as the surviving entity of the Second Merger, the “Surviving Company”). As a result of the Business Combination (together with the other transactions contemplated by the Merger Agreement, the “Transactions”), THIL will continue as the parent/public company. The respective time at which the First Merger and the Second Merger become effective is sometimes referred to in this proxy statement/prospectus as the “First Effective Time” and “Second Effective Time,” respectively.
Closing of the Business Combination
Unless Silver Crest and THIL otherwise mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, the consummation of the Business Combination (the “Closing”) will take place on the date that is two (2) business day following the date on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the Merger, but subject to the satisfaction or waiver of such conditions at the Closing) (such date, the “Closing Date”). See “— Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.
As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the second quarter of 2022. However, there can be no assurance as to when or if the Business Combination will occur.
If the Transactions have not been consummated by August 30, 2022, the Merger Agreement may be terminated by either Silver Crest or THIL. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if such party’s breach of the Merger Agreement has been a primary cause of or resulted in the failure of the Transactions to be consummated on or before such date. See “— Termination.”
Effects of the Transactions on Equity Interests of Silver Crest and THIL in the Business Combination
On the Closing Date and immediately prior to the First Effective Time (i) the THIL Existing Articles will be replaced with the THIL Articles, (ii) each outstanding Redeemable Share (as defined in the THIL Existing Articles), par value $0.01 per share, will be re-designated as an Ordinary Share (as defined in the THIL Existing Articles), par value $0.01 per share (each, a “THIL Pre-Split Ordinary Share”) in accordance with THIL’s organizational documents to rank pari passu with all other than authorized and outstanding THIL Pre-Split Ordinary Shares, (iii) the authorized share capital of THIL will be reduced from $50,000 divided into 5,000,000 THIL Pre-Split Ordinary Shares to $5,000 divided into 500,000 THIL Pre-Split Ordinary Shares and (iv) immediately following such re-designation and reduction but prior to the First Effective Time, THIL will effect a share split of each THIL Pre-Split Ordinary Share into such number of ordinary shares of THIL based on the equity value of THIL (which will be based on a base enterprise valuation of THIL of $1,400,000,000 and certain adjustments thereto as set forth in the Merger Agreement), with a par value per share to be calculated pursuant to the methodology set forth in the Merger Agreement (each, a “THIL Ordinary Share”) (such share split, the “Share Split” and, together with the re-designation described in (ii) and reduction described in (iii), the “Recapitalization”).
Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each Silver Crest Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Silver Crest Class A Share in accordance with the Silver Crest Articles and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Silver Crest Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one THIL Ordinary Share (after giving effect to the Share Split) to be issued at the First Effective Time upon exchange of Silver Crest Class A Share in accordance with the terms of the Merger Agreement and (ii) issued and outstanding Silver Crest Warrants will automatically and irrevocably be assumed by THIL and converted into a corresponding THIL Warrant exercisable for THIL Ordinary Shares. Immediately prior to the First Effective Time, the Silver Crest Class A Shares and the Public Warrants comprising each issued and outstanding Silver Crest Unit, consisting of one Silver Crest Class A Share and one-half of one Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one Silver Crest Class A Share and one-half of one Public Warrant. No fractional Public Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional Public Warrant upon such separation, the number of Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of Public Warrants and no cash will be paid in lieu of such fractional Public Warrants.
Pursuant to the Merger Agreement, at the Second Effective Time and as a result of the Second Merger, (i) each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time (all such ordinary shares being held by THIL) will be automatically cancelled and extinguished without any conversion thereof or payment therefor; and (ii) each THIL Ordinary Share issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a THIL Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.
At the First Effective Time and as a result of the First Merger, the Silver Crest Articles will be replaced with the amended and restated memorandum and articles of association in the form annexed to the Plan of Merger and the authorized share capital of Silver Crest will be altered to $50,000.00 divided into 50,000 shares with a nominal or par value of $1.00 each, to reflect Silver Crest’s becoming a wholly owned subsidiary of THIL pursuant to the Merger Agreement.
Covenants and Agreements
Conduct of THIL Business Prior to the Completion of the Business Combination
THIL has agreed that, during the period from the date of the Merger Agreement until the earlier of its termination or Closing, THIL and its direct and indirect subsidiaries (the “THIL Group”) will carry on in the ordinary course of business and maintain in effect the Master Franchise Agreements and comply in all material respects with the terms of the Master Franchise Agreements, except to the extent otherwise agreed in writing or required by applicable law or as reasonably necessary in light of COVID-19, or as expressly permitted by the Merger Agreement or the THIL Disclosure Letter.
In addition to the general covenant above, THIL has agreed that, except as required or expressly permitted by the Merger Agreement or the THIL Disclosure Letter or as required by applicable law, or as reasonably necessary in light of COVID-19, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, THIL will not, and will cause each of its subsidiaries not to, do any of the following:
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except as otherwise required by existing company benefit plans or existing employment contract or by applicable law or in ordinary course of business, (i) grant any severance, change in control, retention or termination payment to any management level employee, (ii) accelerate any payments or benefits payable to any management-level employee, (iii) materially increase any compensation or benefits of any management-level employee or (iv) establish, adopt, enter into or materially amend any company benefit plan;

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sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of any material assets, rights or properties (including material intellectual property), other than in the ordinary course of business, pursuant to pre-existing contractual obligations or among members of the THIL Group;

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(i) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any capital stock or warrants, (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, (iii) issue, deliver, sell, transfer, pledge or dispose of, or place any lien on, any capital stock or warrants, (iv) issue or grant any options, warrants or other rights to purchase or obtain any capital stock or warrants, (v) permit the exercise or settlement of any options, warrants or other rights to purchase or obtain any capital stock or warrants, (vi) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any capital stock or warrants other than in transactions among members of the THIL Group or in connection with the termination of employees or other service providers of the members of the THIL Group under an existing company benefits plan, (vii) declare, set aside or pay any dividend or make any other distribution;

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amend THIL’s organizational documents or materially amend organizational documents of any THIL’s subsidiaries;

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incur, create, issue, assume or guarantee any indebtedness, except in the ordinary course of business, in an aggregate amount in excess of a specified amount;

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waive, release, settle, compromise or otherwise resolve any legal proceedings entailing obligations that would impose any material restrictions on the business operations of the THIL Group, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages less than a specified amount;

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make, change or revoke any material tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to taxes, file or amend any material tax return in a manner materially inconsistent with past practice, settle or compromise any material tax claim or material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, or change its jurisdiction of tax residency;

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except in the ordinary course of business, (i) modify, materially amend or terminate certain material contracts specified in the Merger Agreement or (ii) enter into any new contract that would otherwise become such a material contract had it been entered prior to the execution of the Merger Agreement;

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enter into any contract that would, if entered into prior to the date hereof, be an affiliate agreement or modify, amend, renew, waive any right under, provide any consent under, terminate or allow to let lapse any affiliate agreements;

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amend, fail to renew, provide any consent under, terminate or allow to let lapse the Master Franchise Agreements, except (x) as required by the terms of such Master Franchise Agreement, or (y) in the ordinary course of business if such ordinary course would not reasonably be expected to be material to the business of the THIL Group taken as a whole;
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except in the ordinary course of business, make any loans or advance any money or other property to any person;

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negotiate, modify, extend or enter into any collective bargaining agreement or recognize or certify any labor union;

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materially amend or change any accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in U.S. GAAP;

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except in the ordinary course of business, (i) enter into any agreement that materially restricts the ability to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability to enter into a new line of business or (iii) enter into any new line of business;

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enter into any contract with any broker, finder or investment banker that entitles such person to any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

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acquire any business or any corporation, company or joint venture by merger, consolidation or purchase of all of or a substantial equity interest in such person, except for (i) purchases of assets in the ordinary course of business, (ii) acquisitions or investments pursuant to pre-existing contractual obligations; (iii) acquisitions or investments that do not exceed a specified amount;

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agree in writing or otherwise agree, commit or resolve to take any actions prohibited by the foregoing restrictions.

Conduct of Silver Crest Business Prior to the Completion of the Business Combination
Silver Crest has agreed that, during the period from the date of the Merger Agreement until the earlier of the Merger Agreement’s termination or Effective Time, Silver Crest will carry on in the ordinary course of business except to the extent otherwise agreed in writing or required by applicable law or as reasonably necessary in light of COVID-19, or as expressly permitted by the Merger Agreement or the Silver Crest Disclosure Letter.
In addition to the general covenant above, Silver Crest has agreed that, except as required or expressly permitted by the Merger Agreement, or as required by applicable law, or as reasonably necessary in light of COVID-19, during the period from the date of the Merger Agreement and continuing until the earlier of the termination the Merger Agreement or the Effective Time, Silver Crest will not do any of the following:
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declare, set aside or pay any dividends on, or make any other distribution in respect of any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

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repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or warrants of Silver Crest, other than in connection with any Silver Crest shareholder’s exercise of redemption right or as otherwise required by Silver Crest’s organizational documents in order to consummate the Business Combination or as contemplated by the Sponsor Voting and Support Agreement;

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock or warrants, other than the issuance of Silver Crest Class A Share in connection with the Sponsor Voting and Support Agreement;

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amend its organizational documents or Trust Agreement;

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merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;

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incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in respect of a Working Capital Loan;

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waive, release, compromise, settle or satisfy any pending or threatened material claim or action or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages below a specified amount;

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change methods of accounting in any material respect, other than changes that are made in accordance with U.S. GAAP;

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make, change or revoke any material tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to taxes, file or amend any material tax return in a manner materially inconsistent with past practice, settle or compromise any material tax claim or material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes, or change its jurisdiction of tax residency;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Silver Crest or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Silver Crest or resolve to approve any of the foregoing;

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enter into any settlement, conciliation or similar contract that would require any payment from the Trust Account or that would impose non-monetary obligations on Silver Crest or any of its affiliates (or any member of the THIL Group after the consummation of the Business Combination);

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enter into any contract with any broker, finder or investment banker that entitles such person to any brokerage fee, finders’ fee or other commission in connection with the Business Combination;

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engage in any material new business or activity other than those contemplated by or related to the Merger Agreement; or

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agree in writing or otherwise agree to, commit or resolve to take any of the actions prohibited by the foregoing restrictions.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
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Silver Crest agreeing to, as promptly as practicable following the date this proxy statement/prospectus is declared effective by the SEC, establish a record date for, duly call and give notice of, convene and hold a meeting of Silver Crest shareholders solely for the purpose of (i) providing Silver Crest Public Shareholders with the opportunity to redeem Public Shares, (ii) obtaining all requisite approvals and authorizations from the Silver Crest shareholders in connection with the Transactions, (iii) adopting or approving such other proposals as may be reasonably agreed to by Silver Crest and THIL as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to this proxy statement/prospectus, and (v) related and customary procedural and administrative matters;

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Silver Crest agreeing to recommend, through unanimous approval of its board of directors, to the Silver Crest shareholders the adoption and approval of the Transactions and related proposals by the Silver Crest shareholders and agreeing not to (and no committee or subgroup of Silver Crest’s board of directors shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify such recommendation for any reason;

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THIL agreeing to recommend, through unanimous approval of its board of directors, to the THIL shareholders the adoption and approval of the Transactions and related proposals by the THIL shareholders and agreeing not to (and no committee or subgroup of THIL’s board of directors shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify such recommendation for any reason;

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each of Silver Crest and THIL agreeing to use its reasonable best efforts to, among other things, obtain, file with or deliver to, as applicable, any consents from governmental entities and third parties, and to make all necessary registrations, declarations and filings;

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Silver Crest agreeing to use its reasonable best efforts to (i) ensure Silver Crest remains listed as a public company on Nasdaq, (ii) cause Silver Crest Class A Shares and Public Warrants to remain listed on Nasdaq, (iii) keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable legal requirements and (iv) take such actions as are reasonably necessary or advisable to cause the Silver Crest Class A Shares and Public Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the consummation of the Business Combination;

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THIL agreeing to use its reasonable best efforts to (i) cause THIL’s initial listing application with Nasdaq in connection with the Transactions to be approved, (ii) to satisfy all applicable listing requirements of Nasdaq, and (iii) cause the THIL Ordinary Shares and the THIL Warrants issuable in accordance with the Merger Agreement to be approved for listing on Nasdaq, in each case as promptly as reasonably practicable after the date the Merger Agreement, and in any event prior to the Effective Time;

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Silver Crest agreeing to not solicit or negotiate with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions during the period from the date of the Merger Agreement until May 1, 2022;

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THIL agreeing to not solicit or negotiate with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions, except that THIL is permitted to, after March 9, 2022, solicit, negotiate and enter into a financing transaction which results in cash proceeds to THIL in an amount not exceeding $50,000,000 so long as any securities issued in such transaction automatically convert into THIL Ordinary Shares at or prior to the Closing;

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each of Silver Crest and THIL agreeing that THIL may issue (i) equity or equity-related securities for cash proceeds in an amount not exceeding $50,000,000 so long as such securities are in the form of, or shall be converted into or exchanged for, THIL Ordinary Shares at or prior to the Closing; and (ii) with the consent of Silver Crest, up to (x) an additional 4,312,500 THIL Ordinary Shares, (y) an additional 4,450,000 THIL Warrants, and (z) an additional 4,450,000 THIL Ordinary Shares upon exercise of such THIL Warrants, as THIL determines is necessary and advisable in furtherance of the consummation of the PIPE Investment or future PIPE financings, the transactions contemplated in clause (i), such other financings as are separately consented to by Silver Crest or the transactions contemplated by the Merger Agreement;

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THIL agreeing to not confidentially submit to or file with the SEC any registration statement on Form S-1 or F-1;

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each of Silver Crest and THIL agreeing that all rights to exculpation, indemnification and advancement of expenses existing as of the date of the Merger Agreement in favor of the current or former directors or officers of Silver Crest as provided in Silver Crest’s organizational documents or under any indemnification agreement such parties may have with Silver Crest, will survive the Effective Time and will continue in full force and effect for a period of six (6) years from the Closing Date;

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Silver Crest agreeing to purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy providing liability insurance coverage with respect to matters occurring on or prior to the Effective Time;

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THIL agreeing to take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Board shall consist of at least nine (9) directors, which shall initially include one director designated by the Sponsor and eight directors designated by THIL, and the Sponsor’s director designee shall also be appointed as a member of each of the compensation committee, the nominating and corporate governance committee, and the audit committee to be set up by the Board following the Closing;

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Silver Crest agreeing to, immediately prior to the Effective Time, assign to THIL all of its rights, interests, and obligations in and under that certain Warrant Agreement, dated as of January 13, 2021, between Continental and Silver Crest (the “Warrant Agreement”) and the terms and conditions of the Warrant Agreement will be amended and restated by an amended and restated warrant agreement (the “A&R Warrant Agreement”) to, among other things, reflect the assumption of the Warrants by THIL;

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Silver Crest and THIL cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

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THIL agreeing to approve and adopt, prior to the Closing Date an incentive equity plan in substantially the form attached to the Merger Agreement;

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each of Silver Crest and THIL providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to THIL’s and Silver Crest’s (as applicable) and its subsidiaries’ books, records and personnel during the period prior to the Closing;

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confidentiality and publicity relating to the Merger Agreement and the Transactions;

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THIL waiving claims, rights, titles or interests to the Trust Account or any funds distributed from the Trust Account;

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Silver Crest agreeing to, at the Closing, (i) cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered; and (ii) make all appropriate arrangement to cause Continental to distribute the Trust Account as directed in a termination letter;

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Silver Crest taking all reasonable steps to cause any acquisition of Silver Crest shares to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

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THIL agreeing to terminate certain specified contracts;

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THIL agreeing to adopt amended articles of association substantially in the form attached to the Merger Agreement;

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each of THIL and Silver Crest cooperating in the event of any shareholder litigation related to the Merger Agreement or the Transactions;

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THIL agreeing to deliver to Silver Crest, as promptly as reasonably practicable following the execution of the Merger Agreement, certain specified financial statements of the THIL Group; and

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THIL agreeing to use commercially reasonable efforts to assist in the preparation of applications to the State Administration of Foreign Exchange (“SAFE”) by Silver Crest shareholders who are PRC residents for the registration of their respective holdings of THIL Ordinary Shares and THIL Warrants (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules and provide such shareholders with such information relating to the THIL Group as is required for such application to the extent that such information is not publicly available.

THIL and Silver Crest agreeing to use reasonable best efforts to take all actions necessary, proper and advisable to obtain commitments from third-parties to make private investments in public equity in the form of THIL Ordinary Shares at the closing of the Business Combination and to cause such third-parties to fund and consummate such investments.
Representations and Warranties
Under the Merger Agreement, THIL made customary representations and warranties to Silver Crest relating to, among other things: organization and qualification; validly existing subsidiaries; capitalization of THIL and its subsidiaries; authorization; absence of conflicts; governmental consents; compliance with laws; requisite approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; employee compensation and benefit matters; labor relation matters; insurance; material contracts; real property and assets; tax matters; intellectual property and cybersecurity; environmental matters; broker’s and finder’s fees; affiliate transactions; international trade and anti-corruption matters; franchise matters; food safety; and accuracy of provided information.
Under the Merger Agreement, Silver Crest made customary representations and warranties to THIL relating to among other things: organization and qualification; authorization; absence of conflicts; litigation; governmental consents; the Trust Account; broker’s and finder’s fee; SEC reporting; compliance with laws; business activities; tax matters; capitalization; absence of certain changes; litigation; registration of shares; material contracts; tax matters; independent investigation; and accuracy of provided information.
None of the representations or warranties in the Merger Agreement survive the Closing and all rights, claims, and causes of action with respect thereto terminate at the Closing.
Material Adverse Effect for THIL and Silver Crest
Under the Merger Agreement, certain representations and warranties of THIL are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of THIL are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” with respect to THIL means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) THIL and its subsidiaries (taken as a whole) or their results of operations or financial condition, in each case, taken as a whole or (y) the ability of THIL and its Subsidiaries to consummate the Transactions.
In the case of clause (x) in the above paragraph, however, none of the following (or the effect of any of the following) will be taken into account in determining whether a Material Adverse Effect for THIL has occurred or will occur:
(i)
any change in law, regulatory policies, accounting standards or principles (including U.S. GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date of the Merger Agreement;

(ii)
any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets);

(iii)
any change affecting any of the industries in which THIL and its subsidiaries operate or the economy as a whole;

(iv)
any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 measures);

(v)
for purposes of certain representations and warranties only, the announcement or the execution of the Merger Agreement, the pendency of the Transactions, or the performance of the Merger Agreement (other than certain actions required to be taken pursuant to the Merger Agreement), including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with THIL and its subsidiaries;

(vi)
any action taken or not taken at the written request of Silver Crest, or, if reasonably sufficient information is provided to Silver Crest in advance to determine whether a material adverse effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by Silver Crest;

(vii)
any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(viii)
any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions;

(ix)
any failure of THIL or its subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans, which failure shall not prevent a determination that any effect, development, circumstance, fact, change or event underlying such failure has resulted in a Material Adverse Effect; and

(x)
any action taken by Silver Crest or its affiliates.

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (vii) or (viii) may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on THIL and its subsidiaries or the results of operations or financial condition of THIL and its subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which THIL and its subsidiaries operate.
Under the Merger Agreement, certain representations and warranties of Silver Crest are qualified in whole or in part by materiality thresholds or a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, certain representations and warranties of Silver Crest are qualified in whole or in part by a “SPAC Impairment Effect” standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “SPAC Impairment Effect” with respect to Silver Crest means an effect or development that is, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Silver Crest to consummate the Transactions or otherwise have a material adverse effect on the Transactions.
Conditions to Closing
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
The respective obligations of each party to the Merger Agreement to effect the Business Combination and the other Transactions are subject to the satisfaction at or prior to the Effective Time of the following conditions, any one or more of which may be waived, to the extent permitted by applicable legal requirements, in writing, by all of the parties:
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the absence of any law or governmental order by any governmental authority of competent jurisdiction, enjoining, prohibiting, or making illegal the consummation of the Business Combination;

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Silver Crest having at least $5,000,001 of net tangible assets immediately after giving effect to the redemptions of the Silver Crest Class A Shares by Silver Crest Public Shareholders of such shares (the “Public Shareholder Redemption”) prior to the First Effective Time;

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receipt of the required approval by the shareholders of Silver Crest;

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the approval for listing on the Nasdaq of THIL Ordinary Shares and THIL Warrants to be issued in connection with the Business Combination, subject only to official notice of issuance thereof;

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effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act and the absence of any stop order issued by the SEC which remains in effect with respect to this proxy statement/prospectus;

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receipt by THIL of all required consents, approvals and authorizations; and

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the completion of the Recapitalization in accordance with the terms of the Merger Agreement and THIL’s organizational documents.

The obligations of THIL and Merger Sub to consummate, or cause to be consummated, and effect the Business Combination and the other Transactions are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by applicable legal requirements, in writing, exclusively by THIL:
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the accuracy of the representations and warranties of Silver Crest (subject to certain materiality standards set forth in the Merger Agreement);

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material compliance by Silver Crest with its pre-Closing covenants and agreements;

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Silver Crest’s delivery of a certificate, signed by an authorized director or officer of Silver Crest and dated as of the Closing Date, certifying that to the knowledge and belief of such director or officer, the conditions set forth in the two immediately preceding bullets points have been satisfied;

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resignation or removal of Silver Crest’s directors and officers, and Silver Crest’s delivery of such officers’ and directors’ respective resignation letter; and

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the absence of any SPAC Impairment Effect.

The obligations of Silver Crest to consummate and effect the Business Combination and the other Transactions shall also be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived, to the extent permitted by applicable legal requirements, in writing, exclusively by Silver Crest:
•
the accuracy of the representations and warranties of THIL (subject to certain materiality standards set forth in the Merger Agreement);

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material compliance by THIL with its pre-Closing covenants and agreements;

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THIL’s delivery of a certificate, signed by an authorized director or officer of THIL and dated as of the Closing Date, certifying that to the knowledge and belief of such director or officer, the conditions set forth in the two immediately preceding bullets points have been satisfied;

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absence of any Material Adverse Effect; and

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Termination of the Joint Venture and Investment Agreement, dated April 27, 2018, by and among Pangaea Two Acquisition Holdings XXIIB, Ltd. (“XXIIB”), THRI and the other parties thereto (as amended) pursuant to a termination agreement by and among XXIIB, THRI and other parties thereto.

Termination
Mutual Termination Rights:
The Merger Agreement may be terminated:
•
by mutual written consent of Silver Crest and THIL;

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by either Silver Crest or THIL if there shall be in effect any law or an order or decree issued by a governmental entity (other than a temporary restraining order), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Business Combination;

•
by either Silver Crest or THIL if the closing of the Transactions has not occurred by August 30, 2022, except that the right to so terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date;

•
by either Silver Crest or THIL, if, at Silver Crest’s extraordinary general meeting held to approve the Transactions (including any shareholder meeting following any adjournments or postponement thereof), the Merger Agreement, the Business Combination, and the other Silver Crest transaction proposals contemplated by the Merger Agreement are not duly adopted by Silver Crest shareholders by the requisite vote under applicable legal requirements and Silver Crest’s organizational documents; and

•
by either Silver Crest or THIL, if all the closing conditions have been satisfied or waived and the other party fails to complete the Closing within the period required by the Merger Agreement.

Additional Termination Rights of Silver Crest:
The Merger Agreement may be terminated by Silver Crest if
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THIL or Merger Sub has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement; or

•
If any shareholder of THIL revokes, or seeks to revoke, the unanimous written consent by all shareholders of THIL approving the company transaction proposals (as defined in the Merger Agreement) (or any of such shareholder’s approvals thereunder).

Additional Termination Rights of THIL:
The Merger Agreement may be terminated by THIL if Silver Crest has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement.
Termination Fee:
In the event that the Merger Agreement is terminated by THIL or Silver Crest because (i) the other party has breached any of its covenants or representations and warranties in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement or (ii) the other party fails to complete the Closing within the period required by the Merger Agreement when all the closing conditions have been satisfied or waived, the other party shall pay $10,000,000 to the terminating party within 10 business days after such termination, provided that such termination fee shall be the sole and exclusive remedy for the terminating party except if the other party committed fraud or intentional and willful breach of the Merger Agreement.
Miscellaneous
Enforcement of Agreement
The parties have agreed that each party shall be entitled to enforce specifically the terms and provisions of the Merger Agreement and to immediate injunctive relief to prevent breaches of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled under the Merger Agreement and other Transaction Agreements.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE BUSINESS COMBINATION
Sponsor Voting and Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL, Silver Crest and Sponsor entered the Sponsor Voting and Support Agreement (as amended by Amendment No. 1 to the Sponsor Voting and Support Agreement), pursuant to which Sponsor agreed to, among things, (i) attend any Silver Crest shareholder meeting to establish a quorum for the purpose of approving the Silver Crest transaction proposals; (ii) vote Silver Crest Class A Shares, Silver Crest Class B Shares or Silver Crest Class A Shares underlying warrants of Silver Crest (collectively, the “Silver Crest Subject Shares”) in favor of the Silver Crest transaction proposals, including the approval of the Merger Agreement and the transactions contemplated thereby; (iii) vote all Silver Crest Subject Shares against (A) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Silver Crest or any public offering of any shares of Silver Crest or, in case of a public offering only, a newly-formed holding company of Silver Crest, (B) any offer or proposal relating to any business combination transaction between Silver Crest and any other person (other than THIL), and (C) any amendment of the organizational documents of Silver Crest or other proposal or transaction involving Silver Crest, which, in each of cases (A) and (C), would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by Silver Crest of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement (as defined in the Merger Agreement), the Mergers or any other Transaction or change in any manner the voting rights of any class of Silver Crest’s share capital; and (iv) contribute to the capital of Silver Crest (A) 4,312,500 Silver Crest Class B Shares and (B) 4,450,000 Private Placement Warrants for no consideration.
Sponsor Lock-Up Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL and Sponsor entered into the Sponsor Lock-Up Agreement, pursuant to which Sponsor, among other things, agreed not to transfer any THIL Ordinary Shares held by it immediately after the Closing, any THIL Ordinary Shares issuable upon the exercise of options or warrants to purchase THIL Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves) or any THIL Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for THIL Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such THIL Ordinary Shares, options, warrants and securities, collectively, the “Sponsor Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the Sponsor Locked-Up Shares will be (i) with respect to 100% of the Sponsor Locked-Up Shares, six months from and after the Closing Date, (ii) with respect to 80% of the Sponsor Locked-Up Shares, twelve months from and after the Closing Date and (iii) with respect to 50% of the Sponsor Locked-Up Shares, eighteen months from and after the Closing Date.
The Sponsor Lock-Up Agreement also provides that 1,400,000 of the THIL Ordinary Shares to be issued to Sponsor upon the consummation of the Mergers shall become unvested and subject to forfeiture, only to be vested again if (i) with respect to 700,000 of such THIL Ordinary Shares, the trading price of THIL Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period, and (ii) with respect to the remaining 700,000 of such THIL Ordinary Shares, the trading price of THIL Ordinary Shares at any point during the trading hours of a trading day equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period, in the case of each of clauses (i) and (ii), subject to the terms and conditions contemplated by the Sponsor Lock-Up Agreement.
THIL Shareholder Lock-Up and Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL, Silver Crest and the THIL shareholders entered into the THIL Shareholder Lock-Up and Support Agreement, pursuant to which the THIL shareholders agreed to, among other things, (i) attend any THIL shareholder meeting to establish a quorum; and (ii) vote Pre-Split Shares (as defined in the Merger Agreement) held or acquired by such THIL shareholder against (A) other than in connection with the Transactions, any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Mergers), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by THIL or any public offering of any equity securities of THIL, any of its material subsidiaries, or, in case of a public offering only, a newly-formed holding company of THIL or such material subsidiaries, (B) any Alternative Transaction Proposal (as defined in the Merger Agreement), (C) any amendment of the organizational documents of THIL or other proposal or transaction involving THIL or any of its subsidiaries and (D) any proposal or effort to revoke (in whole or in part) any approval set forth in the written resolution pursuant to which the THIL shareholders, among other things, approved the Business Combination, which, in each of cases (A) and (C), would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by THIL of, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Mergers or any other Transaction or change in any manner the voting rights of any class of THIL’s share capital. In addition, subject to the terms and conditions contemplated by the THIL Shareholder Lock-Up and Support Agreement, the THIL shareholders also agreed to not revoke (in whole or in part), or seek to revoke (in whole or in part), the written resolution pursuant to which the THIL shareholders, among other things, approved the Business Combination. The approvals, agreements and consents described above are subject to certain additional conditions.
Pursuant to the THIL Shareholder Lock-Up and Support Agreement, each THIL shareholder also agreed not to transfer any THIL Ordinary Shares held by such THIL shareholder immediately after the Closing, any THIL Ordinary Shares issuable upon the exercise of options or warrants to purchase THIL Ordinary Shares held by such THIL shareholder immediately after the Closing (along with such options or warrants themselves), any THIL Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for THIL Ordinary Shares held by such THIL shareholder immediately after the Closing (along with such securities themselves) or any Earn-out Shares to the extent issued (such THIL Ordinary Shares, options, warrants and securities, collectively, the “THIL Shareholder Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the THIL Shareholder Locked-Up Shares will be (i) with respect to 100% of the THIL Shareholder Locked-Up Shares, six months from and after the Closing Date, (ii) with respect to 80% of the THIL Shareholder Locked-Up Shares, twelve months from and after the Closing Date and (iii) with respect to 50% of the THIL Shareholder Locked-Up Shares, eighteen months from and after the Closing Date.
Additionally, the THIL Shareholder Lock-Up and Support Agreement provides that, upon the consummation of the Mergers, the THIL shareholders shall receive the right to receive, in the aggregate, 14,000,000 additional Earn-out Shares, which right is contingent upon (i) with respect to 7,000,000 of such THIL Ordinary Shares, the trading price of THIL Ordinary Shares at any point during the trading hours of a trading day equaling or exceeding $12.50 per share for any 20 trading days within any consecutive 30-trading day period, and (ii) with respect to the remaining 7,000,000 of such THIL Ordinary Shares, the trading price of THIL Ordinary Shares at any point during the trading hours of a trading day equaling or exceeding $15.00 per share for any 20 trading days within any consecutive 30-trading day period, in the case of each of clauses (i) and (ii), subject to the terms and conditions contemplated by the THIL Shareholder Lock-Up and Support Agreement.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, the Sponsor and all THIL shareholders immediately prior to the Closing will enter into the Registration Rights Agreement, to be effective as of the Closing, pursuant to which THIL agrees to file a registration statement as soon as practicable upon receipt of a request from certain shareholders of THIL to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other parties thereto. THIL has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

The Registration Rights Agreement also provides that THIL will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to their THIL securities or Silver Crest securities.
PIPE Subscription Agreements
On March 9, 2022, THIL entered into the PIPE Subscription Agreements with certain shareholders of Pangaea Two Acquisition Holdings XXIIB Limited and THIL, an affiliate of Cartesian Capital Group, LLC, an affiliate of the Sponsor and a holder of the Notes (the “PIPE Investors”), pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 4,450,000 THIL Ordinary Shares for $10 per share, for an aggregate purchase price equal to $44,500,000 at the Closing on the same terms. Pursuant the PIPE Subscription Agreements, the obligations of the parties to consummate the PIPE Investment are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, among others, (i) the absence of a legal prohibition on consummating the PIPE Investment, (ii) all conditions precedent under the Merger Agreement having been satisfied or waived (other than those to be satisfied at the closing of the Business Combination), (iii) the accuracy of representations and warranties in all material respects and (iv) material compliance with covenants. Under the PIPE Subscription Agreements, THIL will issue to each PIPE Investor who agrees to pay a purchase price of at least $10,000,000 an aggregate of additional 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants upon the closing of the PIPE Investment for no consideration. As of the date of this proxy statement/prospectus, THRI, Tencent Mobility Limited and the affiliate of Cartesian have each agreed to invest $10,000,000 in the PIPE Investment and will each receive an additional 200,000 THIL Ordinary Shares and 400,000 THIL Warrants upon the closing of the PIPE Investment for no consideration.
The THIL Ordinary Shares to be issued in connection with the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The PIPE Subscription Agreements provide that THIL will, within 45 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a registration statement registering the resale of such THIL Ordinary Shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Each PIPE Subscription Agreement will terminate and be void and of no further force and effect upon the earlier of: (i) the termination of the Merger Agreement; (ii) upon mutual written agreement of THIL, Silver Crest and the PIPE Investor; (iii) 30 days after August 30, 2022 if the Business Combination has not been consummated by such date (other than as a result of a breach of obligations of such PIPE Investor); or (iv) if any of the conditions therein are not satisfied or waived prior to the closing of the PIPE Investment on or prior to closing of the PIPE Investment and, as result thereof, the subscription contemplated by such PIPE Subscription Agreement is not consummated.

THIL’S BUSINESS
In this section, unless otherwise indicated, “we,” “us” and “our” refer to TH International Limited and/or its subsidiaries, and all references to “we,” “us,” and “our” with respect to business operations shall mean THIL’s PRC Subsidiaries.
Who We Are
We are an emerging coffee champion in China. THIL’s vision is as simple as it is ambitious: to build the premier coffee and bake shop in mainland China. Founded by affiliates of Cartesian and THRI, the owner of the Tim Hortons brand, we are the parent company of the master franchisee of, and hold the right to operate, Tim Hortons coffee shops in mainland China, Hong Kong and Macau. Tim Hortons, one of the largest coffee, donut, and tea restaurant chains in the world, is deeply rooted in core values of inclusivity and community. We opened our first coffee shop in China in February 2019 and have grown dramatically since then, selling high-quality coffee and freshly prepared food items at attractive price points through company owned and operated stores and franchised stores. As of December 31, 2021, we had 390 system-wide stores across 21 cities in mainland China.
As of the date of this proxy statement/prospectus, we do not have any stores outside of mainland China. In addition to our physical store network, we have built a rapidly expanding base of loyal customers and a robust technology infrastructure that facilitates digital ordering and supports the efficient growth of our business. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of our revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. We also have a popular loyalty program. As of December 31, 2021, we had registered members of approximately 6.0 million, representing an increase of 154.7% from 2.3 million as of December 31, 2020. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers to DataCo, a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”
We provide customers with a distinctive value proposition, combining freshly prepared, high-quality and locally relevant food and beverages, priced attractively and served to our guests with an inviting customer experience. Our business philosophy is anchored by four fundamental cornerstones: true local relevance, continuous innovation, genuine community, and absolute convenience, and we seek to deliver these through world-class execution and data-driven decision making.
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True local relevance:   As a global brand, we strive to understand and embrace what our guests like, want and need. True localization is evident in our menu, store designs and digital identity, allowing us to create familiarity and grow rapidly in the Chinese market.

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Continuous innovation:   In China’s dynamic and demanding consumer market, we bolster our strong core menu offering by continually updating our product offerings and innovating on our digital systems from customer facing elements like ordering, to back-of-the-house systems like training and supply chain.

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Genuine community:   We are not just about caffeine but also about connections. Our physical and digital spaces allow our community to interact around our products, and our loyalty club offers incentives and discounts to build community and drive sales.

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Absolute convenience:   We strive to make buying our products as simple and convenient as possible for guests. Towards this goal, we (i) strategically deploy three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, (ii) leverage mobile ordering to streamline the customer experience, and (iii) utilize delivery to increase our reach and efficiency.

Building on these four cornerstones, our revenue in 2021 nearly tripled compared to 2020, and we have maintained positive adjusted store EBITDA for our company owned and operated stores for 2020 and 2021. The fully-burdened gross profit of our company owned and operated stores, the most comparable GAAP measure to adjusted store EBITDA, for 2020 and 2021 was negative RMB46.3 million and negative RMB157.4 million (US$24.8 million), respectively. During the same periods, THIL’s adjusted store EBITDA was RMB13.5 million and RMB27.5 million (US$4.3 million), respectively. For more details regarding adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by our management and board of directors in evaluating our operating performance and making strategic decisions regarding capital allocation, see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measure.”
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$101.3 million) in 2021. Our total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$160.2 million) in 2021. Our net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$60.3 million) in 2021. For more details regarding our results of operations, see “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Results of Operations.”
Our Market Opportunity
We believe that the Chinese coffee market remains significantly underpenetrated. Coffee consumption per capita in China is currently a small fraction of many Western and Asian markets. According to data from the United States Department of Agriculture Foreign Agricultural Service, in 2020, per capita annual consumption of coffee in China was only 19 cups, compared to 628 cups in the United States and 494 cups in Japan. At the same time, China has the fastest growing coffee market globally, according to a 2020 report by Global Market Trajectory & Analytics.
Our Strengths
We believe that the following strengths contribute to our success and differentiate us from our competitors:
High Quality Offerings and Value for Money
THRI has been developing its coffee expertise for over 50 years, including sourcing premium Arabica beans, roasting to create unique flavors and aromas, and brewing fresh cups of coffee. We are beneficiaries of this expertise, as we source our beans from and utilize the brewing techniques of THRI. Our coffee offers guests a compelling value proposition relative to competitors, offering high quality at attractive price points. This middle segment of the China coffee market, namely coffee priced at RMB15-30 per cup, has fewer competitors and a large consumer base.
In addition to coffee, we also offer other quality, freshly prepared and locally relevant beverages and food at compelling price points, delivering strong value-for-money to our customers. We believe that our food offerings are a key differentiator and one reason customers choose to come to our stores throughout the day. In addition to attractively priced, high-quality coffee, we also offer freshly prepared food as part of our strong value-for-money offerings, such as RMB9.9 breakfast bagels and RMB4.0 TIMBIT® snacks.
Robust Local Supply Chain
Drawing on our management’s experience and network from helping to build Burger King China, we have constructed a strong supply chain that supports our rapidly growing store network, focused on sourcing fresh ingredients. We partner with leading suppliers across our product categories and have primary and secondary suppliers for each key category, except coffee beans, which we source from THRI. For example, our dairy products and some of our vegetables are sourced regionally to ensure the highest freshness. We select suppliers based on quality, sustainability, innovation, capabilities, services and corporate social responsibility. In addition to complying with applicable PRC laws and regulations, each of our suppliers is required to have a Global Food Safety Initiative (GFSI) certificate, a widely-recognized food safety standard.
Best-in-Class Digital Capabilities
We have an integrated business intelligence system that covers various aspects of the business operations of our PRC Subsidiaries, including, among others, the way we train our team, the way we maintain our inventory and ensure food safety, how our guests order and how they share their feedback. The use of mobile and digital technologies enables us to provide our guests with added convenience. In 2021, digital orders, including both delivery and mobile ordering for self pick-up, accounted for approximately 73.0% of our revenues from company owned and operated stores, representing an increase of 8.8 percentage points from approximately 64.2% in 2020. We have also built, and continue to expand, our presence across the digital ecosystem in China, from vertical service platforms such as Eleme, Tmall and Meituan Dianping, to social media platforms such as Weibo, Weixin, Xiaohongshu and TikTok, which effectively increases our brand awareness and enables us to expand our community. In 2021, members of our loyalty program who had been a member for over a year on average spend approximately 39.0% more at our stores than members who joined the program less than a year ago.
Development Expertise and High-Visibility Pipeline
Since entering the Chinese market, we have accelerated our store roll-out, opening 34 stores in 2019, 103 stores in 2020, and 253 stores in 2021. As of December 31, 2021, there are more than 100 additional sites in negotiation or construction. Under the leadership of our management team, which has a track record of supporting Burger King China’s expansion from approximately 60 stores to over 1,200 system-wide stores from June 2012 to September 2020, we expect to continue to expand our network of Tims China stores. We employ multiple formats and sizes to drive density and convenience, and leverage sophisticated analytics for site identification, which improves store-level economics and yields shorter payback periods.
Experienced Management Team Supported by Blue-Chip Shareholders
We are led by a team of industry veterans with world-class development expertise. Our Chairman, Peter Yu, is the Managing Partner and co-founder of Cartesian and was previously the founder, president and CEO of AIG Capital Partners, Inc., a leading international private equity firm. Our Chief Executive Officer, Yongchen Lu, was the CFO of Burger King China from November 2012 to April 2018. Before joining Cartesian in 2008, Mr. Lu managed various aspects of General Electric’s Asia Pacific operations for over six years, including finance, six sigma, and product management. Our Chief Consumer Officer, Bin He, served as the interim head of marketing of Burger King China for two years. Before joining Cartesian in 2012, Ms. He was a Commercial Planning Assistant Manager at Bacardi Asia Pacific, and, prior to that, an analyst at ChinaVest.
Our shareholders, including Cartesian, THRI, Tencent and Sequoia China are committed to the long-term success of our business and are aligned with our management on strategy and long-term value creation. As a sign of this commitment, our current shareholders will retain 100% of their equity into the combined company. We expect our management team will continue to build on our competitive strengths and implement our growth strategies by leveraging their deep industry expertise, cross-cultural backgrounds, proven execution capabilities and the support of our shareholders.
Our Strategies
We plan to pursue the following strategies to grow our business, building from our four fundamental cornerstones:
Deepen localization across product offerings and other brand touchpoints.   We believe that product localization is key to our success, and thus have developed numerous popular, and sometimes sensational, products custom-made for local markets. Going forward, we plan to continue to deepen our product localization efforts, especially for the new cities that we enter, and expand our product offerings to include lunch combinations, afternoon tea specials and dinner sets. In addition to localizing products, we aim to blend the allure of the Tim Hortons Canadian branding with locally relevant features in every customer touchpoint. This includes, for example, the design of our stores, our digital identity, the uniforms of our store employees and our partnerships.
Continuously pursue innovation.   The Chinese consumer market is dynamic and demanding, giving consumers many choices for their attention and discretionary spending. We strive to offer creative engagement with our guests. In addition to our strong signature product platforms, we plan to continue developing over 30 new products every year, as we have done historically with products such as our coffee quartet latte, coffee cloud milk tea and lemon peach oolong tea. We plan to innovate new product offerings to grow our lunch, afternoon tea, and dinner dayparts. Further, we plan to continue investment in innovative digitalization, which permeates everything we do, including ordering, training, marketing, community, food safety and supply chain. Our pursuit of innovation not only supports our continued growth, but provides avenues to improve profitability.
Expand our genuine community.   Our stores are designed to feel like a second home for our guests. We create physical spaces where our guests can relax with their families and friends, and digital spaces where they can connect with other members of our online community. Going forward, we plan to continue building a diversity of digital and offline partnerships to further expand our customer community, like we have historically with Tencent Esports and MAC Cosmetics. We all live in overlapping communities, and we aim to continue to bring them together around Tims to enlarge and diversify our community and customer base.
Offer greater convenience.   We seek to serve our guests whenever and wherever, to deliver high-quality food and beverages with the greatest ease. Towards this goal, we strategically deploy three complementary store formats, namely: large, brand-building flagship stores, full-service classic stores and compact “Tims Go” stores to provide sufficient visibility and density in a trade area to enable truly convenient guest access. Further, as noted above, we utilize delivery to increase the reach and efficiency of our physical store network, which enables our stores to serve a greater population of guests and allows our guests to enjoy Tims products without coming to our stores. On a more macro basis, we focus our development on clusters of cities, building density in core consumer populations as a first order of business before spreading out geographically.
Our Products
We offer a broad selection of coffee drinks in three general price tiers. Our Tims signature brewed coffee, with customized cream and sugar options, is our entry-point product and traffic builder. Handcrafted coffee with popular espresso choices, such as Latte, Americano and Flat White, composes our core product offering and offers a great value for money at a slightly higher price. We also offer specialty coffees and on-trend products such as Oatmilk Latte, Cold Brew and seasonal limited time offerings. In addition to coffee, we also offer alternative beverages such as brewed tea and Oolong tea, coffee milk tea, lemonade, hot chocolate and more.

花式咖啡 HANDCRAFTED COFFEE

	大杯		大杯
加享枫味玛奇朵(热/冰) Maple Macchiato (hot/iced)	31	香柠冷萃(冰) Lemon Cold Brew (iced)	33
燕麦澳白(热/冰) Oat Milk Flat White (hot/iced)	33	拿铁(热/冰) Caffè Latte (hot/iced)	27
美式咖啡(热/冰) Americano (hot/iced)	24	澳白(热/冰) Flat White (hot/iced)	29
风味拿铁香草/榛果(热/冰) Flavored Caffè Latte Vanilla/Hazelnut (hot/iced)	30	摩卡(热/冰) Mocha (hot/iced)	29
卡布奇诺(热) Cappuccino (hot)	27	冷萃 Cold Brew	31

定制您的口味
TAILOR-MADE
加一份奶油+3元
加一份浓缩/牛奶换燕麦奶+4元

鲜萃咖啡 FRESHLY BREWED COFFEE

	大杯
鲜萃黑咖 Brewed Coffee	18
鲜萃奶咖 Creamy Brewed Coffee	18
Tim Hortons double double	18

定制您的口味
PERSONALIZE YOUR COFFEE

咖啡豆可选:
COFFEE BEANS:
- 中度烘焙(热)
Original Blend (hot)
- 深度烘焙(热/冰)
Dark Roast (hot/iced)

免费加奶或加糖
FREE CREAM OR SUGAR

自带杯 -3元

中杯 大杯 升杯 +3

*以上大杯 473ml 特大杯 591ml，价格单位为元，产品以实物为准。

天乐雪 ICED CAPP

	大杯		大杯
经典天乐雪 Classic Iced Capp	27	牛油果蜜瓜天乐雪 Avocado Melon Iced Capp 不含咖啡因 caffeine free	33
加享枫味天乐雪 Maple Flavored Iced Capp	31		
风味天乐雪(香草/巧克力/榛果) Flavored Iced Capp (Vanilla/Chocolate/Hazelnut)	29		

以上天乐雪饮料含咖啡因。
The above Iced Capp contain caffeine.

茶和其他饮品 TEA AND OTHER BEVERAGE

	大杯		大杯
四百次浮云奶茶(热/冰) Coffee Cloud Milk Tea (hot/iced)	28	抹茶桃山生椰乳(冰) Matcha Peach Coconut Milk (iced)	29
柠檬蜜桃乌龙茶(热/冰) Lemon Peach Oolong Tea (hot/iced)	28	鲜萃红茶(热/冰) Steeped Black Tea (hot/iced)	18
燕麦抹茶拿铁(热/冰) Oat Milk Matcha (hot/iced)	30	经典热可可(热) Cocoa (hot)	27
法式香草风味暖饮(热) French Vanilla (hot) 含咖啡 contains coffee	24	柠檬气泡饮(冰) Sparkling Lemon Drink (iced)	18

自带杯 -3元

中杯 大杯 升杯 +3

*以上大杯 473ml 特大杯 591ml，价格单位为元，产品以实物为准。

Tims
这个夏天
躺在云上…
——Tims 浮云系列上新
四百次浮云奶茶
Coffee Cloud Milk Tea
¥28
New!
椰林浮云鲜萃
¥26
New!
燕麦浮云鲜萃
Oat Cloud Brew
¥21
四重奏浮云拿铁
¥31

Our broader menu spans a broad range of categories designed to appeal to customers throughout the day, such as our breakfast bagels, croissants, toast, donuts, and TIMBITS®; our lunch sandwiches, wraps, and ciabatta; and our afternoon tea fresh baked goods, including donuts and cakes. In particular, we aim to build breakfast as a key daypart, offering guests seeking convenience a one-stop shop with our signature brewed coffee and freshly prepared food. Here are some of our most popular offerings:

Tims
元气早餐
全麦贝果
Whole Grain Bagel
黑麦坚果多多贝果
肉桂提子贝果
Cinnamon Raisin Bagel

优选暖食 SELECTED MEAL
卷卷系列
凯撒鸡腿肉拉法卷
Chicken Caesar Laffa Wrap
26/单点
川香灯影牛肉卷
Szechuan Beef Wrap
25/单点
农夫卷
Farmer's Wrap
18/单点
无肉也欢农夫卷
Vegetarian Farmer's Wrap
20/单点
三明治
蒙特利尔风味牛肉恰巴塔
Montreal Style Beef Ciabatta
36/单点
罗勒鸡肉恰巴塔
Basil Chicken Ciabatta
26/单点
蛋香培根多芝
Egg Bacon Melt
21/单点
贝果
蛋香鸡腿肉贝果
Roast Chicken Bagel
22/单点
黑松露菌菇风味贝果
Black Truffle Flavor Mushroom Bagel
19/单点
凯撒鸡腿肉拉法卷 26元
Chicken Caesar Laffa Wrap
价格单位为元，产品以实物为准。

Tims
一口爆浆
软糯Q弹
全新升级
timbits
timbits
天趣球 买5赠1

New product development is a key driver of our long-term success. We gather guest feedback and insights to inform the creation of new products. We believe the development of new products can drive incremental traffic by expanding our customer base, expanding our offerings in multiple dayparts, and continuing to build brand leadership in food and beverage quality and taste. The development process for each new product involves multiple steps, from supplier qualification, to taste testing and refinement, to cost analysis, and finally to operational complexity analysis. This helps us choose products that are not only desirable, but also profitable. We believe that our current pace of more than 30 new products per year keeps our guests interested and eager to return to our store and try something new. The chart below outlines the process flow for new project launch.

Innovation Main Stages

Ideation

Stage Owner: R&D
Preliminary market assessment
Market research
Concept development
Prototype and design

Feasibility

Stage Owner: R&D
Consumer testing
Cost validation
Operation validation

Commercialization

Stage Owner: Mkt Menu
Trial run
Shakedown
PIF
SPEQ
Mass production

Product Launch (Post-launch)

Stage Owner: Mkt Menu
Market launch
Post-launch operational analysis
Sales monitoring

Innovation Workgroup

- *Marketing Team*
- *R&D Team*
- *Operations & Training Team*
- *QA Team*
- *Supply Chain Team*
- *Finance Team*
- *Legal team*

As discussed above, in order to appeal to local tastes, we customize products for the Chinese market, and, in some cases, even for specific cities. Such products include, among others, Sichuan Beef Wraps, Red Bean Pumpkin Bagels, Lotus-Maple Latté and Mochi-style TIMBITS®. In honor of our launch in Beijing, we also offered TIMBITS® in tanghulu style, a take on the classic Beijing winter street snack of candied hawthorns.
Our Community
Driving the coffee market’s rapid growth is an expanding group of coffee drinkers in China, including among others, the emerging middle class, office workers, overseas returnees, and people who are drawn to global brands. From the beginning, our focus has been on offering our guests compelling values, both functional and emotional. Since we introduced our loyalty program in 2019, our membership has experienced tremendous growth, reaching 6.0 million as of December 31, 2021.
Our core guest base includes the following groups: (i) young professionals who are attracted to global brands and seek value for money; (ii) lifestyle advocates, especially female professionals, entrepreneurs and stay-at-home moms, who seek a welcoming and comfortable environment and experience; (iii) mature coffee drinkers who value reliable high quality coffee and convenience; and (iv) fans who have strong emotional attachment to our brand and are eager to share our products with their network. We offer an integrated online and offline community experience for our customers, including both coupons and engaging activities, which drives traffic and strengthens our community. For instance, for young professionals, we have worked with Tencent Esports to build Esports themed coffee shops, offering the unique experience of watching and playing Esports while enjoying tailor-made coffees and beverages. For lifestyle advocates, we have hosted awareness-building events with cosmetic brands, inviting guests to try on new lipsticks while enjoying limited-time-offer peach coconut lattes. Our ultimate goal is to make every guest feel comfortable and at home at any time.
Within our loyalty program, we developed a member referral program to accelerate the expansion of our community. Our loyalty program allows registered members to earn points for each qualifying purchase, which may be used towards products in our company owned and operated stores. We offer three tiers of membership incentives based on points — further driving traction with our digitally-minded customers and encouraging repeat purchases. Customer points, which generally expire 12 months after being earned, may be credited towards purchases to receive products for free or at a discounted price in our stores. In February 2022, Tim Hortons China transferred control and possession of the personal data of our customers, including loyalty program, to DataCo, a PRC-incorporated company, pursuant to a Business Cooperation Agreement. For a more detailed description, see “— Digital Technology and Information Systems.”
Our Store Network
As of December 31, 2021, we had 390 stores across 21 cities in mainland China, of which 17 are franchised and 373 are owned and operated by us, as shown in the map below. As of the date of this proxy statement/prospectus, we do not have any stores outside of mainland China. Most of our stores are located in first-tier cities in China, including Beijing, Shanghai and Guangzhou, and within those, in locations with high demand for coffee, such as office buildings, shopping malls and transportation hubs.

Our Store Portfolio
The décor, layout and overall feel of our coffee shops are designed for efficient operations and to appeal to local tastes. Our stores incorporate elements of the global Tim Hortons décor, coupled with themes tailor-made by location for our guests, such as our distinctive soft colors, local artwork and abundant light. In particular, we strategically deploy three complementary store formats, namely flagship stores, classic stores and “Tims Go” stores, to drive traffic and network effects.
•
Flagship “Golden Maple” Stores (typically greater than 150 square meters) are situated in high-profile, high-traffic sites and are carefully architected to build brand equity, serving as both marquee advertising and sales outlets. Golden Maple stores offer an extended menu including classic coffee choices, premium specialty coffees and other alternative beverages, freshly made sandwiches, wraps and a wide assortment of baked goods. In addition, we have also built themed, co-branded stores to amplify guest experience for certain groups, such as Esports fans.

•
Classic “Maple” Stores (80  –  150 square meters) are our mainstream shops and offer a full menu of classic coffee choices and beverages along with freshly prepared sandwiches and baked goods.

•
Compact “Tims Go” Stores (20  –  80 square meters) are built to address “grab and go” and digital occasions and are situated in convenient locations where a classic shop would not fit (such as an office lobby or an exit from a subway station). “Tims Go” menus are beverage-focused with best-selling coffee choices and grab & go food offerings. In September 2021, we entered into a strategic partnership agreement with METRO China, a leader in China’s wholesale and retail industry with nearly 100 stores across 60 cities in China. Under the partnership, we will be the exclusive coffee shop brand in METRO stores in China. We have opened several Tims Go stores in METRO China outlets, and enjoy preferred site selection, as well as delivery services and complimentary marketing initiatives.

As of December 31, 2021, we had 30 flagship stores, 275 classic stores and 85 “Tims Go” stores.
Site Selection and Expansion
For store development, we utilize a clustering strategy, whereby we focus our store development efforts on a geographically proximate group of cities and trade areas, centered on a large tier-one city. This allows us to build store density quickly, thereby increasing brand awareness, driving convenience, and leveraging scale in marketing and logistics to improve margins. We plan to continue to open new stores in five main clusters centered around Shanghai, Beijing, Shenzhen, Chengdu and Chongqing. Shanghai was our entry point in China and is the core of our first cluster of cities for development. We believe that this clustering strategy will help increase the density of our operations, improve convenience for our customers and enhance our supply chain efficiency. We plan to open most of the new stores as company owned and operated stores to ensure the consistent high quality of our products and services, which is the foundation of our nationwide brand recognition. In the meantime, we also plan to work with well-selected, qualified franchisees to open certain franchise stores in lower-tier cities, or in exceptional locations to which the franchisee has unique access, to supplement our geographic expansion.
Within each city, we identify and select promising locations using a variety of intelligence tools and our sophisticated network planning process. Before we approve a location for development, we review that location’s demographics, site access, visibility, traffic count, residential/retail/commercial mix, competitive activity and rental market. We also assess the performance of nearby Tim Hortons locations, and project the location’s ability to meet financial return targets which ultimately drive our decision making.
Store Operations
Operationally, we aim to deliver best-in-class friendliness, cleanliness, speed of service, product quality and overall guest satisfaction. We measure ourselves to consistent operating standards and key performance indicators. Our stores are required to be operated in accordance with Tim Hortons’s quality assurance, safety and brand standards, as well as standards set by applicable governmental laws and regulations. We also engage third-party mystery shoppers to review store operations on a regular basis.
Food safety is at the core of what we do. We have established real-time systems that allow us to monitor our inventory levels and the quality and food safety of our suppliers. Additionally, we have instituted rigorous food safety control protocols built upon digital inventory management systems and strict global standards, verified by regular audits. We maintain high in-store standards and controls to ensure accurate product execution and adequate inventory levels. The picture below illustrates our restaurant operating system interface.
We also invest in the development and optimization of our recruiting and training systems to support our rapid expansion and to meet high standards of operating efficiency. Our online training solution offers enhanced training features, improved management tools, and robust reporting. Each application offers specialized capabilities that, when put together, enable a comprehensive, state-of-the-art approach to learning and management.
Our Supply Chain
Procurement
We purchase raw materials and consumables in the ordinary course of our operations, which primarily include coffee beans, dairy, bakery and food ingredients, such as bread and protein, and packing materials. We have built a robust, local supply chain. Pursuant to the A&R MDA, we only purchase goods and services that meet THRI’s standards and are purchased from suppliers and distributors that THRI approves. THRI has a comprehensive supplier approval process, covering suppliers of all food and packaging, which includes on-site food safety inspections of manufacturing processes.
We import roasted coffee beans from THRI’s world-class roasteries. All other inputs are sourced in China, with fresh produce and dairy sourced regionally. To mitigate risks associated with reliance on a single supplier, with the exception of coffee beans, we have developed both primary and secondary suppliers of our main inputs. We believe, based on relationships established with our suppliers, that our current network of suppliers is well suited to continue to supply our needs as we grow.
Warehouse and Fulfillment
We partner with third-party distribution center operators, which have extensive networks and proven track records in China. We submit sales forecasts to them, and they place orders to our certified suppliers and manage inventory at their warehouses. Inventory management is digital, and we are in the process of setting up automatic sales forecasting and ordering for each store. The distribution centers distribute stock to our stores, usually 2  –  3 times per week.
Food Safety and Quality Control
As discussed above, product quality and food safety are at our core. We have several layers of monitoring analysis and defense to ensure food safety and quality. Every supplier is approved by THRI under the A&R MDA. We work with THRI to conduct routine third-party audits of our stores and also conduct our own quality assurance audits on a regular basis. We use a digital inventory management system and an e-expiry mini app to further ensure best practices in food safety. The pictures below illustrate the expiration date management, inventory management and production management functions of these tools.
In addition, we use food safety audit scores as a key performance indicator to measure management performance, and we have a penalty mechanism for stores that fail to meet our standards. To prepare for contingencies, we established a crisis management team and protocols that we believe will allow us to manage any food safety incident in a timely manner. As of the date of this proxy statement/prospectus, we have not encountered any material customer complaint concerning food safety.
Digital Technology and Information Systems
We have invested intentionally and intensively in technology to enable us to scale and support our continued expansion. Each and every store is connected to our central information systems at various points (POS, HR, menu boards, security cameras, sales forecasting, inventory ordering and supply chain management, etc.), enabling us to monitor sales and operations across our network in real time. We also have an automated system that sends out business intelligence snapshots to our board and senior management at the close of each business day. Other digitization initiatives include labor scheduling, office automation, digital marketing and site selection. On December 2, 2021, Tim Hortons China entered into a Business Cooperation Agreement with DataCo, the terms of which are set forth below:
•
Tim Hortons China will assign, convey and transfer, and shall cause its affiliates to assign, convey and transfer, to DataCo all rights, title and interests in and to (a) all personal data of customers in mainland China that is used, or held for use, in the operation of the loyalty program, (b) all intellectual property in and to such data, (c) all tangible embodiments of such data in any form and in any media and all records and documentation relating thereto, (d) copies of any of the foregoing, and (e) all other aggregated, processed or other data arising from DataCo’s performance of the services under the Agreement and all intellectual property therein (collectively, “TH China Data”), which was completed in February 2022;
•
Data Co will provide Tim Hortons China with various data maintenance and management services, technical support and consulting services (collectively, the “Services”) in support of the operation of the loyalty program;

•
In consideration for the Services, Tim Hortons China shall pay a service fee to DataCo on an annual basis (or at any time agreed by the parties), which shall be reasonably determined by DataCo based on (i) the complexity and difficulty of the Services, (ii) the seniority of and time consumed by the employees of DataCo providing the Services; (iii) the specific contents, scope and value of the Services; and (iv) the market price for services similar to the Services; and

•
DataCo will grant to Tim Hortons China a non-exclusive, non-assignable, generally non-sublicensable, fully paid-up and royalty-free license to access, use, reproduce, modify and prepare derivative works based upon TH China Data, solely on an aggregated or de-identified basis and solely for purposes of the operation of the loyalty program in mainland China.

Sales and Marketing
Our marketing and promotional activities are customer-centric, highlighting our differentiated value proposition, quality products, diverse menu choices, convenience and warm customer service. Leveraging our digital capabilities and strategic collaborations, we engage in omni-channel, online and offline, integrated marketing initiatives using social media, search engine optimization and themed events. In addition to in-store sales, we also utilize mobile ordering to streamline customer experience and delivery to increase reach and efficiency. In 2021, in-store sales, mobile ordering for self pick-up and delivery accounted for approximately 27.0%, 34.1% and 38.9% of our revenues from company owned and operated stores, respectively. In addition, starting in 2021, we have collaborated with leading e-commerce platforms in China, such as Tmall and Tiktok, to sell our products directly to customers. During the recent COVID-19 lock-downs in certain cities, we have also adopted localized group buying marketing strategies that are focused on driving awareness and demand, which have enabled us to further expand our customer base.
We offer attractive offers through our loyalty program to incentivize enhanced frequency and loyalty. For new city openings, we also invite local key opinion leaders to visit our stores and endorse us on social media. We continue to build our community, which is a valuable source of marketing through word-of-mouth and digital posts.
Within our community, we segment our members by purchase history and provide incentives, by tier, to encourage additional purchases. For members with repeat purchase records during the past three months, we generally offer them (i) promotions to highlight new products, (ii) group discounts and limited time discounts and (iii) digital gift cards for them to introduce Tims to prospective customers. For members without repeat purchase records during the past three months, we generally use three programs to engage their interest: (i) exclusive offers to encourage return visits; (ii) membership upgrade or downgrade reminders; and (iii) discount reminders. The pictures below illustration some of these promotions.

All of our efforts aim to enhance our brand awareness, strengthen our emotional connection with customers, and ultimately drive sales and profit.
Intellectual Property
We rely on a combination of trademark, domain name and trade secret laws in mainland China, as well as confidentiality procedures and contractual provisions, to protect the intellectual property rights critical to our success. Under the terms of the A&R MDA, we have the exclusive right to use, among other things, a series of Tim Hortons’s trademarks within mainland China, Hong Kong and Macau, and are required to assist THRI with protecting its intellectual property rights in the territories in which we operate. In addition, an alternative logo with the name “Tims” on a prominent maple leaf is in the process of being registered in the name of a subsidiary of RBI, and Tims China has permission to use such alternative logo in accordance with the various franchise agreements.
Employees
As of December 31, 2021, we had 3,291 full-time employees and 1,634 part-time employees. The following table sets forth the number of our full-time employees categorized by function.
	As of December 31,
	2019		2020		2021
	Number	% of Total	Number	% of Total	Number	% of Total
Operations	371	83.0%	707	60.2%	2,971	90.2%
Sales and marketing	8	1.8%	31	2.6%	40	1.2%
Research and innovation	8	1.8%	10	0.8%	15	0.5%
Store development	15	3.3%	46	3.9%	92	2.8%
Management and administration	45	10.1%	383	32.5%	173	5.3%
Total	447	100%	1,177	100%	3,291	100%
Our success depends on our ability to attract, retain and motivate qualified personnel. As part of our retention strategy, we offer employees competitive salaries, performance-based cash bonuses, share-based compensation and other incentives. In order to maintain a competitive edge, we will continue to focus on attracting and retaining qualified professionals by providing an incentive-based and market-driven compensation structure that rewards performance and results. In addition to on-the-job training, we regularly provide management, technology, regulatory and other training to our employees through internally developed training programs or professional consultants.
As required by PRC laws and regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, work-related injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.
We enter into employment agreements with our full-time employees that contain standard confidentiality and non-compete provisions. In addition to salaries and benefits, we provide bonuses for our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.
Facilities
We lease the property for our corporate headquarters and all of the premises on which our PRC Subsidiaries operate. We lease properties generally for initial terms of more than five years. We believe that these facilities are generally adequate to meet our current needs, although we expect to seek additional space as needed to accommodate future growth.
Competition
We face intense competition in China’s coffee shop industry and food and beverage sector in general. Our competitors include both new and well-established quick service restaurants and coffee chains, independent local coffee shop operators, convenience stores and grocery stores. Our main competitors include Starbucks, Costa Coffee, Peets, Luckin Coffee, Greybox Coffee, Pacific Coffee and McCafe. Delivery aggregators and other food delivery services also provide consumers with convenient access to a broad range of competing restaurant chains and food retailers.
We compete on the basis of product choice, quality, value for money, service and location. In particular, we seek to offer high-quality coffee products at a very attractive price through a differentiated pricing strategy. For example, our list price for Americano (16oz) and Latte (16oz), two very popular coffee products in China, is generally below the list price of Greybox, Peets, Starbucks, Costa Coffee, Pacific Coffee and Luckin Coffee and above the list price of McCafe, We believe that there is significant demand and opportunity in our market space. We believe that we are well-positioned to compete effectively with existing and new competitors on the basis of these factors. However, our competitors may have longer operating histories, greater brand recognition, more capital, better supplier relationships and a larger customer bases. For discussion of risks relating to our competitors, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face intense competition in China’s coffee industry and food and beverage sector. Failure to compete effectively could lower our revenues, margins and market share.”
Insurance
We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We maintain business interruption insurance at the store level.
Legal Proceedings
We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

SILVER CREST’S BUSINESS
In this section, “Silver Crest,” “we,” “us” and “our” refer to Silver Crest Acquisition Corporation.
Overview
Silver Crest Acquisition Corporation is a blank check company incorporated on September 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. Prior to executing the Merger Agreement, Silver Crest’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Our management team has accumulated extensive investment and management experiences working with leading international financial institutions. Our management team has successfully led and executed a large number of innovative and groundbreaking private equity investments and capital market advisory transactions in China and globally, and have established long-lasting relationships and in-depth collaborations with a large number of entrepreneurs in the region. Through leveraging our management team’s extensive network, strategic resources, professional judgment and execution capability, our management team endeavors to develop growth opportunities, realize strategic transformations and create higher value in China’s dynamic business environment.
Silver Crest’s objective is to identify global or regional businesses with differentiated products and services in one or more high growth consumer and consumer technology sectors, which can benefit from the expertise and strategic advice of our management team, directors and strategic advisors, as well as a realigned ownership and management structure, to create long-term shareholder value. Silver Crest believes that the following trends will result in potentially attractive business combination targets for us: increasing adoption of new technology in consumption activities and fulfilment; changing consumer behaviors accelerated by the COVID-19 pandemic; continued strategic reshuffling of attractive consumer assets both regionally and globally; and rapidly evolving consumption patterns of a growing Chinese middle class, serving as a harbinger of change elsewhere in the world.
Initial Public Offering and Simultaneous Private Placement
On January 19, 2021, we consummated the Silver Crest IPO of 34,500,000 Units, which includes 4,500,000 Units issued as a result of the underwriter’s full exercise of its over-allotment option, at an offering price of $10.00 per Unit, generating gross proceeds of $345 million. Each Unit consists of one Silver Crest Class A Share and one-half of one redeemable warrant. Each whole warrant entitles its holder to purchase one Silver Crest Class A Share at an exercise price of $11.50 per share, subject to adjustment. UBS Securities LLC acted as the underwriter in the Silver Crest IPO. The securities sold in Silver Crest IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-251655), which the SEC declared effective on January 13, 2021.
Substantially concurrently with the closing of the Silver Crest IPO, we consummated the private placement to our sponsor of 8,900,000 warrants, each exercisable to purchase one Silver Crest Class A Share at $11.50 per share, at a price of $1.00 per warrant, in a private placement generating gross proceeds of $8.9 million.
Transaction costs amounted to $19,510,840, consisting of $6.9 million of underwriting fees, $12.075 million of deferred underwriting fees (which will be payable upon consummation of the Business Combination), and $535,840 of other offering costs. In addition, at December 31, 2021, cash of $0.4 million was held outside of the Trust Account and is available for the payment of offering costs and for working capital purposes.
We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income taxes, if any. Except as described in the section entitled “Silver Crest’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination (including the Business Combination) and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.
The remaining proceeds from the Silver Crest IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, held outside the Trust Account became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
Fair Market Value of Target Business
The target business or businesses that Silver Crest acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable on the income earned on the Trust Account, which were subsequently waived) at the time of the execution of a definitive agreement for its initial business combination, although Silver Crest may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Silver Crest’s board of directors determined that this test was met in connection with the proposed business combination with THIL as described in the section entitled “Proposal One — The Business Combination Proposal — Satisfaction of 80% Test” above.
Shareholder Approval of Business Combination
Pursuant to the Silver Crest Articles, Silver Crest is required to provide Silver Crest Public Shareholders with an opportunity to have their Public Shares redeemed for cash upon the consummation of its initial business combination, either in conjunction with a shareholder vote or tender offer. Due to the structure of the Transactions, Silver Crest is providing this opportunity in conjunction with a shareholder vote. Accordingly, in connection with the Business Combination, the Silver Crest Public Shareholders may seek to have their Public Shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Extraordinary General Meeting of Silver Crest Shareholders — Redemption Rights.”
Voting in Connection with the Shareholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor has agreed to vote its Silver Crest shares in favor of such proposed Business Combination.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Silver Crest or its securities, Silver Crest, the Sponsor, Silver Crest’s officers and directors, THIL, THIL’s officers and directors and/or their respective affiliates may purchase Silver Crest Ordinary Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Silver Crest Ordinary Shares or vote their Silver Crest Ordinary Shares in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination and other proposals and ensure that Silver Crest has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in the value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Silver Crest Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Silver Crest Ordinary Shares at a price lower than market and may therefore be more likely to sell the Silver Crest Ordinary Shares he owns, either prior to or immediately after the extraordinary general meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Silver Crest will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Redemption of Public Shares and Liquidation If No Initial Business Combination
The Silver Crest Articles provide that we will have only 24 months from the closing of Silver Crest IPO to consummate an initial business combination. If we do not consummate an initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Silver Crest Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Silver Crest Articles provide that, if a resolution of our shareholders is passed pursuant to the Cayman Companies Law to commence the voluntary liquidation of our company, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
Our sponsor and each member of our founding team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination within the completion window (although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if we fail to complete our initial business combination within the completion window).
Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Silver Crest Articles that would modify the substance or timing of our obligation to provide holders of Silver Crest Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window, unless we provide Silver Crest Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any officer, director, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $885,139 of proceeds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of the Silver Crest IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Silver Crest Public Shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of Silver Crest Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Silver Crest Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management team will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if our management team believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by our management team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our management team is unable to find a service provider willing to execute a waiver. The underwriters will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of the Silver Crest IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Our sponsor may not be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Silver Crest IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to $885,139 from the proceeds of the Silver Crest IPO and the sale of the Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors; however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.
If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per Public Share to our Silver Crest Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”
As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Silver Crest Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Silver Crest Public Shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our Public Shares if we do not consummate an initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the Silver Crest Articles to modify the substance or timing of our obligation to provide holders of our Silver Crest Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or any amendment is made with respect to any other provision of the Silver Crest Articles relating to the rights of holders of our Class A Shares, and (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Silver Crest Public Shareholders who redeem their Silver Crest Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within the completion window, with respect to such Silver Crest Class A Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.
Facilities
We currently maintain our executive offices at Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong. Upon the closing of the Business Combination, the principal executive offices of Silver Crest will be those of THIL.

Employees
We currently have three executive officers and two strategic advisors. These individuals are not obligated to devote any specific number of hours to our affairs but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of the Business Combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our founding team in their capacity as such.
Directors and Executive Officers
As of the date of this registration statement on Form F-4, our directors and officers are as follows:
Leon Meng, Chairman
Mr. Meng is the founding Managing Partner and Chairman of Ascendent Capital Partners, a private equity firm managing capital for globally renowned institutional investors since 2011. He has over 23 years of experience in investment management and investment banking. Prior to Ascendent Capital Partners, from 2007 to 2011, Mr. Meng was a Managing Director of D. E. Shaw & Co., where he was a global partner and the leader of the firm’s Asian investment office based in Hong Kong. He also founded and was the Chief Executive Officer of D. E. Shaw & Co.’s private equity business in Greater China. Previously, from 2002 to 2007, Mr. Meng was a Managing Director and Co-Head of China Investment Banking at JPMorgan, in charge of its Asia M&A and China investment banking activities. Mr. Meng began his career in the mid-1990s as an M&A specialist and was a Vice President at Credit Suisse First Boston based in New York. Mr. Meng also served as a director at RYB Education, Inc. (NYSE: RYB) from 2015 to 2020.
Mr. Meng received his bachelor’s degree in science, summa cum laude, from Chapman University, and his master’s degree in public and private management with distinction from the Yale School of Management, where he is a Donaldson Fellow and a Global Advisory Board member.
Christopher Lawrence, Vice Chairman
Mr. Lawrence is an accomplished investment banker with 40 years of experience working with and developing relationships with major multinational companies as a strategic advisor focused on value creation. He has represented prominent clients, often over multi-year periods, in complex transactions, including mergers, acquisitions, divestitures, joint ventures, restructurings, strategic investments and capital raising. Many of the advisory assignments have had significant international elements, across a wide range of industries, focusing on where his hands-on strategic advice and tactical work can be complementary to the client’s own strategic process.
Mr. Lawrence started his investment banking career in 1981 at Salomon Brothers, and stayed at its successor organizations through 2000, when he left as a Vice Chairman to go to Credit Suisse First Boston as a Vice Chairman and head of the Global Telecoms group in the investment banking division. From 2003 to 2005, he served as the Chief Strategic Officer of Credit Suisse Group. Between 2005 and 2018, Mr. Lawrence was a Vice Chairman, Co-Head of Investment Banking for North America, and then Deputy Chairman of Global Investment Banking at Rothschild & Co. In 2018, Mr. Lawrence joined Lazard as Deputy Chairman, Investment Banking. In 2019, he left and formed Snow Owl Advisors, an independent advisory firm. Since 2021, Mr. Lawrence continues to advise clients on highly strategic matters as an investment banker registered with Corporate Partners & Co.
During his long tenure at leading global investment banks, Mr. Lawrence advised on many notable large-scale deals and developed a broad network of prominent executives, private equity investors, investment bankers, and other professional parties, who may be useful in sourcing deals and providing critical insight. He received an MBA from the Harvard Business School and an AB from Vassar College.

Derek Cheung, Chief Executive Officer
Mr. Cheung has over 20 years of experience in private equity and investment banking. Since 2019, he has been a Managing Director at Ascendent Capital Partners, spearheading the effort in global alternative investment opportunities. Previously, from 2013 to 2018, Mr. Cheung was the Chief Investment Officer at Verdant Capital Group Limited, a private investment firm based in Hong Kong, managing and overseeing a global portfolio of private equity, public equity and venture capital investments. During that time, he also served on the board of directors and as the responsible officer and the sole portfolio manager of Verdant Capital Management Limited, an asset management company licensed with the Securities and Futures Commission in Hong Kong, as well as the board of directors of Bosera Asset Management, one of the largest mutual fund companies in China.
Prior to that, from 2008 to 2013, Mr. Cheung was an executive director of the Greater China private equity group at D. E. Shaw & Co, focused on complex situations in China and overseas opportunities. Mr. Cheung started his career as a mergers and acquisitions banker in the New York office of Credit Suisse First Boston, where he advised major U.S. retail and consumer companies on their China acquisition strategies, before joining the Hong Kong office of J.P. Morgan, focused on Greater China mergers and acquisitions. Mr. Cheung received Bachelor of Science degrees in mathematics and economics from the Massachusetts Institute of Technology.
Andy Bryant
Mr. Bryant, our independent director, is the former Chairman of the Board of Directors of Intel Corporation (NASDAQ: INTC) from 2012 to 2020. Since joining Intel in 1981, Mr. Bryant has worked at various key positions, including Vice Chairman of the Board of Directors from 2011 to 2012, Chief Administrative Officer from 2007 to 2012, Executive Vice President of Technology, Manufacturing and Enterprise Services from 2009 to 2012, Executive Vice President of Finance and Enterprise Services from 2007 to 2009, Executive Vice President and Chief Financial and Enterprise Services Officer from 2001 to 2007, Senior Vice President and Chief Financial and Enterprise Services Officer from 1999 to 2001, and Chief Financial Officer from 1994 to 1999.
In addition, Mr. Bryant has been serving as an Independent Director at Columbia Sportswear Company (NASDAQ: COLM), a global active outdoor apparel and footwear company, since 2005. Previously, he was a member of the Board of Directors at McKesson Corporation (NYSE: MCK), a global healthcare services and information technology company, from 2008 to 2018. Mr. Bryant received a master’s degree in Business Administration with a concentration in finance from the University of Kansas and a bachelor’s degree in Economics from the University of Missouri.
Steeve Hagege
Mr. Hagege, our independent director, is the former Chief Executive Officer of BOLD, the corporate venture capital fund of L’Oreal Group. During his tenure at BOLD from 2018 and 2020, Mr. Hagege was responsible for setting up BOLD and managed strategic direct and indirect investments in emerging start-up companies. Prior to his role at BOLD, Mr. Hagege was Deputy General Manager at L’Oreal Luxe Giorgio Armani from 2017 to 2018, General Manager of Luxe Division at L’Oreal Hong Kong & Macau from 2015 to 2017, General Manager of Designer Division at L’Oreal Luxe Travel Retail in Asia Pacific from 2012 to 2015, General Manager of Diesel International at L’Oreal Luxe from 2009 to 2012, and Marketing Director of Diesel International at L’Oreal Luxe from 2005 to 2009. Prior to his experience at L’Oreal Group, Mr. Hagege was Group and Digital Manager of Paco Rabanne at Puig Prestige Beaute from 1999 to 2004. Mr. Hagege received a master’s degree in Business from Montpellier Business School.
Wei Long
Mr. Long, our independent director, is a senior advisor of Meituan Dianping (HKEx: 3690 HK), a leading e-commerce platform for consumer services and one of the largest consumer technology companies in China, providing strategic advice and other services since 2015. In 2005, Mr. Long co-founded Dianping.com, one of the predecessor companies of Meituan Dianping, responsible for business development, public relations, legal and government relations. Prior to that, he was the Vice President of

Operations and Business Development at Linktone Ltd., working at Linktone Ltd. from its inception to its initial public offering on Nasdaq. In 2015, Mr. Long also co-founded, and has been serving as the Founding Partner of, Light Up Investment Holdings Limited, which focuses its investments on consumption upgrade and enterprise services.
Mr. Long received his Bachelor of Science degree from the University of Science and Technology of China and MBA from the Shanghai Jiaotong University. He previously served as the Standing Committee Member of the Shanghai Financial Youth Federation and the Vice Chairman of the Youth Federation of Changning District. He is currently a member of the Executive Committee of Shanghai Federation of Industry and Commerce, a member of the Changning District CPPCC Committee, Vice Chairman of Changning District Federation of Industry and Commerce, Vice President of Shanghai Information Service Association, Vice President of Shanghai Informatization Youth Talent Association, a mentor at Dark Horse Venture, and a lecturer at Eastern Forum.
Mei Tong
Ms. Tong, our independent director, has been a Senior Advisor and a cross boarder M&A management expert to InterChina Partners since 2018. Prior to her current role, Ms. Tong was Managing Director at Fosun Venture Capital Investment Management Company and an Executive Director at HOPU Investment Fund II. Before her investment career, Ms. Tong was a Vice President in Strategic Planning & Acquisition division of Wal-Mart (China) Investment Co. Ltd in 2012-2014, and served as a Group Treasurer and Director of Corporate Development at Kimberly-Clark (China) Ltd from 1999-2010.
Ms. Tong received a master’s degree in Business Administration from Peking University and a Management Accounting degree from Southern Alberta Institute of Technology.
Strategic Advisors
As of the date of this registration statement on Form F-4, our strategic advisors are as follows:
Denise Morrison
Ms. Morrison, our strategic advisor, is the Founder of Denise Morrison & Associates, LLC. She served as President and Chief Executive Officer of The Campbell Soup Company (NYSE: CPB) from 2011 to 2018 and a member of its Board of Directors from 2010 to 2018. She joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, Ms. Morrison held executive management positions at Kraft Foods, Inc. from 2001 to 2003. She started her career with Procter & Gamble, and held various positions with PepsiCo, Nestle and Nabisco.
Ms. Morrison currently serves on the Boards of Directors of Quest Diagnostics Incorporated (NYSE: DGX) since 2019, Visa Inc. (NYSE: V) since 2018 and MetLife, Inc. (NYSE: MET) since 2014. She served as a director of The Goodyear Tire & Rubber Co. (NASDAQ: GT) from 2005 to 2010. She is a member of the Board of Trustees for Boston College, the Advisory Council for Just Capital, the Advisory Board for Tufts Friedman School of Nutrition Science and Policy, The Business Council, and the Bank of America Women’s Sponsorship Council. Ms. Morrison received an honorary doctorate from St. Peter’s University and a Bachelor of Science degree in Economics and Psychology, magna cum laude, from Boston College.
Thomas Whayne
Mr. Whayne, our strategic advisor, is currently the Chief Strategy Officer at Maxar Technologies and had been the Chief Financial Officer at OneWeb LLC, a London-based company pursing the development of broadband satellite internet services, from 2018 until January 2021. He led OneWeb’s fundraising efforts, resulting in excess of $2.6 billion of debt and equity capital raised.
Prior to that, Mr. Whayne spent 23 years in investment banking, providing strategic and financial advice to clients in technology, media, telecommunications and energy sectors. Mr. Whayne’s roles at investment banks include Managing Director at Rothschild & Co from 2013 to 2015, Managing Director at Morgan Stanley (NYSE: MS) from 2006 to 2013, Managing Director at Bank of America Securities from 2004 to 2006, and Managing Director when he left Credit Suisse First Boston, where he worked from 1996 to 2004. Mr. Whayne received a J.D. degree from the University of Virginia School of Law and an A.B. degree in Economics from Harvard College.

THIL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, unless otherwise indicated, “we,” “us” and “our” refer to TH International Limited and/or its subsidiaries, and all references to “we,” “us,” and “our” with respect to business operations shall mean THIL’s PRC Subsidiaries. The following discussion and analysis provides information that THIL’s management believes is relevant to an assessment and understanding of THIL’s results of operations and financial condition. This discussion and analysis should be read together with “Summary Consolidated Financial Information of THIL” and the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section of this proxy statement/prospectus entitled “Risk Factors” or elsewhere in this proxy statement/prospectus.
THIL’s consolidated financial statements have been prepared in accordance with U.S. GAAP. For more information about the basis of presentation of THIL’s consolidated financial statements, see Note 2 to THIL’s audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Overview
We are an emerging coffee champion in China. THHK, our wholly-owned subsidiary, is the master franchisee of Tim Hortons coffee shops in mainland China, Hong Kong and Macau. We opened our first coffee shop in China in February 2019. As of December 31, 2021, we had 390 system-wide stores across 21 cities in mainland China. As of the date of this proxy statement/prospectus, we do not have any stores outside of mainland China. For more details, see “THIL’s Business.”
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, and further grew to RMB643.4 million (US$101.3 million) in 2021. Our total costs and expenses increased from RMB148.5 million in 2019 to RMB353.3 million in 2020, and further increased to RMB1,017.8 million (US$160.2 million) in 2021. Our net loss increased from RMB87.8 million in 2019 to RMB143.1 million in 2020, and further increased to RMB382.9 million (US$60.3 million) in 2021. For more details, see “— Results of Operations.”
Key Factors Affecting Our Results of Operations
Our business and results of operations are affected by a number of general factors in China, including:
•
China’s overall economic growth, level of urbanization and level of per capita disposable income;

•
The spread and severity of COVID-19 variants in China and the government’s responses thereto;

•
Growth in consumer expenditure, especially the expenditure on food and beverage;

•
Consumers’ demand for coffee, especially for freshly-brewed coffee; and

•
Increasing usage of mobile internet and increasing adoption of mobile payment.

In addition, our performance and future success also depend on several specific factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors.”
The Expansion of Our Store Network
The scale of our store network significantly affects our revenue growth and operating efficiency. We started operating our store network in 2019 and have since rapidly expanded this network across mainland China with extensive coverage over major Chinese cities. As of December 31, 2021, we had 390 stores in mainland China, including 373 company owned and operated stores and 17 franchised stores, representing a significant increase from 137 stores in mainland China as of December 31, 2020, of which 128 were company owned and operated stores and nine were franchised stores, and 34 stores in mainland China as of December 31, 2019, of which 31 were company owned and operated stores and three were franchised stores. As we continue to grow our store network in China while maintaining highest food and beverage quality standards, we seek to leverage our increasing scale to improve our bargaining power over suppliers and landlords, which we believe will further lower our costs and expenses as a percentage of our revenues. In order to reduce liquidity risks and risks related to our ability to continue as a going concern, we have evaluated plans to slow down the pace of our store network expansion, which, if implemented, could adversely affect the growth of our revenue and customer base. We believe our expanding presence in the market will also enhance our brand image, which we believe will help attract more customers, expand our loyalty program, reduce our costs of attracting customers and in turn increase sales.
Customer Demand for Quality Coffee and Related Products
Our results of operations have been and will continue to be influenced by consumer spending on coffee and related products, especially for freshly-brewed coffee, which is largely affected by the continuous improvements in living standards and cultivation of coffee consumption behavior in China. As a result of strong economic growth, China has experienced a significant increase in per capita disposable income, which drives the significant growth in China’s coffee market. We have in the past benefitted from the robust growth of our industry, and we believe that the macro-economy in China and its growth will continue to significantly drive the growth of the coffee market as well as our business. In addition, with per capita consumption of coffee in China forecast to continue rising towards consumption levels in Western and other Asian markets, we are well positioned to capture this growth. However, the growth of the Chinese economy and the Chinese coffee market may slow down in the future due to factors beyond our control.
Customer demand is also affected by a number of other factors, including product quality, safety, product innovation and customer experience. As a leading coffee brand in China, we believe that our strong brand values, popular and high-quality products, proven track record, competitive pricing, and ability to innovate and adapt to changing customer preferences position us well to grow in China’s rapidly expanding freshly-brewed coffee market.
Our Ability to Grow Our Customer Base and Drive Customer Engagement
Our revenue growth depends largely on our ability to grow our customer base and drive customer engagement, including through our loyalty program. We focus on promoting our Tim Hortons brand, showcasing our signature products while constantly innovating our menu, and offering an enjoyable customer experience in our stores.
Efficient Store Operations
We have historically focused on driving high revenue growth. Costs and expenses of our company owned and operated stores primarily consist of food and packaging, payroll and employee benefits, occupancy, and other operating expenses. Going forward, as we continue to rapidly expand our store network, our profitability will largely depend on our ability to effectively control these expenses by implementing various measures such as leveraging our scale to negotiate more favorable supply and occupancy terms, increasing our in-store staff’s efficiency, and implementing technology to further automate and streamline our in-store operations. In the long run, we expect our store level operating costs as a percentage of our revenues will continue to decrease.
Seasonality
We experience seasonality in our business, primarily as a result of order fluctuations in holiday seasons. For example, we generally experience fewer purchase orders during Chinese New Year holidays, which fall between late January and late February. The decrease of sales during Chinese New Year holidays is a typical pattern in the Chinese coffee market.

Impact of COVID-19
We have demonstrated our resilience and agility throughout the COVID-19 pandemic, but serious challenges endure. The COVID-19 pandemic has adversely affected our store operations and the sales of affected stores since 2020, primarily as a result of temporary store closures, reduced operating hours and decreased customer traffic.
In late January and February 2020, our total sales dropped by approximately 20%-30% compared to pre-COVID levels. Our total sales began to gradually recover in March 2020, almost reaching pre-COVID levels by the end of June 2020. During the first half of 2020, home delivery of our products was very strong, which offset the impact from COVID-19. In late 2020, our dine-in business was again negatively affected for a brief period due to a moderate resurgence of COVID-19 cases. Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-COVID measures, such as lengthy city-wide lock-downs, undertaken in certain cities in which our PRC Subsidiaries operate (including Shanghai, where we have the highest number of stores), have caused significant disruptions to our operations in these cities, such as temporary closure of certain stores as a result of the lock-downs imposed in these cities, restrictions on delivery services in locked-down areas, shortage of production, service and delivery staff, slower pace of store network expansion, and volatility in the supply and price of raw materials and intermediary products. During this period, we continued to offer home-delivery services through group buying and e-commerce sales to the extent permitted, which mitigated the impact of the disruptions to some extent and enabled us to further expand our customer base. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. For a more detailed discussion, see “ — Inflation and Supply Chain Impacts.” Despite the challenges posed by COVID-19, its disruptive impact on other retail groups also provided an opportunity to access many attractive sites and expand rapidly. Overall, we believe that the impact of COVID-19 on our business is manageable. The revenues of our company owned and operated stores have continued to grow on a year-over-year basis since 2020, and the same-store sales growth of our company owned and operated stores was 7.4%, 15.7%, and 3.4% in 2020, 2021 and the first quarter of 2022, respectively. As the pandemic continues to rapidly evolve in China and around the world, with several new COVID-19 variants continuing to be discovered, we are continuously assessing the impact of COVID-19 on our business operations and financial condition. While the rate of THIL’s same-store sales growth may continue to be adversely impacted by the COVID-19 pandemic and related public health measures, such as lock-downs, until such measures are largely relaxed or lifted, it cannot anticipate with certainty the length or severity of such impact. As of the date of this proxy statement/prospectus, the lock-downs in Shanghai and certain other cities in mainland China have eased to some extent.
Inflation and Supply Chain Impacts
In addition to the COVID-19 pandemic and related control measures, rising inflation, geopolitical conflicts, including the recent war in Ukraine, and the related supply chain disruptions have also had a direct or indirect impact on our business, customer base, results of operations, profit margins and outlook.
Increases in the inflation rate of prices of commodities that are inputs to our products and services, such as agricultural and energy commodities, have led to higher raw material, fuel, freight, warehousing and labor costs and operating expenses. The unit purchase prices of our regionally sourced raw materials and other products, such as dairy, bakery and food ingredients and packing materials, have remained relatively stable, while the unit price of our coffee beans has continued to increase since our inception and was approximately 16.6% higher in January 2022 than January 2021. We have also enjoyed favorable discounts as our store network and procurement volume continue to grow. We anticipate that the average unit price of imported coffee beans will continue to increase in the foreseeable future and that continued inflationary pressure will continue to pressure our margins. Increased inflation rates could also cause discretionary purchases to decline and adversely affect our ability to attract and retain customers and encourage customer spending. In addition, if the disposable income of our customers does not increase at a similar rate as inflation does, our product sales could suffer, which could materially and adversely affect our business and financial condition and cause us to have additional working capital needs. However, we cannot predict whether or how long these higher inflation rates will persist. For a more detailed disclosure on the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — We face risks related to fluctuations in the cost, availability and quality of our raw materials and other products, as well as third-party data maintenance and management services, technical support and consulting services, which could adversely affect our results of operations” and “Risk Factors —  Risks Related to Doing Business in China — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.”
In addition, although we do not have any operations outside of mainland China nor any business relationships, connections to, or assets in, Russia, Belarus, or Ukraine, our business, financial condition and results of operations have been, and could continue to be, indirectly and adversely affected by the ongoing military conflict between Russia and Ukraine. Such impact arises from: (i) volatility in the global supply of wheat, corn, barley, sunflower oil and other agricultural commodities; (ii) higher food prices due to supply constraints and the general inflationary impact of the war; (iii) increases in energy prices globally, in particular for electricity and fossil fuels such as crude oil and natural gas, and related transportation, freight and warehousing costs; and (iv) disruptions to logistics and supply chains. See “Risk Factors — Risks Related to THIL’s Business and Industry — We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. Our business, financial condition and results of operations may be materially and adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.”
The impact on our supply chains from rising inflation and geopolitical tensions primarily consists of: (i) higher purchase prices and fuel, freight and warehousing costs for both imported and regionally sourced raw materials and other products, (ii) delays in the manufacturing, processing and transportation of raw materials and other products; and (iii) logistics and operational disruptions. In addition, the COVID-19 pandemic has had an adverse impact on the global and local supply chain. Specifically, (i) the COVID-19 pandemic has resulted in disruptions to the operations of the supplier of our coffee beans, all of which are imported from the United States, and delays in the transportation of coffee beans from the United States to China; (ii) measures taken by the PRC government to contain the spread of COVID-19, such as lock-downs and travel restrictions, have caused temporary supply shortages or unstable supplies of certain raw materials and other products, longer lead times, and increased transportation, freight and warehousing costs during the implementation of these measures. As many of our coffee condiments and pre-made products have a relatively short shelf life, the lack of availability of these products that meet our or THRI’s quality standards or timing requirements could have a material adverse impact on our business, financial condition and results of operations. The magnitude of such impact is difficult to predict, in part because it closely hinges on the outbreaks of COVID-19 and related measures, which are highly unpredictable. Future interruptions or friction in our supply chains, as well as anticipation of interruptions or friction, may cause us to be unable to meet customer demand, retain extra inventory and make operational plans with less precision. Each of these impacts, if we are affected more than our competitors, could materially and adversely affect our business, adversely impact our prices and/or margins, and cause us to have additional working capital needs.
The increases in our costs and expenses described above have been mitigated to some extent by our growing economies of scale and operating efficiency as we continue to expand our store network and grow our business. As a result of favorable discounts granted in connection with bulk purchases of regionally sourced food ingredients and pre-made products, the profit margins for our food products have remained relatively stable.
Towards the goal of further mitigating the pressure on our overall cost structure as a result of price inflation, geopolitical tensions and additional costs and expenses associated with supply chain disruptions, since January 2022, we have raised the list price of our beverage products, including coffees, by RMB1 to RMB2 per cup (or approximately 5-8% of the list price) and reduced the rate of our promotional discounts by 3-5%. As a result of these mitigation efforts, our profit margins for these beverage products also have remained relatively stable. However, if the costs and expenses described above continue to increase, there can be no assurance that we can continue to increase prices to maintain our margins. Lower margins could adversely impact the profitability of our business and adversely impact our share price and prospects. If the amounts we charge our customers increase at a rate that is either unaffordable to our customers or insufficient to compensate for the rise in our material costs and operational expenses, our business may be materially and adversely affected, our product margin may deteriorate and we may have additional working capital needs. We do not believe that such mitigation efforts have introduced any other new material risks, including but not limited to, those related to product quality or reliability or regulatory approval. For a more detailed discussion of the related risks, see “Risk Factors — Risks Related to THIL’s Business and Industry — If we are unable to maintain or increase prices, we may fail to maintain a positive margin.” In order to mitigate the potential adverse impact of price increases on our financial condition and results of operations, we plan to continue to improve our operating efficiency and further strengthen our bargaining power with our suppliers through the continued expansion of our store network.
Components of Results of Operations
Revenues
Revenue includes sales of food and beverage products by company owned and operated stores, franchise fees and revenue from other franchise support activities. The following table sets forth a breakdown of our revenues for the period indicated:
	For the year ended December 31,
	2019		2020		2021
	(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%
Revenues:
Sales of food and beverage products by company owned and operated stores	48,082	84.0%	206,036	97.1%	617,226	97,169	95.9%
Franchise fees	426	0.7%	795	0.4%	1,923	303	0.3%
Revenues from other franchise support activities	8,749	15.3%	5,254	2.5%	9,470	1,491	1.5%
Revenues from e-commerce sales	—	—	—	—	14,325	2,255	2.2%
Provision of consumer research service to THRI	—	—	—	—	428	67	0.1%
Total Revenues	57,257	100.0%	212,085	100.0%	643,372	101,285	100.0%

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Sales of food and beverage products by company operated stores.   We generate the vast majority of our revenue from sales of food and beverage products to customers by company owned and operated stores. The revenue amounts exclude sales-related taxes.

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Franchise fees.   We earn a fixed upfront franchise fee and subsequent sales-based royalties from franchise right granted to sub-franchisees. Contributions from sub-franchisees for support activities that are integral to the sub-franchisees’ ability to benefit from the franchise right, such as marketing and advertising programs to promote the overall brand image, are required as part of the franchisee contracts.

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Revenues from other franchise support activities.   Other franchise support activities mainly consists of sales of kitchen equipment, raw materials for food and beverage products and provision of pre-opening and training services to sub-franchisees. We ceased selling kitchen equipment to sub-franchisees in 2020.

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Revenues from e-commerce sales.   We began generating revenue from sales of packaged coffee, tea and other ready-to-drink beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms in 2021.

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Revenue from provision of consumer research service to THRI.   In 2021, we provided assistance to THRI in a joint global consumer behaviors research program and generated revenue from such research services.

Costs and Expenses, Net
The following table sets forth a breakdown of our total costs and expenses for the periods indicated:
	For the year ended December 31,
	2019		2020		2021
	(in thousands, except for %)
	RMB	%	RMB	%	RMB	US$	%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	21,598	14.5%	74,402	21.1%	207,948	32,737	20.4%
Rental expenses	18,767	12.6%	54,719	15.1%	148,152	23,323	14.6%
Payroll and employee benefits	20,696	13.9%	50,314	14.2%	199,330	31,380	19.6%
Delivery costs	774	0.5%	12,233	3.4%	38,605	6,078	3.8%
Other operating expenses	14,779	10.0%	52,063	14.7%	161,783	25,469	15.9%
Company owned and operated store costs and expenses	76,614	51.5%	243,731	69.0%	755,818	118,987	74.3%
Costs of other revenues	7,842	5.3%	5,208	1.5%	16,731	2,634	1.6%
Marketing expenses	8,020	5.4%	16,986	4.8%	50,317	7,921	4.9%
General and administrative expenses	51,067	34.4%	79,366	22.5%	174,963	27,544	17.2%
Franchise and royalty expenses	4,727	3.2%	8,592	2.4%	18,800	2,960	1.8%
Other operating costs and expenses	439	0.3%	2,713	0.8%	2,135	336	0.2%
Loss on disposal of property and equipment	—	—	—	—	1,546	243	0.2%
Impairment losses of long-lived assets	—	—	—	—	1,002	158	0.1%
Other income	(196)	(0.1)%	(3,339)	(1.0)%	(3,476)	(547)	(0.3)%
Total costs and expenses, net	148,513	100.0%	353,257	100.0%	1,017,836	160,236	100.0%

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Company owned and operated store costs and expenses.   Company owned and operated store costs and expenses primarily consist of food and packaging costs, rental expenses, payroll and employee benefits costs, delivery costs, and other operating expenses.

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Costs of other revenues.   Costs of other revenues primarily consist of costs related to the purchase of kitchen equipment, costs of raw materials for food and beverage products that we sell to sub-franchisees and costs of product sales related to our e-commerce business. We ceased selling kitchen equipment to sub-franchisees in 2020 and commenced our e-commerce business in 2021.

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Marketing expenses.   Marketing expenses refer to expenses associated with advertising and brand promotion activities.

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General and administrative expenses.   General and administrative expenses primarily consist of payroll and other employee benefits for our administrative employees, research and development expenses, rental expenses for our office space and other back-office expenses.

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Franchise and royalty expenses.   Franchise and royalty expenses refer to upfront franchise fees and monthly royalties that we pay to THRI.

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Other operating costs and expenses.   Other operating costs and expenses primarily consist of the disposal of certain limited-time-offer products.

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Other income.   Other income primarily consists of government grants and additional input tax deductions.

Non-operating Expenses
•
Interest income.   Interest income primarily consists of interest received on cash deposited in bank accounts.

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Foreign currency transaction gain/(loss).   Foreign currency transaction gains and losses are as a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency.

Taxation
Cayman Islands Tax
We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.
Hong Kong
Entities incorporated in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5%.
Under the current Hong Kong Inland Revenue Ordinance, THHK is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.
No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2019, 2020 and 2021.
PRC Tax
Our PRC Subsidiaries are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008, and latest amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. For example, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.
Our PRC Subsidiaries are subject to value-added taxes, or VAT, at a rate from 6% to 13% on our products and services, less any deductible VAT we have already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law.

Results of Operations
Comparison of the Years Ended December 31, 2020 and 2021
The following table summarizes key components of our results of operations for the periods indicated:
	For the year ended December 31,
	2020		2021
	(in thousands, except for %)
	RMB	%	RMB	US$	%
Revenues:
Company owned and operated stores	206,036	97.1%	617,226	97,169	95.9%
Other revenues	6,049	2.9%	26,146	4,116	4.1%
Total Revenues:	212,085	100.0%	643,372	101,285	100.0%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	74,402	35.1%	207,948	32,737	32.3%
Rental expenses	54,719	15.1%	148,152	23,323	23.0%
Payroll and employee benefits	50,314	23.7%	199,330	31,380	31.0%
Delivery costs	12,233	3.4%	38,605	6,078	6.0%
Other operating expenses	52,063	14.7%	161,783	25,469	25.1%
Company owned and operated store costs and expenses	243,731	114.9%	755,818	118,987	117.5%
Costs of other revenues	5,208	2.5%	16,731	2,634	2.6%
Marketing expenses	16,986	8.0%	50,317	7,921	7.8%
General and administrative expenses	79,366	37.4%	174,963	27,544	27.2%
Franchise and royalty expenses	8,592	4.1%	18,800	2,960	2.9%
Other operating costs and expenses	2,713	1.3%	2,135	336	0.3%
Loss on disposal of property and equipment	—	—	1,546	243	0.2%
Impairment losses of long-lived assets	—	—	1,002	158	0.2%
Other income	(3,339)	(1.6)%	(3,476)	(547)	(0.5)%
Total costs and expenses, net	353,257	166.6%	1,017,836	160,236	158.2%
Operating Loss	(141,172)	(66.6)%	(374,464)	(58,951)	(58.2)%
Interest income	511	0.2%	316	50	—
Interest expenses	—	—	(1,902)	(299)	(0.3)%
Foreign currency transaction loss	(2,399)	(1.1)%	(1,302)	(205)	(0.2)%
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	—	—	(5,577)	(878)	(0.9)%
Loss Before Income Taxes	(143,060)	(67.5)%	(382,929)	(60,283)	(59.5)%
Income Tax Expenses	—	—	—	—	—
Net Loss	(143,060)	(67.5)%	(382,929)	(60,283)	(59.5)%
Revenues
Our revenues increased by 203.4% from RMB212.1 million in 2020 to RMB643.4 million (US$101.3 million) in 2021, primarily as a result of growth of revenue from company-owned and operated stores.
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Company owned and operated stores.   Revenue from company owned and operated stores represents revenue from sales of food and beverage products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB617.2 million (US$97.2 million) in 2021, representing 95.9% of our total revenues, compared to RMB206.0 million in 2020, or 97.1% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of orders from approximately 6.1 million in 2020 to approximately 19.2 million in 2021, which in turn was driven primarily by (i) an increase in the number of company owned and operated stores from 128 as of December 31, 2020 to 373 as of December 31, 2021 and (ii) a 15.7% same-store sales growth of our company owned and operated stores from 2020 to 2021.
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Other revenues.   Our other revenue increased by 332.3% from RMB6.0 million in 2020 to RMB26.1 million (US$4.1 million) in 2021, primarily attributable to the launch of our e-commerce business, which generated revenues of RMB14.3 million (US$2.3 million) in 2021, and an increase in franchise fees from other franchise support activities from RMB6.0 million in 2020 to RMB11.4 million (US$1.8 million) in 2021, which was attributable to an increase in the number of franchise stores from nine as of December 31, 2020 to 17 as of December 31, 2021.

Company-Operated Store Costs and Expenses
Our company owned and operated store costs and expenses were RMB755.8 million (US$119.0 million) in 2021, compared to RMB243.7 million in 2020. The increase was primarily due to: (i) an increase in costs and expenses related to food and packaging from RMB74.4 million in 2020 to RMB207.9 million (US$32.7 million) in 2021, in line with our revenue growth and store network expansion; (ii) an increase in rental expenses from RMB54.7 million for the year ended December 31, 2020 to RMB148.2 million (US$23.3 million) for the year ended December 31, 2021, in line with the expansion of our stores; (iii) an increase in delivery costs from RMB12.2 million for the year ended December 31, 2020 to RMB38.6 million (US$6.1 million) in 2021, in line with the significant increase in delivery orders from 2020 to 2021; (iv) an increase in payroll and employee benefits from RMB50.3 million in 2020 to RMB199.3 million (US$31.4 million) in 2021, primarily due to increased headcount of our store operations and management personnel; and (v) an increase in other operating expenses from RMB52.1 million for the year ended December 31, 2020 to RMB161.8 million (US$25.5 million) for the year ended December 31, 2021, as a result of the opening of 245 additional company owned and operated stores in 2021. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores increased from 118.3% in 2020 to 122.5% in 2021, primarily due to increased headcount and labor costs incurred for training purposes during the store pre-opening period.
Cost of Other Revenues
Our cost of other revenues increased by 221.3% from RMB5.2 million in 2020 to RMB16.7 million (US$2.6 million) in 2021, as a result of the opening of eight additional franchise stores in 2021, and the incurrence of costs of product sales related to our new e-commerce business of RMB7.2 million (US$1.1 million) in 2021.
Marketing Expenses
Our marketing expenses increased significantly from RMB17.0 million in 2020 to RMB50.3 million (US$7.9 million) in 2021, as a result of the expansion of our nationwide store network from 137 as of December 31, 2020 to 390 as of December 31, 2021. Our marketing expenses as a percentage of our total revenues stayed flat at 8.0% in 2020 and 7.8% in 2021, as our brand awareness and affinity continued to increase along with our geographic expansion.
General and Administrative Expenses
Our general and administrative expenses increased by 120.4% from RMB79.4 million in 2020 to RMB175.0 million (US$27.5 million) in 2021, primarily due to increased payroll and employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 37.4% in 2020 to 27.2% in 2021 as a result of our growing economies of scale and operating efficiency.

Franchise and Royalty Expenses
Our franchise and royalty expenses increased by 118.8% from RMB8.6 million in 2020 to RMB18.8 million (US$3.0 million) in 2021, in line with the significant growth of our total revenues and the opening of 245 additional company owned and operated stores and eight additional franchise stores in 2021.
Other Operating Costs and Expenses
Our other operating costs and expenses were RMB2.1 million (US$0.3 million) in 2021, compared to RMB2.7 million in 2020. The decrease was primarily due to losses we incurred from the disposal of certain limited time offer products in 2020.
Loss on disposal of property and equipment
We incurred loss on disposal of property and equipment of RMB1.5 million (US$243 thousand) primarily due to the disposal of certain scraped kitchen equipment and store leasehold improvements in 2021.
Impairment losses of long-lived assets
We incurred impairment losses of long-lived assets of RMB1.0 million (US$158 thousand) as a result of the closure of a company owned and operated store.
Interest Income
Our interest income decreased by 38.3% from RMB0.5 million in 2020 to RMB0.3 million (US$49.7 thousand) in 2021, which was due to a decrease in our average bank deposits as we allocated more working capital to support the rapid expansion of our store network.
Interest Expenses
We incurred interest expenses of RMB1.9 million (US$0.3 million) for the year ended December 31, 2021, primarily due to the bank borrowings made in 2021.
Changes in Fair Value of Convertible Notes, Excluding Impact of Instrument-specific Credit Risk
We recorded RMB5.6 million (US$0.9 million) of downward changes in fair value of the convertible notes issued in December 2021, excluding the impact of instrument-specific credit risks.
Foreign Currency Transaction Gain/(Loss)
We recorded net foreign exchange loss of RMB1.3 million (US$0.2 million) in 2021, compared to a loss of RMB2.4 million in 2020. The change in net foreign exchange gain and loss was primarily due to fluctuations in the exchange rates of our foreign currency deposits.
Net Loss
As a result of the foregoing, our net loss was RMB143.1 million for the year ended December 31, 2020 and RMB382.9 million (US$60.3 million) for the year ended December 31, 2021.

Comparison of the Years Ended December 31, 2019 and 2020
The following table summarizes key components of our results of operations for the periods indicated:
	For the year ended December 31,
	2019		2020
	(in thousands, except for %)
	RMB	%	RMB	%
Revenues:
Company owned and operated stores	48,082	84.0%	206,036	97.1%
Other revenues	9,175	16.0%	6,049	2.9%
Total Revenues:	57,257	100.0%	212,085	100.0%
Costs and Expenses, Net
Company owned and operated stores
Food and packaging	21,598	37.7%	74,402	35.1%
Rental expenses	18,767	32.8%	54,719	25.8%
Payroll and employee benefits	20,696	36.1%	50,314	23.7%
Delivery costs	774	1.4%	12,233	5.8%
Other operating expenses	14,779	25.8%	52,063	24.5%
Company owned and operated store costs and expenses	76,614	133.7%	243,731	114.9%
Costs of other revenues	7,842	13.7%	5,208	2.5%
Marketing expenses	8,020	14.0%	16,986	8.0%
General and administrative expenses	51,067	89.2%	79,366	37.4%
Franchise and royalty expenses	4,727	8.3%	8,592	4.1%
Other operating costs and expenses	439	0.8%	2,713	1.3%
Other income	(196)	(0.3)%	(3,339)	(1.6)%
Total costs and expenses, net	148,513	259.4%	353,257	166.6%
Operating Loss	(91,256)	(159.4)%	(141,172)	(66.6)%
Interest Income	2,272	4.0%	511	0.2%
Foreign Currency Transaction Gain/(loss)	1,156	2.0%	(2,399)	(1.1)%
Loss Before Income Taxes	(87,828)	(153.4)%	(143,060)	(67.5)%
Income Tax Expenses	—	—	—	—
Net Loss	(87,828)	(153.4)%	(143,060)	(67.5)%
Revenues
Our revenues grew significantly from RMB57.3 million in 2019 to RMB212.1 million in 2020, primarily as a result of growth of revenue from company owned and operated stores.
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Company owned and operated stores.   Revenue from company owned and operated stores represents revenue from sales of food and beverage products to customers by company owned and operated stores, inclusive of delivery-generated revenue. Our revenues from company owned and operated stores were RMB206.0 million in 2020, representing 97.1% of our total revenues, compared to RMB48.1 million in 2019, or 84.0% of our total revenues. The growth of our revenues from company owned and operated stores was primarily driven by an increase in the number of orders from less than 2.0 million in 2019 to approximately 8.0 million in 2020, which in turn was driven primarily by (i) an increase in the number of company owned and operated stores from 31 as of December 31, 2019 to 128 as of December 31, 2020 and (ii) a 5.2% same-store sales growth of our company owned and operated stores from 2019 to 2020.

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Other Revenues.   Our other revenue decreased by 34.8% from RMB9.2 million in 2019 to RMB6.0 million in 2020, primarily due to a decrease in revenues from other franchise support activities from RMB8.7 million in 2019 to RMB5.3 million in 2020, as we ceased selling kitchen equipment to sub-franchisees in 2020, partially offset by an increase in franchise fees from RMB0.4 million in 2019 to RMB0.8 million in 2020 attributable to the opening of eight additional franchise stores in 2020.
Company-Operated Store Costs and Expenses
Our company owned and operated store costs and expenses were RMB243.7 million in 2020, compared to RMB76.6 million in 2019. The increase was primarily due to (i) an increase in rental expenses, delivery costs and other operating expenses from RMB34.3 million in 2019 to RMB119.0 million in 2020, as a result of opening 97 additional company owned and operated stores in 2020; (ii) an increase in costs and expenses related to food and packaging from RMB21.6 million in 2019 to RMB74.4 million in 2020, in line with our revenue growth and store network expansion; and (iii) an increase in payroll and employee benefits from RMB20.7 million in 2019 to RMB50.3 million in 2020, primarily due to increased headcount. Our company owned and operated store costs and expenses as a percentage of our revenue generated from company owned and operated stores decreased from 159.3% in 2019 to 118.3% in 2020, driven by our growing economies of scale and increased bargaining power.
Cost of Other Revenues
Our cost of other revenues decreased by 33.3% from RMB7.8 million in 2019 to RMB5.2 million in 2020, as we ceased selling kitchen equipment to sub-franchisees in 2020.
Marketing Expenses
Our marketing expenses increased by 112.5% from RMB8.0 million in 2019 to RMB17.0 million in 2020, as a result of additional marketing initiatives to promote our image. Our marketing expenses as a percentage of our total revenues decreased from 14.0% in 2019 to 8.0% in 2020 as the awareness of the Tim Hortons brand and affinity continued to increase and we could leverage our brand more in high-density areas.
General and Administrative Expenses
Our general and administrative expenses increased by 55.4% from RMB51.1 million in 2019 to RMB79.4 million in 2020, primarily due to increased employee benefits as a result of growing headcount. Our general and administrative expenses as a percentage of our total revenues decreased from 89.2% in 2019 to 37.4% in 2020 as our operating efficiency and economy of scale continued to increase.
Franchise and Royalty Expenses
Our franchise and royalty expenses increased by 83.0% from RMB4.7 million in 2019 to RMB8.6 million in 2020, primarily due to the opening of 97 additional company owned six additional franchise stores.
Other Operating Costs and Expenses
Our other operating costs and expenses were RMB2.7 million in 2020, compared to RMB0.4 million in 2019. The increase was primarily due to the disposal of certain limited time offer products.
Interest Income
Our interest income decreased by 78.3% from RMB2.3 million in 2019 to RMB0.5 million in 2020, due to decrease in our bank deposits as we allocated more working capital to our business expansion.
Foreign Currency Transaction Gain/(loss)
We recorded net foreign exchange losses of RMB2.4 million in 2020, compared to a gain of RMB1.2 million in 2019. The change in net foreign exchange loss was primarily attributed to fluctuations in the exchange rates of our foreign currency deposits.

Net Loss
As a result of the foregoing, our net loss was RMB87.8 million in 2019 and RMB143.1 million in 2020.
Non-GAAP Financial Measure
In this proxy statement/prospectus, we have included adjusted store EBITDA, a non-GAAP financial measure, which is a key measure used by our management and board of directors in evaluating our operating performance and making strategic decisions regarding capital allocation. Adjusted store EBITDA is a measure that results from the removal of certain items to reflect what management and our board of directors believe presents a clearer picture of store-level performance. We believe that the exclusion of certain items in calculating adjusted store EBITDA facilitates store-level operating performance comparisons on a period-to-period basis. Accordingly, we believe that adjusted store EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted store EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under U.S. GAAP. Some of these limitations are:
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted store EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted store EBITDA does not reflect changes in, or cash requirements for, its working capital needs;

•
Adjusted store EBITDA does not reflect tax payments that may represent a reduction in cash available to it; and

•
Other companies, including companies in its industry, may calculate adjusted store EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted store EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and other U.S. GAAP results.
	Year ended December 31,
	2020	2021
	(in thousands)
	RMB	RMB	US$
Revenues – company owned and operated stores	206,036	617,226	97,169
Food and packaging costs – company owned and operated stores	(74,402)	(207,948)	(32,737)
Rental expenses – company owned and operated stores	(54,719)	(148,152)	(23,323)
Payroll and employee benefits – company owned and operated stores	(50,314)	(199,330)	(31,380)
Delivery costs – company owned and operated stores	(12,233)	(38,605)	(6,078)
Other operating expenses – company owned and operated stores	(52,063)	(161,783)	(25,469)
Franchise and royalty expenses – company owned and operated stores	(8,592)	(18,800)	(2,960)
Fully-burdened gross profit – company owned and operated stores	(46,287)	(157,392)	(24,778)
Depreciation and amortization(1)	27,838	74,276	11,693
Pre-opening material and labor costs(2)	19,850	81,109	12,769
Pre-opening rental expenses(3)	12,118	29,474	4,640
Adjusted Store EBITDA	13,519	27,467	4,324

Notes:
(1)
Primarily consists of depreciation related to property, equipment and store renovations and amortization of the franchise right to use the Tim Hortons brand.

(2)
Primarily consists of material costs and labor costs incurred for training purposes during the store pre-opening period.

(3)
Primarily consists of rental expenses recognized under U.S. GAAP, using straight-line recognition, during the store pre-opening period.

Liquidity and Capital Resources
Our capital expenditures are incurred primarily in connection with purchase of property and equipment. Our main source of liquidity is cash derived from revenue generating activities and proceeds from equity financing. As of December 31, 2020 and 2021, our cash were RMB174.9 million and RMB390.8 million (US$61.5 million), respectively, consisting of bank deposits. Upon consummation of the Business Combination, we expect to receive cash of approximately $389.6 million, assuming no redemptions and full subscription of the PIPE Investment. The ongoing COVID-19 pandemic and resulting economic uncertainty could adversely affect our liquidity and capital resources in the future, and our cash requirements may fluctuate based on the timing and extent of many factors such as those discussed above. We believe our existing sources of liquidity, together with the cash that we expect to receive from the Business Combination and related financings, will be sufficient to fund our operations, including lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. We may seek additional equity or debt financing in the future to satisfy capital requirements, respond to adverse developments or changes in our circumstances or unforeseen events or conditions, or fund organic or inorganic growth opportunities. In the event that additional financing is required from third party sources, we may not be able to raise it on acceptable terms or at all. See “Risk Factors — Risks Related to THIL’s Business and Industry — We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.”
On December 9, 2021, we and Pangaea Two Acquisition Holdings XXIIA Limited entered into a Convertible Note Purchase Agreement with each of two institutional accredited investors. On December 10, 2021, we issued $50 million aggregate principal amount of convertible notes (the “Private Notes”) to two institutional accredited investors for a purchase price of 98% of the principal amount thereof. On December 30, 2021, we issued $50 million aggregate principal amount of convertible notes (the “Notes”) under an indenture dated as of such date with Wilmington Savings Fund Society, FSB, as trustee (the “Indenture”). The Notes were issued in exchange for the Private Notes, which were cancelled upon such exchange. The Notes mature on December 10, 2026 (the “Maturity Date”) and bear interest commencing as of December 10, 2021, payable semi-annually in arrears on June 10 and December 10 of each year, commencing on June 10, 2022. We have the option, on each interest payment date, to pay accrued and unpaid interest (i) entirely in cash or (ii) by capitalizing such accrued and unpaid interest (such capitalized interest, “PIK Interest”). Interest on the Notes accrues at the following rates: (i) until September 30, 2022, 7% per annum if paid in cash or 9% per annum if paid in the form of PIK Interest, and (ii) if the Business Combination is not consummated prior to September 30, 2022, on or after September 30, 2022, 10% per annum if paid in cash or 12% per annum if paid in the form of PIK Interest.
Each holder of a Note has the right, after June 10, 2025, to require us to repurchase all of such holder’s Notes at a repurchase price equal to the principal amount of such Note plus accrued and unpaid interest thereon to, but excluding, the repurchase date. We have the right to redeem the Notes in whole, but not in part, (i) at a redemption price equal to 102% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, in the event of certain tax changes as described in the Indenture; or (ii) at any time before December 10, 2025, at a redemption price equal to: (a) if the redemption is prior to December 10, 2024, 100% of the principal amount of the Notes plus a “make-whole” as described in the Indenture, and (b) if the redemption is on or after December 10, 2024 and prior to December 10, 2025, 104% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Each Note is convertible into fully paid, validly issued and non-assessable THIL Ordinary Shares at a conversion price equal to $11.50 per share, subject to certain resets and adjustments as described in the Indenture (the “Conversion Price”). Each holder of a Note has the right to convert all of such holder’s Notes at any time on or after the earlier of September 30, 2022 and the Closing, until the Maturity Date.

After the Closing, we will have the right, at any time on or after the later of (i) December 10, 2023 and (ii) the effective date of a registration statement filed by us with the SEC registering the resale of the THIL Ordinary Shares issuable upon conversion of the Notes, until the Maturity Date, to convert all of the Notes, but only if (i) the last reported sale price per THIL Ordinary Share is equal to or greater than 130% of the Conversion Price on each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we provide notice of such conversion, and (ii) the average daily trading volume in dollars of the THIL Ordinary Shares is more than $5 million.
The Indenture contains covenants that, subject to significant exceptions, restrict the ability of our company and our subsidiaries to, among other things, incur debt, issue preferred stock, pay dividends on or purchase or redeem capital stock, incur liens, sell assets, amend or terminate the A&R MDA and our amended and restated company franchise agreements with THRI, amend charter documents, or consolidate with or merge with or into other entities. The Indenture also contains events of default and acceleration that are customary for transactions of this nature. On May 26, 2022, a waiver was executed to relieve THIL from the obligation to provide copies of its unaudited financial statements for the fiscal quarter ended March 31, 2022 to the holders of the Notes.
On March 8, 2022, we entered into an Equity Support Agreement with Shaolin. On May 25, 2022, Shaolin assigned all of its rights and obligations under the Equity Support Agreement to Shaolin Capital Master Fund, Ltd and certain other third-party investors, or the ESA Investors. Pursuant to the ESA, the ESA Investors committed to purchase, for a purchase price of $10.00 per share, in a private placement substantially concurrently with the Closing a certain number of THIL Ordinary Shares to be determined at our discretion, not to exceed the lesser of (1) 5,000,000 and (2) the sum of (x) the number of THIL Ordinary Shares subscribed in the PIPE Investment actually purchased or funded for purchase pursuant to the PIPE Subscription Agreements, and (y) 50% of any Public Shares in respect of which the applicable holder has not validly exercised his, her or its redemption right, provided that such shares are not the result of certain types of non-redemption or investment arrangement. The subscription amount will be deposited into the Collateral Account by the ESA Investors on the closing date of such purchase. Substantially concurrently with such payment, we will also make a deposit to the Collateral Account and pay or cause to be paid to the ESA Investors an option premium. At the end of each of the three Reference Periods under the ESA, we shall pay to the ESA Investors a Reference Period Payment and will receive from the Collateral Account an Issuer Release Amount. At the end of the final reference period, the outstanding balance of the Collateral Account shall be released to us. For a detailed description, see “Summary — Recent Development — Equity Support Agreement.”
On March 11, 2022, we entered into an Ordinary Share Purchase Agreement with CF Principal Investments LLC relating to a committed equity facility, pursuant to which we have the right, after the Closing and from time to time at our option, to sell to Cantor up to $100.0 million of THIL Ordinary Shares subject to certain conditions and limitations set forth in the purchase agreement, including that a resale registration to be filed by us as soon as practicable after the Closing shall have become effective under the Securities Act. For a detailed description, see “Summary — Recent Development — Committed Equity Facility.”
We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions from our PRC Subsidiaries to satisfy our liquidity requirements, fund our operations or be used for other purposes outside of mainland China, which may not be available due to existing and/or potential interventions in or the imposition of restrictions and limitations by the PRC government on the ability of our company or our PRC Subsidiaries to transfer cash and/or non-cash assets based on existing or new PRC laws and regulations. Current PRC regulations permit our PRC Subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC Subsidiaries are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. Our PRC Subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. As of the date of this proxy statement/prospectus, our PRC Subsidiaries have been in accumulated loss and did not pay dividends to us. Further, if any of our PRC Subsidiaries incurs debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. As a result, our ability to distribute dividends largely depends on earnings from our PRC Subsidiaries and their ability to pay dividends out of their earnings. We cannot assure you that our PRC Subsidiaries will generate sufficient earnings and cash flows in the near future to pay dividends or otherwise distribute sufficient funds to us to enable us to meet our obligations, pay interest and expenses or declare dividends. For a detailed description of the restrictions and related risks, see “Summary — The Parties to the Business Combination — TH International — Corporate Structure,” “Risk Factors — Risks Related to Doing Business in China — Restrictions on our subsidiaries on paying dividends or making other payments to us under existing or new laws and regulations of the PRC and the HKSAR may restrict our ability to satisfy our liquidity requirements” and “Risk Factors — Risks Related to Doing Business in China — Foreign exchange controls may limit our ability to utilize our revenues and the proceeds from the Business Combination and related financings effectively and adversely affect the value of your investment.”
The following table sets forth a summary of our cash flows for the years and periods presented.
	Year ended December 31,
	2019	2020	2021
	(in thousands)
		RMB	RMB	US$
Net cash used in operating activities	(77,121)	(145,773)	(244,966)	(38,565)
Net cash used in investing activities	(56,095)	(144,747)	(335,277)	(55,931)
Net cash provided by financing activities	212,802	221,125	797,997	125,627
Effect of foreign currency exchange rate changes on cash	4,730	(16,173)	(1,791)	(282)
Net increase/ (decrease) in cash	84,316	(85,568)	215,963	33,999
Cash at beginning of year	176,126	260,442	174,874	27,530
Cash at end of year	260,442	174,874	390,837	61,529
Operating Activities
Net cash used in operating activities for the year ended December 31, 2021 was RMB245.0 million (US$38.6 million). The difference between our net loss of RMB382.9 million (US$60.3 million) and net. cash used in operating activities for the year ended December 31, 2021 was primarily due to (i) an adjustment of RMB83.2 million (US$13.1 million) in non-cash items, which primarily consisted of depreciation and amortization expense of RMB74.3 million (US$11.7 million) and RMB5.6 million (US$0.9 million) in changes in fair value of convertible notes, excluding impact of instrument-specific credit risk; and (ii) net changes in operating assets and liabilities of RMB54.9 million (US$8.6 million), which primarily consisted of (a) an increase in accounts payable of RMB45.6 million (US$7.2 million) in line with the expansion of our business, (b) an increase in other current liabilities of RMB69.5 million (US$10.9 million) due to increased accrued payroll and employee-related costs, payable for other operating expenditures, (c) an increase in other non-current liabilities of RMB28.7 million (US$4.5 million) due to an increase in accrued operating lease charges and deferred government subsidies, net off by (d) an increase in inventories of RMB31.2 million (US$4.9 million) as we opened 245 new company owned and operated stores in 2021, (e) an increase in prepaid expenses and other current assets of RMB36.2 million (US$5.7 million) due to increased prepaid rental expenses, marketing expenses and deductible input VAT credit; and (f) an increase in other non-current assets of RMB35.5 million (US$5.6 million) due to increased long-term rental deposits. The 68.0% increase in net cash used in operating activities from RMB145.8 million in 2020 to RMB245.0 million (US$38.6 million) in 2021 was mainly due to the rapid expansion of our store network nationwide.
Net cash used in operating activities for the year ended December 31, 2020 was RMB145.8 million. The difference between our net loss of RMB143.1 million and net. cash used in operating activities for the year ended December 31, 2020 was primarily due to (i) an adjustment of RMB30.2 million in non-cash items, which primarily consisted of depreciation and amortization expense of RMB27.8 million; and (ii) net changes in operating assets and liabilities of RMB32.9 million, which primarily consisted of an increase of prepaid expenses and other current assets of RMB36.7 million due to prepaid rental expenses, marketing expenses and deductible input VAT credit and an increase of other non-current assets of RMB22.1 million due to long-term rental deposits. The 89.0% increase in net cash used in operating activities from RMB77.1 million in 2019 to RMB145.8 million in 2020 was mainly due to the rapid expansion of our business.
Investing Activities
Net cash used in investing activities for the year ended December 31, 2021 was RMB335.3 million (US$52.8 million), compared to RMB144.7 million for the year ended December 31, 2020, which primarily resulted from the opening of 245 additional company owned and operated stores in 2021.
Net cash used in investing activities for the year ended December 31, 2020 was RMB144.7 million (US$22.4 million), which primarily resulted from capital expenditures in equipment, fixtures, store decorations and digital infrastructure. The 158.0% increase in net cash used in investing activities from RMB56.1 million in 2019 to RMB144.7 million in 2020 was mainly due to the opening of additional company owned and operated stores.
Financing Activities
Net cash provided by financing activities for the year ended December 31, 2021 was RMB798.0 million (US$125.6 million), primarily attributable to net proceeds of RMB312.1 million (US$49.0 million) from the issuance of convertible notes, draw-down of bank loans in the amount of RMB204.0 million (US$32.1 million), and issuance of ordinary shares of RMB291.4 million (US$45.9 million), partially offset by payment for financing costs of RMB9.4 million (US$1.5 million) in 2021.
Net cash used provided by financing activities for the year ended December 31, 2020 was RMB221.1 million, primarily attributable to proceeds from issuance of ordinary shares of RMB222.8 million, partially offset by payment for financing cost of RMB1.7 million.
Contractual Obligations and Commitments
The following table sets forth our contractual obligations as of December 31, 2021:
	Payment due by
	Total	Less than 1 year	1 -3 years	3-5 years	More than 5 years
	(in RMB thousands)
Bank borrowings	207,858	195,461	12,397	—	—
Convertible notes	318,785	—	—	318,785	—
Operating lease commitments	1,052,958	172,200	350,758	274,356	255,644
Total	1,579,601	367,661	363,155	593,141	255,644
Pursuant to the A&R MDA, we are required to pay an upfront franchise fee for each company-owned-and-operated store and franchise store and a continuing franchise fee for each company owned and operated store and franchise store, calculated as a certain percentage of the store’s monthly gross sales, depending on when the store is opened. In 2019, 2020 and 2021, THIL paid THRI continuing franchise fees in the amount of RMB1.2 million, RMB5.1 million and RMB15.6 million (US$2.5 million), respectively, and upfront fees in the amount of RMB1.6 million, RMB4.1 million and RMB24.3 million (US$3.8 million), respectively. The outstanding fees due to THRI were RMB3.6 million and RMB6.9 million (US$1.1 million) as of December 31, 2020 and 2021, respectively.
Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2021.
Off-Balance Sheet Commitments and Arrangements
During the periods presented, we did not have any off-balance sheet commitments or arrangements.
Critical Accounting Policy, Judgments and Estimates
We prepare consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of our assets and liabilities and the disclosure of our contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.
The selection of critical accounting policy, the judgments and other uncertainties affecting application of the policy and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. For further information on our significant accounting policies, see Note 2 to our consolidated financial statements. We believe the accounting policy below involves the most significant judgments and estimates used in the preparation of our financial statements.
Share-based compensation
Share-based awards granted to the employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense using the graded vesting method if and when we consider that it is probable that the performance condition will be achieved. We elect to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.
Options granted under THIL’s Share Option Scheme 2019 were measured at fair value as of the respective dates using the Binomial Option Pricing Model with the following assumptions:
	2019	2020	2021
Expected volatility	20.68% - 20.89%	24.51% - 26.99%	24.74% - 25.00%
Risk-free interest rate (per annum)	1.75% - 2.46%	1.01% - 1.12%	2.47% - 2.53%
Exercise multiple	2.80	2.50 - 2.80	2.50 - 2.80
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	7	6	10
Fair value of underlying unit (4,500 unit = 1 ordinary share)	$0.27	$0.37 - $0.53	$0.88 - $1.49
The estimated fair value of the underlying unit at the grant date was estimated by management with the assistance of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on our projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires us to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. Our projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with our long-term business plan and market conditions in this industry. We also have to make complex and subjective judgments regarding our business risks, limited operating history and future prospects at the time of grant.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of our options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of our options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as we have never declared or paid any cash dividends on our shares, and we do not anticipate any dividend payments in the foreseeable future. The expected term is calculated from the grant date to estimated expiration date.
Restricted share units granted to Grantees were measured at fair value as of the grant date using the income approach.
For more details, see Note 17 to THIL’s historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Recent Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and result of operations is disclosed in Note 2 to our audited historical consolidated financial statements included elsewhere in this proxy statement/prospectus.
Internal Control over Financial Reporting
Prior to the Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control. In the course of auditing our consolidated financial statements included in this proxy statement/prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting, which we have begun to address and have a plan to further address. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified relate to (i) our company’s lack of sufficient competent financial reporting and accounting personnel with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC required to formalize, design, implement and operate key controls over financial reporting processes to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) our company’s lack of period end financial closing policies and procedures to formalize, design, implement and operate key controls over period end financial closing process for the preparation of consolidated financial statements, including disclosures, in accordance with U.S. GAAP and relevant SEC financial reporting requirements.
Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
To remediate our identified material weaknesses, we have hired a Chief Financial Officer with appropriate understanding of U.S. GAAP and financial reporting requirements set forth by the SEC. We also plan to adopt measures to improve our internal control over financial reporting, including, among others: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP and SEC reporting requirements, (ii) organizing regular training for our accounting staff, especially training related to U.S. GAAP and SEC reporting requirements, (iii) formulating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest U.S. GAAP accounting standards, and (iv) establishing period end financial closing policies and procedures for preparation of consolidated financial statements.
However, we cannot assure you that all these measures will be sufficient to remediate our material weakness in time, or at all.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Currency Risk
Our principal activities are carried out in PRC and our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must be processed through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for foreign exchange transactions are the rates of exchange quoted by the Peoples’ Bank of China, which are determined largely by supply and demand. We do not expect that there will be any significant currency risk during the reporting periods. A 5% depreciation of U.S. dollars against Renminbi may increase comprehensive loss and shareholders’ equity by RMB 9.3 million and RMB4.5 million (US$0.7 million) for the year ended December 31, 2020 and 2021, respectively.
Concentration of Credit Risk
Our credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. Bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB6.0 million and RMB7.3 million (US$1.1 million) as of December 31, 2020 and 2021, respectively.
Market Risk
Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. After the completion of the Business Combination, we may invest the net proceeds in interest-earning instruments. Investments in both fixed-rate and floating-rate interest-earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

SILVER CREST’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In this section, references to “Silver Crest,” “we,” “us” and “our” refer to Silver Crest Acquisition Corporation. The following discussion and analysis of Silver Crest’s financial condition and results of operations should be read in conjunction with Silver Crest’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Market, Industry and Other Data.” Silver Crest’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.
Overview
Silver Crest is a blank check company incorporated on September 3, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to in this section as our initial business combination. We consummated the Silver Crest IPO on January 13, 2021. To date, our efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate our initial business combination.
Our Sponsor is Silver Crest Management LLC, a Cayman Islands limited liability company.
Our business strategy is to identify and complete a business combination with a global or regional company in one or more high growth consumer and consumer technology sectors with strong potential to become a category and platform leader. Global consumption patterns and many consumer technology sectors are experiencing rapid changes and disruptions, resulting from the increasing adoption of new technology and the changing consumer behaviors accelerated by the COVID-19 pandemic. With a growing middle class that is highly receptive to new ways of doing things, China is at the forefront of these trends and our management team has insights in and relationships with leading consumer technology companies in China that are able to take advantage of these trends and achieve strong leadership positions. We believe THIL will benefit from the strategic advice and hands-on collaboration that our management team can provide from years of experience working with companies in high growth and disrupted sectors.
Results of Operations
Our entire activities from September 3, 2020 (inception) through March 31, 2022 were in preparation for Silver Crest IPO and in search for a prospective initial business combination. We will not be generating any operating revenues until the Closing.
For the period from September 3, 2020 (inception) through December 31, 2020, we had a net loss of $5,000, which consisted of formation and operating expenses.
For the year ended December 31, 2021, we had a net loss of approximately $1.1 million, which primarily consists of a gain in the change in fair value of warrant liability of approximately $6 million, and interest income earned on investment held in Trust Account of approximately $0.1 million, offset by formation and operation costs of approximately $6.9 million.
For the three months ended March 31, 2022, we had a net income of approximately $2.9 million, which primarily consists of a change in fair value of warrant liability of approximately $4.2 million, interest income from the bank of approximately $8 and interest earned on investment held in Trust Account of approximately $29,000, offset by formation and operation costs of approximately $1.3 million.
Liquidity and Going Concern
As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $345,104,459 million (including approximately $104,459 of interest income) consisting of U.S. Treasury

Bills with a maturity of 185 days or less. As of March 31, 2022, we had cash and marketable securities held in the Trust Account of approximately $345 million (including $28,874 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $0.4 million. As of March 31, 2022, we had cash of approximately $0.14 million. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.
For the year ended December 31, 2021, cash used in operating activities was approximately $1.1 million. Net loss of approximately $1.1 million was affected by non-cash charges related to the change in fair value of the warrant liabilities of approximately $5.7 million, costs associated with the warrant liabilities of approximately $0.8 million and interest earned on investment held in Trust Account of approximately $0.1 million. Changes in operating assets and liabilities provided approximately $5.0 million of cash for operating activities. For the three months ended March 31, 2022, cash used in operating activities was approximately $0.2 million. Net income of approximately $2.9 million was affected by non-cash income related to the change in fair value of the warrant liabilities of approximately $4.2 million, and interest earned on investment held in Trust Account of approximately $29,000. Changes in operating assets and liabilities provided approximately $1.1 million of cash for operating activities. In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor, its affiliates or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-initial business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.
Related Party Transactions
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Silver Crest in consideration for 7,187,500 Silver Crest Class B Shares. On January 13, 2021, Silver Crest effected a share dividend, resulting in 8,625,000 Silver Crest Class B Shares outstanding.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of the Silver Crest Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least

150 days after a business combination, or (y) the date on which Silver Crest completes a liquidation, merger, share exchange or other similar transaction that results in all of Silver Crest Public Shareholders having the right to exchange their Silver Crest Class A Shares for cash, securities or other property.
Sponsor Loan
On September 28, 2020, Silver Crest issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which Silver Crest could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of Silver Crest IPO. As of December 31, 2020 there was $129,671 outstanding which was repaid with the proceeds from Silver Crest IPO. The note was then terminated.
Working Capital Loans
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If we complete a business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the combined company at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. As of December 31, 2020, December 31, 2021 and March 31, 2022, we had no outstanding borrowings under the Working Capital Loans.
Administrative Services Agreement
We entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or our liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services. For the three months ended March 31, 2022, we incurred $30,000 respectively in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet of March 31, 2022. For the year ended December 31, 2021, we incurred $120,000 respectively in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet of December 31, 2021. For the period from September 3, 2020 (inception) through December 31, 2020, we did not incur any fees for these services.
Other Contractual Obligations
Registration and Shareholder Rights
Pursuant to a registration and shareholders rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Silver Crest Class A Shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require Silver Crest to register a sale of any of the securities held by them pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the registration and shareholder rights agreement provides that Silver Crest will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The above-referenced registration and shareholders rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. Silver Crest will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
UBS acted as the underwriter in our IPO, which consummated on January 19, 2021. UBS would have been entitled to receive a deferred underwriting commission of $12,075,000 from the amounts held in the Trust Account solely in the event that we complete an initial business combination, including the Business Combination, pursuant and subject to the terms of its engagement. In a letter sent by representatives of UBS to us on June 9, 2022, UBS waived its claim to the deferred underwriting commission. See “Proposal One — The Business Combination Proposal — Termination of UBS’ Engagements” for additional details.
Risks and Uncertainties
Our management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liability
We account for the Silver Crest Warrants in accordance with the guidance contained in Accounting Standards Codification 815 under which the Silver Crest Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Silver Crest Warrants as liabilities at their fair value and adjust the Silver Crest Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the initial detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.
Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net Income (Loss) Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. Silver Crest has two classes of shares, which are referred to as Silver Crest Class A Shares and Silver Crest Class B Shares. Income and losses are shared pro rate between the two classes of shares. Accretion associated with the redeemable shares of Silver Crest Class A Shares is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, including the standard referenced in the next paragraph, if currently adopted, would have a material effect on our condensed financial statements.
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements. We do not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2021 and March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Silver Crest Acquisition Corporation (“Silver Crest”) and TH International Limited (“THIL”), adjusted to give effect to the Business Combination and related transactions (collectively, “the Transaction”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Silver Crest is a blank check company incorporated as a Cayman Islands exempted company on September 3, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. At December 31, 2021, Silver Crest had approximately $345 million (RMB 2,192,138,034) held in the Trust Account.
THIL was incorporated in the Cayman Islands in April 2018. THIL’s PRC Subsidiaries own or franchise restaurants in mainland China under the “Tim Hortons” brand.
The following unaudited pro forma condensed combined balance sheet combines the audited historical balance sheet of Silver Crest as of December 31, 2021 with the audited historical balance sheet of THIL as of December 31, 2021, as if the transaction occurred on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 presents the pro forma effect of the transaction as if the Transaction has been completed on January 1, 2021.
The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
This information should be read together with Silver Crest’s and THIL’s audited financial statements and related notes, the sections titled “Silver Crest’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “THIL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
Under both the no redemption scenario and the maximum redemption scenarios, the Business Combination will be accounted for in a manner similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:
•
Assuming No Redemptions:   This presentation assumes that no Silver Crest Public Shareholder exercises redemption rights with respect to their Public Shares and there are no Dissenting Silver Crest Shareholders.

•
Assuming Maximum Redemptions:   This presentation assumes that Silver Crest Public Shareholders holding 30,735,966 Public Shares will exercise their redemption rights for approximately $307 million of the $345 million of funds in the Trust Account. Silver Crest’s obligations under the Merger Agreement are subject to certain customary closing conditions. Furthermore, Silver Crest will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination (as determined in accordance with Rule3a5l-l(g)(1) of the Exchange Act (or any successor rule)).

In each case, the pro forma share and per share information assume that the Transaction is effective on January 1, 2021.

Description of the Transactions
Immediately prior to the First Effective Time, THIL will effect a share split of each THIL Ordinary Share into such number of THIL Ordinary Shares, calculated in accordance with the terms of the Merger Agreement, such that each THIL Ordinary Share will have a value of $10.00 per share after giving effect to such share split (the “Share Split”).
Pursuant to the Merger Agreement, (i) immediately prior to the First Effective Time, each Silver Crest Class B Share outstanding immediately prior to the First Effective Time will be automatically converted into one Silver Crest Class A Share and, after giving effect to such automatic conversion, at the First Effective Time and as a result of the First Merger, each issued and outstanding Silver Crest Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one THIL Ordinary Share, after giving effect to the Share Split, and (ii) issued and outstanding Silver Crest Warrants will automatically and irrevocably be assumed by THIL and converted into a corresponding THIL Warrant exercisable for THIL Ordinary Shares. Immediately prior to the First Effective Time, the Silver Crest Class A Shares and the public Silver Crest Warrants comprising each issued and outstanding Silver Crest Unit, consisting of one Class A Share and one-half of one public Silver Crest Warrant, will be automatically separated and the holder thereof will be deemed to hold one Class A Share and one-half of one public Silver Crest Warrant. No fractional public Silver Crest Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional public Silver Crest Warrant upon such separation, the number of public Silver Crest Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of public Silver Crest Warrants and no cash will be paid in lieu of such fractional public Silver Crest Warrants.
Pursuant to the Merger Agreement, at the Second Effective Time and as a result of the Second Merger, (i) each ordinary share of Silver Crest that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor; (ii) each THIL Ordinary Share issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a THIL Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.
Earn-in
The ultimate number of THIL Ordinary Shares that may be retained by the Sponsor will be determined as follows (and subject in each instance to the lock-up described above):
•
1.4 million THIL Ordinary Shares issued to the Sponsor in connection with the Business Combination will become unvested shares and will be subject to vesting and forfeiture as follows:

•
0.7 million THIL Ordinary Shares will vest if the closing price of a THIL Ordinary Share equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period on or before the 5th anniversary of the closing of the Transactions; and

•
0.7 million THIL Ordinary Shares will vest if the closing price of a THIL Ordinary Share equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period on or before the 5th anniversary of the closing of the Transactions.

Earn-out
The ultimate number of THIL Ordinary Shares that may be earned by the pre-closing THIL shareholders will be determined as follows (subject in each instance to the lock-up described below):
•
14 million additional THIL Ordinary Shares to be issued to pre-closing THIL shareholders in connection with the business combination will be issued as follows:

•
7 million newly issued THIL Ordinary Shares to pre-closing THIL shareholders if the closing price equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period on or before the 5th anniversary of the closing of the Transactions; and

•
7 million newly issued THIL Ordinary Shares to pre-closing THIL shareholders if the closing price equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period on or before the 5th anniversary of the closing of the Transactions.

The accounting treatment for the contingent obligation related to vesting of the earn-in shares and the contingent obligation to issue Earn-Out Shares was performed and it was determined that the arrangements qualify for equity instrument classification.
The following represents the aggregate merger consideration under the no redemption scenario and the maximum redemption scenario:
		Assuming No Redemption		Assuming Maximum Redemption
(USD, except share amounts)		Purchase Price	Shares Issued	Purchase Price	Shares Issued
Share consideration to Silver Crest	(a)(b)	345,025,000	38,812,500	37,665,340	8,076,534

(a)
The value of THIL ordinary shares, including earn-in shares, is reflected at $10 per share which was based on a pre-transaction enterprise value of THIL equal to the transaction consideration on a cash-free, debt-free basis.

(b)
Share consideration to Silver Crest includes 1.4 million THIL Ordinary Shares subject to earn-in provisions

The following summarizes the unaudited pro forma THIL Ordinary Shares outstanding under the no redemption scenario and the maximum redemption scenarios:
		Assuming No Redemption		Assuming Maximum Redemption
		Shares	%	Shares	%
Total THIL
Silver Crest Public Shareholders		34,500,000	20.86%	3,764,034	2.80%
The Sponsor	(A)	4,312,500	2.61%	4,312,500	3.20%
Existing THIL Shareholders		126,555,003	76.53%	126,555,003	94.00%
Total Company Common Shares Outstanding at Closing		165,367,503	100.00%	134,631,537	100.00%
Potential sources of dilution:
Shares underlying THIL granted share options and restricted share units		7,405,464		7,405,464
Shares underlying the Notes		6,039,533		6,039,533
THIL Earn-Out Shares	(B)	14,000,000		14,000,000
Shares underlying Silver Crest Public Warrants		17,250,000		17,250,000
Shares underlying Silver Crest Sponsor Warrants		4,450,000		4,450,000
PIPE Investors Shares	(C)	4,550,000		4,550,000
PIPE Investors Warrants	(C)	1,200,000		1,200,000
Silver Crest Sponsor PIPE Shares	(D)	500,000		500,000
Equity Support Shares	(E)	5,000,000		5,000,000
CF Principal Investments LLC Shares	(F)	300,000		300,000
Total Company Common Shares Outstanding at Closing (including shares underlying granted share options and restricted share units, earn-out shares, PIPE shares, shares underlying warrants and shares underlying the Notes)		226,062,500		195,326,534

(A)
Includes 1.4 million Silver Crest Sponsor earn-in shares with forfeiture provisions related to the occurrence of certain future events.

(B)
Represents 14.0 million existing THIL shareholders’ earn-out shares that will be issued upon the occurrence of certain future events.

(C)
Represents 4,550,000 ordinary shares and 1,200,000 warrants that will be issued to PIPE investors upon the Closing.

(D)
Represents 500,000 ordinary shares that will be issued to Silver Crest Sponsor’s PIPE investment upon the Closing.

(E)
Represents 5,000,000 ordinary shares, which is the maximum number of ordinary shares that can be issued to the ESA Investors upon the Closing, assuming that the existing PIPE Investment is fully funded and that at least 1,100,000 Silver Crest Public Shares are not redeemed. The actual amount of shares to be sold to the ESA Investors under the ESA is at THIL’s discretion and shall not exceed the lesser of (1) 5,000,000 and (2) the sum of (x) the number of THIL Ordinary Shares subscribed in the PIPE Investment actually purchased or funded for purchase pursuant to the PIPE Subscription Agreements, and (y) 50% of any Public Shares in respect of which the applicable holder has not validly exercised his, her or its redemption right, provided that such shares are not the result of any non-redemption or investment agreement, arrangement, contract or similar that (i) does not provide cash proceeds that are immediately available upon the Closing; (ii) includes a share buyback obligation or (iii) provides a valuation period that would precede, overlap with or follow, in whole or in part, any Reference Period. See “Summary — Recent Development — Equity Support Shares” for additional details.

(F)
Represents 300,000 ordinary shares that will be issued to CF Principal Investments LLC no earlier than the Commitment Shares Determination Date, which is the date that is the earlier to occur of (i) the second trading day prior to the filing of the CEF Initial Registration Statement and (ii) the trading day prior to Cantor sending an invoice to THIL for such shares, and no later than the trading day prior to the filing of the CEF Initial Registration Statement (which shall be filed by THIL as soon as practicable after the Closing), assuming that the trading price of THIL Ordinary Shares on the Commitment Shares Determination Date is $10.00 per share. Under the CEF Purchase Agreement, the amount of such shares to be issued will be determined by $3,000,000, divided by the fair market value of the THIL Ordinary shares on the Commitment Shares Determination Date. See “Summary — Recent Development —  Committed Equity Facility” for additional details.

Accounting for the Business Combination
As THIL was determined to be the acquirer for accounting purposes, the accounting for the transaction will be similar to that of a capital infusion as the only significant pre-combination asset of Silver Crest is the cash and cash equivalents. No intangibles or goodwill will arise through the accounting for the transaction. The accounting is the equivalent of THIL issuing shares of common stock for the net monetary assets of Silver Crest. THIL has been determined to be the accounting acquirer and legal acquirer based on evaluation of the following facts and circumstances:
•
THIL’s existing shareholders will have the greatest voting interest in the combined company under the no redemption and maximum redemption scenarios with over 76% of the voting interest in each scenario;

•
THIL and its existing shareholders will have the ability to nominate a majority of the members of the board of directors of the combined company;

•
THIL’s senior management will be the senior management of the combined company; and

•
The operations of THIL’s PRC Subsidiaries prior to the acquisition comprising the only ongoing operations of the combined company.

Other factors were considered, including purpose and intent of the Business Combination and the location of the combined company’s headquarters, noting that the preponderance of evidence as described above is indicative that THIL is the accounting acquirer and legal acquirer in the Business Combination.

Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2021
RMB
				Assuming No Redemptions			Assuming Maximum Redemptions
	THIL	Silver Crest	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	390,837,386	2,388,345	393,225,731	2,192,138,034	(1)	2,726,665,012	(1,952,970,437)	(3)	773,694,575
				(40,936,691)	(2)
				(64,604,668)	(6)
				282,668,450	(8)
				(35,825,844)	(9)
Accounts receivable	9,817,292	—	9,817,292	—		9,817,292	—		9,817,292
Inventories	42,479,403	—	42,479,403	—		42,479,403	—		42,479,403
Prepaid expenses and other current assets	124,363,260	275,275	124,638,535	—		124,638,535	—		124,638,535
Deferred offering costs	18,475,035	—	18,475,035	(18,475,035)	(2)	19,056,300	—		19,056,300
				19,056,300	(10)
Total Current Assets	585,972,376	2,663,620	588,635,996	2,334,020,546		2,922,656,542	(1,952,970,437)		969,686,105
NON-CURRENT ASSETS:
Property and equipment, net	554,015,231	—	554,015,231	—		554,015,231	—		554,015,231
Intangible assets, net	77,593,680	—	77,593,680	—		77,593,680	—		77,593,680
Other non-current assets	67,311,223	—	67,311,223	—		67,311,223	—		67,311,223
Cash and marketable securities held in Trust Account	—	2,192,138,034	2,192,138,034	(2,192,138,034)	(1)	—	—		—
Cash held in Collateral Account	—	—	—	337,677,636	(9)	337,677,636	—		337,677,636
Total Non-current Assets	698,920,134	2,192,138,034	2,891,058,168	(1,854,460,398)		1,036,597,770	—		1,036,597,770
TOTAL ASSETS	1,284,892,510	2,194,801,654	3,479,694,164	479,560,148		3,959,254,312	(1,952,970,437)		2,006,283,875
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank borrowings	192,055,323	—	192,055,323	—		192,055,323	—		192,055,323
Accounts payable	60,952,491	—	60,952,491	—		60,952,491	—		60,952,491
Contract liabilities	14,129,311	—	14,129,311	—		14,129,311	—		14,129,311

				Assuming No Redemptions			Assuming Maximum Redemptions
	THIL	Silver Crest	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Amounts due to related parties	14,073,915	—	14,073,915	—		14,073,915	—		14,073,915
Other current liabilities	286,078,575	31,771,864	317,850,439	(40,936,691)	(2)	276,913,748	—		276,913,748
Deferred underwriting fee payable	—	76,701,608	76,701,608	(76,701,608)	(2)	—	—		—
Total Current Liabilities	567,289,615	108,473,471	675,763,086	(117,638,298)		558,124,788	—		558,124,788
NON-CURRENT LIABILITIES
Long-term bank borrowings	11,903,452	—	11,903,452	—		11,903,452	—		11,903,452
Convertible notes, at fair value	318,466,215	—	318,466,215	—		318,466,215	—		318,466,215
Warrant liabilities	—	101,524,852	101,524,852	10,645,141	(8)	94,893,298	—		94,893,298
				(17,276,696)	(11)
Contract liabilities — non-current	970,486	—	970,486	—		970,486	—		970,486
Other non-current liabilities	46,858,492	—	46,858,492	—		46,858,492	—		46,858,492
Other liabilities	309,214	—	309,214	—		309,214	—		309,214
Total Non-current Liabilities	378,507,859	101,524,852	480,032,711	(6,631,554)		473,401,157	—		473,401,157
TOTAL LIABILITIES	945,797,474	209,998,323	1,155,795,797	(124,269,852)		1,031,525,945	—		1,031,525,945
COMMITMENTS AND CONTINGENCIES
Ordinary shares subject to possible redemption	—	2,191,474,500	2,191,474,500	(2,191,474,500)	(1)	—	—		—
SHAREHOLDERS’ EQUITY									—
Ordinary Shares (US$0.0001 par value)	7,497	—	7,497	96,657	(5)	110,728	(19,524)	(3)	91,204
				3,208	(8)
				3,176	(9)
				191	(10)
Class A ordinary shares	—	—	—	21,915	(1)	—	—		—
				(21,915)	(5)
Class B ordinary shares	—	5,482	5,482	(5,482)	(5)	—	—		—
Additional paid-in capital	937,315,273	—	937,315,273	2,191,452,585	(1)	3,546,644,926	(1,952,970,437)	(3)	1,593,694,012
				58,226,573	(2)		19,524	(3)
				(206,676,652)	(4)
				(69,260)	(5)
				(64,604,668)	(6)
				20,799,553	(7)

				Assuming No Redemptions			Assuming Maximum Redemptions
	THIL	Silver Crest	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
				272,020,101	(8)
				301,848,616	(9)
				19,056,109	(10)
				17,276,696	(11)
Accumulated deficit	(637,528,160)	(206,676,652)	(844,204,812)	206,676,652	(4)	(658,327,713)	—		(658,327,713)
				(20,799,553)	(7)
Accumulated other comprehensive income	35,743,691	—	35,743,691	—		35,743,691	—		35,743,691
TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS OF THE COMPANY	335,538,301	(206,671,170)	128,867,131	2,795,304,501		2,924,171,632	(1,952,970,437)		971,201,195
NON-CONTROLLING INTERESTS	3,556,735	—	3,556,735	—		3,556,735			3,556,735
Total shareholders’ equity	339,095,036	(206,671,170)	132,423,866	2,795,304,501		2,927,728,367	(1,952,970,437)		974,757,930
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,284,892,510	2,194,801,654	3,479,694,164	479,560,148		3,959,254,312	(1,952,970,437)		2,006,283,875

Unaudited Pro Forma Combined Statement of Operations
For The Year Ended December 31, 2021
RMB
				Assuming No Redemptions		Assuming Maximum Redemptions
	THIL	Silver Crest	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
REVENUES
Company owned and operated stores	617,226,090	—	617,226,090	—	617,226,090	—	617,226,090
Other revenues	26,145,859	—	26,145,859	—	26,145,859	—	26,145,859
Total revenues	643,371,949	—	643,371,949	—	643,371,949	—	643,371,949
COSTS AND EXPENSES, NET
Company owned and operated stores
Food and packaging	207,947,581	—	207,947,581	—	207,947,581	—	207,947,581
Rental expenses	148,152,234	—	148,152,234	—	148,152,234	—	148,152,234
Payroll and employee benefits	199,329,992	—	199,329,992	—	199,329,992	—	199,329,992
Delivery costs	38,604,864	—	38,604,864	—	38,604,864	—	38,604,864
Other operating expenses	161,783,398	—	161,783,398	—	161,783,398	—	161,783,398
Company owned and operated store costs and expenses	755,818,069	—	755,818,069	—	755,818,069	—	755,818,069
Cost of other revenues	16,731,187	—	16,731,187	—	16,731,187	—	16,731,187
Marketing expenses	50,316,856	—	50,316,856	—	50,316,856	—	50,316,856
General and administrative expenses	174,962,876	—	174,962,876	20,799,553(BB)	195,762,429	—	195,762,429
Franchise and royalty expenses	18,800,024	—	18,800,024	—	18,800,024	—	18,800,024
Other operating costs and expenses	2,134,905	44,414,889	46,549,794	(773,890)(CC)	45,775,904	—	45,775,904
Loss on disposal of property and equipment	1,546,122	—	1,546,122	—	1,546,122	—	1,546,122
Impairment losses of long-lived assets	1,001,880	—	1,001,880	—	1,001,880	—	1,001,880
Other income, net	3,475,871	—	3,475,871	—	3,475,871	—	3,475,871
Total costs and expenses, net	1,017,836,048	44,414,889	1,062,250,937	20,025,663	1,082,276,600	—	1,082,276,600
OPERATING LOSS	(374,464,099)	(44,414,889)	(418,878,988)	(20,025,663)	(438,904,651)	—	(438,904,651)
Interest income	315,550	674,090	989,640	—	989,640	(600,166)(DD)	389,474
Interest expenses	(1,901,653)	—	(1,901,653)	—	(1,901,653)	—	(1,901,653)
Change in fair value of warrant liability	—	36,899,183	36,899,183	(6,279,211)(EE)	30,619,972	—	30,619,972
Changes in fair value of convertible notes, excluding impact of instrument- specific credit risk	(5,577,001)	—	(5,577,001)	—	(5,577,001)	—	(5,577,001)
Losses on foreign exchange, net	(1,301,963)	—	(1,301,963)	—	(1,301,963)	—	(1,301,963)
LOSS BEFORE INCOME TAX	(382,929,166)	(6,841,616)	(389,770,782)	(26,304,874)	(416,075,656)	(600,166)	(416,675,822)
Income tax expense	—	—	—	—	—	—	—
NET LOSS	(382,929,166)	(6,841,616)	(389,770,782)	(26,304,874)	(416,075,656)	(600,166)	(416,675,822)
Less: Net Loss attributable to noncontrolling interests	(1,208,147)	—	(1,208,147)	—	(1,208,147)	—	(1,208,147)
NET LOSS ATTRIBUTABLE TO SHAREHOLDERS OF THE COMPANY	(381,721,019)	(6,841,616)	(388,562,635)	(26,304,874)	(414,867,509)	(600,166)	(415,467,675)
Basic and diluted loss Per Ordinary Share	(3,340.26)				(2.37)		(2.88)
Weighted average number of ordinary shares	114,279				174,954,962(AA)		144,218,996(AA)
Basic and diluted loss Per Ordinary Share, Class A and Class B non-redeemable		(0.19)
Weighted average number of ordinary shares, Class A and Class B non-redeemable		8,563,525
Basic and diluted loss Per Ordinary Share, Class A redeemable		(0.19)
Weighted average number of ordinary shares, Class A redeemable		32,614,754

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination (“Transaction”) has been prepared for informational purposes only.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
THIL’s audited consolidated balance sheet as of December 31, 2021 and the related notes for the period then ended, included elsewhere in this proxy statement/prospectus; and

•
Silver Crest’s audited balance sheet as of December 31, 2021 and the related notes for the period then ended, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
THIL’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Silver Crest’s audited statement of operations for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

The historical financial statements of Silver Crest have been translated into RMB, from Silver Crest’s reporting currency of United States dollars (US$) using a published exchange rates of:
•
At the year-end exchange rate as of December 31, 2021 of $1.00 to 6.3521 for the audited balance sheet.

•
The average exchange rate for the year ended December 31, 2021 of $1.00 to 6.4491 for the audited statement of operations.

The accounting adjustments for the Transaction consist of those necessary to account for the transaction. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
THIL and Silver Crest did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Transaction will be accounted for as a capitalization transaction of THIL, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of THIL issuing shares for the net assets of Silver Crest, accompanied by a recapitalization.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021, assumes that the Transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the pro forma effect of the Transactions as if they had been completed on January 1, 2021.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information uses the U.S. Dollar/Renminbi exchange rate as of December 31, 2021 and average exchange rates for the year ended December 31, 2021 and does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The pro forma adjustments reflecting the consummation of the

Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Silver Crest and THIL.
2. Accounting Policies
Upon consummation of the Transactions, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Silver Crest has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information.
The unaudited pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of THIL Ordinary Shares outstanding, assuming the Transactions occurred on January 1, 2021. The transaction assumes 174,954,962 THIL shares are outstanding at December 31, 2021 and excludes: 1,400,000 earn-in shares, 14,000,000 earn-out shares, 6,768,005 underlying share options and unvested restricted share units, 6,039,533 shares underlying the Notes, 1,200,000 PIPE investors’ warrants, and 21,700,000 shares underlying the warrants for both basic and diluted shares outstanding. Assuming the maximum redemption scenario, the 174,954,962 THIL shares are reduced by 30,735,966 shares that are assumed to be redeemed.
Transaction Adjustments
(1)
Under the scenario of no redemptions by Silver Crest Public Shareholders, reflects the reclassification of $345,104,459 (RMB 2,192,138,034) of marketable securities held in the Trust Account that becomes available at the Closing to cash and cash equivalents. In the meantime, reflects the reclassification of $345,000,000 (RMB2,191,474,500) of ordinary shares subject to possible redemption to 34,500,000 Silver Crest Class A ordinary shares at $0.0001 per share with remaining amounts to additional paid-in capital.

(2)
Reflects reversal of deferred underwriting commissions incurred by Silver Crest in the amount of $12,075,000 (RMB76,701,608) as an increase in additional paid-in capital, with a corresponding decrease in deferred underwriting fee payable. Reflects settlements of accrued transaction costs of RMB9,164,827 of THIL and $5,001,789 (RMB31,771,864) of Silver Crest as a reduction of cash, with a corresponding decrease in other current liabilities. In the meantime, reflects the net-off of deferred offering costs of RMB18,475,035 incurred by THIL with additional paid-in capital.

(3)
Under the scenario of maximum redemptions by Silver Crest Public Shareholders, 30,735,966 shares are redeemed thereby reducing proceeds that become available at the closing of the transaction by $307,452,722 (RMB1,952,970,437). Reflects the recapitalization of THIL’s ordinary share at par value of $0.0001 per share as consideration for the Transactions, of which 126,555,003 shares issued to existing THIL shareholders, 2,912,500 shares issued to Silver Crest Sponsor, and 3,764,034 shares issued to Silver Crest public shareholders under the scenario of maximum redemption.

(4)
Reflects the reclassification of Silver Crest’s historical accumulated deficit to additional paid-in capital as part of the Business Combination.

(5)
Reflects the recapitalization of THIL’s ordinary share at par value of $0.0001 per share as consideration for the Transactions, of which 126,555,003 shares issued to existing THIL shareholders, 2,912,500 shares issued to Silver Crest Sponsor, and 34,500,000 shares issued to Silver Crest public shareholders under the scenario of no redemptions.

(6)
Reflects the payment of additional direct and incremental transaction costs of approximately $10,170,600 (RMB64,604,668) as a reduction of cash, with a corresponding decrease in additional paid-in capital.

(7)
Reflects RMB20,799,553 of share-based compensation expense associated with THIL’s share options and restricted share units that will vest upon the Closing.

(8)
Reflects $44,500,000 (RMB282,668,450) proceeds from PIPE investors upon the Closing, with a corresponding increase in 5,050,000 PIPE investors’ ordinary shares at $0.0001 par value, a corresponding increase in PIPE investors’ 1,200,000 warrants with warrant liabilities of $1,675,846 (RMB10,645,141), and the remaining amounts to additional paid-in capital.

(9)
Reflects $47,520,000 (RMB301,851,792) net proceeds from the ESA Investors upon the Closing, with a corresponding increase in 5,000,000 ordinary shares at $0.0001 par value, and the remaining amounts to additional paid-in capital.

(10)
Reflects $3,000,000 (RMB19,056,300) prepaid underwriting fees to CF Principal Investments LLC through issuance of 300,000 ordinary shares at $0.0001 par value, and the remaining amounts to additional paid-in capital.

(11)
Reflects the effect of contribution of 4,450,000 Silver Crest Sponsor’s warrants to Silver Crest upon the Closing, with a reduction of $2,719,840 (RMB17,276,696) in warrant liabilities and a corresponding increase in additional paid-in capital.

The Silver Crest Warrants were exchanged into THIL warrants that contained terms that were identical to the former Silver Crest Warrants. These warrants contain elements that preclude the instruments from equity classification. Accordingly, the market value of the warrants are based on terms and assumptions similar to the previously issued Silver Crest Warrants as there are no material differences. The THIL warrants are currently presented at Silver Crest’s historical value that may materially differ from their value at issuance.
The Warrants were initially valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary share. The subsequent measurement of the Silver Crest Warrants after the initial detachment of the Silver Crest Warrants from the Units were based on an observable market quote in an active market.

The key inputs into the binomial model for the warrants at were as follows:
December 31, 2021
Market price	$9.81
Risk-free interest rate	1.22%
Dividend yield	0.00%
Expected volatility	11.9%
Exercise price	$11.50
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma combined statements of operations for the year ended December 31, 2021 are as follows:
(AA)
Reflects the increase in weighted-average shares outstanding due to the recapitalization of THIL’s ordinary shares and the issuance of ordinary shares (and redemptions in the Assuming Maximum Redemptions in Public Shares scenario) upon the Closing.

(BB)
Reflects the recognition of RMB20,799,553 of share-based compensation expenses associated with THIL’s granted share options and restricted share units for the year ended December 31, 2021.

(CC)
Reflects the elimination of $120,000 (RMB773,890) of expenses for the year ended December 31, 2021 related to Silver Crest’s office space and general administrative services which will cease upon the Closing.

(DD)
Reflects the elimination of interest income earned on the Silver Crest Trust Account for the year ended December 31, 2021 under the scenario of maximum redemption.

(EE)
Reflects $973,660 (RMB6,279,211) change in fair value of warrant liabilities as the effect of contribution of 4,450,000 Silver Crest Sponsor’s warrants to Silver Crest upon the Closing.

4. Loss Per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2021. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
In connection with the Transaction, 1.4 million earn-in shares held by the Sponsor are subject to vesting, as described elsewhere in this prospectus, until the period in which the related contingencies are met. These shares are excluded from the calculation of loss per share until the period in which the related contingencies are met. Further, as these shares participate in non-forfeitable dividends with outstanding common shares, the Company applies the two-class method. No dividends were declared for the period. Under the two-class method, any undistributed income would be allocated between the outstanding common shares and the 1.4 million common shares held by the Sponsor based on their contractual rights to participate in dividend on a pro rata basis. As there is a pro forma undistributed loss under the no redemption and maximum redemption scenario, no loss was allocated to the common shares held by the Sponsor subject to the earn-in criteria as they do not have a contractual obligation to fund losses.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2021:
	For the Year Ended December 31, 2021
(RMB, except share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to the Company	(414,867,509)	(415,467,675)
Weighted average share outstanding − basic and diluted	174,954,962	144,218,996
Pro forma net loss per share – basic and diluted	(2.37)	(2.88)
	No Redemption
Pro Forma Shares Outstanding	174,954,962	100.00%
THIL Ownership	127,192,462(2)(3)(4)(5)	72.70%
Silver Crest Public Ownership	34,500,000	19.72%
Silver Crest Sponsor Ownership	2,912,500(1)	1.66%
PIPE Investors Shares	4,550,000	2.60%
Silver Crest Sponsor PIPE Shares	500,000	0.29%
Equity Support Shares	5,000,000	2.86%
CF Principal Investments LLC Shares	300,000	0.17%
	174,954,962	100.00%
	Maximum Redemption
Pro Forma Shares Outstanding	144,218,996	100.00%
THIL Ownership	127,192,462(2)(3)(4)(5)	88.19%
Silver Crest Public Ownership	3,764,034	2.61%
Silver Crest Sponsor Ownership	2,912,500(1)	2.02%
PIPE Investors Shares	4,550,000	3.15%
Silver Crest Sponsor PIPE Shares	500,000	0.35%
Equity Support Shares	5,000,000	3.47%
CF Principal Investments LLC	300,000	0.21%
	144,218,996	100.00%

(1)
Excludes 1.4 million shares acquired by the Sponsor that are subject to earn-in provisions as described elsewhere in the proxy/
prospectus. Any shares not earned by the Sponsor will be subject to forfeiture. Forfeited shares, if any, will be returned to the
Company for possible future issuance using a constructive retirement method, whereby the aggregate par value of the reacquired shares is charged to the share account rather than to treasury stock

(2)
Excludes 14.0 million earn-out shares issued to THIL shareholders that will be issued upon the occurrence of future events.
Because the earn-out shares are contingently issuable based upon the share price of the combined entity reaching specified thresholds that have not been achieved, the earn-out shares have been excluded from basic and diluted pro forma net loss per share.

(3)
The pro forma diluted shares exclude 6,768,005 shares underlying THIL’s share options and unvested restricted share units because including them would be antidilutive for the year ended December 31, 2021, respectively. .

(4)
The pro forma shares outstanding include 637,459 shares underlying THIL’s vested restricted share units for the year ended December 31, 2021, respectively.

(5)
The pro forma shares exclude 6,039,533 shares underlying the Notes.

For the purposes of applying the if-converted method for calculating diluted loss per share, it was assumed that as of the Effective Time of the transaction, each warrant that was outstanding (21,700,000 Silver Crest Warrants and 1,200,000 PIPE investors’ warrants) shall be converted into the right to receive an option relating to THIL Ordinary Shares. However, since the impact of these in the loss per share calculation results in anti-dilutive, the effect of such exchange was not included in calculation of diluted loss per share.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
The following table provides information about those persons who are expected to serve as directors and executive officers of the combined company following completion of the Business Combination.
Name	Age	Position
Peter Yu	60	Chairman and Director
Yongchen Lu	44	Chief Executive Officer and Director Nominee
Dong Li	45	Chief Financial Officer
Bin He	39	Chief Consumer Officer
Gregory Armstrong	45	Director
Paul Hong	52	Director
Andrew Wehrley	44	Director
Meizi Zhu	37	Director
Eric Haibing Wu	49	Director
Rafael Odorizzi De Oliveira	37	Director
Derek Cheung	43	Director Nominee
Peter Yu.   Mr. Yu has served as Chairman of our board since May 2018 and will continue as Chairman upon consummation of the Business Combination. Mr. Yu is the Managing Partner and co-founder of Cartesian Capital Group, LLC and the Chairman of Cartesian Growth Corporation, a special purpose acquisition company. Mr. Yu is also a director at Cartesian Growth Corporation and Cartesian Growth Corporation II, a special purpose acquisition company, and served as a director at Westport Fuel Systems Inc., a clean transportation technology company, from January 2016 to July 2020. Prior to founding Cartesian in 2006, he founded and served as President & CEO of AIG Capital Partners, Inc. (“AIGCP”). Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Mr. Yu led numerous investments in several regions, and served as Chairman of the investment committee of eight AIGCP private equity funds. Prior to founding AIGCP in 1996, Mr. Yu served President Clinton as Director to the National Economic Council, the White House office, responsible for developing and coordinating economic policy. Prior to that, Mr. Yu served as a law clerk on the U.S. Supreme Court. Mr. Yu holds a Bachelor of Arts degree from Princeton University’s Woodrow Wilson School and J.D. degree from Harvard Law School, where he served as the President of the Harvard Law Review.
Yongchen Lu.   Mr. Lu has served as our Chief Executive Officer since May 2018 and will continue as our Chief Executive Officer and also serve as a member of our board upon consummation of the Business Combination. Mr. Lu has served as the Chief Executive Officer of Tim Hortons (China) Holdings Co., Ltd. since May 2018. Previously, Mr. Lu served as the CFO of Burger King China from November 2012 to April 2018 and China Representative at Cartesian from January 2008 to January 2016. Prior to joining Cartesian, Mr. Lu worked at General Electric for over six years, where he was responsible for managing an indoor fixture product line for the Asia Pacific region, including sourcing, R&D, supply chain, sales and marketing. Mr. Lu graduated from GE’s Financial Management Program and was a certified Six Sigma Black Belt. Mr. Lu holds a bachelor’s degree in international finance from Shanghai Jiaotong University and an MBA from Tuck School of Business at Dartmouth College.
Dong Li.   Mr. Li has served our Chief Financial Officer since September 2021 and will continue as our Chief Financial Officer upon consummation of the Business Combination. Mr. Li has served as the Chief Financial Officer of Tim Hortons China since September 2021. Mr. Li is also an independent director at GreenTree Hospitality Group Ltd. (NYSE: GHG), Boqii Holding Limited (NYSE: BQ) and Helens International Holdings Company Limited (HKEx: 09869). Previously, from September 2019 to September 2021, Mr. Li served as the Chief Financial Officer of Ximalaya Inc., a non-music audio company operating in China, where he led multiple fundraising rounds and supervised the overall corporate governance, capital markets, investor relations and internal finance functions. Prior to that, from July 2017 to June 2019, Mr. Li was the Chief Financial Officer of OneSmart International Education Group Limited (NYSE: ONE), a K-12 education company operating in China, where he helped lead the company's initial public offering on the New York Stock Exchange. Prior to that, he was also the Chief Financial Officer of Pegasus Media Group

Limited and Ecovacs Robotics Holdings Limited (SSE: 603486); worked in investment banking for Bank of America Merrill Lynch; and served in the auditing practice group for KPMG. Mr. Li holds a bachelor's degree in accounting from Tsinghua University and an MBA from the Kellogg School of Management at Northwestern University. Mr. Li is also a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.
Bin He.   Upon consummation of the Business Combination, Ms. He will serve as our Chief Consumer Officer. Ms. He has served as the Tim Hortons China’s Chief Consumer Officer since February 2021 and Chief Marketing Officer from May 2018 to February 2021. Prior to that, Ms. He served as China Representative at Cartesian from June 2012 to May 2018. During her tenure at Cartesian, Ms. He also served as the head of marketing of Burger King China for two years. Prior to joining Cartesian, Ms. He worked as a Commercial Planning Assistant Manager at Bacardi Asia Pacific, where she was responsible for commercial and strategy planning and business development. Previously, Ms. He was with ChinaVest where she worked on cross-border mergers & acquisitions advisory and private placement. Ms. He holds a Bachelor of Management degree from Shanghai University of International Business and Economics and Douglas College in Canada and an MBA from Columbia Business School, Columbia University.
Gregory Armstrong.   Mr. Armstrong has served as a member of our board since May 2018. Mr. Armstrong currently serves as a Senior Managing Director at Cartesian and has served as the CFO and director of Cartesian Growth Corporation, a special purpose acquisition company, since February 2021. Prior to joining Cartesian in 2006, Mr. Armstrong served as an Associate at AIGCP, where he covered investments ranging from natural resources to telecommunications, and worked at Broadview International, a mid-market mergers & acquisitions advisory firm, where he specialized in advising communications infrastructure companies. Mr. Armstrong holds a bachelor’s degree in electrical engineering from Princeton University and an MBA from MIT Sloan School of Management.
Paul Hong.   Mr. Hong has served as a member of our board since May 2018. Mr. Hong currently serves as a Senior Managing Director at Cartesian. Mr. Hong also served as a director at Pangaea Logistics Solutions, Ltd., a provider of seaborne drybulk logistics and transportation services, from October 2014 to March 2021. Prior to joining Cartesian in 2007, Mr. Hong served as Senior Vice President and General Counsel of AIGCP and participated in the bulk of the firm’s investments during his tenure. Prior to joining AIGCP, Mr. Hong practiced law in the corporate and tax departments of Kirkland & Ellis LLP where he specialized in private equity transactions. Mr. Hong hold an LL.M. in taxation from New York University School of Law, a J.D. degree from Columbia Law School, and a bachelor’s degree in economics from Columbia College.
Andrew Wehrley.   Mr. Wehrley has served as a member of our board since February 2021. Mr. Wehrley currently serves as a Principal at Cartesian. Prior to joining Cartesian in 2010, Mr. Wehrley was a consultant at Bain & Company in South Africa and the United States, where he shaped international expansion strategies and reorganized operations for a variety of transnational clients. Prior to that, Mr. Wehrley served at Deutsche Bank and the Afghan Ministry of Commerce. Mr. Wehrley holds a bachelor’s degree from the University of California, Los Angeles, an MBA from the Kellogg School of Management at Northwestern University, and a Master of Public Administration from the Kennedy School at Harvard University.
Meizi Zhu.   Ms. Zhu has served as a member of our board since May 2020. Ms. Zhu currently serves as a Director at Tencent Investment. Before joining Tencent Investment in 2015, Ms. Zhu was an Associate in A.T. Kearney (Shanghai) Management Consulting Co., Ltd., a consulting firm specialized in strategy projects in financial, auto and consumer industries, from September 2014 to August 2015. Ms. Zhu holds a bachelor’s degree in biotechnology from Zhejiang University and an MBA from Columbia Business School.
Eric Wu.   Mr. Wu has served as a member of our board since February 2021. Mr. Wu currently serves as a Venture Partner of Sequoia Capital China. Mr. Wu is also an independent director at CooTek (Cayman) Inc. (NYSE: CTK) and was previously an independent director at Acorn International, Inc. (NYSE: ATV). Prior to joining Sequoia Capital China in June 2019, Mr. Wu was a partner of Vision Knight Capital from April 2018 to June 2019 and the Chief Financial Officer at Plateno Hotels Group (formerly known as 7 Days Group Holdings Limited) from October 2007 to March 2018. Mr. Wu also worked at PricewaterhouseCoopers in the United States from May 2000 to February 2006 and later worked as a senior manager in the assurance department of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

from February 2006 to October 2007. Mr. Wu holds bachelor’s degree in engineering economics from Shanghai Jiao Tong University and an MBA from Michigan State University.
Rafael Odorizzi De Oliveira.   Mr. Odorizzi has served as a member of our board since March 2022. Mr. Odorizzi is the President, Asia-Pacific of Restaurant Brands International (RBI). In this capacity, he oversees the APAC businesses of following brands: BURGER KING®, TIM HORTONS®, POPEYES®, and FIREHOUSE SUBS®. Mr. Odorizzi joined RBI in 2014 and has previously served as the Regional Vice-President, Burger King® for the EMEA region and held other strategic roles in RBI's Zug and Miami offices, including General Manager for the BK EMEA North Division, Head of operations for EMEA, and Director of Operations & Quality Assurance for Latin America. Prior to joining RBI, Mr. Odorizzi worked at Accenture, a strategy consulting firm. Mr. Odorizzi holds an MBA from the Kellogg School of Management at Northwestern University.
Derek Cheung.   Mr. Cheung is the Chief Executive Officer and a Director of Silver Crest and will serve as a member of our board upon consummation of the Business Combination. Mr. Cheung has over 20 years of experience in private equity and investment banking. Since 2019, he has been a Managing Director at Ascendent Capital Partners, spearheading the effort in global alternative investment opportunities. Previously, from 2013 to 2018, Mr. Cheung was the Chief Investment Officer at Verdant Capital Group Limited, a private investment firm based in Hong Kong, managing and overseeing a global portfolio of private equity, public equity and venture capital investments. During that time, he also served on the board of directors and as the responsible officer and the sole portfolio manager of Verdant Capital Management Limited, an asset management company licensed with the Securities and Futures Commission in Hong Kong, as well as the board of directors of Bosera Asset Management, one of the largest mutual fund companies in China. Prior to that, from 2008 to 2013, Mr. Cheung was an executive director of the Greater China private equity group at D. E. Shaw & Co, focused on complex situations in China and overseas opportunities. Mr. Cheung started his career as a mergers and acquisitions banker in the New York office of Credit Suisse First Boston, where he advised major U.S. retail and consumer companies on their China acquisition strategies, before joining the Hong Kong office of J.P. Morgan, focused on Greater China mergers and acquisitions. Mr. Cheung received Bachelor of Science degrees in mathematics and economics from the Massachusetts Institute of Technology.
Other than Yongchen Lu, Dong Li, Bin He, Meizi Zhu and Eric Haibing Wu, who are based in mainland China, and Derek Cheung, who is based in Hong Kong, none of THIL’s officers or directors following the completion of the Business Combination is expected to be located in mainland China or Hong Kong.
Number and Terms of Office of Officers and Directors
Immediately after Closing, the Board will consist of nine directors of a single class. We are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq.
Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate.
Committees of the Board
We intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the Board. We intend to adopt a charter for each of the three committees upon the consummation of the Business Combination. Each committee’s members and functions are described below.
Audit Committee.   Our audit committee is anticipated to consist of Gregory Armstrong, Eric Haibing Wu and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Eric Haibing Wu and Derek Cheung are anticipated to satisfy the “independence” requirements of Nasdaq, and Eric Haibing Wu and Derek Cheung are expected to meet the independence standards under Rule 10A-3 under the Exchange Act. It is anticipated that the Board will determine that Derek Cheung qualifies as an “audit committee financial expert” within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:
•
selecting or replacing our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•
reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
periodically reviewing and reassessing the adequacy of our audit committee charter;

•
meeting periodically with the management, our internal auditor and our independent registered public accounting firm;

•
reporting regularly to the Board;

•
reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•
handling such other matters that are specifically delegated to our audit committee by the Board from time to time.

Compensation Committee.   Our compensation committee is anticipated to consist of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung are anticipated to satisfy the “independence” requirements of Nasdaq. Our compensation committee will assist the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:
•
reviewing and approving, or recommending to the Board for its approval, the compensation for our Chief Executive Officer and other executive officers;

•
reviewing the total compensation package for our employees and recommending any proposed changes to our management;

•
reviewing and recommending to the Board with respect to the compensation of our directors;

•
reviewing annually and administering all long-term incentive compensation or equity plans;

•
selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•
reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee is anticipated to satisfy consist of Gregory Armstrong, Andrew Wehrley and Derek Cheung, with Gregory Armstrong as the chair. Gregory Armstrong, Andrew Wehrley and Derek Cheung are anticipated to satisfy the “independence” requirements of Nasdaq. The nominating and corporate governance committee will assist the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The nominating and corporate governance committee will be responsible for, among other things:
•
identifying and recommending nominees for election or reelection to the Board or for appointment to fill any vacancy;

•
reviewing annually with the Board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•
advising the Board periodically with respect to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the Board on all matters of corporate governance and on any corrective action to be taken; and

•
monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.
The functions and powers of our Board include, among others:
•
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•
declaring dividends and distributions;

•
appointing officers and determining the term of office of officers;

•
exercising the borrowing powers of our company and mortgaging the property of our company; and

•
approving the transfer of shares of our company, including the registering of such shares in our register of members.

Director Independence
As a result of its securities being listed on Nasdaq following consummation of the Business Combination, THIL will adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. It is anticipated that the Board will determine that Gregory Armstrong, Paul Hong, Andrew Wehrley, Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung are “independent directors” as defined in the Nasdaq listing standards and that Meizi Zhu, Eric Haibing Wu, Rafael Odorizzi De Olivieira and Derek Cheung meet the independence standards under Rule 10A-3 under the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period that will be automatically extended unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the committing of any serious or persistent breach or nonobservance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the Board does not affect the executive’s position, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with written notice.
Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets that they made, discovered, conceived, developed or reduced to practice during the executive officer’s employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world that the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer’s employment with us that either are related to our business, actual or demonstrably anticipated research or development or any of our services being developed, manufactured, marketed or sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following the termination of his or her employment or the expiration of the employment agreement, (i) carry on or be engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner or agent, or otherwise carry on, any business in direct competition with us, (ii) solicit or entice away any of our business partners, representatives or agents, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.
We have entered into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
Compensation of Directors and Executive Officers
For the year ended December 31, 2021, we paid an aggregate of RMB3.4 million (US$0.5 million) in cash and benefits to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC Subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.
Share-based Compensation
On March 19, 2019, THIL’s board of directors approved the 2019 Share Option Scheme (“Scheme”) to attract and retain key employees, which will be amended and restated in connection with the Business Combination. The maximum aggregate number of shares that may be issued under the Scheme is 11,111. For the purposes of administering the Scheme, THIL’s board of directors may divide such maximum number of shares into 50,000,000 individual units, with each unit being equivalent to 0.00022222 share. Options under the plan will be granted in the form of individual unit. As of the date of this proxy statement/prospectus, 34,851,498 units are outstanding.
The following paragraphs describe the principal terms of the Scheme.
Plan administration.   The Scheme shall be subject to the administration of THIL’s board of directors, whose decision shall be final and binding, save as otherwise provided herein.
Award agreements.   Awards granted under the Scheme are evidenced by a letter of offer from THIL and acceptance form from the grantee, which set forth the terms and conditions for each award, including, among others, the term of the award, the vesting schedule and the provisions that are applicable in the event that the grantee’s employment or service terminates.
Eligibility.   The plan administrator will select participants under the Scheme from key employees.
Vesting Schedule.   In general, the plan administrator determines the vesting schedule, which is specified in the relevant letter of offer.
Exercise of Awards.   The plan administrator determines the exercise or purchase price, as applicable, for each award. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.
Transfer Restrictions.   Unless otherwise determined and approved by THIL’s board of directors, an award must be personal to the grantee and must not be assignable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favor of any third party over or in relation to any award. Any breach of the foregoing shall entitle THIL to cancel any outstanding option or part thereof granted to such grantee without any compensation.
Termination and Amendment.   Unless terminated earlier, the plan has a term of ten years from its date of effectiveness. The Scheme may be altered in any respect by resolution of THIL’s board of directors, provided that the amended terms of the Scheme or the options shall still comply with the requirements of the Securities Act and that no such alteration shall operate to affect adversely the terms of issue of any option(s) granted or agreed to be granted prior to such alteration.
The following table summarizes, as of the date of this proxy statement/prospectus, the number of units of options granted and outstanding under the Scheme.
Name	Unit Granted	Ordinary Shares Underlying Options	Exercise Price (US$/Unit)	Date of Grant	Date of Expiration
Yongchen Lu	5,000,000	1,111	—	2018/05/01	2028/05/01
	5,000,000	1,111	0.2	2018/05/01	2028/05/01
	*	*	0.6	2021/04/01	2031/04/01
Bin He	*	*	0.2	2018/05/01	2028/05/01
	*	*	0.6	2021/02/01	2031/02/01
	*	*	1.2	2022/03/01	2032/03/01
Dong Li	*	*	0.6	2021/09/06	2031/09/06
	*	*	1.2	2022/03/01	2032/03/01
All directors and executive officers as a group	18,088,658	4,020

Note:
*
Less than 1% of our total outstanding shares.

Equity Incentive Trust
The THC Hope 2021 Trust (the “Trust”) was established under a trust deed dated June 25, 2021 between THIL as the settlor and Futu Trustee Limited (“Trustee”) as trustee. Certain grant recipients under the Scheme have transferred their options to a wholly-owned subsidiary of the Trustee to be held for their benefit. An advisory committee established and authorized by THIL shall make all determination and provide investment directions to the Trustee in relation to the share options held under the Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party Transactions — THIL
Contractual Arrangements with THRI
In 2019, 2020 and 2021, THIL paid THRI continuing franchise fees in the amount of RMB1.2 million, RMB5.1 million and RMB15.6 million (US$2.5 million), respectively, and upfront fees in the amount of RMB1.6 million, RMB4.1 million and RMB24.3 million (US$3.8 million), respectively. THIL also paid consulting services fees to THRI of RMB0.4 million and RMB0.2 million in 2019 and 2020, respectively, and consumer research service fees of RMB0.4 million (US$67.4 thousand) in 2021. The outstanding fees due to THRI were RMB3.6 million and RMB6.8 million (US$1.1 million) as of December 31, 2020 and 2021, respectively.
Amended and Restated Master Development Agreement
On June 11, 2018, THRI, THIL and THHK entered into a master development agreement, which was amended and restated by the A&R MDA. Certain provisions of the A&R MDA shall come into effect upon the consummation of the Business Combination. Pursuant to the A&R MDA, (i) THRI granted to THHK the exclusive right to develop, open and operate (through itself and approved subsidiaries), and to license franchisees to develop, open and operate, Tim Hortons restaurants in mainland China, Hong Kong and Macau (“the Territory”); (ii) THRI engages THHK to provide advertising, marketing, training, monitoring and development services and operational support to all Tim Hortons restaurants operating within the Territory to ensure the standards established by THRI and/or its affiliates from time to time as to quality of service, cleanliness, health and sanitation, requirements, specifications and procedures for Tim Hortons restaurants are complied with and maintained; (iii) THHK undertakes to secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of stores owned and operated by THIL, pay promptly or ensure payment of all material taxes and assessments when due and operate or ensure operation of stores owned and operated by THIL in compliance with all applicable Laws in all material respects and use commercially reasonable efforts to procure the same results with respect to franchise stores; (iv) THHK shall develop and open for business and license franchisees to develop and open for business in compliance with the annual development schedule specified therein and at least 1,700 Tim Hortons restaurants by August 31, 2028; and (v) THRI shall provide training, consulting and support services, and make certain resources available, to THHK.
Under the A&R MDA, THHK shall pay THRI (i) an upfront franchise fee for each company owned and operated stores store and franchise store, and (ii) a monthly franchise fee for each company owned and operated store and franchise store, calculated as a specified percentage of the store’s monthly gross sales, depending on when the store is opened. In addition, for each company owned and operated store and franchise store, THHK shall make a monthly contribution to an advertising fund maintained by THHK, in the amount of a percentage of the store’s monthly gross sales.
The A&R MDA has an initial term of 20 years and shall expire on June 11, 2038, subject to earlier termination in accordance with the terms contained therein. THHK shall have the option to extend the initial term for ten years, provided that certain conditions stated therein are met. THRI may terminate the A&R MDA unilaterally under certain circumstances, including failure by THHK to achieve development targets, failure to make payments in excess of $25,000 or any other material breach of its obligations under the A&R MDA, in each case subject to the applicable cure periods.
Amended and Restated Company Franchise Agreements
On March 31, 2018, THRI, THHK and certain PRC Subsidiaries of THIL (the “Franchisees”) entered into a company franchise agreement, which was amended and restated on June 11, 2018 and further amended and restated on August 13, 2021 (the “A&R PRC CFA”). Pursuant to the A&R PRC CFA, THRI granted the Franchisees and approved subsidiaries a non-exclusive license to operate Tim Hortons restaurant in mainland China for a term of five to 20 years, subject to renewal and early termination. The A&R PRC CFA also (i) sets forth the operational standards, requirements and procedures of Tim Hortons restaurants, (ii) obligates the Franchisees to report its total restaurant sales, ticket count and comparative sales reports on a daily, weekly and monthly basis and other operating data and financial statements periodically, and (iii) gives THRI inspection and audit rights. THRI may terminate the A&R PRC CFA unilaterally under certain circumstances, including material breach by any Franchisee of its obligations under the A&R PRC CFA, subject to the applicable cure period.
On June 11, 2018. THRI and THHK entered into another company franchise agreement, which was amended and restated on August 13, 2021 (the “A&R HK CFA”), on substantially the same terms as the A&R PRC CFA. Pursuant to the A&R HK CFA, THHK and its approved subsidiaries have a non-exclusive license to operate Tim Hortons restaurant in Hong Kong and Macau for a term of five to 20 years
PIPE Subscription Agreements
On March 9, 2022, THIL entered into a PIPE Subscription Agreement with each of THRI, Tencent Mobility Limited and an affiliate of Cartesian, pursuant to which each of THRI, Tencent Mobility Limited and the affiliate of Cartesian committed to subscribe for and purchase 1,000,000 THIL Ordinary Shares for $10 per share for an aggregate purchase price equal to $30,000,000 at the Closing on the same terms as other PIPE Investors. Under the PIPE Subscription Agreement, THIL will also issue to each of THRI, Tencent Mobility Limited and the affiliate of Cartesian an additional 200,000 THIL Ordinary Shares and 400,000 THIL Warrants upon the closing of the PIPE Investment for no consideration, which means in aggregate THIL will issue to THRI, Tencent Mobility Limited and the affiliate of Cartesian an additional 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants upon the closing of the PIPE Investment for no consideration.
Other Related Party Transactions
Pangaea Two, LP, an indirect shareholder of THIL, paid certain operating expenses on behalf of THIL in the amount of RMB0.5 million in 2018, which were fully settled in 2019.
In 2019, 2020 and 2021, THIL purchased coffee beans from TDL Group Corp., an affiliate of THRI, in the amount of RMB6.8 million, RMB8.9 million and RMB28.1 million (US$4.4 million), respectively. As of December 31, 2020 and 2021, RMB4.0 million and RMB7.2 million (US$1.1 million) due to TDL Group Corp was outstanding.
On March 9, 2022, THIL entered into a PIPE Subscription Agreement with TH China Partners Limited, an entity controlled by Pangaea Two, LP., pursuant to which TH China Partners Limited committed to subscribe for and purchase 1,000,000 THIL Ordinary Shares for $10 per share for an aggregate purchase price equal to $10,000,000 at the Closing on the same terms as other PIPE Investors. Under the PIPE Subscription Agreement, THIL will also issue to TH China Partners Limited an additional 200,000 THIL Ordinary Shares and 400,000 THIL Warrants upon the closing of the PIPE Investment for no consideration.
Employment Agreements and Indemnification Agreements
See “Management Following the Business Combination — Employment Agreements and Indemnification Agreements.”
Share Incentives
See “Management Following the Business Combination — Share-based Compensation.”
Certain Relationships and Related Party Transactions — Silver Crest
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Silver Crest in consideration for 7,187,500 Silver Crest Class B Shares. On January 13, 2021, Silver Crest effected a share dividend, resulting in 8,625,000 Silver Crest Class B Shares outstanding.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the closing price of the Silver Crest Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which Silver Crest completes a liquidation, merger, share exchange or other similar transaction that results in all of Silver Crest Public Shareholders having the right to exchange their Silver Crest Class A Shares for cash, securities or other property.
Related Party Promissory Note
On September 28, 2020, Silver Crest issued an unsecured promissory note to the Sponsor, pursuant to which Silver Crest could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Silver Crest IPO. As of December 31, 2020 there was $129,671 outstanding which was repaid with the proceeds from the Silver Crest IPO. The note was then terminated.
Administrative Services Agreement
Silver Crest entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a business combination or Silver Crest’s liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services. For the year ended December 31, 2021, we incurred $120,000, respectively, in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet of December 31, 2021. For the period from September 3, 2020 (inception) through December 31, 2020, we did not incur any fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Silver Crest’s officers and directors may, but are not obligated to, loan Silver Crest funds as may be required. If Silver Crest completes a business combination, Silver Crest would repay the Working Capital Loans out of the proceeds of the Trust Account released to Silver Crest. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Silver Crest may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the combined company at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. As of December 31, 2020 and December 31, 2021, Silver Crest had no outstanding borrowings under the Working Capital Loans.

TAXATION
Material U.S. Federal Income Tax Considerations
The following discussion, to the extent it sets forth legal conclusions regarding the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of Silver Crest Ordinary Shares and Silver Crest Warrants (together, the “Silver Crest Securities”), the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Silver Crest Ordinary Shares that elect to have their Silver Crest Ordinary Shares redeemed for cash, and the material U.S. federal income tax consequences of the ownership and disposition of THIL Ordinary Shares and THIL Warrants following the Business Combination, is the opinion of Morrison & Foerster LLP as United States counsel to Silver Crest, based on and subject to the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto. This discussion applies only to the Silver Crest Securities, THIL Ordinary Shares and/or THIL Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of Silver Crest Ordinary Shares or the ownership and disposal of THIL Ordinary Shares and THIL Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither Silver Crest nor THIL has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.
This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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banks, insurance companies, and certain other financial institutions;

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regulated investment companies and real estate investment trusts;

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brokers, dealers or traders in securities;

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traders in securities that elect to mark to market;

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tax-exempt organizations or governmental organizations;

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding Silver Crest Ordinary Securities or THIL Ordinary Shares and/or THIL Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Silver Crest Ordinary Shares or THIL Ordinary Shares and/or THIL Warrants, as the case may be, being taken into account in an applicable financial statement;

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persons that actually or constructively own 5% or more (by vote or value) of the outstanding Silver Crest Ordinary Shares or, after the Business Combination, the issued THIL Ordinary Shares;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

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persons subject to the “base erosion and anti-abuse” tax;

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U.S. Holders having a functional currency other than the U.S. dollar;

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persons who hold or received Silver Crest Ordinary Securities or THIL Ordinary Shares and/or THIL Warrants, as the case may be, pursuant to the exercise of any employee share option or otherwise as compensation; and

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tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Silver Crest Ordinary Securities, THIL Ordinary Shares and/or THIL Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF SILVER CREST ORDINARY SECURITIES DEPENDS, IN SOME INSTANCES, ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING THIL ORDINARY SHARES AND/OR THIL WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF SILVER CREST ORDINARY SHARES, THIL ORDINARY SHARES OR THIL WARRANTS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Silver Crest Ordinary Securities, THIL Ordinary and/or THIL Warrants, as the case may be, that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

The Business Combination.
Tax Consequences of the Business Combination Under Section 368(a) of the Code
It is intended that the Business Combination qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, there are significant factual and legal uncertainties as to such qualification. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance bearing directly on how certain requirements for Section 368(a) of the Code would apply in the case of an acquisition of a corporation with only investment-type assets, such as Silver Crest. Moreover, qualification of the Business Combination as a reorganization is based on certain facts which will not be known until or following the closing of the Business Combination, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither Silver Crest nor THIL intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS.
If any requirement for Section 368(a) is not met with respect to the Business Combination, a U.S. Holder of Silver Crest Securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of THIL Ordinary Shares and/or THIL Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the Silver Crest Securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the Silver Crest Securities for more than one year (or short-term capital gain or loss otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the THIL Ordinary Shares and/or THIL Warrants received in the Business Combination, if any, would not include the holding period for the Silver Crest Securities surrendered in exchange therefore.
U.S. Holders Exchanging Silver Crest Ordinary Securities for THIL Ordinary Shares and/or THIL Warrants
If the Business Combination qualifies as a reorganization under Section 368(a) of the Code, subject to the discussion below under the heading “— Application of the PFIC Rules to the Business Combination,” a U.S. Holder generally would not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder (i) exchanges only Silver Crest Ordinary Shares (but not Silver Crest Warrants) for THIL Ordinary Shares, (ii) exchanges only Silver Crest Warrants for THIL Warrants, or (iii) both exchanges Silver Crest Ordinary Shares for THIL Ordinary Shares and exchanges Silver Crest Warrants for THIL Warrants.
In such a case, the aggregate tax basis of the THIL Ordinary Shares received by a U.S. Holder in the Business Combination generally would be equal to the aggregate adjusted tax basis of Silver Crest Ordinary Shares surrendered in exchange therefor. The tax basis in the THIL Warrants received by a U.S. Holder in the Business Combination generally would be equal to the adjusted tax basis of the Silver Crest Warrants exchanged therefor. The holding period of the THIL Common Shares and/or THIL Warrants received by a U.S. Holder in the Business Combination generally would include the period during which the Silver Crest Ordinary Shares and/or Silver Crest Warrants, respectively, exchanged therefor were held by such U.S. Holder.
Application of the PFIC Rules to the Business Combination
Based upon the composition of its income and assets, Silver Crest believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Silver Crest Ordinary Shares in connection with the Business Combination if:
(i)
Silver Crest were classified as a PFIC at any time during such U.S. Holder’s holding period for such Silver Crest Ordinary Shares; and

(ii)
the U.S. Holder had not timely made, effective from the first taxable year of its holding period of Silver Crest Ordinary Shares during which Silver Crest qualified as a PFIC: (a) a valid election to treat Silver Crest as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Silver Crest Ordinary Shares.
The application of the PFIC rules to Silver Crest Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Silver Crest Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Silver Crest Warrants for THIL Warrants pursuant to the Merger Agreement.
The tax on any such recognized gain would be imposed based on the Excess Distribution Rules, discussed below under “—Ownership and Disposition of THIL Ordinary Shares and THIL Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Silver Crest Ordinary Shares that have not made a timely QEF election and U.S. Holders of Silver Crest Warrants or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Silver Crest Ordinary Shares and/or Silver Crest Warrants have a fair market value in excess of their tax basis therein.
THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
U.S. Holders Exercising Redemption Rights with Respect to Silver Crest Ordinary Shares
In the event that a U.S. Holder’s Silver Crest Ordinary Shares are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of Silver Crest Ordinary Shares treated as held by the U.S. Holder relative to all of the Silver Crest Ordinary Shares outstanding, both before and after the redemption.
The redemption of Silver Crest Ordinary Shares generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Silver Crest, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only Silver Crest Ordinary Shares actually owned by such U.S. Holder but also Silver Crest Ordinary Shares constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option.
There will be a complete termination of a U.S. Holder’s interest if either: (i) all of the Silver Crest Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the Silver Crest Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury Regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares.

In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. Because holders of Silver Crest Ordinary Shares are not entitled to vote on the election of directors prior to the completion of the Business Combination, the Silver Crest Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply.
The redemption of the Silver Crest Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Silver Crest. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Silver Crest will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult their tax advisors as to the tax consequences of a redemption.
If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally would recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Silver Crest Ordinary Shares redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s Silver Crest Ordinary Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Silver Crest Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Silver Crest Ordinary Shares.
Ownership and Disposition of THIL Ordinary Shares and THIL Warrants by U.S. Holders
Distributions on THIL Ordinary Shares
If THIL makes distributions of cash or property on the THIL Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of THIL’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Since THIL does not intend to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder generally would be required to treat all such distributions as dividends for U.S. federal income tax purposes. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:
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the THIL Ordinary Shares are readily tradable on an established securities market in the United States;

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THIL is neither a PFIC (as discussed below under below under “— Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

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the U.S. Holder satisfies certain holding period requirements; and

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the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurance that THIL Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, there can no assurance that THIL will not be treated as a PFIC in any taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to THIL Ordinary Shares. Subject to certain exceptions, dividends on THIL Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by THIL with respect to the THIL Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”
Sale, Exchange, Redemption or Other Taxable Disposition of THIL Ordinary Shares or THIL Warrants.
Subject to the discussion below under “ — Passive Foreign Investment Company Rules,” a U.S. Holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of THIL Ordinary Shares or THIL Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such THIL Ordinary Shares or such THIL Warrants, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of THIL Ordinary Shares or THIL Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the THIL Ordinary Shares or THIL Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. Holders should consult their tax advisors regarding the ability to claim a foreign tax credit.
Exercise or lapse of a THIL Warrant
A U.S. Holder generally will not recognize gain or loss upon the acquisition of a THIL Ordinary Share on the exercise of a THIL Warrant for cash. A U.S. Holder’s initial tax basis in its THIL Ordinary Shares received upon exercise of the THIL Warrant generally would equal the sum of its tax basis in the Silver Crest Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an THIL Ordinary Share received upon exercise of the THIL Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the THIL Warrant and will not include the period during which the U.S. Holder held the THIL Warrant. If a THIL Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the THIL Warrant.
The tax consequences of a cashless exercise of a THIL Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the THIL Ordinary Shares received generally would equal the U.S. Holder’s basis in the THIL Warrants exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the THIL Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the THIL Warrants and will not include the period during which the U.S. Holder held the THIL Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the THIL Ordinary Shares would include the holding period of the THIL Warrants exercised therefor.

It is also possible that a cashless exercise of a THIL Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of THIL Ordinary Shares or THIL Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. Holder would recognize capital gain or loss with respect to the THIL Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the THIL Ordinary Shares that would have been received in a regular exercise of the THIL Warrants deemed surrendered, net of the aggregate exercise price of such THIL Warrants and (ii) the U.S. Holder’s tax basis in such THIL Warrants. In this case, a U.S. Holder’s aggregate tax basis in the THIL Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the THIL Warrants deemed exercised and (ii) the aggregate exercise price of such THIL Warrants. A U.S. Holder’s holding period for the THIL Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the THIL Warrants and will not include the period during which the U.S. Holder held the THIL Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. Holder’s holding period would commence with respect to the THIL Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of THIL Warrants.
Adjustment to Exercise Price
Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a THIL Warrant or to the THIL Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “— Distributions on THIL Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a THIL Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a THIL Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of the THIL Ordinary Shares and/or THIL Warrants could be materially different from that described above, if THIL is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:
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at least 75% of its gross income for such year is passive income; or

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at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, THIL will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which THIL owns, directly or indirectly, 25% or more (by value) of the stock.
Based on the fiscal year 2020 composition of the income, assets and operations of THIL and its subsidiaries, THIL does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that THIL will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and THIL can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether THIL or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether THIL or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of THIL’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of THIL’s or any of its subsidiaries’ income or composition of THIL’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if THIL were considered a PFIC at any time that a U.S. Holder owns THIL Ordinary Shares and/or THIL Warrants, THIL would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its THIL Ordinary Shares and/or THIL Warrants at their fair market value on the last day of the last taxable year in which THIL is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the THIL Ordinary Shares and/or THIL Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless THIL subsequently becomes a PFIC.
For each taxable year that THIL is treated as a PFIC with respect to a U.S. Holder’s THIL Ordinary Shares or THIL Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its THIL Ordinary Shares or THIL Warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the THIL Ordinary Shares or THIL Warrants will be treated as excess distributions. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the THIL Ordinary Shares and/or THIL Warrants;

•
the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which THIL is a PFIC, will be treated as ordinary income; and

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the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the THIL Ordinary Shares or THIL Warrants cannot be treated as capital gains, even though the U.S. Holder holds the THIL Ordinary Shares or THIL Warrants as capital assets.
Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which THIL may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that THIL does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of THIL’s subsidiaries.
If THIL is a PFIC, a U.S. Holder of THIL Ordinary Shares (but not THIL Warrants) may avoid taxation under the Excess Distribution Rules described above by making a QEF election. However, a U.S. Holder may make a QEF election with respect to its THIL Ordinary Shares only if THIL provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because THIL currently does not intend to provide U.S. Holders with such information on an annual basis, U.S. Holders generally would not be able to make a QEF election with respect to the THIL Ordinary Shares.
A U.S. Holder of THIL Ordinary Shares (but not THIL Warrants) may also avoid taxation under the Excess Distribution Rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The THIL Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for THIL.
If a U.S. Holder makes a valid mark-to-market election with respect to its THIL Ordinary Shares, such U.S. Holder will include in income for each year that THIL is treated as a PFIC with respect to such THIL Ordinary Shares an amount equal to the excess, if any, of the fair market value of the THIL Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the THIL Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the THIL Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the THIL Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the THIL Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the THIL Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the THIL Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such THIL Ordinary Shares previously included in income. A U.S. Holder’s basis in the THIL Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions THIL makes would generally be subject to the rules discussed above under “— Distributions on THIL Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.
A U.S. Holder that is eligible to make a mark-to-market election with respect to its THIL Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.
A U.S. Holder of a PFIC generally is required to file an IRS Form 8621 on an annual basis. U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules and the associated reporting requirements to their particular circumstances.
Non-U.S. Holders
The section applies to Non-U.S. Holders of Silver Crest Ordinary Shares and THIL Ordinary Shares. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Silver Crest Ordinary Shares and THIL Ordinary Shares, as the case may be, that is not a U.S. Holder, including:
•
a nonresident alien individual, other than certain former citizens and residents of the United States;

•
a foreign corporation; or

•
a foreign estate or trust.

Non-U.S. Holders Exercising Redemption Rights with Respect to Silver Crest Ordinary Shares
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Silver Crest Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Silver Crest Ordinary Shares, as described above under “— U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to Silver Crest Ordinary Shares.” Any redeeming Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of THIL Ordinary Shares by Non-U.S. Holders” applies in respect of such gain or loss.
Ownership and Disposition of THIL Ordinary Shares and THIL Warrants by Non-U.S. Holders
Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of THIL Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of THIL Ordinary Shares or THIL Warrants generally will not be subject to U.S. federal income taxation unless:

•
the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•
in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a THIL Warrant, or the lapse of a THIL Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under (“— U.S. Holders — Exercise or Lapse of a THIL Warrant”) above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Valens ordinary shares and Valens warrants.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
U.S. Holders.   Information reporting requirements may apply to cash received in redemption of Silver Crest Ordinary Shares, distributions on the THIL Ordinary Shares, and the proceeds received on sale or other taxable disposition of the Silver Crest Securities, the THIL Ordinary Shares or THIL Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Non-U.S. Holders.   Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Silver Crest Securities, THIL Ordinary Shares or THIL Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to THIL Ordinary Shares and proceeds from the sale of other disposition of the Silver Crest Securities, THIL Ordinary Shares or THIL Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Material PRC Tax Considerations
The Announcement on Several Issues Concerning Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (“Circular 7”) issued by the PRC State Administration of Taxation stipulates that if a non-resident enterprise indirectly transfers its equity interests in, or other assets of, a PRC resident enterprise without any reasonable business purpose in order to evade PRC enterprise income tax obligations, such indirect transfer will be re-characterized under the PRC Enterprise Income Tax Law as a direct transfer of such equity interests or other assets of the Chinese resident enterprise and will be subject to PRC withholding tax at a rate of 10% with respect to gain deemed to have resulted from such transfer.
Circular 7 could apply if the Business Combination did not have a reasonable business purpose and was being carried out in order to evade PRC corporate income tax obligations. We believe that Circular 7 does not apply to the Business Combination because, for the reasons described under the heading “Proposal One — The Business Combination Proposal — Silver Crest’s Board of Directors’ Reasons for the Business Combination,” the Business Combination has a reasonable business purpose as required in Circular 7. However, it is possible that PRC tax authorities would make an assessment that the Business Combination is subject to Circular 7. If Circular 7 were to apply to the Business Combination, THIL would be subject to PRC 10% withholding tax on any gain deemed, from a PRC tax perspective, to have been realized from the Business Combination.

DESCRIPTION OF THIL’S SHARE CAPITAL AND ARTICLES OF ASSOCIATION
A summary of the material provisions governing the combined company’s share capital immediately following the completion of the Business Combination is provided below. This summary is not complete and should be read together with THIL’s second amended and restated memorandum and articles of association (“THIL Articles”), a copy of which is appended to this proxy statement/prospectus as Annex B. In this section “we,” “us” and “our” refer to THIL.
We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs will be governed by the THIL Articles, the Cayman Companies Law and the common law of the Cayman Islands. As of the date of this proxy statement/prospectus (and prior to the Recapitalization), there are 56,691 ordinary shares, par value $0.01 per share, and 60,000 ordinary shares designated as redeemable, par value $0.01 per share outstanding. Pursuant to the THIL Articles, which will be adopted immediately prior to the First Effective Time, the authorized share capital of THIL will be $5,000 divided into such number of shares determined by multiplying the number of authorized ordinary shares of THIL immediately before the Share Split by a split factor provided in the Merger Agreement with a nominal or par value equal to $5,000 divided by such number of shares; with 500,000,000 of such shares being classified as ordinary shares, and the balance of such shares being classified as such class or classes (however designated) as the Board may determine. All of our outstanding shares are validly issued, fully paid and non-assessable. The Board may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.
Ordinary Shares
The following is a description of the material terms of THIL Ordinary Shares and the THIL Articles that will be in effect upon the closing of the Transactions. The following descriptions are qualified by reference to the THIL Articles that will be in effect upon the closing of the Transactions, a copy of which is filed with the SEC as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
Voting Rights
Each registered holder of THIL Ordinary Shares will be entitled to one vote for each THIL Ordinary Share of which he, she or it is the registered holder, subject to any rights and restrictions for the time being attached to any share. Unless specified in the THIL Articles, or as required by applicable provisions of the Cayman Companies Law or applicable stock exchange rules, an ordinary resolution, being, the affirmative vote of shareholders holding a majority of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company, is required to approve any such matter voted on by our shareholders. Approval of certain actions, such as amending the THIL Articles, reducing our share capital, registration of our company by way of continuation in a jurisdiction outside the Cayman Islands and merger or consolidation with one or more other constituent companies, will require a special resolution under Cayman Islands law and pursuant to the THIL Articles, being the affirmative vote of shareholders holding a majority of not less than two-thirds of the shares which, being so entitled, are voted thereon in person or by proxy at a quorate general meeting of the company or a unanimous written resolution of all of our shareholders entitled to vote at a general meeting of the company.
Dividend Rights
We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.
Liquidation Rights
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of THIL Ordinary Shares will be entitled to participate in any surplus assets in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up or the date of the return of capital, as the case may be, on the THIL Ordinary Shares held by them respectively.
Registration Rights
Following the Business Combination, certain of our shareholders and the Sponsor will be entitled to certain registration rights under the terms of the Registration Rights Agreement. For a discussion of such rights, see “Agreements Entered Into in Connection with the Business Combination — Registration Rights Agreement.”
Shareholder Meetings
One or more shareholders holding at least a majority of the paid up voting share capital of our company present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy and entitled to vote at that meeting shall form a quorum. In accordance with the Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Companies Law for us to hold annual or extraordinary general meetings.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one THIL Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve months from the closing of the Silver Crest IPO and 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the A&R Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of THIL Ordinary Shares. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any THIL Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the THIL Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue THIL Ordinary Shares upon exercise of a warrant unless the THIL Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the THIL Ordinary Shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those THIL Ordinary Shares until the warrants expire or are redeemed, as specified in the A&R Warrant Agreement; provided that, if THIL Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $18.00.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the warrants held by the Sponsor):
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in whole and not in part;

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at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of THIL Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the THIL Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those THIL Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of THIL Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
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in whole and not in part;

•
at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of THIL Ordinary Shares (as defined below) except as otherwise described below;

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if, and only if, the closing price of the THIL Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•
if the closing price of THIL Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the Private Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of THIL Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair value” of THIL

Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of THIL Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the A&R Warrant Agreement, references above to THIL Ordinary Shares shall include a security other than THIL Ordinary Shares into which THIL Ordinary Shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of THIL Ordinary Shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date (period to expiration of warrants)	Fair Market Value of THIL Ordinary Shares
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of THIL Ordinary Shares
	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of THIL Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of THIL Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 THIL Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of THIL Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 THIL Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 THIL Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any THIL Ordinary Shares.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the Private Warrants) when the trading price for THIL Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when THIL Ordinary Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of THIL Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when THIL Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when THIL Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer THIL Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for THIL Ordinary Shares if and when such THIL Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional THIL Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of THIL Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than THIL Ordinary Shares pursuant to the A&R Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than THIL Ordinary Shares, our company (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the THIL Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding THIL Ordinary Shares is increased by a capitalization or share dividend paid in THIL Ordinary Shares to all or substantially all holders of THIL Ordinary Shares, or by a split-up of THIL Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of THIL Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding THIL Ordinary Shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase THIL Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of THIL Ordinary Shares equal to the product of (i) the number of THIL Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for THIL Ordinary Shares) and (ii) one, minus the quotient of (x) the price per THIL Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for THIL Ordinary Shares, in determining the price payable for THIL Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of THIL Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which THIL Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of THIL Ordinary Shares on account of such THIL Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on THIL Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of THIL Ordinary Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of THIL Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of THIL Ordinary Shares in connection with a shareholder vote to amend the THIL Articles (A) to modify the substance or timing of our obligation to provide holders of THIL Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of Silver Crest IPO or (B) with respect to any other provision relating to the rights of holders of THIL Ordinary Shares, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each THIL Ordinary Share in respect of such event.
If the number of outstanding THIL Ordinary Shares is decreased by a consolidation, combination or reclassification of THIL Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of THIL Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding THIL Ordinary Shares.
Whenever the number of THIL Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of THIL Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of THIL Ordinary Shares so purchasable immediately thereafter.
In addition, if (i) we issue additional THIL Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (iii) the volume weighted average trading price of THIL Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $18.00” and “— Redemption of warrants when the price per THIL Ordinary Shares equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding THIL Ordinary Shares (other than those described above or that solely affects the par value of such THIL Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation or entity (other than a consolidation or merger in which we are the continuing corporation or company and that does not result in any reclassification or reorganization of our outstanding THIL Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of THIL Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of THIL Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the THIL Articles or as a result of the redemption of THIL Ordinary Shares by the company if a proposed initial business combination is presented to the shareholders of the company for approval) under circumstances in which, upon the completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding THIL Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the THIL Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the A&R Warrant Agreement. If less than 70% of the consideration receivable by the holders of THIL Ordinary Shares in such a transaction is payable in the form of THIL Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the Black-Scholes value (as defined in the A&R Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a A&R Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The A&R Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the warrants and the A&R Warrant Agreement set forth in this proxy statement/prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the A&R Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants. You should review a copy of the A&R Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive THIL Ordinary Shares. After the issuance of THIL Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of THIL Ordinary Shares.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of THIL Ordinary Shares to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the A&R Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Warrants
Except as described below, the Private Warrants have terms and provisions that are identical to the Public Warrants. The Private Warrants, including the underlying shares, will not be transferable, assignable or salable until 30 days after the Closing, except pursuant to limited exceptions, and they will not be redeemable by us (except as described under “— Public Warrants — Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). Our sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Warrants or any provision of the A&R Warrant Agreement with respect to the Private Warrants will require a vote of holders of at least 50% of the number of the then-outstanding Private Warrants.
Except as described above under “— Public Warrants — Redemption of warrants when the price per THIL Ordinary Share equals or exceeds $10.00,” if holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of THIL Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of THIL Ordinary Shares underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) over the exercise price of the warrants by (y) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported closing price of THIL Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the THIL Ordinary Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Companies Law. The Cayman Companies Law is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements. In certain circumstances, the Cayman Companies Law allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (usually a majority of not less than two-thirds of the votes which are cast in person or by proxy by those shareholders who, being entitled to do so, attend and vote at a quorate general meeting of the relevant company or a unanimous written resolution of all of the shareholders entitled to vote at a general meeting of the relevant company) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company where the parent and subsidiary company are both incorporated under the Cayman Companies Law. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the directors of the Cayman Islands company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Cayman Companies Law provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company must (and any dissenting shareholder may) file a petition with the Cayman Islands Grand Court to determine the fair value and such petition by the company must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, by way of schemes of arrangement, which will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a general meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Law or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out Provisions.   When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits.   Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officer or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities.   The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies.   We are an exempted company with limited liability under the Cayman Companies Law. The Cayman Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company’s register of members is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue shares with no par value;

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an exempted company may obtain an undertaking against the imposition of any future taxation;

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (2020 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (2018 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection — Cayman Islands
We have certain duties under the Data Protection Act (2021 Revision) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

a)
where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Retention of the information we collect
We retain the information we collect for no longer than is reasonably necessary to fulfil the purposes for which we collect the information and to comply with our legal obligations.
Your choices and rights
Under the DPL you have certain rights regarding your personal data that we have collected. You may have the right to request (i) access to your personal data, (ii) rectification or erasure of personal data, (iii) restriction of processing concerning you, and (iv) objection to processing that is based upon our legitimate interests. Your ability to exercise these rights will depend on a number of factors and, in some instances, we will not be able to comply with your request, for example because we have legitimate grounds for not doing so or where the right doesn’t apply to the particular information we hold on you. If you would like to discuss or exercise the rights you may have, you can contact us through the methods stated below.
Complaints
We are committed to working with you to obtain a fair resolution of any complaint or concern about your privacy. If you would like to contact us, please use the methods stated above.
If, however, you believe that we have not been able to assist with your complaint or concern, you may have the right to complain to the relevant data protection authority in your jurisdiction

COMPARISON OF RIGHTS OF THIL SHAREHOLDERS AND SILVER CREST SHAREHOLDERS
General
Silver Crest is incorporated as a Cayman Islands exempted company and the rights of Silver Crest shareholders are governed by the laws of the Cayman Islands, including the Cayman Companies Law, and by the Silver Crest Articles. THIL is incorporated as a Cayman Islands exempted company and the rights of THIL shareholders will be governed by the laws of the Cayman Islands, including the Cayman Companies Law, and by the THIL Articles. Following the Business Combination, the rights of Silver Crest shareholders who become THIL shareholders will continue to be governed by Cayman Islands law but will no longer be governed by the Silver Crest Articles and instead will be governed by the THIL Articles.
Comparison of Shareholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Silver Crest shareholders under the Silver Crest Articles (left column), and the rights of THIL shareholders under the THIL Articles (right column) after the Closing. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Silver Crest Articles, and the THIL Articles, as well as the relevant provisions of the Cayman Companies Law.
Silver Crest	THIL
Authorized Share Capital

The authorized share capital of Silver Crest is $22,200 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each, 20,000,000 Class B ordinary shares of a par value of $0.0001 each, and 2,000,000 preference shares of a par value of $0.0001 each. As of the date of this proxy statement/prospectus, no preference shares are outstanding.
Silver Crest’s board of directors is authorized to issue preference shares in one or more series without shareholder approval.

The authorized share capital of THIL as of the effective time of the Business Combination will be $5,000 divided into such number of shares determined by multiplying the number of authorized ordinary shares of THIL immediately before the Share Split by a split factor provided in the Merger Agreement with a nominal or par value equal to $5,000 divided by such number of shares; with 500,000,000 of such shares being classified as ordinary share, and the balance of such shares being classified as such class or classes (however designated) as the Board may determine. As of the date of this proxy statement/prospectus, no preference shares are outstanding.
The Board is authorized to issue preference shares in one or more series without shareholder approval. The Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of its authorized but unissued shares.

Number of Directors
Silver Crest shareholders may by ordinary resolution (simple majority standard) fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed, the minimum number of directors is one and the maximum number of directors is unlimited.	THIL shareholders may by ordinary resolution (simple majority standard) fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed, the minimum number of directors is one and the maximum number of directors is unlimited.

Silver Crest	THIL
Classified Board of Directors
For so long as the Silver Crest shares are traded on a designated stock exchange, Silver Crest’s board of directors shall be divided into three classes: Class I, Class II and Class III. At the first annual general meeting of members following the Silver Crest IPO, the term of office of directors assigned to Class I shall expire and Class I directors shall be elected for a full term of three years; at the second annual general meeting of members following the Silver Crest IPO, the term of office of the directors assigned to Class II shall expire and Class II directors shall be elected for a full term of three years; and at the third annual general meeting of members following the Silver Crest IPO, the term of office of the directors assigned to Class III shall expire and Class III directors shall be elected for a full term of three years. These term limits do not apply to those directors appointed prior to the first annual general meeting of members. Silver Crest’s board of directors is responsible for assigning directors to each class.	The Board shall consist of a single class of directors.
Nomination Rights
Shareholders do not have any nomination rights. Prior to the closing of the initial business combination, only holders of Silver Crest Class B Shares will have the right to vote on the appointment of directors.	Pursuant to the Merger Agreement, subject to the terms of THIL’s organizational documents, THIL shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, the Board shall consist of at least nine directors, which shall initially include one director designated by the Sponsor and eight directors designated by THIL. The Sponsor’s director designee shall also be appointed as a member of each of the compensation committee, the nominating and corporate governance committee and the audit committee.
In addition, under the A&R MDA, so long as THRI holds 3,495 ordinary shares (as adjusted to take into account any share splits, share dividends, share combinations and similar transactions occurring after the Closing) of THIL, THRI shall have the right to nominate one individual of its choosing (the “THRI Designee”) for election to the board of directors of THIL. THIL shall take such action as may be necessary or appropriate such that the Board includes a THRI Designee immediately following the Closing.

Silver Crest	THIL
Alternate Directors
Any director may in writing appoint another person to be such director’s alternate. Every such alternate director shall be entitled to attend and vote at meetings of Silver Crest’s board of directors as a director when the director appointing such alternate director is not personally present and shall have authority to sign written resolutions of Silver Crest’s board of directors on behalf of the appointing director, except where such written resolutions have been signed by the appointing director. Subject to the provisions of the Silver Crest Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the appointing director.	Any director may in writing appoint another person to be such director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such director’s place at any meeting of the Board at which the appointing director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Board as a director when the director appointing such alternate director is not personally present. If a director appoints another director as an alternate, the alternate director shall have one vote on behalf of the appointing director in addition to his or her own vote. Subject to the provisions of THIL Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the appointing director.
Filling Vacancies on the Board of Directors

The directors may appoint any person to be a director to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Silver Crest Articles as the maximum number of directors.
Silver Crest shareholders may appoint any person to be a director by ordinary resolution (simple majority standard) provided that, prior to the closing of the initial business combination, only holders of Silver Crest Class B Shares will have the right to vote on the appointment of directors.

The directors may appoint any person to be a director to fill a vacancy provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the THIL Articles as the maximum number of directors.
THIL shareholders may appoint any person to be a director by ordinary resolution (simple majority standard). Pursuant to the Merger Agreement, Silver Crest Management LLC has the right to designate one director for appointment to the Board.
A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

Removal of Directors by Shareholders
Silver Crest shareholders may remove any director, with our without cause, by ordinary resolution (simple majority standard) provided that, prior to the closing of the initial business combination, only holders of Silver Crest Class B Shares will have the right to vote on the removal of directors	Directors may be removed only for cause by an ordinary resolution (simple majority standard) of the shareholders or by all of the remaining directors (not being less than two in number).

Silver Crest	THIL
Shareholder Meeting Quorum
The quorum required for a general meeting of Silver Crest shareholders consists of one or more shareholders holding at least a majority of the shares entitled to vote present in person or by proxy,
If Silver Crest’s board of directors proposes to materially and adversely vary the rights of a specific class of shares, the necessary quorum for such class meeting shall be at least one or more shareholders holding or representing by proxy at least one-third in nominal or par value amount of the issued shares of the class.
The quorum required for a general meeting of THIL shareholders consists of one or more shareholders holding at least a majority of the shares entitled to vote, present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy.
If the Board proposes to materially and adversely vary the rights of a specific class of shares, the necessary quorum for such class meeting shall be one or more shareholders holding or representing by proxy at least one-third of the issued shares of the class.

Calling a Special Meeting of Shareholders
Shareholders holding at least 30% of the voting share capital may requisition general meetings (i.e. call a special meeting of shareholders).	General meetings may be convened on the requisition on writing of any shareholder or shareholders holding at least 10% of the paid up voting share capital.
Advance Notice of Shareholder Proposal or Nomination
Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to Silver Crest not later than the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.	No advance notice provisions to bring business or nominate directors under the THIL Articles.
Advance Notice of Meetings

A director or alternate director may call a meeting of Silver Crest’s board of directors by providing at least two days’ notice.
At least five clear days’ notice must be given of any general meeting of Silver Crest shareholders.
A director may call a meeting of the Board by providing at least two days’ notice. At least seven clear days’ notice must be given of any general meeting of THIL shareholders.
Restrictions on Outside Compensation of Directors
No restrictions on outside remuneration of directors.	No restrictions on outside remuneration of directors.
Shareholder Action by Written Consent
Unanimous written consent required to pass a resolution without a meeting.	Unanimous written consent required to pass a resolution without a meeting.
Voting Requirements for Amendments to Memorandum and Articles of Association
Special resolution (66 2∕3% of shareholders who vote at a general meeting where there is a quorum (including a simple majority of the holders of Silver Crest Class B Shares in the case of amending article 30.3, which provides that prior to the closing of initial business combination, only holders of Silver Crest Class B Shares will have the right to vote on
Special resolution (66 2∕3% of shareholders who vote at a general meeting where there is a quorum or a unanimous written resolution) required to amend the THIL Articles.
If the Board proposes to materially and adversely vary the rights of a specific class of shares, such

Silver Crest	THIL

the appointment of directors) or a unanimous written resolution required to amend the Silver Crest Articles.
If Silver Crest’s board of directors proposes to materially and adversely vary the rights of a specific class of shares, such variation requires the consent in writing of the holders of not less than two-thirds of the issued shares of that class or the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Silver Crest Public Shareholders will have the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account if any amendment is made to the Silver Crest Articles (i) that would modify the substance or timing of Silver Crest’s obligation to provide holders of Silver Crest Class A Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Public Shares if Silver Crest does not complete its initial business combination within the prescribed timeframe or any amendment is made with respect to any other provision of the Silver Crest Articles relating to the rights of holders of Silver Crest Class A Shares.

variation requires the consent in writing of the holders of not less than two-thirds of the issued shares of that class or the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Holders of THIL Ordinary Shares do not have any redemption rights with respect to amendments to the THIL Articles.

Indemnification of Directors and Officers
The Silver Crest Articles provides for limited indemnification covering only directors and officers and former directors and officers. Silver Crest shall pay expenses in advance of a final disposition.	The THIL Articles provide for limited indemnification covering only directors and officers, former directors and officers and their personal representatives. THIL shall pay expenses in advance of a final disposition.
Approval of Certain Transactions
Any merger or consolidation of Silver Crest with one (1) or more constituent companies shall require the approval of a special resolution (66 2∕3% of shareholders who vote at a general meeting where there is a quorum).	Any merger or consolidation of THIL with one (1) or more constituent companies shall require the approval of a special resolution (66 2∕3% of shareholders who vote at a general meeting where there is a quorum).
Forum Selection Provision
There is no provision requiring disputes brought on behalf of Silver Crest or against Silver Crest (or directors or employees of Silver Crest in their capacities as such) to be brought in a particular forum.	There is no provision requiring disputes brought on behalf of THIL or against THIL (or directors or employees of THIL in their capacities as such) to be brought in a particular forum.
Waiver of Corporate Opportunity
Waiver of obligation to provide business opportunities to Silver Crest provided for directors and officers.	No such waiver.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Silver Crest Ordinary Shares as of March 29, 2022 by:
•
each person known by Silver Crest to be the beneficial owner of 5% or more of Silver Crest Ordinary Shares;

•
each of Silver Crest’s current officers and directors; and

•
all of Silver Crest’s current officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.
The percentage of beneficial ownership of Silver Crest in the table below is calculated based on 43,125,000 Silver Crest Ordinary Shares, consisting of (i) 34,500,000 Silver Crest Class A Shares and (ii) 8,625,000 Silver Crest Class B Shares, issued and outstanding after the Silver Crest IPO.
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Ordinary Shares
Silver Crest 5% or Greater Shareholders:
Silver Crest Management LLC	8,625,000(2)(3)	20.0%
Other 5% Shareholders:
Citadel Advisors LLC	2,597,424(4)	7.5%
PAG Holdings Limited	2,451,499(5)	6.9%
Silver Crest Current Officers and Directors:
Leon Meng	8,625,000(2)(3)	20.0%
Christopher Lawrence	—(7)	—
Derek Cheung	—(7)	—
Andy Bryant	—(7)	—
Steeve Hagege	—(7)	—
Wei Long	—(7)	—
Mei Tong	—(7)	—
All officers and directors as a group (7 persons)	8,625,000(2)(3)(6)	20.0%

(1)
Unless otherwise noted, the business address of each of the Silver Crest shareholders named herein is Suite 3501, 35/F, Jardine House 1 Connaught Place, Central, Hong Kong.

(2)
Interests shown consist solely of Founder Shares, classified as Silver Crest Class B Shares. Such shares will automatically convert into Silver Crest Class A Shares on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, at the time of Silver Crest’s initial business combination or earlier at the option of the holders thereof.

(3)
Represents 8,625,000 Silver Crest Class B Shares directly held by the Sponsor. Leon Meng is a member and the sole manager of the Sponsor. Mr. Meng disclaims beneficial ownership of any shares held by the Sponsor except to the extent of his pecuniary interest therein.

(4)
According to a Schedule 13G/A filed with the SEC on February 14, 2022 by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, Citadel Securities Group LP, Citadel Securities GP LLC and Mr. Kenneth Griffin, who have shared voting and dispositive power over the 2,597,424 shares reported. The address of the principal business office for each of the reporting persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)
According to a Schedule 13G/A filed with the SEC on January 31, 2022 by PAG Holdings Limited (“PAG Holdings”), a Cayman Islands company, Pacific Alliance Group Limited (“PAG Limited”), a Cayman Islands company, beneficially held as to

99.2% by PAG Holdings, Pacific Alliance Investment Management Limited (“Pacific Alliance Investment Management”), a Cayman Islands company, beneficially held as to 90.0% by PAG Limited, Pacific Alliance Group Asset Management Limited (“PAG Asset Management”), a Cayman Islands company, beneficially held as to 100.0% by Pacific Alliance Investment Management, and Pacific Alliance Asia Opportunity Fund L.P. (“Pacific Alliance Asia Opportunity”), a Cayman Islands limited partnership, of which PAG Asset Management is the general partner, who have shared voting and dispositive power over the 2,451,499 shares reported. The address of the principal business office for each reporting persons is PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands.
(6)
Does not include any shares indirectly owned by Messrs. Lawrence, Cheung, Bryant, Hagege and Long and Ms. Tong as a result of such individual’s membership interest in the Sponsor. Each of these individuals disclaims beneficial ownership of any shares held by the Sponsor except to the extent of their pecuniary interest therein.

The percentage of beneficial ownership of THIL in the table below is calculated based on 116,855 ordinary shares of THIL outstanding as of the date of this proxy statement/proxy.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
5% or Greater Shareholders:
Pangaea Two Acquisition Holdings XXIIB Limited	105,013(1)	89.9%
Pangaea Two Acquisition Holdings XXIIA Limited	67,535(2)	57.8%
Tencent Mobility Limited	17,460(3)	14.9%
SCC Growth VI Holdco D, Ltd.	13,345(4)	11.4%
Tim Hortons Restaurants International GmbH	10,000(5)	8.6%
Eastern Bell International XXVI Limited	6,672(6)	5.7%
Directors and Executive Officers†:
Peter Yu	67,535(2)	57.8%
Yongchen Lu	1,342(7)	1.1%
Dong Li	—	—
Bin He	*(8)	*
Gregory Armstrong	—	—
Paul Hong	—	—
Andrew Wehrley	—	—
Meizi Zhu	—	—
Eric Haibing Wu	—	—
Rafael Odorizzi De Oliveira	—	—
All executive officers and directors as a group (ten persons)	71,266	61.0%

†
Except as indicated otherwise below, the business address of our directors and executive officers is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China.

*
Less than 1%.

(1)
Represents 105,013 shares held by Pangaea Two Acquisition Holdings XXIIB Limited (“Pangaea XXIIB”), a company incorporated under the laws of the United Kingdom with its registered address at 11-12 St James’ Square, London, SW1Y 4LB, United Kingdom. Pangaea Two Acquisition Holdings XXIIA Limited (“Pangaea XXIIA”), Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited holds 64.31%, 16.63%, 12.71% and 6.35% of the shares in Pangaea XXIIB and have voting power over their respective shares.

(2)
Represents 67,535 shares held by Pangaea XXIIA, a company incorporated under the Laws of the United Kingdom. Pangaea XXIIA is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The business address of Pangaea XXIIA is at Suite 1, 3rd Floor 11 – 12 St. James’s Square, London, United Kingdom, SW1Y 4LB.

(3)
Represents 17,460 shares held by Tencent Mobility Limited, a company limited by shares incorporated in Hong Kong and a wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a company listed on the Hong Kong Stock Exchange. The principal place of business in Hong Kong of Tencent Mobility Limited and Tencent Holdings Limited is 29/F., Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.

(4)
Represents 13,345 shares held by SCC Growth VI Holdco D, Ltd. an exempted company incorporated under the Laws of the

Cayman Islands. SCC Growth VI Holdco D, Ltd. is wholly owned by Sequoia Capital China Growth Fund VI, L. P. The general partner of Sequoia Capital China Growth Fund VI, L. P. is SC China Growth VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The registered office of SCC Growth VI Holdco D, Ltd. is at PO Box 309 Ugland House Grand Cayman, KY1-1104, Cayman Islands.
(5)
Represents 10,000 shares held by Tim Hortons Restaurants International GmbH, a private limited liability company organized and existing under the laws of Switzerland and a subsidiary of Restaurant Brands International Inc., an NYSE-listed corporation organized under the laws of Canada. The business address of Tim Hortons Restaurants International GmbH is Dammstrasse 23, 6300 Zug, Switzerland.

(6)
Represents 6,672 shares held by Eastern Bell International XXVI Limited, a company limited by shares established under the Laws of the British Virgin Islands. Eastern Bell International XXVI Limited is wholly owned by Eastern Bell Capital Fund II, L.P. The general partner of Eastern Bell Capital Fund II, L.P. is Eastern Bell Capital II Limited. Eastern Bell Capital II Limited is collectively controlled by YAN Li, ZHU Yingchun and Sheung Man LAU. The registered office of Eastern Bell International XXVI Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(7)
Represents 1,342 shares held by L&L Tomorrow Holdings Limited, a British Virgin Islands company wholly owned by Mr. Yongchen Lu. The registered office of L&L Tomorrow Holdings Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(8)
Represents shares held by Lord Winterfell Limited, a British Virgin Islands company wholly owned by Ms. Bin He. The registered office of Lord Winterfell Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The following table sets forth information regarding the expected beneficial ownership of THIL Ordinary Shares immediately following the consummation of the Business Combination by:
•
each person known by THIL who will be the beneficial owner of 5% or more of the outstanding THIL Ordinary Shares immediately following the consummation of the Business Combination;

•
each person who will become an executive officer or a director of THIL upon consummation of the Business Combination; and

•
all of the executive officers and directors of THIL as a group, upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of THIL Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any THIL Ordinary Share as to which the holder has sole or shared voting power or investment power and also any THIL Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option, warrant or any other right.
The expected beneficial ownership percentages set forth in the table below have been determined based on the followings: (i) the Share Split has been effected at a ratio of 1,083.0040:1, (ii) 34,500,000 THIL Ordinary Shares are issued to holders of Silver Crest Class A Shares, (iii) 4,312,500 THIL Ordinary Shares are issued to holders of Silver Crest Class B Shares, (iv) 21,700,000 THIL Ordinary Shares are issued to holders of THIL Warrants upon the exercise of such warrants, (v) 6,039,533 THIL Ordinary Shares are issued to holders of the Notes upon the conversion of the Notes, (vi) 6,250,000 THIL Ordinary Shares are issued to the PIPE Investors, including 1,800,000 THIL Ordinary Shares underlying the securities issuable to certain PIPE Investors that agree to pay a purchase price of at least $10,000,000, and (v) there will be an aggregate of 199,357,036 THIL Ordinary Shares issued and outstanding, immediately following the consummation of the Transactions, assuming no redemptions and no exercise of dissent rights. The actual number of THIL Ordinary Shares to be held by existing THIL shareholders and the aggregate number of THIL Ordinary Shares outstanding immediately following the consummation of the Transactions are subject to change depending on the ratio at which the Share Split is to be effected.
The expected beneficial ownership percentages set forth in the table below do not take into account (i) the CEF Shares, the Commitment Shares and the Equity Support Shares; (ii) any additional 600,000 THIL Ordinary Shares and 1,200,000 THIL Warrants issuable to each PIPE Investor that agrees to pay a purchase price of at least $10,000,000; (iii) THIL Ordinary Shares issuable the issuance of any shares upon the exercise of any awards issued under the 2019 Share Option Scheme that will be outstanding as at Closing, which are expected to be represent an aggregate of 7,405,464 THIL Ordinary Shares; (iv) THIL Ordinary Shares issuable upon the exercise of any awards that may be issued under the 2019 Share Option Scheme and (v) the Earn-out Shares.

Name of Beneficial Owner	Post- Business Combination (Assuming No Redemption and No Exercise of Dissent Rights)		Post- Business Combination (Assuming Maximum Redemption of Silver Crest Class A Shares)
	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
5% or Greater Shareholders:
Pangaea Two Acquisition Holdings XXIIB Limited	113,730,012(1)	57.05%	113,730,012(1)	67.45%
Pangaea Two Acquisition Holdings XXIIA Limited	73,141,187(2)	36.69%	73,141,187(2)	43.38%
Tencent Mobility Limited	20,509,719(3)	10.29%	20,509,719(3)	12.16%
SCC Growth VI Holdco D, Ltd.	14,752,737(4)	7.40%	14,752,737(4)	8.75%
Tim Hortons Restaurants International GmbH	12,430,089(5)	6.24%	12,430,089(5)	7.38%
Leon Meng	9,262,500(6)	4.65%	9,262,500(6)	5.49%
Directors and Executive Officers†:
Peter Yu	74,741,187(7)	37.49%	74,741,187(7)	44.32%
Yongchen Lu	*(8)	*	*(8)	*
Dong Li	—	—	—	—
Bin He	*(9)	*	*(9)	*
Gregory Armstrong	—	—	—	—
Paul Hong	—	—	—	—
Andrew Wehrley	—	—	—	—
Meizi Zhu	—	—	—	—
Eric Haibing Wu	—	—	—	—
Rafael Odorizzi De Oliveira	—	—	—	—
Derek Cheung	—	—	—	—
All executive officers and directors as a group (eleven persons)	76,736,089	38.49%	76,736,089	45.51%

†
Except as indicated otherwise below, the business address of our directors and executive officers is 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China.

*
Less than 1%.

(1)
Represents 113,730,012 shares held by Pangaea XXIIB, a company incorporated under the laws of the United Kingdom with its registered address at 11-12 St James’ Square, London, SW1Y 4LB, United Kingdom. Pangaea XXIIA, Tencent Mobility Limited, SCC Growth VI Holdco D, Ltd. and Eastern Bell International XXVI Limited holds 64.31%, 16.63%, 12.71% and 6.35% of the shares in Pangaea XXIIB and have voting power over their respective shares.

(2)
Represents 73,141,187 shares held by Pangaea XXIIA, a company incorporated under the Laws of the United Kingdom. Pangaea XXIIA is controlled by Pangaea Two, LP. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The business address of Pangaea XXIIA is at Suite 1, 3rd Floor 11 – 12 St. James’s Square, London, United Kingdom, SW1Y 4LB.

(3)
Represents (i) 18,909,719 shares held by Tencent Mobility Limited, a company limited by shares incorporated in Hong Kong and a wholly-owned subsidiary of Tencent Holdings Limited, and (ii) 1,600,000 shares underlying the securities to be purchased by Tencent Mobility Limited in connection with the PIPE Investment. Tencent Holdings Limited is company listed on the Hong Kong Stock Exchange. The principal place of business in Hong Kong of Tencent Mobility Limited and Tencent Holdings Limited is 29/F., Three Pacific Place No. 1, Queen’s Road East, Wanchai, Hong Kong.

(4)
Represents (i) 14,452,737 shares held by SCC Growth VI Holdco D, Ltd. an exempted company incorporated under the Laws of the Cayman Islands, and (ii) 300,000 shares underlying the securities to be purchased by SCC Growth VI Holdco D, Ltd in connection with the PIPE Investment. SCC Growth VI Holdco D, Ltd. is wholly owned by Sequoia Capital China Growth Fund VI, L. P. The general partner of Sequoia Capital China Growth Fund VI, L. P. is SC China Growth VI Management, L.P., whose general partner is SC China Holding Limited. SC China Holding Limited is wholly owned by SNP China Enterprises

Limited, which is wholly owned by Mr. Neil Nanpeng Shen. The registered office of SCC Growth VI Holdco D, Ltd. is at PO Box 309 Ugland House Grand Cayman, KY1-1104, Cayman Islands.
(5)
Represents (i) 10,830,089 shares held by Tim Hortons Restaurants International GmbH, a private limited liability company organized and existing under the laws of Switzerland and a subsidiary of Restaurant Brands International Inc., an NYSE-listed corporation organized under the laws of Canada, and (ii) 1,600,000 shares underlying the securities to be purchased by Tim Hortons Restaurants International GmbH in connection with the PIPE Investment. The business address of Tim Hortons Restaurants International GmbH is Dammstrasse 23, 6300 Zug, Switzerland.

(6)
Represents (i) 4,312,500 shares underlying the Silver Crest Class B Shares held by the Sponsor, (ii) 4,450,000 shares issuable upon the exercise of the THIL Warrants held by the Sponsor, and (iii) 500,000 shares underlying the securities to be purchased by Silver Crest Investment Limited in connection with the PIPE Investment. Leon Meng is a member and the sole manager of the Sponsor. Leon Meng is the controlling shareholder and the sole director of Silver Crest Investment Limited. The address of the Sponsor is Suite 3501, 35/F, Jardine House 1 Connaught Place, Central, Hong Kong. The registered address of Silver Crest Investment Limited is Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1‑1106.

(7)
Represents (i) 73,141,187 shares held by Pangaea XXIIA, a company incorporated under the Laws of the United Kingdom.Pangaea XXIIA is controlled by Pangaea Two, LP, and (ii) 1,600,000 shares underlying the securities to be purchased by TH China Partners Limited in connection with the PIPE Investment. The general partner of Pangaea Two, LP is Pangaea Two GP, LP. The General Partner of Pangaea Two GP, LP is Pangaea Two Admin GP, LLC. Cartesian Capital Group, LLC is the sole and managing member of Pangaea Two Admin GP. Peter Yu is a managing member of Cartesian. The business address of Pangaea XXIIA is at Suite 1, 3rd Floor 11 – 12 St. James’s Square, London, United Kingdom, SW1Y 4LB. TH China Partners Limited is controlled by Pangaea Two, LP, and Peter Yu is the president and a director of TH China Partners Limited. The registered address of TH China Partners Limited is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)
Represents shares held by L&L Tomorrow Holdings Limited, a British Virgin Islands company wholly owned by Mr. Yongchen Lu. The registered office of L&L Tomorrow Holdings Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(9)
Represents shares held by Lord Winterfell Limited, a British Virgin Islands company wholly owned by Ms. Bin He. The registered office of Lord Winterfell Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is completed, THIL shareholders will be entitled to attend and participate in THIL’s annual general meetings of shareholders. THIL will provide notice of the date on which its annual general meeting will be held in accordance with the THIL Articles and the Cayman Companies Law.

APPRAISAL RIGHTS UNDER THE CAYMAN COMPANIES LAW
Holders of record of Silver Crest Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Law. In this proxy statement/prospectus, these appraisal or dissent rights are sometimes referred to as “Dissent Rights.”
Holders of record of Silver Crest Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its Silver Crest Ordinary Shares must give written objection to the First Merger to Silver Crest prior to the shareholder vote to approve the First Merger and follow the procedures set out in Section 238 of the Cayman Companies Law. These statutory appraisal rights are separate to and mutually exclusive of the right of Silver Crest Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the Silver Crest Articles. It is possible that if a Silver Crest shareholder exercises appraisal rights, the fair value of the Silver Crest Ordinary Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. Silver Crest believes that such fair value would equal the amount that Silver Crest shareholders would obtain if they exercise their redemption rights as described herein.
Silver Crest shareholders need not vote against any of the proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Law. A Silver Crest shareholder which elects to exercise appraisal rights must do so in respect of all of the Silver Crest Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.
At the First Effective Time, the Dissenting Silver Crest Shares will automatically be cancelled by virtue of the First Merger, and each Dissenting Silver Crest Shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting Silver Crest Shares under Section 238 of the Cayman Companies Law will cease, the shares will no longer be considered Dissenting Silver Crest Shares and such holder’s former Silver Crest Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one THIL Ordinary Share for each Silver Crest Ordinary Share, without any interest thereon. As a result, such Silver Crest shareholder would not receive any cash for their Silver Crest Ordinary Shares and would become a shareholder of THIL.
In the event that any Silver Crest shareholder delivers notice of their intention to exercise Dissent Rights, Silver Crest, THIL and Merger Sub may, in their sole discretion, elect to delay the consummation of the First Merger in order to invoke the limitation on dissenter rights under Section 239 of the Cayman Companies Law. Section 239 of the Cayman Companies Law states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where the limitation under Section 239 of the Cayman Companies Law is invoked, no Dissent Rights would be available to Silver Crest shareholders, including those Silver Crest shareholders who previously delivered a written objection to the First Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Companies Law in full up to such date, and such holder’s former Silver Crest Ordinary Shares will thereupon be deemed to have been converted as of the First Effective Time into the right to receive the merger consideration comprising one THIL Ordinary Share for each Silver Crest Ordinary Share, without any interest thereon. Accordingly, Silver Crest shareholders are not expected to ultimately have any appraisal or dissent rights in respect of their Silver Crest Ordinary Shares and the certainty provided by the redemption process may be preferable for Silver Crest Public Shareholders wishing to exchange their Public Shares for cash.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Silver Crest’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Silver Crest, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong, or +852-2165-9000. Following the Business Combination, such communications should be sent in care of THIL, 2501 Central Plaza, 227 Huangpi North Road, Shanghai, People’s Republic of China. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
The legality of the THIL Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for THIL by Maples and Calder (Cayman) LLP. Certain legal matters relating to U.S. law will be passed upon for THIL by Kirkland & Ellis LLP. Certain legal matters relating to PRC law will be passed upon for THIL by Han Kun Law Offices. Certain legal matters relating to U.S. law will be passed upon for Silver Crest by Morrison & Foerster LLP. Certain Cayman Islands legal matters will be passed upon for Silver Crest by Appleby.

EXPERTS
The consolidated balance sheets of TH International Limited as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for the years ended December 31, 2021, 2020 and 2019 have been included herein and in the registration statement in reliance upon the report of KPMG Huazhen LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The office of KPMG Huazhen LLP is located at 25th Floor, Tower II, Plaza 66, 1266 Nanjing West Road, Shanghai, People’s Republic of China.
The financial statements of Silver Crest Acquisition Corporation as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from September 3, 2020 (inception) through December 31, 2020 appearing in this proxy statement have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Silver Crest and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of Silver Crest’s proxy statement. Upon written or oral request, Silver Crest will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise request that Silver Crest delivers single copies of such document in the future. Shareholders may notify Silver Crest of their requests by writing or calling Silver Crest at its principal executive offices at Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong, or +852-2165-9000.

ENFORCEABILITY OF CIVIL LIABILITY
THIL is a Cayman Islands holding company that conducts its operations in mainland China through wholly owned subsidiaries. Following the Closing, a majority of THIL’s assets, its entire management team and at least two of its directors will be based in mainland China, and one of its directors will be based in Hong Kong. Service of process upon THIL, its officers and these directors may be difficult to obtain within the U.S. and any judgment obtained in the U.S. against THIL and these individuals may not be collectible within the U.S. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties or incur additional costs in effecting service of legal process, enforcing judgments or bringing actions against us or certain of our officers and directors” and “Risk Factors — Risks Related to the Business Combination — Because Silver Crest and THIL are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.”
THIL has irrevocably appointed Cogency Global Inc. as its agent to receive service of process in any action against THIL in any U.S. federal or state court arising out of the Transactions. The address of THIL’s agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.
THIL has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.
In addition, THIL has been advised by its PRC legal counsel, Han Kun Law Offices, according to its interpretation of the currently in-effect PRC laws and regulations, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements, public policy considerations and conditions set forth in applicable provisions of PRC laws relating to the enforcement of civil liability, including the PRC Civil Procedures Law, based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. based upon the civil liability provisions of the U.S. federal securities laws. Further, pursuant to the Civil Procedures Law of the PRC, any matter, including matters arising under U.S. federal securities laws, in relation to assets or personal relationships may be brought as an original action in mainland China only if the institution of such action satisfies the conditions specified in the Civil Procedures Law of the PRC. As a result of the conditions set forth in the Civil Procedures Law and the discretion that PRC courts have in determining whether the conditions are satisfied and whether to accept the action for adjudication, there remains uncertainty as to whether an investor will be able to bring an original action in a PRC court based on U.S. federal securities laws.
Service of process upon Hong Kong-based entities or individuals may be difficult to obtain within the U.S. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against these Hong Kong-based entities or individuals predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against these Hong Kong-based entities or individuals predicated upon the securities laws of the U.S. or any state in the U.S. A judgment of a court in the U.S. predicated upon

U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.

TRANSFER AGENT AND REGISTRAR
The transfer agent for THIL Ordinary Shares will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION
THIL has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Silver Crest files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act. You may access information on Silver Crest at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Silver Crest Acquisition Corporation
Suite 3501, 35/F, Jardine House,
1 Connaught Place, Central, Hong Kong
Telephone: +852-2165-9000
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than August 11, 2022.
All information contained in this proxy statement/prospectus relating to THIL has been supplied by THIL, and all such information relating to Silver Crest has been supplied by Silver Crest. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
Page
TH International Limited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019	F-4
Consolidated Statements of Comprehensive loss for the years ended December 31, 2021, 2020 and 2019	F-5
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2021, 2020 and 2019	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2021, 2020 and 2019	F-7
Notes to the Consolidated Financial Statements	F-9
Silver Crest Acquisition Corporation
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-41
Balance Sheet as of December 31, 2020 and December 31, 2021	F-42
Statement of Operations for the Year Ended December 31, 2021 and for the Period from September 3, 2020 (Inception) Through December 31, 2020	F-43
Statement of Changes in Shareholder’s Equity for the Year Ended December 31, 2021 and for the Period from September 3, 2020 (Inception) Through December 31, 2020	F-44
Statement of Cash Flows for the Year Ended December 31, 2021 and for the Period from September 3, 2020 (Inception) Through December 31, 2020	F-45
Notes to Financial Statements	F-46
Unaudited Financial Statements
Condensed Balance Sheets as of December 31, 2021 and March 31, 2022 (Unaudited)	F-61
Condensed Statements of Operations for the three months ended March 31, 2022 and 2021 (Unaudited)	F-62
Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2022 and 2021 (Unaudited)	F-63
Condensed Statements of Cash Flows for the three months ended March 31, 2022 and 2021 (Unaudited)	F-64
Notes to Condensed Financial Statements (Unaudited)	F-65

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
TH International Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of TH International Limited and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, had net cash used in operating activities and had an accumulated loss, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG Huazhen LLP
We have served as the Company’s auditor since 2019.
Shanghai, China
April 29, 2022

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(Expressed in Renminbi Yuan)
		As of December 31
	Note	2021	2020
		RMB	RMB
ASSETS
Current assets
Cash		390,837,386	174,873,739
Accounts receivable	3	9,817,292	7,978,152
Inventories	4	42,479,403	11,304,698
Prepaid expenses and other current assets	5	142,838,295	56,736,515
Total current assets		585,972,376	250,893,104
Non-current assets
Property and equipment, net	6	554,015,231	235,752,655
Intangible assets, net	7	77,593,680	61,903,026
Other non-current assets	8	67,311,223	31,811,916
Total non-current assets		698,920,134	329,467,597
Total assets		1,284,892,510	580,360,701
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank borrowings	9	192,055,323	—
Accounts payable		60,952,491	15,396,770
Contract liabilities	10	14,129,311	2,860,704
Amount due to related parties	22	14,073,915	7,678,486
Other current liabilities	13	286,078,575	102,308,418
Total current liabilities		567,289,615	128,244,378
Non-current liabilities
Long-term bank borrowings	9	11,903,452	—
Convertible notes, at fair value	14	318,466,215	—
Contract liabilities – non-current	10	970,486	534,067
Other non-current liabilities		46,858,492	18,173,219
Other liabilities		309,214	356,787
Total non-current liabilities		378,507,859	19,064,073
Total liabilities		945,797,474	147,308,451
Shareholders’ equity
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 116,691 shares and 101,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively)		7,497	6,513
Additional paid-in capital		937,315,273	644,906,635
Accumulated losses		(637,528,160)	(255,807,141)
Accumulated other comprehensive income		35,743,691	39,181,361
Total equity attributable to shareholders of the Company		335,538,301	428,287,368
Non-controlling interests		3,556,735	4,764,882
Total shareholders’ equity		339,095,036	433,052,250
Commitments and Contingencies	11
Total liabilities and shareholders’ equity		1,284,892,510	580,360,701
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Operations
(Expressed in Renminbi Yuan)
		Year ended December 31
	Note	2021	2020	2019
		RMB	RMB	RMB
Revenues
Company owned and operated stores		617,226,090	206,036,187	48,081,820
Other revenues (including other revenues from transactions with a related party of RMB428,148, nil and nil for the years ended December 31, 2021, 2020 and 2019, respectively)		26,145,859	6,048,384	9,175,283
Total revenues	15	643,371,949	212,084,571	57,257,103
Costs and expenses, net
Company owned and operated stores
Food and packaging (including cost of Company owned and operated stores from transactions with a related party of RMB19,521,561, RMB8,864,342 and RMB6,815,762 for the years ended December 31, 2021, 2020 and 2019, respectively)		207,947,581	74,401,872	21,598,486
Rental expenses		148,152,234	54,719,146	18,766,599
Payroll and employee benefits		199,329,992	50,314,270	20,695,652
Delivery costs		38,604,864	12,232,737	774,239
Other operating expenses		161,783,398	52,063,335	14,778,589
Company owned and operated store costs and expenses		755,818,069	243,731,360	76,613,565
Costs of other revenues		16,731,187	5,207,632	7,842,171
Marketing expenses		50,316,856	16,986,023	8,020,373
General and administrative expenses (including general and administrative expenses from transactions with a related party of nil, RMB160,532 and RMB443,260 for the years ended December 31, 2021, 2020 and 2019, respectively)		174,962,876	79,366,314	51,066,593
Franchise and royalty expenses (including franchise and royalty expenses from transactions with a related party of RMB15,576,324, RMB5,147,252 and RMB1,209,660 for the years ended December 31, 2021, 2020 and 2019, respectively)		18,800,024	8,591,902	4,726,773
Other operating costs and expenses		2,134,905	2,712,522	439,452
Loss on disposal of property and equipment		1,546,122	—	—
Impairment losses of long-lived assets		1,001,880	—	—
Other income	16	3,475,871	3,338,788	195,717
Total costs and expenses, net		1,017,836,048	353,256,965	148,513,210
Operating loss		(374,464,099)	(141,172,394)	(91,256,107)
Interest income		315,550	511,389	2,271,637
Interest expenses		(1,901,653)	—	—
Foreign currency transaction (loss)/gain		(1,301,963)	(2,399,162)	1,155,826
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	21	(5,577,001)	—	—
Loss before income taxes		(382,929,166)	(143,060,167)	(87,828,644)
Income tax expenses	18	—	—	—
Net loss		(382,929,166)	(143,060,167)	(87,828,644)
Less: Net Loss attributable to non-controlling interests		(1,208,147)	(1,060,660)	(174,458)
Net Loss attributable to shareholders of the Company		(381,721,019)	(141,999,507)	(87,654,186)
Basic and diluted loss Per Ordinary Share	20	(3,340)	(1,416)	(877)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Net loss	(382,929,166)	(143,060,167)	(87,828,644)
Other comprehensive (loss) / income
Fair value changes of convertible notes due to instrument- specific credit risk, net of nil income taxes	(548,029)	—	—
Foreign currency translation adjustment, net of nil income taxes	(2,889,641)	2,788,426	19,068,426
Total comprehensive loss	(386,366,836)	(140,271,741)	(68,760,218)
Less: Comprehensive loss attributable to non-controlling interests	(1,208,147)	(1,060,660)	(174,458)
Comprehensive loss attributable to shareholders of the Company	(385,158,689)	(139,211,081)	(68,585,760)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
(Expressed in Renminbi Yuan)
		Ordinary shares		Additional paid-in capital	Subscription receivables	Accumulated losses	Accumulated other comprehensive income	Total equity attributable to shareholders of the Company	Non-controlling interests	Total shareholders’ equity
	Note	Number of shares	Amount
		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2019		100,000	6,412	636,537,437	(384,726,000)	(26,153,448)	17,324,509	242,988,910	—	242,988,910
Net loss		—	—	—	—	(87,654,186)	—	(87,654,186)	(174,458)	(87,828,644)
Foreign currency translation adjustment		—	—	—	—	—	19,068,426	19,068,426	—	19,068,426
Contribution by a subsidiary’s non-controlling shareholder		—	—	—	—	—	—	—	6,000,000	6,000,000
Settlement of subscription receivable	19	—	—	—	192,363,000	—	—	192,363,000	—	192,363,000
Balance at December 31, 2019		100,000	6,412	636,537,437	(192,363,000)	(113,807,634)	36,392,935	366,766,150	5,825,542	372,591,692
Net loss		—	—	—	—	(141,999,507)	—	(141,999,507)	(1,060,660)	(143,060,167)
Foreign currency translation adjustment		—	—	—	—	—	2,788,426	2,788,426	—	2,788,426
Issuance of shares	19	1,500	101	10,089,000	—	—	—	10,089,101	—	10,089,101
Settlement of subscription receivable	19	—	—	(1,719,802)	192,363,000	—	—	190,643,198	—	190,643,198
Balance at December 31, 2020		101,500	6,513	644,906,635	—	(255,807,141)	39,181,361	428,287,368	4,764,882	433,052,250
Net loss		—	—	—	—	(381,721,019)	—	(381,721,019)	(1,208,147)	(382,929,166)
Fair value changes of convertible notes due to instrument-specific credit risk		—	—	—	—	—	(548,029)	(548,029)	—	(548,029)
Foreign currency translation adjustment		—	—	—	—	—	(2,889,641)	(2,889,641)	—	(2,889,641)
Issuance of shares	19	15,191	984	292,408,638	—	—	—	292,409,622	—	292,409,622
Balance at December 31, 2021		116,691	7,497	937,315,273	—	(637,528,160)	35,743,691	335,538,301	3,556,735	339,095,036
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Cash flow from operating activities:
Net loss	(382,929,166)	(143,060,167)	(87,828,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,276,142	27,838,383	8,700,124
Loss on disposal of property and equipment	1,546,122	—	—
Impairment losses of long-lived assets	1,001,880	—	—
Unrealized foreign currency transaction (loss)/gain	827,068	2,399,162	(1,155,826)
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	5,577,001	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,839,140)	(4,804,658)	(3,173,494)
Inventories	(31,174,705)	(5,570,406)	(5,734,292)
Prepaid expenses and other current assets	(36,203,430)	(36,698,790)	(17,331,777)
Other non-current assets	(35,499,307)	(22,108,155)	(8,130,865)
Accounts payable	45,555,721	7,709,469	7,687,301
Amounts due to related parties	4,083,764	2,883,159	1,170,773
Contract liabilities	11,705,026	(657,361)	4,052,132
Other current liabilities	69,469,317	13,565,385	19,243,508
Other non-current liabilities	28,685,273	12,877,600	4,877,165
Other liabilities	(47,573)	(146,454)	503,241
Net cash used in operating activities	(244,966,007)	(145,772,833)	(77,120,654)
Cash flows from investing activities:
Purchase of property and equipment and intangible assets	(335,318,355)	(144,747,183)	(56,094,906)
Proceeds from disposal of property and equipment	41,000	—	—
Net cash used in investing activities	(335,277,355)	(144,747,183)	(56,094,906)
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Expressed in Renminbi Yuan)
	Year ended December 31,
	2021	2020	2019
	RMB	RMB	RMB
Cash flows from financing activities:
Proceeds from convertible notes	312,092,172	—
Proceeds from short-term bank borrowings	194,259,323	—
Repayment of short-term bank borrowings	(5,300,000)	—
Proceeds from long-term bank borrowings	14,999,452	—
Contribution from a subsidiary’s non-controlling shareholder	—	—	6,000,000
Proceeds from issuance of ordinary shares	291,393,000	222,844,800	206,802,000
Payment for issuance costs of ordinary shares	(136,000)	(1,719,802)	—
Payment of offering costs	(9,310,208)	—	—
Net cash provided by financing activities	797,997,739	221,124,998	212,802,000
Effect of foreign currency exchange rate changes on cash	(1,790,730)	(16,173,085)	4,729,108
Net increase / (decrease) in cash	215,963,647	(85,568,103)	84,315,548
Cash at beginning of year	174,873,739	260,441,842	176,126,294
Cash at end of year	390,837,386	174,873,739	260,441,842
Supplemental disclosure of cash flow information:
Interest expenses paid	1,481,293	—	—
Supplemental disclosure of non-cash investing and financing activities:
Payable for acquisition of property and equipment	172,981,034	67,893,359	31,104,761
Accrued offering costs	9,164,827	—	—
See Accompanying Notes to Consolidated Financial Statements

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
1
Description of Business

TH International Limited was incorporated in Cayman Islands in April 2018. Pursuant to a master development agreement between TH Hong Kong International limited (“THHK”), a subsidiary of TH International Limited , and Tim Hortons Restaurants International GmbH (“THRI”), effective from June 11, 2018, with initial contractual term of 20 years and THHK has the option to extend the initial term for 10 years, subject to achieving certain agreed-upon milestones of cumulative store opening target by the end of development year 10 and the end of development year 20, TH International Limited together with its subsidiaries (“the Company”) owns the exclusive franchise right authorized by THRI, and is authorized to develop and operate stores branded “Tim Hortons” throughout the People’s Republic of China (“PRC”), including Hong Kong and Macau. The master development agreement also sets out terms related to development obligations, services and related obligations, fees, system standards and manuals, insurance obligations, relationship of the parties and indemnification, inspections and assignments, termination, rights and obligations upon termination or expiration, and other general provisions. On August 13, 2021, the master development agreement was amended and restated to set out new terms related to (1) conditions at which the Company is allowed to incur indebtedness and usage of such proceeds; (2) THRI’s right to nominate one individual to the board of directors of TH International Limited; (3) THRI’s right to designate an observer to attend all meetings of the Company’s board of directors or any committee of the board of directors.
The first Tim Hortons store in Mainland China opened in February 2019. As of December 31, 2021, there were 390 Tim Hortons stores in China, including 373 Company owned and operated stores and 17 franchised stores. For the 373 Company owned and operated stores, 164 stores are in Shanghai, 58 stores in Beijing, 32 stores in Hangzhou, 17 stores in Chengdu, 16 stores in Guangzhou, 16 stores in Nanjing and other 70 stores in Chongqing, Shenzhen, Xiamen, Dalian, etc.
2
Summary of Significant Accounting Policies

Basis of Preparation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and include the financial statements of TH International Limited and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. For consolidated subsidiary where the ownership in the subsidiary is less than 100%, the equity interest not held by the Company is shown as non-controlling interests.
These consolidated financial statements have been prepared in accordance with U.S. GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.
The Company has incurred losses since its inception. The Company incurred net losses of RMB88 million, RMB143 million and RMB383 million for the years ended December 31, 2019, 2020 and 2021, respectively. For the year ended December 31, 2021, the Company had net operating cash outflow of RMB245 million. As of December 31, 2021, the Company’s accumulated losses were RMB638 million.
Historically, the Company had relied principally on proceeds from issuance of ordinary shares and convertible notes, and bank borrowings to finance its operations and business expansion. The Company will require additional liquidity to continue its operations over the next 12 months. The Company has evaluated plans to continue as a going concern which include: a) a financial plan to raise external financing which includes completion of the merger with Silver Crest Acquisition Corporation in conjunction with the equity financings relating to that merger, obtaining additional loan facilities from banks and renewal of existing bank borrowings when they are due, obtaining financial support from shareholders, and issuance of ordinary shares or convertible notes to new investors, though there is no assurance that the Company will

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

be successful in obtaining such additional liquidity on terms acceptable to the Company, if at all; or failing that, b) a business plan to slow down the pace of the Company’s store network expansion, reduce various discretionary expenditures and optimize operational efficiency to improve the Company’s cash flow from operations. The feasibility of such plan is contingent upon many factors out of the control of the Company, including the severity of the impact of the COVID-19 pandemic on the Chinese economy and the Company’s business operations which is highly uncertain and difficult to predict.
The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.
Fiscal Calendar
The Company’s fiscal year is from January 1 to December 31.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the recoverability of deferred tax assets, fair values of share-based compensation and convertible notes.
Foreign Currency Transaction and Translation
The Company’s reporting currency is Chinese Renminbi Yuan (“RMB”). The functional currency of TH International Limited and its wholly-owned subsidiary incorporated at Hong Kong (THHK) is United States Dollars (“US$”). The functional currency of the Company’s PRC subsidiaries is RMB.
Transactions denominated in currencies other than the functional currency are remeasured into the functional currency at the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currency are remeasured into the functional currency using the applicable exchange rate at the balance sheet date. The resulted exchange differences are recorded in foreign currency transaction gain or loss in the Consolidated Statements of Operations.
The financial statements of TH International Limited and THHK are translated from US$ into RMB. Assets and liabilities are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than deficits generated in the current period are translated into RMB using the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the average exchange rates for the relevant period. The resulted foreign currency translation adjustments are recorded as a component of other comprehensive income / (loss) in the Consolidated Statements of Comprehensive Loss, and the accumulated foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income in the Consolidated Balance Sheets.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

Cash
The Company’s cash consist of cash on hand and cash held in banks. Cash are deposited in financial institutions at below locations:
	December 31, 2021	December 31, 2020
Cash on hand	132,127	—
Cash balances include deposits in:
Financial institutions in the mainland of the PRC
– Denominated in RMB	30,060,065	46,198,989
– Denominated in USD	45,514,330	65,612,421
Total cash balances held at mainland PRC financial institutions	75,574,395	111,811,410
Financial institutions in Hong Kong Special Administrative Region (“HK S.A.R.”)
– Denominated in USD	1,827,905	54,797,625
– Denominated in HKD	—	119
Total cash balances held at HK S.A.R. financial institutions	1,827,905	54,797,744
Financial institutions in Cayman Islands
– Denominated in USD	313,302,959	8,264,585
Total cash balances held at Cayman financial institutions	313,302,959	8,264,585
Total cash balances held at financial institutions	390,705,259	174,873,739
Total cash balances	390,837,386	174,873,739
Revenue Recognition
The Company adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, since its incorporation. The Company’s revenues are generated from sales of food and beverage products by Company owned and operated stores, franchise fees, revenues from other franchise support activities and revenue from e-commerce sales.
Sales of food and beverage products by Company owned and operated stores
The Company generates majority of its revenue from sales of food and beverage products to customers by Company owned and operated stores. The revenue amounts exclude sales-related taxes.
For customers that visit the Company’s stores, sales revenue is recognized when customers take possession of the products and tender payment, which is when the Company’s obligation to perform is satisfied.
The Company also offers its customers the food and beverage products through third-party aggregators’ platforms. When orders are completed by the stores and control of the food and beverage products is transferred to the delivery staff of third-party aggregators, which control and determine the price for the delivery service, the Company recognizes revenue, excluding delivery fees.
Franchise fees
Franchise fees primarily include upfront franchise fees, continuing fees and revenue from advertising services.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

The Company grants franchise rights to sub-franchisees in exchange for upfront franchise fees and continuing fees. The Company recognizes upfront franchise fees received from a sub-franchisee as revenue over the term of the franchise agreement because the franchise rights are accounted for as rights to access the Company’s symbolic intellectual property in accordance with ASC 606. The Company recognizes continuing fees, which are based upon a percentage of sub-franchisee sales, as those sales occur.
For advertising services, the Company often engages third parties to provide services and acts as a principal in the transaction based on its responsibilities of defining the nature of the services and administering and directing all marketing and advertising programs in accordance with the provisions of the Company’s franchise agreements. The Company collects advertising contributions, which are generally based on certain percentage of sales from sub-franchisees. Advertising services provided to sub-franchisees are highly interrelated to franchise right, and are not considered individually distinct. The Company recognizes revenue from advertising services when the related sales occur.
Revenues from other franchise support activities
Other franchise support activities mainly consist of sales of kitchen equipment, raw materials for food and beverage products and provision of pre-opening and training services to sub-franchisees. These support activities provide stand-alone benefits to the sub-franchisees which are separate from the franchise right and are considered as distinct performance obligations of the Company. The Company recognizes the corresponding revenue of these sales and services when kitchen equipment or products are delivered to and accepted by the sub-franchisees and over the period of time when services are provided, respectively, at the amount that the Company is entitled to receive in exchange.
Loyalty program
The Company operates a loyalty program that allows registered members to earn points for each qualifying purchase. Points, which generally expire 12 months after being earned, may be redeemed for future purchases of products for free or at a discounted price in Company owned and operated stores. Points cannot be redeemed or exchanged for cash. The Company defers revenue associated with the estimated selling price of the points earned by the loyalty program members, as contract liabilities on the Consolidated Balance Sheets. The Company subsequently recognizes revenue when the points are redeemed or expired. The Company estimates the value of the product for which points are expected to be redeemed and redemption patterns, including an estimate of the breakage for points that members will never redeem. The Company reviews the estimated value of points at least annually based upon the latest available information regarding redemption and expiration patterns.
Revenue from e-commerce sales
Beginning from year 2021, the Company generates revenue from e-commerce sales, that is, sale of packaged coffee, tea and a variety of ready-to-drink beverages and single-serve coffee and tea products to customers through third-party e-commerce platforms. The Group recognizes revenue at point of time when customers obtain physical possession of the products, which occurs upon the delivery of goods.
Accounts receivable
Accounts receivable primarily consist of receivables from sub-franchisees which are recognized and carried at the original invoice amount less an allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts primarily based on the aging of the receivables and factors surrounding the credit risk of specific sub-franchisees. Accounts receivable balances are charged off against the allowance

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2021 and 2020, the Company does not have any off-balance-sheet credit exposure relate to its sub-franchisees.
Receivables from Payment Processors and Aggregators
Receivables from payment processors such as WeChat and Alipay and aggregators are amounts due from them for clearing transactions and are included in prepaid expenses and other current assets. The cash was paid by customers through these payment processors and aggregators for food and goods provided by the Company. The Company considers and monitors the credit worthiness of the third-party payment processors and aggregators. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Receivable balances are written off after all collection efforts have been exhausted and the potential for recovery is considered remote.
Deferred Offering Costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the proposed offering and that would be charged to shareholders’ equity upon the completion of the proposed offering. Should the proposed offering prove to be unsuccessful, these deferred offering costs will be charged to the Consolidated Statements of Operations.
Inventories
Inventories are stated at the lower of cost (determined by the first-in, first-out method) and net realizable value. Net realizable value is the estimated selling price of the inventory in the ordinary course of business less reasonably predictable costs of disposal. Adjustments are recorded in the cost of revenues to write down the carrying amount of any obsolete and excess inventory to its estimated net realizable value based on historical and forecasted demand.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and impairment, if any. The Company calculates depreciation and amortization on a straight-line basis over the estimated useful lives of the assets as follows: 3 to 15 years for furniture and office equipment, 4 to 12 years for kitchen equipment, 3 to 5 years for capitalized software costs, and shorter of the estimated useful lives and remaining lease term for leasehold improvements. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized.
The Company capitalizes items associated with construction but not yet placed into service, as construction in progress (CIP). Items capitalized include fees associated with the design, build out and furnishing of the stores. Store CIP is not amortized or depreciated until the related assets are ready for intended use. Items are placed into service according to their asset category when the store is open for service.
Internal Development Costs
Capitalized internal costs include payroll expenses related to employees fully dedicated to store construction, decoration design and store site acquisition. Capitalized payroll costs are allocated to each new store location based on the actual time spent on each project. The Company commences capitalizing costs related to construction, decoration design and store site acquisition when it becomes probable that the project will be developed — when the site has been identified and the related profitability assessment has been approved.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

Intangible Assets
Intangible assets include the franchise right authorized by THRI and upfront franchise fees requested to pay to THRI upon opening of a new store. The franchise right authorized by THRI is amortized on a straight-line basis over the initial term of 20 years. The upfront franchise fees related to both Company owned and operated stores and franchised stores are capitalized as an intangible asset and amortized on a straight-line basis over the term of each individual franchise agreement, which ranges from 2 to 12 years.
Delivery Costs
Delivery costs are expenses incurred for delivery of food and beverage products sold to customers through third-party aggregator platforms. The Company incurred delivery costs of RMB38,604,864, RMB12,232,737 and RMB774,239 for the years ended December 31, 2021, 2020 and 2019, respectively. Delivery costs are separated from occupancy and other operating expenses during 2021. This reclassification has been retrospectively applied for all the periods presented.
Impairment of Long-Lived Assets
The Company reviews long-lived assets (including property and equipment and intangible assets with definite useful lives) for impairment whenever events or changes in circumstances indicate the carrying value of the asset may not be recoverable. For purposes of reviewing assets for potential impairment, assets are grouped at an individual store level. If an indicator of impairment exists for an individual store, an estimate of undiscounted future cash flows produced by each individual store is compared to its carrying value. If an individual store is determined to be impaired, the loss is measured by the excess of the carrying amount of the store over its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The impairment losses were RMB1,001,880, nil and nil for the years ended December 31, 2021, 2020 and 2019, respectively.
Employee Benefits
The Company’s subsidiaries in the PRC participate in a government mandated, multi-employer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Company has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying consolidated statement of operations amounted to RMB60,189,806, RMB10,441,439 and RMB9,062,037 for the years ended December 31, 2021, 2020 and 2019, respectively.
As a result of COVID-19, the PRC government exempted or reduced certain enterprises’ contributions to basic pension insurance, unemployment insurance, and work injury insurance (“certain social insurance”). The Company’s PRC subsidiaries were exempted from contributions to certain social insurance during the period of February 2020 through December 2020. The exemption was recognized as a reduction of Company owned and operated store expenses and general administrative expenses in the total amount of RMB10,518,612 for the year ended December 31, 2020.
Share-Based Compensation
Share-based awards granted to the employees and directors in the form of share options and restricted share units are subject to service and performance conditions. They are measured at the grant date fair value of the awards, and are recognized as compensation expense over the service period for the entire award on

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

a straight-line basis and when performance conditions are probable of being achieved. The Company elects to recognize the effect of forfeitures in compensation costs when they occur. To the extent the required vesting conditions are not met resulting in the forfeiture of the share-based awards, previously recognized compensation expense relating to those awards is reversed.
Asset Retirement Obligations
The Company recognizes an asset and a liability for the fair value of an asset retirement obligation (“ARO”) when such an obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of the lease, the Company is contractually obligated to remove in order to comply with the lease agreement. As such, the Company amortizes the asset on a straight-line basis over the lease term and accrete the liability to its nominal value using the effective interest method over the lease term.
Commitments and Contingencies
In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.
Non-controlling Interests
The Company reports net loss attributable to non-controlling interests separately on the face of the Consolidated Statements of Operations. The portion of equity attributable to non-controlling interests is reported within equity, separately from the Company’s Shareholders’ equity on the Consolidated Balance Sheets.
Leases
The Company records rental expense from operating leases that contain rent holidays or scheduled rent increases on a straight-line basis over the lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and are included in rental expense when attainment of the contingency is considered probable (e.g., when Company sales occur). Rental expenses incurred for company owned and operated stores are separated from occupancy and other operating expenses during 2021. This reclassification has been retrospectively applied for all the periods presented.
Advertising and Promotional Expenses
The Company records advertising and promotional costs in the marketing expenses as incurred. The advertising and promotional costs were RMB50,316,856, RMB16,986,023 and RMB8,020,373 for the years ended December 31, 2021, 2020 and 2019, respectively.
Government Subsidies
Government subsidies primarily consist of financial subsidies received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

the relevant government authorities. Government subsidies are recognized when it is probable that the Company will comply with the conditions attached to them, and the subsidies will be received. A government subsidy related to an asset is deferred and recorded in other liabilities and then recognized as other income ratably over the expected useful life of the related asset in the Consolidated Statement of Operations. A government subsidy that compensates the Company for expenses or losses to be incurred in the future is deferred and recorded in other liabilities and recognized as other income in the periods in which the expenses or losses are recognized. Government grant for the purpose of giving immediate financial support to the Company with no future related costs is recognized as other income in the Consolidated Statement of Operations when the grant becomes receivable.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the year in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expenses and penalties in general and administrative expenses.
A valuation allowance to reduce the carrying amount of deferred income tax assets is established when it is more likely than not that the Company will not realize some portion or all of the tax benefit of its deferred income tax assets. The Company evaluates, on a quarterly basis, whether it is more likely than not that its deferred income tax assets are realizable. In performing this analysis, the Company considers all available evidence, both positive and negative, including historical operating results, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards and potential tax planning strategies that may be employed to prevent operating loss or tax credit carryforwards from expiring unused.
Loss Per Share
Basic loss per share represents net loss to shareholders divided by the weighted-average number of ordinary shares outstanding during the year. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.
Operating Segments
The Company’s chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. For the purpose of internal reporting and management’s operation review, the Company’s chief executive officer does not segregate the Company’s business by product or service. Management has determined that the Company has one operating segment, which is Tim Hortons brand segment.
Fair Value Measurements
The Company applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.
ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs are inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly.

•
Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.
The Company’s financial instruments primarily include cash, accounts receivable, prepaid expenses and other current assets, short-term bank borrowings and long-term bank borrowings, accounts payable, amount due to related parties, other current liabilities and convertible notes. The long-term bank borrowings approximate their fair values, because these borrowings carry interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities. The Company’s convertible notes were measured at fair value using unobservable inputs and categorized in Level 3 of the fair value hierarchy. As of December 31, 2021 and 2020, the carrying amounts of other financial instruments approximate their fair value due to their short-term nature.
Statutory Reserve
In accordance with the PRC Company Laws, the paid-in capitals of the PRC subsidiaries are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.
In addition, in accordance with the PRC Company Laws, the PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies. The statutory surplus fund and discretionary surplus fund

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation. As of December 31, 2021 and 2020, there was no statutory surplus fund and discretionary surplus fund by the Company’s PRC subsidiaries, as these PRC companies were in accumulated losses as determined under PRC GAAP.
As of December 31, 2021, the Company’s restricted net assets were the paid-in capitals of the PRC subsidiaries, that is in the amount of RMB789,217,070.
Reclassification
The prior years’ consolidated statements of operations have been reclassified to conform to the current consolidated financial statement presentation. Delivery costs, rental expenses and other operating expenses was reclassified from occupancy and other operating expenses. The reclassification had no effect on consolidated balance sheets, consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows as previously reported.
Recently Adopted Accounting Standards
In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820. The ASU removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, including the policy for timing of transfers between levels; the description of valuation processes for Level 3 fair value measurements; and, for non-public entities, the changes in unrealized gains and losses from remeasurement for the period included in earnings for recurring Level 3 fair value measurements held at the end of the reporting period. The amendments in ASU 2018-13 are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 as of January 1, 2020 and the adoption did not have a material effect on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include non-employee share-based payment transactions. Under the guidance in ASU 2018-07, non-employee share-based payment awards are accounted for in the same manner as employee awards, except for attribution and certain option valuation exceptions. The Company adopted ASU 2018-07 as of January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. As a result, ASU 2020-06 is effective for public companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has early adopted ASU 2020-06 on January 1, 2021 and applied this standard to convertible notes issued in December 2021. The Company did not have any convertible instruments prior to January 1, 2021.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 was further amended in June 2020 by ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842), ASU 2020-05 deferred the effective date of new lease standard. As a result, ASC 842, Leases, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15,2018. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. As the Company is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Company will adopt ASU 2016-02 for the fiscal year ending December 31, 2022. The Company currently plans to elect the modified retrospective transition approach, which allows the Company to record a cumulative-effect adjustment as of the effective date without restating prior periods. Additionally, the Company currently plans to use the package of practical expedients that allows the Company not to reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any existing leases. The Company also plans to elect the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The Company expects that this standard will have a material effect on the Consolidated Financial Statements. The Company currently believes the most significant change relate to the recognition of right-of-use (“ROU”) assets and lease liabilities on the Consolidated Balance Sheets for operating leases of the building of the stores and office space. The adoption of the standard is expected to result in recognition of ROU assets and lease liabilities in the range of RMB750 million to RMB850 million on the Consolidated Balance Sheets as of January 1, 2022. The Company does not believe the standard will materially affect the Company’s Consolidated Statements of Operations, except for potential impairment of ROU assets, which could be material.
Recently Issued Accounting Standards (continued)
In June 2016, the FASB issued ASU 2016-13,Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. ASU 2016-13 was further amended in November 2019 by ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). As a result, ASC 326, Financial Instruments — Credit Losses, is effective for public companies for annual reporting periods, and interim periods within those years beginning after December 15, 2019. For all other entities, it is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. As the Company is an “emerging growth company” and elects to apply for the new and revised accounting standards at the effective date for a private company, the Company will adopt ASU 2016-13 for the fiscal year ending December 31, 2023. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements.
In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The provisions of ASU 2021-04 are effective for annual reporting periods beginning after December 15, 2021, and interim reporting periods within those annual periods, with early adoption permitted. The ASU is applied

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
2
Summary of Significant Accounting Policies (continued)

prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Company does not expect the adoption to have a material effect on its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires business entities (except for not-for-profit entities and employee benefit plans) to disclose information about certain government assistance they receive. The Topic 832 disclosure requirements include: (i) the nature of the transactions and the related accounting policy used; (ii) the line items on the balance sheet and income statement that are affected and the amounts applicable to each financial statement line item; and (iii) significant terms and conditions of the transactions. The ASU is effective for the Company for fiscal years beginning after December 15, 2021. The ASU will be applied to government assistance received on or after the effective date. The Company does not expect the adoption to have a material effect on its consolidated financial statements.
Risks and Concentration
Foreign exchange risk
As the Company’s principal activities are carried out in PRC, the Company’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’ Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’ Bank of China that are determined largely by supply and demand.
The management does not expect that there will be any significant currency risk for the Company during the reporting periods.
Concentration of credit risk
The Company’s credit risk primarily arises from cash, prepaid expenses and other current assets and accounts receivable. The bank deposits, including term deposits, with financial institutions in the mainland of the PRC and Hong Kong are insured by the government authorities up to RMB500,000 and HKD500,000, respectively. Total bank deposits are insured by the government authority with amounts up to RMB7,266,814 and RMB5,949,837 as of December 31, 2021 and 2020, respectively.
The Company expects that there is no significant credit risk associated with the cash which are held by reputable financial institutions. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepaid expenses and other current assets.
Accounts receivable are unsecured and are primarily derived from revenue earned from sub-franchisees. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.
Concentration of operating risk
The Company owns, operates and franchises stores in the PRC, including Hong Kong and Macau under the “Tim Hortons” brand. Such business activities are solely dependent upon its master development agreement with THRI. The Company’s failure to comply its master development agreement with THRI would have a material adverse effect on its financial condition, results of operations, and cash flows.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
3
Accounts Receivable

Accounts receivable consist of the following:
	December 31, 2021	December 31, 2020
Accounts receivable	9,817,292	7,978,152
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	9,817,292	7,978,152

4
Inventories

Inventories consist of the following:
	December 31, 2021	December 31, 2020
Food and beverage	31,858,814	10,275,190
Merchandise for e-commerce sales	6,927,512	—
Others	3,693,077	1,029,508
	42,479,403	11,304,698

5
Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:
	December 31, 2021	December 31, 2020
Creditable input VAT	50,212,274	22,795,390
Short-term deposits	4,161,725	5,480,871
Receivables from payment processors and aggregators	17,701,386	8,896,459
Prepaid rental expenses	26,855,976	11,959,627
Prepaid insurance expenses	859,319	340,479
Prepaid marketing expenses	14,666,752	2,961,467
Deferred offering costs	18,475,035	—
Others	9,905,828	4,302,222
	142,838,295	56,736,515

6
Property and Equipment, Net

Property and equipment, net, consist of the following:
	December 31, 2021	December 31, 2020
Furniture and office equipment	44,636,186	19,733,409
Kitchen equipment	151,405,306	60,110,595
Software	30,171,796	16,581,285
Leasehold improvements	408,353,529	163,623,522
Construction in progress	15,747,154	4,742,035
Property and equipment, gross	650,313,971	264,790,846
Less: accumulated depreciation	(96,298,740)	(29,038,191)
Property and equipment, net	554,015,231	235,752,655
Depreciation and amortization related to property and equipment was RMB67,512,655, RMB23,702,255 and RMB5,183,011 for the years ended December 31, 2021, 2020 and 2019, respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
7
Intangible Assets, Net

Intangible assets, net consist of the following:
	Weighted-Average Amortization Period (years)	December 31, 2021	December 31, 2020
Franchise right – authorized by THRI	20	63,757,000	65,249,000
Franchise right – upfront franchise fees	2 – 12	28,156,287	4,097,227
Less: accumulated amortization		(14,319,607)	(7,443,201)
Intangible assets, net		77,593,680	61,903,026
Amortization of intangible assets was RMB6,763,487, RMB4,136,128 and RMB3,517,113 for the years ended December 31, 2021, 2020 and 2019, respectively.
The estimated future amortization expenses related to the intangible assets are set forth as follows:
Year ending December 31
2022	7,687,799
2023	7,678,257
2024	7,580,373
2025	7,318,148
2026	6,187,348
Thereafter	41,141,755
77,593,680

8
Other Non-Current Assets

Other non-current assets consist of the following:
	December 31, 2021	December 31, 2020
Long-term rental deposits	67,311,223	31,811,916

9
Bank borrowings

Short-term bank borrowings:
	December 31, 2021	December 31, 2020
Short-term borrowings under credit facility agreements	188,959,323	—
Long-term borrowings under credit facility agreements due within one year	3,096,000	—
	192,055,323	—
Long-term bank borrowings:
	December 31, 2021	December 31, 2020
Borrowings under credit facility agreements	11,903,452	—
In year 2021, the Company’s subsidiaries entered into RMB denominated credit facility agreements with certain commercial banks in the PRC, which allow the Company to draw down borrowings up to RMB320,000,000 for daily operation purposes and RMB50,000,000 for payments associated with design, build out and furnishing of new stores.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
9
Bank borrowings (continued)

As of December 31, 2021, the outstanding short-term bank borrowings balance under those credit facility agreements bore interest rates ranging from 3.9% to 4.5% per annum.
As of December 31, 2021, the outstanding long-term bank borrowings balance under those credit facility agreement bore an interest rate of 4.2% per annum.
As of December 31, 2021, the unused credit limits under credit facility agreements were RMB160,741,225.
The aggregate maturities of the above long-term bank borrowings for each year subsequent to December 31, 2021 are summarized as follows:
RMB
2022	—
2023	6,192,000
2024	5,711,452
Thereafter	—
11,903,452

10
Contract Liabilities

Contract liabilities as of December 31, 2021 and 2020 were as follows:
	December 31, 2021	December 31, 2020
Deferred revenue related to customer loyalty program	8,312,436	2,507,749
Advance from customers related to coupons and gift cards	5,208,549	241,699
Deferred revenue related to upfront franchise fees	230,968	111,256
Deferred revenue related to marketing services	377,358	—
	14,129,311	2,860,704
Contract liabilities — non-current as of December 31, 2021 and 2020 were as follows:
	December 31, 2021	December 31, 2020
Deferred revenue related to upfront franchise fees	970,486	534,067
Contract liabilities primarily consist of deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards. The deferred revenue related to customer loyalty program and advance from customers related to coupons and gift cards are expected to be recognized as revenue in the next 12 months from the balance sheet date.
As of December 31, 2021, the Company had RMB1,201,454 of deferred revenues related to upfront franchise fees which are expected to be recognized as revenues over the remaining contract periods of each individual franchise agreement and of which RMB230,968 is expected to be recognized in the next 12 months, RMB970,486 is expected to be recognized in next 2 to 10 years.
Revenue recognized that was included in the contract liability balance at the beginning of the year amounting to RMB2,860,704 in year 2021.
The Company has elected, as a practical expedient not to disclose the value of remaining performance obligations associated with sales-based royalty promised to sub-franchisees in exchange for franchise right and other related services.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
11
Commitments and Contingencies

Pursuant to the master development agreement (see note 1), the Company is required to pay an upfront franchise fee for each Company owned and operated store and franchise store, and a continuing franchise fee for each Company owned and operated store and franchise store, calculated as certain percentage of the store’s monthly gross sales, depending on when the store is opened. The upfront franchise fee and continuing franchise fee were RMB24,265,373 and RMB15,576,324 for the year ended December 31, 2021, and RMB4,097,227 and RMB5,147,252 for the year ended December 31, 2020, respectively. The outstanding accrued franchise fee due to THRI were RMB6,863,322 and RMB3,624,554 as of December 31, 2021 and 2020, respectively, which was recorded as amount due to related parties in the Consolidated Balance Sheets.
12
Leases

The Company leases building, office space and motor vehicles, and most leases provide for fixed monthly payment, certain leases also include provisions for contingent rent, determined as a percentage of sales.
Scheduled future minimum lease payments for each of the five years and thereafter for non-cancelable operating leases for existing stores with initial or remaining lease terms in excess of one year as of December 31, 2021 are summarized as follows:
Operating lease commitments
2022	172,200,445
2023	175,780,318
2024	174,976,803
2025	158,662,679
2026	115,693,173
Thereafter	255,644,148
1,052,957,566
The details of rental expenses for the years ended December 31, 2021, 2020 and 2019 are set forth below:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Minimum	147,056,229	57,592,623	19,054,000
Contingent	8,465,509	1,611,354	313,048
Rent reduction related to COVID-19	(192,767)	(3,392,458)	—
	155,328,971	55,811,519	19,367,048
The Company charged store rental expenses of RMB148,152,234, RMB54,719,146 and RMB18,766,599 into rental expenses for the years ended December 31, 2021, 2020 and 2019, respectively. The Company also charged rental expenses of RMB7,176,737, RMB1,092,373 and RMB600,449 into general and administrative expenses for the years ended December 31, 2021, 2020 and 2019, respectively.
As of December 31, 2021 and 2020, accrued operating lease charges of RMB42,972,018 and RMB16,637,471 were classified as other non-current liabilities in the Company’s Consolidated Balance Sheet.
The Company was granted RMB192,767, RMB3,392,458 and nil in lease concessions from landlords related to the effects of the COVID-19 pandemic for the years ended December 31, 2021, 2020 and 2019,

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
12
Leases (continued)

respectively. The lease concessions were primarily in the form of rent reduction over the period of time when the Company’s store business was adversely impacted. The Company elected to treat COVID-19-related rent concessions as variable rent. Rent concessions were recognized as an offset to rent expense within occupancy and other operating expenses on the Consolidated Statement of Operations.
13
Other Current Liabilities

Other current liabilities consist of the following:
	December 31, 2021	December 31, 2020
Accrued payroll and employee-related costs	47,194,542	20,837,807
Payable for acquisition of property and equipment	172,981,034	67,893,359
VAT payable	—	689,479
Guarantee deposits	6,620,000	2,100,000
Accrued marketing expenses	10,639,627	1,550,777
Sundry taxes payable	2,329,431	1,293,752
Accrued professional service fee	8,205,320	2,158,565
Accrued offering costs	9,164,827	—
Other accrual expenses	28,943,794	5,784,679
	286,078,575	102,308,418

14
Convertible notes, at fair value

Convertible Senior Notes due December 10, 2026 issued by the Company
On December 10, 2021, the Company issued convertible notes due December 10, 2026 (“Maturity Date”) in an aggregate principal amount of US$50,000,000 (“Private Notes”) to certain investors at 2% discount, resulting in cash proceeds of US$49,000,000. The Private Notes bear interest commencing from December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year.
The key terms of Private Notes are summarized as follows:
Interest
For any interest payment period, the Company may, at its option, elect to pay interest on the Private Notes:
(1)
entirely in cash at 7.00% per annum if the Mergers (as defined below in subsequent event) is consummated prior to September 30, 2022, otherwise at 10.00% per annum on or after September 30, 2022;

(2)
entirely by increasing the principal amount of the outstanding Private Notes or by issuing additional Private Notes (“PIK Interest”) having an aggregate principal amount equal to the amount of interest then due and owing at 9.00% per annum if the Mergers is consummated prior to September 30, 2022, otherwise at 12% per annum on or after September 30, 2022.

Note Holders’ conversion right
At any time from (and including) the earlier of (i) September 30, 2022 and (ii) the date of closing of the Mergers until the Maturity Date, each holder of the Private Notes may, in its sole discretion, convert all

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
14
Convertible notes, at fair value (continued)

of its Private Notes into a number of fully paid, validly issued and non-assessable ordinary shares of the Company. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes.
Company’s conversion option
If the Mergers occurs, at any time from the later of the date falling 24 months from December 10, 2021 and the effective date of the documents required by authorities, until the Maturity Date, the Company has the right, at its option, to convert all of the Private Notes outstanding at conversion price provided by the contracts of the Private Notes. The initial conversion price is US$11.50 per share, and subject to changes based on adjustment mechanism provided in the contracts of the Private Notes.
Repurchase
Each holder of a Private Note will have the right, after June 20, 2025, at its election, to require the Company to repurchase all of such holder’s Private Notes for a repurchase price at an amount in cash equal to the principal amount of such Private Notes plus accrued and unpaid interest.
Redemption
The Private Notes may be redeemed at the option of the Company in whole, but not in part, at any time before December 10, 2025, for a cash purchase price equal to the redemption price provided in the contract of the Private Notes based on the different scenarios.
Tax redemption
The Private Notes may be redeemed at the option of the Company in whole, but not in part, at a redemption price equal to 102% of the principal amount, plus accrued and unpaid interest, as a result of any change in tax law.
The Company considered the Private Notes were issued at discount. As a result, The Company made a one-time irrevocable policy election at Private Notes’ inception to elect the fair value option under ASC 825 and measure Private Notes at fair value. The fair value option election is made on an instrument-by-instrument basis. Subsequently, the component of fair value changes relating to the instrument specific credit risk of the Private Note is recognized in other comprehensive (loss)/income. Fair value changes, other than the impact of instrument specific credit risk is recognized in changes in fair value of financial instruments in the Consolidated Statement of Operations.
Replacement of Private Notes
On December 30, 2021, the Private Notes were replaced by convertible senior notes with no change of terms (the “Notes”). On December 30, 2021, such convertible senior notes have been registered on Singapore Exchange Limited under the security registration number US87251CAA45. The Notes bear interest commencing as of December 10, 2021, payable semi-annually in arrears on the interest payment dates falling on June 10 and December 10 of each year, commencing on June 10, 2022. The Notes mature on December 10, 2026.
The Company assessed that there were no changes in fair value of the replacement by the Notes immediately after the replacement compared to the fair value of Private Notes immediately before the replacement on the replacement date. As a result, the Company determined the replacement is subject to modification accounting in accordance with ASC 470-50.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
14
Convertible notes, at fair value (continued)

As of December 31, 2021 and 2020, the balance of convertible notes measured at fair value was summarized as below:
	December 31, 2021	December 31, 2020
Convertible notes, at fair value	318,466,215	—
As of December 31, 2021, the unpaid principal balance of the Convertible Notes was US$ 50,000,000 (equivalent to RMB 318,785,000). The difference between the fair value of the Convertible Notes and the unpaid principal balance of the Convertible Notes was US$ 50,000 (RMB 318,785).
15
Revenue

Revenue consist of the following:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Sales of food and beverage products by Company owned and operated stores	617,226,090	206,036,187	48,081,820
Franchise fees	1,923,149	794,608	426,424
Revenues from other franchise support activities	9,469,639	5,253,776	8,748,859
Revenues from e-commerce sales	14,324,923	—	—
Provision of consumer research service to THRI	428,148	—	—
Total revenues	643,371,949	212,084,571	57,257,103
All of the property and equipment of the Company are physically located in the PRC. The geographical location of customers is based on the location at which the customers operate and all of the Company’s revenue is derived from operations in the PRC for the years ended December 31, 2021, 2020 and 2019.
16
Other income

Other income consists of the following:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Government grants	3,319,871	3,329,009	55,949
VAT exemption	—	—	102,399
Others	156,000	9,779	37,369
Total other income	3,475,871	3,338,788	195,717

17
Share-based Compensation

On March 19, 2019, the Company adopted Share Option Scheme 2019 (“2019 Scheme”).
Under the 2019 Scheme, the Board of Directors has approved that 11,111 ordinary shares are reserved and will be issued pursuant to 2019 Scheme. In accordance with 2019 Scheme, for the purposes of administering this Scheme, the Board may divide such 11,111 ordinary shares into fifty million (50,000,000) individual units with each unit being equivalent to 0.00022222 share.
All share options and restricted share units granted to employees or directors (collectively as “Grantees”) under the Scheme are not exercisable until the completion of the Company’s IPO and are required to render

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

service to the Company in accordance with a stipulated service schedule under which an employee earns an entitlement to vest in 25% of his options or restricted share units granted at the end of the first two years, 25% at the end of the third year, 25% at the end of the fourth year and 25% at the end of the fifth year. Option and restricted share units granted under the 2019 Scheme are valid and effective for 10 years from the grant date.
Prior to the completion of the IPO, the share options and restricted share units granted to the employees and directors shall be forfeited upon the termination of employment of the employee and directors.
(a) Share options
The Company granted 7,194,000 units (1,599 ordinary shares equivalent), 2,093,000 units (465 ordinary shares equivalent) and 19,334,000 units (4,296 ordinary shares equivalent) of share options to Grantees during the years ended December 31, 2021, 2020 and 2019, respectively.
During the year ended December 31, 2021, the Company granted additional 955,643 units (212 ordinary shares equivalent) of share options under the 2019 Scheme with an exercise price of US$0.60 to the Grantees (“Additional Option”) to settle the accrued bonus of RMB3,769,622 for these employees. The awards cliff vest after three years of service. If employment of the Grantees is terminated (either voluntarily or involuntarily) prior to vesting, a cash payment equal to the cash bonus plus interests at the interest rate of People’s Bank of China for the term commencing on the signing date of Additional Option contract until the cease date is made to the Grantees. Upon vesting of the Additional Option, the cash settlement feature lapses. The award is treated as two separate components: (i) a cash bonus payable in the amount of RMB3,769,622 plus interests, and (ii) 955,643 units of share options with three-year requisite service period.
No options granted are exercisable as of December 31, 2021 and 2020. The following table sets forth the share option activities for the year ended December 31, 2021:
	Number of units	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual years	Aggregate intrinsic value
		US$	US$		US$
Outstanding as of January 1, 2021	20,317,000	0.21	0.12	8.41	6,488,010
Granted	8,149,643	0.60	0.63
Forfeited	(434,901)	0.27	0.16
Outstanding as of December 31, 2021	28,031,742	0.32	0.27	8.01	39,155,628
Expected to be vested as of December 31, 2021	28,031,742	0.32	0.27	8.01	39,155,628

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

Options granted to Grantees were measured at fair value as of the respective grant dates using the Binomial Option Pricing Model with the following assumptions:
	2021	2020	2019
Expected volatility	24.74% – 25.00%	24.51% – 26.99%	20.68% – 20.89%
Risk-free interest rate (per annum)	2.47% – 2.53%	1.01% – 1.12%	1.75% – 2.46%
Exercise multiple	2.50 – 2.80	2.50 – 2.80	2.80
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	10	6	7
Fair value of underlying unit (4,500 unit = 1 ordinary share)	US$0.88 – US$1.49	US$0.37 – US$0.53	US$0.27
The estimated fair value of the underlying unit at the grant date was estimated by management with the assistant of an independent valuation firm. The income approach involves applying discounted cash flow analysis based on the Company’s projected cash flow using management’s best estimate as of the valuation dates. Estimating future cash flow requires the Company to analyze projected revenue growth, gross margins, operating expense levels, effective tax rates, capital expenditures, working capital requirements, and discount rates. The Company’s projected revenues were based on expected annual growth rates derived from a combination of historical experience and the general trend in this industry. The revenue and cost assumptions used are consistent with the Company’s long-term business plan and market conditions in this industry. The Company also has to make complex and subjective judgments regarding its unique business risks, its limited operating history, and future prospects at the time of grant.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The exercise multiple is estimated as the ratio of fair value of underlying shares over the exercise price as at the time the option is exercised, based on a consideration of empirical studies on the actual exercise behavior of employees. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not intend to pay dividend before the Company becomes profitable. The expected term is calculated from the grant date to estimated IPO date or the contractual term of the option.
(b) Restricted share units
The Company granted 6,000,000 units (1,333 ordinary shares equivalent) of restricted share units to Grantees during the year ended December 31, 2019. No restricted share units were granted or forfeited during the years ended December 31, 2021 and 2020.
No restricted share units granted are exercisable as of December 31, 2021 and 2020.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
17
Share-based Compensation (continued)

The following table sets forth the restricted share units held by the Company’s employees for the year ended December 31, 2021:
	Number of units	Weighted Average Grant Date Fair Value
		US$
Unvested as of January 1, 2021	6,000,000	0.28
Granted	—
Unvested as of December 31, 2021	6,000,000	0.28
Restricted share units granted to Grantees were measured at fair value as of the grant date using the income approach.
Since the share options and restricted share units have both a service condition and a performance condition on the completion of an IPO of the Company, no compensation expense relating to the share options and restricted share units was recorded for the years ended December 31, 2021, 2020 and 2019, because the IPO is not deemed probable. The Company will recognize compensation expenses relating to share options and restricted share units vested cumulatively upon the completion of the Company’s IPO. As of December 31, 2021, the total unrecognized compensation expense associated with share options and restricted share units amounted to RMB60,236,367 of which RMB20,799,553 was based on the degree of service period that had been completed as of December 31, 2021.
(c) Co-investment
On May 1, 2018, the Company entered into share purchase agreements with Chief Executive Officer, Lu Yongchen (“Mr. Lu”), and Chief Marketing Officer, He Bin (“Ms. He”) (“Co-Investment”), pursuant to which Mr. Lu and Ms. He were entitled the option to subscribe for 1,000 and 500 ordinary shares of the Company at a consideration of US$1,000,000 (RMB equivalent 6,726,000) and US$500,000 (RMB equivalent 3,363,000), respectively. The consideration shall be fully paid up within 30 months commencing from May 1, 2018 and the ordinary shares shall be issued upon the receipt of cash consideration. The Co- Investment was accounted for as grant of share options to the two employees and the related compensation expenses was recognized immediately on the grant date of May 1, 2018, because these two employees can pay up the consideration at any time within 30 months and are not required to provide future services. The fair value of the options granted to Mr. Lu and Ms. He on the grant date was US$237 per option.
	Number of shares	Weighted average exercise price	Weighted average remaining contractual years	Aggregate intrinsic value
		US$		US$
Outstanding as of January 1, 2020	1,500	1,000	0.92	862,534
Exercised	(1,500)	1,000
Outstanding as of December 31, 2021 and 2020	—	—	—	—
On October 26, 2020, the cash consideration amounted to US$1,500,000 (equivalent to RMB10,089,000) was fully paid up and the Company issued 1,000 and 500 ordinary shares to L&L Tomorrow Holdings Limited (an entity controlled by Mr. Lu) and Lord Winterfell Limited (an entity controlled by Ms. He), respectively.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
18
Income Taxes

a) Income Tax
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to income tax on income or capital gains. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.
Hong Kong
Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax at the rate of 16.5% on its taxable income generated from the operations in Hong Kong. The first HK$2 million of assessable profits earned by a company will be taxed at 8.25% whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the Company to benefit from the progressive rates. Additionally, upon payments of dividends to the shareholders, no Hong Kong withholding tax will be imposed.
No provision for Hong Kong profits tax has been made in the financial statements as the subsidiary in Hong Kong has no assessable profits for the years ended December 31, 2021, 2020 and 2019.
Mainland PRC
The Company’s subsidiaries in Mainland PRC are subject to the PRC Corporate Income Tax Law (“CIT Law”) and are taxed at the statutory income tax rate of 25%, unless a preferential income tax rate is otherwise stipulated.
The components of loss before income taxes are as follows:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Mainland PRC	(371,992,927)	(132,554,844)	(82,951,557)
Hong Kong S.A.R and overseas entities	(10,936,239)	(10,505,323)	(4,877,087)
Total	(382,929,166)	(143,060,167)	(87,828,644)
For the years ended December 31, 2021, 2020 and 2019, there are no current and deferred income tax expenses recorded in the Company’s consolidated financial statements.
Reconciliation of the differences between PRC statutory income tax rate and the Company’s effective income tax rate for the years ended December 31, 2021, 2020 and 2019 are as follows:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
PRC statutory tax rate	(25.0%)	(25.0%)	(25.0%)
Effect of tax rate differential for non-PRC entities	0.7%	1.8%	1.4%
Effect of non-deductible expenses	0.3%	0.8%	1.2%
Change in valuation allowance	24.0%	22.4%	22.4%
Actual income tax rate	—	—	—

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
18
Income Taxes (continued)

b) Deferred income tax assets
	December 31, 2021	December 31, 2020
Operating losses carryforwards	133,725,956	36,613,887
Current contract liabilities	2,230,190	654,751
Non-current contract liabilities	242,622	133,517
Other current liabilities	12,644,968	19,694,841
Property and equipment	250,470	—
Total gross deferred tax assets	149,094,206	57,096,996
Less: valuation allowances	(149,094,206)	(57,096,996)
Net deferred tax assets	—	—
As of December 31, 2021, the Company had net operating loss carry forwards of approximately RMB534,903,824 attributable to the PRC subsidiaries. Tax losses of the subsidiaries in PRC of RMB17,429,438, RMB46,953,288, RMB82,072,823 and RMB388,448,275 will expire, if unused, by year 2023, 2024, 2025 and 2026, respectively.
A valuation allowance is provided against deferred income tax assets when the Company determines that it is more-likely-than-not that the deferred income tax assets will not be utilized in the foreseeable future. In making such determination, the Company evaluates a variety of factors including the Company’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods.
As of December 31, 2021 and 2020, the valuation allowance of RMB149,094,206 and RMB57,096,996 were related to the deferred income tax assets of the PRC entities which were in loss position. Since these entities have incurred accumulated net operating losses for income tax purposes since their inception, the Company has provided full valuation allowance for the net deferred income tax assets as of December 31, 2021 and 2020.
Changes in valuation allowance are as follows:
	December 31, 2021	December 31, 2020
Balance at the beginning of the year	57,096,996	25,056,824
Increases in the year	91,997,210	32,040,172
Balance at the end of the year	149,094,206	57,096,996
According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100 thousand. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. The income tax returns of the Company’s PRC subsidiaries for the years from establishment (i.e., 2018) to 2021 are open to examination by the PRC tax authorities.
19
Shareholders’ Equity

On May 28, 2018, the Company issued 10,000 ordinary shares to THRI as consideration to acquire the entire issued capital shares of THHK.
On June 12, 2018, the Company issued 90,000 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. for a total cash consideration of US$90,000,000, which are to be settled in three equal

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
19
Shareholders’ Equity (continued)

installments in June 2018, 2019 and 2020, respectively. As of December 31, 2020, all the three installments in the amount of US$30,000,000 (RMB equivalent 192,363,000) each, have been received. Issuance cost incurred in connection with the third installment in the amount of RMB1,719,802 was charged against additional paid-in capital.
On October 26, 2020, the Company issued 1,000 and 500 ordinary shares to L&L Tomorrow Holdings Limited (an entity controlled by Mr. Lu Yongchen) and Lord Winterfell Limited (an entity controlled by Chief Marketing Officer, Ms. He Bin), respectively. The cash consideration amounted to US$1,500,000 (equivalent to RMB10,089,000) was fully paid up.
On February 26, 2021, the Company issued 15,013 ordinary shares to Pangaea Two Acquisition Holdings XXIIB, Ltd. at a cash consideration of US$45,000,000 (RMB equivalent 291,393,000). On March 1, 2021, the cash consideration has been fully paid up.
On August 11, 2021, the Board of Directors approved issuance of 178 ordinary shares of the Company to L&L Tomorrow Holdings Limited at a price per share of US$1,000 in lieu of cash bonus to Chief Executive Office, Mr. Lu Yongchen. On August 12, 2021, these shares were issued.
The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.
20
Loss Per Share

Basic and diluted losses per ordinary share for the years ended December 31, 2021, 2020 and 2019 are calculated as follow:
	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Numerator:
Net loss attributable to shareholders of the Company	(381,721,019)	(141,999,507)	(87,654,186)
Denominator:
Weighted average number of ordinary shares	114,279	100,275	100,000
Basic and diluted net loss per ordinary share (in RMB)	(3,340)	(1,416)	(877)
For the years ended December 31,2021, 2020 and 2019, options granted to purchase 6,229, 4,515 and 4,168 ordinary shares, respectively, and 1,333, 1,333 and 1,333 unvested restricted share units, respectively, granted under 2019 Scheme were excluded from the calculation of diluted net loss per ordinary share as their vesting is contingent upon the satisfaction of a performance condition (i.e. completion of an IPO), which is not considered probable until the event occurs.
For the year ended December 31, 2019, options granted under Co-investment to purchase 1,500 ordinary shares were also excluded from the calculation of diluted net loss per ordinary share as their inclusion would be anti-dilutive.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
21
Fair Value Measurement

The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2021:
	As of December 31, 2021			Total Fair Value
	Level 1	Level 2	Level 3
	RMB	RMB	RMB	RMB
Liabilities
Convertible notes	—	—	318,466,215	318,466,215
The table below reflects the reconciliation from the opening balances to the closing balances for recuring fair value measurement of the fair value hierarchy for the year ended December 31, 2021:
Total Fair Value
RMB
Balance as of January 1, 2021	—
Additions	312,092,172
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	5,577,001
Changes in fair value of convertible notes due to instrument-specific credit risk	548,029
Foreign currency translation adjustment	249,013
Balance as of December 31, 2021	318,466,215
The Company measured the fair value of its convertible notes on a recurring basis using significant unobservable (Level 3) inputs as of December 31, 2021.
The convertible notes were measured at fair value as of December 31, 2021 using the Binomial Option Pricing Model with the following assumptions:
	2021
Expected volatility		25.00%
Risk-free interest rate (per annum)		1.10%
Expected dividend yield		0.00%
Bond yield		11.00%
Coupon rate		9.00%
Fair value of the underlying ordinary share	US$	6,079.83
The estimated fair value of the convertible notes as of December 31, 2021 estimated by management with the assistance of an independent valuation firm. The Binomial Option Pricing Model simulate the equity value movement which provide the calculation basis of the convertible notes fair value.
The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Notes. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Notes in effect at the Note’s valuation date. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares and the Company does not intend to pay dividend before the Company becomes profitable.
The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
22
Related Parties

The related parties are summarized as follow:
Cartesian Capital Group, LLC	Ultimate controlling party
Pangaea Two, LP	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIA, Ltd.	Intermediate holding company
Pangaea Two Acquisition Holdings XXIIB, Ltd.	Parent company
Tim Hortons Restaurants International GmbH	Shareholder of the Company
TDL Group Corp	A subsidiary of investor’s ultimate holding company
The material related party transactions are summarized as follows:
		Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
Repayment of payments made by Pangaea Two, LP on behalf of the Company	(i)	—	—	517,080
Continuing franchise fee to THRI	(ii)	15,576,324	5,147,252	1,209,660
Upfront franchise fee to THRI	(iii)	24,265,373	4,097,227	1,603,020
Purchase of coffee beans from TDL Group Corp		28,168,228	8,864,342	6,815,762
Provision of consumer research service to THRI		428,148	—	—
Consulting services provided by THRI		—	160,532	443,260

(i)
Pangaea Two, LP paid certain expenses on behalf of the Company for the year ended December 31, 2018 and the Company fully settled the amount in the year ended December 31, 2019.

(ii)
Pursuant to the master development agreement between the Company and THRI, the Company pays continuing franchise fee based on certain percentage of revenue generated from Company owned and operated stores and such continuing franchise fee was recorded in Franchise and royalty expenses.

(iii)
Pursuant to the master development agreement between the Company and THRI, the Company pays upfront franchise fee for each newly opened store to THRI during the term of the master development contract.

As of December 31, 2021 and 2020, the balances of transactions with related parties are set forth below:
Amount due to related parties:
	December 31, 2021	December 31, 2020
TDL Group Corp	7,210,593	4,053,932
Tim Hortons Restaurants International GmbH	6,863,322	3,624,554
Amount due to related parties	14,073,915	7,678,486

23
Subsequent Events

Management has considered subsequent events through April 29, 2022, which was the date the consolidated financial statements were issued.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
23
Subsequent Events (continued)

(a) Merger Agreement and subsequent amendments
On August 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Miami Swan Ltd, a wholly-owned subsidiary of the Company which is established for merger purpose (“Merger Sub”) and Silver Crest Acquisition Corporation (“SPAC”). Upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company. Immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, SPAC will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger.
Subject to the terms of the Merger Agreement, at the Closing (the consummation of the Mergers), each ordinary share of SPAC shall be converted automatically into one ordinary share of the Company and each warrant of SPAC shall be converted automatically into a corresponding warrant of the Company exercisable for the Company’s ordinary shares in accordance with its terms.
The proposed transaction is expected to be completed, subject to, satisfaction of the conditions stated in the Merger Agreement and other customary closing conditions.
On March 9, 2022, the Company entered into a series of subsequent amendments to the Merger Agreement and the Voting and Support Agreement, pursuant to which the Company will issue 4,312,500 ordinary shares and 4,450,000 warrants to the Sponsor of the SPAC at the Closing, upon the conversion of the 4,312,500 SPAC class B shares and 4,450,000 private placement warrants held by the Sponsor of the SPAC upon the Closing.
Immediately prior to the effective time of the First Merger, each ordinary share of the Company that is issued shall be subdivided into a number of ordinary shares (“Share Split”). Pursuant to the Merger Agreement, as amended, after the Share Split, the total number of issued and outstanding ordinary shares will be 140,000,000 (including the Company’s existing shareholders’ ordinary shares of 126,555,003, underlying granted option shares and restricted shares of 7,405,464 and as-converted ordinary shares of the convertible bonds of 6,039,533).
(b) Other agreements
On March 8, 2022, the Company entered into Equity Support Agreement with Shaolin Capital Management LLC (“Shaolin Capital”), according to which Shaolin Capital committed to subscribe no more than 5,000,000 ordinary shares by the notification in writing issued by the Company immediately prior to the closing of Mergers, in a private placement for a purchase price of US$10.00 per share. Pursuant to Equity Support Agreement, the Company is obligated to pay US$500,000 cash to Shaolin Capital, regardless of consummation or termination of Equity Support Agreement.
On March 9, 2022, the Company entered into Subscription Agreement with certain investors, according to which, these investors agree to subscribe 4,450,000 ordinary shares in total for a purchase price of US$10.00 per share, contingent on the closing of the Mergers. Pursuant to Subscription Agreement, the Company agrees that it will, substantially concurrently with and contingent upon the closing of Subscription Agreement, issue to three investors, who respectively agrees to invest US$10,000,000, in total of additional 600,000 ordinary shares and 1,200,000 warrants at nil consideration.
On March 11, 2022, the Company entered into Ordinary Share Purchase Agreement with CF Principal Investments LLC (“CF”), according to which, based on the Company’s notification from time to time, CF

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
23
Subsequent Events (continued)

will purchase from the Company, up to US$100,000,000 in aggregate gross purchase price of newly issued ordinary shares during the 36 months counting from the effective date of initial registration statements filed with Securities and Exchange Commission. Pursuant to Ordinary Share Purchase Agreement, the Company shall issue US$3,000,000 worth of ordinary shares to CF at nil consideration on the closing date of this agreement.
(c) Impact of epidemic prevention measures on the Company’s business since March 2022
Beginning in March 2022, the outbreak of the Omicron variant of COVID-19 and the zero-tolerance epidemic prevention measures undertaken in certain cities, including Shanghai, in which the Company operates, have caused significant disruptions to the Company’s operations in those cities. These include the temporary closure of certain stores, shortage of production, service and delivery staff, and decreased supply of raw materials and intermediary products. During this period, the Company continued to offer home-delivery services through group purchases and e-commerce sales, which mitigated the impact of the disruptions to some extent. However, the severity of the impact of the COVID-19 pandemic on the Chinese economy and the Company’s results of operations, cash flows and financial position is highly uncertain and difficult to predict.
24
Parent Only Financial Information

The following condensed parent company financial information of TH International Limited has been prepared using the same accounting policies as set out in the accompanying consolidated financial information. As of December 31, 2021 and 2020, there were no material contingencies, significant provisions of long-term obligations or guarantees of TH International Limited, except for those, which have been separately disclosed in the consolidated financial information.

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

a)
Condensed Balance Sheets

	As of December 31
	2021	2020
	RMB	RMB
ASSETS
Current assets
Cash	313,302,959	8,264,585
Prepaid expenses and other current assets	18,475,035	1,372,519
Amounts due from subsidiaries	844,195,206	568,501,401
Total current assets	1,175,973,200	578,138,505
Non-current assets
Intangible assets, net	52,333,871	56,821,004
Total non-current assets	52,333,871	56,821,004
Total assets	1,228,307,071	634,959,509
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Amounts due to subsidiaries	564,973,350	206,408,572
Other current liabilities	9,329,205	263,569
Total current liabilities	574,302,555	206,672,141
Non-current liabilities
Convertible notes, at fair value	318,466,215	—
Total non-current liabilities	318,466,215	—
Total liabilities	892,768,770	206,672,141
Shareholders’ equity
Ordinary shares (US$0.01 par value, 5,000,000 shares authorized, 116,691 shares and 101,500 shares issued and outstanding as of December 31, 2021 and 2020, respectively)	7,497	6,513
Additional paid-in capital	937,315,273	644,906,635
Subscription receivables	—	—
Accumulated losses	(637,528,160)	(255,807,141)
Accumulated other comprehensive income	35,743,691	39,181,361
Total shareholders’ equity	335,538,301	428,287,368
Total liabilities and shareholders’ equity	1,228,307,071	634,959,509

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

b)
Condensed Statements of Operations

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
General and administrative expenses	1,976,807	6,862,862	2,444,602
Franchise and royalty expenses	3,223,700	3,447,050	3,447,200
Total costs and expenses	5,200,507	10,309,912	5,891,802
Operating loss	(5,200,507)	(10,309,912)	(5,891,802)
Equity in loss of subsidiaries	(370,940,089)	(131,640,926)	(82,945,076)
Interest income	—	804	1,182,692
Foreign currency transaction loss	(3,422)	(49,473)	—
Changes in fair value of convertible notes, excluding impact of instrument-specific credit risk	(5,577,001)	—	—
Loss before income taxes	(381,721,019)	(141,999,507)	(87,654,186)
Income tax expenses	—	—	—
Net loss	(381,721,019)	(141,999,507)	(87,654,186)

c)
Condensed Statements of Comprehensive Loss

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
Net loss	(381,721,019)	(141,999,507)	(87,654,186)
Other comprehensive (loss) / income
Fair value changes of convertible notes due to in instrument- specific credit risk	(548,029)	—	—
Foreign currency translation adjustment, net of nil income taxes	(2,889,641)	2,788,426	19,068,426
Total comprehensive loss	(385,158,689)	(139,211,081)	(68,585,760)

TH INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Expressed in Renminbi Yuan)
24
Parent Only Financial Information (continued)

d)
Condensed Statements of Cash Flows

	Year ended December 31
	2021	2020	2019
	RMB	RMB	RMB
Net cash used in operating activities	(703,479)	(8,690,319)	(2,605,934)
Net cash used in investing activities	(294,708,897)	(322,209,625)	(242,266,500)
Net cash provided by financing activities	597,662,648	221,124,998	206,802,000
Effect of foreign currency exchange rate changes on cash	2,788,102	(10,113,157)	3,209,758
Net increase / (decrease) in cash	305,038,374	(119,888,103)	(34,860,676)
Cash at beginning of year	8,264,585	128,152,688	163,013,364
Cash at end of year	313,302,959	8,264,585	128,152,688
Supplemental disclosure of non-cash investing and financing activities:
Accrued offering costs paid by subsidiaries of TH International Limited	3,623,684	—	—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Silver Crest Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Silver Crest Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from September 3, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from September 3, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by January 19, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2022
PCAOB ID Number 100

SILVER CREST ACQUISITION CORPORATION
BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$375,993	$—
Prepaid expenses	43,336	—
Total Current Assets	419,329	—
Deferred offering costs	—	249,671
Investments held in Trust Account	345,104,459	—
TOTAL ASSETS	$345,523,788	$249,671
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$5,001,789	$—
Accrued offering costs	—	100,000
Promissory note – related party	—	129,671
Total Current Liabilities	5,001,789	229,671
Deferred underwriting fee payable	12,075,000	—
Warrant Liabilities	15,982,880	—
Total Liabilities	33,059,669	229,671
Commitments
Class A ordinary shares subject to possible redemption, $0.0001 par value, 34,500,000 and no shares at $10.00 per share redemption value as of December 31, 2021 and 2020, respectively	345,000,000	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued or outstanding at December 31, 2021 and 2020	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, none issued or outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at December 31, 2021 and 2020	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(32,536,744)	(5,000)
Total Shareholders’ Equity (Deficit)	(32,535,881)	20,000
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT)	$345,523,788	$249,671
The accompanying notes are an integral part of these financial statements.

SILVER CREST ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS
	For The Year Ended December 31, 2021	For the Period from September 3, 2020 (Inception) through December 31, 2020
Operating and formation costs	$6,887,012	$5,000
Loss from operations	(6,887,012)	(5,000)
Other income:
Interest earned on marketable securities held in Trust Account	104,459	—
Interest earned — Bank	66	—
Change in fair value of warrant liabilities	5,721,620	—
Total other income, net	5,826,145	—
Net loss	$(1,060,867)	$(5,000)
Weighted average shares outstanding of Class A ordinary shares	32,614,754	—
Basic and diluted net loss per share, Class A ordinary shares	$(0.03)	$—
Weighted average shares outstanding of Class B ordinary shares	8,563,525	7,500,000
Basic and diluted net loss per share, Class B ordinary shares	$(0.03)	$—
The accompanying notes are an integral part of these financial statements.

SILVER CREST ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM SEPTEMBER 3, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – September 3, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(5,000)	(5,000)
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(5,000)	$20,000
Change in value of Class A ordinary shares subject to redemption	—	—	—	—	(1,537,137)	(31,470,877)	(33,008,014)
Excess cash received over FV of Private Placement Warrants	—	—	—	—	1,513,000	—	1,513,000
Net loss	—	—	—	—	—	(1,060,867)	(1,060,867)
Balance – December 31, 2021	—	$—	8,625,000	$863	$—	$(32,536,744)	$(32,535,881)
The accompanying notes are an integral part of these financial statements.

SILVER CREST ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS
	For The Year Ended December 31,	For the Period from September 3, 2020 (Inception) through December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(1,060,867)	$(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Transaction costs incurred in connection with IPO	820,326	—
Interest earned on marketable securities held in Trust Account	(104,459)	—
Change in fair value of warrant liabilities	(5,721,620)	—
Changes in operating assets and liabilities:
Prepaid expenses	(16,536)	—
Accounts payable and accrued expenses	5,000,639	—
Net cash used in operating activities	(1,082,517)	(5,000)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)	—
Net cash used in investing activities	(345,000,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	338,100,000	—
Proceeds from sale of Private Placements Warrants	8,900,000	—
Repayment of promissory note-related party	(182,669)	—
Payment of offering costs	(358,820)	—
Net cash provided by financing activities	346,458,511	—
Net Change in Cash	375,993	—
Cash – Beginning of the period	—	—
Cash – Ending of the period	$375,993	$—
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$26,198	$101,150
Offering costs paid by Sponsor in exchange for issuance of founder shares	$—	$20,000
Offering costs paid through promissory note	$26,800	$129,671
Deferred underwriting fee payable	$12,075,000	$—
The accompanying notes are an integral part of these financial statements.

SILVER CREST ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Silver Crest Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 3, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from September 3, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the proposed initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on January 13, 2021. On January 19, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Silver Crest Management LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 19, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business

Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until January 19, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining

Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources and Going Concern
As of December 31, 2021, the Company had $375,993 in its operating bank account and a working capital deficit of $4,582,460. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.
The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the consummation of a Business Combination.
The Company intends to complete a Business Combination by January 19, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business

Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 19, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 19, 2023.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Cash and Investments Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with Accounting Standard Codification (“ASC”) Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
Offering Costs
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $19,510,840 were accreted to equity upon the completion of the Initial Public Offering, and $820,326 of the offering costs were related to the warrant liabilities and charged to the statements of operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 30, 2021 and 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021, the Class A ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	$(14,317,500)
Class A ordinary shares issuance costs	$(18,690,514)
Plus:
Accretion of carrying value to redemption value	$33,008,014
Class A ordinary shares subject to possible redemption	$345,000,000
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Warrants for periods where no observable traded price was available are valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares.Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase, 26,150,000 Class A ordinary shares in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For The Year Ended December 31, 2021		For the Period from September 3, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss, as adjusted	$(840,248)	$(220,620)	$—	$(5,000)
Denominator:
Basic and diluted weighted average shares outstanding	32,614,754	8,563,525	—	7,500,000
Basic and diluted net loss per ordinary share	$(0.03)	$(0.03)	$—	$(0.00)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, excluding the warrant liability which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 9).
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, inclusive of 4,500,000 Units sold to the underwriters upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000 ($1,513,000 represents cash paid in excess of fair value), in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 13, 2021, the Company effected a share dividend, resulting in 8,625,000 Class B ordinary shares outstanding.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative services. For the year ended December 31, 2021, the Company incurred $120,000 respectively in fees for these services, of which such amount is included in accrued expenses in the accompanying balance sheet of December 31, 2021. For the period from September 3, 2020 (inception) through December 31, 2020, the Company did not incur any fees for these services.
Promissory Note — Related Party
On January 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Initial Public Offering. As December 31, 2020 there was $129,671 outstanding which was repaid with the proceeds from the Initial Public Offering. The note was then terminated.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the

Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6.   COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On August 13, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TH International Limited, a Cayman Islands exempted company (“THIL”), and Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of THIL (“Merger Sub”).
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of THIL, and (ii) the Company will merge with and into THIL (the “Second Merger” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (the “Business Combination”).

Pursuant to the Merger Agreement and subject to the approval of the Company’s shareholders, among other things, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class B Ordinary Share of the Company, par value $0.0001 per share (“Class B Shares”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A Ordinary Share of the Company, par value $0.0001 per share (“Class A Shares”) and, after giving effect to such automatic conversion and the Unit Separation (as defined below), at the First Effective Time and as a result of the First Merger, each issued and outstanding Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one ordinary share of THIL (“THIL Ordinary Share”) after giving effect to the Share Split (as defined below), and (ii) each issued and outstanding warrant of the Company sold to the public and to Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement in connection with the Company’s initial public offering (“Silver Crest Warrants”) will automatically and irrevocably be assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares (“THIL Warrants”). Immediately prior to the First Effective Time, the Class A Shares and the public Silver Crest Warrants comprising each issued and outstanding unit of the Company (“Silver Crest Unit”), consisting of one Class A Share and one-half of one public Silver Crest Warrant, will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one Class A Share and one-half of one public Silver Crest Warrant. No fractional public Silver Crest Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units would be entitled to receive a fractional public Silver Crest Warrant upon such separation, the number of public Silver Crest Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of public Silver Crest Warrants and no cash will be paid in lieu of such fractional public Silver Crest Warrants.
In conjunction with the Business Combination, it is expected that an independent company will be incorporated in China with the sole purpose of safeguarding the retention and use of data of THIL’s guests (“NewCo”). THIL will not own any equity interest in NewCo, which will enter into a long-term contract to provide services to THIL on a cost-only basis. THIL believes that the creation and operation of NewCo directly addresses the valid concerns highlighted by recent statements by the Cyberspace Administration of China (“CAC”) as they have been articulated to date. THIL will inform CAC (and, as appropriate, other regulators) of the plans and operation of NewCo and fully appreciates that THIL’s and NewCo’s operations remain subject to review by CAC and other regulators. For additional information about the Business Combination, see Note 10. Subsequent Events.
Conditions to Closing
The consummation of the Business Combination is conditioned upon, among other things: (i) receipt of the required approval by the Company’s shareholders; (ii) after giving effect to the exercise of the redemption rights of the Company’s shareholders (the “Silver Crest Shareholder Redemption”), the Company having at least $5,000,001 of net tangible assets immediately after the First Effective Time; (iii) the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Mergers; (iv) the approval for listing of THIL Ordinary Shares, THIL Warrants and THIL Ordinary Shares underlying THIL Warrants to be issued in connection with the Mergers upon the Closing (as defined in the Merger Agreement) on Nasdaq, subject only to official notice of issuance thereof; (v) effectiveness of the Registration Statement (as defined below) in accordance with the Securities Act of 1933, as amended (the “Securities Act”) and the absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement; and (vi) completion of the recapitalization of THIL’s share capital in accordance with the terms of the Merger Agreement and THIL’s organizational documents.
The obligations of THIL and Merger Sub to consummate the Business Combination is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of the Company (subject to certain materiality standards set forth in the Merger Agreement); (ii) material compliance by the Company with its pre-closing covenants; and (iii) the funds contained in the Company’s trust account (after giving effect to the Silver Crest Shareholder Redemption), together with the aggregate amount of proceeds from any PIPE Financing (as defined below), and the aggregate amount of proceeds from the Permitted Equity Financing (as defined below) (but only if the amount received by THIL in any PIPE Financing is equal to or exceeds $100,000,000), equaling or exceeding (x) $250,000,000, in the event that the aggregate amount of proceeds from the PIPE Financing equals or exceeds $100,000,000, or (y) $175,000,000, in the event that the aggregate amount of proceeds from the PIPE Financing is less than $100,000,000. For additional information about the Business Combination, see Note 10. Subsequent Events.
Sponsor Lock-Up Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL and Sponsor entered into a Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which Sponsor, among other things, agreed not to transfer any THIL Ordinary Shares held by it immediately after the Closing, any THIL Ordinary Shares issuable upon the exercise of options or warrants to purchase THIL Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves) or any THIL Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for THIL Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such THIL Ordinary Shares, options, warrants and securities, collectively, the “Sponsor Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the Sponsor Locked-Up Shares will be (i) with respect to 100% of the Sponsor Locked-Up Shares, six months from and after the Closing Date, (ii) with respect to 80% of the Sponsor Locked-Up Shares, twelve months from and after the Closing Date and (iii) with respect to 50% of the Sponsor Locked-Up Shares, eighteen months from and after the Closing Date.
NOTE 7.   SHAREHOLDERS’ EQUITY (DEFICIT)
Preference Shares — The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, including Class A ordinary shares subject to possible redemption which are presented as temporary equity. As of December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in a Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8.   WARRANT LIABILITIES
As of December 31, 2021, there were 17,250,000 Public Warrants and 8,900,000 Private Placement Warrants outstanding. As of December 31, 2020, no warrants were outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public

Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;
•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption of the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2021, assets held in the Trust Account were comprised of $345,104,459 in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
		Level	Gross Holding Loss	Fair Value
Assets:
December 31, 2021	Money Market Fund	1		$345,104,459
Liabilities:
December 31, 2021	Warrant Liability – Public Warrants	1		$10,543,200
December 31, 2021	Warrant Liability – Private Placement Warrants	2		5,439,680
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying December 31, 2021 balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker SLCRW. For periods subsequent to the detachment of the Public Warrants from the Units, the closing price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Level 3 Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 19, 2021	7,387,000	14,317,500	21,704,500
Change in valuation inputs or other assumptions	(1,947,320)	(3,774,300)	(5,721,620)
Transfer to Level 1	—	(10,543,200)	(10,543,200)
Transfer to level 2	(5,439,680)	—	(5,439,680)
Level 3 Fair value as of December 31, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the public warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $10,543,200. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2021 was $5,439,680. Due to the Make-Whole provision, the company determined that Level 2 is appropriate to value the Private Placement Warrants.
No assets or liabilities are measured at fair value as of December 31, 2020.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than the disclosure below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 30, 2022, the Company entered into Amendment No. 1 (the “First Amendment”) to the previously disclosed Merger Agreement, dated August 13, 2021, by and among the Company, THIL, and Merger Sub. Pursuant to the First Amendment, the Company, THIL and Merger Sub agreed to extend the Termination Date (as defined in the Merger Agreement) to March 1, 2022, after which either the Company or THIL may terminate the Merger Agreement.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
On March 9, 2022, the Company entered into Amendment No. 2 (the “Second Amendment”) to the previously disclosed Merger Agreement, dated August 13, 2021, by and among the Company, THIL, and Merger Sub, as amended on January 30, 2022. The Second Amendment amended the terms of the merger agreement to, among other things: extend the termination date (as defined in the Merger Agreement) to June 30, 2022; reduce the pre-transaction equity value of THIL from $1.688 billion to $1.4 billion; remove the minimum cash condition; shorten the exclusivity period applicable to the Company to May 1, 2022; and simplify the board of directors to a single class of directors each elected annually.
See the Current Reports on Form 8-K filed with the SEC on January 31, 2022 and March 9, 2022 for further information.

PART I — FINANCIAL INFORMATION
Item 1. Condensed Financial Statements.
SILVER CREST ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$135,472	$375,993
Prepaid expenses	69,083	43,336
Total Current Assets	204,555	419,329
Investments held in Trust Account	345,133,332	345,104,459
TOTAL ASSETS	$345,337,887	$345,523,788
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$6,131,533	$5,001,789
Total Current Liabilities	6,131,533	5,001,789
Deferred underwriting fee payable	12,075,000	12,075,000
Warrant Liabilities	11,767,500	15,982,880
Total Liabilities	29,974,033	33,059,669
Commitments
Class A ordinary shares subject to possible redemption 34,500,000 shares at $10.00 per share redemption value as of March 31, 2022 and December 31, 2021	345,000,000	345,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 2,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(29,637,009)	(32,536,744)
Total Shareholders’ Deficit	(29,636,146)	(32,535,881)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$345,337,887	$345,523,788
The accompanying notes are an integral part of the condensed financial statements.

SILVER CREST ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended March 31,
	2022	2021
Operating and formation costs	$1,344,526	$1,019,567
Loss from operations	(1,344,526)	(1,019,567)
Other income:
Interest earned on marketable securities held in Trust Account	28,873	49,769
Interest earned – Bank	8	12
Change in fair value of warrant liability	4,215,380	8,368,000
Total other income	4,244,261	8,417,781
Net income	$2,899,735	$7,398,214
Weighted average shares outstanding, Class A ordinary shares	34,500,000	29,871,951
Basic and diluted net income per share, Class A ordinary shares	$0.07	$0.19
Weighted average shares outstanding, Class B ordinary shares	8,625,000	8,474,085
Basic and diluted net income per share, Class B ordinary shares	$0.07	$0.19
The accompanying notes are an integral part of the unaudited condensed financial statements.

SILVER CREST ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	8,625,000	$863	$—	$(32,536,744)	$(32,535,881)
Net income	—	—	—	—	—	2,899,735	2,899,735
Balance – March 31, 2022	—	$—	8,625,000	$863	$—	$(29,637,009)	$(29,636,146)
THREE MONTHS ENDED MARCH 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(5,000)	$20,000
Accretion for Class A ordinary shares subject to redemption amount	—	—	—	—	(1,537,137)	(31,470,877)	(33,008,014)
Excess cash received over fair value of Private Placement Warrants	—	—	—	—	1,513,000	—	1,513,000
Net income	—	—	—	—	—	7,398,214	7,398,214
Balance – March 31, 2021	—	$—	8,625,000	$863	$—	$(24,077,663)	$(24,076,800)
The accompanying notes are an integral part of the unaudited condensed financial statements

SILVER CREST ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$2,899,735	$7,398,214
Adjustments to reconcile net income to net cash used in operating activities:
Transaction costs incurred in connection with IPO	—	820,326
Interest earned on marketable securities held in Trust Account	(28,873)	(49,769)
Change in fair value of warrant liabilities	(4,215,380)	(8,368,000)
Changes in operating assets and liabilities:
Prepaid expenses	(25,747)	(462,112)
Accounts payable and accrued expenses	1,129,744	87,970
Net cash used in operating activities	(240,521)	(573,371)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(345,000,000)
Net cash used in investing activities	—	(345,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	338,100,000
Proceeds from sale of Private Placements Warrants	—	8,900,000
Repayment of promissory note-related party	—	(182,670)
Payment of offering costs	—	(358,820)
Net cash provided by financing activities	—	346,458,510
Net Change in Cash	(240,521)	885,139
Cash – Beginning of period	375,993	—
Cash – End of period	$135,472	$885,139
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$1,150
Offering costs paid through promissory note	$—	$26,198
Payment of prepaid expenses through promissory note	$—	$26,800
Deferred underwriting fee payable	$—	$12,075,000
The accompanying notes are an integral part of the unaudited condensed financial statements

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Silver Crest Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 3, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity for the period from September 3, 2020 (inception) through March 31, 2022 relates to the Company’s formation, the proposed initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on January 13, 2021. On January 19, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Silver Crest Management LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Following the closing of the Initial Public Offering on January 19, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until January 19, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of March 31, 2022, the Company had $135,472 in its operating bank account and a working capital deficit of $5,926,978. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5). As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the consummation of a Business Combination.
The Company intends to complete a Business Combination by January 19, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until January 19, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 19, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021, as filed with the SEC on March 30, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Cash and Investments Held in Trust Account
At March 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs were allocated to the

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $19,510,840 were accreted to equity upon the completion of the Initial Public Offering, and $820,326 of the offering costs were related to the warrant liabilities and charged to the condensed statement of operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At March 31, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(14,317,500)
Class A ordinary shares issuance costs	(18,690,514)
Plus:
Accretion of carrying value to redemption value	33,008,014
Class A ordinary shares subject to possible redemption	$345,000,000
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Public Warrants and Private Placement Warrants (together with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
any change in fair value is recognized in the Company’s condensed statements of operations. The Warrants for periods where no observable traded price was available are valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase, 26,150,000 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net income per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	Three Months Ended March 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$2,319,788	$579,947	$5,763,284	$1,634,930
Denominator:
Basic and diluted weighted average shares outstanding	34,500,000	8,625,000	29,871,951	8,474,085
Basic and diluted net income per ordinary share	$0.07	$0.07	$0.19	$0.19

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, excluding the warrant liability which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 9).
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, inclusive of 4,500,000 Units sold to the underwriters upon the underwriters’ election to fully exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000 ($1,513,000 represents cash paid in excess of fair value), in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On January 13, 2021, the Company effected a share dividend, resulting in 8,625,000 Class B ordinary shares outstanding.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing January 13, 2021 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay the Sponsor a monthly fee

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
of $10,000 for office space, utilities, secretarial and administrative services. For the three months ended March 31, 2022 and 2021, the Company incurred $30,000 in fees for these services, of which, $120,000 and $30,000 of such fees are included in accrued expenses in the accompanying condensed balance sheets.
Promissory Note — Related Party
On January 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Initial Public Offering. As December 31, 2020, there was $129,671 outstanding which was repaid with the proceeds from the Initial Public Offering. The note was then terminated.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed financial statements.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of the securities held by them pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On August 13, 2021, Silver Crest entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TH International Limited, a Cayman Islands exempted company (“THIL”), and Miami Swan Ltd, a Cayman Islands exempted company and wholly owned subsidiary of THIL (“Merger Sub”).
On March 9, 2022, the Company entered into Amendment No. 2 (the “Merger Agreement Amendment”) to the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), dated August 13, 2021.
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) Merger Sub will merge with and into Silver Crest (the “First Merger”), with Silver Crest surviving the First Merger as a wholly owned subsidiary of THIL, and (ii) Silver Crest will merge with and into THIL (the “Second Merger” and together with the First Merger, the “Mergers”), with THIL surviving the Second Merger (the “Business Combination”).
Pursuant to the Merger Agreement and subject to the approval of the Silver Crest shareholders, among other things, (i) immediately prior to the effective time of the First Merger (the “First Effective Time”), each Class B Ordinary Share of Silver Crest, par value $0.0001 per share (“Class B Shares”), outstanding immediately prior to the First Effective Time will be automatically converted into one Class A Ordinary Share of Silver Crest, par value $0.0001 per share (“Class A Shares”) and, after giving effect to such automatic conversion and the Unit Separation (as defined below), at the First Effective Time and as a result of the First Merger, each issued and outstanding Class A Share will no longer be outstanding and will automatically be converted into the right of the holder thereof to receive one ordinary share of THIL (“THIL Ordinary Share”) after giving effect to the Share Split (as defined below), and (ii) each issued and outstanding warrant of Silver Crest sold to the public and to Silver Crest Management LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement in connection with Silver Crest’s initial public offering (“Silver Crest Warrants”) will automatically and irrevocably be assumed by THIL and converted into a corresponding warrant exercisable for THIL Ordinary Shares (“THIL Warrants”). Immediately prior to the First Effective Time, the Class A Shares and the public Silver Crest Warrants comprising each issued and outstanding unit of Silver Crest (“Silver Crest Unit”), consisting of one Class A Share and one-half of one public Silver Crest Warrant, will be automatically separated (“Unit Separation”) and the holder thereof will be deemed to hold one Class A Share and one-half of one public Silver Crest Warrant. No fractional public Silver Crest Warrants will be issued in connection with such separation such that if a holder of such Silver Crest Units

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
would be entitled to receive a fractional public Silver Crest Warrant upon such separation, the number of public Silver Crest Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of public Silver Crest Warrants and no cash will be paid in lieu of such fractional public Silver Crest Warrants.
In conjunction with the Business Combination, it is expected that an independent company will be incorporated in China with the sole purpose of safeguarding the retention and use of data of THIL’s guests (“NewCo”). THIL will not own any equity interest in NewCo, which will enter into a long-term contract to provide services to THIL on a cost-only basis. THIL believes that the creation and operation of NewCo directly addresses the valid concerns highlighted by recent statements by the Cyberspace Administration of China (“CAC”) as they have been articulated to date. THIL will inform CAC (and, as appropriate, other regulators) of the plans and operation of NewCo and fully appreciates that THIL’s and NewCo’s operations remain subject to review by CAC and other regulators.
Conditions to Closing
The consummation of the Business Combination is conditioned upon, among other things: (i) receipt of the required approval by the Silver Crest shareholders; (ii) after giving effect to the exercise of the redemption rights of the Silver Crest shareholders (the “Silver Crest Shareholder Redemption”), Silver Crest having at least $5,000,001 of net tangible assets immediately after the First Effective Time; (iii) the absence of any law or governmental order enjoining, prohibiting or making illegal the consummation of the Mergers; (iv) the approval for listing of THIL Ordinary Shares, THIL Warrants and THIL Ordinary Shares underlying THIL Warrants to be issued in connection with the Mergers upon the Closing (as defined in the Merger Agreement) on Nasdaq, subject only to official notice of issuance thereof; (v) effectiveness of the Registration Statement (as defined below) in accordance with the Securities Act of 1933, as amended (the “Securities Act”) and the absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement; and (vi) completion of the recapitalization of THIL’s share capital in accordance with the terms of the Merger Agreement and THIL’s organizational documents.
The obligations of THIL and Merger Sub to consummate the Business Combination is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of Silver Crest (subject to certain materiality standards set forth in the Merger Agreement); (ii) material compliance by Silver Crest with its pre-closing covenants; and (iii) the funds contained in Silver Crest’s trust account (after giving effect to the Silver Crest Shareholder Redemption), together with the aggregate amount of proceeds from any PIPE Financing (as defined below), and the aggregate amount of proceeds from the Permitted Equity Financing (as defined below) (but only if the amount received by THIL in any PIPE Financing is equal to or exceeds $100,000,000), equaling or exceeding (x) $250,000,000, in the event that the aggregate amount of proceeds from the PIPE Financing equals or exceeds $100,000,000, or (y) $175,000,000, in the event that the aggregate amount of proceeds from the PIPE Financing is less than $100,000,000.
On January 30, 2022, the Company entered into Amendment No. 1 (the “First Amendment”) to the previously disclosed Merger Agreement, dated August 13, 2021, by and among the Company, THIL, and Merger Sub. Pursuant to the First Amendment, the Company, THIL and Merger Sub agreed to extend the Termination Date (as defined in the Merger Agreement) to March 1, 2022, after which either the Company or THIL may terminate the Merger Agreement.
On March 9, 2022, the Company entered into Amendment No. 2 (the “Second Amendment”) to the previously disclosed Merger Agreement, dated August 13, 2021, by and among the Company, THIL, and Merger Sub, as amended on January 30, 2022. The Second Amendment amended the terms of the merger agreement to, among other things: extend the termination date (as defined in the Merger Agreement) to June 30, 2022; reduce the pre-transaction equity value of THIL from $1.688 billion to $1.4 billion; remove

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
the minimum cash condition; shorten the exclusivity period applicable to the Company to May 1, 2022; and simplify the board of directors to a single class of directors each elected annually.
See the Current Reports on Form 8-K filed with the SEC on January 31, 2022 and March 9, 2022 for further information.
Sponsor Lock-Up Agreement
Concurrently with the execution and delivery of the Merger Agreement, THIL and Sponsor entered into a Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which Sponsor, among other things, agreed not to transfer any THIL Ordinary Shares held by it immediately after the Closing, any THIL Ordinary Shares issuable upon the exercise of options or warrants to purchase THIL Ordinary Shares held by it immediately after the Closing (along with such options or warrants themselves) or any THIL Ordinary Shares acquirable upon the conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for THIL Ordinary Shares held by it immediately after the Closing (along with such securities themselves) (such THIL Ordinary Shares, options, warrants and securities, collectively, the “Sponsor Locked-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The lock-up period applicable to the Sponsor Locked-Up Shares will be (i) with respect to 100% of the Sponsor Locked-Up Shares, six months from and after the Closing Date, (ii) with respect to 80% of the Sponsor Locked-Up Shares, twelve months from and after the Closing Date and (iii) with respect to 50% of the Sponsor Locked-Up Shares, eighteen months from and after the Closing Date.
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Common Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, including Class A ordinary shares subject to possible redemption which are presented as temporary equity.
Class B Common Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 8,625,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in a Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of management team

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8. WARRANT LIABILITIES
As of March 31, 2022 and December 31, 2021, there were 17,250,000 Public Warrants and 8,900,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption of the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
At March 31, 2022, assets held in the Trust Account were comprised of $345,133,332 in Money Market Funds. During the three months ended March 31, 2022, the Company did not withdraw any interest income from the Trust Account.
At December 31, 2021, assets held in the Trust Account were comprised of $345,104,459 in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 which indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

SILVER CREST ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2022
(UNAUDITED)
Description	Level	March 31, 2022	December 31, 2021
Assets:
Cash and Investments held in Trust Account	1	342,133,332	345,104,459
Liabilities:
Warrant Liabilities – Public Warrants	1	7,762,500	10,543,200
Warrant Liabilities – Private Placement Warrants	2	4,005,000	5,439,680
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker SLCRW. For periods subsequent to the detachment of the Public Warrants from the Units, the closing price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers to/from Levels 1,2 and 3 for the three months ended March 31, 2022.
Due to the Make-Whole provision, the Company determined that Level 2 is appropriate to value the Private Placement Warrants.
NOTE 10. SUBSEQUENT EVENTS
On April 11, 2022, the Company entered into an unsecured, non-interest-bearing promissory note with the Sponsor to borrow up to $850,000 to pay for working capital to be payable on the earlier of January 19, 2023, or the consummation of a Business Combination.
The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required recognition or disclosure in the condensed financial statements.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
TH INTERNATIONAL LIMITED,
MIAMI SWAN LTD,
and
SILVER CREST ACQUISITION CORPORATION
dated as of August 13, 2021

A-i

A-ii

A-iii

Exhibits
Exhibit A Form of A&R AoA
Exhibit B Equity Plan Modifications
Exhibit C Sponsor Support Agreement
Exhibit D Form of Registration Rights Agreement
Exhibit E Company Shareholder Lock-Up and Support Agreements
Exhibit F Sponsor Lock-Up Agreement
Exhibit G Illustrative Calculation of Share Split
Exhibit H-1 Form of First Plan of Merger
Exhibit H-2 Form of Second Plan of Merger
Exhibit I Form of Amended and Restated Warrant Agreement

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 13, 2021, by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). The Company, Merger Sub and SPAC are collectively referred to herein as the “Parties” and individually as a “Party.” All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
WHEREAS, Merger Sub is a newly incorporated, wholly-owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).
WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions hereof and in accordance with the Companies Act (as amended) of the Cayman Islands (the “Cayman Companies Law”), at the Closing, Merger Sub will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of the Company (SPAC, as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Entity”).
WHEREAS, immediately following the consummation of the First Merger and as part of the same overall transaction, upon the terms and subject to the conditions hereof and in accordance with the Cayman Companies Law, the Surviving Entity will merge with and into the Company (the “Second Merger” and together with the First Merger, the “Mergers”), with the Company surviving the Second Merger (the Company, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Company”).
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals (the “Company Board Recommendation”).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has delivered to SPAC a true, correct and complete copy of an unanimous written consent of the Company Shareholders approving the Company Transaction Proposals (the “Written Consent”).
WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger.
WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub, and in its capacity as the sole shareholder of the Surviving Entity at the time of the Second Merger, shall approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity.

WHEREAS, prior to the Closing, the Company shall adopt the amended and restated memorandum and articles of association of the Company substantially in the form attached hereto as Exhibit A (“A&R AoA”).
WHEREAS, prior to the Closing, the Company shall amend and restate the Company Incentive Plan in order to adopt certain modifications (the “Incentive Equity Plan Modifications”) which amended and restated plan shall be in substantially the form attached hereto as Exhibit B.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit C (the “Sponsor Support Agreement”).
WHEREAS, at the Closing, the Company, the Sponsor, Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.
WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders, SPAC and the Company have entered into a lock-up and support agreement, each attached hereto as Exhibit E (the “Company Shareholder Lock-Up and Support Agreement”).
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and the Company have entered into the lock-up agreement attached hereto as Exhibit F (the “Sponsor Lock-Up Agreement”).
WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of SPAC, the Company and Merger Sub are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (c) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.
“Aggregate Fully Diluted Company Shares” means, without duplication, (a)(i) the aggregate number of Pre-Split Shares that are issued and outstanding immediately prior to the Share Split, and (ii) the aggregate number of Pre-Split Shares that are issuable upon the exercise, exchange or conversion of all Company Options (calculated using the treasury stock method of accounting), equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Pre-Split Shares, which such Company Options, equity awards, warrants, rights or other securities (x) are issued and outstanding, or (y) have been offered to employees or service providers under any Company Benefit Plan (including 232 Pre-Split Shares in respect of the bonus re-investment issuance), in each case, immediately prior to the Share Split, minus (b) the aggregate number of hypothetical Pre-Split Shares equal to the Section 4.11(iii) Overage (with each such hypothetical Pre-Split Share valued at the Equity Value divided by the Aggregate Fully Diluted Company Shares (but for purposes of this clause (b) only, disregarding this clause (b) in the calculation of “Aggregate Fully Diluted Company Shares”)), it being understood that this clause (b) shall be zero (0) unless and until Sponsor shall have exercised its right under Section 4.11(iii) of the Sponsor Support Agreement.
“Agreed Business Plan” means the business plan, dated April 16, 2021, as mutually agreed between SPAC and the Company on or prior to the date hereof to be the business plan of the Company and its Subsidiaries during the period from the date hereof until the Closing Date.
“Anti-Corruption Laws” means the PRC Anti-Unfair Competition Law, the anti-bribery provisions of the PRC Criminal Law, the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.
“Base Equity Value” means $1,688,000,000.
“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands, Hong Kong or the PRC are authorized or required by Law to be closed.
“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the First Merger pursuant to Section 238 of the Cayman Companies Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, cash and cash equivalents shall specifically include marketable securities, short-term deposits, short-term investments, cash held in any jurisdictions, restricted cash, and any uncleared checks and drafts or other wire transfers received or deposited or available for deposit for the account of the Company or its Subsidiaries that are not yet credited to the account of the Company or its Subsidiaries.
“Company Incentive Plan” means the Share Incentive Plan of the Company that was set up in 2019, and which shall include the Incentive Equity Plan Modifications adopted pursuant to this Agreement as of and following the Closing.
“Company Option” shall mean an option to purchase any Pre-Split Shares pursuant to the Company Incentive Plan, any bonus reinvestment plan or otherwise.
“Company Ordinary Share” means an ordinary share of the Company, with par value and other terms as further described in the A&R AoA.
“Company Shareholder Approval” means the vote or unanimous written consent of the Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholders” means the holders of issued and outstanding Pre-Split Shares as of any determination time prior to the Recapitalization (or the holders of issued and outstanding Company Ordinary Shares immediately after the Recapitalization and immediately prior to the First Effective Time).
“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, and (iii) amounts owing, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including fees, costs and expenses related to the termination of any Affiliate Agreement.
“Company Transaction Proposals” means (i) the approval and authorization of this Agreement, (ii) the adoption and approval of the A&R AoA, (iii) the approval of the Share Redesignation, (iv) the approval of the variation of the authorized share capital in connection with the adoption and approval of the A&R AoA, (v) the approval of the Share Split, (vi) the approval and authorization of the First Merger and the First Plan of Merger, (vii) the approval of the issuance of Company Ordinary Shares to the PIPE Investors pursuant to the PIPE Financing (if any), (viii) the election of directors to the board of directors of the Company in accordance with Section 6.09 and the approval of entry into customary indemnification agreements with the directors of the Company, (ix) the approval of the Incentive Equity Plan Modifications and the Company Incentive Plan as modified by the Incentive Equity Plan Modifications, and (x) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.
“Company Warrants” means warrants to purchase Company Ordinary Shares on the terms and conditions set forth in the Amended and Restated Warrant Agreement.
“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.
“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.
“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.
“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to COVID-19, or any change in such Law, directive, guideline, recommendation or interpretation thereof.
“Cut-off Date” means June 25, 2021.

“Data Protection Laws” means any applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and disposal of Personal Information as that, or a similar or equivalent, term is defined under such applicable Law.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.
“Dissenting SPAC Shares” means SPAC Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).
“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.
“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.
“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.
“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.
“Equity Value” means the amount equal to (a) Base Equity Value, plus (b) Closing Date Cash, as set forth in the Closing Statement, minus (c) Closing Date Indebtedness, as set forth in the Closing Statement.
“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or such Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Food Products” means all food products of all types (whether branded or private label, finished food, work in process, or food ingredients) produced, processed, packaged, distributed or sold by, for or on behalf of, the Company or any of its Subsidiaries.
“Food Safety Laws” means any Law governing the use, purchasing, growing, manufacture, packing, holding, distributing, transporting, importing, exporting, sale, labeling, advertising or marketing of Food Products, including ingredients or components thereof, including any applicable Laws that relate to health and food safety in the PRC or Hong Kong, and any regulations promulgated thereof.
“Franchise Agreements” means any Contract, including any license, subfranchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, or any similar agreement, pursuant to which the Company or any of its Subsidiaries has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop one (1) or more Tim Hortons Restaurants.

“Franchisee” has the meaning specified in the Master Development Agreement.
“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the individuals included on Section 1.01(b) of the Company Disclosure Letter (in the case of the Company) or Section 1.01(b) of the SPAC Disclosure Letter (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.
“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) unpaid management fees, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries or used in the conduct of their business.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“JVIA Termination Agreement” means the agreement entered into on or about the date hereof among XXIIB, RBI and the other parties thereto.
“Knowledge” means (i) with respect to the Company, the knowledge that each of the individuals listed on Section 1.01(b) of the Company Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to SPAC, the knowledge that each of the individuals listed on Section 1.01(b) of the SPAC Disclosure Letter actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.
“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).
“Master Development Agreement” means that certain Master Development Agreement, dated as of June 11, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.
“Master Franchise Agreements” means that (1) certain Company Franchise Agreement, dated as of June 12, 2018, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited, (2) certain Amended and Restated Company Franchise Agreement, dated as of June 12, 2018, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd. (including any joinder agreements entered into from time to time pursuant to the terms and conditions thereof), and (3) the Master Development Agreement, each as supplemented, amended, restated or modified in accordance with the terms and conditions thereof from time to time.
“Material Adverse Effect” means an effect, development, circumstance, fact, change or event (collectively, “Effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19 and any COVID-19 Measures); (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement (other than any action required to be taken pursuant to Section 6.01), including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries (it being understood that this clause (e) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04 and Section 4.23 and each of the conditions to Closing with respect thereto); (f) any action taken or not taken at the written request of SPAC or, if reasonably sufficient information is provided to SPAC in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by SPAC; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates; provided, further, that any Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.
“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.
“Permitted Equity Financing” means an equity financing transaction or series of equity financing transactions entered into by the Company on or after November 1, 2021, by way of issuance, subscription or sale, which results in cash proceeds to the Company in an amount not exceeding US$30,000,000, in exchange for Equity Securities, so long as such Equity Securities automatically convert into Pre-Split Shares prior to the Share Split.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).
“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“PRC Subsidiaries” means the Subsidiaries of the Company organized under the Laws of the PRC.
“Pre-Split Shares” means (i) ordinary shares, par value $0.01 per share, of the Company and (ii) redeemable shares, par value $0.01 per share, of the Company.
“Redeeming SPAC Shares” means SPAC Class A Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.
“Registrable Securities” means (i) the Company Ordinary Shares that constitute the Merger Consideration, (ii) the Company Ordinary Shares issuable upon exercise of the Company Warrants and (iii) the Company Warrants.
“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Registrable Securities.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.
“SAFE” means the State Administration of Foreign Exchange of the PRC.
“SAFE Circulars” means, to the extent applicable, any of (i) Circular 7, issued by SAFE on February 15, 2012, titled “Notice of the State Administration of Foreign Exchange on the Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” (the “SAFE Circular 7”) effective as of February 15, 2012, or any successor rule or regulation under the Law of the PRC, (ii) Circular 37, issued by SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” (the “SAFE Circular 37”) effective as of July 4, 2014, or any successor rule or regulation under the Law of the PRC, (iii) Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, and repealed by SAFE Circular 37 on July 4, 2014 and (iv) Circular 78, issued by SAFE on March 28, 2007, titled “Notice of the SAFE on Foreign Exchange Administration of the Involvement of Domestic Individuals in the Employee Stock Ownership Plans and Share Option Schemes of Overseas Listed Companies,” effective as of March 28, 2007 and repealed by SAFE Circular 7 on February 15, 2012.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union or (e) PRC; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom or (v) PRC.
“SEC” means the United States Securities and Exchange Commission.

“Section 4.11(iii) Overage” means an amount equal to (a) the Overage (as defined in the Sponsor Support Agreement), minus (b) the aggregate value of SPAC Class A Shares purchased from SPAC in accordance with Section 4.11(i) of the Sponsor Support Agreement, minus (c) the aggregate value of SPAC Class B Shares forfeited by Sponsor in accordance with Section 4.11(ii) of the Sponsor Support Agreement.
“Securities Act” means the Securities Act of 1933.
“Securities Laws” means the securities Laws of any Governmental Authority and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).
“SPAC Memorandum and Articles of Association” means the SPAC’s Second Amended and Restated Memorandum and Articles of Association adopted by special resolution on January 8, 2021.
“SPAC Class A Share” means each Class A ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Class B Share” means each Class B ordinary share, par value $0.0001 per share, of SPAC.
“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Public Warrants” means the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC Memorandum and Articles of Association.
“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.
“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the public holders of the SPAC Class A Shares.
“SPAC Shareholder” means a holder of SPAC Shares.
“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.
“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC in connection with other business combinations pursued by SPAC or in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by SPAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) the cost of the D&O Tail and (v) repayment of any Working Capital Loans. For the avoidance of doubt, SPAC Transaction Expenses shall include amounts payable to the placement agents in connection with any PIPE Financing except it shall not include (or be deemed to include) any amounts payable to legal counsel to the placement agents in connection with any PIPE Financing.
“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), including unless otherwise agreed upon: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the First Merger and the First Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.
“SPAC Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) each consisting of one SPAC Class A Share and one-half of one SPAC Public Warrant.
“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.
“Split Factor” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares, and (y) 10.
“Sponsor” means Silver Crest Management LLC, a Cayman Islands limited liability company.
“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Tim Hortons Restaurants” has the meanings specified in the Master Franchise Agreements.
“Tim Hortons System” has the meanings specified in the Master Franchise Agreements.
“Trade Control Laws” means all applicable Laws and regulations relating to the export, reexport, transfer or import of products, software or technology.
“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the Company Incentive Plan as modified by the Incentive Equity Plan Modifications, the Company Shareholder Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith (including, if any, any Subscription Agreements) and any and all exhibits and schedules thereto.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of January 13, 2021.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
Section 1.02   Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.
(b) Unless the context of this Agreement otherwise requires, reference to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).
(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.
(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Hong Kong time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form.
(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.
(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 1.03   Table of Defined Terms.
Term	Section
A&R AoA	Recitals
Affiliate Agreement	Section 4.21
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Audited Financial Statements	Section 4.08(a)
Audited Financial Statements Date	Section 4.08(e)
Available SPAC Cash	Section 7.03(a)
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(vii)

Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Date Cash	Section 3.02(b)
Closing Date Indebtedness	Section 3.02(b)
Closing Press Release	Section 8.05(c)
Closing Statement	Section 3.02(b)
Company	Preamble
Company Benefit Plan	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Employees	Section 4.13(a)
Company Intellectual Property	Section 4.18(b)
Company Leases	Section 4.17(b)
Company Permits	Section 4.11(b)
Company Post-Closing Group	Section 11.18(a)
Company Shareholder Lock-Up and Support Agreements	Recitals
Company Software	Section 4.18(g)
Confidentiality Agreement	Section 11.08
Continental	Section 8.06
Creator	Section 4.18(f)
D&O Indemnitee	Section 7.01(a)
D&O Tail	Section 7.01(b)
Designated Person	Section 11.17(a)
Enforceability Exceptions	Section 4.03(a)
ERISA	Section 4.13(a)
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Excluded Share	Section 3.01(f)
Existing D&O Arrangements	Section 7.01(a)
Existing Representation	Section 11.17(a)
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Plan of Merger	Section 2.03(a)
HKIAC	Section 11.11
Incentive Equity Plan Modifications	Recitals
Intended Tax Treatment	Recitals
Interim Period	Section 6.01
JVIA	Section 4.06(e)
Licensed Intellectual Property	Section 4.18(b)
Merger Consideration	Section 3.01(c)
Merger Sub	Preamble

Mergers	Recitals
Minimum Available SPAC Cash Amount	Section 7.03(b)
Non-Recourse Party	Section 11.14
Party	Preamble
PIPE Financing	Section 8.07
Post-Closing Group	Section 11.17(a)
Post-Closing Matters	Section 11.17(a)
Post-Closing Representations	Section 11.17(a)
Pre-Closing Designated Persons	Section 11.17(b)
Pre-Closing Privileges	Section 11.17(b)
Prior Counsel	Section 11.17(a)
Privileged Materials	Section 11.17(c)
Proxy Statement	Section 8.02(a)(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
RBI	Section 4.06(e)
Recapitalization	Section 2.01
Registered Intellectual Property	Section 4.18(a)
Registration Rights Agreement	Recitals
SAFE Circular 7	Section 1.01
SAFE Circular 37	Section 1.01
SAFE Rules and Regulations	Section 4.11(c)
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Plan of Merger	Section 2.03(b)
Share Redesignation	Section 2.01
Share Split	Section 2.01
SPAC	Preamble
SPAC Alternative Transaction	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Conversion	Section 3.01(a)
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Impairment Effect	Section 5.01
SPAC Meeting Change	Section 8.02(b)
SPAC Permits	Section 5.09
SPAC Preference Shares	Section 5.12(a)
SPAC Related Party	Section 5.15
Specified Contracts	Section 4.12(a)
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Designated Person	Section 11.18(a)

Sponsor Existing Representation	Section 11.18(a)
Sponsor Lock-Up Agreement	Recitals
Sponsor Post-Closing Matter	Section 11.18(a)
Sponsor Post-Closing Representations	Section 11.18(a)
Sponsor Pre-Closing Designated Persons	Section 11.18(b)
Sponsor Pre-Closing Privileges	Section 11.18(b)
Sponsor Prior Counsel	Section 11.18(a)
Sponsor Privileged Materials	Section 11.18(c)
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Surviving Entity	Recitals
Surviving Provisions	Section 10.02
Termination Date	Section 10.01(c)
Trade Controls	Section 4.22(a)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Trust Account	Section 5.06
Trustee	Section 1.01
Unit Separation	Section 3.01(b)
VAT	Section 4.15(a)(x)
XXIIB	Section 4.06(e)
ARTICLE II
SHARE SPLIT; THE MERGERS
Section 2.01   Share Split.   On the Closing Date, immediately prior to the First Effective Time (but in any event following the determination of the Equity Value pursuant to Section 3.02(b) and prior to the closing of any Subscription Agreements), the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) the A&R AoA shall be adopted and become effective, (ii) each Pre-Split Share that is issued and outstanding immediately prior to the First Effective Time shall be redesignated and become a Company Ordinary Share (the “Share Redesignation”) and each Pre-Split Share held in the Company’s treasury immediately prior to the Share Redesignation shall be automatically cancelled and extinguished without any redesignation, subdivision or payment therefor, (iii) each Company Ordinary Share that is issued and outstanding following the Share Redesignation and immediately prior to the First Effective Time shall be subdivided into a number of Company Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number, and (iv) any Company Options issued and outstanding immediately prior to the Share Split shall be adjusted to give effect to the foregoing transactions (clauses (i) through (iv), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Split Shares or Company Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Split Shares or Company Ordinary Shares occurring on or after the date hereof and prior to the First Effective Time. For reference purposes only, an illustrative calculation of the Share Split is set forth on Exhibit G hereto.

Section 2.02   The Mergers.   At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the First Plan of Merger and the Cayman Companies Law, Merger Sub and SPAC shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Entity after the First Merger and as a direct, wholly-owned subsidiary of the Company. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Second Plan of Merger and the Cayman Companies Law, the Surviving Entity and the Company shall consummate the Second Merger, pursuant to which the Surviving Entity shall be merged with and into the Company, following which the separate corporate existence of the Surviving Entity shall cease and the Company shall continue as the Surviving Company after the Second Merger.
Section 2.03   Effective Times.   On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization:
(a) The Company, SPAC and Merger Sub shall execute a plan of merger (the “First Plan of Merger”) substantially in the form attached as Exhibit H-1 hereto and shall file the First Plan of Merger and other documents as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”).
(b) Immediately following the consummation of the First Merger at the First Effective Time, (i) the Company, in its capacity as the sole shareholder of the Surviving Entity following the First Merger, will approve the Second Merger and the Second Plan of Merger, in accordance with applicable Law and the Organizational Documents of the Surviving Entity and (ii) the Surviving Entity and the Company shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form attached as Exhibit H-2 hereto and shall file the Second Plan of Merger and other documents as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as the Surviving Entity and the Company may agree and specify pursuant to the Cayman Companies Law (the “Second Effective Time”).
Section 2.04   Effect of the Mergers.   The effect of the Mergers shall be as provided in this Agreement, the First Plan of Merger, the Second Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the First Effective Time, and (b) at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Company set forth in this Agreement to be performed after the Second Effective Time.
Section 2.05   Governing Documents.   At the First Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the First Effective Time, shall be the memorandum and articles of association of the Surviving Entity. At the Second Effective Time, the A&R AoA shall be the memorandum and articles of association of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.
Section 2.06   Directors and Officers of the Surviving Entity and the Surviving Company.
(a) Immediately after the First Effective Time, the directors and officers of Merger Sub immediately prior to the First Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the memorandum and articles of association of the Surviving Entity. Immediately after the Second Effective Time, the directors and officers of the Company immediately prior to the Second Effective Time shall be the initial directors and officers of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(b) The Parties shall take all actions necessary to ensure that, from and after the Second Effective Time, the Persons identified as the initial post-Closing directors of the Company in accordance with the provisions of Section 6.09 shall be the directors of the Company, each to hold office in accordance with the Company’s Organizational Documents.
Section 2.07   Further Assurances.
(a) If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the applicable directors, officers and members of SPAC and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
(b) If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Entity and the Company, the applicable directors, officers and members of the Surviving Entity and the Company (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE III
THE MERGERS; CLOSING
Section 3.01   Effect of the Mergers on Securities of SPAC, Merger Sub and the Company.   On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Mergers and without any further action on the part of any Party or any other Person, the following shall occur:
(a) Immediately prior to the First Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC Memorandum and Articles of Association (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such SPAC Class B Shares.
(b) Immediately prior to the First Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall thereafter hold one SPAC Class A Share and one-half of one SPAC Public Warrant; provided that no fractional SPAC Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.01.
(c) Each SPAC Class A Share (which, for the avoidance of doubt, includes the SPAC Class A Shares issued in connection with the SPAC Class B Conversion and the SPAC Class A Shares held as a result of the Unit Separation) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the First Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.
(d) Each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Public Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall be converted automatically into a corresponding Company Warrant exercisable for Company Ordinary Shares in accordance with its terms.
(e) Each ordinary share, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the First Effective Time shall automatically convert into one ordinary share, par value $1.00 per share, of the Surviving Entity. The ordinary shares of the Surviving Entity shall have the same rights, powers and privileges as the ordinary shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Entity.
(f) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.
(g) Each ordinary share of the Surviving Entity that is issued and outstanding immediately prior to the Second Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor. Each Company Ordinary Share of the Company issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a Company Ordinary Share of the Surviving Company and shall not be affected by the Second Merger.
(h) Each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder (if any) shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger and each former holder of Dissenting SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such holder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.
Section 3.02   Closing.
(a) On the terms and subject to the conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong, China or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
(b) No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to SPAC a statement (the “Closing Statement”) which sets forth the Company’s good faith estimate of (A) the Indebtedness of the Company and its Subsidiaries as of 11:59 pm (Hong Kong time) on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm (Hong Kong time) on the day immediately prior to the Closing Date (the “Closing Date Cash”) and (C) the resulting calculation of the Equity Value. The Closing Statement will be prepared in accordance with the definitions set forth herein and GAAP (if applicable). For a period of 72 hours following the delivery of the

Closing Statement, the Company shall provide SPAC and its Representatives reasonable access to (x) the supporting documentation used by the Company in the preparation of the Closing Statement and (y) the Company’s Representatives in charge of preparing the Closing Statement, in each case as reasonably requested by SPAC in connection with SPAC’s review of the Closing Statement. Prior to the Closing Date, the Company shall consider in good faith any reasonable comments of SPAC to the estimates contained in the Closing Statement provided in writing during the 72-hour period following the delivery of the Closing Statement. If the Company, in its discretion, agrees to make any modification to the Closing Statement requested by SPAC, then the Closing Statement as so agreed by the Company to be modified shall be deemed to be the Closing Statement for purposes of calculating the Equity Value. For the avoidance of doubt, and notwithstanding anything herein or otherwise to the contrary, (i) in no event shall the Closing be delayed or otherwise not occur as a result of (x) SPAC’s review of or comment on the Closing Statement (including if the Company agrees to make changes thereto or claim that some supporting documentation has not been made available (other than the provision of the Closing Statement itself)), and (y) SPAC’s rejection of, or dispute related to, the Closing Statement (or any component thereof) and (ii) under no circumstances shall the acceptance of the Closing Statement (or any component thereof) be a condition to the obligations of SPAC to consummate the Mergers (or any of the other Transactions).
(c) At the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of SPAC not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include, in each case of clauses (i) and (ii), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing. The Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses. If the Company and SPAC agree to make any modification to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses, then such written statement as so agreed by the Company and SPAC to be modified shall be deemed to be the written statement for purposes of determining the Company Transaction Expenses and the SPAC Transaction Expenses.
Section 3.03   Delivery.
(a) Prior to the First Effective Time, Continental Stock Transfer & Trust Company (or such other Person to be selected by the Company and be reasonably acceptable to SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, each SPAC Class A Share (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Class A Shares. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange each such SPAC Class A Share for the Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.
(b) All Company Ordinary Shares issued upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of members of SPAC of the SPAC Class A Shares from and after the First Effective Time. From and after the First Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Class A Shares that are issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the First Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights and (iii) in the case of holders of Dissenting SPAC Shares, the rights provided in Section 3.01(h).
(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares and as otherwise provided in Section 3.01(h), from and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement and the First Plan of Merger.
(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties, the Surviving Entity or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.
Section 3.04   Withholding Rights.   Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.19, qualifies the correspondingly numbered and lettered representations in this Article IV),the Company represents and warrants to SPAC as follows:
Section 4.01   Corporate Organization of the Company.   The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect.
Section 4.02   Subsidiaries.   The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the corporate power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted (and, in the case of the PRC Subsidiaries, have successfully passed all applicable annual audits in all material respects in accordance with PRC Law). Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.
Section 4.03   Due Authorization.
(a) Each of the Company and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and the board of directors of Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company or Merger Sub as applicable), duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
(b) On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger; and (iii) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals. On or prior to the date of this Agreement, the Company Shareholder Approval was duly and validly obtained pursuant to the Written Consent. On or prior to the date of this Agreement, the board of directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and First Plan of Merger. On or prior to the date of this Agreement, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement and the other Transaction Agreements to which Merger Sub is or will be a party and the Transactions to which Merger Sub is a party, including the First Merger and the First Plan of Merger, in accordance with applicable Law and the Organizational Documents of Merger Sub.
(c) The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals are as set forth on Section 4.03(c) of the Company Disclosure Letter.
Section 4.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified

Contract, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.
Section 4.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement and the other Transaction Agreements to which it is or will be a party, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 4.05 of the Company Disclosure Letter, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.
Section 4.06   Capitalization of the Company.
(a) As of the date of this Agreement, the authorized share capital of the Company is $50,000 divided into 5,000,000 shares of par value of $0.01 each. The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents).
(b) Except as set forth in Section 4.06(a) or on Section 4.06(a) of the Company Disclosure Letter, as of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote.
(c) Except as set forth on Section 4.06(c) of the Company Disclosure Letter, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020, through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) The Company Ordinary Shares (including those to be issued in respect of the Company Warrants), when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents), purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents, or any Contract to which the Company is a party or otherwise bound.
(e) All contributions required to be made under the Joint Venture and Investment Agreement, dated April 27, 2018 (as amended, the “JVIA”), by and among Pangaea Two Acquisition Holdings XXIIB, Ltd. (“XXIIB”), Tim Hortons Restaurants International GmbH (“RBI”), and the other parties thereto (as amended) have been made in accordance with the terms thereof.
Section 4.07   Capitalization of Subsidiaries.
(a) All of the issued and outstanding Equity Securities of each Subsidiary of the Company are set forth on Section 4.07(a) of the Company Disclosure Letter. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company. The Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Documents), and, subject to the Laws of the PRC with respect to the PRC Subsidiaries, free of any restriction which prevents the payment of dividends to the Company or any of its Subsidiaries.
(b) There are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company’s Subsidiaries may vote.
(c) Except as set forth on Section 4.07(c) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.
Section 4.08   Financial Statements; Absence of Changes.
(a) Set forth on Section 4.08(a) of the Company Disclosure Letter are the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and 2019, and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019 (the “Audited Financial Statements”, and together with any Additional Financial Statements when delivered pursuant to Section 6.12, the “Financial Statements”).
(b) The Financial Statements (i) present fairly, in all material respects, the consolidated financial position, financial performance and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of any unaudited Additional Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments), and (ii) solely with respect to the audited Financial Statements, comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.
(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, an independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.
(d) Since December 31, 2020 (the “Audited Financial Statements Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.
(e) Since the Audited Financial Statements Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby, as set forth on Section 4.08(e) of the Company Disclosure Letter or as required by applicable Law (including COVID-19 Measures), the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.
(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its incorporation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.
Section 4.09   Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Audited Financial Statements Date in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in Section 4.09 of the Company Disclosure Letter, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.10   Litigation and Proceedings.   Except as set forth in Section 4.10 of the Company Disclosure Letter, there are no, and during the last two years there have been no, pending or, to the Knowledge of the Company, threatened Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in liability to or obligations of the Company or any of its Subsidiaries in an amount in excess of $100,000 individually or $500,000 in the aggregate.
Section 4.11   Compliance with Laws.
(a) Each of the Company and its Subsidiaries is, and during the last two years has been, in compliance with all applicable Laws, except as set forth in Section 4.11(a) of the Company Disclosure Letter and except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time during the last two years, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
(b) Except as set for in Section 4.11(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries, as of the Cut-off Date, holds, and during the last two year period ended the Cut-off Date, has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the operation of the business of the Company and its Subsidiaries (the “Company Permits”). The Company and its Subsidiaries are, and during the last two years have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance that would not have a Material Adverse Effect. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, the Company or any of its Subsidiaries with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations or filings with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with applicable Laws of the PRC, except for any such permits, licenses and approvals by, and filings and registrations and other formalities, the absence of which would not have a Material Adverse Effect. Each of the Company and its Subsidiaries, if established in the PRC, has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance in all material respects with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC.
(c) No Representative of the Company or any of its Subsidiaries is a Government Official. To the Knowledge of the Company, each holder or beneficial owner of Equity Securities of the Company who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE Circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”), has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in the Company, except as set forth on Section 4.11(c) of the Company Disclosure Letter. Neither the Company nor, to the Knowledge of the Company, such holder or beneficial owner has received any inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.
Section 4.12   Contracts; No Defaults.
(a) Section 4.12(a) of the Company Disclosure Letter contains a list of all Contracts described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than the Company Benefit Plans (all such Contracts as described in clauses (i) through (xiv), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.
(i) Each Contract with any of the top ten vendors (calculated based on the aggregate consideration paid by the Company and its Subsidiaries thereto for the calendar year ended December 31, 2020);
(ii) Each Contract relating to Indebtedness having an outstanding principal amount in excess of $1,000,000;
(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $500,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;
(v) Each Contract requiring capital expenditures in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000;
(vi) Each material license or other material agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Licensed Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally and open source licenses), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above);
(vii) Each collective bargaining agreement or other labor Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);
(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;
(ix) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(x) Each Affiliate Agreement;
(xi) Each Contract containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole) or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect, except, in each case, as provided for in the Franchise Agreements;
(xii) Each Contract that contains any exclusivity, “most favored nation,” minimum use or supply requirements or similar covenants, except, in each case, as provided for in the Franchise Agreements;
(xiii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and
(xiv) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).
(b) Except (x) to the extent that any Specified Contract or Company Lease expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, and (y) for such failures to be legal, valid and binding or to be in full force and effect as would not have a Material Adverse Effect, each Specified Contract and Company Lease is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except where the occurrence of such breach or default or failure to perform would not have a Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the

Specified Contracts and the Company Leases and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Specified Contract or Company Lease, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract or Company Lease, and (z) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract or Company Lease by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13   Company Benefit Plans.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not subject to ERISA), and each material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension, bonus, incentive, deferred compensation, employee loan and each other material benefit or compensation plan, agreement or other general arrangement that is, in each case, contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has or could have any liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including any of the foregoing sponsored or maintained by a Governmental Authority or required to be contributed to or maintained pursuant to applicable Law.
(b) With respect to each Company Benefit Plan set forth on Section 4.13(a) of the Company Disclosure Letter, the Company has made available to SPAC copies, to the extent applicable, of (i) each Company Benefit Plan and any trust agreement or other funding instrument relating to such plan and (ii) any non-routine correspondence from any Governmental Authority with respect to any Company Benefit Plan within the past three years if a material liability remains.
(c) Neither the Company nor any of its Subsidiaries maintains, or has or reasonably expects to have, any liability or obligation (including on account of an ERISA Affiliate) under: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan subject to Section 413(c) of the Code; or (iv) a plan providing for retiree or post- termination health benefits except as required by applicable Laws.
(d) Except for noncompliance which would not have a Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws and (ii) if required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment, each Company Benefit Plan has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements.
(e) Except as set forth on Section 4.13(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, funding or vesting of any compensation or material benefits to any current or former director, officer, employee, individual consultant or other individual service provider of the Company or its Subsidiaries under any Company Benefit Plan, (ii) result in the payment by the Company or any of its Subsidiaries to any current or former employee, officer, director, individual consultant or other individual service provider of the Company or its Subsidiaries of any material severance pay or any material increase in severance pay (including the extension of a prior notice period) upon any termination of employment or service of any Company Employee, or (iii) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or result in the imposition on any Person of an excise tax under Section 4999 of the Code.
Section 4.14   Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent, or seeking to represent, any employees of the Company or its Subsidiaries. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) there are, and since December 31, 2019, there have been, no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and (ii) there is no, and since December 31, 2019, there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, concerted slowdown, concerted refusal to work overtime, concerted work stoppage, or other material labor dispute against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.
(b) The Company and each of its Subsidiaries are and have been during the past two years in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except as would not have a Material Adverse Effect.
Section 4.15   Tax Matters.
(a) Except as would not have a Material Adverse Effect:
(i) All Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.
(ii) All Taxes required to be paid by the Company and its Subsidiaries have been timely and duly paid.
(iii) Except as set forth on Section 4.15(a)(iii) of the Company Disclosure Letter, no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.
(iv) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.
(v) There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(vi) Except as set forth on Section 4.15(a)(vi) of the Company Disclosure Letter, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full.
(vii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).
(viii) The Company and each of its Subsidiaries has complied with all applicable transfer pricing requirement imposed by any Governmental Authority.

(ix) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.
(x) To the extent applicable, each Subsidiary of the Company is duly registered for PRC value added tax (“VAT”) purposes and has complied in all material respects with all requirements concerning VAT, including the collection and remittance of VAT and the issuance and collection of applicable invoices (fapiao).
(xi) Neither the Company nor any of its Subsidiaries has participated in any Tax avoidance transaction in violation of applicable Laws.
(b) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 4.16   Insurance.   Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) except as set forth on Section 4.16 of the Company Disclosure Letter, there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer as of the Cut-off Date.
Section 4.17   Real Property; Assets.
(a) Neither the Company nor any of its Subsidiaries owns any real property.
(b) A true, correct and complete copy of each Contract entered into on or prior to the Cut-off Date, pursuant to which the Company or any of its Subsidiaries leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) has been made available to SPAC. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as whole, the Company or one of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.
(c) Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof.
(d) Except as would not have a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.
Section 4.18   Intellectual Property and IT Security.
(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Company and its Subsidiaries (the “Registered Intellectual Property”).

(b) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all Owned Intellectual Property, and have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, all other Intellectual Property (including any such Intellectual Property in the Tim Hortons System) necessary for the operation of their businesses as presently conducted (“Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”).
(c) Except as would not have a Material Adverse Effect, all Registered Intellectual Property is free and clear of any Liens (other than Permitted Liens), is subsisting and unexpired.
(d) Except as would not have a Material Adverse Effect, all Owned Intellectual Property, to the Knowledge of the Company, is valid and enforceable and, to the Knowledge of the Company, there is no Action pending or threatened in writing against the Company or any of its Subsidiaries, challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property.
(e) Except as would not have a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party during the past three years, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, any Company Intellectual Property (excluding all commercially available off-the-shelf software licensed to the Company or its Subsidiaries). The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.
(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein. Except as would not have a Material Adverse Effect, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such Person, a “Creator”) has (A) agreed to maintain and protect the trade secrets and confidential information of such Intellectual Property, (B) assigned to the Company or its applicable Subsidiary all such Intellectual Property authored, invented, created or developed by such Person on behalf of the Company or any of its Subsidiaries in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, and (C) has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all such Intellectual Property. Except as would not have a Material Adverse Effect, each Person that has had access to the source code or trade secrets of the Company or its Subsidiaries has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and, to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.
(g) Except as would not have a Material Adverse Effect, (i) none of the software included in the Owned Intellectual Property (“Company Software”) that incorporates any software that is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) is used by the Company or its Subsidiaries in a manner that requires that any of the Company Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (ii) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third party software developer or consultant engaged by the Company or its Subsidiaries through a written agreement with customary confidentiality obligations for the purpose of developing or maintaining any Company Software, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.
(h) Except as would not have a Material Adverse Effect, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center, in each case, was used in the development of the Owned Intellectual Property. To the Knowledge of the Company, no Company Employee who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any such material Owned Intellectual Property was created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company or any of its Subsidiaries with respect to the creation of such material Owned Intellectual Property, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.
(i) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not have a Material Adverse Effect, in the past three years, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein.
(j) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past three years have been in compliance, with the Data Protection Laws and the written and published policies of the Company and its Subsidiaries. There is no current Action pending, or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any personally identifiable information.
Section 4.19   Environmental Matters.
(a) The Company and its Subsidiaries are, and during the last two years have been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Material Adverse Effect.
(b) There are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or liability under any material Environmental Law.
(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.
(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability with respect to the presence of Hazardous Materials in any real property subject to a Company Lease.
(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material liability of any other Person under any Environmental Laws.
Section 4.20   Brokers’ Fees.   Other than as set forth on Section 4.20 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.21   Related Party Transactions.   Except for the Contracts set forth on Section 4.21 of the Company Disclosure Letter or any Contract that expires or terminates pursuant to its terms prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of its Subsidiaries, the direct equityholders of the Company or any of its Subsidiaries, the direct equityholders of XXIIB or RBI, any employee of the Company or any of its Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreement”), except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) the Master Franchise Agreements.
Section 4.22   International Trade; Anti-Corruption.
(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”).
(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last five years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.
(c) In the past five years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.
Section 4.23   Franchise Matters.   Except as set forth on Section 4.23 of the Company Disclosure Letter, the Master Franchise Agreements are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not have a Material Adverse Effect, (1) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them under the Master Franchise Agreements and (2) neither the Company, the Company’s Subsidiaries, nor any other party thereto is in default under the Master Franchise Agreements. During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice of termination or material breach of, or material default under, the Master Franchise Agreements. Except as would not have a Material Adverse Effect, no event has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under the Master Franchise Agreements (in each case, with or without notice or lapse of time or both). The execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not in any material respect violate, conflict with, result in a breach of, result in the termination of, or result in a right of termination under, the Master Franchise Agreements.
Section 4.24   Food Safety.   The Company and each of its Subsidiaries is, and in the past two years has been, in compliance in all material respects with all applicable Food Safety Laws, including applicable requirements regarding food facility registration, produce safety, hazard analysis and preventive controls, current good manufacturing practices, protection against the intentional adulteration of food, supplier verification, sanitary transportation, food additives, allergen control, organic certification and labeling, food labeling and advertising, and substantiation of product claims. Without limiting the generality of the immediately preceding sentence, (i) in the past two years, neither the Company nor any of its Subsidiaries has sold or distributed any Food Products, nor to the Knowledge of the Company, are there any Food Products currently in inventory, which are or were “adulterated,” “misbranded,” or otherwise violative within the meaning of applicable Food Safety Laws that would reasonably be expected to give rise to liability under Food Safety Laws, (ii) in the past two years, no claim, notice, warning letter, untitled letter, suspension or revocation of registration, or similar communication or compliance or enforcement action alleging a violation of any applicable Food Safety Laws has been filed against or received by the Company or any of its Subsidiaries from any Governmental Authority, (iii) there is no pending or, to the Knowledge of the Company, threatened investigation or enforcement against the Company or any of its Subsidiaries under any applicable Food Safety Laws by any Governmental Authority and (iv) in the past two years, there have been no recalls or withdrawals of any Food Products and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such actions, except in the case of each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.25   Information Supplied.   None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically in writing for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the SPAC Shareholders or at the time of the SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.
Section 4.26   No Other Representations.   Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC
Except as set forth in (i) the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.19, qualifies the correspondingly numbered and lettered representations in this Article V), or (ii) any of SPAC’s SEC Reports filed on or prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), SPAC represents and warrants to the Company as follows:
Section 5.01   Corporate Organization.   SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of its Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).
Section 5.02   Due Authorization.
(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the First Merger). This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.
(b) The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.
(c) At a meeting duly called and held, the SPAC Board has unanimously (i) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger and (v) adopted a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals.
Section 5.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not have a SPAC Impairment Effect.
Section 5.04   Litigation and Proceedings.   Since its incorporation, there has been no pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would have a SPAC Impairment Effect. There is no Governmental Order currently imposed upon SPAC that would have a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.
Section 5.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 5.05 of the SPAC Disclosure Letter, (ii) the filing with the SEC of (A) the Proxy Statement/

Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the First Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, (v) the filing of the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.
Section 5.06   Trust Account.   As of the date hereof, there is at least $345,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s Knowledge, as of the date hereof, following the First Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Shareholder Redemption Right. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC shall not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
Section 5.07   Brokers’ Fees.   Other than as set forth on Section 5.07 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.
Section 5.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Except as set forth on Section 5.08(a) of the SPAC Disclosure Letter, each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. Except as set forth in Section 5.08(b) of the SPAC Disclosure Letter, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.
(d) SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.
(e) Neither SPAC (including, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of a (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.
(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.
(h) Except as set forth on Section 5.08(h) of the SPAC Disclosure Letter, SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, (ii) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SEC Reports, (iii) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the ordinary course of business, consistent with past practice, of SPAC, or (iv) which would not reasonably be expected to be material to SPAC.

Section 5.09   Compliance with Laws.   SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not reasonably be expected to be material to SPAC.
Section 5.10   Business Activities.
(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.
(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c) Except for this Agreement and the other Transaction Agreements or as set forth on Section 5.10(c) of the SPAC Disclosure Letter, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
Section 5.11   Tax Matters.
(a) Except as would not have a SPAC Impairment Effect:
(i) All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.
(ii) All Taxes required to be paid by SPAC have been timely and duly paid.
(iii) Except as set forth on Section 5.11(a)(iii) of the SPAC Disclosure Letter, no Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.
(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.
(v) There are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens.
(vi) Except as set forth on Section 5.11(a)(vi) of the SPAC Disclosure Letter, there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against SPAC that have not been paid or otherwise resolved in full.
(vii) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any liability for the Taxes of any Person (other than SPAC) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).
(viii) SPAC has not participated in any Tax avoidance transaction in violation of applicable Laws.
(b) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(c) SPAC has not taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.
Section 5.12   Capitalization.
(a) The authorized share capital of SPAC is $22,200.00 divided into (i) 200,000,000 SPAC Class A Shares, (ii) 20,000,000 SPAC Class B Shares and (iii) 2,000,000 preference shares of a par value of $0.0001 each (“SPAC Preference Shares”). Section 5.12(a) of the SPAC Disclosure Letter sets forth, as of the date hereof, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, as of the date hereof, the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No SPAC Preference Shares have been issued or are outstanding. All of the issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC and the Transaction Documents).
(b) Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.
(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.
Section 5.13   Nasdaq Listing.   As of the date hereof, the issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SLCR”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SLCRW”. SPAC is a member in good standing with the Nasdaq and has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Shares or the SPAC Public Warrants on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares or the SPAC Public Warrants from the Nasdaq or the SEC.

Section 5.14   Material Contracts; No Defaults.
(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.
(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
Section 5.15   Related Party Transactions.   Section 5.15 of the SPAC Disclosure Letter sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Letter, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.
Section 5.16   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.17   Absence of Changes.   Except as set forth on Section 5.17 of the SPAC Disclosure Letter, since the date of SPAC’s incorporation through the date of this Agreement (a) there has not been any event or occurrence that has had a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.
Section 5.18   Independent Investigation.   SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).
Section 5.19   No Other Representations.   Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization and any PIPE Financing) or any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including the COVID-19 Measures and Data Protection Laws), (i) conduct and operate its business in the ordinary course of business consistent with past practice or as required or reasonably necessary to implement the Agreed Business Plan, and (ii) maintain in effect the Master Franchise Agreements and comply in all material respects with the terms of, and perform in all material respects its obligations under, the Master Franchise Agreements. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including as contemplated by the Recapitalization, any PIPE Financing and the Permitted Equity Financing (in accordance with Section 8.03(a)) or in any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a) (i) change or amend the Company’s Organizational Documents or (ii) change or amend, in any material respect, the Organizational Documents of any of the Company’s Subsidiaries, except, solely with respect to any of the Company’s Subsidiaries, as is reasonably necessary to implement the Agreed Business Plan;
(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;
(c) except in the ordinary course of business, (x) enter into any Contract that would, if entered into prior to the date hereof, be any of the Contracts described in clauses (i)  — (ix) or (xi)  — (xiv) of Section 4.12(a) or (y) modify or amend in any material respect, renew (other than any automatic renewal in accordance with its terms), waive any material right under, provide any material consent under, terminate (other than any expiration in accordance with its terms) or allow to let lapse any of the Contracts described in clauses (i)  — (ix) or (xi)  — (xiv) of Section 4.12(a),
(d) (x) enter into any Contract that would, if entered into prior to the date hereof, be an Affiliate Agreement or (y) modify, amend, renew, waive any right under, provide any consent under, terminate or allow to let lapse any Affiliate Agreements;
(e) amend, fail to renew, waive any material right under, provide any consent under, terminate or allow to let lapse the Master Franchise Agreements, except (x) as required by the terms of such Master Franchise Agreement as of the date hereof in accordance with its terms as of the date hereof, or (y) in the ordinary course of business if such ordinary course would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;
(f) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries, (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries or (iii) permit the exercise or settlement of any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries;
(g) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries on the date hereof, or (v) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;
(h) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any material restrictions on the business operations of the Company or its Subsidiaries, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;
(i) except as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law or in the ordinary course of business, (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any management level Company Employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any management-level Company Employees, (iii) take any action to materially increase any compensation or benefits of any management level Company Employee, except for bonuses, base salary increases or in connection with any promotions in the ordinary course of business that do not exceed $75,000 or (iii) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any Contract that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;
(j) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;
(k) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its wholly-owned Subsidiaries;
(l) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries other than (x) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, or (y) in connection with the termination of employees or other service providers of the Company or any of its Subsidiaries under an existing Company Benefit Plan;
(m) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;
(n) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP;
(o) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(p) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;
(q) incur, create, issue, assume or guarantee any Indebtedness in excess of $20,000,000, other than (v) working capital loans required in the ordinary course of business consistent with past practice; (w) ordinary course trade payables, (x) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (y) as reasonably required to implement the Agreed Business

Plan or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;
(r) other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or (iii) enter into any new line of business;
(s) make or commit to make capital expenditures other than in an amount not in excess of (i) the aggregate amount contemplated in the Agreed Business Plan; or (ii) $1,000,000 in a single transaction made by the Company or any of its Subsidiaries;
(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;
(u) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof that were made available to SPAC, (C) acquisitions or investments that do not exceed (1) $750,000 in a single transaction or series of related transactions or (2) $2,000,000 in the aggregate, or (D) investments in any wholly-owned subsidiaries of the Company; or
(v) enter into any Contract to do any action prohibited under this Section 6.01.
Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking (or not taking) any action in order to comply with any applicable COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03   No Claim Against the Trust Account.   Each of the Company and Merger Sub acknowledges that it has read SPAC’s final prospectus, dated January 15, 2021, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. Each of the Company and Merger Sub further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, each of the Company and Merger Sub (on behalf of itself and its respective Affiliates, Representatives and equityholders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or for Fraud and (y) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.
Section 6.04   Proxy Statement Cooperation.
(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b) From and after the date on which the Proxy Statement is mailed to SPAC Shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the SPAC Disclosure Letter or the Company Disclosure Letter, as applicable.
Section 6.05   Company Securities Listing.   The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the Nasdaq in connection with the Transactions to be approved; (ii) the Company to satisfy all applicable initial listing requirements of the Nasdaq; and (iii) the Registrable Securities to be approved for listing on the Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the First Effective Time. The Company shall pay all fees of the Nasdaq in connection with the application to list and the listing of the Registrable Securities.
Section 6.06   Employee Matters.
(a) Equity Plan. Prior to the Closing Date, the Company shall amend and restate the Company Incentive Plan in order to adopt the Incentive Equity Plan Modifications in substantially the form attached hereto as Exhibit B (with such changes that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), effective as of the Closing Date.
(b) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 6.07   Termination of Certain Agreements.   As of or prior to the Closing, the Company shall cause all of the Contracts set forth on Section 6.07 of the Company Disclosure Letter to be terminated or settled effective as of or prior to the Closing without further liability to SPAC, the Company or any of the Company’s Subsidiaries.
Section 6.08   A&R AoA.   Prior to the Closing, the Company shall adopt the A&R AoA.
Section 6.09   Post-Closing Directors of the Company.   Subject to the terms of the Company’s Organizational Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing, (a) the Company Board shall consist of at least seven (7) directors, which shall initially include (i) one (1) director designated by the Sponsor and (ii) six (6) directors designated by the Company, and (b) the Company Board may be increased to have such additional number of directors, designated by such Parties, as may be mutually agreed between the Company and the Sponsor.
Section 6.10   Company Board Recommendation.   The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.
Section 6.11   SAFE Registration.   The Company shall use its commercially reasonable efforts to assist in the preparation of applications to SAFE by SPAC Shareholders who are PRC residents for the registration of their respective holdings of Company Ordinary Shares and Company Warrants (whether directly or indirectly) in accordance with the requirements of applicable SAFE rules and provide such shareholders with such information relating to the Company and its Subsidiaries as is required for such application to the extent that such information is not publicly available.
Section 6.12   Preparation and Delivery of Additional Company Financial Statements.   As promptly as reasonably practicable following the date hereof, the Company shall (i) deliver to SPAC the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and 2019, and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2020 and 2019 together with the auditor’s reports thereon and which shall be materially consistent with the Audited Financial Statements, and (ii) use reasonable best efforts to deliver to SPAC any unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy Statement or Proxy Statement/Prospectus, including once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions (together clauses (i) and (ii), the “Additional Financial Statements”). Such Additional Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.
Section 6.13   Other Actions.   The Company shall, and shall cause its Subsidiaries to, take the actions set forth on, and in accordance with, Section 6.13 of the Company Disclosure Letter.
ARTICLE VII
COVENANTS OF SPAC
Section 7.01   Indemnification and Directors’ and Officers’ Insurance.
(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.
(b) At or prior to the Closing, SPAC shall obtain a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the Surviving Company and shall be a SPAC Transaction Expense.
(c) If the Surviving Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Surviving Company shall assume all of the obligations set forth in this Section 7.01.
(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The Surviving Company shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 7.01. The rights of each D&O Indemnitee under this Section 7.01 shall be in addition to any rights that such D&O Indemnitee may have under Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.
Section 7.02   Conduct of SPAC During the Interim Period.
(a) During the Interim Period, except as set forth on Section 7.02 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement (including as contemplated by any PIPE Financing), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), SPAC shall not:
(i) change or amend the Trust Agreement or the Organizational Documents of SPAC;
(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or as otherwise required by the Organizational Documents of SPAC in order to consummate the Transactions or as contemplated by the Sponsor Support Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;
(iii) (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;
(iv) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;
(v) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party;
(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;
(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan;
(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, other than the issuance of SPAC Shares in connection with the Sponsor Support Agreement;
(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;
(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;
(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or
(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).
(b) During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.
Section 7.03   Trust Account Proceeds.
(a) For purposes of determining the satisfaction of the condition in Section 9.03(d), the “Available SPAC Cash” shall mean:
(i) the amount of cash available in the Trust Account following the SPAC Extraordinary General Meeting (without any deduction in respect of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or SPAC Transaction Expenses); plus
(ii) the amounts actually received by the Company from any PIPE Financing prior to or substantially concurrently with the Closing; plus
(iii) the aggregate amount of proceeds of the Permitted Equity Financing, but only if the amount received by the Company in any PIPE Financing is equal to or exceeds US$100,000,000; minus
(iv) the amount required to satisfy the SPAC Shareholder Redemption Amount.
(b) For purposes of determining the satisfaction of the condition in Section 9.03(d), the “Minimum Available SPAC Cash Amount” shall mean:
(i) in the event that the amount actually received by the Company in any PIPE Financing (prior to or substantially concurrently with the Closing) is equal to or exceeds US$100,000,000, then US$250,000,000; or
(ii) in the event that the amount actually received by the Company in any PIPE Financing (prior to or substantially concurrently with the Closing) is less than US$100,000,000, then US$175,000,000.
(c) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and (B) pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise expressly provided in the Trust Agreement.
Section 7.04   Inspection.   SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).
Section 7.05   Section 16 Matters.   Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 7.06   SPAC Public Filings.   From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.07   SPAC Securities Listing.   From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.
Section 7.08   SPAC Board Recommendation.   The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.
ARTICLE VIII
JOINT COVENANTS
Section 8.01   Efforts to Consummate.
(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) satisfying the closing conditions set forth in Article IX and (ii) consummating any PIPE Financing on the terms and subject to the conditions contemplated in connection therewith). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.
(b) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.
(c) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).
Section 8.02   Registration Statement; Shareholder Meeting; Unanimous Written Consent.
(a) Proxy Statement/Registration Statement.
(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the Nasdaq) in connection with the Mergers and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.
(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.
(b) SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, (iii) adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Extraordinary General Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize the SPAC Class A Shares redeemed by exercise of the SPAC Shareholder Redemption Right by the SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Extraordinary General Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Extraordinary General Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person, virtually or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Extraordinary General Meeting; or (iv) in order to seek withdrawals from redemption requests if a number of SPAC Shares have been elected to be redeemed by the holders thereof such that SPAC reasonably expects that the condition set forth in Section 9.03(d) will not be satisfied at the Closing; provided that, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), SPAC may only be entitled to two SPAC Meeting Changes (excluding any postponements or adjournments required by applicable Law), and the SPAC Extraordinary General Meeting may not be adjourned or postponed to a date that is more than seven Business Days after the date for which the SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.
Section 8.03   Exclusivity.
(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any purchase of shares or other Equity Securities of the Company or material portion of the assets of the Company and its Subsidiaries (on a consolidated basis) or any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that (x) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) and (y) nothing in this Section 8.03(a) shall be construed to permit the Company (or any of its Subsidiaries) to take any action that is otherwise prohibited or restricted by the terms of this Agreement (including Section 6.01). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1. Notwithstanding anything set forth in this Section 8.03(a) to the contrary, the Company shall be permitted to undertake the Permitted Equity Financing if (and only if), (1) none of the Company, its Subsidiaries, or its Representatives, prior to November 1, 2021, (x) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that are intended to lead to the Permitted Equity Financing or (y) engage or participate in any discussions, negotiations or transactions with any third party regarding the Permitted Equity Financing or that are intended to lead to the Permitted Equity Financing, (2) the Company (x) notifies SPAC promptly (and in any event within twenty-four (24) hours) after the Company has determined to pursue the Permitted Equity Financing or potential Permitted Equity Financing, (y) keeps SPAC reasonably informed on a prompt and timely basis of the status, discussions, negotiations and terms (including any developments, amendments or proposed amendments to such terms) of the Permitted Equity Financing or potential Permitted Equity Financing, and (z) consults with SPAC in respect of the Permitted Equity Financing or potential Permitted Equity Financing, and (3) each Person that receives Equity Securities in connection with the Permitted Financing shall enter into an agreement substantially in the form of the Company Shareholder Lock-Up and Support Agreement (excluding Article VI therein), which shall also contain a customary voting provision in which such Person agrees to vote (whether at a meeting or by written consent) all of the Equity Securities owned by such Person in favor and support of the Transactions, including the Company Transaction Proposals.
(b) During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). SPAC agrees to promptly notify the Company if SPAC or any of its Representatives or the Sponsor receive any offer or communication in respect of a SPAC Alternative Transaction Proposal, and will promptly communicate to the Company in reasonable detail the terms and substance thereof, and SPAC shall, and shall cause its Representatives and the Sponsor to, cease any and all existing negotiations or discussions with any person or group of persons (other than the Company and its Representatives) regarding a SPAC Alternative Transaction Proposal.
Section 8.04   Tax Matters.   To the extent applicable and subject to the extent of the SPAC Shareholder Redemption Amount, the Parties hereto agree to report for all U.S. federal income Tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required (i) by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance) or (ii) by a Governmental Authority. From the date hereof through the Closing, except as set forth in Section 8.04 of the Disclosure Letters, each of the Parties shall use its respective commercially reasonable efforts to cause the Mergers to qualify for the Intended Tax Treatment, and shall not, and not agree to or have a plan to, take or cause to be taken any action (other than an action contemplated by this Agreement or any other Transaction Document) which to its knowledge could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Mergers qualify as a “reorganization” within the meaning of Section 368(a).
Section 8.05   Confidentiality; Publicity.
(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.
(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or stock exchange, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.
(c) Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.
Section 8.06   Warrant Agreement.   Immediately prior to the Closing, the Company, SPAC, and Continental Stock Transfer & Trust Company (“Continental”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit I, pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement, dated January 13, 2021, by and between SPAC and Continental, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.01(d).
Section 8.07   PIPE Financing.   SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable (x) to obtain executed subscription agreements (such executed subscription agreements, the “Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from investors (the “PIPE Investors”) pursuant to which the PIPE Investors commit to make private investments in public equity in the form of Company Ordinary Shares at the Closing (the “PIPE Financing”), and (y) to consummate the PIPE Financing substantially concurrently with the Closing. SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsel to, keep each other and their respective financial advisors and legal counsel reasonably informed with respect to the PIPE Financing.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:
(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Mergers.
(b) Net Tangible Assets. After giving effect to any exercise of the SPAC Shareholder Redemption Right by the public SPAC Shareholders, SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.
(c) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.
(d) Nasdaq Listing. The Registrable Securities to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.
(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.
(f) Consents. All consents, approvals and authorizations set forth on Section 9.01(f) of the Company Disclosure Letter shall have been obtained in accordance with Section 9.01(f) of the Company Disclosure Letter.
(g) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof and the Company’s Organizational Documents.
Section 9.02   Additional Conditions to Obligations of SPAC.   The obligations of SPAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries) and Section 4.20 (Brokers’ Fees) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by

“materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).
(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.
(iii) The representations and warranties set forth in Section 4.06 (Capitalization of the Company) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.
(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.
(e) Termination of JVIA. The JVIA shall have been terminated pursuant to the JVIA Termination Agreement.
Section 9.03   Additional Conditions to the Obligations of the Company and Merger Sub.    The obligations of the Company and Merger Sub to consummate or cause to be consummated the Mergers are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:
(a) Representations and Warranties.
(i) Each of the representations and warranties of SPAC contained in Article V (other than the representations and warranties of SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers Fees), Section 5.10 (Business Activities), Section 5.13 (NYSE Listing) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a SPAC Impairment Effect.
(ii) Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).
(iii) The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an authorized director or officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.
(d) Available SPAC Cash. The Available SPAC Cash shall be no less than the Minimum Available SPAC Cash Amount.
(e) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.
(f) No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01   Termination.   This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a) by mutual written agreement of SPAC and the Company;
(b) by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers;
(c) by written notice by either SPAC or the Company to the other Parties, if the Second Effective Time has not occurred by 11:59 p.m., Hong Kong time, on January 31, 2022 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time;
(d) by written notice by SPAC to the other Parties, if the Company or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(e) by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(f) by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); or

(g) by written notice by SPAC to the other Parties, if any Company Shareholder revokes, or seeks to revoke, the Written Consent (or any of such shareholder’s approvals thereunder).
Section 10.02   Effect of Termination.   Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.
ARTICLE XI
MISCELLANEOUS
Section 11.01   Waiver.   At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
Section 11.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service or (iii) when e-mailed during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:
If to SPAC, prior to the Closing, to:
Silver Crest Acquisition Corporation
Suite 3501, 35/F, Jardine House
1 Connaught Place, Central
Hong Kong, China
Attn: Leon Meng; Derek Cheung
E-mail: leon@ascendentcp.com; derek@ascendentcp.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Edinburgh Tower, 33/F
The Landmark, 15 Queen’s Road Central
Hong Kong, China
Attn: Marcia Ellis
E-mail: mellis@mofo.com
and
Morrison & Foerster LLP
Suite 4401, HKRI Centre One
HKRI Taikoo Hui, 288 Shimen Road (No. 1)
Shanghai, China 200041
Attn: Ruomu Li
E-mail: rli@mofo.com

and
Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
United States
Attn: Mitchell S. Presser; Omar E. Pringle
E-mail: mpresser@mofo.com; opringle@mofo.com
If to the Company or Merger Sub, or SPAC following the Closing, to:
TH International Limited
c/o Cartesian Capital Group LLC
505 5th Avenue, 15th Floor
Attn: Peter Yu, Gregory Armstrong
E-mail: peter.yu@cartesiangroup.com;
gregory.armstrong@cartesiangroup.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attn: Daniel Dusek; Joseph Raymond Casey; Ram Narayan
E-mail: daniel.dusek@kirkland.com; joseph.casey@kirkland.com;
ram.narayan@kirkland.com
and
Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
United States
Attn: Armand A. Della Monica
Email: armand.dellamonica@kirkland.com
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, (x) the Sponsor (on behalf of the holders of SPAC Shares and SPAC Warrants) is an intended third-party beneficiary of, and may enforce, Section 3.01, and (y) D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15, (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17 and (d) Sponsor Prior Counsels are intended third-party beneficiaries of, and may enforce, Section 11.18.
Section 11.05   Expenses.   Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.02(c).
Section 11.06   Governing Law.   This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 11.08   Entire Agreement.   This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of March 10, 2021, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.
Section 11.09   Amendments.   This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.
Section 11.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
Section 11.11   Arbitration.   Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The arbitration proceedings shall be conducted in English. The law of this arbitration clause shall be Hong Kong law. For the avoidance of doubt, a request by a Party to a court of competent jurisdiction for interim measures necessary to preserve such Party’s rights, including pre-arbitration attachments, injunctions, or other equitable relief, shall not be deemed incompatible with, or a waiver of, the agreement to arbitrate in this Section 11.11.
Section 11.12   Waiver of Trial by Jury.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.
Section 11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).
Section 11.15   Non-Survival.   Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, any subscription agreements entered into in connection with the PIPE Financing, the Registration Rights Agreement, the First Plan of Merger, the Second Plan of Merger, the A&R AoA, the Incentive Equity Plan Modifications, the Company Shareholder Lock-Up and Support Agreement, and the Sponsor Lock-Up Agreement shall not be affected by this Section 11.15.
Section 11.16   Acknowledgements.   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in

Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud committed by such Party.
Section 11.17   Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege (Company).
(a) Conflicts of Interest. SPAC acknowledges that Kirkland & Ellis LLP and Maples and Calder (Cayman) LLP (each of them “Prior Counsel”) has, on or prior to the Closing Date, represented one or more of the Company, its Subsidiaries, the Company Shareholders and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.
(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.
(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.
(d) Miscellaneous. SPAC hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsel.
Section 11.18   Waiver of Conflicts Regarding Representations; Non Assertion of Attorney Client Privilege (SPAC).
(a) Conflicts of Interest. The Company and Merger Sub acknowledge that each of Morrison & Foerster LLP and Appleby (each of them, the “Sponsor Prior Counsel”) has, on or prior to the Closing Date, represented one or more of SPAC, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Sponsor Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, a “Sponsor Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, arbitration, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or Company Shareholders (for the purposes of this Section 11.18, in such post-Closing capacity, the “Company Post-Closing Group”), on the one hand, and one or more Sponsor Designated Persons, on the other hand, are or may be adverse to each other (each, a “Sponsor Post-Closing Matter”), the Sponsor Designated Persons reasonably anticipate that the Sponsor Prior Counsel will represent them in connection with such matters. Accordingly, each member of the Company Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Sponsor Prior Counsel of one or more Sponsor Designated Persons in connection with one or more Sponsor Post-Closing Matters (the “Sponsor Post-Closing Representations”), and (ii) agrees that, in the event that a Sponsor Post-Closing Matter arises, the Sponsor Prior Counsel may represent one or more Sponsor Designated Persons in such Sponsor Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Company Post-Closing Group.
(b) Attorney-Client Privilege. Each member of the Company Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Sponsor Prior Counsel, on the one hand, and any Sponsor Designated Person (collectively, the “Sponsor Pre-Closing Designated Persons”), or any advice given to any Sponsor Pre-Closing Designated Person by the Sponsor Prior Counsel, occurring during one or more Sponsor Existing Representations (collectively, “Sponsor Pre-Closing Privileges”) in connection with any Sponsor Post-Closing Representation, including in connection with a dispute between any Sponsor Designated Person and any member of the Company Post- Closing Group, it being the intention of the Parties that all rights to such Sponsor Pre-Closing Privileges, and all rights to waiver or otherwise control such Sponsor Pre-Closing Privilege, shall be retained by the Sponsor Designated Persons. Furthermore, each member of the Company Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Sponsor Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Sponsor Designated Persons.

(c) Privileged Materials. All such Sponsor Pre-Closing Privileges, and all books and records and other documents of SPAC and the Sponsor containing any advice or communication that is subject to any Sponsor Pre-Closing Privilege (“Sponsor Privileged Materials”), shall be retained by the Sponsor Designated Persons. No member of the Post-Closing Group shall have a right of access to such Sponsor Privileged Materials.
(d) Miscellaneous. The Company and Merger Sub hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sponsor Prior Counsel. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sponsor Prior Counsels.
Section 11.19   Company and SPAC Disclosure Letters.   The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.
TH INTERNATIONAL LIMITED
By:
/s/ Paul Hong

Name:
Paul Hong

Title:
Director

MIAMI SWAN LTD
By:
/s/ Gregory Armstrong

Name:
Gregory Armstrong

Title:
Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.
SILVER CREST ACQUISITION CORPORATION
By:
/s/ Liang (Leon) Meng

Name:
Liang (Leon) Meng

Title:
Chairman

[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 30, 2022 by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).
WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of August 13, 2021 (as may be amended and modified from time to time, including by this Amendment, the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, Section 11.09 of the Agreement provides that the Agreement may be amended or modified in whole or in part, by an agreement in writing executed by each of the Company, Merger Sub and SPAC in the same manner as the Agreement and which makes reference to the Agreement; and
WHEREAS, each of the Company Board, the SPAC Board and the board of directors of Merger Sub has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Merger Sub and the SPAC agree as follows:
1.
Amendments to the Agreement.

1.1   Amendment to the Termination Date.   The reference to “January 31, 2022” in Section 10.01(c) of the Agreement is hereby amended and replaced by “March 1, 2022”.
2.
Miscellaneous.

2.1   No Further Amendment.   The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.
2.2   Representations and Warranties.
Each of the Company, Merger Sub and SPAC hereby represents and warrants to each other Party that:
(a)   Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment.
(b)   This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.
2.3   References.   Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 13, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to January 30, 2022.
2.4   Effect of Amendment.   This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
2.5   Other Miscellaneous Terms.   The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
TH INTERNATIONAL LIMITED
By:
/s/ Gregory R. Armstrong

Name:
Gregory R. Armstrong

Title:
Director

MIAMI SWAN LTD
By:
/s/ Gregory R. Armstrong

Name:
Gregory R. Armstrong

Title:
Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
SILVER CREST ACQUISITION CORPORATION
By:
/s/ Derek Cheung

Name:
Derek Cheung

Title:
Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

EXECUTION VERSION
AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of March 9, 2022 by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).
WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of August 13, 2021 (as may be amended and modified from time to time, including by Amendment No. 1, dated as of January 30, 2022, and this Amendment, the “Agreement”);
WHEREAS, concurrent with the execution and delivery of this Amendment, certain PIPE Investors have entered into Subscription Agreements (the “Current Subscription Agreements”) pursuant to which the PIPE Investors have agreed to subscribe for and the Company has agreed to issue Company Ordinary Shares at the Closing, in each case, on the terms and subject to the conditions set forth in the applicable Current Subscription Agreement (the “Current PIPE Financing”);
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, Section 11.09 of the Agreement provides that the Agreement may be amended or modified in whole or in part, by an agreement in writing executed by each of the Company, Merger Sub and SPAC in the same manner as the Agreement and which makes reference to the Agreement;
WHEREAS, the Company Board has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, for the Company to enter into this Amendment, (b) approved this Amendment and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, contemplated under the Agreement, as amended by this Amendment, and (c) adopted a resolution recommending to the Company Shareholders the approval of the Company Transaction Proposals;
WHEREAS, the SPAC Board has unanimously: (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Amendment, (b) approved this Amendment and the Transactions, including the Mergers, the First Plan of Merger and the Second Plan of Merger, contemplated under the Agreement, as amended by this Amendment, and (c) adopted a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals, as amended by this Amendment; and
WHEREAS, the board of directors of Merger Sub has approved the execution and delivery of this Amendment by Merger Sub.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Merger Sub and SPAC agree as follows:
1.
Amendments to the Agreement.

1.1   Amendment to Base Equity Value.   The definition of “Base Equity Value” in Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:
““Base Equity Value” means US$1,400,000,000.”
1.2   Amendment to the Post-Closing Directors of the Company.   Section 6.09 of the Agreement is hereby amended and restated in its entirety as follows:
“Subject to the terms of the Company’s Organizational Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing,

(a) the Company Board shall consist of at least nine (9) directors, which shall initially include (i) one (1) director designated by the Sponsor and (ii) eight (8) directors designated by the Company, and (b) the Company Board may be increased to have such additional number of directors, designated by such Parties, as may be mutually agreed between the Company and the Sponsor. The director nominated by the Sponsor, who shall initially be Derek Cheung, pursuant to this Section 6.09 shall also be appointed as a member of each of the compensation committee, the nominating and corporate governance committee, and the audit committee to be set up by the Company Board following the Closing. It is understood and agreed that Sponsor shall be permitted to replace its nominated director and then designate the individual to fill the vacancy created thereby.”
1.3   Amendment to the Closing Condition in relation to Available SPAC Cash.
(a)   Section 7.03(a) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
(b)   Section 7.03(b) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
(c)   Section 9.03(d) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved].”
1.4   Amendment to Section 8.03.
(a)   The introductory clause of the first sentence of Section 8.03(b) of the Agreement reading “During the Interim Period” is hereby amended and replaced by “From the date hereof until May 1, 2022”.
(b)   The second sentence of Section 8.03(b) of the Agreement is hereby amended by adding “From the date hereof until May 1, 2022,” to the beginning of such sentence prior to “SPAC agrees”.
1.5   Amendment to the Termination Date.   The reference to “March 1, 2022” in Section 10.01(c) of the Agreement is hereby amended and replaced by “June 30, 2022”.
1.6   Amendment to Termination.
(a)   Section 10.01 of the Agreement is hereby amended and supplemented by adding the following Sections 10.01(h) and (i):
“(h) by written notice by the Company to the other Parties, if (i) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (ii) the Company has delivered to SPAC an irrevocable written notice confirming that all of the conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or that the Company is willing to waive any unsatisfied conditions in Section 9.03 and that it is ready, willing and able to consummate the Closing and (iii) SPAC fails to complete the Closing within two (2) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 3.02(a) and (y) the date on which the foregoing notice is delivered to SPAC; or
(i) by written notice by SPAC to the other Parties, if (i) all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (ii) SPAC has delivered to the Company an irrevocable written notice confirming that all of the conditions set forth Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or that SPAC is willing to waive any unsatisfied conditions in Section 9.02 and that it is ready, willing and able to consummate the Closing and (iii) the Company and/or Merger Sub fails to complete the Closing within two (2) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 3.02(a) and (y) the date on which the foregoing notice is delivered to the Company.”
(b)   Section 10.02 of the Agreement is hereby amended and restated in its entirety as follows:
“In the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, except that (i) no such termination shall relieve any Party for liability for such Party’s Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination, and (ii) the provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination), Section 10.03 (Termination Fee) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.”
(c)   Article X of the Agreement is hereby amended and supplemented by adding the following Sections 10.03:
“Section 10.03 Termination Fee.
(a)   In the event that this Agreement is terminated by the Company pursuant to Section 10.01(e) or Section 10.01(h), then SPAC shall pay, or cause to be paid, to the Company or its designees an amount equal to US$10,000,000 (the “SPAC Termination Fee”) by wire transfer of same day funds as promptly as possible within ten (10) Business Days after such termination; it being understood that in no event shall SPAC be required to pay the SPAC Termination Fee on more than one occasion.
(b)   In the event that this Agreement is terminated by SPAC pursuant to Section 10.01(d) or Section 10.01(i), then the Company shall pay, or cause to be paid, to SPAC or its designees an amount equal to US$10,000,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible within ten (10) Business Days after such termination; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(c)   Except in the event of Fraud or intentional and willful breach of this Agreement by SPAC prior to such termination, the Company’s right to terminate this Agreement and receive payment from SPAC of the SPAC Termination Fee pursuant to Section 10.03(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Group in the event of the valid termination of this Agreement pursuant to Section 10.01(e) or 10.01(h) against SPAC or any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of SPAC and its Affiliates (collectively, the “SPAC Group”) for any loss or damage suffered in respect of this Agreement or as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Mergers to be consummated (whether willfully, intentionally, unintentionally or otherwise), and upon payment of the SPAC Termination Fee pursuant to Section 10.03(a), (x) neither SPAC nor any other member of the SPAC Group shall have any liability for damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions, and (y) in no event shall any of the Company nor any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any damages from any member of the SPAC Group in connection with this Agreement or any of the Transactions.
(d)   Except in the event of Fraud or intentional and willful breach of this Agreement by the Company or Merger Sub prior to such termination, SPAC’s right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 10.03(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the SPAC Group in the event of the valid termination of this Agreement pursuant to Section 10.01(d)

or 10.01(i) against the Company or any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of the Company and its Affiliates (collectively, the “Company Group”) for any loss or damage suffered in respect of this Agreement or as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Mergers to be consummated (whether willfully, intentionally, unintentionally or otherwise), and upon payment of the Company Termination Fee pursuant to Section 10.03(b), (x) neither the Company nor any other member of the Company Group shall have any liability for damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions, and (y) in no event shall any of SPAC nor any other member of the SPAC Group seek, or permit to be sought, on behalf of any member of the SPAC Group, any damages from any member of the Company Group in connection with this Agreement or any of the Transactions.”
1.7   Amendment to A&R AoA.   The A&R AoA in the form attached as Exhibit A of the Agreement is hereby amended and restated in its entirety by the form attached as Exhibit A of this Amendment.
2.   Miscellaneous.
2.1   No Further Amendment.   The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.
2.2   Representations and Warranties.
Each of the Company, Merger Sub and SPAC hereby represents and warrants to each other Party that:
(a)   Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party (including any approval of its direct or indirect equityholders) is necessary to authorize the execution and delivery by such Party of this Amendment.
(b)   This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.
2.3   Acknowledgement.   SPAC, Company and Merger Sub acknowledge and agree that (i) the minimum cash condition that had been set forth in Section 9.03(d) of the Agreement prior to the entry into of this Amendment is hereby irrevocably waived, (ii) following the date of this Amendment, in addition to any issuances as may be separately consented to by SPAC, the Company may issue equity or equity-related securities for cash proceeds in an amount not exceeding US$50,000,000 in the aggregate so long as (a) any such equity or equity-related securities issued in reliance on this clause (ii) shall be included in the calculation (without duplication) of “Aggregate Fully Diluted Company Shares” for purposes of the Agreement and (b), if such securities are not in the form of Company Ordinary Shares, such securities shall be converted into or exchanged for Company Ordinary Shares at or prior to Closing, and (iii) in addition to any equity or equity-related securities issued pursuant to clause (ii) above, with the consent of SPAC, for PIPE Financing in excess of the Current PIPE Financing in accordance with Section 8.07 of the Agreement following the date of this Amendment, or for Current PIPE Financing pursuant to the Current Subscription Agreements, the Company may issue up to (x) an additional 4,312,500 Company Ordinary Shares, (y) 4,450,000 Company Warrants, and (z) an additional 4,450,000 Company Ordinary Shares upon exercise of such Company Warrants as the Company determines is necessary and advisable in furtherance of the consummation of the PIPE Financing, the transactions contemplated in clause (ii) above, such other financings as are separately consented to by SPAC, or the Transactions, and SPAC agrees to such modifications to the form of Current Subscription Agreement as may be needed to facilitate such issuances (but only for such issuances). The Company shall not be deemed to be in violation of Section 8.03(a) of the Agreement by taking any action contemplated by the prior sentence. In addition, the Company and Merger Sub acknowledge and agree that obtaining a six year “tail” or “runoff” directors’ and officers’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of SPAC’s directors’ and officers’ liability insurance policy in effect on the date of this Amendment shall satisfy the obligations set forth in Section 7.01(b) of the Agreement. For the avoidance of doubt, all fees, costs and expenses incurred by SPAC, the Company or Merger Sub, or any affiliate of SPAC, the Company or Merger Sub, as a result of the transactions contemplated by clause (ii) above shall not be included in the SPAC Transaction Expenses.
2.4   References.   Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 13, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to March 9, 2022.
2.5   Effect of Amendment.   This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
2.6   Other Miscellaneous Terms.   The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
TH INTERNATIONAL LIMITED
By:
/s/ Paul Hong

Name:
Paul Hong

Title:
Director

MIAMI SWAN LTD
By:
/s/ Gregory Armstrong

Name:
Gregory Armstrong

Title:
Director

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
SILVER CREST ACQUISITION CORPORATION
By:
/s/ Liang Meng

Name:
Liang Meng

Title:
Director

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 27, 2022 by and among TH International Limited, a Cayman Islands exempted company (the “Company”), Miami Swan Ltd, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (“Merger Sub”), and Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).
WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of August 13, 2021 (as may be amended and modified from time to time including by Amendment No. 1, dated as of January 30, 2022 and Amendment No. 2, dated March 9, 2022, the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, Section 11.09 of the Agreement provides that the Agreement may be amended or modified in whole or in part, by an agreement in writing executed by each of the Company, Merger Sub and SPAC in the same manner as the Agreement and which makes reference to the Agreement; and
WHEREAS, each of the Company Board, the SPAC Board and the board of directors of Merger Sub has approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Merger Sub and the SPAC agree as follows:
1.
Amendments to the Agreement.

1.1   Amendment to the Termination Date.   The reference to “June 30, 2022” in Section 10.01(c) of the Agreement is hereby amended and replaced by “August 30, 2022”.
2.
Miscellaneous.

2.1   No Further Amendment.   The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement.
2.2   Representations and Warranties.
Each of the Company, Merger Sub and SPAC hereby represents and warrants to each other Party that:
(a)   Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment.
(b)   This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.
2.3   References.   Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to August 13, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to June 27, 2022.
2.4   Effect of Amendment.   This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
2.5   Other Miscellaneous Terms.   The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
TH INTERNATIONAL LIMITED
By:
/s/ Gregory Armstrong

Name:
Gregory Armstrong

Title:
Authorized Signatory

MIAMI SWAN LTD
By:
/s/ Gregory Armstrong

Name:
Gregory Armstrong

Title:
Authorized Signatory

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.
SILVER CREST ACQUISITION CORPORATION
By:
/s/ Liang Meng

Name:
Liang Meng

Title:
Director

[Signature Page to Amendment No. 3 to Agreement and Plan of Merger]

EXHIBIT A
FORM OF A&R AOA
[See attached.]

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [•] 2022 and effective [•])

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [•] 2022 and effective [•])
1.
The name of the company is TH International Limited.

2.
The registered office of the Company is situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (As Amended) of the Cayman Islands.

5.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

6.
The authorised share capital of the Company is US$5,000.00 divided into [*] ordinary shares with a nominal or par value of US$[*] each and [*] shares with a nominal or par value of US$[*] each of such Class or Classes (however designated) as the Board may determine in accordance with Articles 8 and 9 of the Articles of Association of the Company.

7.
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

8.
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [•] 2022 and effective [•])
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to TH International Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the company, or the partnership or other entity (other than, in the case of corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such Person), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity, and the term “controlled” has a meaning correlative to the foregoing.
“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.
“Articles” means these articles of association of the Company.
“Audit Committee” means the audit committee of the Board formed pursuant to these Articles.
“Board” means the board of Directors.
“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.
“Cause” means any of the following grounds: (i) any act of dishonesty, gross misconduct, wilful default or wilful neglect in the discharge of such Person’s duties as a Director; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity whether or not in connection with the affairs of the Company; (iii) conviction of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of the Director’s duties; (iv) improper divulgence of any confidential information of the Company; or (v) conviction of any felony, any crime involving moral turpitude, any crime involving fraud or misrepresentation or violation of applicable securities laws.
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Companies Act” means the Companies Act (As Amended) of the Cayman Islands.
“Compensation Committee” means the compensation committee of the Board established pursuant to these Articles.
“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.
“electronic communication” means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Memorandum of Association” means the memorandum of association of the Company.
“Nasdaq” means The Nasdaq Capital Market;
“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to these Articles.
“Office” means the registered office of the Company as required by the Companies Act.
“Officers” means the officers for the time being and from time to time of the Company.
“Ordinary Resolution” means a resolution:
(a)
passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share with a par value of US$[•] in the share capital of the Company having the rights, benefits and privileges set out in these Articles.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.
“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the U.S. Securities Exchange Commission thereunder, all as the same shall be in effect at the time.
“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.
“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.
“Shareholder” or “Member” means a Person who is registered as the holder of one or more Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.
“signed” means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:
(a)
passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered to or otherwise acquired by the Company in accordance with the Companies Act and not cancelled.
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(f)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(i)
any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(j)
any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)
headings are inserted for reference only and shall be ignored in construing these Articles;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3.
Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine, subject to applicable law.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Nasdaq.

SHARES
8.
Subject to these Articles, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, in such manner, as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Directors may in their absolute, discretion and without approval of the existing Members, issue Shares, grant rights over existing Shares or issue other securities in one or more series as they deem necessary and appropriate and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Members, at such times and on such other terms as they think proper.
9.
The Directors may provide, out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares in their absolute discretion and without approval of the existing Members. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions of the Board, the following provisions of such series:

(a)
the designation of such series and the number of preferred shares to constitute such series;

(b)
whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)
the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)
whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)
the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)
whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)
whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)
the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

10.
The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

11.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.
12.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.
The Company shall not issue Shares to bearer.

SHARE RIGHTS
14.
If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

15.
For the purposes of a separate Class meeting, the Directors may treat two or more or all the Classes of Shares as forming one Class of Shares if the Directors consider that such Class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares.

16.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

SHAREHOLDER RIGHTS PLAN
17.
The Board is authorised to establish a Shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

18.
The Board is authorised to grant rights to subscribe for Shares of the Company in accordance with a rights plan.

19.
The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or Shares) on a basis that excludes one or more Members, including a Member who has acquired or may acquire a significant interest in or control of the Company, subject to applicable law.

20.
The Board is authorised to exercise the powers under these Articles relating to a rights plan for any purpose that the Board, in its discretion, deems reasonable and appropriate, including to ensure that:

(a)
any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;

(b)
any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all Members fairly and in a similar manner would be prevented;

(c)
the use of abusive tactics by any Person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;

(d)
an optimum price for Shares would be received by or on behalf of all Members of the Company;

(e)
the success of the Company would be promoted for the benefit of its Members as a whole;

(f)
the long-term interests of the Company, its employees, its Members and its business would be safeguarded;

(g)
the Company would not suffer serious economic harm;

(h)
the Board has additional time to gather relevant information or pursue appropriate strategies; or

(i)
all or any of the above.

CERTIFICATES
21.
No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to Article 23, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

22.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

23.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.
In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES
25.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
26.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

27.
The Company may sell, in such manner as the Directors may determine, any Share on which the

Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.
28.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
30.
The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

31.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES
36.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

38.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

39.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
44.
The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may determine, or in such form so as to comply with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.
Subject to the terms of issue thereof and the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

46.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed forty days in any calendar year.

47.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES
48.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.
49.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy.

50.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL AND AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION
51.
The Company may by Ordinary Resolution:

(a)
increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the Ordinary Resolution shall prescribe;

(b)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(d)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

52.
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

53.
Subject to the provisions of the Companies Act and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to these Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
54.
Subject to the Companies Act, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine before the issue of such Shares;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

55.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

56.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

57.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES
58.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

59.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

60.
The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)
the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

61.
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS
62.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

63.
The Directors may, whenever they think fit, convene a general meeting of the Company. The Company may, but shall not (unless required by the Companies Act or, for so long as any Shares are traded on the Nasdaq, the rules and regulations of the Nasdaq) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

64.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

65.
General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

66.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS
67.
At least seven clear days’ notice in writing shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

68.
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings at that general meeting.

PROCEEDINGS AT GENERAL MEETINGS
69.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
70.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy and entitled to vote at that meeting shall form a quorum.

71.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

72.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

73.
The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

74.
If there is no such chairman of the Board, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

75.
The chairman may adjourn a meeting from time to time and from place to place either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting by Ordinary Resolution); or

(b)
without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
76.
Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

77.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chairman or one or more Shareholders who together hold not less than ten percent (10%) in nominal value of the total issued voting shares in the Company present in person or by proxy entitled to vote, and unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.
78.
If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

79.
In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

80.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

81.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

82.
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

VOTES OF SHAREHOLDERS
83.
Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote. Subject to any rights and restrictions for the time being attached to any Share, on a poll every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote for each Share of which he is the registered holder.

84.
Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

85.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

86.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

87.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

88.
On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

89.
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

PROXIES
90.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation or other non-natural person, either under seal or under the hand of its duly authorised representative or attorney duly authorised. A proxy need not be a Shareholder.

91.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

92.
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote. The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

93.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

94.
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
95.
Any corporation or other non-natural person which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which he represents as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES
96.
If a clearing house or a central depository house (or its nominee(s)), being a corporation, is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s)) which he represents as if such Person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

DIRECTORS
97.
Subject to Articles 98 and 120, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

98.
The term of office of each Director shall expire at the first annual general meeting of Members following the last appointment of such Director, save that the term of office of the Directors in office at the date of the effectiveness of these Articles shall expire at the first annual general meeting of Members following the effectiveness of these Articles. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term or until his earlier death, resignation or removal in accordance with Article 120.

99.
Commencing at the first annual general meeting of Members following the effectiveness of these Articles, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the next succeeding annual general meeting after their election. Directors whose terms expire shall be eligible for re-election.

100.
Subject to these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

101.
The remuneration of the Directors may be determined by the Directors or by the Company by Ordinary Resolution.

102.
There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

103.
The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR
104.
Any Director (but not an alternate Director) may in writing appoint another Person to be his alternate and revoke the appointment of an alternate appointed by him. Such appointment or removal shall be by notice to the Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. Save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors and any meetings of committees of Directors of which his appointor is a member. Every such alternate shall be entitled to attend and vote at meetings of the Directors and meetings of committees of Directors of which his appointor is a member as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS
105.
Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

106.
The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

107.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as the Directors may think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

108.
The Board may establish and delegate any of their powers to committees consisting of such member or members of their body as they think fit including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Subject to any such regulations that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. The Directors may adopt formal written charters for committees.

109.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

110.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

111.
The Directors from time to time and at any time may establish any other committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

112.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

113.
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

114.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS
115.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
116.
The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

117.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

118.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

RETIREMENT OF DIRECTORS
119.
A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires.

DISQUALIFICATION OF DIRECTORS
120.
The office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is removed from office by Ordinary Resolution;

(e)
is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)
retires, resigns or is removed from office pursuant to any other provision of these Articles;

provided that in the case of clauses (d) and (e) above, no Director may be removed without Cause.

PROCEEDINGS OF DIRECTORS
121.
The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director present in person or represented by his alternate or proxy shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

122.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman of the meeting is located at the start of the meeting.

123.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

124.
A Director (or his alternate Director in his absence) may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration, provided that the nature of the interest of any Director or alternate Director in any such contract or proposed contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified Person and is to be regarded as interested in any transaction with such Person shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract, proposed contract or arrangement in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

125.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

126.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

127.
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

128.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

129.
A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

130.
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

131.
The Directors may elect a chairman of their board and determine the period for which he is to hold office. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

132.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

133.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

134.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

135.
A Director or alternate Director who is present at a meeting of the Board or committee of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

136.
A Director but not an alternate Director may be represented at any meetings of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

DIVIDENDS
137.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends

(including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.
138.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

139.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

140.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

141.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

142.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

143.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

144.
No dividend shall bear interest against the Company.

145.
Any dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Member. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

146.
The Directors may deduct from any dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
147.
The books of account (including, where applicable, material underlying documentation including contracts and invoices) relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

148.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

149.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution. The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

150.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The Directors may appoint an auditor of the Company who shall hold office on such terms as the Directors determine. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the auditor.

151.
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

152.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES
153.
Subject to the Companies Act and any rights and restrictions for the time being attached to any Shares, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT
154.
The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

155.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES
156.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices. Notice may also be served by electronic communication in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

157.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

158.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic mail or other electronic communication, shall be deemed to have been served immediately upon the time of the transmission by electronic mail and it shall not be necessary for the receipt of the e-mail or electronic communication to be acknowledged by the recipient.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
159.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

160.
Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INDEMNITY
161.
Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) and Officer (which for the avoidance of doubt shall not include the Company’s auditors) together with every former Director and former Officer and the personal representatives of the same (each an Indemnified Person) shall be indemnified and secured harmless out of the assets of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

162.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction.
163.
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to these Articles. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

164.
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

NON-RECOGNITION OF TRUSTS
165.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP
166.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

167.
If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

CLOSING OF REGISTER OR FIXING RECORD DATE
168.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

169.
In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

170.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
171.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.
MERGERS AND CONSOLIDATION
172.
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

DISCLOSURE
173.
The Directors, Secretary, assistant Secretary, or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex B
THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [ • ] 2021 and effective [ • ])

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [ • ] 2021 and effective [ • ])
1.
The name of the company is TH International Limited.

2.
The registered office of the Company is situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act (As Amended) of the Cayman Islands.

5.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

6.
The authorised share capital of the Company is US$5,000.00 divided into [*] ordinary shares with a nominal or par value of US$[*] each and [*] shares with a nominal or par value of US$[*] each of such Class or Classes (however designated) as the Board may determine in accordance with Articles 8 and 9 of the Articles of Association of the Company.

7.
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

8.
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
TH International Limited
(adopted by a Special Resolution passed on [ • ] 2021 and effective [ • ])
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to TH International Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, or a corporation, a company, a partnership or other entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include any natural person or a corporation, a company, a partnership or other entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the company, or the partnership or other entity (other than, in the case of corporation or company, securities having such power only by reason of the happening of a contingency not within the reasonable control of such Person), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity, and the term “controlled” has a meaning correlative to the foregoing.
“Applicable Law” means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.
“Articles” means these articles of association of the Company.
“Audit Committee” means the audit committee of the Board formed pursuant to these Articles.
“Board” means the board of Directors.
“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.
“Cause” means any of the following grounds: (i) any act of dishonesty, gross misconduct, wilful default or wilful neglect in the discharge of such Person’s duties as a Director; (ii) without prejudice to the generality of (i) above, being proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity whether or not in connection with the affairs of the Company; (iii) conviction of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of the Director’s duties; (iv) improper divulgence of any confidential information of the

Company; or (v) conviction of any felony, any crime involving moral turpitude, any crime involving fraud or misrepresentation or violation of applicable securities laws.
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Companies Act” means the Companies Act (As Amended) of the Cayman Islands.
“Compensation Committee” means the compensation committee of the Board established pursuant to these Articles.
“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.
“electronic communication” means a communication sent by electronic means, including electronic posting to the Company’s website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Memorandum of Association” means the memorandum of association of the Company.
“Nasdaq” means The Nasdaq Capital Market;
“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to these Articles.
“Office” means the registered office of the Company as required by the Companies Act.
“Officers” means the officers for the time being and from time to time of the Company.
“Ordinary Resolution” means a resolution:
(a)
passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Ordinary Share” means an ordinary share with a par value of US$[•] in the share capital of the Company having the rights, benefits and privileges set out in these Articles.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any natural person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.
“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the U.S. Securities Exchange Commission thereunder, all as the same shall be in effect at the time.
“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.
“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.
“Shareholder” or “Member” means a Person who is registered as the holder of one or more Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.
“signed” means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:
(a)
passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered to or otherwise acquired by the Company in accordance with the Companies Act and not cancelled.
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(e)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(f)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(i)
any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(j)
any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)
headings are inserted for reference only and shall be ignored in construing these Articles;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a Person whose name is entered in the Register as the holder of such Share.

3.
Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine, subject to applicable law.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act. Title to Shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Nasdaq.

SHARES
8.
Subject to these Articles, and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of Shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such Persons, in such manner, as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Directors may in their absolute, discretion and without approval of the existing Members, issue Shares, grant rights over existing Shares or issue other securities in one or more series as they deem necessary and appropriate and determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Members, at such times and on such other terms as they think proper.
9.
The Directors may provide, out of the unissued Shares (other than unissued Ordinary Shares), for series of preferred shares in their absolute discretion and without approval of the existing Members. Before any preferred shares of any such series are issued, the Directors shall fix, by resolution or resolutions of the Board, the following provisions of such series:

(a)
the designation of such series and the number of preferred shares to constitute such series;

(b)
whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)
the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any Shares of any other Class or any other series of preferred shares;

(d)
whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)
the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)
whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation of the retirement or sinking fund;

(g)
whether the preferred shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)
the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing Shares or Shares of any other Class or any other series of preferred shares;

(i)
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional Shares, including additional preferred shares of such series or Shares of any other Class or any other series of preferred shares; and

(j)
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

10.
The powers, preferences and relative, participating, optional and other special rights of each series of preferred shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All Shares of any one series of preferred shares shall be identical in all respects with all other Shares of such series, except that Shares of any one series issued at different times may differ as to the dates from which dividends on Shares of that series shall be cumulative.

11.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.
12.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.
The Company shall not issue Shares to bearer.

SHARE RIGHTS
14.
If at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that Class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third of the issued Shares of the Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that any holder of Shares of the Class present in person or by proxy may demand a poll.

15.
For the purposes of a separate Class meeting, the Directors may treat two or more or all the Classes of Shares as forming one Class of Shares if the Directors consider that such Class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares.

16.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights, any variation of the rights conferred upon the holders of Shares of any other Class, or the redemption or purchase of any Shares of any Class by the Company.

SHAREHOLDER RIGHTS PLAN
17.
The Board is authorised to establish a Shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

18.
The Board is authorised to grant rights to subscribe for Shares of the Company in accordance with a rights plan.

19.
The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or Shares) on a basis that excludes one or more Members, including a Member who has acquired or may acquire a significant interest in or control of the Company, subject to applicable law.

20.
The Board is authorised to exercise the powers under these Articles relating to a rights plan for any purpose that the Board, in its discretion, deems reasonable and appropriate, including to ensure that:

(a)
any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;

(b)
any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all Members fairly and in a similar manner would be prevented;

(c)
the use of abusive tactics by any Person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;

(d)
an optimum price for Shares would be received by or on behalf of all Members of the Company;

(e)
the success of the Company would be promoted for the benefit of its Members as a whole;

(f)
the long-term interests of the Company, its employees, its Members and its business would be safeguarded;

(g)
the Company would not suffer serious economic harm;

(h)
the Board has additional time to gather relevant information or pursue appropriate strategies; or

(i)
all or any of the above.

CERTIFICATES
21.
No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to Article 23, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

22.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

23.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

24.
In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES
25.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN
26.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.
27.
The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

28.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

29.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES
30.
The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

31.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

32.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

33.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

34.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

35.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES
36.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

37.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.
38.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

39.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

40.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

41.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

42.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

43.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the par value of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES
44.
The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may determine, or in such form so as to comply with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register in respect of the relevant Shares.

45.
Subject to the terms of issue thereof and the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

46.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register shall be closed for transfers for a stated period which shall not in any case exceed forty days in any calendar year.

47.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES
48.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

49.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy.

50.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to have some Person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Shareholder before the death or bankruptcy). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF SHARE CAPITAL AND AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION
51.
The Company may by Ordinary Resolution:

(a)
increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the Ordinary Resolution shall prescribe;

(b)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(d)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

52.
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

53.
Subject to the provisions of the Companies Act and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to these Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES
54.
Subject to the Companies Act, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine before the issue of such Shares;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

55.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

56.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

57.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES
58.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

59.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be declared or paid in respect of a Treasury Share.

60.
The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)
the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

61.
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS
62.
All general meetings other than annual general meetings shall be called extraordinary general meetings.

63.
The Directors may, whenever they think fit, convene a general meeting of the Company. The Company may, but shall not (unless required by the Companies Act or, for so long as any Shares are traded on the Nasdaq, the rules and regulations of the Nasdaq) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

64.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

65.
General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

66.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS
67.
At least seven clear days’ notice in writing shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

68.
The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings at that general meeting.

PROCEEDINGS AT GENERAL MEETINGS
69.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the

Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
70.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy and entitled to vote at that meeting shall form a quorum.

71.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

72.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

73.
The chairman, if any, of the Board shall preside as chairman at every general meeting of the Company.

74.
If there is no such chairman of the Board, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

75.
The chairman may adjourn a meeting from time to time and from place to place either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting by Ordinary Resolution); or

(b)
without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all Persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.
76.
Save where a Special Resolution or other greater majority is required by the Companies Act or these Articles, any question proposed for consideration at any general meeting shall be decided by an Ordinary Resolution.

77.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands, or on the withdrawal of any other demand for a poll) demanded by the chairman or one or more Shareholders who together hold not less than ten percent (10%) in nominal value of the total issued voting shares in the Company present in person or by proxy entitled to vote, and unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.
78.
If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

79.
In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

80.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

81.
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and the demand for a poll may be withdrawn by the Person or any Persons making it at any time prior to the declaration of the result of the poll.

82.
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

VOTES OF SHAREHOLDERS
83.
Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote. Subject to any rights and restrictions for the time being attached to any Share, on a poll every Member who being a natural person is present in person or by proxy and entitled to vote, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy and entitled to vote, shall have one vote for each Share of which he is the registered holder.

84.
Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

85.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

86.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

87.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

88.
On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

89.
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

PROXIES
90.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation or other non-natural person, either under seal or under the hand of its duly authorised representative or attorney duly authorised. A proxy need not be a Shareholder.

91.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

92.
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote. The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

93.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

94.
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS
95.
Any corporation or other non-natural person which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation or other non-natural person which he represents as that corporation or other non-natural person could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES
96.
If a clearing house or a central depository house (or its nominee(s)), being a corporation, is a Member it may authorise such Person or Persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any meeting of any Class of Members provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the clearing house or central depository house (or its nominee(s))

which he represents as if such Person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
DIRECTORS
97.
Subject to Article 98, the Company may by Ordinary Resolution appoint any Person to be a Director or may by Ordinary Resolution remove any Director.

98.
The Board shall be divided into three classes: Class I, Class II and Class III. The Board shall determine the initial Directors assigned to each class provided the number of Directors assigned to each class shall be divided evenly, so far as possible. The term of office of Directors assigned to Class I shall expire at the first annual general meeting of Members following the effectiveness of these Articles; the term of office of the Directors assigned to Class II shall expire at the second annual general meeting of Members following the effectiveness of these Articles; and the term of office of the Directors assigned to Class III shall expire at the third annual general meeting of Members following the effectiveness of these Articles. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

99.
Commencing at the first annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class I Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the second annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class II Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Commencing at the third annual general meeting of Members following the effectiveness of these Articles, and at each third annual general meeting thereafter, Class III Directors elected to succeed those Directors whose terms expire thereat shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

100.
Subject to these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

101.
The remuneration of the Directors may be determined by the Directors or by the Company by Ordinary Resolution.

102.
There shall be no shareholding qualification for Directors unless determined otherwise by the Company by Ordinary Resolution.

103.
The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR
104.
Any Director (but not an alternate Director) may in writing appoint another Person to be his alternate and revoke the appointment of an alternate appointed by him. Such appointment or removal shall be by notice to the Office signed by the Director making or revoking the appointment or in any other manner approved by the Directors, and shall be effective on the date the notice is served. Subject to the removal by the appointing Director, the alternate shall continue in office until the date on which the Director who appointed him ceases to be a Director. Save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors and any meetings of committees of Directors of which his appointor is a member. Every such alternate shall be entitled to attend and vote at meetings of the Directors and meetings of committees of Directors of which his appointor is a member as the alternate of the Director appointing him and where he is a

Director to have a separate vote in addition to his own vote. Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.
POWERS AND DUTIES OF DIRECTORS
105.
Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

106.
The Directors may from time to time appoint any Person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, chief financial officer, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

107.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as the Directors may think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

108.
The Board may establish and delegate any of their powers to committees consisting of such member or members of their body as they think fit including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. Subject to any such regulations that may be imposed by the Directors, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying. The Directors may adopt formal written charters for committees.

109.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

110.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

111.
The Directors from time to time and at any time may establish any other committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.
112.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

113.
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

114.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS
115.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL
116.
The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

117.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

118.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

RETIREMENT OF DIRECTORS
119.
A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires.

DISQUALIFICATION OF DIRECTORS
120.
The office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is removed from office by Ordinary Resolution;

(e)
is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)
retires, resigns or is removed from office pursuant to any other provision of these Articles;

provided that in the case of clauses (d) and (e) above, no Director may be removed without Cause.
PROCEEDINGS OF DIRECTORS
121.
The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting of the Directors shall be decided by a majority of votes and each Director present in person or represented by his alternate or proxy shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

122.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone, electronic, web-based or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman of the meeting is located at the start of the meeting.

123.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

124.
A Director (or his alternate Director in his absence) may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration, provided that the nature of the interest of any Director or alternate Director in any such contract or proposed contract or arrangement shall be disclosed by him at or prior to its consideration and any vote thereon. A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified Person and is to be regarded as interested in any transaction with such Person shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract, proposed contract or arrangement in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

125.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.
126.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

127.
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

128.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

129.
A resolution in writing signed by all the Directors or all the members of a committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

130.
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

131.
The Directors may elect a chairman of their board and determine the period for which he is to hold office. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

132.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

133.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

134.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

135.
A Director or alternate Director who is present at a meeting of the Board or committee of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.
136.
A Director but not an alternate Director may be represented at any meetings of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

DIVIDENDS
137.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

138.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends out of the funds of the Company lawfully available therefor, but no dividend shall exceed the amount recommended by the Directors.

139.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

140.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Shareholder to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

141.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

142.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

143.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

144.
No dividend shall bear interest against the Company.

145.
Any dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other distribution shall remain as a debt due to the Member. Any dividend or other distribution which remains unclaimed after a period of six years from the date on which such dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.
146.
The Directors may deduct from any dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
147.
The books of account (including, where applicable, material underlying documentation including contracts and invoices) relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

148.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

149.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by the Company by Ordinary Resolution. The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists) or otherwise by the Directors.

150.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The Directors may appoint an auditor of the Company who shall hold office on such terms as the Directors determine. Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the auditor.

151.
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

152.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES
153.
Subject to the Companies Act and any rights and restrictions for the time being attached to any Shares, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;
(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and
(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT
154.
The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

155.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES
156.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices. Notice may also be served by electronic communication in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

157.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

158.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic mail or other electronic communication, shall be deemed to have been served immediately upon the time of the transmission by electronic mail and it shall not be necessary for the receipt of the e-mail or electronic communication to be acknowledged by the recipient.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
159.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

160.
Notice of every general meeting of the Company shall be given in any manner authorised by these Articles to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
INDEMNITY
161.
Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) and Officer (which for the avoidance of doubt shall not include the Company’s auditors) together with every former Director and former Officer and the personal representatives of the same (each an Indemnified Person) shall be indemnified and secured harmless out of the assets of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

162.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud or wilful default as determined by a court of competent jurisdiction.
163.
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to these Articles. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

164.
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

NON-RECOGNITION OF TRUSTS
165.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP
166.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

167.
If the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the sanction of an Ordinary Resolution, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

CLOSING OF REGISTER OR FIXING RECORD DATE
168.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend or other distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority, provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case forty days in any calendar year. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.
169.
In lieu of, or apart from, closing the Register, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination of Shareholders for any other purpose.

170.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend or other distribution is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION
171.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION
172.
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

DISCLOSURE
173.
The Directors, Secretary, assistant Secretary, or other Officer or any authorised service providers (including the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex C
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between Silver Crest Acquisition Corporation, a Cayman Islands exempted company with registered number 365811 (the “Surviving Company”), Miami Swan Ltd, a Cayman Islands exempted company with registered number 376960 (the “Merging Company”) and TH International Limited, a Cayman Islands exempted company with registered number 336092 (“PubCo”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between PubCo, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of the Surviving Company is c/o Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$22,200.00 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (Class A Shares), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class B Shares) and 2,000,000 Preference shares of a par value of US$0.0001 each, and the Surviving Company will have 34,500,000 Class A Shares and 8,625,000 Class B Shares in issue.

5
Immedi2tely prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 50,000 shares of a par value of US$1.00 each and the Merging Company will have one share in issue.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

8
PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

9
On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Third Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Third Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date, and at such date the authorised share capital of the Surviving Company shall be as set out therein.

11
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company, in that capacity, consequent upon the Merger.

12
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14
Immediately prior to the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) are:

14.1
Liang Meng of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.2
Ho Cheung of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.3
Christopher Lawrence of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.4
Andy Bryant of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.5
Steve Hagege of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong;

14.6
Wei Long of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong; and

14.7
Mei Tong of c/o Silver Crest Acquisition Corporation, Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong.

15
On the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) will be:

15.1
Gregory Armstrong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America; and

15.2
Paul Hong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America.

16
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17
This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

18
This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

19
At any time prior to the Effective Date, this Plan of Merger may be:

19.1
terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

19.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

20
All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

21
This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

22
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Silver Crest Acquisition Corporation	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Miami Swan Ltd	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TH International Limited	)

Annexure 1
Agreement and Plan of Merger

Annexure 2
Third Amended and Restated Memorandum and Articles of Association of the Surviving Company

EXHIBIT H-2
FORM OF SECOND PLAN OF MERGER

Exhibit H-2
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [insert date] between TH International Limited, a Cayman Islands exempted company with registered number 336092 (the “Surviving Company”) and Silver Crest Acquisition Corporation, a Cayman Islands exempted company with registered number 365811 (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated [insert date] and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1
The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

2
The surviving company (as defined in the Statute) is the Surviving Company.

3
The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Appleby Global Services (Cayman) Limited, PO Box 500, 71 Fort Street, Grand Cayman, KY1-1106, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company will be US$5,000.00 divided into such number of shares determined multiplying the number of authorised Pre-Split Shares by the Split Factor as provided in the Merger Agreement with a nominal or par value equal to US$5,000.00 divided by such number equal to (A) the number of authorised Pre-Split Shares multiplied by (B) the Split Factor as provided in the Merger Agreement; (i) with 500,000,000 of such shares being classified as ordinary shares and (ii) the balance of such shares being classified as such class or classes (however designated) as the board of directors of the Company may determine in accordance with Articles 8 and 9 of the Amended and Restated Memorandum and Articles of Association of the Surviving Company.

5
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Merging Company will be US$50,000.00 divided into 50,000 shares of a par value of US$1.00 each.

6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

8
On the Effective Date, the rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.
9
The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Memorandum and Articles of Association after the Merger.

10
There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11
The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12
The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13
Immediately prior to the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1
Gregory Armstrong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.2
Paul Hong of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America; and

13.3
Peter Yu of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.4
Meizi Zhu of c/o Tencent Binhai Towers, No. 33 Haitian 2nd Road, Nanshan District, Shenzhen, Guangdong, China;

13.5
Andrew Wehrley of c/o Cartesian Capital Group, 505 Fifth Avenue, 15th Floor, New York, New York, 10017, United States of America;

13.6
Haibing Wu of Room 601, No. 7, Lane 189, Rui Da Road, Shanghai, China; and

13.7
Ekrem Ozer of 8 Draycott Pk, #02-05, 259404, Singapore.

14
On the Effective Date, the names and addresses of each director of the surviving company (as defined in the Statute) will be:

14.1
[*];

4.2
[*];

14.3
[*];

14.4
[*];

14.5
[*];

14.6
[*];

14.7
[*];

14.8
[*];

14.9
[*]; and

14.10
[Sponsor nominated director].

15
This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

16
This Plan of Merger does not need to be authorised by the shareholders of the Surviving Company or the Merging Company by reason of section 233(7) of the Statute because the Surviving Company is the sole shareholder of the Merging Company.
17
At any time prior to the Effective Date, this Plan of Merger may be:

17.1
terminated by the board of directors of either the Surviving Company or the Merging Company in accordance with the terms of the Merger Agreement;

17.2
amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)
change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger by the Registrar of Companies; and

(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

18
All notices and other communications in connection with this Plan of Merger must be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.

19
This Plan of Merger may be executed in counterparts (but shall not be effective until each party has executed at least one counterpart), all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.

20
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
TH International Limited	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Silver Crest Acquisition Corporation	)

Annexure 1
Agreement and Plan of Merger

Annexure 2
Memorandum and Articles of Association of the Surviving Company

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against wilful default, fraud or the consequences of committing a crime.
The post-closing memorandum and articles of association that will become effective immediately prior to the completion of Business Combination provide that we shall indemnify our directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements Schedules
(a)
Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of August 13, 2021, by and among TH International Limited, Miami Swan Ltd and Silver Crest Acquisition Corporation (included as Annex A to the proxy statement/prospectus).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of January 30, 2022 (included as Annex A to the proxy statement/prospectus).
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of March 9, 2022 (included as Annex A to the proxy statement/prospectus).
2.4	Amendment No. 3 to Agreement and Plan of Merger, dated as of June 27, 2022 (included as Annex A to the proxy statement/prospectus).
3.1**	Amended and Restated Memorandum and Articles of Association of TH International Limited.
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of TH International Limited (included as Annex B to proxy statement/prospectus).
3.3**	Amended and Restated Memorandum and Articles of Association of Silver Crest Acquisition Corporation.
4.1**	Specimen Unit Certificate of Silver Crest Acquisition Corporation.
4.2**	Specimen Class A Ordinary Share Certificate of Silver Crest Acquisition Corporation.
4.3**	Specimen Warrant Certificate of Silver Crest Acquisition Corporation.
4.4**	Warrant Agreement, dated as of January 13, 2021, by and between Silver Crest Acquisition Corporation and Continental Stock Transfer & Trust Company.
4.5**	Specimen Ordinary Share Certificate of TH International Limited.
4.6**	Specimen Warrant Certificate of TH International Limited.

Exhibit Number	Description
4.7**	Form of Assignment, Assumption and Amended & Restated Warrant Agreement by and among Silver Crest Acquisition Corporation, TH International Limited and Continental Stock Transfer & Trust Company.
4.8**	Form of Seller Registration Rights Agreement by and among the TH International Limited, Silver Crest Management LLC and certain shareholders of TH International Limited.
4.9**	Indenture between TH International Limited and Wilmington Savings Fund Society, FSB, as trustee.
5.1**	Opinion of Kirkland & Ellis LLP as to the validity of the warrants of TH International Limited to be issued.
5.2**	Opinion of Maples and Calder (Cayman) LLP as to the validity of the ordinary shares of TH International Limited to be issued.
8.1**	Opinion of Morrison & Foerster LLP regarding certain U.S. income tax matters.
10.1**	Investment Management Trust Agreement, dated as of January 13, 2021, by and between Silver Crest Acquisition Corporation and Continental Stock Transfer & Trust Company.
10.2**	Lock-Up and Support Agreement, dated as of August 13, 2021, by and among TH International Limited, Silver Crest Acquisition Corporation and the shareholders of TH International Limited.
10.3**	Sponsor Lock-Up Agreement, dated as of August 13, 2021, by and between TH International Limited and Silver Crest Management LLC.
10.4**	Voting and Support Agreement, dated as of August 13, 2021, made by and among TH International Limited, Silver Crest Acquisition Corporation and Silver Crest Management LLC.
10.5**	Amendment No. 1 to Voting and Support Agreement, dated as of March 9, 2022.
10.6**	Form of Amended and Restated Share Incentive Plan of TH International Limited.
10.7**	Form of Director and Officer Indemnification Agreement.
10.8**	Amended and Restated Master Development Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited and TH International Limited.
10.9**	Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and among Tim Hortons Restaurants International GmbH, TH Hong Kong International Limited, Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., Tim Hortons (China) Holdings Co. Ltd., Tim Hortons (Beijing) Food and Beverage Service Co., Ltd. and Tim Coffee (Shenzhen) Co., Ltd.
10.10**	Amended and Restated Company Franchise Agreement, dated as of August 13, 2021, by and between Tim Hortons Restaurants International GmbH and TH Hong Kong International Limited.
10.11**	Business Cooperation Agreement between Pangaea Data Tech (Shanghai) Co., Ltd and Tim Hortons (China) Holdings Co., Ltd., dated December 2, 2021.
10.12**	Form of Convertible Note Purchase Agreement.
10.13**	Form of Subscription Agreement.
10.14**	Ordinary Share Purchase Agreement, dated March 11, 2022.
10.15**	Registration Rights Agreement, dated March 11, 2022.
10.16**	Equity Support Agreement, dated March 9, 2022.
10.17**	Pledge and Security Agreement, dated May 25, 2022.
21.1**	List of subsidiaries of TH International Limited.
23.1**	Consent of KPMG Huazhen LLP, an independent registered public accounting firm for TH International Limited.
23.2**	Consent of WithumSmith+Brown, PC, an independent registered accounting firm for Silver Crest Acquisition Corporation.

Exhibit Number	Description
23.3**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.4**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.2).
23.5**	Consent of Han Kun Law Offices (included in Exhibit 99.2)
23.6**	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
23.7**	Consent of Appleby.
23.8**	Consent of Han Kun Law Offices.
24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1	Form of Proxy for Extraordinary General Meeting (included as Annex C to the proxy statement/prospectus).
99.2**	Consent of Derek Cheung
107**	Filing fee table

*
To be filed by Amendment

**
Previously filed

†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
•
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•
to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on July 20, 2022.
TH International Limited
By:
/s/ Yongchen Lu

Name: Yongchen Lu
Title:   Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2022.
Signature	Title
* Peter Yu	Chairman and Director
* Yongchen Lu	Chief Executive Officer and Director
* Dong Li	Chief Financial Officer
* Bin He	Chief Consumer Officer
/s/ Gregory Armstrong Gregory Armstrong	Director
* Paul Hong	Director
* Andrew Wehrley	Director
* Meizi Zhu	Director
* Eric Haibing Wu	Director
* Rafael Odorizzi De Oliveira	Director
*By /s/ Gregory Armstrong Gregory Armstrong Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of TH International Limited, has signed this registration statement or amendment thereto in the City of New York, New York on July 20, 2022.
Authorized U.S. Representative
COGENCY GLOBAL INC.
By:
/s/ Colleen A. De Vries

Name:
Colleen A. De Vries

Title:
Senior Vice President